As filed with the Securities and Exchange Commission on November 29, 2021
Registration Statement No. 333-259027

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MCAP ACQUISITION CORPORATION*
(Exact Name of Registrant as Specified in Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	6770 (Primary Standard Industrial Classification Code Number)	85-3978415 (I.R.S. Employer Identification Number)
311 South Wacker Drive, Suite 6400
Chicago, Illinois 60606
Telephone: (312) 258-8300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Theodore L. Koenig
Chairman and Chief Executive Officer
311 South Wacker Drive, Suite 6400
Chicago, Illinois 60606
Telephone: (312) 258-8300
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
Jonathan H. Talcott E. Peter Strand Nelson Mullins Riley & Scarborough LLP 101 Constitution Ave, N.W., Suite 900 Washington, DC 20001 Telephone: (202) 689-2800	Amit Mehta Steve Camahort Teri O’Brien Paul Hastings LLP 200 Park Avenue New York, NY 10166 Telephone: (212) 318-6800
Approximate date of commencement of proposed sale to the public:   As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.
If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.   ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

*
The Registrant is currently named MCAP Acquisition Corporation. Upon closing of the transactions described herein, the Registrant will change its name to AdTheorent Holding Company, Inc.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED NOVEMBER 29, 2021
MCAP ACQUISITION CORPORATION
311 South Wacker Drive, Suite 6400
Chicago, Illinois 60606
Up to 60,813,148 shares of common stock
Dear MCAP Acquisition Corporation Stockholders:
On July 27, 2021, MCAP Acquisition Corporation, a Delaware corporation (“MCAP” or “Parent”), GRNT Merger Sub 1 LLC, a Delaware limited liability company (“Merger Sub 1”), GRNT Merger Sub 2 LLC, a Delaware limited liability company (“Merger Sub 2”), GRNT Merger Sub 3 LLC, a Delaware limited liability company (“Merger Sub 3”), GRNT Merger Sub 4 LLC, a Delaware limited liability company (“Merger Sub 4” and together with Merger Sub 1, Merger Sub 2 and Merger Sub 3, the “Merger Sub Entities”), H.I.G. Growth — AdTheorent Intermediate, LLC, a Delaware limited liability company (the “Blocker”), H.I.G. Growth — AdTheorent, LLC, a Delaware limited liability company (the “Blocker Member”), and AdTheorent Holding Company, LLC, a Delaware limited liability company (“AdTheorent” or the “Company”), entered into a business combination agreement (the “BCA”) pursuant to which, among other things, AdTheorent, the Blocker, and the Merger Sub Entities will engage in a series of four mergers (the “Mergers”), which will result in AdTheorent becoming a wholly owned subsidiary of Parent. The Mergers and the other transactions described in the BCA are collectively referred to herein as the “Business Combination.”
Upon the closing of the Business Combination (the “Closing”), each AdTheorent membership interest, issued and outstanding immediately prior to the Closing (including converted AdTheorent options and restricted stock units) will automatically be converted into and become the right to receive, in accordance with the Payment Spreadsheet (as defined in the BCA), its share of the aggregate transaction consideration set forth in the Payment Spreadsheet. Each unexercised option and restricted unit will automatically be converted into and become the right to receive, in accordance with the Payment Spreadsheet, its share of the aggregate transaction consideration set forth in the Payment Spreadsheet.
The aggregate transaction consideration to be paid in the Business Combination will be an amount equal to $775,000,000, minus certain consideration adjustments representing the obligations of the Company and which include (a) 50% of the total bonus amount to be paid to certain management employees in connection with the Business Combination, (b) the aggregate amount necessary to satisfy and discharge the Company’s obligations under the Monroe Credit Agreement (as defined in the BCA) immediately prior to the Closing, (c) an aggregate amount necessary to satisfy and discharge the Company’s obligations under the SVB Credit Agreement (as defined in the BCA) immediately prior to the Closing, (d) the aggregate amount necessary for the Company to terminate its sublease for the Company’s New York office and discharge all of its obligations thereunder immediately prior to the Closing, and (e) the aggregate amount of any payroll taxes that were deferred by the Company and its subsidiaries under the Coronavirus Aid, Relief, and Economy Security Act (collectively, the “Company Value”). The aggregate transaction consideration to be paid in the Business Combination will consist of the cash consideration to be paid to AdTheorent equityholders, the Class A common stock, par value $0.0001 per share, of MCAP (“MCAP Common Stock”) valued at $10.00 per share that will be delivered to AdTheorent equityholders at the closing of the Business Combination, the restricted stock units in MCAP that will be delivered to holders of AdTheorent interest units, and the options to purchase shares of MCAP Common Stock underlying outstanding vested and unvested stock options. In connection with preserving the aggregate transaction consideration for AdTheorent equityholders in connection with the Business Combination, if options to purchase MCAP Common Stock allocable to holders of vested or unvested stock options become forfeited, such options will be reallocated to the other equityholders of AdTheorent in accordance with the Payment Spreadsheet. In addition, MCAP has agreed to pay an Earn-Out to pre-combination holders of AdTheorent membership interests and options an aggregate amount equal to $95,000,000, to be paid in cash, stock or a combination of both, at the sole discretion of MCAP’s board of directors, if certain stock price milestones are met within three years of the Closing. See the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement” on page 112 of the accompanying proxy statement/prospectus for further information on the consideration being paid in the Business Combination.

Based on the capitalization of AdTheorent as of September 30, 2021, the total number of shares of MCAP Common Stock expected to be issued in connection with the Business Combination is approximately 50,234,006, and holders of membership interests in AdTheorent as of immediately prior to the closing of the Business Combination are expected to hold, in the aggregate, approximately 49.6% of the issued and outstanding shares of MCAP Common Stock immediately following the closing of the Business Combination. MCAP’s units, common stock and warrants are currently listed on the Nasdaq Capital Market (“Nasdaq”), under the symbols “MACQU,” “MACQ,” and “MACQW,” respectively. MCAP intends to apply to continue the listing of the shares of common stock of the post-combination company and such warrants on Nasdaq under the symbols “ADTH” and “ADTHW,” respectively, upon the closing of the Business Combination. MCAP will not have units traded following the closing of the Business Combination, at which time each unit will separate into its component securities. Following the closing of the Business Combination, MCAP intends to change its name to AdTheorent Holding Company, Inc.
In connection with the execution of the BCA, MCAP entered into subscription agreements with institutional accredited investors, pursuant to which the investors agreed to purchase an aggregate of 12,150,000 shares of MCAP Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $121,500,000. The closing of the sale of these shares pursuant to the subscription agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. See “Certain Agreements Related to the Business Combination — Subscription Agreements.”
MCAP is holding a Stockholders Meeting in lieu of the 2021 annual meeting of its stockholders to obtain the stockholder approvals necessary to complete the Business Combination. At the MCAP Stockholders Meeting, which will be held in a virtual format on December 21, 2021, at 10:00 a.m., Eastern time, unless postponed or adjourned to a later date, MCAP will ask its stockholders to adopt the Business Combination Agreement, thereby approving the Business Combination and approve the other proposals described in the accompanying proxy statement/prospectus.
As described in the accompanying proxy statement/prospectus, certain equityholders of AdTheorent are parties to a stockholder support agreement with MCAP whereby such equityholders, among other things, agreed to vote all of their membership interests in AdTheorent in favor of approving the BCA and the Business Combination. As also described in the accompanying proxy statement/prospectus, the Sponsor (as defined below) is a party to a sponsor support agreement with MCAP and AdTheorent whereby the Sponsor, among other things, agreed to vote all of its shares of MCAP common stock in favor of approving the proposals described in the accompanying proxy statement/prospectus.
After careful consideration, the respective MCAP and AdTheorent boards of directors have unanimously approved the BCA and the Business Combination, and the board of directors of MCAP has approved the other proposals described in the accompanying proxy statement/prospectus, and each of the MCAP and AdTheorent boards of directors has determined that it is advisable to consummate the Business Combination. The board of directors of MCAP recommends that its stockholders vote “FOR” the proposals described in the accompanying proxy statement/prospectus.
More information about MCAP, AdTheorent and the Business Combination is contained in the accompanying proxy statement/prospectus. We urge you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to therein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 41 OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,

, 2021	Theodore L. Koenig Chief Executive Officer
The accompanying proxy statement/prospectus is dated           , 2021 and is first being mailed to the stockholders of MCAP on or about that date.
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

MCAP ACQUISITION CORPORATION
311 South Wacker Drive, Suite 6400
Chicago, Illinois 60606
NOTICE OF STOCKHOLDERS MEETING IN LIEU OF 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 21, 2021
To the Stockholders of MCAP Acquisition Corporation:
NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2021 annual meeting of stockholders (the “Stockholders Meeting”) of MCAP Acquisition Corporation, a Delaware corporation (“MCAP,” “we,” “our” or “us”), which, in light of public health concerns regarding the coronavirus (COVID-19) pandemic, will be held in virtual format on December 21, 2021, at 10:00 a.m., Eastern time. The Stockholders Meeting can be accessed by visiting www.virtualshareholdermeeting.com/MACQ2021SM, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Stockholders Meeting by means of remote communication.
You are cordially invited to attend the Stockholders Meeting, which will be held for the following purposes:
(1)
Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of July 27, 2021 (as may from time to time be amended, restated, supplemented or otherwise modified, the “BCA” or the “Business Combination Agreement”), by and among MCAP, GRNT Merger Sub 1 LLC, a Delaware limited liability company (“Merger Sub 1”), GRNT Merger Sub 2 LLC, a Delaware limited liability company (“Merger Sub 2”), GRNT Merger Sub 3 LLC, a Delaware limited liability company (“Merger Sub 3”), GRNT Merger Sub 4 LLC, a Delaware limited liability company (“Merger Sub 4”), H.I.G. Growth — AdTheorent Intermediate, LLC, a Delaware limited liability company, H.I.G. Growth — AdTheorent, LLC, a Delaware limited liability company, and AdTheorent, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including the merger of Merger Sub 1 with and into H.I.G. Growth — AdTheorent Intermediate, LLC, with H.I.G. Growth — AdTheorent Intermediate, LLC surviving as a wholly owned subsidiary of MCAP, immediately thereafter, the merger of H.I.G. Growth — AdTheorent Intermediate, LLC with and into Merger Sub 2, with Merger Sub 2 surviving as a wholly owned subsidiary of MCAP, immediately thereafter, the merger of Merger Sub 3 with and into AdTheorent, with AdTheorent surviving as a wholly owned subsidiary of MCAP and immediately thereafter, the merger of AdTheorent with and into Merger Sub 4, with Merger Sub 4 surviving as a wholly owned subsidiary of MCAP (the “Business Combination”).

(2)
Proposal No. 2 — The Charter Amendment Proposal — to approve and adopt, an amendment to MCAP’s current certificate of incorporation. A copy of the Second Amended and Restated Certificate of Incorporation is attached to the accompanying proxy statement/prospectus as Annex B (the “Proposed Charter”).

(3)
Proposal No. 3 — The Advisory Charter Proposals — to consider and vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the Proposed Charter, being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as eight separate sub-proposals (which we refer to, collectively, as the “Advisory Charter Proposals”):

(A)
Advisory Proposal A — provides that the total number of shares of all classes of capital stock which the Company will have authority to issue is 370 million shares, consisting of (i) 350 million shares of common stock, par value $0.0001 per share, and (ii) 20 million shares of preferred stock, par value $0.0001 per share.

(B)
Advisory Proposal B — provides that the capital stock consists of common and preferred stock only and does not delineate classes of common stock.

(C)
Advisory Proposal C — provides for the waiver of the corporate opportunity doctrine with respect to H.I.G. and its affiliates and any Non-Employee Director or his or her affiliates.

(D)
Advisory Proposal D — provides that certain actions under the Proposed Charter relating to the nomination and election of directors are subject to the Stockholders Agreement. Pursuant to the Stockholders Agreement, the Blocker Member and the Sponsor will have certain rights to designate directors to the combined company’s board of directors.

(E)
Advisory Proposal E — provides that any action required or permitted to be taken by the stockholders of the combined company must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

(F)
Advisory Proposal F — provides that amendments to the Proposed Charter will require the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock of the combined company entitled to vote, voting together as a single class.

(G)
Advisory Proposal G — provides that directors may be removed by the affirmative vote of the holders of at least 66 2/3% of the voting stock of the combined company entitled to vote at an election of directors.

(H)
Advisory Proposal H — (i) provides that the post-business combination company’s corporate name would change from “MCAP Acquisition Corporation” to “AdTheorent Holding Company, Inc.” and makes the Company’s corporate existence perpetual and (ii) removes certain provisions related to MCAP’s status as a blank check company that will no longer apply upon consummation of the business combination.

(4)
Proposal No. 4 — The Election of Directors Proposal — to consider and vote to elect nine directors to serve staggered terms on MCAP’s board of directors until the 2022, 2023 and 2024 annual meeting of stockholders of MCAP, respectively, and until their respective successors are duly elected and qualified.

(5)
Proposal No. 5 — The Long-Term Incentive Plan Proposal — to consider and vote upon a proposal to approve the 2021 Long-Term Incentive Plan to be effective after the closing of the Business Combination. We refer to this proposal as the “Long-Term Incentive Plan Proposal.” A copy of the 2021 Long-Term Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex D.

(6)
Proposal No. 6 — The ESPP Proposal — to consider and vote upon a proposal to approve the 2021 Employee Stock Purchase Plan (“ESPP”) to be effective after the closing of the Business Combination. We refer to this proposal as the “ESPP Proposal.” A copy of the 2021 Employee Stock Purchase Plan is attached to the accompanying proxy statement/prospectus as Annex E.

(7)
Proposal No. 7 — The Nasdaq Proposal — to consider and vote upon a proposal to approve (i) for purposes of complying with Nasdaq Listing Rules 5635(a) and (b), the issuance of more than 20% of the issued and outstanding Class A common stock and the resulting change in control in connection with the Business Combination, and (ii) for the purpose of complying with Nasdaq Listing Rule 5635(d), the issuance of more than 20% of the issued and outstanding shares of Class A common stock in the PIPE Financing (as defined in the accompanying proxy statement/prospectus), upon the completion of the Business Combination. We refer to this as the “Nasdaq Proposal.”

(8)
Proposal No. 8 — The Adjournment Proposal — to consider and vote on a proposal to adjourn the Stockholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Stockholders Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

The board of directors of MCAP has fixed the close of business on November 4, 2021 as the record date for the determination of the stockholders of MCAP entitled to receive notice of the Stockholders

Meeting. Only MCAP stockholders of record at the close of business on the record date for the Stockholders Meeting are entitled to notice of the Stockholders Meeting and any adjournment or postponement of the Stockholders Meeting. Only MCAP stockholders of record at the close of business on the record date for the Stockholders Meeting are entitled to vote at the Stockholders Meeting and any adjournment or postponement of the Stockholders Meeting.
Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call one of our proxy solicitors, MacKenzie Partners, Inc., at (800) 322-2885 or (212) 929-5500.
All MCAP stockholders are cordially invited to attend the Stockholders Meeting in virtual format. MCAP stockholders may attend, vote and examine the list of MCAP stockholders entitled to vote at the Stockholders Meeting by visiting www.virtualshareholdermeeting.com/MACQ2021SM and using the 16-digit control number included on your proxy card or voting instruction form. In light of public health concerns regarding the COVID-19 pandemic, the Stockholders Meeting will be held in virtual meeting format only. You will not be able to attend the Stockholders Meeting physically. To ensure your representation at the Stockholders Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the Stockholders Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you sold or transferred your shares after the record date, it is still important that you vote.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors,
, 2021	Theodore L. Koenig Chief Executive Officer
If you return your signed proxy without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.
All holders (the “Public Stockholders”) of shares of MCAP common stock issued in MCAP’s initial public offering (the “Public Shares”) have the right to have their Public Shares redeemed for cash in connection with the proposed Business Combination. Public Stockholders are not required to affirmatively vote for or against the Business Combination Proposal, to vote on the Business Combination Proposal at all, or to be holders of record on the record date in order to have their shares redeemed for cash. This means that any Public Stockholder holding Public Shares may exercise redemption rights regardless of whether they are even entitled to vote on the Business Combination Proposal.
To exercise redemption rights, holders must tender their stock to Continental Stock Transfer & Trust Company, MCAP’s transfer agent, no later than two business days prior to the Stockholders Meeting. You may tender your stock by either delivering your stock certificate to the transfer agent or by delivering your shares electronically using the Depository Trust Company’s Deposit Withdrawal at Custodian System. If the Business Combination is not completed, then these shares will not be redeemed for cash. If you hold the shares in street name, you will need to instruct your bank or broker to withdraw the shares from your account in order to exercise your redemption rights. See “Stockholders Meeting of MCAP Stockholders — Redemption Rights” for more specific instructions.

i

v

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC, by MCAP (File No. 333-259027) (the “Registration Statement”), constitutes a prospectus of MCAP under Section 5 of the Securities Act, with respect to the shares of MCAP Common Stock to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the Stockholders Meeting in lieu of the 2021 annual meeting of MCAP stockholders at which MCAP stockholders will be asked to consider and vote on a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
FREQUENTLY USED TERMS
In this document:
“AdTheorent” means AdTheorent Holding Company, LLC, a Delaware limited liability company.
“AdTheorent Board of Directors” means the board of directors of AdTheorent.
“AdTheorent Membership Interests” means the voting Class A membership interests, non-voting Class B membership interests and non-voting Class C membership interests of AdTheorent.
“AdTheorent Options” means all outstanding options to purchase non-voting Class C membership interests of AdTheorent, as applicable, whether or not exercisable and whether or not vested, immediately prior to the Closing granted under the AdTheorent 2017 Interest Option Plan.
“BCA” or “Business Combination Agreement” means the Business Combination Agreement, dated as of July 27, 2021, as it may be amended and/or restated from time to time, by and among MCAP, AdTheorent, Blocker, Blocker Member and the Merger Subs.
“Blocker” means H.I.G. Growth — AdTheorent Intermediate, LLC, a Delaware limited liability company.
“Blocker Member” means H.I.G. Growth — AdTheorent, LLC, a Delaware limited liability company.
“Business Combination” means the transactions contemplated by the Business Combination Agreement.
“Closing” means the consummation of the Business Combination.
“Closing Date” means the date on which the Closing occurs.
“Company” means, unless context dictates otherwise, AdTheorent prior to the Business Combination, and the Post-Combination Company following the Business Combination.
“Code” means the Internal Revenue Code of 1986, as amended.
“DGCL” means the Delaware General Corporation Law.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exchanged Options” means the options to purchase shares of MCAP Common Stock issued at the Effective Time, pursuant to and subject to the terms set forth in the BCA and by virtue of the Mergers, upon conversion of AdTheorent Options that are outstanding immediately prior to the Effective Time.
“Exchanged Units” means the restricted stock units with respect to shares of MCAP Common Stock issued at the Effective Time, pursuant to and subject to the terms set forth in the BCA and by virtue of the Mergers, upon conversion of restricted interest units with respect to a Class C membership interest of AdTheorent that are outstanding immediately prior to the Effective Time.

“Founder Shares” means the shares of MCAP Class B common stock initially purchased by the Sponsor in a private placement in December 2020 and those issued to the Sponsor pursuant to a stock dividend on February 25, 2021.
“GAAP” means United States generally accepted accounting principles.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IPO” means MCAP’s initial public offering of units, consummated on February 25, 2021.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.
“Key Company Members” means Blocker, Blocker Member, Monroe Capital Corporation, Monroe Capital Private Credit Fund II LP, Monroe Capital Private Credit Fund II (Unleveraged) LP, Monroe Private Credit Fund A LP, Monroe Capital Private Credit Fund I LP and Monroe Capital Partners Fund LP.
“Lock-Up Agreement” means the Lock-Up Agreement to be entered into in connection with the Closing by MCAP, certain MCAP stockholders (including the Sponsor) and certain AdTheorent members in the form attached to this proxy statement/prospectus as Annex I.
“MCAP” means MCAP Acquisition Corporation, a Delaware corporation.
“MCAP Board” means the board of directors of MCAP.
“MCAP Common Stock” means MCAP’s Class A common stock, par value $0.0001 per share.
“MCAP Unit” means one share of MCAP Common Stock and one MCAP Warrant sold in the IPO.
“MCAP Warrant Agreement” means the warrant agreement, dated as of February 25, 2021, by and between MCAP and Continental Stock Transfer & Trust Company, governing MCAP’s outstanding warrants.
“MCAP Warrants” means warrants to purchase shares of MCAP Common Stock as contemplated under the MCAP Warrant Agreement, with each whole warrant exercisable for one share of MCAP Common Stock at an exercise price of $11.50 per whole share.
“Member Support Agreement” means the Member Support Agreement, dated as of July 27, 2021, by and among MCAP, AdTheorent and the Key Company Members in the form attached to this proxy statement/prospectus as Annex F.
“Mergers” means, collectively, the First Company Merger, the Second Company Merger and the Blocker Mergers as defined in and contemplated by the BCA.
“Merger Sub 1” means GRNT Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of MCAP.
“Merger Sub 2” means GRNT Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of MCAP.
“Merger Sub 3” means GRNT Merger Sub 3, LLC, a Delaware limited liability company and wholly owned subsidiary of MCAP.
“Merger Sub 4” means GRNT Merger Sub 4, LLC, a Delaware limited liability company and wholly owned subsidiary of MCAP.
“Merger Subs” means, collectively, Merger Sub 1, Merger Sub 2, Merger Sub 3 and Merger Sub 4.
“Nasdaq” means the Nasdaq Capital Markets.
“PCAOB” means the Public Company Accounting Oversight Board.
“PCAOB Audited Financials” means (a) the audited consolidated balance sheet of AdTheorent as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income and cash flows of AdTheorent for the years ended December 31, 2019, and December 31, 2020, each audited in accordance with the auditing standards of the PCAOB and Generally Accepted Auditing Standards and included in this proxy statement/prospectus and (b) the reviewed consolidated balance sheet of AdTheorent as of September 30, 2020, and the related unaudited consolidated statements of income and cash flows of AdTheorent for the nine month period ended September 30, 2021, each audited in accordance with the auditing standards of the PCAOB and Generally Accepted Auditing Standards and included in this proxy statement/prospectus.
“PIPE Financing” means the sale of PIPE Shares to the Subscribers, for a purchase price of $10.00 per share for an aggregate purchase price of $121.5 million, in a private placement.
“PIPE Shares” means an aggregate of 12,150,000 shares of MCAP Common Stock to be issued to Subscribers in the PIPE Financing, for a purchase price of $10.00 per share.
“Post-Combination Company” means MCAP immediately upon the consummation of the Business Combination.
“Private Placement Warrants” means the warrants to purchase shares of MCAP Common Stock purchased in a private placement in connection with the IPO.
“Proposed Charter” means the Second Amended and Restated Certificate of Incorporation, in the form attached to this proxy statement/prospectus as Annex B, which, if approved, would take effect upon the Closing.
“prospectus” means the prospectus included in the Registration Statement on Form S-4 (Registration No. 333-259027) filed with the SEC.
“Public Shares” means shares of MCAP Common Stock issued as part of the units sold in the IPO.
“Public Stockholders” means the holders of Public Shares.
“Public Warrants” means the warrants included in the units sold in the IPO, each of which is exercisable for one share of MCAP Common Stock, in accordance with its terms.
“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement of MCAP to be entered into in connection with the Closing by MCAP, certain AdTheorent members and certain MCAP stockholders (including the Sponsor) in the form attached to this proxy statement/prospectus as Annex H.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Stockholders Meeting” means the Stockholders Meeting in lieu of the 2021 annual meeting of the stockholders of MCAP that is the subject of this proxy statement/prospectus.
“Sponsor” means MCAP Acquisition, LLC, a Delaware limited liability company.
“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of July 27, 2021, by and among Sponsor, AdTheorent and MCAP in the form attached to this proxy statement/prospectus as Annex G.
“Stockholders Agreement” means the Stockholders Agreement to be entered into in connection with the Closing by MCAP, the Sponsor and certain AdTheorent members in the form attached to this proxy statement/prospectus as Annex J.
“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Placement Units.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that might be important to you. To better understand the Business Combination and the proposals to be considered at the Stockholders Meeting, you should read this proxy statement/prospectus carefully and in its entirety, including the annexes. See also the section entitled “Where You Can Find More Information.”
Parties to the Business Combination
MCAP
MCAP Acquisition Corporation (“MCAP”) is a blank check company incorporated in Delaware on November 12, 2020. MCAP was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. On December 21, 2020, MCAP issued an aggregate of 7,187,500 shares of Class B common stock (the “Founder Shares”) to MCAP Acquisition, LLC (the “Sponsor”) for an aggregate purchase price of $25,000, or approximately $0.003 per share. On February 25, 2021, MCAP effected a 0.1 for 1 dividend of its Class B common stock, resulting in an aggregate 7,906,250 Founder Shares issued and outstanding. Such shares had an aggregate market value of approximately $78.7 million, based on the last sale price of MCAP Common Stock of $9.95 per share on Nasdaq on November 26, 2021.
On March 2, 2021, MCAP consummated its IPO of 31,625,000 units. Each unit consists of one share of Class A common stock and one-third of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds of $316,250,000. Simultaneously with the closing of its IPO, MCAP consummated the sale of 5,983,333 private placement warrants (the “Private Placement Warrants”) at a price of $1.50 per warrant in a private placement to the Sponsor, generating gross proceeds of $8,975,000. Such warrants had an aggregate market value of approximately $7.2 million based on the last sale price of $1.20 per warrant on Nasdaq on November 26, 2021.
Following the closing of MCAP’s IPO on March 2, 2021, an amount of $316,250,000 ($10.00 per unit) from the net proceeds of the sale of the units in the IPO and the Private Placement Warrants was placed in a trust account established for the benefit of the Public Stockholders (the “Trust Account”) and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. As of September 30, 2021, MCAP had approximately $316.3 million held in the Trust Account.
MCAP’s principal executive offices are located at 311 South Wacker Drive, Suite 6400, Chicago, Illinois 60606 and its phone number is (312) 258-8300.
Merger Subs
GRNT Merger Sub 1 LLC (“Merger Sub 1”), GRNT Merger Sub 2 LLC (“Merger Sub 2”), GRNT Merger Sub 3 LLC (“Merger Sub 3”) and GRNT Merger Sub 4 LLC (“Merger Sub 4”) are each Delaware limited liability companies and wholly-owned subsidiaries of MCAP. In the Mergers, Merger Sub 1 will merge with and into H.I.G. Growth — AdTheorent Intermediate, LLC, with H.I.G. Growth — AdTheorent Intermediate, LLC surviving as a wholly-owned subsidiary of MCAP, immediately thereafter, the merger of H.I.G. Growth — AdTheorent Intermediate, LLC with and into Merger Sub 2, with Merger Sub 2 surviving as a wholly-owned subsidiary of MCAP, immediately thereafter, the merger of Merger Sub 3 with and into AdTheorent, with AdTheorent surviving as a wholly-owned subsidiary of MCAP and immediately thereafter, the merger of AdTheorent with and into Merger Sub 4, with Merger Sub 4 surviving as a wholly owned subsidiary of MCAP. Prior to the Business Combination, no Merger Sub has had any business activity or operations other than in preparation for the Business Combination.
Each Merger Sub’s principal executive offices are located at 311 South Wacker Drive, Suite 6400, Chicago, Illinois 60606 and its phone number is (312) 258-8300.

AdTheorent
AdTheorent Holding Company, LLC is a digital media platform which focuses on performance-first, privacy-forward methods to execute programmatic digital advertising campaigns, serving both advertising agency and brand customers. AdTheorent, Inc. was incorporated under the laws of the state of Delaware on October 7, 2011. AdTheorent Holding Company, LLC was formed under the laws of the State of Delaware on December 9, 2016. The mailing address of AdTheorent’s principal executive office is 330 Hudson Street, 13th Floor, New York, NY 10013, and its telephone number is (800) 804-1359.
Emerging Growth Company
MCAP is an “emerging growth company,” as defined under the JOBS Act. As an emerging growth company, MCAP is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.
Following the Business Combination, AdTheorent will remain an emerging growth company until the earlier of (i) the last day of the fiscal year in which the market value of its common stock that are held by non-affiliates is equal to or exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of MCAP Common Stock in the IPO.
The Proposals to be Submitted at the Stockholders Meeting
Proposal No. 1: The Business Combination Proposal
MCAP and AdTheorent have agreed to the Business Combination under the terms of the BCA. Pursuant to the terms of the BCA, and subject to the satisfaction or waiver of the conditions to the Closing therein, at the Closing, Merger Sub 1 will merge with and into H.I.G. Growth — AdTheorent Intermediate, LLC, with H.I.G. Growth — AdTheorent Intermediate, LLC surviving as a wholly-owned subsidiary of MCAP, immediately thereafter, the merger of H.I.G. Growth — AdTheorent Intermediate, LLC with and into Merger Sub 2, with Merger Sub 2 surviving as a wholly-owned subsidiary of MCAP, immediately thereafter, the merger of Merger Sub 3 with and into AdTheorent, with AdTheorent surviving as a wholly-owned subsidiary of MCAP and immediately thereafter, the merger of AdTheorent with and into Merger Sub 4, with Merger Sub surviving as a wholly-owned subsidiary of MCAP. Unless waived by the applicable party or parties to the BCA, and subject to applicable law, the completion of the Business Combination is subject to a number of conditions set forth in the BCA, including, among others, that (a) the amount available for the Aggregate Cash Consideration shall be equal to at least one hundred forty million dollars ($140,000,000) (subject to MCAP’s option to attempt to make up Aggregate Cash Consideration shortfalls in a number of methods described herein) and (b) the Available Cash shall be equal to at least two hundred fifty eight million one hundred twenty five thousand dollars ($258,125,000). Please see the sections entitled “Proposal No. 1  —  The Business Combination Proposal” and “The Business Combination Agreement” for more information about the Business Combination and the Business Combination Agreement.
Other Agreements Relating to the Business Combination
Registration Rights Agreement
Contemporaneously with the Closing, MCAP, certain MCAP Stockholders (including the Sponsor) and certain AdTheorent members (including the Key Company Members) (such stockholders, the “Holders”) will enter into a Registration Rights Agreement in the form attached to this proxy statement/prospectus as Annex H, pursuant to which, among other things, MCAP will be obligated to file a registration statement to register the resale of certain securities of MCAP held by the Holders. The Registration Rights Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions. For more information on the Registration Rights Agreement, please see the section entitled “Proposal No. 1  —  The Business Combination Proposal — Related Agreements — Registration Rights Agreement.”
Lock-Up Agreement
Contemporaneously with the Closing, MCAP and the Holders will enter into a Lock-up Agreement in the form attached to this proxy statement/prospectus as Annex I, which, among other things, and subject to certain exceptions, provides for the MCAP Common Stock held by the Holders to be locked-up for a period of six (6) months from the Closing Date in accordance with the terms set forth therein. For more information on the Lock-up Agreement, please see the section entitled “Proposal No. 1  —  The Business Combination Proposal — Related Agreements — Lock-up Agreement.”
Stockholders Agreement
Contemporaneously with the Closing, MCAP, the Sponsor and certain AdTheorent members (including the Key Company Members) will enter into the Stockholders Agreement in the form attached to this proxy statement/prospectus as Annex J, which will provide, among other things, that the post-Closing board of directors of MCAP will consist of nine (9) directors. Additionally, the Stockholders Agreement will provide that three (3) directors are to be independent directors, four (4) directors are to be nominated by H.I.G. (the “H.I.G. Designees”) for so long as H.I.G. Beneficially Owns 20% or more of the outstanding shares of Common Stock of AdTheorent, three (3) directors are to be nominated by H.I.G. for so long as H.I.G. Beneficially Owns 15% or more (but less than 20%) of the outstanding shares of Common Stock of AdTheorent, two (2) directors are to be nominated by H.I.G. for so long as H.I.G. Beneficially Owns 10% or more (but less than 15%) of the outstanding shares of Common Stock of AdTheorent, and one (1) director nominated by H.I.G. for so long as H.I.G. Beneficially Owns 5% or more (but less than 10%) of the outstanding shares of Common Stock of AdTheorent. In addition, the Stockholders Agreement will provide for one (1) director to be nominated by Sponsor (the “Sponsor Designee” and together with the H.I.G. Designees, the “Designees”) for so long as Sponsor and its Affiliates Beneficially Own 1% or more of the outstanding shares of Common Stock of AdTheorent. For more information on the Stockholders Agreement, please see the section entitled “Proposal No. 1  —  The Business Combination Proposal — Related Agreements — Stockholders Agreement.”
Member Support Agreement
In connection with the execution of the BCA, AdTheorent and the Key Company Members entered into the Member Support Agreement pursuant to which, among other things, the Key Company Members agreed to:
•
vote their AdTheorent membership interests in favor of the BCA and the transactions contemplated by the BCA;

•
the termination of AdTheorent’s operating agreement and, if applicable, any rights under any agreement between a Key Company Member and AdTheorent providing for redemption rights, put rights, purchase rights, or other similar rights not generally available to the members of AdTheorent immediately prior to the closing of the Business Combination;

•
not sell, assign, transfer, lien, pledge, dispose of, or otherwise encumber any of the membership interests held by such Key Company Member, except for a sale or transfer pursuant to the BCA or to another member of AdTheorent that is a party to the Member Support Agreement; and

•
initiate, solicit, facilitate, encourage, enter into, negotiate, or approve any offers or proposals with respect to a proposal or offer from any person relating to a business combination involving AdTheorent, any transfer, purchase, or sale of AdTheorent membership interests, sale or other disposition of AdTheorent property and assets, or any other similar transactions.

For more information on the Member Support Agreement, please see the section entitled “Certain Agreements Related to the Business Combination — Member Support Agreement.”

Sponsor Support Agreement
In connection with the execution of the BCA, MCAP, AdTheorent, and the Sponsor entered into the Sponsor Support Agreement pursuant to which, among other things, the Sponsor agreed to:
•
vote all of its Founder Shares in favor of the BCA and the transactions contemplated by the BCA;

•
take all actions reasonably necessary to consummation the transactions contemplated by the BCA;

•
not redeem its Founder Shares;

•
waive the anti-dilution provisions of its Founder Shares set forth in MCAP’s certificate of incorporation;

•
forfeit 551,096 of its Private Placement Warrants; and

•
place certain of its Founder Shares and Private Placement Warrants into escrow subject to an “earn-out.”

For more information on the Sponsor Support Agreement, please see the section entitled “Certain Agreements Related to the Business Combination — Sponsor Support Agreement.”
Subscription Agreements
MCAP obtained commitments from certain investors (each, a “PIPE Investor”) to purchase shares of MCAP Common Stock (such shares, collectively, “PIPE Shares”) in an aggregate value of $121,500,000 (as of the date hereof), representing 12,150,000 Subscription Shares at a price of $10.00 per share. The purpose of the sale of the PIPE Shares is to raise additional capital for use in connection with the Transactions and to meet the minimum cash requirements provided in the BCA. The closing of the sale of the PIPE Shares pursuant to the Subscription Agreement is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. Members of our Sponsor or their affiliates have committed to purchase an aggregate of 2,650,000 PIPE Shares. For more information on the Subscription Agreements in the form attached to this proxy statement/prospectus as Annex K, please see the section entitled “Proposal No. 1  —  The Business Combination Proposal — Related Agreements — Subscription Agreements.”
Organizational Structure
Prior to the Business Combination
The diagrams below depict simplified versions of the current organizational structures of MCAP and AdTheorent, respectively, prior to the Business Combination.
MCAP

AdTheorent/Symetry Companies
(As of April 28, 2021)

H.I.G. Growth - AdTheorent, LLC (DE)
H.I.G. Growth - AdTheorent Intermediate, LLC (DE) FEIN: 81-4557816
Optionees
Rollover Sellers
AdTheorent Holding Company, LLC (DE) FEIN: 35-2580668
Symetry Management
(Class A Interests)
(Class B Interests)
100%
100%
AdTheorent Intermediate Holding Corporation (DE) FEIN: 81-4713928
SymetryML Holdings, LLC (DE)
100%
AdTheorent Acquisition Corporation (DE) FEIN: 81-4656023
100%
SAFE Investors
SymetryML, Inc. (DE)
100%
AdTheorent, Inc. (DE) FEIN: 45-4058936
100%
SymetryML Canada Inc. (Nova Scotia)
100%
AdTheorent Canada, Inc. (Nova Scotia)

After the Business Combination
The diagram below depicts a simplified version of our organizational structure immediately following the completion of the Business Combination.

MCAP Sponsor
H.I.G. Growth – AdTheorent, LLC
Former Non-HIG AdTheorent Equityholders
MCAP Public Stockholders
PIPE Investors
MCAP Acquisition Corporation
Merger Sub IV
Merger Sub II
AdTheorent Subsidiaries

The ownership of the Post-Combination Company immediately following the Business Combination will be as follows:
	Share ownership in the Post-Combination Company
	Pro Forma Combined (Assuming No Redemptions Scenario)		Pro Forma Combined (Assuming Illustrative Maximum Redemptions Scenario)(1)
Stockholder	Shares	%	Shares	%
Former non-H.I.G. AdTheorent equityholders(2)(3).	21,658,391	21.4%	22,608,603	25.2%
H.I.G. Growth – AdTheorent, LLC	28,575,615	28.2%	29,829,303	33.2%
MCAP Public Stockholders(4).	31,625,000	31.2%	17,855,053	19.9%
MCAP Sponsor(5)(6)	9,957,375	9.8%	9,957,375	11.1%
PIPE Investors(7)	9,500,000	9.4%	9,500,000	10.6%
	101,316,381	100.0%	89,750,334	100.0%

(1)
Assumes Illustrative Maximum Redemptions of 13,769,947 public shares of MCAP’s Common Stock in connection with the Business Combination, which represents the maximum number of redemptions that may occur without a shortfall of cash while still satisfying the conditions to the Business Combination. For a description of the Illustrative Maximum Redemption Scenario, see “Summary Unaudited Pro Forma Condensed Combined Financial Information.”

(2)
Excludes an estimated 8,375,241 outstanding options in the Post-Combination Company.

(3)
Excludes $95,000,000 earn-out consideration (payable in cash or shares) under the No Redemption and Illustrative Maximum Redemption scenarios, respectively, as they are contingently issuable based upon the earn-out target being achieved.

(4)
Excludes an estimated 10,541,667 shares underlying the Public Warrants beneficially held by the MCAP Public Stockholders.

(5)
Excludes an estimated 598,875 shares held in escrow subject to earn-out targets, and excludes an estimated 5,432,237 (excluding 551,096 MCAP warrants forfeited) shares underlying the Private Placement Warrants beneficially held by the Sponsor. Of the 5,432,237 warrants, 551,096 are to be held in escrow subject to earn-out targets.

(6)
Includes 2,650,000 shares of MCAP Common Stock to be issued to members of the Sponsor or their affiliates in their capacity as a PIPE investor.

(7)
Excludes 2,650,000 shares of MCAP Common Stock to be issued to members of the Sponsor or their affiliates in their capacity as a PIPE investor.

The “Illustrative Maximum Redemption Scenario” assumes that MCAP Public Stockholders exercise redemption rights with respect to 44% of the outstanding shares of Class A Common Stock. This scenario assumes that 13,769,947 shares of Class A Common Stock are redeemed for an aggregate payment of approximately $137.7 million from the Trust Account, which is the maximum amount of redemptions, without a shortfall of cash, while still satisfying the “Aggregate Cash Consideration” condition to the consummation of the Business Combination. Although not reflected in the illustrative maximum redemption scenario, if redemptions exceed 44%, to the extent there is a shortfall of available cash to pay at least $140.0 million of Aggregate Cash Consideration to AdTheorent’s members and thus satisfy the Aggregate Cash Consideration closing condition, which can only be waived by AdTheorent members in their sole discretion, MCAP has the option under the BCA, in its sole discretion, to make up such shortfall by (i) raising additional funds in a private investment in public equity (“PIPE”) and applying such funds to such shortfall, (ii) causing a portion of AdTheorent’s indebtedness to remain outstanding and applying any funds which would otherwise have been applied towards paying off such indebtedness to such shortfall, (iii) requiring AdTheorent or an AdTheorent subsidiary to incur additional indebtedness in an amount not to exceed such shortfall upon commercially reasonable terms mutually agreed upon by MCAP and AdTheorent, each acting in good faith, and applying any such funds to such shortfall, and/or (iv) using a portion of the Balance Sheet Funding Amount and applying any such funds to such shortfall. The shortfall can be resolved using solely one option or a combination of the aforementioned options. If redemptions are 57% or higher, there would be insufficient cash in trust to satisfy the Available Cash closing condition, which can only be waived by AdTheorent members in their sole discretion. In the event redemptions are higher than 57% and AdTheorent members elect to waive the Available Cash closing condition, the transaction could still be consummated if the parties are able to arrange for financing through one or a combination of the levers described above to make up for the shortfall of available cash to pay at least $140.0 million in Aggregate Cash Consideration to AdTheorent’s members, or if AdTheorent members agree to waive or lower the Aggregate Cash Consideration closing condition. Since these scenarios would require the waiver of the AdTheorent members, have not been negotiated and would require the parties to identify sources of financing that either may not be available or may not be available on terms that are acceptable, these scenarios have not been considered in the Illustrative Maximum Redemptions scenario. However, if redemptions exceed 57% and the transaction is still consummated, the resulting impact could be materially different from what is being disclosed in the Illustrative Maximum Redemptions scenario. See Note 2 to “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for further description of the Illustrative Maximum Redemption scenario and a sensitivity analysis showing the impact if redemptions exceed the level shown in this scenario and the transaction is still consummated. There can be no assurance regarding which scenario will be closest to the actual results.
In addition, upon consummation of the Business Combination, and giving effect to the Sponsor’s forfeiture of 551,096 Private Placement Warrants, there will be outstanding an aggregate of 10,541,667 Public Warrants and 5,432,237 Private Placement Warrants held by our Sponsor (551,096 of which will be subject to escrow and forfeiture unless certain earn-out targets are achieved as set forth in the BCA). Each of our outstanding whole warrants is exercisable commencing 30 days following the Closing, for one share of MCAP Common Stock. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised and one share of MCAP Common Stock is issued as a result of such exercise, with payment to MCAP of the exercise price of $11.50 per whole warrant for one whole share, our fully-diluted share capital would increase by a total of 15,973,904 shares, with approximately $183.7 million paid to us to exercise the warrants, assuming cash exercise.
The numbers of shares and percentage interests set forth in the above table under either redemption scenario do not take into account (i) potential future exercises of up to 10,541,667 Public Warrants and up to 5,432,237 Private Placement Warrants (551,096 of which are to be held in escrow subject to earn-out targets), which will remain outstanding immediately following the Business Combination and may be exercised thereafter at an exercise price of $11.50 (commencing 30 days after the Closing of the Business Combination), (ii) 598,875 Founder Shares owned by the Sponsor but held in escrow subject to the achievement of earn-out targets as described in the BCA, (iii) 8,375,241 shares issuable upon the exercise of outstanding options to purchase shares of AdTheorent membership interests, (iv) up to 10,131,638 shares issuable pursuant to the AdTheorent 2021 Long-Term Incentive Plan, (v) up to 2,026,328 shares issuable pursuant to the AdTheorent 2021 Employee Stock Purchase Plan or (vi) warrants to purchase up to 1,000,000 shares if the Sponsor makes a working capital loan prior to the closing of the Business Combination in an amount up to $1,500,000 (no such loans have been made to date). The exercise, issuance or vesting of any of these shares could have a dilutive effect on those of our stockholders who do not elect to redeem their shares. If all such shares were issued immediately after the Business Combination, based on the number of issued and outstanding shares of MCAP Common Stock and AdTheorent Capital Stock on September 30, 2021, and based on the MCAP Common Stock expected to be issued in the Business Combination and the PIPE Financing, non-redeeming Public Stockholders, as a group, would own:
•
if there are no redemptions of Public Shares, 22.7% of the Post-Combination Company’s common stock outstanding assuming all such shares were issued immediately after the Business Combination; or

•
if there are maximum redemptions of 44% of the outstanding Public Shares, 14.0% of the Post- Combination Company’s common stock outstanding assuming all such shares were issued immediately after the Business Combination.

If the actual facts are different than the assumptions set forth above, the share numbers set forth above will be different. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Proposal No. 2 — The Charter Amendment Proposal
MCAP is proposing that its stockholders vote to approve and adopt an amendment to MCAP’s current certificate of incorporation. A summary of the Charter Amendment Proposal is set forth in the section entitled “Proposal No. 2 — The Charter Amendment Proposal” of this proxy statement/prospectus.
Proposal No. 3 — The Advisory Charter Proposals
MCAP is proposing that its stockholders consider and vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the Proposed Charter, being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as eight separate sub-proposals (which we refer to, collectively, as the “Advisory Charter Proposals”):
(A)
Advisory Proposal A — provides that the total number of shares of all classes of capital stock which the Company will have authority to issue is 370,000,000 shares, consisting of (i) 350,000,000 shares of common stock, par value $0.0001 per share, and (ii) 20,000,000 shares of preferred stock, par value $0.0001 per share.

(B)
Advisory Proposal B — provides that the capital stock consists of common and preferred stock only and does not delineate classes of common stock.

(C)
Advisory Proposal C — provides for the waiver of the corporate opportunity doctrine with respect to H.I.G. and its affiliates and any Non-Employee Director or his or her affiliates.

(D)
Advisory Proposal D — provides that certain actions under the Proposed Charter relating to the nomination and election of directors are subject to the Stockholders Agreement. Pursuant to the Stockholders Agreement, the Blocker Member and the Sponsor will have certain rights to designate directors to the combined company’s board of directors.

(E)
Advisory Proposal E — provides that any action required or permitted to be taken by the stockholders of the combined company must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

(F)
Advisory Proposal F — provides that amendments to the Proposed Charter will require the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock of the combined company entitled to vote, voting together as a single class.

(G)
Advisory Proposal G — provides that directors may be removed by the affirmative vote of the holders of at least 66 2/3% of the voting stock of the combined company entitled to vote at an election of directors.

(H)
Advisory Proposal H — (i) provides that the post-business combination company’s corporate name would change from “MCAP Acquisition Corporation” to “AdTheorent Holding Company, Inc.” and makes the Company’s corporate existence perpetual and (ii) removes certain provisions related to MCAP’s status as a blank check company that will no longer apply upon consummation of the business combination.

Proposal No. 4 — The Election of Directors Proposal
MCAP is proposing that its stockholders vote to elect nine directors to serve staggered terms on the MCAP Board until the 2022, 2023 and 2024 annual meeting of stockholders of MCAP, respectively, and until their respective successors are duly elected and qualified. A summary of the Director Election Proposal is set forth in the section entitled “Proposal No. 4 — The Director Election Proposal” of this proxy statement/prospectus.
Proposal No. 5 — The Long-Term Incentive Plan Proposal
MCAP is proposing that its stockholders vote to approve the 2021 Long-Term Incentive Plan to be effective after the closing of the Business Combination. We refer to this proposal as the “Equity Incentive Plan Proposal.” A copy of the 2021 Long-Term Incentive Plan is attached hereto as Annex D.

Proposal No. 6 — The ESPP Proposal
MCAP is proposing that its stockholders vote to approve the 2021 Employee Stock Purchase Plan (“ESPP”) to be effective after the closing of the Business Combination. We refer to this proposal as the “ESPP Proposal.” A copy of the 2021 Employee Stock Purchase Plan is attached hereto as Annex E.
Proposal No. 7 — The Nasdaq Proposal
MCAP is proposing that its stockholders vote to approve (i) for purposes of complying with Nasdaq Listing Rules 5635(a) and (b), the issuance of more than 20% of the issued and outstanding Class A common stock and the resulting change in control in connection with the Business Combination, and (ii) for the purpose of complying with Nasdaq Listing Rule 5635(d), the issuance of more than 20% of the issued and outstanding shares of Class A common stock in the PIPE Financing upon the completion of the Business Combination. A summary of the Nasdaq Proposal is set forth in the section entitled “Proposal No. 7 —  The Nasdaq Proposal” of this proxy statement/prospectus.
Proposal No. 8 — The Stockholder Adjournment Proposal
The Stockholder Adjournment Proposal, if adopted, will allow the MCAP Board to adjourn the Stockholders Meeting to a later date or dates, including, if necessary to permit further solicitation and vote of proxies if it is determined by MCAP that more time is necessary or appropriate to approve one or more Stockholder Proposals at the Stockholders Meeting. A summary of the Shareholder Adjournment Proposal is set forth in the section entitled “Proposal No. 8  —  The Shareholder Adjournment Proposal” of this proxy statement/prospectus.
The Stockholders Meeting
Date, Time and Place of Stockholders Meeting
The Stockholders Meeting will be held at 10:00 a.m. Eastern Time, on December 21, 2021, or at such other date, time and place to which such meeting may be adjourned and also via live webcast at www.virtualshareholdermeeting.com/MACQ2021SM to consider and vote upon the Stockholder Proposals, as a virtual meeting.
Record Date; Outstanding Shares; Stockholders Entitled to Vote
MCAP has fixed the close of business on November 4, 2021, as the Record Date for determining the MCAP stockholders entitled to notice of and to attend and vote at the Stockholders Meeting.
As of the close of business on such date, there were 31,625,000 shares of Class A common stock and 7,906,250 Founder Shares outstanding and entitled to vote. The shares of Class A common stock and the Founder Shares vote together as a single class, except in the election of directors, as to which only the Founder Shares vote, and each share is entitled to one vote per share at the Stockholders Meeting. The Sponsor owns 7,906,250 Founder Shares, which are shares of Class B common stock of MCAP. Pursuant to the Insider Letter Agreement among MCAP, the Sponsor and MCAP’s directors and officers, (i) the 7,906,250 Founder Shares owned by the Sponsor and (ii) any other shares of common stock of MCAP owned by the Sponsor or MCAP’s officers and directors will be voted in favor of the Business Combination at the Stockholders Meeting.
Proxy Solicitation
Proxies with respect to the Stockholders Meeting may be solicited by telephone, by facsimile, by mail, on the internet or in person. MCAP has engaged Broadridge Financial Solutions, Inc. and MacKenzie Partners, Inc. to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares at the virtual meeting if it revokes its proxy before the Stockholders Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Stockholders Meeting — Revoking Your Proxy — Changing Your Vote.”

Quorum and Required Vote
A quorum of MCAP stockholders is necessary to hold the Stockholders Meeting. The presence, in person or by proxy, of MCAP stockholders representing a majority of the shares of common stock issued and outstanding on the Record Date and entitled to vote on the Stockholder Proposals to be considered at the Stockholders Meeting will constitute a quorum for the Stockholders Meeting.
Each of the Business Combination Proposal, Charter Amendment Proposal, Election of Directors Proposal, Long-Term Incentive Plan Proposal, Employee Stock Purchase Plan Proposal and Nasdaq Proposal is interdependent upon the others and must be approved in order for MCAP to complete the Business Combination as contemplated by the BCA. Other than the Director Election Proposal, each of the Stockholder Proposals require the affirmative vote of a majority of the issued and outstanding shares of MCAP common stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy at the Stockholders Meeting and entitled to vote thereon, voting as a single class. Under MCAP’s charter, the election of directors under the Director Election Proposal requires a plurality vote of the Founder Shares present in person (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the Stockholders Meeting. This means that a director nominee will be elected if such director receives more affirmative votes than any other nominee for the same position.
Regulatory Approvals
The Business Combination and the transactions contemplated by the BCA are not subject to any regulatory requirement or approval, except for (i) filings with the State of Delaware to effect the Mergers, (ii) filings required with the SEC pursuant to the reporting requirements applicable to MCAP, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate this proxy statement/prospectus to MCAP’s stockholders and (iii) filings required under the HSR Act in connection with the Business Combination. MCAP must comply with applicable United States federal and state securities laws in connection with the PIPE Financing, and with Nasdaq continued listing requirements, including the filing with Nasdaq of a press release disclosing the Business Combination, among other things.
Appraisal Rights
MCAP’s stockholders do not have appraisal rights under the DGCL or otherwise in connection with the Business Combination Proposal or the other Stockholder Proposals.
Redemption Rights
Pursuant to MCAP’s charter, a Public Stockholder may request that MCAP redeem all or a portion of such Public Stockholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:
(a)
hold Public Shares or hold Public Shares through units and you elect to separate your units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(b)
prior to 5:00 p.m., Eastern Time, on December 17, 2021 (two business days prior to the vote at the Stockholders Meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, MCAP’s transfer agent (the “Transfer Agent”), that MCAP redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

As noted above, holders of units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying Public Shares and Public Warrants, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so.

Public Stockholders may elect to redeem all or a portion of their Public Shares regardless whether they vote for or against the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Stockholder properly exercises its right to redeem its Public Shares and timely delivers its share certificates (if any) and other redemption forms to the Transfer Agent, MCAP will redeem each such Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. As of September 30, 2021, this would have amounted to approximately $10.0006 per Public Share.
If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may not be withdrawn once submitted to MCAP unless the MCAP Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. MCAP will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Stockholders Meeting — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
In order for Public Stockholders to exercise their redemption rights in respect of the Business Combination Proposal, Public Stockholders must properly exercise their right to redeem the Public Shares they hold no later than the close of the vote on the Business Combination Proposal and deliver their share certificates (if any) and other redemption forms (either physically or electronically) to the transfer agent prior to 5:00 p.m., Eastern Time, on December 17, 2021 (two business days prior to the vote at the Stockholders Meeting). Immediately following the consummation of the Business Combination, MCAP will satisfy the exercise of redemption rights by redeeming the Public Shares issued to the Public Stockholders that validly exercised their redemption rights.
Holders of MCAP’s Private Placement Warrants will not have redemption rights with respect to any of those securities (including any shares underlying such Private Placement Warrants).
Material U.S. Federal Income Tax Consequences
The Company Mergers are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties to the Business Combination have agreed to report the Company Mergers in accordance with such qualification for all tax purposes (unless otherwise required by a judicial or administrative determination). Such qualification, however, involves uncertainty because it assumes facts and representations that cannot be confirmed until after the Closing, including the number of AdTheorent equityholders, if any, who exercise appraisal rights in connection with the Company Mergers. The Company Mergers will occur even if it does not qualify as a reorganization.
For a description of the material U.S. federal income tax consequences of the Business Combination, please see the information set forth in the section entitled “Material U.S. Federal Income Tax Considerations.”
Anticipated Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, although MCAP will issue shares for outstanding equity interests of AdTheorent in the Business Combination, MCAP will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of AdTheorent issuing stock for the net assets of MCAP, accompanied by a recapitalization. The net assets of

MCAP will be stated at carrying value, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of AdTheorent.
Interests of Certain Persons in the Business Combination
When you consider the recommendation of the MCAP Board in favor of adoption of the Business Combination Proposal, you should keep in mind that MCAP’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. The existence of any financial and personal interests of one or more of MCAP’s directors may be argued to result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of MCAP and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Stockholder Proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of MCAP’s Directors and Officers and Others in the Business Combination” in this proxy statement/prospectus for a further discussion of such interests and potential conflicts of interest.
Risk Factors
In evaluating the Stockholder Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 41.
Risk Factors Summary
The transactions described in this proxy statement/prospectus involve various risks, and you should carefully read and consider the factors discussed under “Risk Factors.” The following is a summary of some of these risks:
•
Risks Related to AdTheorent’s Business, including:

•
AdTheorent’s success and revenue growth is dependent on its marketing efforts, ability to maintain its brand, adding new customers, launch and marketing of new products and services, effectively educating and training its existing customers and increasing usage of its platform and services by its customers.

•
If AdTheorent fails to innovate and make the right investment decisions in its offerings and platform, it may not attract and retain customers and its revenue and results of operations may decline.

•
AdTheorent relies on key customers and a loss of such customers could harm its business, operating results and financial condition.

•
AdTheorent is subject to payment-related risks and if its customers do not pay, or dispute their invoices, its business, operating results and financial condition may be adversely affected

•
AdTheorent’s revenue could decline and its growth could be impeded if its access to advertising inventory is diminished or fails to grow.

•
AdTheorent allows its customers and suppliers to utilize application programming interfaces, or APIs, with its platform, which could result in outages or security breaches and negatively impact its business, operating results and financial condition.

•
If AdTheorent’s access to data or non-proprietary technology is diminished, including through third-party hosting and transmission services, the effectiveness of its platform and services would be decreased, which could harm its operating results and financial condition.

•
AdTheorent’s failure to meet content and inventory standards and provide services that its customers and inventory suppliers trust could harm its brand and reputation and negatively impact its business, operating results and financial condition.

•
Risks Related to Data Privacy, including:

•
Changes in legislative, judicial, regulatory, or cultural environments relating to information collection, use and processing may limit AdTheorent’s ability to collect, use and process data.

•
AdTheorent’s business or ability to operate its platform could be impacted by changes in the technology industry by established technology companies or government regulation.

•
Risks Related to AdTheorent’s Intellectual Property and Technology, including:

•
AdTheorent’s internal information technology systems may fail or suffer security breaches, loss or leakage of data, and other disruptions.

•
Risks Related to Government Regulation, including:

•
AdTheorent’s business is subject to a wide range of laws and regulations, many of which are evolving, and failure to comply with such laws and regulations could harm its business, financial condition, and results of operations.

•
General Risk Factors Relating to the Business of AdTheorent

•
The market in which AdTheorent participates is intensely competitive and fragmented.

•
Failure to manage AdTheorent’s growth effectively could cause its business to suffer and have an adverse effect on its business, operating results and financial condition.

•
Seasonal fluctuations in advertising activity could have a material impact on AdTheorent’s revenue, cash flow and operating results.

•
Future acquisitions, strategic investments or alliances could disrupt AdTheorent’s business and harm its business, operating results and financial condition.

•
AdTheorent may utilize a significant amount of indebtedness in the operation of its business, and its cash flows and operating results could be adversely affected by required payments of any debt or related interest and other risks of any debt financing.

•
Risks Related to the Ownership of AdTheorent Common Stock, including:

•
The market price of AdTheorent common stock may be volatile or may decline, and you may not be able to resell your shares at or above the price you paid for such shares.

•
Insiders will continue to have substantial control over our company after the Business Combination, which could limit your ability to influence the outcome of key decisions, including a change of control.

•
Risks Related to MCAP and the Business Combination, including:

•
There can be no assurance that the Post-Combination Company’s common stock will be approved for listing on Nasdaq or any other exchange or that the Post-Combination Company will be able to comply with the continued listing standards of Nasdaq or any other exchange.

•
Subsequent to the consummation of the Business Combination, the Post-Combination Company may be required to take write-downs or write-offs, or the Post-Combination Company may be subject to restructuring, impairment or other charges.

•
If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of MCAP’s securities or, following the Closing, the Post-Combination Company’s securities, may decline.

•
The Post-Combination Company will qualify as an “emerging growth company” as well as a “smaller reporting company” within the meaning of the Securities Act.

•
The unaudited pro forma financial information included herein may not be indicative of what the Post-Combination Company’s actual financial position or results of operations would have been.

•
MCAP may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate.

•
MCAP stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

•
MCAP does not have a specified maximum redemption threshold.

Recommendation to Stockholders of MCAP
The MCAP Board unanimously recommends that stockholders:
• Vote “FOR” the Business Combination Proposal;
• Vote “FOR” the Charter Amendment Proposal;
• Vote “FOR” each of the Advisory Charter Proposals;
• Vote “FOR” the election of each of the directors pursuant to the Director Election Proposal;
• Vote “FOR” the Long-Term Incentive Plan Proposal;
• Vote “FOR” the ESPP Proposal;
• Vote “FOR” the Nasdaq Proposal; and
• Vote “FOR” the Stockholder Adjournment Proposal, if it is presented at the Stockholders Meeting.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Stockholders Meeting of MCAP stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to MCAP stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.
Q.
Why am I receiving this proxy statement/prospectus?

A.
You are receiving this proxy statement/prospectus in connection with the Stockholders Meeting. MCAP is holding the Stockholders Meeting to consider and vote upon the Stockholder Proposals described below. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

MCAP’s stockholders are being asked to consider and vote upon the Stockholder Proposals described below. Holders of shares of Class B common stock are also being asked to vote upon the Director Election Proposal.
The presence, in person or by proxy, of MCAP stockholders representing a majority of the issued and outstanding common stock on the Record Date and entitled to vote on the Stockholder Proposals to be considered at the Stockholders Meeting, including a majority of the issued and outstanding shares of Class B common stock as of the Record Date in the case of the Director Election Proposal, will constitute a quorum for the Stockholders Meeting.
YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.
Q.
What matters will stockholders consider at the Stockholders Meeting?

A.
At the MCAP Stockholders Meeting, MCAP will ask its stockholders to vote in favor of the following proposals (the “Stockholder Proposals”):

•
Proposal 1 — The Business Combination Proposal;

•
Proposal 2 — The Charter Amendment Proposal;

•
Proposal 3 — Each of the Advisory Charter Proposals;

•
Proposal 4 — Each of the directors in the Director Election Proposal;

•
Proposal 5 — The Long-Term Incentive Plan Proposal;

•
Proposal 6 — The ESPP Proposal;

•
Proposal 7 — The Nasdaq Proposal; and

•
Proposal 8 — The Adjournment Proposal.

Q.
Are any of the Stockholder Proposals conditioned on one another?

A.
Each of the Business Combination Proposal, the Charter Amendment Proposal, the Director Election Proposal, the Long-Term Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposal is interdependent upon the others and each must be approved in order for MCAP to complete the Business Combination contemplated by the BCA.

Q.
What vote is required to approve the Stockholder Proposals?

A.
Other than the Director Election Proposal, each of the Stockholder Proposals require the affirmative vote of a majority of the issued and outstanding shares of MCAP’s common stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy at the Stockholders Meeting and entitled to vote thereon, voting as a single class. Under MCAP’s charter, the election of directors under the Director Election Proposal requires a plurality vote of the Founder Shares present in person (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the Stockholders Meeting. Pursuant to the Sponsor Support Agreement, our Sponsor has agreed to vote its Founders Shares in favor of the BCA and the transactions contemplated by the BCA. In addition, holders of approximately 4.1 million shares of MCAP Common Stock acquired in MCAP’s IPO have agreed to vote those shares in favor of the BCA and the transactions contemplated by the BCA. As a result, only 7,759,376 more of the outstanding Public Shares, or 24.5%, need to be voted in favor in order to approve the BCA assuming all issued and outstanding MCAP Common Stock is voted, and none of the shares of MCAP Common Stock need to be voted in favor in order to approve the BCA assuming only the minimum number of shares necessary for a quorum are voted.
Q.
What will happen upon the consummation of the Business Combination?

A.
See “Proposal No. 1 — The Business Combination Proposal” for further information on what will happen upon the consummation of the Business Combination.

Q.
Why is MCAP proposing the Business Combination Proposal?

A.
MCAP was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Since MCAP’s organization, the MCAP team has sought to identify suitable candidates in order to effect such a transaction. In its review of AdTheorent, the MCAP Board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, the MCAP Board has determined that the Business Combination presents a highly-attractive business combination opportunity and is in the best interests of MCAP stockholders. The MCAP Board believes that, based on its review and consideration, the Business Combination with AdTheorent presents an opportunity to increase stockholder value. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved. MCAP stockholder approval of the Business Combination is required by the Business Combination Agreement and Nasdaq Listing Rule 5635(a), (b) and (d).

Under MCAP’s amended and restated certificate of incorporation, MCAP must provide all Public Stockholders with the opportunity to have their Public Shares redeemed for cash upon the consummation of MCAP’s initial business combination in conjunction with a stockholder vote.
Q.
What will AdTheorent members and holders of AdTheorent options or AdTheorent restricted interest units receive in the Business Combination?

A.
If the Business Combination is completed, each Class A, Class B, and Class C membership interest of AdTheorent issued and outstanding immediately prior to the effective time of the Business Combination will be converted into the right to receive (i) shares of MCAP common stock issued under MCAP’s Second Amended and Restated Certificate of Incorporation effective as of immediately prior to the closing (“New MCAP Stock”), (ii) a portion of the aggregate cash consideration payable by MCAP at closing, and (iii) a portion of the consideration subject to an earn-out (the “Earn-Out Consideration”).

Each option to purchase a Class C membership interest of AdTheorent outstanding immediately prior to the effective time of the Business Combination, whether vested or unvested, will be converted into (i) options to purchase New MCAP Stock and (ii) a portion of the Earn-Out Consideration. Each restricted interest unit with respect to a Class C membership interest of AdTheorent outstanding immediately prior to the effective time of the Business Combination, whether vested or unvested, will be converted into (i) restricted stock units with respect to New MCAP Stock and (ii) a portion of the Earn-Out Consideration. Consistent with the terms of the BCA, the total number of shares of MCAP Common Stock issued to holders of AdTheorent Class A, Class B, and Class C membership interests issued and outstanding immediately prior to the effective time of the Business Combination will be reduced by the number of MCAP options issued to holders of AdTheorent Class C membership interests. Such reduction has been incorporated into the estimated share amounts contained in this proxy statement/prospectus.
The Earn-Out Consideration, if payable by MCAP pursuant to the terms in the Business Combination Agreement, may take the form of (i) New MCAP Stock valued at $14.00 per share, (ii) cash, or (iii) a combination of New MCAP Stock valued at $14.00 per share and cash.

Q.
What equity stake will current MCAP stockholders and AdTheorent Stockholders have in the Post-Combination Company after the Closing?

A.
It is anticipated that, upon the completion of the Business Combination, the ownership of the Post-Combination Company will be as follows:

	Share ownership in the Post-Combination Company
	Pro Forma Combined (Assuming No Redemptions Scenario)		Pro Forma Combined (Assuming Illustrative Maximum Redemptions Scenario)(1)
Stockholder	Shares	%	Shares	%
Former non-H.I.G. AdTheorent equityholders(2)(3)	21,658,391	21.4%	22,608,603	25.2%
H.I.G. Growth – AdTheorent, LLC	28,575,615	28.2%	29,829,303	33.2%
MCAP Public Stockholders(4)	31,625,000	31.2%	17,855,053	19.9%
MCAP Sponsor(5)(6)	9,957,375	9.8%	9,957,375	11.1%
PIPE Investors(7)	9,500,000	9.4%	9,500,000	10.6%
	101,316,381	100.0%	89,750,334	100.0%

(1)
Assumes Illustrative Maximum Redemptions of 13,769,947 public shares of MCAP’s Common Stock in connection with the Business Combination, which represents the maximum number of redemptions that may occur without a shortfall of cash while still satisfying the conditions to the Business Combination. For a description of the Illustrative Maximum Redemption Scenario, see “Summary Unaudited Pro Forma Condensed Combined Financial Information.”

(2)
Excludes an estimated 8,375,241 outstanding options in the Post-Combination Company.

(3)
Excludes $95,000,000 earn-out consideration (payable in cash or shares) under the No Redemption and Illustrative Maximum Redemption scenarios, respectively, as they are contingently issuable based upon the earn-out target being achieved.

(4)
Excludes an estimated 10,541,667 shares underlying the Public Warrants beneficially held by the MCAP Public Stockholders.

(5)
Excludes an estimated 598,875 shares held in escrow subject to earn-out targets, and excludes an estimated 5,432,237 (excluding 551,096 MCAP warrants forfeited) shares underlying the Private Placement Warrants beneficially held by the Sponsor. Of the 5,432,237 warrants, 551,096 are to be held in escrow subject to earn-out targets.

(6)
Includes 2,650,000 shares of MCAP Common Stock to be issued to members of the Sponsor or their affiliates in their capacity as a PIPE investor.

(7)
Excludes 2,650,000 shares of MCAP Common Stock to be issued to members of the Sponsor or their affiliates in their capacity as a PIPE investor.

The “Illustrative Maximum Redemption Scenario” assumes that MCAP Public Stockholders exercise redemption rights with respect to 44% of the outstanding shares of Class A Common Stock. This scenario assumes that 13,769,947 shares of Class A Common Stock are redeemed for an aggregate payment of approximately $137.7 million from the Trust Account, which is the maximum amount of redemptions, without a shortfall of cash, while still satisfying the “Aggregate Cash Consideration” condition to the consummation of the Business Combination. Although not reflected in the illustrative maximum redemption scenario, if redemptions exceed 44%, to the extent there is a shortfall of available cash to pay at least $140.0 million of Aggregate Cash Consideration to AdTheorent’s members and thus satisfy the Aggregate Cash Consideration closing condition, which can only be waived by AdTheorent members in their sole discretion, MCAP has the option under the BCA, in its sole discretion, to make up such shortfall by (i) raising additional funds in a private investment in public equity (“PIPE”) and applying such funds to such shortfall, (ii) causing a portion of AdTheorent’s indebtedness to remain outstanding and applying any funds which would otherwise have been applied towards paying off such indebtedness to such shortfall, (iii) requiring AdTheorent or an AdTheorent subsidiary to incur additional indebtedness in an amount not to exceed such shortfall upon commercially reasonable terms mutually agreed upon by MCAP and AdTheorent, each acting in good faith, and applying any such funds to such shortfall, and/or (iv) using a portion of the Balance Sheet Funding Amount and applying any such funds to such shortfall. The shortfall can be resolved using solely one option or a combination of the aforementioned options. If redemptions are 57% or higher, there would be insufficient cash in trust to satisfy the Available Cash closing condition, which can only be waived by AdTheorent members in their sole discretion. In the event redemptions are higher than 57% and AdTheorent members elect to waive the Available Cash closing condition, the transaction could still be consummated if the parties are able to arrange for financing through one or a combination of the levers described above to make up for the shortfall of available cash to pay at least $140.0 million in Aggregate Cash Consideration to AdTheorent’s members, or if AdTheorent members agree to waive or lower the Aggregate Cash Consideration closing condition. Since these scenarios would require the waiver of the AdTheorent members, have not been negotiated and would require the parties to identify sources of financing that either may not be available or may not be available on terms that are acceptable, these scenarios have not been considered in the Illustrative Maximum Redemptions scenario. However, if redemptions exceed 57% and the transaction is still consummated, the resulting impact could be materially different from what is being disclosed in the Illustrative Maximum Redemptions scenario. See Note 2 to “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for further description of the Illustrative Maximum Redemption scenario and a sensitivity analysis showing the impact if redemptions exceed the level shown in this scenario and the transaction is still consummated. There can be no assurance regarding which scenario will be closest to the actual results.
In addition, upon consummation of the Business Combination, and giving effect to the Sponsor’s forfeiture of 551,096 Private Placement Warrants, there will be outstanding an aggregate of 10,541,667 Public Warrants and 5,432,237 Private Placement Warrants held by our Sponsor (551,096 of which will be subject to escrow and forfeiture unless certain earn-out targets are achieved as set forth in the BCA). Each of our outstanding whole warrants is exercisable commencing 30 days following the Closing, for one share of MCAP Common Stock. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised and one share of MCAP Common Stock is issued as a result of such exercise, with payment to MCAP of the exercise price of $11.50 per whole warrant for one whole share, our fully-diluted share capital would increase by a total of 15,973,904 shares, with approximately $183.7 million paid to us to exercise the warrants, assuming cash exercise.
The numbers of shares and percentage interests set forth in the above table under either redemption scenario do not take into account (i) potential future exercises of up to 10,541,667 Public Warrants and up to 5,432,237 Private Placement Warrants (551,096 of which are to be held in escrow subject to earn-out targets), which will remain outstanding immediately following the Business Combination and may be exercised thereafter at an exercise price of $11.50 (commencing 30 days after the Closing of the Business Combination), (ii) 598,875 Founder Shares owned by the Sponsor but held in escrow subject to the achievement of earn-out targets as described in the BCA, (iii) 8,375,241 shares issuable upon the exercise of outstanding options to purchase shares of AdTheorent membership interests, (iv) up to 10,131,638 shares issuable pursuant to the AdTheorent 2021 Long-Term Incentive Plan, (v) up to 2,026,328 shares issuable pursuant to the AdTheorent 2021 Employee Stock Purchase Plan or (vi) warrants to purchase up to 1,000,000 shares if the Sponsor makes a working capital loan prior to the closing of the Business Combination in an amount up to $1,500,000 (no such loans have been made to date). The exercise, issuance or vesting of any of these shares could have a dilutive effect on those of our stockholders who do not elect to redeem their shares. If all such shares were issued immediately after the Business Combination, based on the number of issued and outstanding shares of MCAP Common Stock and AdTheorent Capital Stock on September 30, 2021, and based on the MCAP Common Stock expected to be issued in the Business Combination and the PIPE Financing, non-redeeming Public Stockholders, as a group, would own:
•
if there are no redemptions of Public Shares, 22.7% of the Post-Combination Company’s common stock outstanding assuming all such shares were issued immediately after the Business Combination; or

•
if there are maximum redemptions of 44% of the outstanding Public Shares, 14.0% of the Post- Combination Company’s common stock outstanding assuming all such shares were issued immediately after the Business Combination.

If the actual facts are different than the assumptions set forth above, the share numbers set forth above will be different. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Q.
What happens if I sell my shares of MCAP common stock before the Stockholders Meeting?

A.
The record date for the Stockholders Meeting will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of MCAP Common Stock after the record date, but before the Stockholders Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Stockholders Meeting.

Q.
Do AdTheorent’s members need to approve the Business Combination?

A.
The Business Combination needs to be approved by the AdTheorent members (the “Voting Members”) holding a majority of the AdTheorent membership interests that entitle the holder thereof to vote. All of the Voting Members have unanimously approved the Business Combination and determined that the execution and delivery of the Business Combination Agreement and each other agreement contemplated by the Business Combination Agreement, the consummation of the Business Combination, and the performance by AdTheorent of its obligations under the transactions contemplated by the Business Combination Agreement and each other agreement contemplated by the Business Combination Agreement to be in the best interests of AdTheorent and its equityholders.

Q.
Did the MCAP Board obtain a third-party valuation or fairness opinion in determining whether to proceed with the Business Combination?

A.
The MCAP Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The MCAP Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. The MCAP Board also determined, without seeking a valuation from a financial advisor, that AdTheorent’s fair market value was at least 80% of MCAP’s net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of the MCAP Board as described above in valuing AdTheorent’s business and assuming the risk that the MCAP Board may not have properly valued such business.

Q.
Do I have redemption rights?

A.
If you are a holder of Public Shares, you have the right to demand that MCAP redeem your Public Shares in exchange for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the IPO, calculated as of two business days prior to the consummation of the Business Combination, upon the consummation of the Business Combination. We refer to these rights to demand redemption of the Public Shares as “redemption rights.” Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Sponsor and each of MCAP’s officers and directors have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares that they may have acquired during or after the IPO, in connection with the completion of MCAP’s initial business combination (such waiver entered into in connection with the IPO for which the Sponsor and MCAP’s officers and directors received no additional consideration). These shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $316.3 million on September 30, 2021, the estimated per share redemption price would have been approximately $10.0006. This is greater than the $10.00 initial public offering price of MCAP Units. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest will be net of taxes payable by MCAP), in connection with the liquidation of the Trust Account.

Q.
Will how I vote affect my ability to exercise redemption rights?

A.
No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq or any other exchange.

Q.
How do I exercise my redemption rights?

A.
A holder of Public Shares may exercise redemption rights regardless of whether it votes for or against the Business Combination Proposal or does not vote on such proposal at all, or if it is a holder of Public Shares on the record date. If you are a holder of Public Shares and wish to exercise your redemption rights, you must demand that MCAP redeem your Public Shares for cash, and deliver your Public Shares to Continental Stock Transfer & Trust Company, MCAP’s transfer agent, physically or electronically using The Depository Trust Company’s (“DTC”) Deposit/Withdrawal at Custodian (“DWAC”) System no later than two business days prior to the Stockholders Meeting. Any holder of Public Shares seeking redemption will be entitled to a full pro rata portion of the amount then in the Trust Account, less any owed but unpaid taxes on the funds in the Trust Account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the Stockholders Meeting. If you deliver your shares for redemption to MCAP’s transfer agent and later decide prior to the Stockholders Meeting not to elect redemption, you may request that MCAP’s transfer agent return the shares (physically or electronically). You may make such request by contacting MCAP’s transfer agent at Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004, Attention Mark Zimkind. You may have to give such instructions through your broker if your Public Shares are held by the broker in street name.
Any written demand of redemption rights must be received by MCAP’s transfer agent at least two business days prior to the vote taken on the Business Combination Proposal at the Stockholders Meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.
If you are a holder of Public Shares (including through the ownership of MCAP Units) and you exercise your redemption rights, it will not result in the loss of any MCAP Warrants that you may hold (including those contained in any MCAP Units you hold). Your MCAP Warrants will become exercisable to purchase one share of MCAP Common Stock for a purchase price of $11.50 beginning the later of 30 days after consummation of the Business Combination or 12 months from the closing of the IPO.
Q.
Is there a limit on the number of shares I may redeem?

A.
Each Public Stockholder, together with any affiliate or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking Redemption Rights with respect to 15% or more of the Public Shares. Accordingly, any shares held by a Public Stockholder or “group” in excess of such 15% cap will not be redeemed by MCAP. Any Public Stockholder who holds less than 15% of the Public Shares may have all of the Public Shares held by him or her redeemed for cash.

Q.
What are the U.S. federal income tax consequences of exercising my redemption rights?

A.
MCAP stockholders who exercise their redemption rights to receive cash from the Trust Account in exchange for their Public Shares generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of MCAP Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A stockholder’s tax basis in his, her or its shares of MCAP Common Stock generally will equal the cost of such shares. A stockholder who purchased MCAP Units will have to allocate the cost between the shares of MCAP Common Stock or MCAP Warrants comprising the MCAP Units based on their relative fair market values at the time of the purchase.
For a more detailed discussion of the material U.S. federal income tax consequences of your redemption rights, see the section entitled “Material U.S. Federal Income Tax Considerations of the Redemption Rights and the Business Combination.”
Q.
If I hold MCAP Warrants, can I exercise redemption rights with respect to my warrants?

A.
No. Holders of MCAP Warrants do not have any redemption rights with respect to such warrants.

Q.
Do I have appraisal rights if I object to the proposed Business Combination?

A.
No. There are no appraisal rights available to holders of shares of MCAP Common Stock in connection with the Business Combination.

Q.
What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.
If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) MCAP stockholders who properly exercise their redemption rights and (ii) expenses incurred by AdTheorent and MCAP in connection with the Business Combination, including deferred underwriting fees to MCAP’s investment bankers from its IPO, to the extent not otherwise paid prior to the Closing. Any additional funds available for release from the Trust Account will be used for general corporate purposes of the Post-Combination Company following the Business Combination. These funds will not be released until the earlier of the completion of the Business Combination or the Redemption of the Public Shares if MCAP is unable to complete a Business Combination by March 2, 2023 (except that interest earned on the amounts held in the Trust Account may be released earlier as necessary to pay for any franchise or income taxes and up to $100,000 in liquidation expenses).

Q.
What happens if a substantial number of Public Stockholders vote in favor of the Business Combination Proposal and exercise their Redemption Rights?

A.
Public Stockholders may vote in favor of the Business Combination and still exercise their Redemption Rights, provided that MCAP (without regard to any assets or liabilities of the Target Companies) after payment of all such Redemptions, has at least $5,000,001 in net tangible assets immediately prior to the Closing, subject to further conditions set forth below. The Business Combination may be completed even though the funds available from the Trust Account and the number of Public Stockholders are substantially reduced as a result of Redemptions by Public Stockholders. It is a condition to AdTheorent’s obligations to close the transactions under the BCA that Aggregate Cash Consideration (as defined in the BCA) equal at least $140,000,000 (subject to MCAP’s option to attempt to make up Aggregate Cash Consideration shortfalls in a number of methods described herein) and Available Cash (as defined in the BCA), including proceeds from the PIPE investment and funds remaining in the Trust Account after Redemptions, equal at least $258,125,000. Such conditions to AdTheorent’s obligations to close may be waived by AdTheorent in its sole discretion. If the Business Combination is completed notwithstanding Redemptions, the Post-Combination Company will have fewer Public Shares and Public Stockholders, the trading market for the Post-Combination Company’s securities may be less liquid and the Post-Combination Company may not be able to meet the minimum listing standards for a national securities exchange. Furthermore, the funds available from the Trust Account for working capital purposes of the Post-Combination Company after the Business Combination may not be sufficient for its future operations and may not allow the Post-Combination Company to reduce its indebtedness and/or pursue its strategy for growth.

Q.
What conditions must be satisfied to complete the Business Combination?

A.
Unless waived by the applicable party or parties to the BCA, and subject to applicable law, the completion of the Business Combination is subject to a number of conditions set forth in the BCA, including, among others, with respect to the obligations of all of the parties to the BCA:

•
approval by MCAP’s stockholders of the Business Combination Proposal, the Charter Amendment Proposal, the Election of Directors Proposal, the Long-Term Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposal,

•
no governmental authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award having the effect of making the Business Combination illegal or prohibited,

•
all required filings under the HSR Act shall have been made and termination or expiration of the waiting period under the HSR Act,

•
the effectiveness of the registration statement (of which this proxy statement/prospectus forms a part), and

•
the shares of MCAP Common Stock constituting the Aggregate Stock Consideration and issuable upon exercise of the of the Exchanged Options or the settlement of the Exchanged Units shall have been approved for listing on Nasdaq subject to notice of official issuance.

With respect to the obligations of AdTheorent, among others:
•
the accuracy of representations, warranties and covenants,

•
no MCAP Material Adverse Effect shall have occurred,

•
the existing directors of MCAP having resigned and the nine directors set forth in the Stockholders Agreement (or their replacements) having been appointed or elected to the MCAP Board in accordance with the DGCL,

•
the amount available for the Aggregate Cash Consideration (as defined in the BCA) shall be equal to at least one hundred forty million dollars ($140,000,000), subject to MCAP’s option to attempt to make up Aggregate Cash Consideration shortfalls in a number of methods described herein, and

•
the Available Cash (as defined in the BCA), which includes proceeds from the PIPE investment and funds remaining in the Trust Account after Redemptions, shall be equal to at least two hundred fifty eight million one hundred twenty five thousand dollars ($258,125,000).

For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled, “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing the Business Combination.”
Q.
What happens if the Business Combination is not approved or the Business Combination is not consummated?

A.
There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “The Business Combination Agreement — Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, MCAP is unable to complete a business combination by March 2, 2023 (subject to any applicable extension), MCAP’s amended and restated certificate of incorporation provides that MCAP will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to MCAP but net of taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of MCAP’s remaining stockholders and The MCAP Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the sections entitled “Risk Factors — MCAP may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate” and “— MCAP’s stockholders may be held liable for claims by third parties against MCAP to the extent of distributions received by them.” The Sponsor has waived any right to any liquidation distribution with respect to the Founder Shares (such waiver entered into in connection with MCAP’s IPO for which the Sponsor received no additional consideration).
In the event of liquidation, there will be no distribution with respect to outstanding MCAP Warrants. Accordingly, the MCAP Warrants will expire worthless.
Q.
When is the Business Combination expected to be completed?

A.
It is currently anticipated that the Business Combination will be consummated promptly following the Stockholders Meeting, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to Closing.”
Q.
When and where will the Stockholder Meeting be held?

A.
The Stockholders Meeting will be held at 10:00 a.m. Eastern Time on December 21, 2021 via live webcast at www.virtualshareholdermeeting.com/MACQ2021SM. Only stockholders who held Public Shares at the close of business on November 4, 2021 will be entitled to vote at the Stockholders Meeting and at any adjournments thereof.

As a registered stockholder, you received a proxy card from Broadridge Financial Solutions, Inc., which contains instructions on how to attend the Stockholders Meeting in person online, including the URL address, along with your 16-digit meeting control number. You will need the 16-digit meeting control number that is printed on your proxy card to enter the Stockholders Meeting. If you do not have your 16-digit meeting control number, contact Broadridge Financial Solutions, Inc., at (833) 501-4817. MCAP recommends that you log in at least 15 minutes before the Stockholders Meeting to ensure you are logged in when the Stockholders Meeting starts.
If your shares are held in “street name,” you may attend the Stockholders Meeting. You will need to contact you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares.
Q.
Who is entitled to vote at the Stockholder Meeting?

A.
MCAP has fixed November 4, 2021 as the Record Date. If you were a stockholder of MCAP at the close of business on the Record Date, you are entitled to vote on matters that come before the Stockholders Meeting except that only holders of Founder Shares as of the Record Date are entitled to vote on the Director Election Proposal.

Q.
How do I vote?

A.
If you are a record owner of your shares of MCAP common stock, there are two ways to vote your shares at the Stockholders Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares and/or your warrants as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the MCAP Board “FOR” the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Election of Directors Proposal, the Long-Term Incentive Plan Proposal, the ESPP Proposal and the Nasdaq

Proposal. Only holders of Founder Shares may vote for the election of each of the directors pursuant to the Director Election Proposal.
You Can Attend the Stockholders Meeting and Vote via Live Webcast. If you choose to participate in the Stockholders Meeting, you can vote your shares electronically during the Stockholders Meeting via live webcast by visiting www.virtualshareholdermeeting.com/MACQ2021SM and using the 16-digit control number included on your proxy card or voting instruction form. MCAP recommends that you log in at least 15 minutes before the Stockholders Meeting to ensure you are logged in when the Stockholders Meeting starts.
If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Stockholders Meeting and vote in person via the live webcast and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way MCAP can be sure that the broker, bank or nominee has not already voted your shares.
Q.
What if I do not vote my Public Shares or if I abstain from voting?

A.
If you abstain from voting on the Stockholder Proposals, your MCAP Public Shares will be counted as present for purposes of establishing a quorum (if so present in accordance with the terms of the MCAP amended and restated certificate of incorporation), but the abstention will have no effect on the outcome of the Advisory Charter Proposals, Election of Directors Proposal, Long-Term Incentive Plan Proposal and Employee Stock Purchase Plan Proposal. Abstentions will have the effect of a vote “against” the Charter Amendment Proposal and the Nasdaq Proposal.

Q.
What Stockholder Proposals must be passed in order for the Business Combination to be completed?

A.
The Business Combination will not be completed unless the Business Combination Proposal, each of the Charter Amendment Proposal, the Director Election Proposal, the Long-Term Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposal, are approved. If MCAP does not complete a Business Combination by March 2, 2023, it will be required to dissolve and liquidate itself and return the monies held within its Trust Account to its Public Stockholders unless MCAP submits and its stockholders approve, an extension.

Q.
How does the MCAP Board recommend that I vote on the Stockholder Proposals?

A.
The MCAP Board unanimously recommends that stockholders vote:

“FOR” the Business Combination Proposal;
“FOR” the Charter Amendment Proposal;
“FOR” each of the Advisory Charter Proposals;
“FOR” the election of each of the directors pursuant to the Director Election Proposal;
“FOR” the Long-Term Incentive Plan Proposal;
“FOR” the ESPP Proposal;
“FOR” the Nasdaq Proposal; and
“FOR” the Stockholder Adjournment Proposal, if it is presented at the Stockholders Meeting.
Q.
How many votes do I have?

A.
MCAP stockholders have one vote per share of Class A common stock and Class B common stock held by them on the Record Date for each of the Stockholder Proposals to be voted upon.

Q.
What happens if I return my proxy card without indicating how to vote?

A.
If you sign and return your proxy card without indicating how to vote on any particular Stockholder Proposal, the shares represented by your proxy will be voted in favor of each Stockholder Proposal. Proxy cards that are returned without a signature will not be counted as present at the Stockholders Meeting and cannot be voted.

Q.
How will the Sponsor and MCAP’s officers and directors vote in connection with the Stockholder Proposals?

A.
As of the Record Date, the Sponsor owned of record an aggregate of 7,906,250 Founder Shares, representing 20% of the issued and outstanding shares of MCAP common stock. Pursuant to the Sponsor Support Letter and the Letter Agreement, the Sponsor and MCAP’s directors and officers have agreed to vote the shares of MCAP Common Stock owned by them (in addition to the Founder Shares) in favor of the Stockholder Proposals. The Sponsor and MCAP’s officers and directors, as of the Record Date, have not acquired any MCAP Common Stock during or after MCAP’s IPO in the open market. However, any subsequent purchases of shares of MCAP Common Stock prior to the Record Date by the Sponsor or MCAP’s officers and directors in the aftermarket will make it more likely that the Stockholder Proposals will be approved as such shares would be voted in favor of the Stockholder Proposals. As of the Record Date, there were 31,625,000 shares of MCAP Common Stock and 7,906,250 shares of MCAP Class B common stock outstanding.

Q.
Do the Sponsor and MCAP’s officers and directors have any conflicts of interest that may influence them to support the Business Combination?

A.
MCAP’s Sponsor owns 7,906,250 shares of Class B common stock, which were initially acquired prior to the IPO for an aggregate purchase price of $25,000 and MCAP’s directors and officers have pecuniary interests in such shares through their ownership interest in the Sponsor. Such shares had an aggregate market value of approximately $78.7 million based on the last sale price of $9.95 per share on Nasdaq on November 26, 2021. In addition, the Sponsor purchased an aggregate of 5,983,333 Private Placement Warrants, each exercisable for one share of MCAP Common Stock at $11.50 per share, for a purchase price of $8,975,000, or $1.50 per warrant. Such warrants had an aggregate market value of approximately $7.2 million based on the last sale price of $1.20 per warrant on Nasdaq on November 26, 2021.  MCAP’s charter requires MCAP to complete an initial business combination prior to March 2, 2023 (unless MCAP submits and its stockholders approve an extension of such date). Per the terms of the BCA, if the Business Combination is completed, the Sponsor will forfeit 551,096 Private Placement Warrants, will place in escrow 551,096 Private Placement Warrants subject to the achievement of earn-out targets described in the BCA, and will place in escrow 598,875 Founder Shares subject to the achievement of earn-out targets described in the BCA. If the Business Combination is not completed and MCAP is forced to wind up, dissolve and liquidate in accordance with its charter, the 7,906,250 shares of Class B common stock currently held by MCAP’s Sponsor and the Private Placement Warrants purchased by the Sponsor will be worthless (as the holders have waived liquidation rights with respect to such shares).

The Sponsor invested an aggregate of $9,000,000 in MCAP, comprised of the $25,000 purchase price for the Founder Shares and the $8,975,000 purchase price for the Private Placement Warrants. Assuming a trading price of $8.00 per share upon consummation of the initial business combination, the 7,906,250 shares of Post-Combination Company common stock that the Sponsor and MCAP’s independent directors holding Founder Shares would own upon completion of the initial business combination would have an aggregate implied value of $63,250,000. As a result, even if the trading price of the Post-Combination Company common stock significantly declines, the value of the Founder Shares held by the Sponsor and independent directors will be significantly greater than the amount the Sponsor paid to purchase such shares. In addition, the Sponsor could potentially recoup its entire investment, inclusive of its investment in the Private Placement Warrants, even if the trading price of the Post-Combination Company common stock after the initial business combination is as low as $1.14 per share. As a result, the Sponsor and independent directors holding Founder Shares are likely to earn a substantial profit on their investment in us upon disposition of shares of Post-Combination

Company common stock even if the trading price of the Post-Combination Company common stock declines after we complete our initial business combination. The Sponsor and independent directors holding Founder Shares may therefore be economically incentivized to complete an initial business combination with a riskier, weaker-performing or less-established target business, or on terms less favorable to the Public Stockholders, rather than liquidating MCAP.
Members of our Sponsor or their affiliates have committed to purchase an aggregate of 2,650,000 PIPE Shares at a price of $10.00 per share contingent on the Closing of the Business Combination. Such shares, if issued and outstanding, would have an aggregate market value of $26.4 million based on the last sale price of $9.95 per share on Nasdaq on November 26, 2021. See “Certain Agreements Related to the Business Combination — Subscription Agreements.”
Certain officers and directors of MCAP also participate in arrangements that may be argued to provide them with other interests in the Business Combination that are different from yours, including, among others, arrangements for the continued service as directors of the Post-Combination Company.
In addition, the Sponsor and many of MCAP’s officers and directors are affiliated with Monroe Capital LLC. Funds affiliated with Monroe Capital LLC own approximately 2.5% of the fully diluted equity of AdTheorent and have issued debt to AdTheorent with outstanding principal amount of approximately $24.4 million as of September 30, 2021, which debt will be repaid by AdTheorent as a condition to the closing of the Business Combination. Such loans have been outstanding since December 22, 2016 and bear interest equal to the greater of 0.5% or the one-month London Interbank Offered Rate (“LIBOR”), plus 8.5%, per annum. For more information on potential conflicts of interest, see “Certain Relationships and Related Person Transactions.”
These interests, among others, may influence or have influenced the Sponsor and the officers and directors of MCAP and AdTheorent to support or approve the Business Combination. See “Risk Factors — Risks Related to the Domestication and the Business Combination — Some of MCAP’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether AdTheorent is appropriate for MCAP’s initial business combination.”
Q.
May the Sponsor or MCAP’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.
In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor and The MCAP Board, officers, advisors or their affiliates may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed for cash in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account without the prior written consent of AdTheorent. None of the Sponsor, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares for cash. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to MCAP for use in the Business Combination.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF MCAP
The following table sets forth selected historical financial data derived from MCAP’s unaudited financial statements as of and for the nine months ended September 30, 2021 and the audited financial statements as of December 31, 2020 and for the period from November 12, 2020 (inception) through December 31, 2020, each of which is included elsewhere in this proxy statement/prospectus. Such financial information should be read in conjunction with the audited financial statements and related notes included elsewhere in this proxy statement/prospectus.
The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “MCAP Management’s Discussion and Analysis of Financial Condition and Results of Operations” and MCAP’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.
	At or for the nine months Ended September 30, 2021	At or for the period from November 12, 2020 (inception) to December 31, 2020
	(Unaudited)
Statement of Operations Data:
Operating expenses
Formation costs and other operating expenses	$1,312,020	$18,950
Loss from operations	(1,312,020)	(18,950)
Other income (loss)
Warrant issuance costs	(832,378)	—
Interest income	20,386	—
Change in fair value of warrant liability	(772,251)	—
Net income (loss)	$(2,896,263)	(18,950)
Basic and diluted net loss per share of Class A redeemable common stock	$(0.09)	$—
Weighted average shares outstanding of Class A redeemable common stock, basic and diluted	24,674,451	—
Basic and diluted net loss per share of Class B non-redeemable common stock	$(0.09)	$—
Weighted average shares outstanding of Class B non-redeemable common stock, basic and diluted	7,906,250	6,875,000
Cash Flow Data:
Net cash used in operating activities	$(1,414,019)	$(3,500)
Net cash used in investing activities	(316,250,000)	—
Net cash provided by financing activities	318,436,621	28,500

	September 30 , 2021	December 31, 2020
	(unaudited)
Balance Sheet Data:
Cash	$797,602	$25,000
Prepaid expenses	454,364	—
Deferred offering costs	—	146,634
Other assets	178,020	—
Cash and marketable securities held in Trust Account	316,270,386	—
Total assets	317,700,372	171,634
Total liabilities	35,205,585	165,584
Class A Common Stock subject to possible redemption, 31,625,000 and 0 shares, at September 30, 2021 and December 31, 2020, respectively, at redemption value	316,270,386	—
Total Stockholders’ Equity	(33,775,599)	$6,050

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ADTHEORENT
The following table sets forth selected historical financial data derived from AdTheorent’s unaudited financial statements as of and for the nine months ended September 30, 2021 and the audited financial statements for the years ended December 31, 2020 and 2019, each of which is included elsewhere in this proxy statement/prospectus. Such financial information should be read in conjunction with the audited financial statements and related notes included elsewhere in this proxy statement/prospectus.
The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “AdTheorent Management’s Discussion and Analysis of Financial Condition and Results of Operations” and AdTheorent’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.
Consolidated Statements of Operations Data:
	Year Ended December 31,		Nine Months Ended September 30,
(amounts in US Dollars)	2020	2019	2021	2020
	(in thousands, except per unit amounts)
Revenue	$121,015	$120,406	$110,368	$73,910
Operating expenses:	—	—	—	—
Platform operations	59,458	59,691	52,368	38,066
Sales and marketing	31,608	31,119	25,689	22,190
Technology and development	9,709	8,052	8,046	6,994
General and administrative	8,126	7,918	13,187	5,757
Total operating expenses	108,901	106,780	99,290	73,007
Income (loss) from operations	12,114	13,626	11,078	903
Interest expense, net	(3,285)	(4,145)	(1,808)	(2,570)
Other income (expense), net	646	(1,965)	20	640
Total other expense, net	(2,639)	(6,110)	(1,788)	(1,930)
Income (loss) from operations before income taxes	9,475	7,516	9,290	(1,027)
(Provision for) benefit from taxes	(2,780)	(2,029)	(3,141)	215
Net income (loss)	$6,695	$5,487	$6,149	$(812)
Less: Net loss attributable to noncontrolling interest	$632	—	$539	$524
Net income attributable to common members	$7,327	$5,487	$6,688	$(288)
Net income (loss) per common unit: basic	$0.17	$0.13	$0.15	$(0.01)
Net income (loss) per common unit: diluted	$0.17	$0.13	$0.14	$(0.01)
Consolidated Balance Sheets Data:
	As of December 31,		As of September 30, 2021
(amounts in US Dollars)	2020	2019
		(in thousands)
Cash and cash equivalents	$16,717	$6,818	$22,640
Total assets	124,010	116,410	118,145
Total liabilities	62,743	62,596	50,329
Total liabilities and members’ equity	$124,010	$116,410	$118,145

Other Key Operating and Financial Performance Metrics:
We calculate and monitor certain non-GAAP financial measures to help set budgets, establish operational goals, analyze financial results and performance, and make strategic decisions. We also believe that the presentation of these non-GAAP financial measures in this proxy statement/prospectus provides an additional tool for investors to use in comparing our results of operations over multiple periods. However, the non-GAAP financial measures presented in this proxy statement/prospectus may not be comparable to similarly titled measures reported by other companies due to differences in the way that these measures are calculated. The non-GAAP financial measures presented should not be considered as the sole measure of our performance, and should not be considered insolation from, or a substitute for, comparable financial measures calculated in accordance with generally with accepted accounting principles in the United States (“GAAP”).
The information in the table below sets forth the non-GAAP financial measures that we use in this proxy statement/prospectus. Because of the limitations associated with these non-GAAP financial measures, “Adjusted Gross Profit,” “EBITDA,” “Adjusted EBITDA,” “Adjusted Gross Profit as a % of Revenue” and “Adjusted EBITDA as a percent of Adjusted Gross Profit” should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures on a supplemental basis. You should review the reconciliation of the non-GAAP financial measures below and not rely on any single financial measure to evaluate our business.
Adjusted Gross Profit
Adjusted Gross Profit is a non-GAAP profitability measure. Adjusted Gross Profit is a non-GAAP financial measure of campaign profitability, monitored by management and the board, used to evaluate our operating performance and trends, develop short and long term operational plans, and make strategic decisions regarding the allocation of capital. We believe this measure provides a useful period to period comparison of campaign profitability and is useful information to investors and the market in understanding and evaluating our operating results in the same manner as our management and board. Gross profit is the most comparable GAAP measurement, which is calculated as revenue less platform operations costs. In calculating Adjusted Gross Profit, we add back other platform operations costs, which consist of amortization expense related to capitalized software, depreciation expense, allocated costs of personnel which set up and monitor campaign performance, and platform hosting, license, and maintenance costs, to gross profit.
The following table presents the calculation of gross profit and reconciliation of gross profit to Adjusted Gross Profit for the years ended December 31, 2020 and 2019, and the nine months ended September 30, 2021 and 2020.
	Year Ended December 31,		Nine Months Ended September 30,
	2020	2019	2021	2020
(amounts in US Dollars)	(in thousands, except for percentages)
Revenue	$121,015	$120,406	$110,368	$73,910
Less: Platform operations	59,458	59,691	52,368	38,066
Gross Profit	61,557	60,715	58,000	35,844
Add back: Other platform operations	17,475	16,996	14,995	12,254
Adjusted Gross Profit(1)	$79,032	$77,711	$72,995	$48,098
EBITDA and Adjusted EBITDA
EBITDA is a non-GAAP financial measure defined by us as net income (loss), before interest expense, net, depreciation, amortization and income tax expense. Adjusted EBITDA is defined as EBITDA before stock compensation expense, transaction costs, management fees, non-core operations and other potential non-recurring items.

Collectively, these non-GAAP financial measures are key profitability measures used by our management and board to understand and evaluate our operating performance and trends, develop short-and long-term operational plans and make strategic decisions regarding the allocation of capital. We believe that these measures can provide useful period-to-period comparisons of campaign profitability. Accordingly, we believe that these measures provide useful information to investors and the market in understanding and evaluating our operating results in the same manner as our management and board.
	Year Ended December 31,		Nine Months Ended September 30,
	2020	2019	2021	2020
(amounts in US Dollars)	(in thousands, except for percentages)
Net income (loss)	$6,695	$5,487	$6,149	$(812)
Interest expense, net	3,285	4,145	1,808	2,570
Tax expense (benefit)	2,780	2,029	3,141	(215)
Depreciation and amortization	8,134	9,365	6,354	6,046
EBITDA(1)	$20,894	$21,026	$17,452	$7,589
Equity based compensation	657	776	382	547
Transaction costs(2)	1,412	3,200	3,345	1,116
Management fees(3)	872	898	653	654
Lease termination fee(4)	—	—	4,243	—
Non-core operations(5)	1,047	1,208	1,656	799
Adjusted EBITDA(1)	$24,882	$27,108	$27,731	$10,705
Adjusted EBITDA as a Percentage of Adjusted Gross Profit and Adjusted Gross Profit as a Percentage of Revenue
	Year Ended December 31,		Nine Months Ended September 30,
	2020	2019	2021	2020
(amounts in US Dollars)	(in thousands, except for percentages)
Gross Profit	$61,557	$60,715	$58,000	$35,844
Net income (loss)	$6,695	$5,487	$6,149	$(812)
Net income (loss) as a % of Gross Profit	10.9%	9.0%	10.6%	-2.3%
Adjusted Gross Profit(1)	$79,032	$77,711	$72,995	$48,098
Adjusted EBITDA(1)	$24,882	$27,108	$27,731	$10,705
Adjusted EBITDA as a % of Adjusted Gross Profit(1)	31.5%	34.9%	38.0%	22.3%
Gross Profit	$61,557	$60,715	$58,000	$35,844
Revenue	$121,015	$120,406	$110,368	$73,910
Gross Profit as a % of Revenue	50.9%	50.4%	52.6%	48.5%
Revenue	$121,015	$120,406	$110,368	$73,910
Adjusted Gross Profit(1)	$79,032	$77,711	$72,995	$48,098
Adjusted Gross Profit as a % of Revenue(1)	65.3%	64.5%	66.1%	65.1%

(1)
For a detailed discussion of our key operating and financial performance metrics and a reconciliation of this non-GAAP financial measure to the most directly comparable financial measures calculated in accordance with GAAP, see “AdTheorent Management’s Discussion and Analysis of Financial Condition and Results of Operations”

(2)
AdTheorent entered into strategic discussions and incurred transaction-related expenses in 2019, continuing into 2020, although such strategic initiatives were suspended due to the Covid-19 pandemic.

AdTheorent commenced a different strategic process in 2021, which process lead to the BCA with MCAP. We expect to continue to incur related legal and professional services fees for the remainder of 2021 related to this transaction.
(3)
On December 22, 2016, AdTheorent closed a growth recapitalization transaction with H.I.G. Capital. As part of that transaction AdTheorent agreed to pay monthly Management Fees to H.I.G. Capital. These fees will discontinue as of the Closing Date.

(4)
In April 2021, AdTheorent incurred a lease termination fee of approximately $4.2 million in connection with moving its primary headquarters office in New York City to another space in the same building at a lower cost.

(5)
Effective as of March 1, 2020, AdTheorent effectuated a contribution of its SymetryML department into a new subsidiary, SymetryML, Inc. AdTheorent periodically raised capital to fund Symetry operations, by entering into Simple Agreement for Future Equity Notes (“SAFE Note”) with several parties (see AFS Note 11). AdTheorent views SymetryML operations as non-core, and does not intend to fund future operational expenses incurred in excess of SAFE Note funding secured. AdTheorent is exploring several strategic alternatives that could result in the de-consolidation of the entity in the future.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
The following summary unaudited pro forma condensed combined balance sheet as of September 30, 2021, and the summary unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021, and for the year ended December 31, 2020, present the combination of the financial information of MCAP and AdTheorent after giving effect to the Business Combination and related adjustments further described in the accompanying notes in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”
The summary unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021, and for the year ended December 31, 2020, give pro forma effect to the Business Combination as if it had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of September 30, 2021, gives pro forma effect to the Business Combination as if it was completed on September 30, 2021.
The summary unaudited pro forma condensed combined financial information is based on and should be read in conjunction with:
•
the accompanying notes to the unaudited pro forma condensed combined financial information;

•
the historical unaudited interim financial statements of MCAP as of September 30, 2021 and the nine months ended September 30, 2021, and the historical financial statements for the period from November 12, 2020 (date of inception) through December 31, 2020, and the related notes, in each case, included elsewhere in this proxy statement/prospectus;

•
the historical unaudited consolidated financial statements of AdTheorent as of and for the nine months ended September 30, 2021, and the historical financial statements of AdTheorent as of and for the year ended December 31, 2020, and the related notes, in each case, included elsewhere in this proxy statement/prospectus; and

•
other information relating to MCAP and AdTheorent contained in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth under “The Business Combination Agreement,” as well as the disclosures contained in the sections titled “MCAP Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “AdTheorent Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The summary unaudited pro forma condensed combined financial information contained herein assumes that the MCAP shareholders approve the Business Combination. MCAP’s public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. MCAP cannot predict how many of its public shareholders will exercise their right to have their Class A Common Stock redeemed for cash. As a result, the summary unaudited pro forma condensed combined financial information is presented under two different redemption scenarios. As described in greater detail in the section titled “Unaudited Pro Forma Condensed Combined Information,” the first scenario, or “no redemption scenario,” assumes that none of MCAP’s public shareholders will exercise their right to have their MCAP public shares redeemed for cash, and the second scenario, or “illustrative maximum redemption scenario,” assumes that the holders of public shares will exercise their right to have their public shares redeemed for cash with respect to 44% of the outstanding shares of Class A Common Stock, which is the maximum amount that may be redeemed without a cash shortfall, while still satisfying the conditions to the Business Combination. In the event actual redemptions exceed this level, up to 57%, MCAP has several options, at its sole discretion, under the BCA to attempt to make up any shortfall to the Aggregate Cash Consideration condition. However, it is not certain that any or all of these options will be feasible or pursued by MCAP. If redemptions exceed 57%, there will be insufficient cash in trust to satisfy the condition to the Business Combination and such condition can only be waived by AdTheorent members, at their sole discretion. In the event redemptions are higher than 57% and AdTheorent members elect to waive the closing condition related to minimum cash in trust, the transaction could still be consummated if the parties are able to arrange for financing through one or a combination of the levers described above to make up for the shortfall of available cash to pay at least $140.0 million in cash consideration to AdTheorent’s members, or if AdTheorent members agree to waive or lower that closing condition. Since these scenarios would require the waiver of the AdTheorent members, have not been negotiated and would require the parties to identify sources of financing that either may not be available or may not be available on terms that are acceptable, these scenarios have not been considered in the Illustrative Maximum Redemptions scenario. However, if redemptions exceed 57% and the transaction is still consummated, the resulting impact could be materially different from what is being disclosed in the Illustrative Maximum Redemptions scenario. See Note 2 to “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for further description of the Illustrative Maximum Redemption scenario and a sensitivity analysis showing the impact if redemptions exceed the level shown in this scenario and the transaction is still consummated. There can be no assurance regarding which scenario will be closest to the actual results.
Summary Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021
(dollars in thousands)	Assuming No Redemption Scenario	Assuming Illustrative Maximum Redemption Scenario
Total current assets	$256,458	$140,798
Total assets	311,066	195,406
Total current liabilities	16,593	16,593
Total liabilities	86,626	86,626
Total liabilities and shareholders’ equity	$311,066	$195,406
Summary Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2021 (dollars in thousands, except per share data)
	Assuming No Redemption Scenario	Assuming Illustrative Maximum Redemption Scenario
Revenue	$110,368	$110,368
Total operating expenses	100,755	100,755
Net income attributable to common shareholders	5,641	5,641
Post-Combination Company net income per common share: basic	$0.06	$0.06
Post-Combination Company net income per common share: diluted	$0.05	$0.06
Post-Combination Company common share outstanding: basic	101,316,381	89,750,334
Post-Combination Company common share outstanding: diluted	109,691,622	98,125,575
Summary Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2020
	Assuming No Redemption Scenario	Assuming Illustrative Maximum Redemption Scenario
Revenue	$121,015	$121,015
Total operating expenses	118,368	118,368
Net income attributable to common shareholders	2,410	2,410
Post-Combination Company net income per common share: basic	$0.02	$0.03
Post-Combination Company net income per common share: diluted	$0.02	$0.02
Post-Combination Company common share outstanding: basic	101,316,381	89,750,334
Post-Combination Company common share outstanding: diluted	109,691,622	98,125,575

CAUTIONARY NOTE REGARDING FORWARD-LOOKING
STATEMENTS AND RISK FACTOR SUMMARY
This proxy statement/prospectus contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business and AdTheorent’s business, and the timing and ability for MCAP and AdTheorent to complete the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.
These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and MCAP’s and AdTheorent’s managements’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of MCAP, AdTheorent and their respective directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing MCAP’s views as of any subsequent date. MCAP does not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.
You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the Stockholder Proposals. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by MCAP and the following:
•
our ability to consummate the Business Combination;

•
the expected benefits of the Business Combination;

•
the Post-Combination Company’s financial and business performance following the Business Combination, including AdTheorent’s financial projections and business metrics;

•
changes in AdTheorent’s strategy, future operations, financial position, estimated revenue and losses, forecasts, projected costs, prospects and plans;

•
demand for AdTheorent’s platform and services and the drivers of that demand;

•
AdTheorent’s estimated total addressable market and other industry projections, and AdTheorent’s projected market share;

•
competition in AdTheorent’s industry, the advantages of AdTheorent’s platform and services over competing platform and services existing in the market, and competitive factors including with respect to technological capabilities, cost and scalability;

•
AdTheorent’s ability to scale in a cost-effective manner and maintain and expand its existing customer relationships;

•
AdTheorent’s expectation that it will incur increased expenses as a public company;

•
the impact of health epidemics, including the COVID-19 pandemic, on AdTheorent’s business and industry and the actions AdTheorent may take in response thereto;

•
AdTheorent’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•
expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•
AdTheorent’s future capital requirements and sources and uses of cash;

•
AdTheorent’s business, expansion plans and opportunities;

•
anticipated financial performance and the expectation that the Post-Combination Company’s future results of operations will fluctuate on a quarterly basis for the foreseeable future;

•
the expected U.S. federal income tax impact of the Business Combination;

•
the outcome of any known and unknown litigation and regulatory proceedings;

•
the risk that the Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of the MCAP’s securities;

•
the risk that the Business Combination may not be completed by MCAP’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by MCAP;

•
the failure to satisfy the conditions to the consummation of the Business Combination, including the adoption of the Business Combination Agreement by the stockholders of MCAP, the satisfaction of the minimum cash amount following redemptions by Public Stockholders and the receipt of certain governmental and regulatory approvals;

•
the lack of a third party valuation in determining whether to pursue the Business Combination;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement;

•
the effect of the announcement or pendency of the Business Combination on AdTheorent’s business relationships, performance, and business generally;

•
risks that the Business Combination disrupts AdTheorent’s current plans and potential difficulties in AdTheorent’s employee retention as a result of the Business Combination;

•
the outcome of any legal proceedings that may be instituted against AdTheorent or against MCAP related to the Business Combination Agreement or the Business Combination;

•
the ability to maintain the listing of MCAP’s securities on Nasdaq or any other exchange;

•
the price of MCAP’s securities may be volatile due to a variety of factors, including changes in the industries in which AdTheorent operates, variations in performance across competitors, changes in laws and regulations affecting AdTheorent’s business and changes in the combined capital structure;

•
the ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination, and identify and realize additional opportunities;

•
the risk of downturns and the possibility of rapid change in the highly competitive industry in which AdTheorent operates;

•
the risk that AdTheorent will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

•
the risk that the Post-Combination Company experiences difficulties in managing its growth and expanding operations;

•
the risk of private litigation or regulatory lawsuits or proceedings relating to AdTheorent’s platform and services;

•
the risk that AdTheorent is unable to secure or protect its intellectual property;

•
the risk that the Post-Combination Company’s securities will not be approved for listing on Nasdaq or any other exchange, or if approved, maintain the listing; and

•
other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of MCAP and AdTheorent prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to MCAP, AdTheorent or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, MCAP and AdTheorent undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS
You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein and the matters addressed in the section entitled “Cautionary Note Regarding Forward Looking Statements and Risk Factor Summary” in evaluating the Business Combination and the proposals to be voted on at the Stockholders Meeting. Certain of the following risk factors apply to the business and operations of AdTheorent and will also apply to the business and operations of the Post-Combination Company following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of the Post-Combination Company following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by MCAP and AdTheorent that later may prove to be incorrect or incomplete. MCAP and AdTheorent may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair the business or financial condition of the Post-Combination Company. Unless the context requires otherwise, references to “AdTheorent” in this section are to the business and operations of AdTheorent prior to the Business Combination and the business and operations of the Post-Combination Company as directly or indirectly affected by AdTheorent by virtue of the Post-Combination Company’s ownership of the business of AdTheorent through its ownership of the Surviving Corporation following the Business Combination and references in this section to “we,” “us,” or “our” refer to MCAP.
Risks Related to AdTheorent’s Business
AdTheorent’s success and revenue growth is dependent on its marketing efforts, ability to maintain its brand, adding new customers, effectively educating and training its existing customers on how to make full use of AdTheorent’s platform and services and increasing usage of its platform and services by its customers.
AdTheorent’s success is dependent on regularly adding new customers and increasing its customers’ usage of its platform and services. AdTheorent’s customers typically have relationships with numerous providers and can use both AdTheorent’s platform and services and those of its competitors without incurring significant costs or disruption. AdTheorent’s customers may also choose to decrease their overall advertising spend for any reason, including if they do not believe they are receiving a sufficient return on their advertising spend. Accordingly, AdTheorent must continually work to win new customers and retain existing customers, increase their usage of AdTheorent’s platform and services and capture a larger share of their advertising spend. AdTheorent may not be successful at educating and training customers, particularly its newer customers, on how to use its platform and services, in order for its customers to get the most benefit from AdTheorent’s platform and services and increase their usage. If these efforts are unsuccessful or customers decide not to continue to maintain or increase their usage of AdTheorent’s platform and services for any other reason, or if AdTheorent fails to attract new customers, its revenue could fail to grow or decline, which would materially and adversely harm its business, operating results and financial condition. AdTheorent cannot assure you that its customers will continue to use and increase their spend on its platform and service offerings or that AdTheorent will be able to attract a sufficient number of new customers to continue to grow its business and revenue. If customers representing a significant portion of AdTheorent’s business decide to materially reduce their use of its platform or service offerings or cease using them altogether, its revenue could be significantly reduced, which could have a material adverse effect on its business, operating results and financial condition. AdTheorent may not be able to replace customers who decrease or cease their usage of its platform or service offerings with new customers that will use them to the same extent.
AdTheorent may be unsuccessful in launching or marketing new products or services, or launching existing products and services into new markets, or it may be unable to successfully integrate new offerings into its existing platform, which would result in significant expense and may not achieve desired results.
AdTheorent regularly evaluates expanding its products into new markets or launching new service offerings in existing or new markets and plans to expand its markets significantly. Any expansion or new offering requires significant expenses and the time of AdTheorent’s key personnel, particularly at the outset of the process, and such new service offerings or expansion of its platform may not result in the customer conversion or profitability that it expects. AdTheorent’s plans to expand and deepen its market share in its existing markets and expand into additional markets are subject to a variety of risks and challenges. AdTheorent cannot assure you that it will be able to increase revenue and create business model efficiencies in new markets in the manner it has in its more mature existing markets.
As AdTheorent continues to expand, it may launch products or services in markets that prove to be more challenging for its business model. As AdTheorent expands across new territories, it will have to adapt its business and operations to local conditions. If AdTheorent is unable to adapt to these new markets and scale effectively, its business and results of operations may be adversely affected.
New markets and new product or service offerings may also subject AdTheorent to new regulatory environments, which could increase its costs as it evaluates compliance with any new regulatory regime. Notwithstanding the expenses and time devoted to expanding an existing product or service offering into a new market or launching a new product offering, AdTheorent may fail to achieve the financial and market share goals associated with the expansion. If AdTheorent cannot manage its expansion efforts efficiently, its market share gains could take longer than planned and its related costs could exceed expectations. In addition, AdTheorent could incur significant costs to seek to expand its market share, and still not succeed in attracting sufficient customers to offset such costs. See also “— Failure to manage AdTheorent’s growth effectively could cause its business to suffer and have an adverse effect on its business, operating results and financial condition” and “— Future acquisitions, strategic investments or alliances could disrupt AdTheorent’s business and harm its business, operating results and financial condition.”
AdTheorent may not realize the expected benefits of an industry shift away from cookie-based consumer tracking and such shift may not occur as rapidly as it expects or may not be realized at all.
AdTheorent expects to benefit as compared to others in its industry from marketers reducing their reliance on vendors and software platforms that rely on third-party cookies for tracking and ad-targeting. However, AdTheorent cannot assure you that the shift away from cookie-based consumer tracking and ad-targeting will happen as rapidly as it expects or that such shift will occur at all. Additionally, even if the shift away from cookie-based consumer tracking does occur, AdTheorent may not be as successful in growing its business and increasing revenue as expected. For example, marketers may not shift their business away from AdTheorent’s competitors if its competitors are successful in developing alternative products or services that are not significantly reliant on the cookie-based framework.
The effects of the ongoing COVID-19 pandemic and other sustained adverse market events have had, and could in the future have, an adverse impact on AdTheorent’s business, operating results and financial condition.
AdTheorent’s business and operations have been and could in the future be adversely affected by health epidemics, such as the global COVID-19 pandemic. The COVID-19 pandemic and efforts to control its spread have curtailed the movement of people, goods and services worldwide, including in the regions in which AdTheorent and its customers and partners operate, and are significantly impacting economic activity and financial markets. Many marketers, particularly those in the travel, retail and automotive industries, decreased or paused their advertising spending as a response to the economic uncertainty, decline in business activity, and other COVID-19-related impacts, which has negatively impacted, and may continue to negatively impact, AdTheorent’s revenue and results of operations, the extent and duration of which it may not be able to accurately predict. The spread of an infectious disease may also result in, and, in the case of the COVID-19 pandemic has resulted in, regional quarantines, labor shortages or stoppages, changes in consumer purchasing patterns, disruptions to service providers’ ability to deliver data on a timely basis, or at all, and overall economic instability.
A recession, depression or other sustained adverse market events resulting from the spread of COVID-19 could materially and adversely affect AdTheorent’s business and that of its customers or potential customers. AdTheorent’s customers’ and potential customers’ businesses or cash flows have been and may continue to be negatively impacted by the COVID-19 pandemic, which has led and may continue to lead them to reduce their advertising spending and delay their advertising initiatives or technology spending, which may materially and negatively impact AdTheorent’s business, operating results and financial condition.

AdTheorent’s customers may also seek adjustments to their payment terms, delay making payments or default on their payables, any of which may impact the timely receipt and/or collectability of AdTheorent’s receivables. As a result, AdTheorent’s financial condition and results of operations may be adversely impacted if the business or financial condition of its customers and marketers is negatively affected by the pandemic.
AdTheorent’s operations are subject to a range of external factors related to the COVID-19 pandemic that are not within its control. AdTheorent has taken precautionary measures intended to minimize the risk of the spread of the virus to its employees, partners and customers, and the communities in which it operates. A wide range of governmental restrictions have also been imposed on AdTheorent’s employees’, customers’ and partners’ physical movement to limit the spread of COVID-19. There can be no assurance that precautionary measures, whether adopted by AdTheorent or imposed by others, will be effective, and such measures could negatively affect AdTheorent’s sales, marketing, and customer service efforts, delay and lengthen its sales cycles, decrease its employees’ or customers’ or partners’ productivity, or create operational or other challenges, any of which could harm AdTheorent’s business, operating results and financial condition.
The economic uncertainty caused by the COVID-19 pandemic has made and may continue to make it difficult for AdTheorent to forecast revenue and operating results and to make decisions regarding operational cost structures and investments. AdTheorent’s business depends on the overall demand for advertising and on the economic health of its customers that benefit from its platform and services. Economic downturns or unstable market conditions may cause AdTheorent’s customers to decrease their advertising budgets, which could reduce usage of AdTheorent’s platform and services and adversely affect its business, operating results and financial condition. AdTheorent has committed, and it plans to continue to commit, resources to grow its business, including to expand its employee base and develop its platform, service offerings and systems, and such investments may not yield anticipated returns, particularly if worldwide business activity continues to be impacted by the COVID-19 pandemic. The duration and extent of the impact from the COVID-19 pandemic depend on future developments that cannot be accurately predicted at this time, and if AdTheorent is not able to respond to and manage the impact of such events effectively, its business may be harmed. Such future developments may include, among others, the duration and spread of the outbreak, new information that may emerge concerning the severity of COVID-19 and government actions to contain COVID-19 or treat its impact, the level of relief efforts designed to help businesses and consumers, including any declines in such levels, impact on AdTheorent’s customers and its sales cycles, impact on its customer, industry or employee events, and effect on its advertising inventory partners.
AdTheorent’s results may also fluctuate unpredictably as and to the extent there is a recovery from the pandemic and a return to non-pandemic business conditions. AdTheorent cannot predict the impact of a post-pandemic recovery on the economy, its customers or consumer patterns or the degree to which certain trends will continue.
If AdTheorent fails to innovate and make the right investment decisions in its offerings and platform, it may not attract and retain customers and its revenue and results of operations may decline.
AdTheorent’s industry is subject to rapid and frequent changes in technology, evolving customer needs and the frequent introduction by competitors of new and enhanced offerings. AdTheorent must regularly make investment decisions regarding offerings and technology to maintain the technological competitiveness of its products and services and meet customer demand and evolving industry standards. The complexity and uncertainty regarding the development of new technologies and the extent and timing of market acceptance of innovative products and services create difficulties in maintaining this competitiveness. The success of any enhancement or new solution depends on many factors, including timely completion, adequate quality testing, appropriate introduction and market acceptance. Without the timely introduction of new products, services and enhancements, AdTheorent’s offerings could become technologically or commercially obsolete over time, in which case its revenue and operating results would suffer. If new or existing competitors have more attractive offerings, AdTheorent may lose customers or customers may decrease their use of its platform or services. New customer demands, superior competitive offerings or new industry standards could require AdTheorent to make unanticipated and costly changes to its platform, service offerings or business model. If AdTheorent fails to enhance its current products and services or fails to develop new products to adapt to its rapidly changing industry or to evolving customer needs, demand for its platform or services could decrease and its business, operating results and financial condition may be adversely affected.

The market for programmatic buying for advertising campaigns is dynamic and evolving. If this market develops more slowly or differently than expected, AdTheorent’s business, operating results and financial condition may be adversely affected.
AdTheorent derives revenue from the sale of targeting digital advertising media through its platform. AdTheorent expects that ad sales will continue to be its primary source of revenue for the foreseeable future, and that its revenue growth will largely depend on increasing customers’ usage of AdTheorent’s platform and services. While the market for programmatic ad buying for mobile and desktop display ads is relatively established, the market in other channels such as connected TV (“CTV”) is still emerging, and AdTheorent’s current and potential customers may not shift quickly enough into these channels, which would reduce the Company’s growth potential. If the market for programmatic ad buying deteriorates or develops more slowly than AdTheorent expects, it could reduce demand for its platform and services, and its business, growth prospects and financial condition would be adversely affected.
In particular, the market for programmatic buying for advertising campaigns across multiple advertising channels is an emerging market. AdTheorent’s ability to provide capabilities across multiple advertising channels may be constrained if it is not be able to maintain or grow advertising inventory for channels, and some of its offerings may not gain market acceptance. AdTheorent may not be able to accurately predict changes in overall industry demand for the channels in which it operates and cannot make assurances that its investment in channel development will correspond to any such changes. For example, AdTheorent cannot predict whether the growth in demand for its CTV offering will continue. Furthermore, if AdTheorent’s channel mix changes due to a shift in customer demand, such as customers shifting their usage more quickly or more extensively than expected to channels in which AdTheorent has relatively less functionality, features, or inventory, such as linear TV, then demand for AdTheorent’s platform and service offerings could decrease, and its business, financial condition, and results of operations could be adversely affected.
AdTheorent receives a significant amount of revenue from certain advertising agencies and brand marketers, and the loss of such customers could harm its business, operating results and financial condition.
AdTheorent had 306 active customers as of September 30, 2021, consisting primarily of independent advertising agencies and brand marketers and to a lesser extent, agencies owned by global holding companies.
AdTheorent does not have exclusive relationships with advertising agencies and it depends on agencies to engage with AdTheorent on advertising campaigns for their clients. The loss of such agencies could significantly harm AdTheorent’s business, operating results and financial condition. If AdTheorent fails to maintain satisfactory relationships with an advertising agency, it risks losing business from the brand marketers represented by that agency.
Brand marketers may change advertising agencies, or work with other platforms. If a brand marketer switches from an agency that utilizes AdTheorent’s platform and services to one that does not, or chooses a different platform for direct engagement, AdTheorent could lose revenue from that brand marketer. In addition, some advertising agencies have strong relationships with competing platforms and may direct their brand marketers to other providers.
AdTheorent may experience fluctuations in its operating results, which could make its future operating results difficult to predict or cause its operating results to fall below securities analysts’ and investors’ expectations.
AdTheorent’s quarterly and annual operating results have fluctuated in the past, and it expects that its future operating results will fluctuate due to a variety of factors, many of which are beyond its control. Period-to-period comparisons of AdTheorent’s operating results should not be relied upon as an indication of its future performance. Fluctuations in AdTheorent’s operating results could cause its performance to fall below the expectations of securities analysts and investors, and adversely affect the price of our Class A common stock. Because AdTheorent’s business is changing and evolving rapidly, and the macroeconomic environment continues to evolve as a result of the COVID-19 pandemic, AdTheorent’s historical operating results may not be necessarily indicative of its future operating results. It is also difficult to predict the impact of a post-pandemic recovery on AdTheorent’s business and operating results. In addition, factors that may cause its operating results to fluctuate include the following:

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changes in demand for AdTheorent’s platform and services, including those related to the seasonal nature of customers’ spending on digital advertising campaigns;

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changes in AdTheorent’s pricing policies, the pricing policies of competitors and the pricing or availability of inventory, data or other third-party services;

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changes in AdTheorent’s customer base, platform and service offerings;

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the addition or loss of advertising agencies and marketers as customers;

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changes in advertising budget allocations, agency affiliations or marketing strategies;

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changes to AdTheorent’s channel mix (including, for example, changes in demand for CTV);

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changes and uncertainty in the regulatory and business environment for AdTheorent or its customers (for example, when Apple or Google change policies for their operating systems and browsers, respectively);

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changes in the economic prospects of marketers or the economy generally (due to COVID-19 or otherwise), which could alter marketers’ spending priorities, or could increase the time or costs required to complete advertising inventory sales;

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changes in the availability of advertising inventory or in the cost of reaching end consumers through digital advertising;

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disruptions or outages on AdTheorent’s platform;

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the introduction of new technologies or offerings by competitors;

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changes in AdTheorent’s capital expenditures as it acquires the hardware, equipment and other assets required to support its business;

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the length and unpredictability of AdTheorent’s sales cycle;

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costs related to acquisitions of businesses or technologies, or employee recruiting; and

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shifting views and behaviors of consumers concerning use of data.

Based upon the factors above and others beyond its control, AdTheorent has a limited ability to forecast its future revenue, costs and expenses, and, as a result, its operating results may, from time to time, fall below its estimates or the expectations of securities analysts and investors.
Customers have the option to use AdTheorent’s platform on a self-service basis, which requires it to commit substantial time and expenses towards training potential customers on how to make full use of its platform. If AdTheorent fails to offer sufficient customer training and support for its platform, it may not be able to attract new customers or maintain its current customers.
Because AdTheorent operates a platform that has many powerful tools, is capable of performing complicated campaign executions and customers can choose to use on a self-service basis, AdTheorent may be required to spend a substantial amount of time and effort educating and training current customers and potential customers on how to make full use of its platform. Because potential customers may already be trained to use competitors’ platforms, AdTheorent is also required to spend a significant amount of time cultivating relationships with those potential customers to ensure they understand the potential benefits of its platform and this relationship building process can take many months and may not result in AdTheorent winning an opportunity with any given potential customer. As a result, customer training and support is critical for the successful and continued use of AdTheorent’s platform and for maintaining and increasing spend through the platform from existing and new customers.
Providing this training and support requires that AdTheorent’s platform operations personnel have specific domain knowledge and expertise, making it more difficult for it to hire qualified personnel and to scale up its support operations due to the extensive training required. The importance of high-quality customer service will increase as AdTheorent expands its business and pursues new customers. If AdTheorent is not responsive and proactive regarding its customers’ advertising needs, or does not provide effective support for its customers’ advertising campaigns, its ability to retain existing customers would suffer and its reputation with existing or potential customers would be harmed, which would negatively impact its business.

AdTheorent is subject to payment-related risks and if its customers do not pay, or dispute their invoices, its business, operating results and financial condition may be adversely affected.
AdTheorent may be involved in disputes with customers over the operation of its platform and services, the terms of its service or its billings for purchases made by them through AdTheorent’s platform. When AdTheorent is unable to collect or make adjustments to its bills to customers, it incurs write-offs for bad debt, which could have a material adverse effect on its results of operations for the periods in which the write-offs occur. In the future, bad debt may exceed reserves for such contingencies and AdTheorent’s bad debt exposure may increase over time. Any increase in write-offs for bad debt could have a materially negative effect on AdTheorent’s business, operating results and financial condition.
Furthermore, AdTheorent is generally contractually required to pay suppliers of advertising inventory and data within a negotiated period of time, regardless of whether its customers pay on time, or at all. While AdTheorent attempts to negotiate long payment periods with its suppliers and shorter periods from its customers, it is not always successful. As a result, AdTheorent’s accounts payable are often due on shorter cycles than its accounts receivables, requiring it to remit payments from its own funds, and accept the risk of bad debt. The Company’s standard payment terms range from 30 to 60 days. The Company’s consolidated average days sales outstanding (“DSO”) for the year ended December 31, 2020, was 95 days, for the year ended December 31, 2019, was 94 days, for the nine months ended September 30, 2021, was 93 days, and for the nine months ended September 30, 2020, was 107 days. DSO is calculated by dividing average accounts receivable for the period by revenue recorded for the period multiplied by the number of days in the period. For the periods presented, the Company’s DSO has exceeded the standard payment terms of customers, because like many companies in its industry, AdTheorent often experiences slow payment by advertising agencies, such that advertising agencies must first collect payment from their customers before remitting payment to AdTheorent. The Company evaluates the creditworthiness of customers on a regular basis. Accounts receivable are recorded at the invoiced amount, are unsecured, and do not bear interest. The allowance for doubtful accounts is based on the best estimate of the amount of probable credit losses in existing accounts receivable. The Company individually reviews all balances that exceed 90 days from the invoice date and assesses for provisions for doubtful accounts based on an assessment of the balance that will not be collected. Factors considered include the aging of the receivable, historical write off experience, the creditworthiness of each agency customer, and general economic conditions. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is remote.
Days payable outstanding (“DPO”) is calculated by dividing the average accounts payable for the period presented by the expense activity classified as platform operations less allocated costs of the Company’s personnel and allocated depreciation and amortization for the periods presented multiplied by the number of days in the period. DPO for the year ended December 31, 2020, was 56 days and for the year ended December 31, 2019 was 55 days. No significant change is noted between periods. DPO for the nine months ended September 30, 2021, was 53 days and for the nine months ended September 30, 2020 was 59 days. No significant change is noted between periods.
DSO is calculated by dividing average accounts receivable for the period by revenue recorded for the period multiplied by the number of days in the period. DSO for the year ended December 31, 2020, was 95 days and for the year ended December 31, 2019 was 94 days. No significant change is noted between periods. DSO for the nine months ended September 30, 2021, was 93 days and for the nine months ended September 30, 2020 was 107 days. The decrease in DSO was primarily due to a decrease in customer payment cycles as compared to the nine-month period ended September 30, 2020 during which DSO had increased due to the impact of COVID-19 on customers.
This payment process will increasingly consume working capital if AdTheorent continues to be successful in growing its business. In addition, like many companies in its industry, AdTheorent often experiences slow payment by advertising agencies, such that its liabilities may exceed its assets at times. If AdTheorent is unable to borrow against its assets on commercially acceptable terms, its working capital availability could be reduced, and as a consequence its results of operations and financial condition would be adversely impacted.

Due to these timing considerations, AdTheorent may rely on its credit facility and cash on hand (including net proceeds from this transaction) to partially or completely fund its working capital requirements. AdTheorent cannot assure you that as it continues to grow, its business will generate sufficient cash flow from operations or that future borrowings will be available to it under the credit facility in an amount sufficient to fund its working capital needs. If AdTheorent’s cash flows and credit facility borrowings are insufficient to fund its working capital requirements, it may not be able to grow at the rate it currently expects or at all. In addition, in the absence of sufficient cash flows from operations, AdTheorent might be unable to meet its obligations under its credit facility and it may therefore be at risk of default thereunder. AdTheorent cannot assure you that it would be able to access additional financing or increase its borrowing or borrowing capacity under its current or any future credit facility on commercially reasonable terms or at all.
If AdTheorent’s access to advertising inventory is diminished or fails to grow, its revenue could decline and its growth could be impeded.
AdTheorent must maintain a consistent supply of ad inventory. Its success depends on its ability to secure inventory on reasonable terms across a broad range of advertising inventory partners in various verticals and formats. The amount, quality and cost of inventory available to AdTheorent can change at any time. If AdTheorent’s relationships with any of its significant suppliers were to cease, or if the material terms of these relationships were to change unfavorably, its business would be negatively impacted. AdTheorent’s suppliers are generally not bound by long-term contracts. As a result, there is no guarantee that it will have access to a consistent supply of inventory on favorable terms. Inventory suppliers control the sales process for the inventory they supply, and their processes may not always work in AdTheorent’s favor. For example, suppliers may place restrictions on the use of their inventory, including prohibiting the placement of advertisements on behalf of specific marketers.
As new types of inventory, such as digital advertising for television, become more readily available, AdTheorent will need to expend significant resources to ensure that it has access to such new inventory. Although television advertising is a large market, only a relatively small percentage of it is currently purchased programmatically. AdTheorent is investing heavily in its programmatic television offering, including by increasing its workforce and by adding new features, functions and integrations to its platform. If the digital television advertising market does not grow as AdTheorent anticipates or it fails to successfully serve such a market, its growth prospects could be harmed.
AdTheorent’s success depends on consistently adding valued inventory in a cost-effective manner. If it is unable to maintain a consistent supply of inventory for any reason, customer retention and loyalty, and its operating results and financial condition could be harmed.
If AdTheorent does not effectively grow and train its sales and support teams, it may be unable to add new customers or increase usage of its platform and services by its existing customers and its business will be adversely affected.
AdTheorent is substantially dependent on its sales and support teams to obtain new customers and to increase usage of its platform and services by its existing customers. AdTheorent believes that there is significant competition for sales personnel with the skills and technical knowledge that it requires. AdTheorent’s ability to achieve revenue growth will depend, in large part, on its success in recruiting, training, integrating and retaining sufficient numbers of sales personnel to support its growth. Due to the complexity of AdTheorent’s platform and services, a significant time lag exists between the hiring date of sales and support personnel and the time when they become fully productive. AdTheorent’s recent and planned hires may not become productive as quickly as it expects, and it may be unable to hire or retain sufficient numbers of qualified individuals in the markets where it does business or plans to do business. If AdTheorent is unable to hire and train sufficient numbers of effective sales personnel, or the sales personnel are not successful in obtaining new customers or increasing its existing customers’ spend, its business will be adversely affected.
As AdTheorent’s costs increase, it may not be able to generate sufficient revenue to sustain current level of profitability.
AdTheorent anticipates continued growth that could require substantial financial and other resources to, among other things:

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develop its platform, including by investing in its engineering team, creating, acquiring or licensing new products or features, and improving the functionality, availability and security of its platform;

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improve its technology infrastructure, including investing in internal technology development and acquiring outside technologies;

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cover general and administrative expenses, including legal, accounting and other expenses necessary to support a larger organization;

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cover sales and marketing expenses, including a significant expansion of its direct sales organization;

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cover expenses relating to data collection and consumer privacy compliance, including additional infrastructure, automation and personnel; and

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explore strategic acquisitions.

Investing in the foregoing, however, may not yield anticipated returns. Consequently, as AdTheorent’s costs increase, it may not be able to generate sufficient revenue to achieve or sustain profitability.
AdTheorent has plans to allow its customers to utilize application programming interfaces, or APIs, with its platform, which could result in outages or security breaches and negatively impact its business, operating results and financial condition.
AdTheorent may permit its customers to access the AdTheorent platform using application programming interfaces, or APIs. To the extent this occurs, its APIs may allow customers to develop custom integration of their business with AdTheorent’s platform. The use of APIs would increase security and operational risks to AdTheorent’s systems, including the risk for intrusion attacks, data theft, or denial of service attacks. Furthermore, while APIs would allow customers greater ease and power in accessing AdTheorent’s platform, they also present risks related to overusing AdTheorent’s systems, potentially causing outages. While AdTheorent intends to take measures to decrease security and outage risks associated with the use of APIs, it cannot guarantee that such measures will be successful. AdTheorent’s failure to prevent outages or security breaches resulting from API use could result in government enforcement actions against it, claims for damages by consumers and other affected individuals, costs associated with investigation, notification, mitigation, and remediation, damage to its reputation and loss of goodwill, any of which could have a material adverse impact on its business, operating results and financial condition.
Operational and performance issues with AdTheorent’s platform, whether real or perceived, including a failure to respond to technological changes or to upgrade its technology systems, may adversely affect its business, operating results and financial condition.
AdTheorent depends upon the sustained and uninterrupted performance of its platform to manage its inventory supply; acquire inventory for each campaign; collect, process and interpret data; and optimize campaign performance in real time and provide billing information to its financial systems. If its platform cannot scale to meet demand, if there are errors in its execution of any of these functions on its platform, or if it experiences outages, then AdTheorent’s business may be harmed.
AdTheorent’s platform is complex and multifaceted, and operational and performance issues could arise both from the platform itself or from outside factors, such as cyberattacks or other third-party attacks. Errors, failures, vulnerabilities or bugs have been found in the past, and may be found in the future. AdTheorent’s platform also relies on third-party technology and systems to perform properly, and its platform is often used in connection with computing environments utilizing different operating systems, system management software, equipment and networking configurations, which may cause errors in, or failures of, its platform or such other computing environments. Operational and performance issues with its platform could include the failure of AdTheorent’s user interface, outages, errors during upgrades or patches, discrepancies in costs billed versus costs paid, unanticipated volume overwhelming its databases, server failure, or catastrophic events affecting one or more server facilities. While AdTheorent has built redundancies in its systems, full redundancies do not exist. Some failures could shut AdTheorent’s platform down completely, others only partially.

As AdTheorent grows its business, it expects to continue to invest in technology services and equipment. Without these improvements, AdTheorent’s operations might suffer from unanticipated system disruptions, slow transaction processing, unreliable service levels, impaired quality or delays in reporting accurate information regarding transactions in its platform, any of which could negatively affect its reputation and ability to attract and retain customers. In addition, the expansion and improvement of its systems and infrastructure may require AdTheorent to commit substantial financial, operational and technical resources, with no assurance its business will grow. If AdTheorent fails to respond to technological change or to adequately maintain, expand, upgrade and develop its systems and infrastructure in a timely fashion, its growth prospects and results of operations could be adversely affected.
Operational and performance issues with its platform could also result in negative publicity, damage to its brand and reputation, loss of or delay in market acceptance of its platform, increased costs or loss of revenue, loss of the ability to access its platform, loss of competitive position or claims by customers for losses sustained by them. Alleviating problems resulting from such issues could require significant expenditures of capital and other resources and could cause interruptions, delays or the cessation of AdTheorent’s business, any of which may adversely affect its operating results and financial condition.
If AdTheorent’s access to data is diminished, the effectiveness of its platform and services would be decreased, which could harm its operating results and financial condition.
A portion of the data that AdTheorent uses is obtained through integrations with third-party data suppliers. AdTheorent is dependent upon its ability to obtain necessary data licenses on commercially reasonable terms. AdTheorent could suffer material adverse consequences if it were unable to obtain data through its integrations with data suppliers. Its ability to serve particular customers is also enhanced when such customers upload their own data. AdTheorent’s operation of its platform and access to data could be negatively affected if, due to legal, contractual, privacy, market optics, competition or other economic concerns, third parties cease entering into data integration agreements with it or customers cease uploading their data to its platform.
Additionally, AdTheorent could terminate relationships with its data suppliers if they fail to adhere to its data quality and privacy standards.
If AdTheorent were to lose access to significant amounts of the data that enables its framework, its ability to provide products and services to customers could be materially and adversely impacted, which could be materially adverse to its business, operating results and financial condition. See “— AdTheorent’s business or ability to operate its platform could be impacted by changes in the technology industry by established technology companies or government regulation. Such developments, including the restriction of “third-party cookies,” could cause instability in the advertising technology industry.”
AdTheorent is dependent on the continued availability of third-party hosting and transmission services. Operational issues with, or changes to the costs of, its third-party data center providers could harm its business, reputation or results of operations.
AdTheorent currently serves the majority of its platform functions from third-party data center hosting facilities, and it primarily uses shared servers in such facilities. AdTheorent is dependent on these third parties to provide continuous power, cooling, Internet connectivity and physical and technological security for its servers, and its operations depend, in part, on their ability to protect these facilities against any damage or interruption from natural disasters, such as earthquakes and hurricanes, power or telecommunication failures, criminal acts and similar events. In the event that any of AdTheorent’s third-party facilities arrangements are terminated, or if there is a lapse of service or damage to a facility, AdTheorent could experience interruptions in its platform as well as delays and additional expenses in arranging new facilities and services.
Any damage to, or failure of, the systems of AdTheorent’s third-party providers could result in interruptions to its platform. Despite precautions taken at its data centers, the occurrence of spikes in usage volume, a natural disaster, such as an earthquake or hurricane, an act of terrorism, vandalism or sabotage, a decision to close a facility without adequate notice, or other unanticipated problems at a facility could result in lengthy interruptions in the availability of its platform. Even with current and planned disaster recovery arrangements, AdTheorent’s business could be harmed. Also, in the event of damage or interruption, its insurance policies may not adequately compensate it for any losses that it may incur. These factors in turn could further reduce AdTheorent’s revenue, subject it to liability and cause it to issue credits or cause customers to stop using its platform, any of which could materially and adversely affect its business.
AdTheorent incurs significant costs with its third-party data hosting services. If the costs for such services increase due to vendor consolidation, regulation, contract renegotiation, or otherwise, AdTheorent may not be able to increase the fees for its products and services to cover the changes. As a result, its operating results may be significantly worse than forecasted.
If the non-proprietary technology, software, products and services that AdTheorent uses are unavailable, have future contractual terms it cannot agree to, or do not perform as it expects, its business, operating results and financial condition could be harmed.
AdTheorent depends on various technology, software, products and services from third parties or available as open source, including for critical features and functionality of its platform and tools, payment processing, payroll and other professional services. Identifying, negotiating, complying with and integrating with third-party terms and technology are complex, costly and time-consuming matters. Failure by third-party providers to maintain, support or secure their technology either generally or for AdTheorent’s accounts specifically, or downtime, errors or defects in their products or services, could materially and adversely impact AdTheorent’s platform, its administrative obligations or other areas of its business. Having to replace any third-party providers or their technology, products or services could result in outages or difficulties in AdTheorent’s ability to provide its services.
AdTheorent’s failure to meet content and inventory standards and provide services that its customers and inventory suppliers trust could harm its brand and reputation and negatively impact its business, operating results and financial condition.
AdTheorent does not provide or control the content of the advertisements it serves or that of the websites providing the inventory. Its customers provide the advertising content and inventory suppliers provide the inventory. Both customers and inventory suppliers are concerned about being associated with content they consider inappropriate, competitive or inconsistent with their brands, or illegal, and they are hesitant to spend money without guaranteed brand security. Consequently, AdTheorent’s reputation depends in part on providing services that its customers and inventory suppliers trust. AdTheorent prohibits the misuse of its platform by its agency and their brand marketer customers, and certain suppliers. Additionally, AdTheorent uses its proprietary technology and third-party services to, and it participates in industry co-ops that work to, detect malware and other content issues as well as click fraud (whether by humans or software known as “bots”) and to block fraudulent inventory. Despite such efforts, AdTheorent’s customers may inadvertently purchase inventory that proves to be unacceptable for their campaigns, in which case AdTheorent may not be able to recoup the amounts paid to inventory suppliers. Preventing and combating fraud is an industry-wide issue that requires constant vigilance, as well as a balancing of cost effectiveness and risk, and AdTheorent cannot guarantee that it will be fully successful in its efforts to combat fraud. AdTheorent may provide access to inventory that is objectionable to its customers or it may serve advertising that contains malware or objectionable content to its inventory suppliers, which could harm its or its customers’ brands and reputation, cause customers to decrease or terminate their relationship with it or otherwise negatively impact its business, operating results and financial condition.
AdTheorent may have long sales cycles, which can result in significant time between initial contact with a prospect and converting that prospect to a customer, making it difficult to project when, if at all, it will obtain new customers and when it will generate revenue from those customers.
AdTheorent’s sales cycle, from initial contact to campaign implementation and payment collection, can take significant time, on average about 45 days. As part of its sales cycle, AdTheorent may incur significant expenses before it generates any revenue from a prospective customer. AdTheorent has no assurance that the substantial time and money spent on its sales efforts will generate significant revenue. If conditions in the marketplace, generally or with a specific prospective customer, change negatively, it is possible that AdTheorent will be unable to recover any of these expenses. AdTheorent’s sales efforts involve educating its customers about the use, technical capabilities and benefits of its platform and service offerings. Some of AdTheorent’s customers undertake an evaluation process that frequently involves not only AdTheorent’s platform and services but also the offerings of its competitors. As a result, it is difficult to predict when AdTheorent will obtain new customers and begin generating revenue from these new customers. Even if AdTheorent’s sales efforts result in obtaining a new customer, the customer controls when and to what extent it uses AdTheorent’s platform and services and therefore the amount of revenue generated, and it may not sufficiently justify the expenses incurred to acquire the customer and the related training support. As a result, AdTheorent may not be able to add customers, or generate revenue, as quickly as it may expect, which could harm its growth prospects.
AdTheorent faces potential liability and harm to its business based on the human factor of inputting information into its platform.
AdTheorent or its customers set up campaigns on AdTheorent’s platform using a number of available variables. While its platform includes several checks and balances, it is possible for human error to result in significant over-spending. For example, campaigns which last for a period of time can be set to pace evenly or as quickly as possible. If a customer with a high credit limit enters an incorrect daily cap with a campaign set to a rapid pace, it is possible for a campaign to accidently go significantly over budget. AdTheorent’s potential liability for such errors may be higher when they occur in situations in which AdTheorent is executing purchases on behalf of a customer rather than the customer using the self-service feature of AdTheorent’s platform.
The market growth forecasts provided by AdTheorent may prove to be inaccurate and, even if the market in which AdTheorent competes achieves forecasted growth, AdTheorent cannot assure you that its business will grow at similar rates, if at all.
Market growth forecasts are subject to significant uncertainty and are based on assumptions and estimates which may not prove to be accurate. The forecasts provided by AdTheorent relating to expected growth in the digital advertising and programmatic ad markets may prove to be inaccurate. Even if these markets experience the forecasted growth, AdTheorent may not grow its business at similar rates, or at all. AdTheorent’s growth is subject to many factors including its success in implementing its business strategy, which is subject to many risks and uncertainties.
Risks Related to Data Privacy
Changes in legislative, judicial, regulatory, or cultural environments relating to information collection, use and processing may limit AdTheorent’s ability to collect, use and process data. Such developments could cause revenue to decline, increase the cost of data, reduce the availability of data and adversely affect the demand for AdTheorent’s products and services.
As a demand side platform within the digital programmatic ecosystem, AdTheorent receives, stores and processes certain personal information and other data from and about consumers in addition to personal information and other data from and about its customers, employees, and services providers. AdTheorent’s handling of this data is subject to a wide variety of federal, state, and foreign laws and regulations and is subject to regulation by various government authorities and consumer actions. AdTheorent’s data handling is also subject to contractual obligations and may be deemed to be subject to industry standards.
The U.S. federal and various state and foreign governments have adopted or proposed laws relating to the collection, disclosure, processing, use, storage and security of data relating to individuals and households, including the use of contact information and other data for marketing, advertising and other communications with individuals and businesses. In the U.S., various laws and regulations apply to the collection, disclosure, processing, use, storage and security of certain types of data. Additionally, the FTC, many state attorneys general, and many courts are interpreting federal and state consumer protection laws as imposing standards for the collection, disclosure, process, use, storage and security of data. The regulatory framework for data privacy issues worldwide is complex, continually evolving and often conflicting, and is likely to remain uncertain for the foreseeable future. The occurrence of unanticipated events often rapidly drives the adoption of legislation or regulation affecting the use, collection or other processing of data and the manner in which AdTheorent conducts its business. As a result, further restrictions could be placed upon the collection, disclosure, processing, use, storage and security of information, which could result in a material increase in the cost of obtaining certain kinds of data and could limit the ways in which AdTheorent may collect, disclose, process, use, store or secure information.
U.S. federal and state legislatures, along with federal regulatory authorities, have recently increased their focus on matters concerning the collection and use of consumer data, including relating to interest-based advertising, or the use of data to draw inferences about a user’s interests and deliver relevant advertising to that user, and similar or related practices, such as cross-device data collection and aggregation, and steps taken to de-identify personal data and to use and distribute the resulting data, including for purposes of personalization and the targeting of advertisements. In the U.S., non-sensitive consumer data generally may be used under current rules and regulations, subject to certain restrictions, including relating to transparency and affirmative “opt-out” rights of the collection or use of such data in certain instances. To the extent additional opt-out rights are made available in the U.S., additional regulations are imposed, or if an “opt-in” model were to be adopted, less data would be available, the cost of data and compliance would be higher, or AdTheorent could be required to modify its data processing practices and policies. For example, California recently enacted legislation, the CCPA, that became operative on January 1, 2020 and came under California Attorney General (“AG”) enforcement on July 1, 2020. The CCPA requires covered companies to, among other things, provide new disclosures to California consumers and grant such consumers a new right to opt-out of “sales” of personal information, a concept that is defined broadly. The CCPA is also subject to regulations issued by the California AG, which were finalized and became effective in August 2020. The California Privacy Rights and Enforcement Act (“CPRA”), which was passed as a ballot initiative in November 2020 and comes into effect on January 1, 2023, expands upon the CCPA and, among other things, creates new categories of personal information with additional protections, creates new data subject rights such as a right of correction, creates a new state rulemaking and enforcement agency for the CPRA, expands potential liability for violations and gives consumers rights to opt out of additional forms of data sharing with third parties. It remains unclear how aspects of the CCPA (as amended by the CPRA) or its implementing regulations will be interpreted. AdTheorent cannot yet fully predict the impact of these laws on its business or operations, but it or future regulations (particularly any regulations using an “opt-in” model), could require AdTheorent or its customers to modify data processing practices and policies and to incur substantial costs and expenses in an effort to comply. Decreased availability and increased costs of information and costs of compliance could adversely affect AdTheorent’s ability to meet its customers’ expectations and requirements and could result in decreased revenue.
While AdTheorent’s platform and framework operate primarily in the United States and Canada, some of its operations may subject it to data privacy laws outside the United States. In the European Union (“EU”), the European General Data Protection Regulation (“GDPR”) took effect on May 25, 2018 and applies to AdTheorent’s processing of personal data related to individuals who are in the European Union. The GDPR includes significant penalties for noncompliance of up to the greater of €20 million or 4% of an enterprise’s global turnover (or revenue) for the preceding fiscal year, and each European Union Member State may provide for other penalties applicable to such noncompliance.
AdTheorent is subject to evolving laws and regulations that dictate whether, how, and under what circumstances it, or its data processors, may transfer, process and/or receive certain data, including data shared between countries or regions in which it operates and data shared among its products and services. For example, ongoing legal uncertainty in Europe regarding the transfer of data to the United States could result in further limitations, including in light of the recent Schrems II ruling from the Court of Justice of the European Union dated July 16, 2020. This ruling effectively invalidated the EU-U.S. Privacy Shield framework, and while it upheld the Standard Contractual Clauses (“SCCs”) as an alternative mechanism, it requires the parties to the SCCs to ensure that the level of protection required by European Union law is respected, potentially by yet-to-be-clarified supplementary measures. Similarly, legal uncertainty could result in further limitations regarding the United Kingdom, which exited the European Union on January 31, 2020, in particular in relation to data transfers to and from the United Kingdom. Certain countries outside of the European Union have also passed (e.g. Russia, China) or are considering passing laws requiring local data residency or otherwise impeding the transfer of data across borders. If one or more of the legal bases for transferring data is invalidated, if AdTheorent is unable to transfer or receive data between and among countries and regions in which it operates, or if it is prohibited from sharing data among its products and services, it could affect the manner in which AdTheorent provides its services or adversely affect its financial results.
In addition to government regulation, self-regulatory standards and other industry standards may legally or contractually apply to AdTheorent or be argued to apply to it, or it may elect to comply with such standards or to facilitate its customers’ compliance with such standards. Because privacy, data protection, and information security are competitive factors in AdTheorent’s industry, it may make statements on its website, in marketing materials, or in other settings about its data security measures and its compliance with, or its ability to facilitate its customers’ compliance with, these standards. AdTheorent is a member of self-regulatory bodies that impose additional requirements related to the collection, use, and disclosure of consumer data. Under the requirements of these self-regulatory bodies, in addition to other compliance obligations, AdTheorent is obligated to provide all consumers with notice about its use of cookies and other technologies to execute the collection of consumer data and of its collection and use of consumer data for certain purposes, and to provide consumers with certain choices relating to the use of consumer data. Some of these self-regulatory bodies have the ability to discipline members or participants, which could result in fines, penalties, and/or public censure (which could in turn cause reputational harm). Additionally, some of these self-regulatory bodies might refer violations of their requirements to the Federal Trade Commission or other regulatory bodies.
Regulatory investigations and enforcement actions could also impact AdTheorent. In the United States, the FTC uses its enforcement powers under Section 5 of the Federal Trade Commission Act (which prohibits “unfair” and “deceptive” trade practices) to investigate companies engaging in online tracking and the processing of consumer personal information more generally. Advocacy organizations have also filed complaints with applicable data protection authorities against advertising technology companies, arguing that certain of these companies’ practices do not comply with the GDPR or other applicable authorities. It is possible that investigations or enforcement actions will involve AdTheorent’s practices or similar practices.
AdTheorent’s legal risk depends in part on its customers’ or other third parties’ adherence to privacy laws and regulations and their use of AdTheorent’s services in ways consistent with end user expectations. AdTheorent relies on representations made to it by customers and data suppliers that they will comply with all applicable laws, including all relevant privacy and data protection regulations. Although AdTheorent makes reasonable efforts to enforce such representations and contractual requirements, it does not fully audit its customers’ or data suppliers’ compliance with its recommended disclosures or their adherence to privacy laws and regulations. If AdTheorent’s customers or data suppliers fail to adhere to its expectations or contracts in this regard, it and its customers or data suppliers could be subject to adverse publicity, damages, and related possible investigation or other regulatory activity.
Because the interpretation and application of privacy and data protection laws, regulations and standards are uncertain, it is possible that these laws, regulations and standards may be interpreted and applied in manners that are, or are asserted to be, inconsistent with AdTheorent’s data management practices or the technological features of its products and services. If so, in addition to the possibility of fines, investigations, lawsuits and other claims and proceedings, it may be necessary or desirable for AdTheorent to fundamentally change its business activities and practices or modify its products and services, which could have an adverse effect on its business. AdTheorent may be unable to make such changes or modifications in a commercially reasonable manner or at all. Any inability to adequately address privacy concerns, even if unfounded, or any actual or perceived failure to comply with applicable privacy or data protection laws, regulations, standards or policies, could result in additional cost and liability to AdTheorent, damage its reputation, inhibit sales and harm its business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, standards and policies that are applicable to the businesses of AdTheorent’s customers may limit the use and adoption of, and reduce the overall demand for, its platform. Privacy concerns, whether valid or not valid, may inhibit market adoption of AdTheorent’s platform particularly in certain industries and foreign countries.
Adapting AdTheorent’s business to the CCPA and its implementing regulations and to the enhanced and evolving privacy obligations in the EU and elsewhere could continue to involve substantial expense and may cause AdTheorent to divert resources from other aspects of its operations, all of which may adversely affect its business. Further, adaptation of the digital advertising marketplace requires increasingly significant collaboration between participants in the market, such as publishers and marketers. Failure of the industry to adapt to changes required for operating under laws including the CCPA and the GDPR and user response to such changes could negatively impact inventory, data, and demand. AdTheorent cannot control or predict the pace or effectiveness of such adaptation, and it cannot currently predict the impact such changes may have on its business.
AdTheorent’s business or ability to operate its platform could be impacted by changes in the technology industry by established technology companies or government regulation. Such developments, including the restriction of “third-party cookies,” could cause instability in the advertising technology industry.
Digital advertising and in-app advertising are largely dependent on established technology companies and their operation of the most commonly used Internet browsers (Chrome, Firefox, Internet Explorer and Safari), devices and their operating systems (Android and iOS). These companies may change the operations or policies of their browsers, devices and operating systems in a manner that fundamentally changes AdTheorent’s ability to operate its platform or collect data. Users of these browsers, devices or operating systems may also adjust their behaviors and use of technology in ways that change AdTheorent’s ability to collect data. Digital advertising and in-app advertising are also dependent, in part, on internet protocols and the practices of internet service providers, including IP address allocation. Changes that these providers make to their practices, or adoption of new internet protocols, may materially limit or alter the availability of data. A limitation or alteration of the availability of data in any of these or other instances may have a material impact on the advertising technology industry, which could decrease advertising budgets and subsequently reduce AdTheorent’s revenue and adversely affect its business, operating results and financial condition.
For example, browser providers have recently enacted changes restricting the use of third-party cookies in their browsers, which may cause instability in the digital advertising market. Execution of digital advertising relies to a significant extent on the use of cookies, pixels and other similar technology, including mobile device identifiers that are provided by mobile operating systems for advertising purposes, to collect data about users and devices. Although AdTheorent’s business is less reliant on cookies than some of its competitors because it does not need cookies to target digital ads effectively, AdTheorent may use third-party cookies, to the extent available, as a targeting component or in other capacities such as attribution or frequency capping. Third-party cookies are cookies owned and used by parties other than the owners of the website visited by the Internet user, in connection with their business for obtaining information about consumers, and for delivering digital advertising. In June 2021, Google publicly stated it intends for Chrome to phase out third-party cookies by the end of 2023, and it is possible Google will make additional related announcements. Google has also introduced ad blocking software in its Chrome web browser that will block certain ads based on quality standards established under a multi-stakeholder coalition. Additionally, the Safari browser currently blocks third-party cookies by default and has recently added controls that algorithmically block or limit some cookies. Other browsers have added similar controls. These actions will have significant impacts on the digital advertising and marketing ecosystems in which AdTheorent operates, which could cause changes in advertising budget allocations and thereby could negatively impact its business.
For in-app advertising, data regarding interactions between users and devices are tracked mostly through stable, pseudonymous mobile device identifiers that are built into the device operating system with privacy controls that allow users to express a preference with respect to data collection for advertising, including to disable the identifier. These identifiers and privacy controls are defined by the developers of the mobile platforms and could be changed by the mobile platforms in a way that may negatively impact AdTheorent’s business. Privacy aspects of other channels for programmatic advertising, such as CTVs or over-the-top video, are still developing. Technical or policy changes, including regulation or industry self-regulation, could harm AdTheorent’s growth in those channels.
Digital advertising is also subject to government regulation which may impact AdTheorent’s ability to collect and use data. As the collection and use of data for digital advertising has received ongoing media attention over the past several years, some government regulators, such as the FTC, and privacy advocates have raised significant concerns around observed data. There has been an array of ‘do-not-track’ efforts, suggestions and technologies introduced to address these concerns. However, the potential regulatory and self-regulatory landscape is inherently uncertain, and there is no consensus definition of tracking, nor agreement on what would be covered by ‘do-not-track’ functionality. There is activity by the major Internet browsers to make ‘do-not-track’ functionality the default setting, including by Safari and Firefox. It is not clear if other Internet browsers will follow.
Limitations on AdTheorent’s or AdTheorent’s customers’ ability to collect and use data for advertising, whether imposed by established technology companies or U.S. legislation, or otherwise, may impact the performance of its platform and its results of operations.
Uncertainty caused by lack of uniformity among laws to which AdTheorent is or may become subject and instability in the global legal landscape may cause AdTheorent to incur additional or unexpected costs and legal risk, increase its risk of reputational harm, or cause AdTheorent to change its platform, service offerings or business model.
AdTheorent cannot predict the future of the regulatory landscape regarding the protection of personal information. U.S. (state and federal) and foreign governments are considering enacting additional legislation related to privacy and data protection and AdTheorent expects to see an increase in, or changes to, legislation and regulation in this area. For example, in the U.S., a federal privacy law is the subject of active discussion and several bills have been introduced. Additionally, industry groups in the U.S. and their international counterparts have self-regulatory guidelines that are subject to periodic updates to which AdTheorent has agreed to adhere. High profile incidents involving breaches of personal information or misuse of consumer information may increase the likelihood of new U.S. federal, state, or international laws or regulations in addition to those set out above, and such laws and regulations may be inconsistent across jurisdictions.
In addition to laws regulating the processing of personal information, AdTheorent is also subject to regulation with respect to political advertising activities, which is governed by various federal and state laws in the U.S., and national and provincial laws worldwide. Online political advertising laws are rapidly evolving, and in certain jurisdictions have varying transparency and disclosure requirements. The lack of uniformity and increasing requirements on transparency and disclosure could adversely impact the inventory made available for political advertising and the demand for such inventory on AdTheorent’s platform, and otherwise increase its operating and compliance costs. Concerns about political advertising, whether or not valid and whether or not driven by applicable laws and regulations, industry standards, customer or inventory provider expectations, or public perception, may harm AdTheorent’s reputation, result in loss of goodwill, and inhibit use of its platform and services by current and future customers.
Additionally, as the advertising industry evolves, and new ways of collecting, combining and using data are created, governments may enact legislation in response to technological advancements and changes that could result in AdTheorent having to redesign features or functions of its platform, therefore incurring unexpected compliance costs.
These laws and other obligations may be interpreted and applied in a manner that is inconsistent with AdTheorent’s existing data management practices or the features of its platform. If so, in addition to the possibility of fines, lawsuits and other claims, AdTheorent could be required to fundamentally change its business activities and practices or modify its products, which could have an adverse effect on its business. AdTheorent may be unable to make such changes and modifications in a commercially reasonable manner or at all, and its ability to develop new products and features could be limited. All of this could impair AdTheorent or its customers’ ability to collect, use, or disclose information relating to consumers, which could decrease demand for its platform and services, increase its costs, and impair its ability to maintain and grow its customer base and increase its revenue.
Commitments to advertising technology industry self-regulation may subject AdTheorent to investigation by government or self-regulatory bodies, government or private litigation, and operational costs or harm to its reputation or brand.
In addition to its legal obligations, AdTheorent has committed to comply, and generally requires its customers and partners to comply, with applicable self-regulatory principles, such as the Network Advertising Initiative’s Code of Conduct and the Digital Advertising Alliance’s Self-Regulatory Principles for Online

Behavioral Advertising in the U.S., and similar self-regulatory principles in Europe and Canada adopted by the local Digital Advertising Alliance.
Trade associations and industry self-regulatory groups have also promulgated best practices and other industry standards relating to targeted advertising. AdTheorent’s efforts to comply with these self-regulatory principles include offering Internet users notice and choice when advertising is served to them based, in part, on their interests. If AdTheorent or its customers or partners make mistakes in the implementation of these principles, or if self-regulatory bodies expand these guidelines or government authorities issue different guidelines regarding Internet-based advertising, or opt out mechanisms fail to work as designed, or if Internet users misunderstand AdTheorent’s technology or its commitments with respect to these principles, AdTheorent may, as a result, be subject to negative publicity, government investigation, government or private litigation, or investigation by self-regulatory bodies or other accountability groups. Any such action against AdTheorent, or investigations, even if meritless, could be costly and time consuming, require it to change its business practices, cause it to divert management’s attention and its resources, and be damaging to its brand, reputation, and business. In addition, privacy advocates and industry groups may propose new and different self-regulatory standards that either legally or contractually apply to AdTheorent. AdTheorent cannot yet determine the impact such future standards may have on its business.
Unfavorable publicity and negative public perception about AdTheorent’s industry, particularly concerns regarding data privacy and security relating to its industry’s technology and practices, and perceived failure to comply with laws and industry self-regulation, could adversely affect AdTheorent’s business and operating results.
With the growth of digital advertising and e-commerce, there is increasing awareness and concern among the general public, privacy advocates, mainstream media, governmental bodies and others regarding marketing, advertising, and data privacy matters, particularly as they relate to individual privacy interests and the global reach of the online marketplace. Concerns about industry practices with regard to the collection, use, and disclosure of personal information, whether or not valid and whether driven by applicable laws and regulations, industry standards, customer or inventory provider expectations, or the broader public, may harm AdTheorent’s reputation, result in loss of goodwill, and inhibit use of its platform and services by current and future customers. Any unfavorable publicity or negative public perception about AdTheorent, its industry, including its competitors, or even other data focused industries can affect its business and results of operations, and may lead to digital publishers or its customers changing their business practices or additional regulatory scrutiny or lawmaking that affects AdTheorent or its industry. For example, in recent years, consumer advocates, mainstream media and elected officials have increasingly and publicly criticized the data and marketing industry for its collection, storage and use of personal data. Additional public scrutiny may lead to general distrust of AdTheorent’s industry, consumer reluctance to share and permit use of personal data, increased consumer opt-out rates or increased private class actions, any of which could negatively influence, change or reduce AdTheorent’s current and prospective customers’ demand for its products and services, subject it to liability and adversely affect its business and operating results.
Risks Related to AdTheorent’s Intellectual Property and Technology
AdTheorent’s internal information technology systems may fail or suffer security breaches, loss or leakage of data, and other disruptions, which could disrupt its business or result in the loss of critical and confidential information.
The evolution of technology systems introduces ever more complex security risks that are difficult to predict and defend against. An increasing number of companies, including those with significant online operations, have recently disclosed breaches of their security, some of which involved sophisticated tactics and techniques allegedly attributable to criminal enterprises or nation-state actors. Successful breaches, employee malfeasance, or human or technological error could result in, for example, unauthorized access to, disclosure, modification, misuse, loss, or destruction of company, customer, or other third-party data or systems; theft of sensitive, regulated, or confidential data including personal information and intellectual property; the loss of access to critical data or systems through ransomware, destructive attacks or other means; and business delays, service or system disruptions or denials of service. AdTheorent experiences cyber incidents and other security incidents of varying degrees from time to time, and there can be no assurance that any future incidents would not lead to costs or consequences that materially impact its operations or business. In response to these incidents, AdTheorent has implemented controls, conducted security assessments and taken other preventative actions to further strengthen its systems against future incidents. However, AdTheorent cannot guarantee that such measures will provide sufficient security, that it will be able to react in a timely manner, or that its remediation efforts following an assessment or a cybersecurity incident will be successful.
In addition, AdTheorent does not know whether its current practices will be deemed sufficient under applicable laws or whether new regulatory requirements might require it to make significant changes to its current practices. If there is a breach of its computer systems, and AdTheorent knows or suspects that certain personal information has been accessed, or used inappropriately, AdTheorent may need to inform the affected individual and may be subject to significant fines and penalties. Further, under certain regulatory schemes, AdTheorent may be liable for statutory damages on a per breached record basis, irrespective of any actual damages or harm to the individual. In the event of a breach AdTheorent could face government scrutiny or consumer class actions alleging statutory damages amounting to hundreds of millions, and possibly billions, of dollars.
The risk of cybersecurity incidents directed at AdTheorent or its third-party vendors includes uncoordinated individual attempts to gain unauthorized access to information technology systems, as well as to sophisticated and targeted measures known as advanced persistent threats. In addition, AdTheorent faces the risk of confidential data inadvertently leaking through human or technological errors. Cybersecurity incidents are also constantly evolving, increasing the difficulty of detecting and successfully defending against them. In the ordinary course of its business, AdTheorent and its third-party vendors collect and store personal information, as well as its proprietary business information and intellectual property and that of its customers and employees.
Additionally, AdTheorent relies on third parties and their security procedures for the secure storage, processing, maintenance, and transmission of information that is critical to its operations. Despite measures designed to prevent, detect, address, and mitigate cybersecurity incidents, such incidents may occur to AdTheorent or its third-party providers and, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption or unavailability of critical data and confidential or proprietary information (AdTheorent’s own or that of third parties, including personal information of its customers and employees) and the disruption of business operations. Any such compromises to AdTheorent’s security, or that of its third-party vendors, could cause customers to lose trust and confidence in AdTheorent and stop using its website and mobile applications. In addition, AdTheorent may incur significant costs for remediation that may include liability for stolen assets or information, repair of system damage, and compensation to customers, employees, and business partners. AdTheorent may also be subject to government enforcement proceedings and legal claims by private parties. Actual or anticipated attacks may cause AdTheorent to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants.
Any actual or alleged security breaches or alleged violations of federal or state laws or regulations relating to privacy and data security could result in mandated user notifications, litigation, government investigations, significant fines, and expenditures; divert management’s attention from operations; deter people from using AdTheorent’s platform and services; damage its brand and reputation; and materially adversely affect its business, results of operations, and financial condition. Defending against claims or litigation based on any security breach or incident, regardless of their merit, will be costly and may cause reputational harm. The successful assertion of one or more large claims against AdTheorent that exceed available insurance coverage, denial of coverage as to any specific claim, or any change in or cessation of AdTheorent’s insurance policies and coverages, including premium increases or the imposition of large deductible requirements, could have a material adverse effect on AdTheorent’s business, results of operations, and financial condition.
AdTheorent’s proprietary rights may be difficult to enforce, which could enable others to copy or use aspects of its technology without compensating AdTheorent, thereby eroding its competitive advantages and harming its business.
AdTheorent’s success depends, in part, on its ability to protect proprietary methods and technologies that it develops or otherwise acquires, so that AdTheorent can prevent others from using its inventions and proprietary information. If AdTheorent fails to protect its intellectual property rights adequately, its competitors might gain access to its technology and its business might be adversely affected. AdTheorent relies on a combination of patent, trademark, copyright and trade secret laws, as well as third-party confidentiality and non-disclosure agreements, to establish and protect its proprietary rights.
Establishing trade secret, copyright, trademark, domain name, and patent protection can be difficult and expensive, and the laws, procedures and restrictions may provide only limited protection. It may be possible for unauthorized third parties to copy or reverse engineer aspects of AdTheorent’s technology or otherwise obtain and use information that AdTheorent regards as proprietary, or to develop technologies similar or superior to AdTheorent’s technology or design around its proprietary rights, despite the steps it has taken to protect its proprietary rights. The theft or misuse of AdTheorent’s proprietary information could occur by employees or contractors who have access to its technology.
While AdTheorent has patent applications pending, AdTheorent may be unable to obtain patent protection for the technology covered in its patent applications or such patent protection may not be obtained quickly enough to meet its business needs. Furthermore, the patent prosecution process is expensive, time-consuming, and complex, and AdTheorent may not be able to prepare, file, prosecute, maintain, and enforce all necessary or desirable patent applications at a reasonable cost or in a timely manner. The scope of patent protection also can be reinterpreted after issuance and issued patents may be invalidated. Even if AdTheorent’s patent applications do issue as patents, they may not issue in a form that is sufficiently broad to protect AdTheorent’s technology, prevent competitors or other third parties from competing with AdTheorent or otherwise provide it with any competitive advantage.
Policing unauthorized use of AdTheorent’s technology is difficult. In addition, the laws of some foreign countries may not be as protective of intellectual property rights as those of the United States, and mechanisms for enforcing proprietary rights in such countries may be inadequate. If AdTheorent is unable to protect its proprietary rights (including in particular, the proprietary aspects of its platform) AdTheorent may find itself at a competitive disadvantage to others who have not incurred the same level of expense, time and effort to create and protect their intellectual property.
AdTheorent may be subject to third-party claims for alleged infringement of proprietary rights, which could result in additional expense and potential damages.
To the extent AdTheorent gains greater public recognition, it may face a higher risk of being the subject of intellectual property claims. There is significant patent and other intellectual property development activity in the digital advertising industry. Third-party intellectual property rights may cover aspects of AdTheorent’s technologies or business methods or block it from expanding its offerings. AdTheorent’s success depends on the continual development of its platform. AdTheorent may receive claims from third parties that its platform and underlying technology infringe or violate such third parties’ intellectual property rights. The cost of defending against such claims, whether or not the claims have merit, is significant, regardless of whether AdTheorent is successful in its defense, and could divert the attention of management, technical personnel and other employees from AdTheorent’s business operations.
Litigation regarding intellectual property rights is inherently uncertain due to the complex issues involved, and AdTheorent may not be successful in defending against such matters. Additionally, AdTheorent may be obligated to indemnify its customers or inventory and data suppliers in connection with any such litigation. If AdTheorent is found to infringe these rights, AdTheorent could potentially be required to cease utilizing portions of its platform. AdTheorent may also be required to develop alternative non-infringing technology, which could require significant time and expense. Alternatively, AdTheorent could be required to pay royalty payments, either as a one-time or ongoing fee, as well as damages for past use that was deemed to be infringing. If AdTheorent cannot license or develop technology for any allegedly infringing aspect of its business, it would be forced to limit its service and may be unable to compete effectively. Any of these results could harm AdTheorent’s business.
AdTheorent faces potential liability and harm to its business based on the nature of its business and the content on its platform.
Advertising often results in litigation relating to copyright or trademark infringement, public performance royalties or other claims based on the nature and content of advertising that is distributed through AdTheorent’s platform. AdTheorent does not independently verify whether it is permitted to deliver, or review the content of, such advertisements. If any of these representations are untrue, AdTheorent may be exposed to potential liability and its reputation may be damaged. In addition to settlement costs, AdTheorent may be responsible for its own litigation costs, which can be extensive.
Risks Relating to Governmental Regulation
AdTheorent’s business is subject to a wide range of laws and regulations, many of which are evolving, and failure to comply with such laws and regulations could harm its business, financial condition, and results of operations.
AdTheorent’s business is subject to regulation by various federal, state, local and foreign governmental agencies, including agencies responsible for monitoring and enforcing employment and labor laws, consumer protection laws, anti-bribery laws, import and export controls, federal securities laws, and tax laws and regulations. These laws and regulations impose added costs on AdTheorent’s business and could require it to make changes to its business, platform or service offerings. Noncompliance with applicable regulations or requirements could subject AdTheorent to investigations, enforcement actions, sanctions, fines, damages, penalties, injunctions or termination of contracts. Any such matters could have a material adverse effect on its business, results of operations and financial condition.
General Risk Factors Relating to the Business of AdTheorent
The market in which AdTheorent participates is intensely competitive and fragmented, and it may not be able to compete successfully with its current or future competitors.
AdTheorent operates in a highly competitive and rapidly changing industry that is subject to changing technology and customer demands and that includes many companies providing competing solutions. With the introduction of new technologies and the influx of new entrants into the market, AdTheorent expects competition to persist and intensify in the future, which could harm its ability to increase revenue and maintain profitability. New technologies and methods of buying advertising present a dynamic competitive challenge, as market participants offer multiple new products and services aimed at capturing advertising spend.
AdTheorent competes with smaller, privately held companies, with public companies such as The Trade Desk, as well as with divisions of large, well-established companies such as Google. AdTheorent’s current and potential competitors may have significantly more financial, technical, marketing and other resources than it has, allowing them to devote greater resources to the development, promotion, sale and support of their products and services. They may also have more extensive customer bases and broader supplier relationships than AdTheorent has. As a result, these competitors may be better able to respond quickly to new technologies, develop deeper marketer relationships or offer services at lower prices. Increased competition may result in reduced pricing for AdTheorent’s platform and services, increased sales and marketing expense, longer sales cycles or a decrease of its market share, any of which could negatively affect its revenue and future operating results and its ability to grow its business. These companies may also have greater brand recognition and longer histories than AdTheorent has and may actively seek to serve AdTheorent’s market and have the power to significantly change the nature of the marketplace to their advantage. Some of its larger competitors, particularly those that are divisions of large companies, have substantially broader product offerings and may leverage their relationships based on other products or incorporate functionality into existing products to gain business in a manner that may discourage customers from using AdTheorent’s platform and services, including through selling at zero or negative margins or product bundling with other services they provide at reduced prices. Customers may prefer to purchase advertising from social medial platforms or other closed platforms, which they cannot acquire through AdTheorent’s platform. Potential customers may also prefer to purchase from their existing platform rather than a new platform regardless of product performance or features. Larger competitors often have broader product lines and market focus than AdTheorent and may therefore not be as susceptible to downturns in a particular market. AdTheorent may also experience negative market perception as a result of being a smaller company than its larger competitors.
In addition, AdTheorent derives a significant portion of its revenue from advertising in the desktop, tablet, mobile and CTV channels, which are rapidly evolving, highly competitive, complex and fragmented. AdTheorent faces significant competition in these markets which it expects will intensify in the future.

AdTheorent’s future success depends on the continuing efforts of its key employees and its ability to attract, hire, retain and motivate highly skilled employees in the future.
AdTheorent’s future success depends on the continuing efforts of its executive officers and other key employees. It relies on the leadership, knowledge and experience that its executive officers provide. They foster AdTheorent’s corporate culture, which has been instrumental to its ability to attract and retain new talent. AdTheorent also relies on employees in its engineering, technical, product development, support and sales teams to attract and retain key customers.
The market for talent in AdTheorent’s key areas of operations is intensely competitive, which could increase its costs to attract and retain talented employees. As a result, AdTheorent may incur significant costs to attract and retain employees, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and it may lose new employees to its competitors or other companies before it realizes the benefit of its investment in recruiting and training them. AdTheorent has at times experienced employee turnover. Because of the complexity of its platform and service offerings, new employees often require significant training and, in many cases, take significant time before they achieve full productivity. AdTheorent’s account managers, for instance, need to be trained quickly on the features of AdTheorent’s platform since failure to offer high-quality support may adversely affect its relationships with its customers.
Employee turnover, including changes in AdTheorent’s management team, could disrupt its business. AdTheorent’s key employees, other than James Lawson, its Chief Executive Officer, do not have employment agreements for specific terms, and any of such employees may terminate his or her employment with AdTheorent at any time. The loss of one or more of its executive officers or its inability to attract and retain highly skilled employees could have an adverse effect on AdTheorent’s business, operating results and financial condition.
Failure to manage AdTheorent’s growth effectively could cause its business to suffer and have an adverse effect on its business, operating results and financial condition.
AdTheorent has experienced significant growth since inception. To manage its growth effectively, AdTheorent must continually evaluate and evolve its organization. AdTheorent must also manage its employees, operations, finances, technology and development and capital investments efficiently. AdTheorent’s efficiency, productivity and the quality of its platform, service offerings and customer service may be adversely impacted if it does not train its new personnel, particularly its sales and support personnel, quickly and effectively, or if it fails to appropriately coordinate across its organization. Additionally, AdTheorent’s rapid growth may place a strain on its resources, infrastructure and ability to maintain and improve the quality of its platform and services. You should not consider AdTheorent’s revenue growth and levels of profitability in recent periods as indicative of future performance. In future periods, AdTheorent’s revenue or profitability could decline or grow more slowly than it expects. Failure to manage its growth effectively could cause AdTheorent’s business to suffer and have an adverse effect on its operating results and financial condition.
Seasonal fluctuations in advertising activity could have a material impact on AdTheorent’s revenue, cash flow and operating results.
AdTheorent’s revenue, cash flow, operating results and other key operating and performance metrics may vary from quarter to quarter due to the seasonal nature of its customers’ spending on advertising campaigns. For example, in prior years, customers tended to devote more of their advertising budgets to the fourth calendar quarter to coincide with consumer holiday spending. In contrast, the first quarter of the calendar year has typically been the slowest in terms of advertising spend.
Future acquisitions, strategic investments or alliances could disrupt AdTheorent’s business and harm its business, operating results and financial condition.
To the extent it finds suitable and attractive acquisition candidates and business opportunities in the future, AdTheorent may acquire other complementary businesses, products and technologies and enter into joint ventures or similar strategic relationships. AdTheorent has no present commitments or agreements to enter into any such acquisitions or make any such investments. However, if AdTheorent identifies an appropriate acquisition candidate, it may not be successful in negotiating the terms or financing of the acquisition, and its due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business, product or technology, including issues related to intellectual property, product quality or architecture, regulatory compliance practices, revenue recognition or other accounting practices, tax liabilities, privacy or cybersecurity issues or employee or customer issues. There is no certainty that AdTheorent will be able to integrate successfully the services, products and personnel of any acquired business into its operations. In addition, any future acquisitions, joint ventures or similar relationships may cause a disruption in its ongoing business and distract its management. Further, AdTheorent may be unable to realize the revenue improvements, cost savings and other intended benefits of any such transaction. Acquisitions involve numerous other risks, any of which could harm AdTheorent’s business, including:
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regulatory hurdles;

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failure of anticipated benefits to materialize;

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diversion of management time and focus from operating its business to addressing acquisition integration challenges;

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retention of employees from the acquired company;

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corporate cultural challenges associated with integrating employees from the acquired company into AdTheorent’s organization;

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integration of the acquired company’s accounting, management information, human resources and other administrative systems;

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the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, procedures and policies;

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coordination of product development and sales and marketing functions;

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liability for activities of the acquired company before the acquisition, including known and unknown liabilities; and

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litigation or other claims in connection with the acquired company, including claims from terminated employees, users, former stockholders or other third parties.

Failure to appropriately mitigate these risks or other issues related to such strategic investments and acquisitions could result in reducing or completely eliminating any anticipated benefits of such transactions, and harm AdTheorent’s business generally. Future acquisitions could also result in dilutive issuances of AdTheorent’s or the Post-Combination Company’s equity securities, the incurrence of debt, contingent liabilities, amortization expenses or the impairment of goodwill, any of which could harm AdTheorent’s business, operating results and financial condition.
AdTheorent’s management team has limited experience managing a public company.
Most members of AdTheorent’s management team have limited or no experience managing a publicly-traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. There are significant obligations AdTheorent will be subject to relating to reporting, procedures and internal controls, and its management team may not successfully or efficiently manage its transition to being a public company. These new obligations and added scrutiny will require significant attention from AdTheorent’s management and could divert their attention away from the day-to-day management of its business, which could adversely affect its business, operating results and financial condition.
AdTheorent’s corporate culture has contributed to its success and, if AdTheorent is unable to maintain it as AdTheorent grows, its business, operating results and financial condition could be harmed.
AdTheorent has experienced and may continue to experience rapid expansion of its employee ranks. AdTheorent believes that its corporate culture has been critical to its success and AdTheorent has invested substantial time and resources in building its team within its company culture. However, as AdTheorent’s organization grows, it may be difficult to maintain its culture, which could reduce its ability to innovate and operate effectively and proactively focus on and pursue its corporate objectives. The failure to maintain the key aspects of AdTheorent’s culture as its organization grows could result in decreased employee satisfaction, increased difficulty in attracting top talent, increased turnover and degraded quality of customer service, all of which are important to its success and to the effective execution of its business strategy. In the event AdTheorent is unable to maintain its corporate culture as it grows to scale, its business, operating results and financial condition could be harmed.
AdTheorent relies on agreements with third parties to finance its business. It may not be able to secure additional financing on favorable terms, or at all, to meet its future capital needs, which may in turn impair its growth.
AdTheorent intends to continue to grow its business, which may require additional capital to develop new features or enhance its platform, improve its operating infrastructure, finance working capital requirements or acquire complementary businesses and technologies. Accordingly, it may need to engage in additional equity or debt financings to secure additional capital. If AdTheorent raises additional funds through future issuances of equity or convertible debt securities, its existing stockholders could suffer significant dilution, and any new equity securities it issue could have rights, preferences and privileges superior to those of holders of our Class A common stock. Any debt financing that AdTheorent secures in the future could involve restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for AdTheorent to obtain additional capital and to pursue business opportunities. If AdTheorent is unable to secure additional funding on favorable terms, or at all, when it requires, its ability to continue to grow its business to react to market conditions could be impaired and its business may be harmed.
AdTheorent may utilize a significant amount of indebtedness in the operation of its business, and its cash flows and operating results could be adversely affected by required payments of any debt or related interest and other risks of any debt financing.
AdTheorent may incur indebtedness subject to covenants that limit its ability and its subsidiaries’ ability to, among other things, incur indebtedness, create liens, make investments, merge with other companies, dispose of its assets, prepay other indebtedness and make dividends and other distributions. The terms of these agreements may restrict AdTheorent’s current and future operations and could adversely affect its ability to finance its future operations or capital needs or to execute business strategies in the means or manner desired. In addition, complying with these covenants may make it more difficult for AdTheorent to successfully execute its business strategy, invest in its growth strategy and compete against companies who are not subject to such restrictions.
If AdTheorent is unable to comply with any payment requirements, its lenders may accelerate obligations under their loan agreements and foreclose upon the collateral, or AdTheorent may be forced to sell assets, restructure any indebtedness or seek additional equity capital, which would dilute its stockholders’ interests. If AdTheorent fails to comply with its covenants under the loan agreements, it could result in an event of default under the agreements and AdTheorent’s lenders could make the entire debt immediately due and payable. If this occurs, AdTheorent might not be able to repay any debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to AdTheorent.
Interest rates under AdTheorent’s loan agreements may be based partly on LIBOR, the London interbank offered rate, which is the basic rate of interest used in lending between banks on the London interbank market and is widely used as a reference for setting the interest rate on loans globally. LIBOR is currently expected to phase out by the end of 2021, though the ICE Benchmark Administration, the administrator of LIBOR, recently announced plans to consult on ceasing publication for certain tenors of U.S. dollar LIBOR on June 30, 2023. It is therefore unclear at what time LIBOR will cease to exist or if new methods of calculating LIBOR will be established such that it continues to exist after 2021 or 2023. The U.S. Federal Reserve has begun publishing a Secured Overnight Funding Rate which is currently intended to serve as an alternative reference rate to LIBOR. If the method for calculation of LIBOR changes, if LIBOR is no longer available, or if lenders have increased costs due to changes in LIBOR, AdTheorent may suffer from potential increases in interest rates on its borrowings. Further, AdTheorent may need to renegotiate its loan agreements or any other borrowings that utilize LIBOR as a factor in determining the interest rate to replace LIBOR with the new standard that is established.
Risks Related to the Ownership of AdTheorent Common Stock
The market price of AdTheorent common stock may be volatile or may decline regardless of AdTheorent’s operating performance, and you may not be able to resell your shares at or above the price you paid for such shares.
The market price of equity securities of technology companies has historically experienced high levels of volatility. If you purchase shares of the Post-Combination Company’s Class A common stock, you may not be able to resell those shares at or above the price which you paid for such shares. Following the completion of the Business Combination, the market price of our Class A common stock may fluctuate significantly in response to numerous factors, some of which are beyond AdTheorent’s control and may not be related to AdTheorent’s operating performance, including:
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announcements of new offerings, products, services or technologies, commercial relationships, acquisitions or other events by AdTheorent or its competitors;

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price and volume fluctuations in the overall stock market from time to time;

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significant volatility in the market price and trading volume of technology companies in general and of companies in the digital advertising industry in particular;

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fluctuations in the trading volume of AdTheorent’s shares or the size of its public float;

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actual or anticipated changes or fluctuations in AdTheorent’s operating results;

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whether AdTheorent’s operating results meet the expectations of securities analysts or investors;

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actual or anticipated changes in the expectations of investors or securities analysts;

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litigation involving AdTheorent, its industry, or both;

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regulatory developments in the United States, foreign countries, or both;

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general economic conditions and trends;

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major catastrophic events;

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lockup releases or sales of large blocks of our Class A common stock;

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departures of key employees; or

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an adverse impact on the company from any of the other risks cited herein.

In addition, if the stock market for technology companies, or the stock market generally, experiences a loss of investor confidence, the trading price of our Class A common stock could decline for reasons unrelated to AdTheorent’s business, operating results or financial condition. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. The trading price of our Class A common stock might also decline in reaction to events that affect other companies in AdTheorent’s industry even if these events do not directly affect AdTheorent. In the past, stockholders have filed securities class action litigation following periods of market volatility. If AdTheorent was to become involved in securities litigation, it could subject AdTheorent to substantial costs, divert resources and the attention of management from the business, and adversely affect the business.
Sales of substantial blocks of the Post-Combination Company’s common stock into the public market after this offering, including when “lock-up” or “market standoff” periods end, or the perception that such sales might occur, could cause the market price of our Class A common stock to decline.
Sales of substantial blocks of our Class A common stock into the public market after the completion of the Business Combination, including when “lock-up” or “market standoff” periods end, or the perception that such sales might occur, could cause the market price of our Class A common stock to decline and may make it more difficult for you to sell your Class A common stock at a time and price that you deem appropriate. Upon completion of the Business Combination, the Post-Combination Company will have approximately 101,316,381 shares of Class A common stock outstanding.
AdTheorent, all of its directors and officers and all of the other holders of its capital stock and securities convertible into, or exchangeable for, our capital stock have agreed not to offer, sell or agree to sell, directly or indirectly, any shares of Class A common stock for a period of 180 days from the date of the Business Combination. When the applicable lock-up period expires, AdTheorent, its directors and officers and locked-up equity-holders will be able to sell shares into the public market.
Pursuant to the Registration Rights Agreement, and subject to the lock-up agreements described above, holders of our Class B common stock will have rights to require us to file registration statements covering the sale of shares of Class A common stock issuable upon exchange of Class B common stock or to include such shares in registration statements that AdTheorent may file for ourselves or other stockholders. AdTheorent also intends to register the offer and sale of all shares of common stock that AdTheorent may issue under its equity compensation plans.
The market price of our Class A common stock could decline as a result of the sale of substantial blocks of our Class A common stock into the public market after the Business Combination, or the perception that such sales might occur.
Insiders will continue to have substantial control over our company after the Business Combination, which could limit your ability to influence the outcome of key decisions, including a change of control.
Following the Business Combination, H.I.G. Capital will control more than 20% of the voting power of our common stock in the election of directors. This control will limit or preclude your ability to influence corporate matters for the foreseeable future. These stockholders will be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. Their interests may differ from yours and they may vote in a manner that is adverse to your interests. This control may deter, delay or prevent a change of control of our company, deprive our stockholders of an opportunity to receive a premium for their Class A common stock as part of a sale of our company and may ultimately affect the market price of our Class A common stock.
AdTheorent does not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A common stock.
AdTheorent does not intend to pay any cash dividends in the foreseeable future. AdTheorent anticipates that it will retain all of its future earnings for use in the development of the business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of the board of directors and the terms of AdTheorent’s debt arrangements, if any. Accordingly, investors must rely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.
The requirements of being a public company may strain AdTheorent’s resources, divert its management’s attention and affect AdTheorent’s ability to attract and retain qualified board members.
As a result of the Business Combination, AdTheorent will become a public company, and as such AdTheorent will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase AdTheorent’s legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on systems and resources. Among other things, the Exchange Act requires that AdTheorent file annual, quarterly and current reports with respect to its business and operating results and maintain effective disclosure controls and procedures and internal controls over financial reporting. Significant resources and management oversight will be required to maintain and, if required, improve AdTheorent’s disclosure controls and procedures and internal controls over financial reporting to meet this standard. As a result, management’s attention may be diverted from other business concerns, which could harm AdTheorent’s business and operating results. Although AdTheorent has already hired additional employees to comply with these requirements, it may need to hire even more employees in the future, which will increase its costs and expenses.
AdTheorent also expects that being a public company and these new rules and regulations will make it more expensive for AdTheorent to obtain director and officer liability insurance, and AdTheorent may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for AdTheorent to attract and retain qualified members of its board of directors, particularly to serve on its audit committee and compensation committee, and qualified executive officers.
Reduced reporting and disclosure requirements applicable to emerging growth companies could make our Class A common stock less attractive to investors.
AdTheorent is an emerging growth company (“EGC”) and, for as long as AdTheorent continues to be an EGC, AdTheorent may choose to continue to take advantage of exemptions from various reporting requirements applicable to other public companies. Consequently, AdTheorent is not required to have its independent registered public accounting firm audit its internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, and AdTheorent is subject to reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an EGC can take advantage of an extended transition period for complying with new or revised accounting standards. AdTheorent has elected to take advantage of the extended transition period. As a result, AdTheorent’s financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of the dates such pronouncements are effective for public companies. AdTheorent could be an EGC for up to five years following the completion of this offering. AdTheorent will cease to be an EGC upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of this offering, (ii) the first fiscal year after AdTheorent’s annual gross revenue is $1.07 billion or more, (iii) the date on which AdTheorent has, during the previous three-year period, issued more than $1 billion in nonconvertible debt securities or (iv) the end of any fiscal year in which the market value of our Class A common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year. AdTheorent cannot predict whether investors will find our Class A common stock less attractive if the company chooses to rely on these exemptions. If some investors find AdTheorent’s Class A common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for AdTheorent’s Class A common stock, and the price of AdTheorent’s Class A common stock may be more volatile.
If AdTheorent fails to maintain or implement effective internal controls, AdTheorent may not be able to report financial results accurately or on a timely basis, or to detect fraud, which could have a material adverse effect on AdTheorent’s business and the per share price of AdTheorent’s Class A common stock.
The Sarbanes-Oxley Act requires, among other things, that AdTheorent maintains effective disclosure controls and procedures, and internal control over financial reporting. AdTheorent is continuing to develop and refine its disclosure controls and other procedures that are designed to ensure that information required to be disclosed in the reports that AdTheorent will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. AdTheorent is also continuing to improve its internal control over financial reporting. AdTheorent has expended, and anticipates that it will continue to expend, significant resources in order to maintain and improve the effectiveness of AdTheorent’s disclosure controls and procedures and internal control over financial reporting.
AdTheorent’s current controls and any new controls that AdTheorent develops may become inadequate because of changes in conditions in AdTheorent’s business.
Further, weaknesses in AdTheorent’s disclosure controls or AdTheorent’s internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm AdTheorent’s operating results or cause AdTheorent to fail to meet its reporting obligations and may result in a restatement of its financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of management reports and independent registered public accounting firm audits of its internal control over financial reporting that AdTheorent will eventually be required to include in its periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures, and internal control over financial reporting could also cause investors to lose confidence in AdTheorent’s reported financial and other information, which would likely have a negative effect on the market price of our Class A common stock. In addition, if AdTheorent is unable to continue to meet these requirements, it may not be able to remain listed on Nasdaq.
AdTheorent is not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of AdTheorent’s internal control over financial reporting for that purpose. Upon becoming a public company, AdTheorent will be required to provide an annual management report on the effectiveness of AdTheorent’s internal control over financial reporting commencing with AdTheorent’s second annual report on Form 10-K. AdTheorent’s independent registered public accounting firm is not required to audit the effectiveness of its internal control over financial reporting until after AdTheorent is no longer an “emerging growth company,” as defined in the JOBS Act. At such time, AdTheorent’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which AdTheorent’s internal control over financial reporting is documented, designed or operating.
Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on AdTheorent’s business and operating results, and cause a decline in the market price of our Class A common stock.
If securities or industry analysts do not publish research or reports about AdTheorent’s business, or publish inaccurate or unfavorable research reports about AdTheorent’s business, AdTheorent’s share price and trading volume could decline.
The trading market for AdTheorent’s Class A common stock will partially depend on the research and reports that securities or industry analysts publish about AdTheorent or its business. AdTheorent does not have any control over these analysts. If one or more of the analysts who cover AdTheorent should downgrade AdTheorent’s shares or change their opinion of its business prospects, AdTheorent’s share price would likely decline. If one or more of these analysts ceases coverage of AdTheorent’s company or fails to regularly publish reports on AdTheorent, it could lose visibility in the financial markets, which could cause AdTheorent’s share price or trading volume to decline. If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of AdTheorent’s securities prior to the closing of the Business Combination may decline. The market value of AdTheorent securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of the proxy statement/prospectus, or the date on which AdTheorent’s stockholders vote on the business combination proposal and the other proposals presented to them.
AdTheorent’s charter documents and Delaware law could discourage takeover attempts and other corporate governance changes.
AdTheorent’s certificate of incorporation and bylaws in effect upon completion of the Business Combination contain provisions that could delay or prevent a change in control of the company. These provisions could also make it difficult for stockholders to elect directors that are not nominated by the current members of AdTheorent’s board of directors or take other corporate actions, including effecting changes in AdTheorent’s management. These provisions include the following provisions that:
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eliminate the ability of AdTheorent’s stockholders to call special meetings of stockholders;

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restrict the forum for certain litigation against AdTheorent to Delaware;

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permit AdTheorent’s board of directors to alter its bylaws without obtaining stockholder approval; and

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establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

In addition, as a Delaware corporation, AdTheorent is subject to Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of AdTheorent’s outstanding voting stock, from merging or combining with AdTheorent for a period of time. In addition, debt instruments AdTheorent may enter into in the future may include provisions entitling the lenders to demand immediate repayment of all borrowings upon the occurrence of certain change of control events relating to AdTheorent, which also could discourage, delay or prevent a business combination transaction.
The Proposed Certificate of Incorporation includes an exclusive forum clause, which could limit the Post-Combination Company’s stockholders’ ability to obtain a favorable judicial forum for disputes with the Post-Combination Company.
The Proposed Certificate of Incorporation provides that, unless the Post-Combination Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Post-Combination Company, (ii) any action asserting a breach of a fiduciary duty owed by any of the Post-Combination Company’s directors, officers or stockholders to the Post-Combination Company or to the Post-Combination Company’s stockholders, (iii) any action arising under the Proposed Certificate of Incorporation, the Post-Combination Company Bylaws or the DGCL or (iv) any action asserting a claim against the Post-Combination Company governed by the internal affairs doctrine. In addition, the Proposed Certificate of Incorporation designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of the Post-Combination Company’s capital stock will be deemed to have notice of and consented to the exclusive forum provisions in the Proposed Certificate of Incorporation.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the Proposed Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
These choice of forum provisions may limit a stockholder’s ability to bring a claim in other judicial forums for disputes with the Post-Combination Company or its directors, officers or other employees, which may discourage lawsuits against the Post-Combination Company and its directors, officers and other employees in jurisdictions other than Delaware, or federal courts, as applicable. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, the Post-Combination Company may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on the Post-Combination Company’s business, financial condition or results of operations.
The foregoing provisions may limit the Post-Combination Company’s stockholders’ ability to obtain a favorable judicial forum for disputes with the Post-Combination Company.
Risks Related to MCAP and the Business Combination
There can be no assurance that the Post-Combination Company’s common stock will be approved for listing on Nasdaq or any other exchange or that the Post-Combination Company will be able to comply with the continued listing standards of Nasdaq or any other exchange.
In connection with the closing of the Business Combination, we intend to list the Post-Combination Company’s common stock and warrants on Nasdaq under the symbols “ADTH” and “ADTHW,” respectively. The Post-Combination Company’s continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the Business Combination, Nasdaq delists the Post-Combination Company’s shares from trading on its exchange for failure to meet the listing standards, the Post-Combination Company and its stockholders could face significant material adverse consequences including:

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a limited availability of market quotations for the Post-Combination Company’s securities;

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reduced liquidity for the Post-Combination Company’s securities;

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a determination that the Post-Combination Company’s common stock is a “penny stock” which will require brokers trading in the Post-Combination Company’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Post-Combination Company’s common stock;

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a limited amount of analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

Subsequent to the consummation of the Business Combination, the Post-Combination Company may be required to take write-downs or write-offs, or the Post-Combination Company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the Post-Combination Company’s financial condition, results of operations and the price of the Post-Combination Company’s securities, which could cause you to lose some or all of your investment.
Although MCAP has conducted due diligence on AdTheorent, this diligence may not surface all material issues that may be present with AdTheorent’s business. Factors outside of AdTheorent’s and outside of MCAP’s control may, at any time, arise. As a result of these factors, the Post-Combination Company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in the Post-Combination Company reporting losses. Even if MCAP’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on the Post-Combination Company’s liquidity, the fact that the Post-Combination Company reports charges of this nature could contribute to negative market perceptions about the Post-Combination Company or its securities. In addition, charges of this nature may cause the Post-Combination Company to be unable to obtain future financing on favorable terms or at all.
If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of MCAP’s securities or, following the Closing, the Post-Combination Company’s securities, may decline.
If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of MCAP’s securities prior to the Closing may decline. The market values of the Post-Combination Company’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which MCAP’s stockholders vote on the Business Combination.
In addition, following the Business Combination, fluctuations in the price of the Post-Combination Company’s securities could contribute to the loss of all or part of your investment. Currently, there is no public market for AdTheorent Common Stock. Accordingly, the valuation ascribed to AdTheorent may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for the Post-Combination Company’s securities develops and continues, the trading price of the Post-Combination Company’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Post-Combination Company’s control. Any of the factors listed below could have a material adverse effect on your investment in the Post-Combination Company’s securities and the Post-Combination Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Post-Combination Company’s securities may not recover and may experience a further decline.
Factors affecting the trading price of the Post-Combination Company’s securities may include:
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actual or anticipated fluctuations in the Post-Combination Company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

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changes in the market’s expectations about the Post-Combination Company’s operating results;

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success of competitors;

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the Post-Combination Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning the Post-Combination Company or the industry in which AdTheorent operates;

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operating and share price performance of other companies that investors deem comparable to the Post-Combination Company;

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the Post-Combination Company’s ability to market new and enhanced products and technologies on a timely basis;

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changes in laws and regulations affecting the Post-Combination Company’s business;

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the Post-Combination Company’s ability to meet compliance requirements;

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commencement of, or involvement in, litigation involving the Post-Combination Company;

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changes in the Post-Combination Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of the Post-Combination Company’s shares of common stock available for public sale;

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any major change in the Post-Combination Board or management;

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sales of substantial amounts of the Post-Combination Company’s shares of common stock by the Post-Combination Company’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•
general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Post-Combination Company’s securities irrespective of the Post-Combination Company’s operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Post-Combination Company’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Post-Combination Company could depress the Post-Combination Company’s share price regardless of the Post-Combination Company’s business, prospects, financial conditions or results of operations. A decline in the market price of the Post-Combination Company’s securities also could adversely affect the Post-Combination Company’s ability to issue additional securities and the Post-Combination Company’s ability to obtain additional financing in the future.
The Post-Combination Company will qualify as an “emerging growth company” as well as a “smaller reporting company” within the meaning of the Securities Act, and if the Post-Combination Company takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, it could make the Post-Combination Company’s securities less attractive to investors and may make it more difficult to compare the Post-Combination Company’s performance to the performance of other public companies.
The Post-Combination Company will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, the Post-Combination Company will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. The Post-Combination Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of the Post-Combination Company’s common stock that are held by non-affiliates is equal to or exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of MCAP Common Stock in the IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the Post-Combination Company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, the Post-Combination Company may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find MCAP Common Stock less attractive because the Post-Combination Company will rely on these exemptions, which may result in a less active trading market for the MCAP Common Stock and its price may be more volatile.
Additionally, the Post-Combination Company will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K promulgated by the SEC. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Post-Combination Company will remain a smaller reporting company for so long as the market value of its common stock held by non-affiliates is less than $250.0 million measured on the last business day of its second fiscal quarter, or its annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of its common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter. To the extent the Post-Combination Company takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.
The unaudited pro forma financial information included herein may not be indicative of what the Post-Combination Company’s actual financial position or results of operations would have been.
The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what the Post-Combination Company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.
The Sponsor and MCAP’s executive officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.
Unlike many other blank check companies in which the founders, executive officers and directors agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor and MCAP’s executive officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with MCAP and, in the case of the Sponsor, the Sponsor Support Agreement, to vote any shares of MCAP Common Stock held by them in favor of the Business Combination. We expect that the Sponsor and MCAP’s executive officers and directors (and their permitted transferees) will own at least approximately 20.0% of the issued and outstanding shares of MCAP Common Stock at the time of any such stockholder vote. In addition, certain investors purchased 4,100,000 MCAP Units in the IPO and have entered into agreements with the Sponsor agreeing to vote their Public Shares in favor of any initial business combination. As a result, we would need 7,759,376, or 24.5% of the 31,625,000 Public Shares sold in the IPO to be voted in favor of an initial business combination in order to have our initial business combination approved, assuming all of the outstanding shares of MCAP Common Stock vote. Assuming only the minimum number of shares representing a quorum are voted, in addition to the Founder Shares and the 4,100,000 MCAP Units purchased by these certain investors, we would not need any of the 31,625,000 public shares sold in our IPO to be voted in favor of an initial business combination in order to have our initial business combination approved. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their shares in accordance with the majority of the votes cast by the Public Stockholders.
MCAP may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate.
The Sponsor and MCAP’s executive officers and directors have agreed that MCAP must complete its initial business combination within 24 months from the closing of its IPO, or March 2, 2023. MCAP may not be able to consummate an initial business combination within such time period. However, MCAP’s ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein.
If MCAP is unable to consummate its initial business combination within the required time period, it will, as promptly as reasonably possible but not more than ten business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), pro rata to the Public Stockholders by way of redemption and cease all operations except for the purposes of winding up of its affairs, as further described herein. This redemption of Public Stockholders from the Trust Account will be effected as required by function of MCAP’s amended and restated certificate of incorporation and prior to any voluntary winding up.
For illustrative purposes, based on funds in the Trust Account of approximately $316.3 million on September 30, 2021, the estimated per share redemption price would have been approximately $10.0006.
The transactions may not be completed on the terms or timeline currently contemplated, or at all.
The consummation of the transactions is subject to the satisfaction (or, if applicable, valid waiver) of various conditions, including (a) approval of the Business Combination by MCAP stockholders, (b) the absence of any legal restraint (including legal actions or proceedings pursued by U.S. state authorities in the relevant states) preventing the consummation of the transactions, (c) the expiration or termination of any applicable waiting period under the HSR Act, (d) the effectiveness of this joint proxy statement registration statement, (e) the delivery by each party to the other party of a certificate with respect to (i) the truth and accuracy of such party’s representations and warranties as of execution of the Business Combination Agreement and as of the closing of the Business Combination and (ii) the performance by such party of covenants contained in the Business Combination Agreement and (f) other customary closing conditions. See “Business Combination Agreement — Conditions to Closing the Business Combination.” There is no guarantee that these conditions will be satisfied (or, if applicable, validly waived) in a timely manner or at all, in which case closing of the transactions may be delayed or may not occur and the benefits expected to result from the transactions may not be achieved.
If the transactions are not completed for any reason, the price of MCAP Common Stock may decline to the extent that the market price of such shares reflects or previously reflected positive market assumptions that the transactions would be completed and the related benefits would be realized. In addition, MCAP and AdTheorent have expended and will continue to expend significant management time and resources and have incurred and will continue to incur significant expenses due to legal, advisory, printing and financial services fees related to the transactions. Many of these expenses must be paid regardless of whether the transactions are consummated. As a result of the conditions to closing of the transactions, some of which are dependent upon the actions of third parties, the parties cannot provide any assurance that the transactions will be consummated in a timely manner or at all.
The Sponsor or MCAP’s directors, executive officers or advisors or their respective affiliates may elect to purchase shares from Public Stockholders, which may influence the vote on the Business Combination and reduce the public “float” of MCAP Common Stock.
The Sponsor or MCAP’s directors, executive officers or advisors or their respective affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of MCAP’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or MCAP’s directors, executive officers or advisors or their respective affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of MCAP Common Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of MCAP’s securities on a national securities exchange.
The nominal purchase price paid by the Sponsor for the Founder Shares may significantly dilute the implied value of the Public Shares in the event we complete an initial business combination. In addition, the value of the Sponsor’s Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares in the event we complete an initial business combination, even if the business combination causes the trading price of the Post-Combination Company’s common stock to materially decline.
The Sponsor invested an aggregate of $9,000,000 in us, comprised of the $25,000 purchase price for the Founder Shares and the $8,975,000 purchase price for the Private Placement Warrants. The amount held in our Trust Account was $316,270,386 as of September 30, 2021, implying a value of $10.00 per Public Share.
The following table shows the Public Stockholders’ and our initial stockholders’ (including the Sponsor’s) investment per share and how these compare to the implied value of one share of Post-Combination Company common stock upon the completion of our initial business combination. The following table assumes that (i) our valuation is $316,270,386 (which is the amount we held in our Trust Account as of September 30, 2021), (ii) no additional interest is earned on the funds held in the Trust Account, (iii) no Public Shares are redeemed in connection with our initial business combination and (iv) all Founder Shares are held by the Sponsor and independent directors upon completion of our initial business combination, and does not take into account other potential impacts on our valuation at the time of the initial business combination such as (a) the value of our Public Warrants and Private Placement Warrants contained, (b) the trading price of our common stock, (c) the initial business combination transaction costs (including payment of $11,068,750 of deferred underwriting commissions), (d) any equity issued or cash paid to the AdTheorent equityholders, (e) any equity issued to other third party investors, or (f) AdTheorent’s business itself.
Public Shares held by Public Stockholders	31,625,000 shares
Founder Shares held by the Sponsor and independent directors	7,906,250 shares
Total shares of common stock	39,531,250 shares
Total funds in trust at the initial business combination	$316,270,386
Public Stockholders’ investment per Public Share(1)	$10.00
The Sponsor’s investment per Founder Share(2)	$1.14
Implied value per share of Post-Combination Company common stock upon the initial business combination	$8.00

(1)
While the Public Stockholders’ investment is in both the Public Shares and the Public Warrants, for purposes of this table the full investment amount is ascribed to the Public Shares only.

(2)
The Sponsor’s total investment in the equity of MCAP, inclusive of the Founder Shares and the Sponsor’s $8,975,000 investment in the Private Placement Warrants, is $9,000,000. For purposes of this table, the full investment amount is ascribed to the Founder Shares only.

Based on these assumptions, each share of Post-Combination Company common stock would have an implied value of $8.00 per share upon completion of our initial business combination, representing a 20%

decrease from the initial implied value of $10.00 per Public Share. While the implied value of $8.00 per share upon completion of our initial business combination would represent a dilution to our Public Stockholders, this would represent a significant increase in value for the Sponsor relative to the price it paid for each Founder Share. At $8.00 per share, the 7,906,250 shares of Post-Combination Company common stock that the Sponsor and our independent directors holding Founder Shares would own upon completion of our initial business combination would have an aggregate implied value of $63,250,000. As a result, even if the trading price of the Post-Combination Company common stock significantly declines, the value of the Founder Shares held by the Sponsor and independent directors will be significantly greater than the amount the Sponsor paid to purchase such shares. In addition, the Sponsor could potentially recoup its entire investment, inclusive of its investment in the Private Placement Warrants, even if the trading price of the Post-Combination Company common stock after the initial business combination is as low as $1.14 per share. As a result, the Sponsor and independent directors holding Founder Shares are likely to earn a substantial profit on their investment in us upon disposition of shares of Post-Combination Company common stock even if the trading price of the Post-Combination Company common stock declines after we complete our initial business combination. The Sponsor and independent directors holding Founder Shares may therefore be economically incentivized to complete an initial business combination with a riskier, weaker-performing or less-established target business, or on terms less favorable to the Public Stockholders, rather than liquidating MCAP. This dilution would increase to the extent that Public Stockholders seek redemptions from the Trust Account for their Public Shares.
Public Stockholders who redeem their shares of MCAP Common Stock may continue to hold any Public Warrants they own, which results in additional dilution to non-redeeming holders upon exercise of the Public Warrants.
Public Stockholders who redeem their shares of MCAP Common Stock may continue to hold any Public Warrants they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such Public Warrants. Assuming (i) all redeeming Public Stockholders acquired Public Units in the IPO and continue to hold the Public Warrants that were included in the Public Units, and (ii) illustrative maximum redemption of the shares of MCAP Common Stock held by the redeeming Public Stockholders, 4,580,666 Public Warrants would be retained by redeeming Public Stockholders with a value of $5.5 million, based on the market price of $1.20 of the Public Warrants as of November 26, 2021. As a result, the redeeming Public Stockholders would recoup their entire investment and continue to hold Public Warrants with an aggregate market value of $5.5 million, while non-redeeming Public Stockholders would suffer additional dilution in their percentage ownership and voting interest of the Post-Combination Company upon exercise of the Public Warrants held by redeeming Public Stockholders.
MCAP’s Sponsor, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.
When considering the MCAP Board’s recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, MCAP’s stockholders should be aware that the Sponsor and certain of MCAP’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of MCAP’s stockholders generally. These interests include:
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the beneficial ownership of the Sponsor, which is controlled by Theodore L. Koenig, MCAP’s Chief Executive Officer, of an aggregate of 13,889,583 shares of MCAP common stock, consisting of:

•
7,906,250 Founder Shares initially purchased by the Sponsor for an aggregate price of $25,000; and

•
5,983,333 shares of MCAP Common Stock underlying Private Placement Warrants purchased by the Sponsor at $1.50 per warrant for an aggregate purchase price of $8,975,000;

all of which shares and warrants would become worthless if MCAP does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares (such waiver entered into in connection with the IPO for which the Sponsor received no additional consideration). Such shares and warrants have an aggregate market value of approximately $78.7 million and $7.2 million, respectively, based on the closing price of MCAP Common Stock of $9.95 and the closing price of MCAP Warrants of $1.20 on Nasdaq on November 26, 2021, the most recent practicable date;
•
the beneficial ownership of Mr. Allison, Mr. Chrystal and Mr. Schoenfeld of 11,000 Founder Shares each, initially purchased from the Sponsor for nominal consideration, all of which Founder Shares would become worthless if MCAP does not complete a business combination within the applicable time period, as these individuals have waived any right to redemption with respect to these shares (such waiver entered into in connection with the IPO for which such individuals received no additional consideration). Such shares have an aggregate market value of approximately $0.3 million, based on the closing price of MCAP Common Stock of $9.95 on Nasdaq on November 26, 2021, the most recent practicable date;

•
the economic interests in the Sponsor held by certain of MCAP’s officers and directors, which gives them an indirect pecuniary interest in the shares of MCAP Common Stock and MCAP Warrants held by the Sponsor, and which interests would also become worthless if MCAP does not complete a business combination within the applicable time period;

•
Members of the MCAP Board are entitled to reimbursement for all out-of-pocket expenses incurred by them on MCAP’s behalf incident to identifying, investigating and consummating a business combination, but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; such out-of-pocket expenses are not expected to exceed $10,000;

•
the Sponsor and MCAP’s officers, directors or their affiliates may make working capital loans prior to the Closing of the Business Combination, up to $1,500,000 of which are convertible into warrants at a price of $1.50 per warrant at the option of the lender, which may not be repaid if the Business Combination is not completed; if issued, the 1,000,000 warrants would have an aggregate market value of approximately $1.2 million, based on the last sale price of $1.20 of the MCAP Public Warrants on Nasdaq on November 26, 2021;

•
the anticipated continuation of Zia Uddin, our Co-President, as a director of the Post-Combination Company;

•
the continued indemnification of current directors and officers of MCAP and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•
the Sponsor and many of MCAP’s officers and directors are affiliated with Monroe Capital LLC; and

•
funds affiliated with Monroe Capital LLC own approximately 2.5% of the fully diluted equity of AdTheorent and have issued debt to AdTheorent with outstanding principal amount of approximately $24.4 million as of September 30, 2021, which debt will be repaid by AdTheorent as a condition to the closing of the Business Combination.

These interests may have influenced MCAP’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.
There are risks to our stockholders who are not affiliates of the Sponsor of becoming stockholders of the Post-Combination Company through the Business Combination rather than acquiring securities of AdTheorent directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.
Because there is no independent third-party underwriter involved in the Business Combination or the issuance of common stock in connection therewith, investors will not receive the benefit of any outside independent review of MCAP’s and AdTheorent’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, our stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.
In addition, the Sponsor and certain of MCAP’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders generally. Such interests may have influenced MCAP’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “— MCAP’s Sponsor, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus,” “— The nominal purchase price paid by the Sponsor for the Founder Shares may significantly dilute the implied value of the Public Shares in the event we complete an initial business combination. In addition, the value of the Sponsor’s Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares in the event we complete an initial business combination, even if the business combination causes the trading price of the Post-Combination Company’s common stock to materially decline” and “— Certain of our officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.”
Certain of our officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.
Until we consummate our initial business combination, we intend to engage in the business of identifying and combining with one or more businesses, subject to restrictions in the BCA. The Sponsor and our officers and directors are, and may in the future become, affiliated with entities (such as operating companies or investment vehicles) that are engaged in a similar business, including other special purpose acquisition companies with a class of securities registered under the Exchange Act.
Our officers and directors also may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary or contractual duties. Our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as our director or officer and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating any legal obligation.
In the absence of the “corporate opportunity” waiver in our charter, certain candidates would not be able to serve as an officer or director. We believe we substantially benefit from having representatives who bring significant, relevant and valuable experience to our management, and, as a result, the inclusion of the “corporate opportunity” waiver in our amended and restated certificate of incorporation provides us with greater flexibility to attract and retain the officers and directors that we feel are the best candidates.
However, the personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause our directors and officers to prioritize a different business combination over finding a suitable acquisition target for our business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest, which could negatively impact the timing for a business combination.

Deferred underwriting fees in connection with the IPO and payable at the consummation of our initial business combination will not be adjusted to account for redemptions by our Public Stockholders; if our Public Stockholders exercise their redemption rights, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase.
The underwriters in our IPO are entitled to deferred underwriting commissions totaling $11,068,750 upon the consummation of our initial business combination, such amounts being held in our Trust Account until the consummation of our initial business combination. Such amounts will not be adjusted to account for redemptions of Public Shares by our Public Stockholders. Accordingly, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase as the number of Public Shares redeemed increases. If no Public Stockholders of MCAP exercise redemption rights with respect to their Public Shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of our initial business combination will represent 5.5% of the aggregate proceeds from the IPO retained by MCAP taking into account such redemptions. If Public Stockholders of MCAP exercise redemption rights with respect to 13,769,947 Public Shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of our initial business combination will represent 6.2% of the aggregate proceeds from the IPO retained by MCAP taking into account such redemptions.
MCAP stockholders who do not redeem their shares of MCAP Common Stock will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.
Upon the issuance of MCAP Common Stock in connection with the Business Combination, the percentage ownership of Public Stockholders who do not redeem their shares of MCAP Common Stock will be diluted. The percentage of the Post-Combination Company’s common stock that will be owned by Public Stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of Public Stockholders under different redemption levels, based on the number of issued and outstanding shares of MCAP Common Stock and AdTheorent Capital Stock on September 30, 2021, and based on the MCAP Common Stock expected to be issued in the Business Combination and the PIPE Financing, non-redeeming Public Stockholders, as a group, will own:
•
if there are no redemptions of Public Shares, 31.2% of the Post-Combination Company’s common stock expected to be outstanding immediately after the Business Combination; or

•
if there are maximum redemptions of 44% of the outstanding Public Shares, 19.9% of the Post-Combination Company’s common stock expected to be outstanding immediately after the Business Combination.

Because of this, Public Stockholders, as a group, will have less influence on the board of directors, management and policies of the Post-Combination Company than they now have on the board of directors, management and policies of MCAP. See “Certain Agreements Related to the Business Combination — Stockholders Agreement.”
The ownership percentage with respect to the Post-Combination Company following the Business Combination does not take into account the following potential issuances of securities, which will result in further dilution to Public Stockholders who do not redeem their Public Shares:
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the issuance of up to 8,375,241 shares issuable upon the exercise of outstanding options to purchase shares of AdTheorent membership interests;

•
the issuance of up to 10,541,667 shares upon exercise of the Public Warrants at a price of $11.50 per share;

•
the issuance of up to 4,881,140 shares upon exercise of the Private Placement Warrants held by the Sponsor following the Business Combination at a price of $11.50 per share (excluding 551,096 Private Placement Warrants that will be forfeited by the Sponsor at the closing and 551,096 Private Placement Warrants to be held in escrow at the closing subject to the achievement of earnout targets, both as described in the BCA);

•
598,875 shares held by the Sponsor to be held in escrow at the closing subject to the achievement of earn-out targets as described in the BCA;

•
the issuance of 551,096 shares upon exercise of the Private Placement Warrants held by the Sponsor following the Business Combination at a price of $11.50 per share and held in escrow at the closing subject to the achievement of earn-out targets as described in the BCA;

•
the issuance of up to 10,131,638 shares under the 2021 Long-Term Incentive Plan and the issuance of up to 2,026,328 shares under the 2021 Employee Stock Purchase Plan; and

•
if the Sponsor, or MCAP’s officers, directors or their affiliates make any working capital loans prior to the closing of the Business Combination, they may convert up to $1,500,000 of those loans into Warrants to purchase 1,000,000 shares at a price of $11.50 per share.

If all such shares were issued immediately after the Business Combination, based on the number of issued and outstanding shares of MCAP Common Stock and AdTheorent Capital Stock on September 30, 2021, and based on the MCAP Common Stock expected to be issued in the Business Combination and the PIPE Financing, non-redeeming Public Stockholders, as a group, would own:
•
if there are no redemptions of Public Shares, 22.7% of the Post-Combination Company’s common stock outstanding assuming all such shares were issued immediately after the Business Combination; or

•
if there are maximum redemptions of 44% of the outstanding Public Shares, 14.0% of the Post-Combination Company’s common stock outstanding assuming all such shares were issued immediately after the Business Combination.

MCAP’s ability to successfully effect the Business Combination and the Post-Combination Company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of AdTheorent, all of whom we expect to stay with the Post-Combination Company following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of the combined business.
MCAP’s ability to successfully effect the Business Combination and the Post-Combination Company’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of AdTheorent. Although we expect key personnel to remain with the Post-Combination Company following the Business Combination, there can be no assurance that they will do so. It is possible that AdTheorent will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Post-Combination Company.
The MCAP Board did not obtain a fairness opinion in determining whether to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.
In analyzing the Business Combination, MCAP’s management conducted significant due diligence on AdTheorent. For a complete discussion of the factors utilized by the MCAP Board in approving the business combination, see the section entitled, “Proposal No. 1 — The Business Combination Proposal — The MCAP Board’s Reasons for the Approval of the Business Combination.” The MCAP Board believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that AdTheorent’s fair market value was at least 80% of MCAP’s net assets (excluding any taxes payable on interest earned).
Notwithstanding the foregoing, the MCAP Board did not obtain a fairness opinion to assist it in its determination. The MCAP Board may be incorrect in its assessment of the Business Combination.
Unlike many blank check companies, MCAP does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it easier for MCAP to consummate the Business Combination even if a substantial majority of MCAP’s stockholders do not agree.
Since MCAP has no specified percentage threshold for redemption contained in its amended and restated certificate of incorporation, its structure is different in this respect from the structure used by many blank check companies. Historically, blank check companies would not be able to consummate an initial business combination if the holders of such company’s public shares voted against a proposed business combination and elected to convert or redeem more than a specified maximum percentage of the shares sold in such company’s initial public offering, which percentage threshold was typically between 19.99% and 39.99%. As a result, many blank check companies were unable to complete a business combination because the amount of shares voted by their public stockholders electing conversion or redemption exceeded the maximum conversion or redemption threshold pursuant to which such company could proceed with its initial business combination. As a result, MCAP may be able to consummate the Business Combination even if a substantial majority of the Public Stockholders do not agree with the Business Combination and have redeemed their shares. However, in no event will MCAP redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon the consummation of the Business Combination. If enough Public Stockholders exercise their redemption rights such that MCAP cannot satisfy the net tangible asset requirement, MCAP would not proceed with the redemption of Public Shares and the Business Combination, and instead may search for an alternate business combination. However, because the minimum cash requirements provided in the Business Combination Agreement may be waived by AdTheorent, if MCAP did not proceed with the Business Combination in such situation, it may be in breach of its obligations under the Business Combination Agreement, which could have an adverse effect on its ability to consummate an alternate business combination.
Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their securities, potentially at a loss.
Public Stockholders are entitled to receive funds from the Trust Account only (i) in the event of a redemption to Public Stockholders prior to any winding up in the event MCAP does not consummate its initial business combination or its liquidation, (ii) if they redeem their shares in connection with an initial business combination that MCAP consummates or, (iii) if they redeem their shares in connection with a stockholder vote to amend MCAP’s amended and restated certificate of incorporation (A) to modify the substance or timing of MCAP’s obligation to redeem 100% of the Public Shares if MCAP does not complete its initial business combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to MCAP’s pre-business combination activity and related stockholders’ rights. In no other circumstances will a stockholder have any right or interest of any kind to the funds in the Trust Account. Accordingly, to liquidate their investment, the Public Stockholders may be forced to sell their securities, potentially at a loss.
If third parties bring claims against MCAP, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.
MCAP’s placing of funds in the Trust Account may not protect those funds from third-party claims against MCAP. Although MCAP has sought to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with MCAP waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against MCAP’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, MCAP’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to MCAP than any alternative.
Examples of possible instances where MCAP may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where MCAP is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if MCAP is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, MCAP will be required to provide for payment of claims of creditors that were not waived that may be brought against MCAP within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.
The Sponsor has agreed that it will be liable to MCAP if and to the extent any claims by a third party (other than MCAP’s independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which MCAP has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay MCAP’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under MCAP’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. MCAP believes that the Sponsor’s only assets are securities of MCAP and, therefore, the Sponsor may not be able to satisfy those obligations. MCAP has not asked the Sponsor to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for MCAP’s initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, MCAP may not be able to complete its initial business combination, and its stockholders would receive such lesser amount per share in connection with any redemption of their Public Shares. None of MCAP’s officers or directors will indemnify MCAP for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
MCAP’s directors may decide not to enforce indemnification obligations against the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.
In the event that the proceeds in the Trust Account are reduced below $10.00 per Public Share and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, MCAP’s independent directors would determine whether to take legal action against the Sponsor to enforce such indemnification obligations. It is possible that MCAP’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If MCAP’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Public Stockholders may be reduced below $10.00 per Public Share.
MCAP’s stockholders may be held liable for claims by third parties against MCAP to the extent of distributions received by them.
MCAP’s amended and restated certificate of incorporation provides that MCAP will continue in existence only until 24 months from the closing of the IPO. As promptly as reasonably possible following the redemptions MCAP is required to make to the Public Stockholders in such event, subject to the approval of MCAP’s remaining stockholders and board of directors, MCAP would dissolve and liquidate, subject to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. MCAP cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, MCAP’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of MCAP’s stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, MCAP cannot assure you that third parties will not seek to recover from our stockholders amounts owed to them by MCAP.
If MCAP is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against MCAP which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by MCAP’s stockholders. Furthermore, because MCAP intends to distribute the proceeds held in the Trust Account to the Public Stockholders promptly after expiration of the time MCAP has to complete an initial business combination, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from MCAP’s assets. Furthermore, the MCAP Board may be viewed as having breached their fiduciary duties to MCAP’s creditors and/or may have acted in bad faith, and thereby exposing itself and MCAP to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. MCAP cannot assure you that claims will not be brought against MCAP for these reasons.
MCAP will enter into the Stockholders Agreement with the Sponsor and certain equityholders of AdTheorent, which will provide the Sponsor and equityholders of AdTheorent with certain governance rights with respect to the Post-Combination Company.
The Business Combination Agreement contemplates that, in connection with the Closing, MCAP will enter into the Stockholders Agreement with the Sponsor and certain stockholders of AdTheorent. The Stockholders Agreement will provide, among other things, that, as of the Closing, the initial board will consist of nine directors.
Additionally, the Stockholders Agreement will provide that three (3) directors are to be independent directors, four (4) directors are to be nominated by H.I.G. for so long as H.I.G. Beneficially Owns 20% or more of the outstanding shares of MCAP Common Stock, three (3) directors are to be nominated by H.I.G. for so long as H.I.G. Beneficially Owns 15% or more (but less than 20%) of the outstanding shares of MCAP Common Stock, two (2) directors are to be nominated by H.I.G. for so long as H.I.G. Beneficially Owns 10% or more (but less than 15%) of the outstanding shares of MCAP Common Stock, and one (1) director nominated by H.I.G. for so long as H.I.G. Beneficially Owns 5% or more (but less than 10%) of the outstanding shares of MCAP Common Stock. In addition, the Stockholders Agreement will provide for one (1) director to be nominated by Sponsor for so long as Sponsor and its affiliates Beneficially Own 1% or more of the outstanding shares of MCAP Common Stock.
The interests of the parties to the Stockholders Agreement may differ from those of other holders of Post-Combination Company common stock. See the section entitled “Certain Agreements Related to the Business Combination — Stockholders Agreement.”
We may amend the terms of the MCAP Warrants in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then outstanding Public Warrants.
The MCAP Warrants were issued in registered form under the MCAP Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The MCAP Warrant Agreement provides that the terms of the MCAP Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the MCAP Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the MCAP Warrants with the consent of a majority of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the MCAP Warrants, convert the MCAP Warrants into stock or cash, shorten the exercise period or decrease the number of warrant shares issuable upon exercise of a MCAP Warrant.
The Post-Combination Company may redeem your unexpired MCAP Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your MCAP Warrants worthless.
The Post-Combination Company will have the ability to redeem outstanding MCAP Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of MCAP Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Post-Combination Company gives notice of redemption. If and when the MCAP Warrants become redeemable by the Post-Combination Company, the Post-Combination Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding MCAP Warrants could force you (i) to exercise your MCAP Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your MCAP Warrants at the then-current market price when you might otherwise wish to hold your MCAP Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding MCAP Warrants are called for redemption, is likely to be substantially less than the market value of your MCAP Warrants. None of the Private Placement Warrants will be redeemable by the Post-Combination Company so long as they are held by their initial purchasers or their permitted transferees.
MCAP will require Public Stockholders who wish to redeem their shares of MCAP Common Stock in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.
MCAP will require the Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our transfer agent prior to the expiration date set forth in the tender offer documents mailed to such holders, or in the event we distribute proxy materials, up to two business days prior to the vote on the proposal to approve the Business Combination, or to deliver their shares to the transfer agent electronically using DTC’s DWAC System, at the holder’s option. To obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, this may not be the case. Under our bylaws, we are required to provide at least 10 days’ advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than we anticipate for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with to validly tender or redeem Public Shares, its shares may not be redeemed.
Additionally, despite our compliance with the proxy rules, stockholders may not become aware of the opportunity to redeem their shares.
There is some uncertainty regarding the U.S. federal income tax consequences to holders of MCAP Common Stock who elect to exercise their redemption rights.
There is some uncertainty regarding the U.S. federal income tax consequences to holders of MCAP Common Stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a distribution or a sale taxable as capital gain, and (ii) whether such capital gain, if applicable, is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment will depend largely on whether the holder owns (or is deemed to own) any shares of MCAP Common Stock following the redemption, and if so, the total number of shares of MCAP Common Stock held by the holder both before and after the redemption relative to all shares of MCAP Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a distribution, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in MCAP or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the Internal Revenue Service (the “IRS”), there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. See the section entitled “Material U.S. Federal Income Tax Considerations of the Redemption Rights and the Business Combination.”
There is some uncertainty regarding the U.S. federal income tax consequences of the Company Mergers.
There is some uncertainty regarding the U.S. federal income tax consequences of the Company Mergers. The uncertainty of tax consequences relates primarily to facts and representations that cannot be confirmed until after the Closing, including the number of AdTheorent equityholders, if any, who exercise appraisal rights in connection with the Company Mergers. Qualification of the Company Mergers as a reorganization will depend on the relevant facts at the time of the Company Mergers and satisfaction of applicable requirements, including a requirement that the fair market value of MCAP Common Stock issued in the Company Mergers determined as of the Effective Time equals at least 40% or more of the fair market value of the total consideration issued in connection with the Company Mergers. For this purpose, the total consideration issued in connection with the Company Mergers includes the fair market value determined as of the Effective Time of MCAP Common Stock issued in the Company Mergers, the Aggregate Cash Consideration, and the amount paid (if any) with respect to AdTheorent member appraisal rights with funds provided by MCAP. The fair market values as of the Effective Time of the MCAP Common Stock issued in connection with the Company Mergers and the amounts paid with respect to AdTheorent member appraisal rights and satisfaction of the foregoing 40% requirement cannot be determined with certainty until after the Effective Time and all payments (if any) with respect to AdTheorent member appraisal rights are made. While it is the opinion of Greenberg Traurig, LLP that the Company Mergers, taken together, should constitute an integrated transaction that qualifies for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, the opinion assumes that the foregoing 40% requirement will be satisfied. If the foregoing 40% requirement is not satisfied, the Company Mergers would not qualify as a reorganization. The Company Mergers will occur even if it does not qualify as a reorganization. See the section entitled “U.S. Federal Income Tax Considerations of the Company Mergers for AdTheorent Members.”
The Post-Combination Company may issue additional shares of MCAP Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the Post-Combination Company’s common stock.
The Post-Combination Company may issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, financings, future acquisitions, repayment of outstanding indebtedness, employee benefit plans and exercises of outstanding options, warrants and other convertible securities without stockholder approval, in a number of circumstances.
The Post-Combination Company’s issuance of additional shares of common stock or other equity securities of equal or senior rank would have the following effects:
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Public Stockholders’ proportionate ownership interest in the Post-Combination Company will decrease;

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the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease;

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the relative voting strength of each previously outstanding share of MCAP Common Stock may be diminished; and

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the market price of the Post-Combination Company’s shares of common stock may decline.

See, “— MCAP stockholders who do not redeem their shares of MCAP Common Stock will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.”
Our Proposed Certificate of Incorporation will contain anti-takeover provisions that could adversely affect the rights of our stockholders.
Our Proposed Certificate of Incorporation will contain provisions to limit the ability of others to acquire control of the Post-Combination Company or cause it to engage in change-of-control transactions, including, among other things:
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provisions that authorize its board of directors, without action by its stockholders, to issue additional shares of MCAP Common Stock and preferred stock with preferential rights determined by its board of directors;

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provisions that permit only a majority of its board of directors, the chairperson of the board of directors or the chief executive officer to call stockholder meetings and therefore do not permit stockholders to call Stockholders Meetings of the stockholders;

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provisions generally eliminating stockholders’ ability to act by written consent; and

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a staggered board whereby our directors are divided into three classes, with each class subject to retirement and re-election once every three years on a rotating basis.

These provisions could have the effect of depriving MCAP’s stockholders of an opportunity to sell their MCAP Common Stock at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. With its staggered board of directors, at least two annual or special meetings of stockholders will generally be required to effect a change in a majority of its directors. The Post-Combination Company’s staggered board of directors can discourage proxy contests for the election of its directors and purchases of substantial blocks of its shares by making it more difficult for a potential acquirer to gain control of its board of directors in a relatively short period of time.
We may be the target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger or business combination agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on MCAP’s or AdTheorent’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, which may adversely affect MCAP’s or AdTheorent’s or, if the Business Combination is completed but delayed, the Post-Combination Company’s business, financial position and results of operations. We cannot predict whether any such lawsuits will be filed.
The Post-Combination Company may be subject to securities litigation, which is expensive and could divert management attention.
Following the Business Combination, the Post-Combination Company’s share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. The Post-Combination Company may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on the Post-Combination Company’s business, financial condition, and results of operations. Any adverse determination in litigation could also subject the Post-Combination Company to significant liabilities.
Because we have no current plans to pay cash dividends on MCAP Common Stock for the foreseeable future, you may not receive any return on investment unless you sell MCAP Common Stock for a price greater than that which you paid for it.
We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the Post-Combination Company’s board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Post-Combination Company’s board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in MCAP Common Stock unless you sell MCAP Common Stock for a price greater than that which you paid for it. See the section entitled “Price Range of Securities and Dividends.”

The MCAP Warrants are accounted for as liabilities and the changes in value of the MCAP Warrants could have a material effect on MCAP’s financial results.
On April 12, 2021, the staff of the SEC issued a Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Staff Statement”). The SEC Staff Statement focused on certain accounting and reporting considerations related to warrants of a kind similar to those issued by the MCAP at the time of its IPO in March 2021. In response to the SEC Staff Statement, MCAP reevaluated the accounting treatment of the Public Warrants and Private Placement Warrants, and determined to classify the MCAP Warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.
As a result, included on MCAP’s balance sheet as of September 30, 2021 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within the MCAP Warrants. Accounting Standards Codification (“ASC”) 815-40 provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of income. As a result of the recurring fair value measurement, MCAP’s financial statements and results of operations may fluctuate quarterly based on factors that are outside of its control. Due to the recurring fair value measurement, MCAP expects that it will recognize non-cash gains or losses on the MCAP Warrants each reporting period and that the amount of such gains or losses could be material.
MCAP determined that a material weakness existed in its internal control over financial reporting as of March 2, 2021, March 31, 2021, June 30, 2021 and September 30, 2021. If MCAP is unable to develop and maintain an effective system of internal control over financial reporting, MCAP may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in it.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected and corrected on a timely basis. Effective internal controls are necessary for MCAP to provide reliable financial reports and prevent fraud. If MCAP concludes that a material weakness occurred or is occurring, MCAP expects to evaluate and pursue steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.
Following the issuance of the SEC Staff Statement dated April 12, 2021, on May 12, 2021, MCAP’s management and its audit committee determined that MCAP’s audited balance sheet as of March 2, 2021, filed as an exhibit to its Current Report on Form 8-K filed on March 8, 2021, should be restated. See “—The MCAP Warrants are accounted for as liabilities and the changes in value of the MCAP Warrants could have a material effect on MCAP’s financial results.” In addition, MCAP’s management and its audit committee determined MCAP’s previously-issued financial statements should be restated to classify all Class A common stock subject to possible redemption in temporary equity as of September 30, 2021. In connection with the aforementioned restatements, MCAP determined the impact of these restatements aggregated to a material weakness in its internal controls over financial reporting. The material weakness was due to management’s review of the accounting treatment for the financial instruments issued in MCAP’s initial public offering and sold in the concurrent private placement. MCAP management’s review was insufficient to identify a classification error that led to the restatements of MCAP’s financial statements.
MCAP’s management has implemented corrective steps to address the material weakness and improve MCAP’s internal control over financial reporting. Specifically, MCAP expanded and improved upon its review process for complex securities and related accounting standards, increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications, retained the services of a valuation expert to assist in valuation analysis of the financial instruments on a quarterly basis and is establishing additional monitoring and oversight controls designed to ensure the accuracy and completeness of our financial statements and related disclosures. These resources as well as increased interaction and collaboration with knowledgeable professionals employed by our Sponsor have been implemented by MCAP without incurring any material costs. MCAP’s management believes the enhancements it has instituted will be effective and fully expects the continued implementation of its expanded quarterly review process to fully remediate the material weakness previously disclosed. However, the elements of our remediation plan can only be accomplished over time and we can offer no assurance that these initiatives will ultimately have the intended effect.
If MCAP identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, MCAP may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in MCAP’s financial reporting and MCAP’s stock price may decline as a result. We cannot assure you that the measures MCAP has taken to date, or any measures MCAP may take in the future, will be sufficient to avoid potential future material weaknesses.
MCAP may face litigation and other risks as a result of the material weakness in its internal control over financial reporting.
Following the issuance of the SEC Staff Statement and in accordance with the SEC and its staff’s guidance on redeemable equity instruments, MCAP’s audit committee concluded that it was appropriate to restate MCAP’s previously-issued financial statements as of March 2, 2021, March 31, 2021, and June 30, 2021 (the “Restatements”). As part of the Restatements, MCAP identified a material weakness in its internal control over financial reporting.
As a result of such material weakness, the Restatements, the change in accounting for the MCAP financial instruments and other matters raised or that may in the future be raised by the SEC, MCAP may face potential for litigation or other disputes, including, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Restatements and material weaknesses in MCAP’s internal control over financial reporting and the preparation of MCAP’s financial statements. As of the date of this proxy statement/prospectus, MCAP has no knowledge of any such litigation or dispute. However, MCAP can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on MCAP’s business, results of operations and financial condition or its ability to complete the Business Combination.
The requirements of being a public company may strain AdTheorent’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the proposed transaction may be greater than AdTheorent anticipates.
AdTheorent will incur significant costs associated with its public company corporate governance and reporting requirements. This may divert the attention of AdTheorent’s management from other business concerns, which could have a material adverse effect on its business, financial condition and results of operations.
Following the consummation of the Business Combination, the Post-Combination Company will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.
Following the consummation of the Business Combination, the Post-Combination Company will face increased legal, accounting, administrative and other costs and expenses as a public company that AdTheorent does not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404 thereof, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the Post-Combination Company to carry out activities AdTheorent does not currently conduct. For example, the Post-Combination Company will adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the Post-Combination Company could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the Post-Combination Company’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the Post-Combination Company’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the Post-Combination Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the Post-Combination Company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
If the Post-Combination Company fails to maintain effective internal control over financial reporting, the price of the Post-Combination Company common stock may be adversely affected.
MCAP identified a material weakness in its internal control over financial reporting, the disclosure of which may have an adverse impact on the price of the MCAP Common Stock. The Post-Combination Company will be required to establish and maintain appropriate internal control over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect the Post-Combination Company’s public disclosures regarding its business, financial condition or results of operations. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in the Post-Combination Company’s internal control over financial reporting, or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in the Post-Combination Company’s internal control over financial reporting, or disclosure of management’s assessment of the Post-Combination Company’s internal control over financial reporting, may have an adverse impact on the price of the Post-Combination Company common stock.
The Post-Combination Company’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business, operating results and financial condition.
AdTheorent is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, the Post-Combination Company will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of AdTheorent as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If the Post-Combination Company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective or may result in a finding that there is a material weakness in the Post-Combination Company’s internal controls over financial reporting, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.
If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Post-Combination Company, its business, or its market, or if they change their recommendations regarding the Post-Combination Company’s securities adversely, the price and trading volume of the Post-Combination Company’s securities could decline.
The trading market for the Post-Combination Company’s securities will be influenced by the research and reports that industry or securities analysts may publish about the Post-Combination Company, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on AdTheorent. If no securities or industry analysts commence coverage of the Post-Combination Company, the Post-Combination Company’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Post-Combination Company change their recommendation regarding the Post-Combination Company’s shares of common stock adversely, or provide more favorable relative recommendations about the Post-Combination Company’s competitors, the price of the Post-Combination Company’s shares of common stock would likely decline. If any analyst who may cover the Post-Combination Company were to cease coverage of the Post-Combination Company or fail to regularly publish reports on it, the Post-Combination Company could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” MCAP and AdTheorent are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination, are referred to herein as the Post-Combination Company. The following unaudited pro forma condensed combined balance sheet as of September 30, 2021 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 present the combination of the financial information of MCAP and AdTheorent after giving effect to the Business Combination and related adjustments described in the accompanying notes.
The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 give pro forma effect to the Business Combination as if it had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives pro forma effect to the Business Combination as if it was completed on September 30, 2021.
The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with:
•
the accompanying notes to the unaudited pro forma condensed combined financial information;

•
the historical unaudited interim financial statements of MCAP as of September 30, 2021 and the nine months ended September 30, 2021, and the historical financial statements for the period from November 12, 2020 (date of inception) through December 31, 2020, and the related notes, in each case, included elsewhere in this proxy statement/prospectus;

•
the historical unaudited consolidated financial statements of AdTheorent as of and for the nine months ended September 30, 2021, and the historical financial statements of AdTheorent as of and for the year ended December 31, 2020, and the related notes, in each case, included elsewhere in this proxy statement/prospectus; and

•
other information relating to MCAP and AdTheorent contained in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth under “The Business Combination Agreement,” as well as the disclosures contained in the sections titled “MCAP Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “AdTheorent Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined information contained herein assumes that the MCAP shareholders approve the Business Combination. MCAP’s Public Stockholders may elect to redeem their public shares for cash even if they approve the Business Combination. MCAP cannot predict how many of its Public Stockholders will exercise their right to have their Class A Common Stock redeemed for cash. As a result, the unaudited pro forma condensed combined financial information is presented under two different redemption scenarios. As described in greater detail in Note 2, Basis of Presentation, of the unaudited pro forma condensed combined financial information, the first scenario, or “no redemption scenario,” assumes that none of MCAP’s Public Stockholders will exercise their right to have their MCAP public shares redeemed for cash, and the second scenario, or “illustrative maximum redemption scenario,” assumes that the holders of public shares will exercise their right to have their public shares redeemed for cash with respect to 44% of the outstanding shares of Class A Common Stock, which is the maximum amount that may be redeemed without a cash shortfall, while still satisfying the conditions to the Business Combination. In the event actual redemptions exceed this level, up to 57%, MCAP has several options under the BCA, at its sole discretion, to attempt to make up or any cash shortfalls to the Aggregate Cash Consideration condition. However, it is not certain that any or all of these options will be feasible or pursued by MCAP. If redemptions exceed 57%, there will be insufficient cash in trust to satisfy the condition to the Business Combination and such condition can only be waived by AdTheorent members, at their sole discretion. In the event redemptions are higher than 57% and AdTheorent members elect to waive the closing condition related to minimum cash in trust, the transaction could still be consummated if the parties are able to arrange for financing through one or a combination of the levers described above to make up for the shortfall of available cash to pay at least $140.0 million in cash consideration to AdTheorent’s members, or if AdTheorent members agree to waive or lower that closing condition. Since these scenarios would require the waiver of the AdTheorent members, have not been negotiated and would require the parties to identify sources of financing that either may not be available or may not be available on terms that are acceptable, these scenarios have not been considered in the Illustrative Maximum Redemptions scenario. However, if redemptions exceed 57% and the transaction is still consummated, the resulting impact could be materially different from what is being disclosed in the Illustrative Maximum Redemptions scenario. See Note 2 to this “Unaudited Pro Forma Condensed Combined Financial Information” for further description of the Illustrative Maximum Redemption scenario and a sensitivity analysis showing the impact if redemptions exceed the level shown in this scenario and the transaction is still consummated.
The Business Combination will be accounted for as a reverse recapitalization, in accordance with accounting principles generally accepted in the United States (“GAAP”). Under the guidance in Accounting Standard Codification (“ASC”) 805, MCAP is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of AdTheorent issuing stock for the net assets of MCAP, accompanied by a recapitalization whereby the net assets of MCAP will be stated at historical cost and no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of AdTheorent.
AdTheorent expects to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and illustrative maximum redemption scenarios:
•
AdTheorent stockholders will have the largest voting interest in the Post-Combination Company immediately after the Business Combination;

•
the board of directors of the Post-Combination Company will have up to 9 members, and AdTheorent will have the ability to nominate the majority of the members of the board of directors;

•
AdTheorent management will continue to hold executive management roles for the Post-Combination Company and be responsible for the day-to-day operations;

•
the Post-Combination Company will assume the AdTheorent name;

•
the Post-Combination Company will maintain the current AdTheorent headquarters; and

•
the intended strategy of the Post-Combination Company will continue AdTheorent’s current strategy.

The unaudited pro forma condensed combined financial information is for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions been consummated on the assumed date or for the periods presented, or which may be realized in the future. The transaction accounting adjustments are based on the information currently available and the assumptions and estimates underlying the transaction accounting adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The Post-Combination Company will incur additional costs after the Business Combination in order to satisfy its obligations as an SEC reporting public company.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2021
(in thousands, except for number of shares)
			Assuming No Redemption Scenario			Assuming Illustrative Maximum Redemption Scenario
	MCAP Historical	AdTheorent Historical	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined as Further Adjusted
ASSETS
Current assets
Cash and cash equivalents	$798	$22,640	$316,270	(a)	$215,660	$(137,699)	(k)	$100,000
			121,500	(b)		19,147	(n)
			(11,069)	(c)		2,892	(o)
			(36,826)	(d)
			(24,368)	(l)
			(173,285)	(m)
Restricted cash	—	105	—		105	—		105
Accounts receivable, net	—	38,886	—		38,886	—		38,886
Income tax recoverable	—	46	—		46	—		46
Prepaid expenses	454	1,307	—		1,761	—		1,761
Deferred transaction costs	—	731	(731)	(d)	—	—		—
Total current assets	1,252	63,715	191,491		256,458	(115,660)		140,798
Other assets	178	—	—		178	—		178
Cash and marketable securities held in Trust Account	316,270	—	(316,270)	(a)	—	—		—
Property and equipment, net	—	362	—		362	—		362
Customer relationships, net	—	10,114	—		10,114	—		10,114
Other intangible assets, net	—	8,086	—		8,086	—		8,086
Goodwill	—	35,778	—		35,778	—		35,778
Security deposits	—	90	—		90	—		90
Total assets	$317,700	$118,145	$(124,779)		$311,066	$(115,660)		$195,406
LIABILITIES AND SHAREHOLDERS’/ MEMBERS’ EQUITY
Current liabilities
Accounts payable	$546	$8,260	$(363)	(d)	$8,443	$—		$8,443
Accrued compensation	—	5,484	—		5,484	—		5,484
Accrued expenses	—	5,187	(2,521)	(d)	2,666	—		2,666
Term loans, current portion	—	24,331	(24,331)	(l)	—	—		—
Total current liabilities	546	43,262	(27,215)		16,593	—		16,593
SAFE notes	—	2,475	—		2,475	—		2,475
Warrant liability	23,591	—	(2,248)	(p)	21,343	—		21,343
Earn-out liability	—	—	40,499	(e)	41,623	—		41,623
			1,124	(r)
Deferred underwriting fee payable	11,069	—	(11,069)	(c)	—	—		—
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

			Assuming No Redemption Scenario			Assuming Illustrative Maximum Redemption Scenario
	MCAP Historical	AdTheorent Historical	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined as Further Adjusted
Deferred income taxes	—	2,922	—		2,922	—		2,922
Deferred rent, net of current portion	—	1,670	—		1,670	—		1,670
Total liabilities	35,206	50,329	1,091		86,626	—		86,626
Commitments and contingencies
Redeemable Class A ordinary shares	316,270	—	(316,270)	(g)	—	—		—
Stockholders’/Members’ equity
Preferred stock	—	—	—		—	—		—
Class A common stock	—	—	1	(b)	10	(1)	(k)	9
			3	(g)
			1	(h)
			5	(i)
Class B common stock	1	—	(1)	(h)	—	—		—
Class A common units	—	26,000	(26,000)	(i)	—	—		—
Class B common units	—	17,333	(17,333)	(i)	—	—		—
Class C common units	—	—	—		—	—		—
Additional paid-in capital	—	2,657	121,499	(b)	205,729	(137,698)	(k)	90,070
			(29,673)	(d)		19,147	(n)
			(40,499)	(e)		2,892	(o)
			3,527	(f)
			316,267	(g)
			43,328	(i)
			(33,777)	(j)
			(173,285)	(m)
			2,248	(p)
			(5,439)	(q)
			(1,124)	(r)
Earn-out	—	—	5,439	(q)	5,439	—		5,439
Noncontrolling interests	—	(1,171)	—		(1,171)	—		(1,171)
(Accumulated deficit) Retained earnings	(33,777)	22,997	(5,000)	(d)	14,433	—		14,433
			(3,527)	(f)
			33,777	(j)
			(37)	(l)
Total stockholders’/members’ equity	(33,776)	67,816	190,400		224,440	(115,660)		108,780
Total liabilities and stockholders’/members’ equity	$317,700	$118,145	$(124,779)		$311,066	$(115,660)		$195,406

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the nine months ended September 30, 2021
(in thousands, except for per share amounts)
			Assuming No Redemption Scenario				Assuming Illustrative Maximum Redemption Scenario
	MCAP Historical	AdTheorent Historical	Transaction Accounting Adjustments		Pro Forma Combined		Additional Transaction Accounting Adjustments	Pro Forma Combined as Further Adjusted
Revenue	$—	$110,368	$—		$110,368		$—	$110,368
Operating expenses:
Platform operations	—	52,368	—		52,368		—	52,368
Sales and marketing	—	25,689	—		25,689		—	25,689
Technology and development	—	8,046	—		8,046		—	8,046
General and administrative	1,312	13,187	153	(a)	14,652		—	14,652
Total operating expenses	1,312	99,290	153		100,755		—	100,755
Income (loss) from operations	(1,312)	11,078	(153)		9,613		—	9,613
Interest income (expense), net	20	(1,808)	(20)	(c)	—		—	—
			1,808	(d)
Warrant issue costs	(832)	—	—		(832)		—	(832)
Change in fair value of warrant liability	(772)	—	705	(e)	(67)		—	(67)
Other expense, net	—	20	—		20		—	20
Total other income (expense), net	(1,584)	(1,788)	2,493		(879)		—	(879)
Income (loss) from continuing operations before income taxes	(2,896)	9,290	2,340		8,734		—	8,734
(Provision for) benefit from taxes	—	(3,141)	(491)	(f)	(3,632)		—	(3,632)
Net income (loss)	$(2,896)	$6,149	$1,849		$5,102		$—	$5,102
Less: Net loss attributable to noncontrolling interest	—	539	—		539		—	539
Net income (loss) attributable to common shareholders	$(2,896)	$6,688	$1,849		$5,641		$—	$5,641
Post-Combination Company net income per share:
Basic					$0.06	(g)		$0.06	(g)
Diluted					$0.05	(g)		$0.06	(g)
Post-Combination Company common shares outstanding:
Basic					101,316,381	(g)		89,750,334	(g)
Diluted					109,691,622	(g)		98,125,575	(g)
AdTheorent net income per common unit:
Basic		$0.15
Diluted		$0.14
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

			Assuming No Redemption Scenario		Assuming Illustrative Maximum Redemption Scenario
	MCAP Historical	AdTheorent Historical	Transaction Accounting Adjustments	Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined as Further Adjusted
AdTheorent weighted-average common units outstanding:
Basic		43,499,745
Diluted		47,841,702
MCAP
Weighted-average Class A redeemable common shares outstanding, basic and diluted:	24,674,451
Net income per share of Class A redeemable common stock basic and diluted	$(0.09)
Weighted-average Class B non-redeemable common shares outstanding, basic and diluted	7,906,250
Net income per Class B non- redeemable common stock, basic and diluted	$(0.09)
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2020
(in thousands, except for per share amounts)
			Assuming No Redemption Scenario				Assuming Illustrative Maximum Redemption Scenario
	MCAP Historical	AdTheorent Historical	Transaction Accounting Adjustments		Pro Forma Combined		Additional Transaction Accounting Adjustments	Pro Forma Combined as Further Adjusted
Revenue	$—	$121,015	$—		$121,015		$—	$121,015
Operating expenses:
Platform operations	—	59,458	—		59,458		—	59,458
Sales and marketing	—	31,608	—		31,608		—	31,608
Technology and development	—	9,709	—		9,709		—	9,709
General and administrative	19	8,126	4,448	(a)	17,593		—	17,593
			5,000	(b)
Total operating expenses	19	108,901	9,448		118,368		—	118,368
Income (loss) from operations	(19)	12,114	(9,448)		2,647		—	2,647
Interest income (expense), net	—	(3,285)	3,248	(d)	(37)		—	(37)
Other expense, net	—	646	—		646		—	646
Total other income (expense), net	—	(2,639)	3,248		609		—	609
Income (loss) from continuing operations before income taxes	(19)	9,475	(6,200)		3,256		—	3,256
(Provision for) benefit from taxes	—	(2,780)	1,302	(f)	(1,478)		—	(1,478)
Net income (loss)	$(19)	$6,695	$(4,898)		$1,778		$—	$1,778
Less: Net loss attributable to noncontrolling interest	—	632	—		632		—	632
Net income (loss) attributable to common shareholders	$(19)	$7,327	$(4,898)		$2,410		$—	$2,410
Post-Combination Company net income per share:
Basic					$0.02	(g)		$0.03	(g)
Diluted					$0.02	(g)		$0.02	(g)
Post-Combination Company common shares:
Basic					101,316,381	(g)		89,750,334	(g)
Diluted					109,691,622	(g)		98,125,575	(g)
AdTheorent net income per common unit:
Basic		$0.17
Diluted		$0.17
AdTheorent weighted-average common units outstanding:
Basic		43,399,728
Diluted		43,399,728
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

			Assuming No Redemption Scenario		Assuming Illustrative Maximum Redemption Scenario
	MCAP Historical	AdTheorent Historical	Transaction Accounting Adjustments	Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined as Further Adjusted
MCAP
Weighted-average Class A redeemable common shares outstanding, basic and diluted:	n/a
Net income per share of Class A redeemable common stock basic and diluted	n/a
Weighted-average Class A and Class B non-redeemable common shares outstanding, basic and diluted	6,875,000
Net loss per share of Class A and Class B non-redeemable common stock, basic and diluted	$0.00
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.   Description of the Business Combination
On July 27, 2021, MCAP Acquisition Corporation, a Delaware corporation (“MCAP”), GRNT Merger Sub 1 LLC, a Delaware limited liability company (“Merger Sub 1”), GRNT Merger Sub 2 LLC, a Delaware limited liability company (“Merger Sub 2”), GRNT Merger Sub 3 LLC, a Delaware limited liability company (“Merger Sub 3”), GRNT Merger Sub 4 LLC, a Delaware limited liability company (“Merger Sub 4” and together with Merger Sub 1, Merger Sub 2 and Merger Sub 3, the “Merger Sub Entities”), H.I.G. Growth — AdTheorent Intermediate, LLC, a Delaware limited liability company (the “Blocker”), H.I.G. Growth — AdTheorent, LLC, a Delaware limited liability company (the “Blocker Member”), and AdTheorent Holding Company, LLC, a Delaware limited liability company (“AdTheorent”), entered into a business combination agreement (the “BCA” or the “Business Combination Agreement”) pursuant to which, among other things, (i) Merger Sub 1 will merge with and into the Blocker, with the Blocker surviving such merger as a wholly owned subsidiary of MCAP, (ii) immediately thereafter and pursuant to an integrated plan, the Blocker will merge with and into Merger Sub 2, with Merger Sub 2 surviving such merger as a wholly owned subsidiary of MCAP, (iii) immediately thereafter, Merger Sub 3 will merge with and into AdTheorent, with AdTheorent surviving such merger as a wholly owned subsidiary of MCAP and (iv) immediately thereafter and pursuant to an integrated plan, AdTheorent will merge with and into Merger Sub 4, with Merger Sub 4 surviving such merger as a wholly owned subsidiary of MCAP. The transaction is structured as four mergers, collectively with the other transactions described in the Business Combination Agreement, the “Business Combination.”
The aggregate transaction consideration to be paid in the Business Combination will be an amount equal to (a) $775.0 million, minus (b) an amount equal to 50% of the Company Management Bonus (as defined in the BCA), minus (c) an amount equal to the Monroe Credit Agreement Payoff Amount (as defined in the BCA), minus (d) an amount equal to the SVB Credit Agreement Payoff Amount (as defined in the BCA) minus (e) an amount equal to the Hudson Street Unpaid Sublease Termination Fee Amount (as defined in the BCA), minus (f) an amount equal to the Cares Act Unpaid Payroll Taxes Deferred Amount (the “Company Value”). The aggregate transaction consideration is comprised of the cash consideration to be paid to AdTheorent equityholders, the shares of MCAP Common Stock that will be delivered to AdTheorent equityholders at the closing of the Business Combination, the restricted stock units in MCAP that will be delivered to holders of AdTheorent interest units, and the options to purchase shares of MCAP Common Stock underlying outstanding vested and unvested stock options. In connection with preserving the aggregate transaction consideration for AdTheorent equityholders in connection with the Business Combination, if options to purchase MCAP Common Stock allocable to holders of vested or unvested stock options become forfeited, such options will be reallocated to the other equityholders of AdTheorent in accordance with the Payment Spreadsheet. The aggregate transaction consideration consists of a combination of the Aggregate Cash Consideration and Aggregate Stock Consideration:
•
Aggregate Cash Consideration:   Cash consideration in an amount equal to (a) $162.0 million, plus (b) the Available Cash Excess Amount (as defined in the BCA), if any, minus (c) any amount by which the Available Cash Shortfall Amount (as defined in the BCA) exceeds $113.2 million, minus (d) any amount by which cash on AdTheorent’s balance sheet as of the closing shall be less than $3.5 million, minus (e) any amount by which any cash distributions to AdTheorent’s members following July 27, 2021 exceeds the amount of the Permitted Distribution (as defined in the BCA), plus (f) the portion of the Permitted Distribution amount that AdTheorent does not distribute prior to the Closing, minus (g) any amount by which the Transaction Expenses (as defined in the BCA) of AdTheorent and MCAP exceed $40.0 million, minus (h) any amount by which Identified Company Indebtedness (as defined in the BCA) exceeds $26.0 million;

•
Aggregate Stock Consideration:   The remainder of the aggregate transaction consideration in shares of MCAP Common Stock valued at $10.00 per share (in the case of holders of Class A, Class B and issued and outstanding Class C membership interests in AdTheorent) and options to purchase MCAP Common Stock valued at $10.00 per share (in the case of holders of unexercised Class C membership interests in AdTheorent).

If there is an Available Cash Shortfall Amount which shall cause the Aggregate Cash Consideration to be reduced below $140.0 million, then MCAP shall have the option, in MCAP’s sole discretion, to make up such shortfall by (i) raising additional funds in a Qualifying Private Placement (as defined in the BCA) and applying such funds to such shortfall, (ii) causing a portion of the Identified Company Indebtedness to remain outstanding and applying any funds which would otherwise have been applied towards paying off such indebtedness to such shortfall, (iii) requiring AdTheorent or any AdTheorent subsidiary to incur additional indebtedness and applying any such funds to such shortfall, and/or (iv) using a portion of the Balance Sheet Funding Amount (as defined in the BCA) and applying any such funds to such shortfall.
Events related to Business Combination are summarized below:
•
Concurrently with the execution of the BCA, certain investors entered into subscription agreements (the “Subscription Agreements”), pursuant to which such investors agreed to subscribe for and purchase an aggregate of 12,150,000 shares of MCAP Class A Common Stock at a purchase price of $10.00 per share, for an aggregate purchase price of $121.5 million in a private placement or placements (the “Private Placements”) to be consummated immediately prior to the consummation of the Business Combination.

•
Concurrently with the execution of the BCA, MCAP Acquisition, LLC, a Delaware limited liability company (the “Sponsor”), AdTheorent and MCAP entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor agreed, upon the terms and subject to the conditions set forth therein, to (i) vote all of its shares of MCAP Class B Common Stock in favor of the Business Combination Agreement and the transactions contemplated thereby (the “Transactions”), (ii) take all actions reasonably necessary to consummate the Transactions, (iii) not redeem its shares of MCAP Class B Common Stock, (iv) waive the anti-dilution provisions of the shares of MCAP Class B Common Stock set forth in MCAP’s Certificate of Incorporation, (v) forfeit 551,096 of its MCAP Warrants and (vi) subject certain of its shares of the Post-Combination Company Common Stock and MCAP Warrants to an “earn-out”;

•
The conversion of Class B Common Stock of MCAP into Class A Common Stock of the Post-Combination Company;

•
The AdTheorent Class A, Class B and Class C Interests issued and outstanding immediately prior to the Business Combination and not cancelled in connection with the Business Combination, will automatically be converted into and become the right to receive, in accordance with the Payment Spreadsheet (as defined in the BCA), the number of shares of Post-Combination Company Common Stock, such holder’s portion of the Aggregate Cash Consideration and such holder’s portion of the Earn-Out Consideration, in each case, set forth in the Payment Spreadsheet;

•
The AdTheorent options that are outstanding immediately prior to the Business Combination, whether vested or unvested, shall be converted into options to purchase shares of Class A Common Stock of the Post-Combination Company (“Exchanged Options”) and such holder’s portion of the Earn-Out Consideration, each in accordance with the Payment Spreadsheet. The Exchanged Options will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former terms;

•
The AdTheorent interest units that are outstanding immediately prior to the Business Combination, whether vested or unvested, shall be converted into restricted stock units with respect to Class A Common Stock of the Post-Combination Company (“Exchanged Units”) and such holder’s portion of the Earn-Out Consideration, each in accordance with the Payment Spreadsheet. The Exchanged Units will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former terms;

•
The issued and outstanding MCAP warrants will represent the right to purchase Post-Combination Company Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the MCAP warrant agreement;

•
The conversion of the Private Placement Warrants and Public Warrants exercisable into Class A Common Stock of MCAP into an equal number of the Post-Combination Company’s warrants for the Post-Combination Company’s Common Stock with the same terms;

•
Following the Closing, if, at any time during the period following the Closing and expiring on the third anniversary of the Closing Date, (i) the VWAP of the Post-Combination Company Common Stock shall be greater than or equal to $14.00 for any twenty (20) trading days within a period of thirty (30) consecutive trading days or (ii) MCAP completes a liquidation, merger, stock exchange, reorganization or similar transaction that results in all MCAP Stockholders having the right to exchange their shares of Post-Combination Company Common Stock for cash, securities or other property pursuant to which the valuation of such shares of Post-Combination Company Common Stock equals or exceeds $14.00 per share (the “Earn-Out Target”), then within ten (10) Business Days following the achievement of the Earn-Out Target, MCAP shall pay or issue, as applicable, to the AdTheorent members and holders of an Exchanged Option or Exchanged Unit an aggregate amount equal to $95,000,000, which such Earn-Out Consideration shall be paid, at the sole and absolute discretion of the Post-Combination Company Board, in the form of (1) the issuance to AdTheorent members and holders of an Exchanged Option or Exchanged Unit of validly issued, fully-paid and nonassessable shares of Post-Combination Company Common Stock valued at $14.00 per share, (2) a payment in cash or (3) a combination of (1) and (2) (the “Earn-Out Consideration”); provided, however, that (x) no Earn-Out Consideration will be paid with respect to unvested Exchanged Options or Exchanged Units that expired or terminated prior to the date that MCAP pays the Earn-Out Consideration and (y) with respect to outstanding Exchanged Options and Exchanged Units that are unvested as of the date MCAP pays the Earn-Out Consideration, MCAP shall pay the Earn-Out Consideration to the applicable holder of an Exchanged Option and Exchanged Units within thirty (30) days following the date on which the unvested Exchanged Option and Exchanged Unit vests, subject to the holder’s continued employment or service through such vesting date;

•
AdTheorent’s existing credit facilities outstanding will be paid off using the cash proceeds from the deal, unless there is a shortfall of available cash as described below; and

•
AdTheorent’s members will be paid cash consideration of at least $140.0 million in cash.

Any cash proceeds remaining after the consummation of the Business Combination are expected to be used for general corporate purposes.
The following summarizes the unaudited pro forma Post-Combination Company Common Stock issued and outstanding immediately after the Business Combination, presented under the two redemption scenarios:
	Share ownership in the Post-Combination Company
	Pro Forma Combined (Assuming No Redemptions Scenario)		Pro Forma Combined (Assuming Illustrative Maximum Redemptions Scenario(1)
Stockholder	Shares	%	Shares	%
Former non-H.I.G AdTheorent equityholders(2)(3)	21,658,391	21.4%	22,608,603	25.2%
H.I.G. Growth – AdTheorent, LLC	28,575,615	28.2%	29,829,303	33.2%
MCAP public stockholders(4)	31,625,000	31.2%	17,855,053	19.9%
MCAP Sponsor(5)(6)	9,957,375	9.8%	9,957,375	11.1%
PIPE Investors(7)	9,500,000	9.4%	9,500,000	10.6%
	101,316,381	100.0%	89,750,334	100.0%

(1)
Assumes Illustrative Maximum Redemptions of 13,769,947 public shares of MCAP’s Common Stock in connection with the Business Combination, which represents the maximum number of redemptions that may occur without a shortfall of cash while still satisfying the conditions to the Business Combination. For a description of the Illustrative Maximum Redemption Scenario, see “Summary Unaudited Pro Forma Condensed Combined Financial Information.”

(2)
Excludes an estimated 8,375,241 outstanding options in the Post-Combination Company.

(3)
Excludes $95,000,000 earn-out consideration (payable in cash or shares) under the No Redemption and

Illustrative Maximum Redemption scenarios, respectively, as they are contingently issuable based upon the earn-out target being achieved.
(4)
Excludes an estimated 10,541,667 shares underlying the Public Warrants beneficially held by the MCAP Public Stockholders.

(5)
Excludes an estimated 598,875 shares held in escrow subject to earn-out targets and excludes an estimated 5,432,237 (excluding 551,096 MCAP warrants forfeited) shares underlying the Private Placement Warrants beneficially held by the Sponsor. Of the 5,432,237 warrants, 551,096 are to be held in escrow subject to earn-out targets.

(6)
Includes 2,650,000 shares of MCAP Common Stock to be issued to members of the Sponsor or their affiliates in their capacity as a PIPE Investor.

(7)
Excludes 2,650,000 shares of MCAP Common Stock to be issued to members of the Sponsor or their affiliates in their capacity as a PIPE Investor.

The following tables summarize the sources and uses, under both the no redemption and illustrative maximum redemption scenario for funding the Business Combination assuming the transaction closes on September 30, 2021 and using a deemed stock value of $10.00 per share:
Assuming no redemption scenario:
Sources (in thousands)		Uses (in thousands)
Cash and investments held in the Trust Account	$316,250	Transaction expenses (including related party fees and other charges)	$47,895
Excess cash and investments held in the Trust Account	20
Shares and options of Post-Combination Company to shareholders	586,092	Shares and options of Post- Combination Company to shareholders	586,092
PIPE Investment	121,500	Debt repayment	24,368
MCAP Cash	798	Cash to balance sheet	215,660
AdTheorent Cash	22,640	Cash to shareholders	173,285
Total sources	$1,047,300		$1,047,300
Total consideration to shareholders			$759,377
Assuming illustrative maximum redemption scenario:
Sources (in thousands)		Uses (in thousands)
Cash and investments held in the Trust Account	$178,551	Transaction expenses (including related party fees and other charges)	$45,003
Excess cash and investments held in the Trust Account	20
Shares and options of Post-Combination Company to shareholders	608,131	Shares and options of Post- Combination Company to shareholders	608,131
PIPE Investment	121,500	Debt repayment	24,368
MCAP Cash	798	Cash to balance sheet	100,000
AdTheorent Cash	22,640	Cash to shareholders	154,138
Total sources	$931,640		$931,640
Total consideration to shareholders			$762,269
2.   Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to

Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The presentation of Management’s Adjustments has not been elected. Only Transaction Accounting Adjustments have been presented in the unaudited pro forma condensed financial information.
The historical financial information of MCAP and AdTheorent has been prepared in accordance with GAAP and has been adjusted in the unaudited pro forma combined financial information to give effect to events that are transaction accounting adjustments. The pro forma adjustments are prepared to illustrate the estimated effect of the Business Combination and certain other adjustments.
The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Business Combination are reflected in the unaudited pro forma condensed consolidated balance sheet as a direct reduction to the Post-Combination Company’s additional paid-in capital (“APIC”) and are assumed to be cash settled.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of MCAP’s Class A Common Stock into cash:
•
Assuming No Redemptions:   This presentation assumes that no MCAP shareholders exercise redemption rights with respect to their public shares.

•
Assuming Illustrative Maximum Redemptions:   This presentation assumes that MCAP’s Public Stockholders exercise redemption rights with respect to 44% of the Class A Common Stock. This scenario assumes that 13,769,947 shares of Class A Common Stock are redeemed for an aggregate payment of approximately $137.7 million from the Trust Account, which is the maximum amount of redemptions, without a shortfall of cash, while still satisfying the “Aggregate Cash Consideration” closing condition to the consummation of the Business Combination under the BCA. Although not reflected in the illustrative maximum redemption scenario, if redemptions exceed 44%, to the extent there is a shortfall of available cash to pay at least $140.0 million in cash consideration to AdTheorent’s members and thus satisfy the Aggregate Cash Consideration closing condition, which can only be waived by AdTheorent members in their sole discretion, MCAP has the option under the BCA, in its sole discretion, to make up such shortfall by (i) raising additional funds in a private investment in public equity (“PIPE”) and applying such funds to such shortfall, (ii) causing a portion of AdTheorent’s indebtedness to remain outstanding and applying any funds which would otherwise have been applied towards paying off such indebtedness to such shortfall, (iii) requiring AdTheorent or an AdTheorent subsidiary to incur additional indebtedness in an amount not to exceed such shortfall upon commercially reasonable terms mutually agreed upon by MCAP and AdTheorent, each acting in good faith, and applying any such funds to such shortfall, and/or (iv) using a portion of the Balance Sheet Funding Amount and applying any such funds to such shortfall. The shortfall can be resolved using solely one option or a combination of the aforementioned options. If redemptions are 57% or higher, there would be insufficient cash in trust to satisfy the $258.125 million “Available Cash” closing condition under the terms of the BCA, and the Business Combination would not consummate unless AdTheorent’s members waived such closing condition in their sole discretion. In the event redemptions are higher than 57% and AdTheorent members elect to waive the Available Cash closing condition, the transaction could still be consummated if the parties are able to arrange for financing through one or a combination of the levers described above to make up for the shortfall of available cash to pay at least $140.0 million in Aggregate Cash Consideration to AdTheorent’s members, or if AdTheorent members agree to waive or lower the Aggregate Cash Consideration closing condition. Since these scenarios would require the waiver of the AdTheorent members, have not been negotiated and would require the parties to identify sources of financing that either may not be available or may not be available on terms that are acceptable, these scenarios have not been considered in the Illustrative Maximum Redemptions scenario. However, if redemptions exceed 57% and the transaction is still consummated, the resulting impact could be materially different from what is being disclosed in the Illustrative Maximum Redemptions scenario.

The following table presents the impact on certain key balance sheet, income statement and share ownership items if redemptions exceed the 44% shown as illustrative maximum redemptions scenario and the closing conditions are satisfied as a result of MCAP utilizing the alternatives described above (in the case of redemptions from 44% to 57%) or as a result of a waiver from AdTheorent members (in the case of redemptions above 57%). The scenarios presented below assumes redemptions of 5% higher than the 44% shown in the Illustrative Maximum Redemption scenario and presents the illustrative impact of each option MCAP has to satisfy the resulting cash shortfall independently of each other. Further redemptions, requiring more cash, would have a linear impact on each available option and therefore further redemption rates have not been shown, but can be reasonably extrapolated. Actual results may vary from the below if a combination of cash shortfall options have been used.
In thousands, except per share amounts:
		Assuming less debt payoff/additional debt			Assuming additional PIPE investment			Assuming a reduction to minimum cash
	Illustrative Maximum Redemption Scenario	Pro Forma Adjustments		Pro Forma	Pro Forma Adjustments		Pro Forma	Pro Forma Adjustments		Pro Forma
Excerpt of the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021:
Cash and cash equivalents	$100,000	$(15,853)	(1)	$100,000	$(15,853)	(1)	$100,000	$(15,853)	(1)	$84,147
		15,853	(2)		15,853	(6)
Total assets	195,406	—		195,406	—		195,406	(15,853)		179,553
Term Loan	—	15,853	(2)	15,853	—		—	—		—
Total liabilities	86,626	15,853		102,479	—		86,626	—		86,626
Class A common stock	9	—		9	—		9	—		9
Additional paid-in capital	90,070	(15,853)	(2)	74,217	—		90,070	(15,853)	(1)	74,217
Total stockholders’/members’ equity	108,780	(15,853)		92,927	—		108,780	(15,853)		92,927
Excerpt of the Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2021:
Interest income (expense), net	$—	(1,260)	(3)	$(1,260)	$—		$—	$—		$—
(Provision for) benefit from taxes	(3,632)	265	(4)	(3,367)	—		(3,632)	—		(3,632)
Net income (loss) attributable to common shareholders	5,641	(995)		4,646	—		5,641	—		5,641
Post-Combination Company net income per share:
Basic	$0.06			$0.05			$0.06			$0.06
Diluted	$0.06			$0.05			$0.06			$0.06
Excerpt of the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2020:
Interest income (expense), net	$(37)	$(1,680)	(3)	$(1,717)	$—		$(37)	$—		$(37)
(Provision for) benefit from taxes	(1,478)	353	(4)	(1,125)	—		(1,478)	—		(1,478)
Net income (loss) attributable to common shareholders	2,410	(1,327)		1,083	—		2,410	—		2,410
Post-Combination Company net income per share:
Basic	$0.03			$0.01			$0.03			$0.03
Diluted	$0.03			$0.01			$0.03			$0.03

		Assuming less debt payoff/additional debt			Assuming additional PIPE investment			Assuming a reduction to minimum cash
	Illustrative Maximum Redemption Scenario	Pro Forma Adjustments		Pro Forma	Pro Forma Adjustments		Pro Forma	Pro Forma Adjustments		Pro Forma
Share ownership in Post-Combination Company:
Former non-H.I.G AdTheorent equityholders .	22,608,603	—		22,608,603	—		22,608,603	—		22,608,603
H.I.G. Growth – AdTheorent, LLC	29,829,303	—		29,829,303	—		29,829,303	—		29,829,303
MCAP public stockholders	17,855,053	(1,585,300)	(5)	16,269,753	(1,585,300)	(5)	16,269,753	(1,585,300)	(5)	16,269,753
MCAP Sponsor .	9,957,375	—		9,957,375	—		9,957,375	—		9,957,375
Third Party PIPE Investors	9,500,000	—		9,500,000	1,585,300	(6)	11,085,300	—		9,500,000
Total common shares outstanding	89,750,334	(1,585,300)		88,165,034	—		89,750,334	(1,585,300)		88,165,034
Stock options	8,375,241	—		8,375,241	—		8,375,241	—		8,375,241
Total diluted shares outstanding	98,125,575	(1,585,300)		96,540,275	—		98,125,575	(1,585,300)		96,540,275

(1)
Represents the cash shortfall of $15.9 million from a 5% increase in redemptions from 44% to 49%.

(2)
Represents the existing Term Loan not being fully repaid or new third party debt being obtained to fund the cash shortfall.

(3)
Represents additional interest expense from indebtedness to fund the cash shortfall. Interest has been calculated using the effective interest rate on the current Term Loan. The actual interest rate could be higher or lower than calculated.

(4)
Reflects the income tax benefit effects of the pro forma adjustments based on the applicable statutory tax rate of 21%.

(5)
Represents the reduction to Common Shares in the Post-Combination Company for MCAP public stockholders at an assumed value of $10.00 per share.

(6)
Reflects the impact of additional PIPE Financing (1,585,300 shares of Common Stock at $10.00 per share).

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma combined financial information will be different. The two alternative levels of redemptions assumed in the unaudited pro forma combined balance sheet and statement of operations are based on the assumption that there are no adjustments for the exercise of the outstanding Public Warrants issued in connection with the MCAP IPO.
The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that management believes are reasonable under the circumstances. The unaudited condensed combined pro forma statements are not necessarily indicative of what the Post-Combination Company’s financial position or results of operations would have been had the Business Combination been completed on the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Post-Combination Company.
MCAP and AdTheorent have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
Accounting for the earn-out to equityholders:
The earn-out can be settled in cash or shares in the Post-Combination Company. As the earn-out can be settled in shares, the accounting treatment of the earn-out is being evaluated to assess if the arrangement qualifies as an equity classified instrument or liability classified instrument, including evaluating if the earn-out target includes events or adjustments that are not considered indexed to the fair value of the Post-Combination Company’s Common Stock. We expect to finalize our assessment of the accounting treatment prior to the Closing. Our current assessment is described below.
As noted above, the Business Combination is accounted for as a reverse recapitalization, the issuance of the earn-out shares to AdTheorent’s equity-holders, on a pro rata ownership basis, would be accounted for as an equity transaction (as a deemed dividend) if the contingency is met. Prior to the contingency achievement, the earn-out will be classified as a liability under the ASC Topic 815, Derivatives and Hedging, (“Topic 815”). Topic 815 provides guidance that changes in the fair value of the earn-out share liability in future periods will be recognized in the statement of operations.
The accounting for the earn-out was also evaluated under ASC Topic 480, Distinguishing Liabilities from Equity, to determine if the arrangement should be classified as a liability. As part of that analysis, it was determined that the earn-out is not liability classified. It was next evaluated whether the earn-out represents a derivative instrument pursuant to Topic 815. Paragraph ASC 815-10-15-74(a) states that a reporting entity shall not consider contracts that are both (a) indexed to an entity’s own stock and (b) classified in stockholder’s equity in its statement of financial position to be derivative instruments. In order to conclude that the earn-out meets this scope exception and whether the earn-out should be accounted for as equity under ASC 815-40, it was evaluated whether the earn-out meets both of these requirements. It was determined that the earn-out is not indexed to the Post-Combination Company’s own stock and therefore this results in the earn-out being classified as a liability pursuant to Topic 815. The fair value of the earn-out has been recorded in the unaudited pro forma combined balance sheet. See Note 5 for further information.
Accounting for the earn-out to stock option and stock unit holders:
The grant of the earn-out to employee stock option and unit holders is considered a compensatory award and accounted for under ASC 718, Share-based Compensation. The payment of the earn-out is contingent on continued employment. Under this guidance, the award is measured at fair value at the grant (or issue) date and expense is recognized over the time-based vesting period (the earn-out target is a market condition and does not impact expense recognition).
The earn-out target for employees underlying the stock option are equity-classified so periodic expense is based on the fair value of the award as vesting occurs with a charge and a credit to accumulated paid-in-capital (“APIC”).
Accounting for the MCAP Warrants:
The accounting treatment of the MCAP Public Warrants and Private Placement Warrants are being evaluated to assess if the arrangements qualify as equity classified instruments or liability classified instruments. We expect to finalize our assessment of the accounting treatment prior to the Closing. Our current assessment is upon consummation of the Closing, that the Public Warrants and the Private Placement Warrants will qualify as liability classified instruments.
Accounting for the Post-Combination MCAP escrow shares subject to earn-out:
Achieving the earn-out target releases 598,875 shares in the Post-Combination Company held in escrow. As the earn-out can be settled in shares, the accounting treatment of the earn-out is being evaluated to assess if the arrangement qualifies as an equity classified instrument or liability classified instrument, including evaluating if the earn-out target includes events or adjustments that are not considered indexed to the fair value of the Post-Combination Company’s Common Stock. We expect to finalize our assessment of the accounting treatment prior to the Closing. Our current assessment is described below.
As noted above, the Business Combination is accounted for as a reverse recapitalization, the issuance of the earn-out shares would be accounted for as an equity transaction (as a deemed dividend) if the contingency is met. Prior to the contingency achievement, the earn-out will be classified as equity under the ASC Topic 815, Derivatives and Hedging, (“Topic 815”). Topic 815.

The accounting for the earn-out was also evaluated under ASC Topic 480, Distinguishing Liabilities from Equity, to determine if the arrangement should be classified as a liability. As part of that analysis, it was determined that the earn-out is not liability classified. It was next evaluated whether the earn-out represents a derivative instrument pursuant to Topic 815. Paragraph ASC 815-10-15-74(a) states that a reporting entity shall not consider contracts that are both (a) indexed to an entity’s own stock and (b) classified in stockholder’s equity in its statement of financial position to be derivative instruments. In order to conclude that the earn-out meets this scope exception and whether the earn-out should be accounted for as equity under ASC 815-40, it was evaluated whether the earn-out meets both of these requirements. It was determined that the earn-out met both of these criteria and therefore this results in the earn-out being classified as equity pursuant to Topic 815. The fair value of the earn-out has been recorded in the unaudited pro forma combined balance sheet. See Note 5 for further information.
Accounting for the Post-Combination MCAP escrow warrants subject to earn-out:
The 551,096 MCAP Warrants held in escrow subject to earn-out have the same terms and conditions as the other MCAP warrants described above. As such, they follow the same accounting treatment and are considered to be liability classified.
3.   Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:
a)
Reflects the liquidation and reclassification of investments held in the trust account to cash and cash equivalents that becomes available for general use by the Post-Combination Company.

b)
Reflects the gross proceeds of $121.5 million from the PIPE Financing (12,150,000 shares of Class A Common Stock at $10.00 per share).

c)
Reflects the cash disbursement of $11.1 million to settle the deferred underwriters’ fees of $11.1 million due upon the Closing which were originally incurred by MCAP during its IPO.

d)
Reflects the preliminary estimated payment of direct and incremental transaction costs incurred prior to or concurrent with the Business Combination and PIPE Financing of approximately $27.6 million, which are to be cash settled upon Closing in accordance with the BCA. Further transaction cost, outside of the $40.0 million outlined in the BCA, of $9.2 million will be paid prior to Closing with AdTheorent cash to H.I.G. as a related party transaction for professional transaction services. Transaction costs include legal, accounting, financial advisory and other professional fees related to the Business Combination and PIPE Financing. For purposes of a reverse recapitalization transaction, these direct and incremental transaction costs related to the Business Combination, with the exception of those costs already accrued and expensed and the $5.0 million management cash bonus paid contingent on the transaction close, will be treated as a reduction of the cash proceeds resulting from the Business Combination and will accordingly be reported by the Post-Combination Company as a reduction to additional paid-in capital rather than expensed as incurred. As of September 30, 2021, AdTheorent and MCAP had capitalized transaction costs of $0.7 million, accrued transaction costs of $2.5 million and $0.4 million in accounts payable and accrued expenses recorded in their books.

e)
Reflects the preliminary estimated fair value of $40.5 million of the earn-out contingently issuable to AdTheorent equityholders as of the Closing. The eligible AdTheorent equityholders have been allowed to participate in the rights to contingently receive a pro rata portion of the earn-out issuable upon achievement of the earn-out target. The preliminary fair value was determined using the most reliable information available. The actual fair value could change materially once the final valuation is determined at the Closing. There are no future service requirements related to the earn-out target for the AdTheorent’s equityholders. Refer to Note 5 for more information.

f)
Reflects the preliminary estimated fair value of $3.5 million of the earn-out contingently issuable to AdTheorent vested option and unit holders where all service requirements have been met, however the payment is contingent on future employment given the underlying option or unit would be forfeited in the event of an employment separation. The preliminary fair value was determined using the most reliable information available. The actual fair value could change materially once the final valuation is determined at the Closing. Refer to Note 5 for more information.
g)
Reflects the transfer of MCAP’s Class A Common Stock subject to possible redemptions as of September 30, 2021 to permanent equity.

h)
Reflects the conversion of MCAP’s Class B Common Stock to Class A Common Stock.

i)
Reflects the recapitalization of equity as a result of the exchange of AdTheorent common units for Class A Common Stock at the Exchange Ratio.

j)
Reflects the elimination of MCAP’s accumulated deficit to additional paid-in capital.

k)
Reflects the cash disbursement for the redemption of 13,769,947 shares of Class A Common Stock at a redemption price of approximately $10.00 per share, totaling approximately $137.7 million, under the illustrative maximum redemption scenario.

l)
Reflects the repayment of AdTheorent’s $24.4 million term loan using proceeds from the transaction and write-off of deferred financing fees of $0.05 million.

m)
Reflects the cash consideration and excess balance sheet cash paid to existing AdTheorent members as part of the Business Combination.

In thousands:
Cash consideration per BCA	$162,039
Excess AdTheorent cash above $3.5 million	19,140
Excess transaction costs above $40.0 million	(7,894)
Total cash consideration no redemption scenario	$173,285

n)
Reflects the reduction in cash consideration and excess cash paid to existing AdTheorent members under the illustrative maximum redemption scenario.

In thousands:
Minimum cash consideration per BCA	$140,000
Excess AdTheorent cash above $3.5 million	19,140
Excess transaction costs above $40.0 million	(5,002)
Total cash consideration illustrative max redemption scenario	$154,138
Total cash consideration no redemption scenario	173,285
Difference	$(19,147)

o)
Reflects the reduction in the transaction fee paid at Closing to H.I.G., which is based on a percentage of the sum of the amount held in the Trust account, less redemptions, and the gross proceeds from the PIPE Financing.

p)
Reflects a reduction in the warrant liability to take into account the forfeiture of 551,096 MCAP warrants and a further 551,096 MCAP warrants that will be held in escrow subject to release back to MCAP based on meeting certain earn-out targets defined in the BCA. See a further adjustment to establish an earn-out liability for the MCAP warrants held in escrow.

q)
Reflects the preliminary estimated fair value of 598,875 shares in the Post-Combination Company held in escrow subject to release to MCAP based on meeting certain earn-out targets defined in the BCA. The preliminary fair value was $5.4 million and was determined using the most reliable information available. The actual fair value could change materially once the final valuation is determined at the Closing. Refer to Note 5 for more information.
r)
Reflects the preliminary estimated fair value of 551,096 MCAP warrants held in escrow subject to release to MCAP based on meeting certain earn-out targets defined in the BCA. The preliminary fair value was $1.1 million and was determined using the most reliable information available. The actual fair value could change materially once the final valuation is determined at the Closing.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and year ended December 31, 2020 are as follows:
a)
Reflects the estimated incremental stock-based compensation measured as of the Closing for the portion of the earn-out issuable to holders of employee stock options and units who have a continuing employment requirement. An expense of $0.2 million and $0.9 million has been recognized for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively, in relation to unvested option and unit holders. For vested option holders an expense of $3.5 million has been recognized for the year ended December 31, 2021. The adjustment assumes no forfeitures. For further details, refer to Note 5.

b)
Reflects the $5.0 million management bonus paid contingent to close of the transaction. These costs will not affect the income statement beyond 12 months after the Merger date and therefore no adjustment has been made for the nine months ended September 30, 2021.

c)
Reflects an adjustment to eliminate interest income related to the Trust Account.

d)
Reflects an adjustment to eliminate interest expense related to the term loan that will be paid off in connection with the transaction. For the year ended December 31, 2020, the adjustments to interest expense reflect the write-off of deferred financing fees of $0.1 million. The write-off of deferred financing costs will not affect the income statement beyond 12 months after the Merger date and therefore no adjustment has been made for the nine months ended September 30, 2021.

e)
Reflects an adjustment to partially eliminate the change in the fair value of the warrant liability related to the 551,096 MCAP warrants forfeited and the 551,096 MCAP warrants now held in escrow subject to earn-out conditions.

f)
Reflects the income tax benefit or expense effects of the pro forma adjustments based on the applicable statutory tax rate of 21%.

g)
Reflects the pro forma earnings per share computation. See Note 4.

4.   Earnings per Share
Represents net income per share calculated using the basic and diluted weighted average shares of common stock outstanding of as a result of the pro forma adjustments. As the Business Combination is being reflected as if it had occurred on January 1, 2020, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. Under the Illustrative Maximum Redemption scenario, the Class A Common Stock assumed to be redeemed by MCAP Public Stockholders are eliminated as of January 1, 2020.

The unaudited pro forma condensed combined financial information for the computation of earnings per share has been prepared assuming two alternative levels of redemption for the nine months ended September 30, 2021 and for the year ended December 31, 2020:
	Pro Forma Combined (Assuming No Redemptions Scenario)	Pro Forma Combined (Assuming Maximum Redemptions Scenario)
	Shares	Shares
Former non-H.I.G AdTheorent equityholders	21,658,391	22,608,603
H.I.G. Growth – AdTheorent, LLC	28,575,615	29,829,303
MCAP public stockholders	31,625,000	17,855,053
MCAP Sponsor(1)	9,957,375	9,957,375
Third Party PIPE Investors(2)	9,500,000	9,500,000
Total common shares outstanding	101,316,381	89,750,334
Stock options	8,375,241	8,375,241
Total diluted shares outstanding	109,691,622	98,125,575

(1)
Includes 2,650,000 shares of MCAP Common Stock to be issued to members of the Sponsor or their affiliates in their capacity as a PIPE investor.

(2)
Excludes 2,650,000 shares of MCAP Common Stock to be issued to members of the Sponsor or their affiliates in their capacity as a PIPE investor.

The number of shares of common stock attributed to AdTheorent stockholders represents the aggregate number of shares of MCAP Common Stock to be issued to equityholders of AdTheorent and the maximum number of shares of MCAP Common Stock underlying stock options that may be assumed pursuant to the transactions described herein. Following the Closing, under both the No Redemption and Illustrative Maximum Redemption scenarios, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share for all the periods and scenarios presented because including them would have had an anti-dilutive effect:
1)
The MCAP Public Warrants and the Private Placement Warrants with an exercise price of $11.50 per share will become exercisable for one Post-Combination Company Common Share. The Public Warrants and the Private Placement Warrants are not dilutive on a pro forma basis and have been excluded from the diluted number of shares outstanding at the time of Closing.

2)
Excludes $95.0 million in total earnout value (payable in cash or shares) under the No Redemption and Illustrative Maximum Redemption scenarios, respectively, as they are contingently issuable based upon Triggering Events that have not been achieved as of the Closing.

3)
Excludes an estimated 598,875 shares held in escrow subject to earn-out targets.

5.   Earn-out
The earn-out eligible for AdTheorent equityholders is expected to be accounted for as a liability classified instrument that is earned upon achieving the earn-out target. The earn-out issuable to holders of employee stock options and units are expected to be accounted for as stock-based compensation expense as they are subject to forfeiture based on the satisfaction of certain employment conditions. The MCAP shares held in escrow subject to earn-out are accounted for as an equity classified instrument.
The preliminary estimated fair value of the earn-out for AdTheorent equityholders and for MCAP shares held in escrow was $40.5 million and $5.4 million, respectively, and was recorded as an earn-out liability and as earn-out equity, respectively, and charged to APIC as a “deemed dividend” as of the Closing in the unaudited pro forma condensed combined balance sheet as of September 30, 2021. The preliminary estimated fair value of the earn-out issuable to holders of unvested employee stock options and units was $1.1 million, of which $0.2 million and $0.9 million, was recorded as stock-based compensation expense in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and year ended December 31, 2020, respectively, assuming the continuing service requirement was met, and assuming no forfeitures. The portion of the estimated fair value of the earn-out associated with unvested stock options and units will be recognized as an expense as the future continuing employment vesting requirement is met. For the vested options and units an expense of $3.5 million has been recognized in the year ended December 31, 2020, although all future service requirements have been met, the payment is contingent on future employment given the underlying option or unit would be forfeited in the event of an employment separation.
The preliminary estimated fair values of the earn-outs were determined by using a Monte Carlo simulation valuation model using a distribution of potential outcomes on a monthly basis over the three-year earn-out period determined using the most reliable information available. The preliminary fair value of the earn-out is subject to change as additional information becomes available and additional analyses are performed. Such changes could be material once the final valuation is determined at the closing of the Business Combination. Assumptions used in the preliminary valuation, which are subject to change at the Closing, were as follows:
•
Current stock price  —  The current stock price was set at the deemed value of $10.00 per share for the Post-Combination Company Common Stock.

•
Expected volatility  —  The volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the awards.

•
Risk-free interest rate  —  The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected three year term of the earnout period.

•
Expected term  —  The expected term is the three-year years of the earn-out period.

•
Expected dividend yield  —  The expected dividend yield is zero as we have never declared or paid cash dividends and have no current plans to do so during the expected term.

The following table depicts a sensitivity analysis of the AdTheorent equityholders earn-out value and the related impacts based on incremental increases and decreases in certain valuation assumptions.
Earn-out sensitivity for the AdTheorent equityholders earn-out (in thousands):
	Increase/(decrease) in earn-out value	Increase/(decrease) in earn-out liability	Increase/(decrease) in future stock- based compensation expense
Stock price change with all other valuation inputs kept consistent:
Increase of stock price to $11.00	$7,000	$6,286	$714
Decease of stock price to $9.00	$(6,900)	$(6,196)	$(704)
Stock volatility change with all other valuation inputs kept consistent:
Increase of volatility by 10% to 78.4%	$800	$718	$82
Decrease of volatility by 10% to 58.4%	$(1,400)	$(1,257)	$(143)

THE STOCKHOLDERS MEETING OF MCAP STOCKHOLDERS
Date, Time and Place of the Stockholders Meeting
The Stockholders Meeting will be held at 10:00 a.m. Eastern Time, on December 21, 2021, or at such other date, time and place to which such meeting may be adjourned via live webcast at www.virtualshareholdermeeting.com/MACQ2021SM to consider and vote upon the Stockholder Proposals, as a virtual meeting.
Purpose of the Stockholders Meeting
At the Stockholders Meeting, MCAP is asking holders of its Class A common stock:
•
To consider and vote upon a proposal to adopt and approve the Business Combination. A copy of the BCA is attached to this proxy statement/prospectus as Annex A;

•
To consider and vote upon the Charter Amendment Proposal;

•
To consider and vote upon the Advisory Charter Proposals;

•
To consider and vote upon the proposal to elect nine directors to serve staggered terms on the Company Board until the 2022, 2023 and 2024 annual meeting of stockholders, respectively and until their respective successors are duly elected and qualified;

•
To consider and vote upon the approval of the AdTheorent 2021 Long-Term Incentive Plan and 2021 Employee Stock Purchase Plan. A copy of the AdTheorent 2021 Long-Term Incentive Plan and 2021 Employee Stock Purchase Plan is attached to this proxy statement/prospectus as Annex D and E, respectively;

•
To consider and vote upon the Nasdaq Proposal;

•
To consider and vote upon the Shareholder Adjournment Proposal, if it is presented at the Stockholders Meeting.

Recommendation of the MCAP Board of Directors
The MCAP Board unanimously recommends that shareholders:
•
Vote “FOR” the Business Combination Proposal;

•
Vote “FOR” the Charter Amendment Proposal;

•
Vote “FOR” each of the Advisory Charter Proposals;

•
Vote “FOR” the election of each of the directors pursuant to the Director Election Proposal;

•
Vote “FOR” the Stock Inventive Plan Proposal

•
Vote “FOR” the ESPP Proposal;

•
Vote “FOR” the Nasdaq Proposal; and

•
Vote “FOR” the Stockholder Adjournment Proposal, if it is presented at the Stockholders Meeting.

Record Date and Voting
MCAP has fixed the close of business on November 4, 2021, as the Record Date for determining the MCAP stockholders entitled to notice of and to attend and vote at the Stockholders Meeting.
As of the close of business on such date, there were 31,625,000 shares of Class A common stock and 7,906,250 Founder Shares outstanding and entitled to vote. The shares of Class A common stock and the Founder Shares vote together as a single class, except in the election of directors, as to which only the Founder Shares vote, and each share is entitled to one vote per share at the Stockholders Meeting. The Sponsor owns 7,906,250 Founder Shares, which are shares of Class B common stock of MCAP. Pursuant to the Insider Letter Agreement among MCAP, the Sponsor and MCAP’s directors and officers, (i) the 7,906,250 Founder

Shares owned by the Sponsor and (ii) any other shares of common stock of MCAP owned by the Sponsor or MCAP’s officers and directors will be voted in favor of the Business Combination at the Stockholders Meeting.
Voting Your Shares
Each share of MCAP common stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your MCAP common stock at the Stockholders Meeting:
You Can Vote By Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the MCAP Board “FOR” the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Election of Directors Proposal, the Long-Term Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposal. Only holders of Founder Shares may vote for the election of each of the directors pursuant to the Director Election Proposal.
You Can Attend the Stockholders Meeting and Vote via Live Webcast.   If you choose to participate in the Stockholders Meeting, you can vote your shares electronically during the Stockholders Meeting via live webcast by visiting www.virtualshareholdermeeting.com/MACQ2021SM and using the 16-digit control number included on your proxy card or voting instruction form. MCAP recommends that you log in at least 15 minutes before the Stockholders Meeting to ensure you are logged in when the Stockholders Meeting starts.
If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Stockholders Meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way MCAP can be sure that the broker, bank or nominee has not already voted your shares.
Who Can Answer Your Questions About Voting Your Shares
If you are a holder of shares of MCAP common stock and have any questions about how to vote or direct a vote in respect of your securities, you may call MacKenzie Partners, Inc., one of MCAP’s proxy solicitors, toll free at (800) 322-2885 or (212) 929-5500 or email at proxy@mackenziepartners.com.
Quorum and Vote Required for the MCAP Proposals
A quorum of MCAP stockholders is necessary to hold the Stockholders Meeting. The presence, in person or by proxy, of MCAP stockholders representing a majority of the shares of common stock issued and outstanding on the Record Date and entitled to vote on the Stockholder Proposals to be considered at the Stockholders Meeting will constitute a quorum for the Stockholders Meeting.
Each of the Business Combination proposal, Charter Amendment Proposal, Election of Directors Proposal, Long-Term Incentive Plan Proposal, Employee Stock Purchase Plan Proposal and Nasdaq Proposal is interdependent upon the others and must be approved in order for MCAP to complete the Business Combination as contemplated by the BCA. Other than the Director Election Proposal, each of the Stockholder Proposals require the affirmative vote of a majority of the issued and outstanding shares of MCAP Common Stock and Class B common stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy at the Stockholders Meeting and entitled to vote thereon, voting as a single class. Under MCAP’s charter, the election of directors under the Director Election Proposal requires a plurality vote of the Founder Shares present in person (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the Stockholders Meeting.
Abstentions and Broker Non-Votes
Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Advisory Charter Proposals, Election of Directors

Proposal, Long-Term Incentive Plan Proposal and Employee Stock Purchase Plan Proposal. Abstentions and broker non-votes will have the effect of a vote “against” the Charter Amendment Proposal. Abstentions will have the effect of a vote “against” the Nasdaq Proposal, but broker non-votes will have no effect on the Nasdaq Proposal.
Revocability of Proxies
If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:
•
you may send another proxy card with a later date;

•
you may notify MCAP’s secretary in writing before the Stockholders Meeting that you have revoked your proxy; or

•
you may attend the Stockholders Meeting, revoke your proxy and vote in person as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
Redemption Rights
If you are a holder of Public Shares, you have the right to demand that MCAP redeem your Public Shares in exchange for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of MCAP’s IPO, calculated as of two business days prior to the consummation of the Business Combination, upon the consummation of the Business Combination. We refer to these rights to demand redemption of the Public Shares as “redemption rights.” Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Sponsor and each of MCAP’s officers and directors have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares that they may have acquired during or after MCAP’s IPO, in connection with the completion of MCAP’s initial business combination (such waiver entered into in connection with MCAP’s IPO for which the Sponsor and MCAP’s officers and directors received no additional consideration). These shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $316.3 million on September 30, 2021, the estimated per share redemption price would have been approximately $10.0006. This is greater than the $10.00 initial public offering price of MCAP Units. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest will be net of taxes payable by MCAP), in connection with the liquidation of the Trust Account.
A holder of Public Shares may exercise redemption rights regardless of whether it votes for or against the Business Combination Proposal or does not vote on such proposal at all, or if it is a holder of Public Shares on the record date. If you are a holder of Public Shares and wish to exercise your redemption rights, you must demand that MCAP redeem your Public Shares for cash, and deliver your Public Shares to Continental Stock Transfer & Trust Company, MCAP’s transfer agent, physically or electronically using DTC’s DWAC System no later than two business days prior to the Stockholders Meeting. Any holder of Public Shares seeking redemption will be entitled to a full pro rata portion of the amount then in the Trust Account, less any owed but unpaid taxes on the funds in the Trust Account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account.
Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the Stockholders Meeting. If you deliver your shares for redemption to MCAP’s transfer agent and later decide prior to the Stockholders Meeting not to elect redemption, you may request that MCAP’s transfer agent return the shares (physically or electronically). You may make such request by contacting MCAP’s transfer agent at Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004, Attention Mark

Zimkind. You may have to give such instructions through your broker if your Public Shares are held by the broker in street name.
Any written demand of redemption rights must be received by MCAP’s transfer agent at least two business days prior to the vote taken on the Business Combination Proposal at the Stockholders Meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.
If you are a holder of Public Shares (including through the ownership of MCAP Units) and you exercise your redemption rights, it will not result in the loss of any MCAP Warrants that you may hold (including those contained in any MCAP Units you hold). Your MCAP Warrants will become exercisable to purchase one share of MCAP Common Stock for a purchase price of $11.50 beginning the later of 30 days after consummation of the Business Combination or 12 months from the closing of the IPO.
Each Public Stockholder, together with any affiliate or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking Redemption Rights with respect to 15% or more of the Public Shares. Accordingly, any shares held by a Public Stockholder or “group” in excess of such 15% cap will not be redeemed by MCAP. Any Public Stockholder who holds less than 15% of the Public Shares may have all of the Public Shares held by him or her redeemed for cash.
Appraisal or Dissenters’ Rights
No appraisal or dissenters’ rights are available to holders of shares of MCAP Common Stock or MCAP Warrants in connection with the Business Combination.
Solicitation of Proxies
MCAP is soliciting proxies on behalf of the MCAP Board. This solicitation is being made by mail but also may be made by telephone or in person. MCAP and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. MCAP will bear all of the costs of the solicitation, which MCAP estimates will be approximately $225,000 in the aggregate. MCAP has engaged Broadridge Financial Solutions, Inc. and MacKenzie Partners, Inc. as proxy solicitors to assist in the solicitation of proxies.
MCAP will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. MCAP will reimburse them for their reasonable expenses.
If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Stockholders Meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “— Revoking Your Proxy.”
Stock Ownership
As of the record date, the Sponsor beneficially owned an aggregate of approximately 20.0% of the outstanding shares of MCAP common stock. The Sponsor has agreed to vote all of its Founder Shares, Private Shares and any Public Shares acquired by it in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Sponsor has not acquired any Public Shares.
In addition, certain investors purchased 4,100,000 MCAP Units in the IPO and have entered into agreements with the Sponsor agreeing to vote their Public Shares in favor of any initial business combination. As a result, we would need 7,759,376, or 24.5% of the 31,625,000 Public Shares sold in the IPO to be voted in favor of an initial business combination to have our initial business combination approved, assuming all of the outstanding shares of MCAP Common Stock vote. Assuming only the minimum number of shares representing a quorum are voted, in addition to the Founder Shares and the 4,100,000 MCAP Units purchased by these certain investors, we would not need any of the 31,625,000 public shares sold in our IPO to be voted in favor of an initial business combination to have our initial business combination approved.

PROPOSALS TO BE CONSIDERED BY MCAP’S STOCKHOLDERS
PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
THE BUSINESS COMBINATION
The Background of the Business Combination
MCAP is a blank check company incorporated on November 12, 2020, as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
Prior to the consummation of the IPO on March 2, 2021, neither MCAP, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with respect to a transaction with MCAP.
The following chronology summarizes the key meetings and events that led to the signing of the BCA. The following chronology does not purport to catalogue every conversation among representatives of MCAP, Monroe Capital, AdTheorent or other parties.
After the IPO, MCAP’s officers and directors and certain employees of Monroe Capital commenced an active search for prospective businesses and assets to acquire. In connection with evaluating potential business combinations, members of MCAP’s management and certain employees of Monroe Capital contacted and were contacted by, a number of individuals, entities, investment banks and private equity funds with respect to potential business combination opportunities.
Between February 26, 2021 and the date MCAP entered into a term sheet with AdTheorent, representatives of MCAP and Monroe Capital considered, evaluated, reviewed and/or had discussions with approximately 30 potential acquisition targets including AdTheorent. MCAP had initial management meetings with approximately 12 potential acquisition targets, including AdTheorent, and non-disclosure agreements (“NDAs”) were executed with approximately 9 companies (including AdTheorent). MCAP conducted additional due diligence on and/or held more detailed follow-up discussions with the management teams of approximately 5 potential acquisition targets other than AdTheorent. Compared to AdTheorent, MCAP did not consider the other alternative acquisition targets that it evaluated to be as compelling when taking into consideration their respective business prospects, strategy, management teams, structure, growth potential, likelihood of execution and valuation considerations.
On March 22, 2021, Eric Tencer, a Managing Director at H.I.G. Growth Partners, and Member of the Board of Directors of AdTheorent, sent an email to Mr. Solovy and other employees at Monroe Capital to provide an update on AdTheorent. This was in ordinary course given that Monroe Capital is the primary lender to AdTheorent and holds a minority ownership interest in AdTheorent.
On March 25, 2021, Mr. Solovy and other employees at Monroe Capital had a video conference call with Mr. Tencer and other employees at H.I.G. Growth Partners. At the meeting, H.I.G. Growth presented an update on AdTheorent’s financial outlook and pipeline. On this call, Mr. Tencer disclosed that AdTheorent was considering strategic alternatives, including potentially merging with a SPAC, and had hired Canaccord Genuity LLC (“Canaccord Genuity”) to represent AdTheorent in that process. During the call, Mr. Solovy informed Mr. Tencer that MCAP had recently completed its IPO, was looking for potential acquisition targets and expressed to Mr. Tencer an interest by MCAP to pursue a potential business combination with AdTheorent. Mr. Solovy requested that Mr. Tencer ask Canaccord Genuity to include MCAP in the AdTheorent’s evaluation of strategic alternatives.
On March 25, 2021, following Mr. Solovy’s meeting with Mr. Tencer, Mr. Solovy, had a telephonic meeting with representatives at Canaccord Genuity, who was representing AdTheorent, where Mr. Solovy reiterated MCAP’s interest in pursuing discussions with AdTheorent. The representatives at Canaccord Genuity proceeded to include MCAP in its process, including providing MCAP with materials to be used in its evaluation of the opportunity.
Between March 25 and March 31, 2021, representatives of MCAP reviewed the materials provided by Canaccord Genuity and had several discussions with Canaccord Genuity and H.I.G. regarding the merits of a potential business combination and possible terms.

Between March 25 and March 27, 2021, MCAP had discussions with Cowen and Company, LLC (“Cowen”), BofA Securities, Inc. (“BofA”) and several other investment banks to discuss AdTheorent, valuation, structure and other aspects of a potential business combination, as well as to discuss a potential private investment in public equity (PIPE) offering.
On March 27, 2021, Mr. Solovy provided to the management of AdTheorent and its representatives a nonbinding letter of intent and term sheet (the “LOI”) for a proposed business combination involving MCAP and AdTheorent. The initial LOI provided by MCAP proposed an enterprise value for AdTheorent of $950 million. MCAP determined this value based on the totality of its preliminary due diligence, discussions with its advisors, a review of the comparative valuations of public industry comparables, and an evaluation of the PIPE market’s receptivity to the valuation, among other considerations. MCAP also considered the competitive nature of the process, including reports that there were other interested acquirors and multiple third party letters of intent submitted to AdTheorent.
On March 28, 2021, MCAP had a telephonic conversation with Sanjay Chadda, a Managing Director and Co-Head of U.S. Investment Banking at Canaccord Genuity, Mr. Tencer and other representatives of AdTheorent to discuss the LOI and the merits of a potential combination with MCAP. On this call, it was communicated to MCAP that AdTheorent was appreciative of the proposal and that it was being evaluated relative to proposals received by other SPACs in the process.
Between March 28 and April 1, 2021, Mr. Koenig, Mr. Uddin, Mr. Solovy, Mr. Tencer, Mr. Black, a Senior Advisor of H.I.G. Growth Equity, Mr. Chadda, and others had a series of telephonic meetings in which they negotiated the potential financial and other terms of the LOI, and reached agreement on the financial and other terms of the business combination. During this period, through a series of conference calls between Mr. Koenig, Mr. Uddin, Mr. Solovy, Mr. Tencer, Mr. Black, Mr. Chadda, and others, the parties negotiated various business terms, including various provisions relating to the merger consideration to be delivered to the AdTheorent equityholders, including agreement to the $950 million enterprise value, the inclusion of a $95 million earn-out that was proposed by AdTheorent and accepted by MCAP, an agreement by MCAP to put 598,875 Founder Shares into escrow, subject to achievement of certain AdTheorent performance hurdles, composition of the board of directors of the surviving public company, and conditions to closing, among others, with each party sharing further revisions to the LOI, and entering to agreement on the terms of the LOI. Assuming no redemptions, the transaction was contemplated to provide $205.25 million in cash considerations to AdTheorent equityholders, 71.9 million shares of MCAP Common Stock to AdTheorent equityholders and $150 million in cash to the combined company’s balance sheet. The LOI contained a closing condition that required $258,125,000 to be held in the Trust Account, after giving effect to the PIPE and any Redemptions but before expenses.
On April 1, 2021, MCAP and AdTheorent executed the LOI for a proposed business combination between the parties. Upon execution of the LOI, MCAP ceased ongoing conversations with other potential targets to focus solely on AdTheorent and communicated to potential targets that MCAP was no longer able to pursue discussions at that time.
Following execution of the LOI, MCAP instructed its representatives to begin due diligence with respect to AdTheorent. MCAP engaged the following third party advisors in connection with its due diligence investigation of AdTheorent: PriceWaterhouseCoopers LLP (“PWC”), Winterberry Group, Willis Towers Watson, Greenberg Traurig, P.A. (“Greenberg Traurig”), and FGMK, LLC (“FGMK”).
Following execution of the LOI on April 1, 2021, MCAP proceeded with its efforts to obtain financing for the proposed business combination. As part of those efforts, MCAP held numerous calls with representatives of BofA, Cowen, Canaccord Genuity and other investment bankers regarding potential PIPE financing options and developments. MCAP engaged BofA, Cowen and Canaccord Genuity to serve as placement agents on the potential PIPE financing. For their services, the placement agents will receive placement fees in connection therewith, to be paid at the closing of the Business Combination. In addition, BofA has been engaged by MCAP to act as its financial advisor in connection with the Business Combination and will receive compensation in connection therewith, payable at the closing of the Business Combination. BofA was not requested to, and did not, furnish any report, opinion or appraisal in connection with the Business Combination. In addition, Cowen is entitled to aggregate deferred underwriting commissions of approximately $11.1 million. Cowen has agreed to pay approximately $1.4 million at the closing of the

Business Combination to us or our designee for services and reimbursement of expenses in connection with the Business Combination. The deferred underwriting commissions will become payable to Cowen from the amounts held in the Trust Account solely in the event that MCAP completes an initial Business Combination, subject to the terms of the underwriting agreement.
On April 7, 2021, Canaccord Genuity, financial advisor to AdTheorent, provided MCAP and its third party diligence vendors access to AdTheorent’s virtual data room. AdTheorent and its representatives uploaded documents and materials to the data room and responded to diligence requests of the third party vendors. From April 7, 2021 through the date of this proxy statement/prospectus, MCAP’s representatives conducted extensive due diligence with respect to AdTheorent, including performing video interviews with AdTheorent’s executive management team and product leaders, performing customer calls, and reviewing third party market data.
On April 12, 2021, Greenberg Traurig, counsel to MCAP, presented to Paul Hastings LLP (“Paul Hastings”), counsel to AdTheorent, a proposed steps plan for the structuring of the transaction. After various iterations, advisors for MCAP and AdTheorent aligned on April 23, 2021 on the structure set forth in the BCA.
Also as part of the continuing negotiations between MCAP and AdTheorent, on May 5, 2021, Greenberg Traurig sent drafts of the BCA, sponsor support agreement and member support agreement to Paul Hastings.
On May 11, 2021, Paul Hastings sent drafts of the lock-up agreement, registration rights agreement, certificate of incorporation, bylaws and stockholders agreement to Greenberg Traurig.
On May 12, 2021, Greenberg Traurig provided comments to the certificate of incorporation to Paul Hastings.
On May 14, 2021, Paul Hastings circulated a revised draft of the BCA, sponsor support agreement and member support agreement to Greenberg Traurig. The key issues addressed in the revised draft BCA were (i) changing the timing of the delivery of the AdTheorent member consent from immediately following the signing of the BCA to promptly after the Form S-4 is declared effective, (ii) removing additional categories of indebtedness and the employer portion of employment or payroll taxes on the bonuses issued to certain members of AdTheorent’s management at closing from the calculation of the value of AdTheorent, and (iii) removing the requirement that the spreadsheet setting forth the allocation of the consideration payable by MCAP at closing be finalized by both AdTheorent and MCAP.
On May 16, 2021, MCAP and AdTheorent executed a letter agreement which extended the exclusivity period contained in the LOI until June 16, 2021.
On May 16, 2021, having completed the majority its due diligence on AdTheorent but prior to launching the PIPE process, MCAP determined a reduction in the enterprise value was reasonable in order to enhance both the execution of the PIPE and the attractiveness of the transaction in the capital markets. The decrease in valuation was not the result of any due diligence findings or related to AdTheorent’s financial performance but rather a reflection of current public market conditions and a desire to show a more material valuation discount relative to the public peer group. Based on discussions with its advisors, MCAP proposed a reduction in enterprise value from $950 million to $750 million. Following negotiations with AdTheorent’s representatives, the parties agreed to adjust the enterprise value to $775 million and adjust the form of consideration accordingly. As part of these negotiations, MCAP agreed to forfeit 551,096 of its Private Placement Warrants and place into escrow 551,096 of its Private Placement Warrants, subject to the achievement of certain AdTheorent share price hurdles. Assuming no redemptions, the revised transaction was contemplated to provide $162.0 million in aggregate cash consideration to AdTheorent equityholders, 58.4 million shares of MCAP stock to AdTheorent equityholders and $100.0 million in cash to AdTheorent’s balance sheet. Additionally, AdTheorent proposed and MCAP accepted the addition of a new closing condition of $140 million of minimum cash consideration to AdTheorent equityholders. The parties agreed that MCAP would have the ability, at its discretion, to take a variety of potential actions if necessary to meet any shortfall to the minimum cash consideration requirement, including raising new or retaining existing debt financing, raising additional PIPE proceeds above the contemplated $100 million

PIPE target or using a portion of the cash that was otherwise intended to go to the Company’s balance sheet. On May 25, 2021, MCAP and AdTheorent executed an Amendment and Supplement to the LOI reflecting these changes.
Between April 13, 2021 and July 23, 2021, representatives of PWC and FGMK, Mr. Marienau and other employees of Monroe Capital had multiple discussions regarding the financial statements and tax returns of AdTheorent, accounting policies, financial reporting, systems, controls, adequacy of staffing, insurance policies and other matters. On June 2, 2021, Greenberg Traurig sent revised drafts of the BCA, sponsor support agreement, member support agreement and stockholders agreement to Paul Hastings. The key issues addressed in the revised BCA were (i) changing the timing of the delivery of the AdTheorent member consent from promptly after the Form S-4 is declared effective to immediately following the signing of the BCA, (ii) adding additional categories of indebtedness and the employer portion of employment or payroll taxes on the bonuses issued to certain members of AdTheorent’s management at closing to the calculation of the value of AdTheorent, and (iii) adding the requirement that the spreadsheet setting forth the allocation of the consideration payable by MCAP at closing be finalized by both AdTheorent and MCAP.
On June 11, 2021, Paul Hastings sent revised drafts of the BCA, sponsor support agreement, member support agreement and stockholders agreement to Greenberg Traurig. The key issues addressed in the revised BCA were (i) changing the timing of the delivery of the AdTheorent member consent from immediately following the signing of the BCA to promptly after the Form S-4 is declared effective, (ii) including AdTheorent’s option holders in post-closing earn-out payment by MCAP, if any, (iii) removing additional categories of indebtedness and the employer portion of employment or payroll taxes on the bonuses issued to certain members of AdTheorent’s management at closing from the calculation of the value of AdTheorent, and (iv) adding an outside date of six months following the signing of the BCA.
On June 24, 2021, Greenberg Traurig sent revised drafts of the BCA, sponsor support agreement, member support agreement and stockholders agreement to Paul Hastings. The key issues addressed in the revised BCA were (i) changing the timing of the delivery of the AdTheorent member consent from promptly after the Form S-4 is declared effective to immediately following the signing of the BCA and (ii) including a requirement that AdTheorent counsel provide a tax opinion with respect to the merger of GRNT Merger Sub 1 LLC with and into H.I.G. Growth — AdTheorent Intermediate, LLC and the merger of GRNT Merger Sub 2 LLC with and into H.I.G. Growth — AdTheorent Intermediate, LLC (the “Blocker Merger Tax Opinion”) immediately prior to the closing of the transaction if required by the SEC in connection with the preparation and filing of the proxy statement/prospectus to be prepared and filed by MCAP and AdTheorent following the date of the BCA.
On July 9, 2021, representatives of MCAP, AdTheorent, Greenberg Traurig and Paul Hastings conducted a telephonic conference meeting during which the parties discussed certain open negotiation points regarding the transaction, including the timing of the delivery of the AdTheorent member consent and the requirement that Paul Hastings provide the Blocker Merger Tax Opinion, if required. During this call, Greenberg Traurig communicated that MCAP wanted the AdTheorent member consent delivered immediately following the signing of the BCA to ensure committed majority approval of the transactions contemplated by the BCA by AdTheorent’s members. Greenberg Traurig communicated that MCAP wanted Paul Hastings to provide the Blocker Merger Tax Opinion if required by the SEC to ensure that Parent would be able to file the registration statement on Form S-4 with the SEC prior to the closing as contemplated by the BCA. On July 12, 2021, Paul Hastings circulated a revised draft of the BCA to Greenberg Traurig reflecting what the parties to the call discussed.
Between approximately June 7 and July 26, 2021, BofA, Cowen and Canaccord Genuity discussed the terms of a proposed PIPE in MCAP with various potential investors. Between July 20 and July 26, 2021, MCAP received executed subscription documents from potential PIPE Investors totaling $121.5 million in commitments.
On July 24, 2021, Nelson Mullins Riley & Scarborough (“Nelson Mullins”), counsel to MCAP, delivered the near final versions of the BCA, ancillary agreements, and related board materials to the MCAP Board for its and Greenberg Traurig’s review.
On July 25, 2021 the MCAP Board met telephonically to review the materials provided by Nelson Mullins, discuss the merits and risks of the proposed transaction, evaluate the findings from the various third-party due diligence reports and discuss key provisions of the BCA and other ancillary agreements. MCAP’s management discussed the valuation of AdTheorent and the potential valuation of the combined companies, trends in the equity market and merger market, the PIPE Financing and the feedback they received from prospective investors regarding the Business Combination. Greenberg Traurig summarized and explained the key terms of the BCA and ancillary documents.
On July 26, 2021, Nelson Mullins delivered resolutions to approve the Business Combination to the MCAP Board. The MCAP Board then met to approve the Business Combination including the approval of the BCA and all of the transactions and ancillary documents contemplated by it, subject to completion of definitive documents. Also in attendance were representatives of Greenberg Traurig. After considering the proposed terms of the BCA and ancillary documents and asking questions to MCAP’s management and Greenberg Traurig, and taking into account the other factors described below under the caption “— The MCAP Board’s Reasons for the Approval of the Business Combination,” the MCAP Board unanimously approved the BCA and ancillary documents and determined that each of the BCA and the ancillary documents (and the transactions contemplated by such agreements) was advisable and in the best interests of MCAP and its stockholders. The MCAP Board further determined that it was advisable and in the best interests of MCAP and its stockholders to consummate the Business Combination and other transactions contemplated by the BCA and related agreements, and the MCAP Board directed that the BCA and the other Stockholder Proposals described in this proxy statement/prospectus be submitted to MCAP’s stockholders for approval and adoption, and recommended that MCAP’s stockholders approve and adopt the BCA and such other Stockholder Proposals.
On July 26, 2021, the parties finalized the BCA and the ancillary documents.
On July 27, 2021, the BCA, the sponsor support agreement and the member support agreement was executed by the parties and the PIPE Investors entered into the subscription agreements with MCAP for the PIPE Financing.
On July 27, 2021 MCAP issued a press release and filed a Current Report on Form 8-K with the SEC announcing the execution of the BCA and the execution of subscription agreements with the PIPE Investors.
The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination and to take actions and exercise their respective rights under the BCA to facilitate the completion of the Business Combination.
The MCAP Board’s Reasons for the Approval of the Business Combination
On July 27, 2021, the BCA was executed by the parties. In reaching its decision to authorize the BCA, the MCAP Board reviewed the results of MCAP management’s due diligence investigation, and the due diligence investigations of MCAP’s third party financial, industry, technology, legal and other advisors, and discussed the due diligence findings with MCAP management. The MCAP Board also received and reviewed presentations regarding, and/or discussed with, MCAP’s third party financial, industry, technology, legal and other advisors, the transaction structure, material terms of the Business Combination and various aspects of the due diligence.
The due diligence conducted by MCAP’s management and/or the MCAP Board and/or information received by the MCAP’s management and/or the MCAP Board included:
•
An overview of the public markets in general, the technology and digital advertising industry, and feedback from potential investors with respect to AdTheorent;

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Research on comparable companies and transactions;

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A presentation from MCAP’s legal advisors relating to the MCAP Board’s fiduciary duty and standards of review;

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The investor presentation prepared in connection with the PIPE Financing and filed with the SEC by MCAP on Form 8-K on July 27, 2021;

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Financial, product technology, cybersecurity, and data privacy report, including a quality of earnings, debt and net working capital analysis, prepared by PWC;

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Strategic due diligence assessment, including commercial market study, addressable market review and customer diligence, prepared by the Winterberry Group;

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Tax due diligence review, prepared by FGMK;

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Legal diligence review conducted by Greenberg Traurig;

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Insurance and employee benefits due diligence report prepared by Willis Towers Watson;

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General industry research and analysis;

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Discussions with MCAP’s financial advisors regarding the feedback received from investors regarding the terms of the Business Combination and the equity financing;

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A financial, operational and documentation review by management of requested materials provided by AdTheorent;

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A detailed review with AdTheorent’s management team of the Company’s financial forecast model, including the key assumptions driving that forecast;

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A thorough discussion with AdTheorent’s management to review the Company’s most recent financial and operational performance and key business trends; and

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Numerous detailed meetings and calls with MCAP’s management and AdTheorent’s representatives regarding AdTheorent’s operations, financial condition, strategy and/or prospects.

The MCAP Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the MCAP Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual directors may have given different weight to different factors. This explanation of MCAP’s reasons for the Business Combination and all other information presented in this section is forward-looking. Therefore, you should read this explanation in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements and Risk Factor Summary.”
In the prospectus for the IPO, MCAP identified the following general criteria and guidelines that MCAP believed would be important in evaluating prospective target businesses:
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Public Ready.   MCAP targets fundamentally sound and public-ready corporate entities, with a platform that can benefit from the transactional, financial, managerial, and investment experience of MCAP’s management team, board of directors, advisors and sponsor.

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Attractive Industry Sector.   MCAP targets companies that operate in the large and rapidly growing software, technology-enabled and business services sectors, which benefits from a robust mergers and acquisitions environment and a greater demand for investment capital as industries continue to digitize, accelerated by the COVID-19 pandemic.

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Strong Management Team.   MCAP targets companies with an experienced, ambitious and dynamic management team that is able to work closely and collaboratively with our management team and advisors to arrive at a mutually attractive business combination.

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Sustainable and Scalable.   MCAP targets companies that operate a business with high barriers to entry and restrictions on competition, characterized by highly recurring revenue streams driven by mission critical and high return-on-investment products with significant switching costs.

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Attractive Return Potential.   MCAP targets companies that have an opportunity to improve their financial results by leveraging the expertise of our management team and improve valuation by clarifying a complex story that will appeal to the public markets, ultimately resulting in attractive risk-adjusted returns for stockholders.

In considering the Business Combination, the MCAP Board concluded that AdTheorent substantially met the above criteria. In particular, the MCAP Board considered the following positive factors:

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Large, Growing Addressable Market.   The MCAP Board considered AdTheorent’s target addressable market, its growth potential and the potential for AdTheorent to benefit from the rapid projected growth in the addressable market.

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Differentiated Data-Science and Machine Learning-Driven Product Set.   The MCAP Board considered AdTheorent’s product offering and ability to capture additional market share as a result of its differentiated targeted machine learning-driven suite of products. The MCAP Board also considered AdTheorent’s ability to continue to innovate and differentiate in the evolving and competitive advertising technology market.

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Benefit from Industry Shift and Growing Demand for Privacy-Compliant Solutions.   The MCAP Board considered the shift away from cookies and tracking individual customer information, driven by industry participants as well as government regulation, and AdTheorent’s ability to provide efficient and effective digital ad-targeting without relying individualized or personal targeting data.

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Strong Management Team.   The MCAP Board considered the expertise and strength of the AdTheorent management team, including its Chief Executive Officer, James Lawson, its Chief Financial Officer, Charles Jordan, its Chief Technology Officer, Andrew Anderson, and its Chief Revenue Officer, William Todd.

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Attractive Valuation.   The MCAP Board took note of the fact that AdTheorent’s combination of high growth and strong profitability compared well relative to other comparable companies in the industry. The MCAP Board also noted that AdTheorent’s valuation was attractive relative to other prospective target companies based on the multiple of revenue, Adjusted Gross Profit and Adjusted EBITDA.

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Technology, Data Science and Development.   The MCAP Board noted that AdTheorent uses machine learning and data science to maximize efficiency and performance, enabling AdTheorent’s customers to avoid wasted ad spend related to suboptimal impressions. The MCAP Board also noted that AdTheorent has operationalized into its platform advanced data science techniques in a manner that makes large and disparate data sets actionable in a real-time bidding environment.

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Strong Profitability and Free Cash Flow from Operations.   The MCAP Board specifically noted that AdTheorent has a demonstrated track record of delivering attractive Adjusted EBITDA margins and generating strong cash flow from operations. As opposed to many of the potential targets MCAP considered, and also relative to the preponderance of SPAC targets in general, MCAP noted that AdTheorent is currently highly profitable and generates significant cash flow from operations. Accordingly, the MCAP board noted that the net proceeds from the transaction are expected to be primarily used to fund inorganic growth opportunities, as opposed to funding operating losses.

•
Terms of the BCA.   The MCAP Board took note of the terms of the BCA and its ancillary agreements, including lock-up agreements and earn-out provisions.

In making the recommendation, the MCAP Board also considered, among other things, the following potential deterrents to the Business Combination:
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the risk that the announcement of the Business Combination and potential diversion of AdTheorent’s management and employee attention may adversely affect AdTheorent’s operations;

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the risk that certain key employees of AdTheorent might not choose to remain with the Company post-Closing;

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the risk that the MCAP Board may not have properly valued AdTheorent’s business;

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the risks associated with the advertising and programmatic digital advertising industries in general;

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the risks affecting AdTheorent’s ability to realize its backlog;

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the risk associated with macroeconomic uncertainty and the effects it could have on AdTheorent’s revenue;

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the risk of competition in the industry, including the potential for new entrants and innovation;

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the risk that the Company may not achieve its financial forecast;

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the risk that one or more of the Company’s growth strategies may not be successful;

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the risk that industry, consumer or customer sentiment might shift, such that the Company’s privacy-forward approach becomes less of a competitive differentiator;

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the risk that the Company may lose one or more significant customers, impacting the Company’s ability to growth and/or profitability;

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the substantial expense and human resources necessary to operate a public company;

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the risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of MCAP’s stockholders;

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the risk that MCAP does not have enough cash at closing or there are too many redemptions to meet the closing requirements of the BCA;

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the risk of failure to satisfy the conditions to Closing (to the extent not waived by the parties);

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the risk of changes in customer preferences, expectations and regulations;

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the inability to maintain the listing of the Company’s securities on Nasdaq following the Business Combination;

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the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination;

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the potential conflicts of interest of the Sponsor and MCAP’s officers and directors in the Business Combination; and

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the other risks described in the “Risk Factors” section of this proxy statement/prospectus.

The MCAP Board concluded that these risks could be managed or mitigated by AdTheorent or were unlikely to have a material impact on the Business Combination or the Company, and that, overall, the potentially negative factors or risks associated with the Business Combination were outweighed by the potential benefits of the Business Combination to MCAP and its stockholders. The MCAP Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons. The foregoing discussion of the material factors considered by the MCAP Board is not intended to be exhaustive, but does set forth the principal factors considered by the MCAP Board.
Certain Historical and Prospective Financial Information Provided to the MCAP Board
MCAP and AdTheorent do not as a practice make public projections as to future revenue, earnings or other results. However, MCAP is including the following summary of certain AdTheorent historical and internal, unaudited prospective financial information from AdTheorent’s management’s projections solely because that information was made available to the MCAP Board in connection with the evaluation of the Business Combination. Inclusion of summary information regarding the financial forecasts in this proxy statement/prospectus is not intended to influence your decision whether to vote for the Business Combination.
The accompanying unaudited AdTheorent historical and prospective financial information in this section was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of prospective financial information, but, in the view of AdTheorent’s management, was prepared on a reasonable basis, reflects the best then-currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance, in each case at the time such information was provided to the MCAP Board, which may be different from the information currently available at the time of filing this proxy statement/prospectus. As such, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

The accompanying summary unaudited financial results for the years ended December 31, 2017, 2018, 2019 and 2020, the summary estimated financial results for the years ended December 31, 2021, 2022 and 2023 and unaudited prospective financial information, each in this section, are the responsibility of AdTheorent’s management. Neither Marcum, MCAP’s independent registered public accounting firm, nor BDO USA, LLP (“BDO”), AdTheorent’s current independent registered public accounting firm, has audited, reviewed, examined, compiled, or applied agreed-upon procedures with respect to the accompanying unaudited summary estimated financial results and projections in this section for the purpose of its inclusion herein, and accordingly, neither of them expresses an opinion or provides any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaim any association with, the unaudited prospective financial information for the purpose of this proxy statement/prospectus. The Marcum and BDO reports included in this proxy statement/prospectus relate solely to the previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.
Furthermore, the accompanying unaudited prospective financial information in this section does not take into account any circumstances or events occurring after May 27, 2021, the date such unaudited prospective financial information was prepared.
The accompanying unaudited AdTheorent historical and prospective financial information in this section includes financial measures that were not calculated in accordance with GAAP, namely Adjusted Gross Profit, EBIT, EBITDA and Adjusted EBITDA, are non-GAAP financial measures. Adjusted Gross Profit, EBIT and EBITDA are non-GAAP financial measures and should not be considered as an alternative to operating income or net income as measures of operating performance or cash flows or as measures of liquidity. Non-GAAP measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results.
The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements and Risk Factor Summary” contained elsewhere in this proxy statement/prospectus. The financial projections were developed by AdTheorent’s management and relied on a number of assumptions as set forth below:
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Its ability to continue leveraging machine learning and data science to provide market-leading, performance-first programmatic digital advertising solutions;

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Third-party forecasts for industry growth in digital media, programmatic media, and performance-oriented programmatic spend;

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Its best estimates of current and future revenue growth rates across key advertiser industry verticals;

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Continued adoption of AI-driven data strategies by brand advertisers;

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Its ability to capture share in rapidly emerging channels, such as connected TV;

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No major changes in the dynamics of the end markets that AdTheorent serves;

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Its best estimates of the timing for the growth of its direct access offering;

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Its best estimates of current and future salesforce productivity and size, as well as its ability to win new business opportunities at a rate consistent with prior years;

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Its ability to maintain and expand its leading position relative to its competitors;

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Continued R&D investment in platform technologies;

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Its ability to continue generating operating leverage with increasing revenues;

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Continued access to advertising inventory at reasonable terms;

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No significant changes to the general political and economic environment, including with respect to inflation; and

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No material acquisitions or divestitures by AdTheorent.

Accordingly, there can be no assurance that the prospective results are indicative of the future performance of the Post-Combination Company or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.
Considering that the Stockholders Meeting will be held several months after the date the accompanying unaudited prospective financial information in this section was prepared, as well as the uncertainties inherent in any forecasted information, shareholders and warrant holders are cautioned not to rely on the accompanying unaudited prospective financial information in this section. This information constitutes “forward-looking statements” and actual results likely will differ from it and the differences may be material. See the section entitled “Cautionary Note Regarding Forward-Looking Statements and Risk Factor Summary.”
MCAP and AdTheorent have not updated, and do not intend to update or otherwise revise, the accompanying unaudited prospective financial information in this section to reflect circumstances existing since its preparation, including any changes in general economic or industry conditions, or to reflect the occurrence of unanticipated events. Neither MCAP, AdTheorent nor any of their respective representatives or advisers makes any representation to any person with regard to the ultimate performance of MCAP or AdTheorent.
The following table is an excerpt from AdTheorent’s Investor Presentation, which was filed with the SEC by MCAP with the SEC on July 27, 2021 on Form 8-K and sets forth, on a non-GAAP basis, AdTheorent’s unaudited historical results and future projections reviewed by the MCAP Board for purposes of its consideration of the Business Combination:
	Annual P&L
($ in Thousands)	2017A	2018A	2019A	2020A	2021P	2022P	2023P
Revenue	$83,093	$106,877	$120,406	$121,015	$157,713	$201,091	$252,960
% Growth		29%	13%	1%	30%	28%	26%
Revenue ex-TAC(1)	$50,727	$67,047	$77,528	$78,936	$102,362	$131,054	$167,020
% Growth		32%	16%	2%	30%	28%	27%
Platform Operations	$44,554	$54,492	$59,658	$59,426	$77,594	$97,231	$118,481
Sales & Marketing	27,262	30,367	31,506	31,900	40,072	48,959	59,514
Technology & Development	5,263	6,817	7,771	8,464	9,914	13,140	15,610
General & Administrative	8,257	10,725	8,124	8,424	13,972	21,019	23,459
EBIT	$(2,242)	$4,476	$13,347	$12,800	$16,160	$20,742	$35,896
D&A	9,696	10,674	9,647	7,913	7,950	7,825	8,011
EBITDA	$7,453	$15,151	$22,994	$20,713	$24,110	$28,566	$43,907
EBITDA Margin(2)	15%	23%	30%	26%	24%	22%	26%
Non-cash Stock Compensation Adjustment	$208	$490	$776	$657	$4,488	$8,000	$8,000
Other Adjustments	$6,724	$4,618	$3,456	$6,039	$2,050	—	—
Adjusted EBITDA	$14,385	$20,258	$27,226	$27,409	$30,648	$36,566	$51,907
Adj. EBITDA Margin(2)	28%	30%	35%	35%	30%	28%	31%
Sources: Management projections as of May 2021.
(1)
Metric excludes media inventory and other costs relating to adserving, adverification, data providers, and research from gross revenue; metric was named “Revenue ex-TAC” in the Investor Presentation and it has been renamed “Adjusted Gross Profit” and is further defined as GAAP Gross profit (i.e., revenue less platform operations) plus an add-back for other platform operations costs, which consist of amortization expense related to capitalized software, depreciation expense, allocated costs of personnel which set up and monitor campaign performance, and platform hosting, license, and maintenance costs. Throughout the rest of this proxy statement/prospectus, we refer to this metric as Adjusted Gross Profit.
(2)
Calculated on an Adjusted Gross Profit basis.

For a detailed discussion of our key operating and financial performance metrics and a reconciliation non-GAAP financial measure to the most directly comparable financial measures calculated in accordance with GAAP, see “AdTheorent Management’s Discussion and Analysis of Financial Condition and Results of Operations”
Satisfaction of 80% Test
Pursuant to Nasdaq listing rules, the target business or businesses that MCAP acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the execution of a definitive agreement for MCAP’s initial business combination (such requirement, the “80% test”). As of the date of the execution of the BCA, the balance of the funds in the trust account was approximately $305 million (excluding $11 million of deferred underwriting commissions) and 80% thereof represents approximately $244 million. The MCAP Board determined that AdTheorent’s enterprise value was $775 million, thus satisfying the 80% test.
Although the MCAP Board did not seek a third party valuation, and did not receive any report, valuation or opinion from any third party in connection with the Business Combination, the MCAP Board collectively has significant experience in investing in technology companies and other technology services companies and valuing the securities of such companies. In reaching its conclusion that the implied enterprise value of AdTheorent exceeded the 80% threshold, the MCAP Board evaluated the following sources of information: (i) MCAP’s due diligence of AdTheorent’s business operations, (ii) AdTheorent’s historical financial and other results set forth in “Summary Historical Consolidated Financial and Other Data of AdTheorent” and the historical financial statements of AdTheorent elsewhere in this proxy statement/prospectus, (iii) the future growth outlook of AdTheorent, including the prospective financial information of AdTheorent described under the heading “Certain Historical and Prospective Financial Information Provided to the MCAP Board,” above, (iv) the trading performance and valuations of publicly traded companies in similar and adjacent sectors, (v) the research and data related to digital advertising sectors in which AdTheorent participates, (vi) the collective experience of the members of the MCAP Board in AdTheorent’s sectors, in other technology sectors, and/or in public market transactions and (vii) discussions between the MCAP Board and its financial advisors regarding the opportunity with AdTheorent.
In particular, the MCAP Board determined AdTheorent’s proposed transaction enterprise value of $775 million represents 5.9x prospective revenue for the year ending 2022 (represents Adjusted Gross Profit; excludes media inventory and other costs related to AdServing, AdVerification, Data providers, and Research from gross revenue), and 21.2x prospective Adjusted EBITDA for the year ending 2022, based on AdTheorent’s prospective financial results.
The MCAP Board compared AdTheorent to a group of publicly traded digital advertising technology peer companies. The peer companies were Cardlytics, DoubleVerify, LiveRamp, Magnite, PubMatic, The Trade Desk and Viant. The MCAP Board determined that the peer companies were valued at a range of 5.2x to 13.1x prospective revenue for the year ending December 31, 2022, and a range of 22.6x to 59.1x prospective Adjusted EBITDA for the year ending December 31, 2022. Accordingly, AdTheorent’s proposed transaction enterprise value of $775 million reflects lower prospective revenue multiples than the median of peer companies and lower prospective Adjusted EBITDA multiples than the median of peer companies, which supports the MCAP Board’s determination that the Business Combination with AdTheorent presents an attractive business combination opportunity that is in the best interests of MCAP shareholders.
The MCAP Board also considered a range of qualitative and quantitative factors such as the potential growth of the advertising technology sector, AdTheorent’s competitive position in the advertising technology sector, AdTheorent’s prospective profit margins and operating metrics, AdTheorent’s future growth opportunity, potential industry consolidation and other compelling aspects of the Business Combination.

Based on the analyses described above, the MCAP Board determined that AdTheorent’s enterprise value was $775 million and that the Business Combination satisfied the 80% test.
Application of these approaches and methodologies involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding AdTheorent’s expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on our valuation and anticipated results.
Interests of MCAP’s Directors and Officers in the Business Combination
MCAP’s Sponsor, which is controlled by Theodore L. Koenig, MCAP’s Chief Executive Officer, owns 7,906,250 shares of Class B common stock, which were initially acquired prior to the IPO for an aggregate purchase price of $25,000 and MCAP’s directors and officers have pecuniary interests in such shares through their ownership interest in the Sponsor. Such shares had an aggregate market value of approximately $78.7 million based on the last sale price of $9.95 per share on Nasdaq on November 26, 2021. In addition, the Sponsor purchased an aggregate of 5,983,333 Private Placement Warrants, each exercisable for one share of Class A common stock of MCAP at $11.50 per share, for a purchase price of $8,975,000, or $1.50 per warrant. Such warrants had an aggregate market value of approximately $7.2 million based on the last sale price of $1.20 per warrant on Nasdaq on November 26, 2021. MCAP’s charter requires MCAP to complete an initial business combination prior to March 2, 2023 (unless MCAP submits and its stockholders approve an extension of such date). Per the terms of the BCA, if the Business Combination is completed, the Sponsor will forfeit 551,096 Private Placement Warrants, will place in escrow 551,096 Private Placement Warrants subject to the achievement of earn-out targets described in the BCA, and will place in escrow 598,875 Founder Shares subject to the achievement of earn-out targets described in the BCA. If the Business Combination is not completed and MCAP is forced to wind up, dissolve and liquidate in accordance with its charter, the 7,906,250 shares of Class B common stock currently held by MCAP’s Sponsor and the Private Placement Warrants purchased by Sponsor will be worthless (as the holders have waived liquidation rights with respect to such shares).
The Sponsor invested an aggregate of $9,000,000 in MCAP, comprised of the $25,000 purchase price for the Founder Shares and the $8,975,000 purchase price for the Private Placement Warrants. Assuming a trading price of $8.00 per share upon consummation of the initial business combination, the 7,906,250 shares of Post-Combination Company common stock that the Sponsor and MCAP’s independent directors holding Founder Shares would own upon completion of the initial business combination would have an aggregate implied value of $63,250,000. As a result, even if the trading price of the Post-Combination Company common stock significantly declines, the value of the Founder Shares held by the Sponsor and independent directors will be significantly greater than the amount the Sponsor paid to purchase such shares. In addition, the Sponsor could potentially recoup its entire investment, inclusive of its investment in the Private Placement Warrants, even if the trading price of the Post-Combination Company common stock after the initial business combination is as low as $1.14 per share. As a result, the Sponsor and independent directors holding Founder Shares are likely to earn a substantial profit on their investment in us upon disposition of shares of Post-Combination Company common stock even if the trading price of the Post-Combination Company common stock declines after we complete our initial business combination. The Sponsor and independent directors holding Founder Shares may therefore be economically incentivized to complete an initial business combination with a riskier, weaker-performing or less-established target business, or on terms less favorable to the Public Stockholders, rather than liquidating MCAP.
Mr. Allison, Mr. Chrystal and Mr. Schoenfeld beneficially own 11,000 Founder Shares each, initially purchased from the Sponsor for nominal consideration, all of which Founder Shares would become worthless if MCAP does not complete a business combination within the applicable time period, as these individuals have waived any right to redemption with respect to these shares (such waiver entered into in connection with the IPO for which such individuals received no additional consideration). Such shares have an aggregate market value of approximately $0.3 million, based on the closing price of MCAP Common Stock of $9.95 on Nasdaq on November 26, 2021.

Members of the MCAP Board are entitled to reimbursement for all out-of-pocket expenses incurred by them on MCAP’s behalf incident to identifying, investigating and consummating a business combination, but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; such out-of-pocket expenses are not expected to exceed $10,000.
The Sponsor and MCAP’s officers, directors or their affiliates may make working capital loans prior to the Closing of the Business Combination, up to $1,500,000 of which are convertible into warrants at a price of $1.50 per warrant at the option of the lender, which may not be repaid if the Business Combination is not completed; if issued, the 1,000,000 warrants would have an aggregate market value of approximately $1.2 million, based on the last sale price of $1.20 of the MCAP Public Warrants on Nasdaq on November 26, 2021.
The Public Stockholders are expected to elect Zia Uddin to serve as a director of the Post-Combination Company after the Closing of the Business Combination. As such, in the future he may receive cash fees, stock options or stock awards that the post-combination board of directors determines to pay to its executive and non-executive directors.
The current directors and officers of MCAP will continue to be indemnified and directors’ and officers’ liability insurance will continue after the Business Combination.
Members of our Sponsor or their affiliates have committed to purchase an aggregate of 2,650,000 PIPE Shares at a price of $10.00 per share contingent on the Closing of the Business Combination. Such shares, if issued and outstanding, would have an aggregate market value of $26.4 million, based on the closing price of MCAP Common Stock of $9.95 on Nasdaq on November 26, 2021. See “Certain Agreements Related to the Business Combination — Subscription Agreements.”
In addition, the Sponsor and many of MCAP’s officers and directors are affiliated with Monroe Capital LLC. Funds affiliated with Monroe Capital LLC own approximately 2.5% of the fully diluted equity of AdTheorent and have issued debt to AdTheorent with outstanding principal amount of approximately $24.4 million as of September 30, 2021, which debt will be repaid by AdTheorent as a condition to the closing of the Business Combination. Such loans have been outstanding since December 22, 2016 and bear interest equal to the greater of 0.5% or the one-month LIBOR, plus 8.5%, per annum. For more information on potential conflicts of interest, see “Certain Relationships and Related Person Transactions.”
These interests, among others, may influence or have influenced the Sponsor and the officers and directors of MCAP and AdTheorent to support or approve the Business Combination. See “Risk Factors — Risks Related to the Domestication and the Business Combination — Some of MCAP’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether AdTheorent is appropriate for MCAP’s initial business combination.”
In reaching its decision to authorize the BCA, the MCAP Board, including the members of the audit committee, were provided with complete disclosure regarding these potential conflicts of interest and considered these interests, among other matters, when approving and declaring advisable the BCA and the transactions contemplated by the BCA on the terms and subject to the conditions set forth in the BCA and recommended that MCAP’s Stockholders approve and adopt the BCA and the Stockholder Proposals.
AdTheorent’s Board’s Reasons for Approval of the Business Combination
After consideration, AdTheorent’s board adopted resolutions determining that the Business Combination Agreement, the Business Combination upon the terms and conditions set forth in the Business Combination Agreement and the AdTheorent charter amendment were advisable and in the best interests of AdTheorent and its equityholders, adopting and approving the Business Combination Agreement, the Business Combination and the AdTheorent charter amendment. AdTheorent’s board recommends that the equityholders of AdTheorent adopt and approve the AdTheorent business combination proposal and the AdTheorent charter amendment proposal, by executing and delivering the written consent furnished with this proxy statement/prospectus.

In reaching its decision to adopt and approve, and declare advisable, the Business Combination Agreement, the Business Combination and the AdTheorent charter amendment, and resolving to recommend that AdTheorent equityholders adopt and approve the AdTheorent business combination proposal and the AdTheorent charter amendment proposal and thereby approve the Business Combination and the other transactions contemplated by the Business Combination Agreement as well as the AdTheorent charter amendment, AdTheorent’s board consulted with AdTheorent’s management, as well as its financial and legal advisors, and considered a number of factors, including its knowledge of AdTheorent’s business, operations, financial condition, earnings, prospects and capital needs, and its knowledge of the financial and capital markets and the risks associated with raising additional equity or debt financing from private or public markets. Among the various factors that AdTheorent’s board considered in favor of its decision are:
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Superior Strategic Alternative.   Based on discussions among AdTheorent’s board members and management about AdTheorent’s growth plans and possible paths to raising substantial additional capital and potential acquirers and strategic partners, AdTheorent’s board came to view the proposed Business Combination as representing the best potential transaction for AdTheorent to access significant capital to fund its continued operations and growth, and create greater value for AdTheorent equityholders over the long term, while also providing greater liquidity by owning stock in a public company.

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Market Opportunity.   AdTheorent’s board took note of the increasing rate at which the advertising industry is shifting towards programmatic advertising, creating a larger and nearer-term market opportunity that could be pursued if AdTheorent could access capital, talent and other resources to meet such opportunity before other larger, better capitalized companies do so.

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Terms of the Business Combination Agreement.   AdTheorent’s board considered the terms and conditions of the Business Combination Agreement, including but not limited to the nature and scope of the closing conditions and the likelihood of obtaining any necessary regulatory approvals, in addition to the transactions contemplated by the Business Combination Agreement, including the Business Combination.

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Purchase Price.   AdTheorent’s board considered the valuation of AdTheorent implied by the terms of the Business Combination Agreement to reflect an attractive valuation of AdTheorent, while offering substantial potential upside after consummating the Business Combination relative to current valuations of other publicly traded comparable advertising technology companies.

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Size of the Post-Combination Company.   AdTheorent’s board considered the implied enterprise value in connection with the Business Combination of approximately $775,000,000 for the Post-Combination Company, providing AdTheorent equityholders with the opportunity to go forward with ownership in a public company with a larger market capitalization.

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Access to Capital.   AdTheorent’s board expects that the Business Combination will be a more time- and cost-effective means to access capital than other options considered, including an initial public offering.

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Benefit from Being a Public Company.   AdTheorent’s board believes that under new public ownership it will have the flexibility and financial resources to pursue and execute a growth strategy to increase revenue and equityholder value and will benefit from being publicly traded, and can effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

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Member Support Agreement.   AdTheorent’s board considered that, in connection with the execution of the Business Combination Agreement, certain members of AdTheorent, who collectively hold a majority of the voting power of AdTheorent equity, entered into the Member Support Agreement with AdTheorent. The Member Support Agreement provides, among other things, that each Key Company Member will, after the mailing of this proxy statement/prospectus, act by written consent approve the AdTheorent business combination proposal and the AdTheorent charter amendment proposal. See the section entitled “Certain Agreements Related to the Business Combination — Member Support Agreement.”

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Stockholders’ Agreement.   AdTheorent’s board considered that, as required by the Business Combination Agreement, MCAP, the Sponsor and certain members of AdTheorent (including the

Key Company Members) who collectively own more than 50% of AdTheorent’s equity interests will enter into the Stockholders’ Agreement affording the Sponsor the right to designate one member of the combined company’s board of directors, and AdTheorent equityholders party to such agreement the right to appoint one to four members of the Post-Combination Company’s board of directors, in each case subject to continuing to hold specified minimum share ownership. See the section entitled “Certain Agreements Related to the Business Combination — Stockholders’ Agreement.”
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Registration Rights Agreement.   AdTheorent’s board also considered that, as required by the Business Combination Agreement, MCAP, certain MCAP stockholders (including the Sponsor) and certain members of AdTheorent (including the Key Company Members) will enter into the Registration Rights Agreement affording customary shelf and piggyback registration rights to the Sponsor and such AdTheorent equityholders. See the section entitled “Certain Agreements Related to the Business Combination — Registration Rights Agreement.”

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Lock-up Agreement.   AdTheorent’s board considered that, in connection with the execution of the Business Combination Agreement, certain MCAP stockholders (including the Sponsor) and certain members of AdTheorent will enter into an agreement with MCAP, pursuant to which such equityholders have agreed to not sell or otherwise dispose of their MCAP shares for six months after the date of closing of the Business Combination (subject to certain exceptions). See the section entitled “Certain Agreements Related to the Business Combination — Lock-Up Agreement.”

AdTheorent’s board also considered the following negative factors:
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Risk that Business Combination may not be completed.   AdTheorent’s board considered the risk that the Business Combination might not be consummated in a timely manner, or at all, due to a lack of equityholder approval or failure to satisfy various conditions to closing.

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Impact on reputation and business if the Business Combination is not completed.   AdTheorent’s board considered the possibility that the Business Combination might not be completed and that there may be an adverse effect of the public announcement of the Business Combination on AdTheorent’s reputation and business in the event the Business Combination is not completed.

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Expenses and challenges.   AdTheorent’s board considered the expenses to be incurred in connection with the Business Combination and related administrative challenges associated with combining the companies.

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Costs of being a public company.   AdTheorent’s board considered the additional public company expenses and obligations of AdTheorent’s business following the Business Combination, to which it previously has not been subject.

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Restrictions on operation of AdTheorent’s business.   AdTheorent’s board considered the fact that, although AdTheorent will continue to exercise, consistent with the terms and conditions of the Business Combination Agreement, control and supervision over its operations prior to the completion of the Business Combination, the Business Combination Agreement generally obligates AdTheorent, subject to MCAP’s prior consent (which consent may not be unreasonably withheld, delayed or conditioned), to conduct its business in the ordinary course of business consistent with past practice and in accordance with specified restrictions, which might delay or prevent AdTheorent from undertaking certain business opportunities that might arise pending completion of the Business Combination.

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Interests of AdTheorent executive officers and board members.   AdTheorent’s board considered the fact that certain executive officers and board members of AdTheorent have interests in the Business Combination that may be different from, or in addition to, the interests of AdTheorent equityholders generally, including the manner in which they would be affected by the Business Combination and the other matters disclosed under the section entitled “Interests of AdTheorent’s Board Members and Executive Officers in the Business Combination.”

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Other risks.   AdTheorent’s board considered various other risks associated with the combined organization and the Business Combination, including the risks described in the section entitled “Risk Factors.”

The foregoing discussion of the factors considered by AdTheorent’s board is not intended to be exhaustive, but, rather, includes the material factors considered by AdTheorent’s board. In reaching its decision to adopt and approve, and declare advisable, the Business Combination Agreement, the Business Combination and the AdTheorent charter amendment, AdTheorent’s board did not quantify or assign any relative weights to the factors considered, and individual board members may have given different weights to different factors. AdTheorent’s board considered all these factors as a whole, including discussions with, and questioning of, AdTheorent’s management and financial and legal advisors, and, overall, considered these factors to be favorable to, and to support, its determination.
AdTheorent’s board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expected AdTheorent equityholders would receive as a result of the Business Combination, including the belief of AdTheorent’s board that the Business Combination would maximize the immediate value of equity in AdTheorent and eliminate the risk and uncertainty affecting the future prospects of AdTheorent, including the potential execution risks pursuing its business plan as a private company. Accordingly, AdTheorent’s board determined that the Business Combination and the other transactions contemplated by the Business Combination Agreement are advisable to, and in the best interests of, AdTheorent and its equityholders, and adopted and approved, and declared advisable, the Business Combination Agreement, the Business Combination and the AdTheorent charter amendment. AdTheorent’s board recommends that AdTheorent equityholders consent to the AdTheorent business combination proposal and the AdTheorent charter amendment proposal.
Interests of AdTheorent’s Members and Executive Officers in the Business Combination
In considering the recommendation of AdTheorent’s board with respect to approving the Business Combination Agreement, the Business Combination upon the terms and conditions set forth in the Business Combination Agreement and the AdTheorent charter amendment by unanimous written consent, AdTheorent equityholders should be aware that certain members of the board and executive officers of AdTheorent have interests in the Business Combination that may be different from, or in addition to, your interests as a stockholder. AdTheorent’s board was aware of such interests during its deliberations on the merits of the Business Combination and in deciding to recommend that AdTheorent equityholders submit written consents in favor of the AdTheorent business combination proposal. In particular:
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AdTheorent’s board members and executive officers are expected to become directors and/or executive officers of the Post-Combination Company upon the closing of the Business Combination. Specifically, the following individuals who are currently executive officers of AdTheorent are expected to become executive officers of the Post-Combination Company upon the closing of the Business Combination, serving in the offices set forth opposite their names below:

Name	Title
James Lawson	Chief Executive Officer
Charles Jordan	Secretary and Vice President

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The following individuals who are currently members of AdTheorent’s board and management team are direct and indirect equityholders of AdTheorent and are expected to become members of the Post-Combination Company’s board of directors upon the closing of the Business Combination: James Lawson, Eric Tencer, Danielle Qi, Richard Boghosian, and John Black.

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The following individuals who are currently members of AdTheorent’s board and management team are direct and indirect equityholders of AdTheorent: James Lawson, Eric Tencer, Danielle Qi, Richard Boghosian, and John Black.

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In addition, the following board members and executive officers of AdTheorent as of the date of the Business Combination Agreement hold AdTheorent options: James Lawson, William Todd and Charles Jordan. See “Information about AdTheorent — Executive Compensation” for more information about the AdTheorent options held by these individuals. The treatment of such equity awards in connection with the Business Combination is described in the section entitled “The Business Combination Agreement.”

Recommendation of AdTheorent’s Board
After consideration of the matters described above, AdTheorent’s board adopted resolutions determining that the Business Combination Agreement, the Business Combination upon the terms and conditions set forth in the Business Combination Agreement and the AdTheorent charter amendment were advisable and in the best interests of AdTheorent and its stockholders, adopting and approving the Business Combination Agreement, the Business Combination and the AdTheorent charter amendment, and directing that the AdTheorent business combination proposal and the AdTheorent charter amendment proposal be submitted to the equityholders of AdTheorent for consideration. AdTheorent’s board recommends that the equityholders of AdTheorent adopt and approve the AdTheorent business combination proposal and the AdTheorent charter amendment proposal, including the Business Combination, by executing and delivering the written consent furnished with this proxy statement/prospectus.
The foregoing discussion of the information and factors considered by AdTheorent’s board is not meant to be exhaustive, but includes the material information and factors considered by AdTheorent’s board.
Board of Directors and Executive Officers After Completion of the Business Combination
Pursuant to the Stockholders Agreement, the Blocker Member and the Sponsor will have certain rights to designate directors to the combined company’s board of directors. For additional information, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Stockholders Agreement.”
Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, although MCAP will issue shares for outstanding equity interests of AdTheorent in the Business Combination, MCAP will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of AdTheorent issuing stock for the net assets of MCAP, accompanied by a recapitalization. The net assets of MCAP will be stated at carrying value, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of AdTheorent.
Regulatory Approvals Required for the Business Combination
The Business Combination and the transactions contemplated by the BCA are not subject to any regulatory requirement or approval, except for (i) filings with the State of Delaware to effect the Mergers, (ii) filings required with the SEC pursuant to the reporting requirements applicable to MCAP, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate this proxy statement/prospectus to MCAP’s stockholders and (iii) filings required under the HSR Act in connection with the Business Combination. MCAP must comply with applicable United States federal and state securities laws in connection with the PIPE Financing, and with Nasdaq continued listing requirements, including the filing with Nasdaq of a press release disclosing the Business Combination, among other things.
No Appraisal Rights
No appraisal or dissenters’ rights are available to holders of shares of MCAP Common Stock or MCAP Warrants in connection with the Business Combination.
Listing of MCAP Class A Common Stock
MCAP’s units, common stock and warrants are currently listed on Nasdaq, under the symbols “MACQU,” “MACQ,” and “MACQW,” respectively. MCAP intends to apply to continue the listing of the shares of common stock of the post-combination company and such warrants on Nasdaq under the symbols “ADTH” and “ADTHW,” respectively, upon the closing of the Business Combination. MCAP will not have units traded following the closing of the Business Combination, at which time each unit will separate into its component securities.

Potential Actions to Secure Requisite Stockholder Approvals
In connection with the stockholder vote to approve the Business Combination, the Sponsor and the MCAP Board, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of MCAP Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. None of the Sponsor or the MCAP Board, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of MCAP Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or the MCAP Board, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to MCAP for use in the Business Combination.
Vote Required for Approval
The Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding shares of our common stock represented in person (which would include presence at a virtual meeting) or by proxy at the meeting and entitled to vote thereon at the Stockholders Meeting. Failure to vote by proxy or to vote in person (online) at the Stockholders Meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.
Recommendation of the MCAP Board
THE MCAP BOARD UNANIMOUSLY RECOMMENDS THAT MCAP’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE BUSINESS COMBINATION AGREEMENT
The Business Combination
On July 27, 2021, MCAP entered into a Business Combination Agreement by and among MCAP, Merger Sub 1, Merger Sub 2, Merger Sub 3, Merger Sub 4, H.I.G. Growth — AdTheorent Intermediate, LLC, H.I.G. Growth — AdTheorent, LLC, and AdTheorent. Pursuant to the Business Combination Agreement, MCAP and AdTheorent will consummate a business combination pursuant to which Merger Sub 1 will merge with and into H.I.G. Growth — AdTheorent Intermediate, LLC, with H.I.G. Growth — AdTheorent Intermediate, LLC surviving as a wholly owned subsidiary of MCAP (the “First Blocker Merger”), immediately thereafter, H.I.G. Growth — AdTheorent Intermediate, LLC will merge with and into Merger Sub 2, with Merger Sub 2 surviving as a wholly owned subsidiary of MCAP (the “Second Blocker Merger,” and together with the First Blocker Merger, the “Blocker Mergers”), immediately thereafter, Merger Sub 3 will merge with and into AdTheorent, with AdTheorent surviving as a wholly owned subsidiary of MCAP and immediately thereafter (the “First Company Merger”), AdTheorent will merge with and into Merger Sub 4, with Merger Sub surviving as a wholly owned subsidiary of MCAP (the “Second Company Merger,” and together with the First Company Merger, the “Company Mergers”).
The Business Combination is expected to be consummated in the fourth quarter of 2021, after the required approval by MCAP stockholders and the fulfillment of certain other conditions.
Structure of the Business Combination
For a discussion of the structure of the transactions and consideration, see the section entitled “Proposal No. 1 — The Business Combination Proposal.” Such discussion and the following summary of other material provisions of the Business Combination Agreement is qualified by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. All stockholders are encouraged to read the Business Combination Agreement in its entirety for a more complete description of the terms and conditions of the transactions.
Effective Time and Closing of the Business Combination
The closing of the Business Combination will take place no later than the third business day following the satisfaction or waiver of the conditions described below under the subsection entitled “— Conditions to the Closing of the Business Combination,” unless the parties to the Business Combination Agreement agree in writing to another time. The Business Combination is expected to be consummated as soon as practicable after the Stockholders Meeting of MCAP stockholders described in this proxy statement/prospectus.
Consideration to Be Received in the Business Combination
Pursuant to the Business Combination Agreement, each Class A, Class B, and Class C membership interest of AdTheorent issued and outstanding immediately prior to the effective time of the Business Combination will be converted into the right to receive (i) New MCAP Stock, (ii) a portion of the aggregate cash consideration payable by MCAP at closing, and (iii) a portion of the Earn-Out Consideration. Each option to purchase a Class C membership interest of AdTheorent outstanding immediately prior to the effective time of the Business Combination, whether vested or unvested, will be converted into (i) options to purchase New MCAP Stock and (ii) a portion of the Earn-Out Consideration. Each restricted interest unit with respect to a Class C membership interest of AdTheorent outstanding immediately prior to the effective time of the Business Combination, whether vested or unvested, will be converted into (i) restricted stock units with respect to New MCAP Stock and (ii) a portion of the Earn-Out Consideration. The Earn-Out Consideration, if payable by MCAP pursuant to the terms in the Business Combination Agreement, may take the form of (i) New MCAP Stock valued at $14.00 per share, (ii) cash, or (iii) a combination of New MCAP Stock valued at $14.00 per share and cash.
Ownership of the Post-Combination Company After Completion of the Business Combination
Assuming no redemptions, immediately after the closing of the Business Combination, former non-H.I.G. AdTheorent equityholders will own approximately 21.4% of shares of MCAP common stock to be outstanding immediately after the Business Combination, H.I.G. Growth – AdTheorent, LLC will own approximately 28.2% of shares of MCAP common stock, the current MCAP public stockholders will own approximately 31.2% of shares of MCAP common stock, the Sponsor will own approximately 9.8% of shares of MCAP common stock (including shares of MCAP common stock to be issued to members of the Sponsor or their affiliates in their capacity as a PIPE investor), and the remaining 9.4% will be held by investors purchasing MCAP common stock in the PIPE Financing (excluding members of the Sponsor or their affiliates). See Note 2 to “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for further description of the ownership of the Post-Combination Company after completion of the Business Combination, including an Illustrative Maximum Redemption scenario and a sensitivity analysis showing the impact if redemptions exceed the level shown in this scenario and the transaction is still consummated.
Delivery of Consideration
Following the effective time of the Business Combination, a letter of transmittal and written instructions for the surrender of AdTheorent membership interests will be mailed to the AdTheorent members. Promptly following the submission of a completed and executed letter of transmittal and any other documents as may be required pursuant to the letter of transmittal, the AdTheorent member submitting such letter of transmittal and other documents will be entitled to receive his, her, or its portion of the aggregate cash consideration.
Representations and Warranties
The Business Combination Agreement contains representations and warranties of AdTheorent relating to, among other things, organization and qualification; subsidiaries; organizational documents; pre-transaction capitalization; the authorization, performance and enforceability against AdTheorent of the Business Combination Agreement; no conflict; the consent, approval or authorization of governmental authorities; permits; compliance; financial statements; absence of certain changes or events; absence of litigation; employee benefit plans; labor and employment matters; real property; title to assets; intellectual property; tax; environmental matters; material contracts; insurance; board approval; certain business practices; sanctions laws; interested party transactions; Securities Exchange Act of 1934; and brokers.
The Business Combination Agreement contains representations and warranties of H.I.G. Growth — AdTheorent Intermediate, LLC relating to, among other things, organization; the authorization, performance and enforceability against H.I.G. Growth — AdTheorent Intermediate, LLC of the Business Combination Agreement; capitalization; no conflict; the consent, approval or authorization of governmental authorities; compliance; absence of litigation; no other activities; employees; brokers; and taxes.
The Business Combination Agreement contains representations and warranties of H.I.G. Growth — AdTheorent, LLC relating to, among other things, organization; the authorization, performance and enforceability against H.I.G. Growth — AdTheorent, LLC of the Business Combination Agreement; no conflict; the consent, approval or authorization of governmental authorities; and brokers.
The Business Combination Agreement contains representations and warranties of each of MCAP, Merger Sub 1, Merger Sub 2, Merger Sub 3, and Merger Sub 4 relating to, among other things, corporate organization; organizational documents; capitalization; the authorization, performance and enforceability against MCAP, Merger Sub 1, Merger Sub 2, Merger Sub 3, and Merger Sub 4 of the Business Combination Agreement; no conflict; the consent, approval or authorization of governmental authorities; compliance; SEC filings, financial statements, and Sarbanes-Oxley Act; absence of certain changes or events; absence of litigation; board approval; no prior operations; brokers; trust fund; employees; taxes; Nasdaq listing; insurance; intellectual property; contracts; title to property; Investment Company Act of 1940; private placements; founders stock letters; and no outside reliance.
Material Adverse Effect
The obligation of AdTheorent, AdTheorent, H.I.G. Growth — AdTheorent Intermediate, LLC, and H.I.G. Growth — AdTheorent, LLC to consummate the Business Combination is conditioned upon, among other things, no Parent Material Adverse Effect having occurred from the date of the Business Combination

Agreement. Parent Material Adverse Effect means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects would prevent, materially delay or materially impede the performance by MCAP, Merger Sub 1, Merger Sub 2, Merger Sub 3, or Merger Sub 4 of their respective obligations under the Business Combination Agreement or the consummation of the transactions contemplated by the Business Combination Agreement and all other agreements executed and delivered by the parties in connection with the transactions contemplated by the Business Combination Agreement.
The obligation of MCAP, Merger Sub 1, Merger Sub 2, Merger Sub 3, and Merger Sub 4 to consummate the Business Combination is conditioned upon, among other things, no Company Material Adverse Effect having occurred from the date of the Business Combination Agreement. Company Material Adverse Effect means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of AdTheorent and subsidiaries of AdTheorent, taken as a whole, or (ii) would prevent, materially delay or materially impede the performance by AdTheorent of its obligations under the Business Combination Agreement or the consummation of the transactions contemplated by the Business Combination Agreement; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in, or change in the interpretation of, any law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which AdTheorent and the subsidiaries of AdTheorent operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (e) any hurricane, tornado, flood, earthquake, natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus or any mutation thereof), or acts of God; (f) any actions taken or not taken by AdTheorent or the subsidiaries of AdTheorent as required by the Business Combination Agreement or any ancillary agreement of the Business Combination Agreement; (g) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the transactions contemplated by the Business Combination Agreement (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities); (h) any failure to meet any projections, forecasts, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (h) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (i) any actions taken, or failures to take action, or such other changes or events, in each case to which Parent has consented in writing, except in the cases of clauses (a) through (c), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to other participants in the industries in which AdTheorent and the subsidiaries of AdTheorent operate.
For more information about conditions to the consummation of the Business Combination, please see the section entitled “— Conditions to the Closing of the Business Combination.”
Conduct of Business Pending Consummation of the Business Combination; Covenants
AdTheorent has agreed that, unless otherwise contemplated or permitted by the Business Combination Agreement or any ancillary agreement of the Business Combination Agreement, as required by applicable law, or for any action taken in good faith in response to the coronavirus (COVID-19) pandemic that is consistent with AdTheorent’s past actions and taken after consultation with MCAP, AdTheorent and its will (i) continue to use commercially reasonable efforts to operate its business in the ordinary course prior to the closing and (ii) use commercially reasonable efforts to preserve substantially intact the business organization of AdTheorent and the subsidiaries of AdTheorent, to keep available the services of current officers, key employees, and consultants, and preserve in all material respects current relationships with customers, suppliers, and other persons with which they have significant business relations.
AdTheorent has also agreed that, unless otherwise contemplated or permitted by the Business Combination Agreement or any ancillary agreement of the Business Combination Agreement, as required by applicable law, or for any action taken in good faith in response to the coronavirus (COVID-19) pandemic that is consistent with AdTheorent’s past actions and taken after consultation with MCAP, AdTheorent and its subsidiaries will not take the following actions, among others, without the prior written consent of MCAP (which consent shall not be unreasonably conditioned, withheld, or delayed):
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amend or otherwise change their organizational documents;

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form or create any subsidiaries;

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issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any equity interests, including, without limitation, any phantom interests;

•
declare, set aside, make or pay any dividend, other distribution or any other amounts, payable in cash, stock, property or otherwise, with respect to any equity interests;

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reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any equity interests, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

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acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division;

•
incur any indebtedness;

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except as required by the terms of any employee benefit plan or arrangement, (i) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of the Business Combination Agreement whose annual compensation exceeds $175,000, other than increases in base compensation of employees in the ordinary course of business, (ii) enter into any new, or materially amend any existing employment and consulting agreement or severance or termination agreement with any current or former director, officer, employee or consultant, (iii) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (iv) hire or otherwise enter into any new employment and consulting agreement or similar arrangement with any person or terminate without cause any current or former director, officer, employee or consultant provider whose compensation would exceed, on an annualized basis, $175,000;

•
grant any severance or termination pay to, any director or officer;

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adopt, amend in any material respect or terminate any employee benefit plan or arrangement except (i) as may be required by applicable law or as necessary in order to consummate the transactions contemplated by the Business Combination Agreement or (ii) in the event of annual renewals of health and welfare programs;

•
make or change any material tax election, change any tax accounting method, amend a material tax return or settle or compromise any material United States federal, state, local or non-United States income tax liability or tax credits;

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take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the transactions contemplated by the Business Combination Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986;

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materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of material rights thereunder, in each case in a manner that is adverse to AdTheorent or its subsidiaries, taken as a whole, except in the ordinary course of business;

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intentionally permit any material item of intellectual property rights to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or intentionally fail to perform or make any applicable filings, recordings or other similar actions or filings with respect to such intellectual property rights, or intentionally fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of intellectual property rights; and

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enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

MCAP, Merger Sub 1, Merger Sub 2, Merger Sub 3, and Merger Sub 4 have agreed that, unless otherwise contemplated or permitted by the Business Combination Agreement or any ancillary agreement of the Business Combination Agreement, as required by applicable law, or for any action taken in good faith in response to the coronavirus (COVID-19) pandemic that is consistent with MCAP’s past actions and taken after consultation with AdTheorent, MCAP, Merger Sub 1, Merger Sub 2, Merger Sub 3, and Merger Sub 4 will conduct their business in the ordinary course and will not take the following actions, among others, without the prior written consent of AdTheorent which consent shall not be unreasonably conditioned, withheld, or delayed):
•
amend or otherwise change their organizational documents or form any subsidiaries;

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or equity interests, other than redemptions required pursuant to the organizational documents of MCAP;

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reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any equity securities or warrants, other than redemptions required pursuant to the organizational documents of MCAP;

•
issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock, equity interests or other securities, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, equity interests, or any other ownership interest (including, without limitation, any phantom interest);

•
acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

•
incur indebtedness or guarantee any indebtedness of another person;

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make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date of the Business Combination Agreement, as agreed to by its independent accountants;

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make or change any material tax election, change any tax accounting method, amend a material tax return or settle or compromise any material United States federal, state, local or non-United States income tax liability or Tax credits;

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take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the transactions contemplated by the Business Combination Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986;

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liquidate, dissolve, reorganize or otherwise wind up the business and operations;

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amend any agreement related to the trust account established by MCAP for the benefit of its public stockholders;

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hire any employee or adopt or enter into any employee benefit plan (including grant or establish any form of compensation or benefits to any current or former employee, officer, director or other individual service provider (for the avoidance of doubt, other than consultants, advisors, including legal counsel or institutional service providers engaged by MCAP)); or

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enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Agreements
The Business Combination Agreement contains additional covenants of the parties, including covenants in connection with:
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the preparation and filing by MCAP and AdTheorent of this proxy statement/prospectus to solicit proxies from MCAP stockholders to vote on the proposals that will be presented for consideration at a Stockholders Meeting;

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AdTheorent’s obligation to solicit approval via written consent of its members to the Business Combination;

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the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

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MCAP’s obligation, until the first anniversary after the closing of the Business Combination, to provide each employee of AdTheorent and its subsidiaries (i) a base salary or wage rate an annual target cash bonus opportunity at least equal to the base salary or wage rate and annual target cash bonus opportunity in effect as of immediately prior to the closing of the Business Combination and (ii) other employee benefits that are substantially similar in the aggregate to those provided to employees of AdTheorent and its subsidiaries immediately prior to the closing of the Business Combination;

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customary indemnification of, and provision of insurance with respect to, former and current officers, directors, and employees, or agents of AdTheorent and its subsidiaries;

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each party’s obligation to use reasonable best efforts to consummate the Business Combination;

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each party’s obligation to effect the intended tax treatment of the Business Combination;

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MCAP’s obligation to take reasonable best efforts to (i) cause the MCAP common stock issued as consideration under the Business Combination Agreement and the MCAP common stock underlying exchanged AdTheorent options to be approved for listed on Nasdaq and (ii) ensure the MCAP Units, common stock, and warrants remain listed on Nasdaq;

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the preparation and filing by MCAP and AdTheorent of the notification required of each of them under the HSR Act in connection with the transactions contemplated by the Business Combination Agreement; and

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MCAP’s obligation to approve and adopt an incentive equity plan and employee stock purchase plan in such form as may be mutually agreed by MCAP and AdTheorent.

Conditions to Closing the Business Combination
Each party’s obligation to consummate the Business Combination is conditioned upon, among other things:
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approval of the Business Combination by MCAP stockholders;

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no law, rule, regulation, judgment, decree, executive order, or award, in each case, enacted, issued, promulgated, enforced, or entered by any governmental authority that prohibits the consummation of the transactions contemplated by the Business Combination Agreement;

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all necessary filings under the HSR Act have been completed and any applicable waiting period shall have expired or been terminated;

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the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part having become effective in accordance with the provisions of the Securities Act, no stop order having been issued by the SEC that remains in effect with respect to the Form S-4, and no proceeding for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or threatened by the SEC; and

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the delivery by each party to the other party of a certificate with respect to (i) the truth and accuracy of such party’s representations and warranties as of execution of the Business Combination

Agreement and as of the closing of the Business Combination and (ii) the performance by such party of covenants contained in the Business Combination Agreement required to by complied with by such party in all material respects as of or prior to the closing.
The obligations of MCAP, Merger Sub 1, Merger Sub 2, Merger Sub 3, and Merger Sub 4 to consummate the Business Combination are also conditioned upon, among other things:
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the accuracy of the representations and warranties of AdTheorent, H.I.G. Growth — AdTheorent Intermediate, LLC, and H.I.G. Growth — AdTheorent, LLC (subject to certain bring-down standards);

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performance of the covenants of AdTheorent, AdTheorent, H.I.G. Growth — AdTheorent Intermediate, LLC, and H.I.G. Growth — AdTheorent, LLC to be performed by such parties in all material respects as of or prior to the closing; and

•
delivery of the Registration Rights and Lock-Up Agreement and Stockholders Agreement duly executed by all parties and to such agreements.

The obligations of AdTheorent, H.I.G. Growth — AdTheorent Intermediate, LLC, and H.I.G. Growth — AdTheorent, LLC to consummate the Business Combination are also conditioned upon, among other things:
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the accuracy of the representations and warranties of MCAP, Merger Sub 1, Merger Sub 2, Merger Sub 3, and Merger Sub 4 (subject to certain bring-down standards);

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performance of the covenants of MCAP, Merger Sub 1, Merger Sub 2, Merger Sub 3, and Merger Sub 4 to be performed by such parties in all material respects as of or prior to the closing;

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no Parent Material Adverse Effect shall have occurred;

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delivery of the Registration Rights and Lock-Up Agreement and Stockholders Agreement duly executed by MCAP and MCAP Acquisition, LLC;

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the amount of cash available for the consideration to be paid under the Business Combination Agreement shall be equal to at least $140,000,000 (subject to MCAP’s option to attempt to make up Aggregate Cash Consideration shortfalls in a number of methods described herein); and

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the amount of cash available to AdTheorent as of immediately prior to the closing, including proceeds from the PIPE Financing and funds remaining in the Trust Account after Redemptions, shall be equal to at least $258,125,000.

Termination of the Business Combination Agreement
The Business Combination Agreement may be terminated at any time, but not later than the closing of the Business Combination, as follows:
•
by mutual written consent of MCAP and AdTheorent;

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by either MCAP or AdTheorent if the closing of the Business Combination has not occurred six months after the date of the Business Combination Agreement, provided that the terminating party shall not have been the principal cause of the failure to close by such date;

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by either MCAP or AdTheorent if consummation of the transactions contemplated by the Business Combination Agreement is prohibited by the terms of a final and non-appealable order, decree or ruling of a governmental entity;

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by either MCAP or AdTheorent if any of the proposal set forth herein shall fail to receive the requisite stockholder approval at the MCAP stockholder Stockholders Meeting or any adjournment or postponement thereof;

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by MCAP if the audited financial statements required to be delivered by AdTheorent under the Business Combination Agreement are not delivered by sixty days following the date of the Business Combination Agreement; and

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by either MCAP or AdTheorent if the other party has breached any of its representations, warranties or covenants, such that the closing conditions would not be satisfied at the closing, and has not cured such breach within thirty days of notice from the other party of such breach.

In the event of proper termination by any of the parties, the Business Combination Agreement will become void (other than with respect to certain surviving obligations specified in the Business Combination Agreement), without any liability on the part of any party thereto, other as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.
No Survival of Representations, Warranties and Covenants
None of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the closing of the Business Combination and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the closing of the Business Combination, and there shall be no liability after the closing of the Business Combination in respect thereof.
Waiver and Amendment of the Business Combination Agreement
The Business Combination Agreement may be amended by the parties thereto at any time prior to the closing of the Business Combination by execution of an instrument in writing signed on behalf of each of the parties, so long as no amendment that requires stockholder or member approval under applicable law shall be made without the requisite approval of those stockholders or members, as applicable.
Prior to the closing of the Business Combination, each of MCAP and AdTheorent may (i) extend the time for the performance of any obligation or other act of the other party, (ii) waive any inaccuracy in the representations and warranties of the other party and (iii) waive compliance with any agreement of the other party or any condition to its own obligations contained in the Business Combination Agreement. Any such waiver must be set forth in an instrument in writing signed on behalf of the parties to be bound thereby.
Governing Law
The Business Combination Agreement is governed by and construed in accordance with the law of the state of Delaware. With respect to disputes related to the Business Combination Agreement, each party irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware.
Expenses
Except as otherwise set forth in the Business Combination Agreement, all fees and expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the transactions are consummated.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Business Combination Agreement, which are referred to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. You are encouraged to read the Related Agreements in their entirety.
Member Support Agreement
In connection with the execution of the Business Combination Agreement, AdTheorent and certain members of AdTheorent (“Key Company Members”) entered into the Member Support Agreement in the form attached to this proxy statement/prospectus as Annex F, pursuant to which, among other things, the Key Company Members have agreed to:
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vote their AdTheorent membership interests in favor of the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement;

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the termination of AdTheorent’s operating agreement and, if applicable, any rights under any agreement between a Key Company Member and AdTheorent providing for redemption rights, put rights, purchase rights, or other similar rights not generally available to the members of AdTheorent immediately prior to the closing of the Business Combination;

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not sell, assign, transfer, lien, pledge, dispose of, or otherwise encumber any of the membership interests held by such Key Company Member, except for a sale or transfer pursuant to the Business Combination Agreement or to another member of AdTheorent party to the Member Support Agreement; and

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initiate, solicit, facilitate, encourage, enter into, negotiate, or approve any offers or proposals with respect to a proposal or offer from any person relating to a business combination involving AdTheorent, any transfer, purchase, or sale of AdTheorent membership interests, sale or other disposition of AdTheorent property and assets, or any other similar transactions.

Sponsor Support Agreement
In connection with the execution of the Business Combination Agreement, MCAP, AdTheorent, and MCAP Acquisition, LLC entered into the Sponsor Support Agreement in the form attached to this proxy statement/prospectus as Annex G, pursuant to which, among other things, MCAP Acquisition, LLC, has agreed to:
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vote all of its MCAP Class B common stock in favor of the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement;

•
take all actions reasonably necessary to consummation the transactions contemplated by the Business Combination Agreement;

•
not redeem its MCAP Class B common stock;

•
waive the anti-dilution provisions of its MCAP Class B common stock set forth in MCAP’s certificate of incorporation;

•
forfeit 551,096 of its Private Placement Warrants; and

•
subject certain of its New MCAP Stock and warrants to purchase shares of MCAP Class A common stock to an “earn-out.”

Registration Rights Agreement
Contemporaneously with the Closing, MCAP, certain MCAP Stockholders (including the Sponsor) and certain AdTheorent members (including the Key Company Members) (such stockholders, the “Holders”) will enter into a Registration Rights Agreement in the form attached to this proxy statement/prospectus as Annex H, pursuant to which, among other things, MCAP will be obligated to file a registration statement to register the resale of certain securities of MCAP held by the Holders. The Registration Rights Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.
Lock-Up Agreement
Contemporaneously with the Closing, MCAP and the Holders will enter into a Lock-up Agreement in the form attached to this proxy statement/prospectus as Annex I, which, among other things, and subject to certain exceptions, provides for the MCAP Common Stock held by the Holders to be locked-up for a period of six (6) months from the Closing Date in accordance with the terms set forth therein.
Stockholders Agreement
Contemporaneously with the Closing, MCAP, the Sponsor and certain AdTheorent members (including the Key Company Members) will enter into the Stockholders Agreement in the form attached to this proxy statement/prospectus as Annex J, which will provide, among other things, that the post-Closing board of directors of MCAP will consist of nine (9) directors. Additionally, the Stockholders Agreement will provide that three (3) directors are to be independent directors, four (4) directors are to be nominated by H.I.G. (the “H.I.G. Designees”) for so long as H.I.G. Beneficially Owns 20% or more of the outstanding shares of Common Stock of AdTheorent, three (3) directors are to be nominated by H.I.G. for so long as H.I.G. Beneficially Owns 15% or more (but less than 20%) of the outstanding shares of Common Stock of AdTheorent, two (2) directors are to be nominated by H.I.G. for so long as H.I.G. Beneficially Owns 10% or more (but less than 15%) of the outstanding shares of Common Stock of AdTheorent, and one (1) director nominated by H.I.G. for so long as H.I.G. Beneficially Owns 5% or more (but less than 10%) of the outstanding shares of Common Stock of AdTheorent. In addition, the Stockholders Agreement will provide for one (1) director to be nominated by Sponsor (the “Sponsor Designee” and together with the H.I.G. Designees, the “Designees”) for so long as Sponsor and its Affiliates Beneficially Own 1% or more of the outstanding shares of Common Stock of AdTheorent.
Subscription Agreements
MCAP obtained commitments from certain investors (each, a “Subscriber”) to purchase shares of MCAP Class A common stock (such shares, collectively, “Subscription Shares”) in an aggregate value of $121,500,000 (as of the date hereof), representing 12,150,000 Subscription Shares at a price of $10.00 per share. The purpose of the sale of the Subscription Shares is to raise additional capital for use in connection with the Transactions and to meet the minimum cash requirements provided in the Business Combination Agreement. The closing of the sale of the Subscription Shares pursuant to the Subscription Agreement in the form attached to this proxy statement/prospectus as Annex K is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REDEMPTION RIGHTS AND THE COMPANY MERGERS
Subject to the qualifications, assumptions and limitations set forth below and in the opinion attached as Exhibit 8.1 to the Registration Statement of which this proxy statement/prospectus forms a part, the statements of law and legal conclusions set forth below represent the opinion of Greenberg Traurig, LLP insofar as it expresses conclusions as to the application of U.S. federal income tax law. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.
The following is a discussion of the material U.S. federal income tax consequences for (i) holders of MCAP Common Stock that elect to have their MCAP Common Stock redeemed for cash if the Business Combination is completed and (ii) holders of AdTheorent Capital Stock who exchange their AdTheorent Capital Stock for MCAP Common Stock in the Company Mergers. This discussion applies only to shares of MCAP Common Stock or AdTheorent Capital Stock, as the case may be, held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, with respect to the redemption of MCAP Common Stock, the discussion is applicable only to holders who purchased MCAP Common Stock in the IPO. In addition, this discussion does not address the U.S. federal income tax consequences to persons who actually or constructively own both MCAP Common Stock and AdTheorent Capital Stock immediately prior to the Business Combination. The application and the consequences of the rules described below to persons who own shares of both MCAP Common Stock and AdTheorent Capital Stock immediately prior to the Business Combination may differ from the application and the consequences of such rules to persons who own solely MCAP Common Stock or AdTheorent Capital Stock immediately prior to the Business Combination. Persons who own shares of MCAP Common Stock and AdTheorent Capital Stock immediately prior to the Business Combination should consult their tax advisors regarding the application and the consequences of the rules below to them in light of their particular circumstances.
This discussion does not address all U.S. federal income tax consequences that may be relevant to your particular circumstances, including the impact of the tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:
•
U.S. expatriates and former citizens or long-term residents of the United States;

•
persons subject to the alternative minimum tax;

•
persons holding MCAP Common Stock or AdTheorent Capital Stock as part of a hedge, straddle or other risk reduction strategy or as part of a redemption or conversion transaction or other integrated transaction;

•
persons that acquired MCAP Common Stock or AdTheorent Capital Stock pursuant to an exercise of employee stock options, in connection with employee share incentive plans or otherwise as compensation;

•
persons who hold shares that constitute small business stock within the meaning of Section 1202 of the Code;

•
banks, insurance companies and other financial institutions;

•
brokers, dealers or traders in securities;

•
“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•
tax-exempt organizations or governmental organizations;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to MCAP Common Stock or AdTheorent Capital Stock being taken into account in an applicable financial statement;

•
U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•
regulated investment companies (RICs) or real estate investment trusts (REITs);

•
tax-qualified retirement plans; and

•
“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of MCAP Common Stock or AdTheorent Capital Stock, as the case may be, who or that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States,

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•
an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of MCAP Common Stock or AdTheorent Capital Stock, as the case may be, who or that is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
U.S. Federal Income Tax Considerations of the Redemption to the Holders of MCAP Common Stock
The statements of law and legal conclusions set forth below represent the opinion of Greenberg Traurig, LLP. The following does not purport to be a complete analysis of all potential tax effects stemming from the completion of the Business Combination that are associated with certain redemptions of MCAP Common Stock. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. MCAP has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.
Holders of MCAP Common Stock who do not exercise their redemption rights will not be selling, exchanging, or otherwise transferring their MCAP Common Stock as described in this section. MCAP did not obtain a tax opinion regarding the U.S. federal income tax consequences of the redemption of MCAP Common Stock.

U.S. Holders
Redemption of MCAP Common Stock.   In the event that a U.S. holder’s MCAP Common Stock is redeemed pursuant to the redemption provisions described in the section entitled “The Stockholders Meeting of MCAP Stockholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the MCAP Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of the MCAP Common Stock, the U.S. holder will be treated as described under “— U.S. Holders — Gain or Loss on Redemption Treated as a Sale of MCAP Common Stock” below. If the redemption does not qualify as a sale of the MCAP Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “— U.S. Holders — Taxation of Redemption Treated as a Distribution.”
Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. holder owns any of MCAP’s stock following the redemption (including any stock treated as constructively owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities), and if so, the total number of shares of MCAP’s Common Stock held by the U.S. holder both before and after the redemption (including any stock constructively treated as owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities) relative to all of shares of MCAP Common Stock outstanding both before and after the redemption. The redemption of MCAP Common Stock generally will be treated as a sale of the MCAP Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in MCAP or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of MCAP Common Stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include MCAP Common Stock that could be acquired pursuant to the exercise of the warrants. Moreover, any MCAP Common Stock that a U.S. holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.
In order to meet the substantially disproportionate test, the percentage of MCAP’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of MCAP Common Stock must, among other requirements, be less than 80% of the percentage of MCAP’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of MCAP Common Stock and the shares of MCAP Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of MCAP’s capital stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of MCAP’s capital stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of MCAP Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in MCAP. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in MCAP will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.
If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “— U.S. Holders — Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed MCAP Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.
Gain or Loss on Redemption Treated as a Sale of MCAP Common Stock.   If the redemption qualifies as a sale of MCAP Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized in the redemption and the U.S. holder’s adjusted tax basis in its disposed of MCAP Common Stock. The amount realized is the sum of the amount of cash and the fair market value of any property received and a U.S. holder’s adjusted tax basis in its MCAP Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes.
Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the MCAP Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the MCAP Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Taxation of Redemption Treated as a Distribution.   If the redemption does not qualify as a sale of MCAP Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.
Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in MCAP Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the MCAP Common Stock as described under “— U.S. Holders — Gain or Loss on Redemption Treated as a Sale of MCAP Common Stock” above.
Dividends (including constructive dividends paid pursuant to a redemption of MCAP Common Stock) MCAP pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a redemption of MCAP Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends MCAP pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the MCAP Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Information Reporting and Backup Withholding.   In general, information reporting requirements will generally apply to dividends (including constructive dividends paid pursuant to a redemption of MCAP Common Stock) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of MCAP Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.
Non-U.S. Holders
Redemption of MCAP Common Stock.   The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s MCAP Common Stock pursuant to the redemption provisions described in the section entitled “The Stockholders Meeting of MCAP Stockholders — Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a

U.S. holder’s MCAP Common Stock, as described under “U.S. Holders — Redemption of MCAP Common Stock” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “Non-U.S. Holders — Gain on Redemption Treated as a Sale of MCAP Common Stock” and “Non-U.S. Holders — Taxation of Redemption Treated as a Distribution,” as applicable.
Gain on Redemption Treated as a Sale of MCAP Common Stock.   A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of MCAP Common Stock unless:
•
the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•
the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held MCAP Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of MCAP Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of MCAP Common Stock (MCAP would be treated as a buyer with respect to a redemption of MCAP Common Stock) may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. MCAP believes that it is not, and has not been at any time since its formation, a “United States real property holding corporation.”
Taxation of Redemption Treated as a Distribution.   If the redemption does not qualify as a sale of MCAP Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from MCAP’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of MCAP’s current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in MCAP Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the MCAP Common Stock and will be treated as described under “Non-U.S. Holders — Gain on Redemption Treated as a Sale of MCAP Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation).
If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such

Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Information Reporting and Backup Withholding.   Payments of dividends (including constructive dividends received pursuant to a redemption of MCAP Common Stock) on MCAP Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on MCAP Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of MCAP Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of MCAP Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
FATCA Withholding Taxes.   Sections 1471 to 1474 of the Code (such sections commonly referred to as “FATCA”) impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on MCAP Common Stock to stockholders that fail to meet prescribed information reporting or certification requirements. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and “non-financial foreign entities” unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interest in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution or a non-financial foreign entity generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of MCAP Common Stock.
U.S. Federal Income Tax Considerations of the Company Mergers for AdTheorent Members
The statements below regarding the law and legal conclusions set forth below represent the opinion of Greenberg Traurig, LLP. The following is a discussion of the material U.S. federal income tax consequences for holders who exchange their AdTheorent Capital Stock for MCAP Common Stock and cash in the Company Mergers. This discussion applies only to shares of AdTheorent Capital Stock held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). The following does not discuss the U.S. federal income tax consequences of the Blocker Mergers.
The following does not purport to be a complete analysis of all potential tax effects for holders of AdTheorent Capital Stock stemming from the completion of the Company Mergers. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Neither MCAP nor AdTheorent has sought and neither of them will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.
Characterization of the Company Mergers
Subject to the discussion below, it is the opinion of Greenberg Traurig, LLP that the Company Mergers, taken together, should constitute an integrated transaction that qualifies for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code; however, if the amount of cash (or other consideration other than MCAP Common Stock) paid to the AdTheorent equityholders exceeds 60% of the total value of the aggregate consideration paid to the AdTheorent equityholders in connection with the Company Mergers, the Company Mergers will not qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Such qualification involves uncertainty because it assumes facts and representations that cannot be confirmed until after the Closing, including the number of AdTheorent equityholders, if any, who exercise appraisal rights in connection with the Company Mergers. The parties to the BCA have agreed to report the Company Mergers in accordance with such qualification for all tax purposes (unless otherwise required by a judicial or administrative determination). In the Business Combination Agreement, each of MCAP and AdTheorent agrees not to take any action that would reasonably be expected to cause the Company Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations. Qualification of the Company Mergers as a reorganization will depend on the relevant facts at the time of the Company Mergers and satisfaction of applicable requirements, including a requirement that the fair market value of MCAP Common Stock issued in the Company Mergers determined as of the Effective Time equals at least 40% or more of the fair market value of the total consideration issued in connection with the Company Mergers. For this purpose, the total consideration issued in connection with the Company Mergers includes the fair market value determined as of the Effective Time of MCAP Common Stock issued in the Company Mergers, the Aggregate Cash Consideration, and the amount paid (if any) with respect to AdTheorent member appraisal rights with funds provided by MCAP. The fair market values as of the Effective Time of the MCAP Common Stock issued in connection with the Company Mergers and the amounts paid with respect to AdTheorent member appraisal rights and satisfaction of the foregoing 40% requirement cannot be determined with certainty until after the Effective Time and all payments (if any) with respect to AdTheorent member appraisal rights are made. The opinion of Greenberg Traurig, LLP regarding qualification of the Company Mergers as a reorganization assumes that the foregoing 40% requirement will be satisfied. If the foregoing 40% requirement is not satisfied, the Company Mergers would not qualify as a reorganization.
MCAP will receive the opinion from Greenberg Traurig, LLP as described above to the effect that the Company Mergers, taken together, should constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes (subject to the assumptions described above); however, the Company Mergers will occur even if it does not so qualify.
U.S. Federal Income Tax Consequences for U.S. Holders
Assuming the Company Mergers are treated as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. holders of AdTheorent Capital Stock will be as follows:
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a U.S. holder will not recognize gain or loss upon the exchange of AdTheorent Capital Stock for MCAP Common Stock pursuant to the Company Mergers, provided that a U.S. holder that receives cash or property other than MCAP Common Stock in exchange for its AdTheorent Capital Stock will recognize gain equal to the lesser of (i) such U.S. holder’s amount realized upon the exchange, and (ii) the fair market value of the cash and/or property other than MCAP Common Stock received upon the exchange;
•
a U.S. holder’s aggregate tax basis for the shares of MCAP Common Stock received in the Company Mergers will equal the U.S. holder’s aggregate tax basis in the shares of AdTheorent Capital Stock surrendered in the Company Mergers, decreased by the fair market value of any cash and/or property other than MCAP Common Stock received in the Company Mergers, and increased by the amount of any gain recognized pursuant to the Company Mergers; and

•
the holding period of the shares of MCAP Common Stock received by a U.S. holder in the Company Mergers will include the holding period of the shares of AdTheorent Capital Stock surrendered in exchange therefor.

For purposes of the above discussion regarding the determination of the bases and holding periods for shares of MCAP Common received in the Company Mergers, U.S. holders who acquired different blocks of AdTheorent Capital Stock at different times for different prices must calculate their bases and holding periods in their shares of AdTheorent Capital Stock separately for each identifiable block of such stock exchanged in the Company Mergers.
As provided in Treasury Regulations Section 1.368-3(d), each U.S. holder who receives shares of MCAP Common Stock in the Company Mergers is required to retain permanent records pertaining to the Company Mergers, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Additionally, U.S. holders who owned immediately before completion of the Company Mergers at least 1% (by vote or value) of the total outstanding stock of AdTheorent are required to attach a statement to their tax returns for the year in which the Company Mergers are completed that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the U.S. holder’s tax basis in and fair market value of such U.S. holder’s AdTheorent equity interests surrendered in the Company Mergers, the date of completion of the Company Mergers and the name and employer identification number of each of AdTheorent and MCAP.
If the Company Mergers fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and is a taxable transaction, then a U.S. holder would recognize gain or loss upon the exchange of the holder’s shares of AdTheorent Capital Stock for shares of MCAP Common Stock equal to the difference between the fair market value, at the time of the exchange, of the MCAP Common Stock received in the Company Mergers and such U.S. holder’s tax basis in the shares of AdTheorent Capital Stock surrendered in the Company Mergers. Such gain or loss would be long-term capital gain or loss if the AdTheorent Capital Stock was held for more than one year at the time of the Company Mergers. In addition, the U.S. holder’s aggregate tax basis in the shares of MCAP Common Stock and received in the Company Mergers would equal their fair market value at the time of the closing of the Company Mergers, and the U.S. holder’s holding period of such shares of MCAP Common would commence the day after the closing of the Company Mergers.
U.S. Federal Income Tax Consequences for Non-U.S. Holders
The U.S. federal income tax consequences of the Company Mergers for Non-U.S. holders of AdTheorent Capital Stock will generally be the same as for U.S. holders except as noted below.
Non-U.S. holders will not be subject to U.S. federal income tax on any gain recognized as a result of the Company Mergers unless:
•
the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

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the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Company Mergers and certain other requirements are met; or

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AdTheorent is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Company Mergers or the period that the Non-U.S. holder held AdTheorent Capital Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
If the third bullet point above applied to a Non-U.S. holder, any gain recognized by such holder with respect to such holder’s AdTheorent Capital Stock as a result of the Company Mergers would be subject to tax at generally applicable U.S. federal income tax rates and a U.S. federal withholding tax could apply. However, AdTheorent believes that it is not, and has not been at any time since its formation, a “United States real property holding corporation.”

PROPOSAL NO. 2 — THE CHARTER AMENDMENT PROPOSAL
Overview
MCAP’s stockholders are being asked to approve and adopt, assuming the Business Combination Proposal is approved and adopted, the Proposed Charter, which, if approved, would take effect upon the Closing, which is attached to this proxy statement/prospectus as Annex B.
If the Business Combination Proposal is approved and the business combination is to be consummated, MCAP will adopt the Proposed Charter to:
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upon completion of the business combination and the conversion of the Class B common stock into Class A common stock, increase the authorized capital stock of MCAP from 221,000,000 shares, consisting of 200,000,000 shares of Class A common stock, 20,000,000 shares of Class B common stock and 1,000,000 shares of undesignated preferred stock, to 370,000,000 shares, consisting of 350,000,000 shares of common stock and 20,000,000 shares of preferred stock;

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provide for the waiver of the corporate opportunity doctrine with respect to H.I.G., any investment funds or entities controlled or advised by H.I.G. and non-employee directors;

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provide that the board of directors of MCAP be divided into three classes with only one class of directors being elected each year and each class serving three year terms;

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change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, to amend the Proposed Charter;

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change the stockholder vote required from the affirmative vote of the holders of at least a majority of the outstanding common stock entitled to vote thereon to the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding voting stock entitled to vote thereon for the removal of directors; and

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provide for certain additional changes, including, among other things, (a) changing the post-business combination company’s corporate name from “MCAP Acquisition Corporation” to “AdTheorent Holding Company, Inc.” and (b) removing certain provisions related to MCAP’s status as a blank check company that will no longer apply upon consummation of the business combination, all of which the MCAP Board believes are necessary to adequately address the needs of the post-business combination company.

Reasons for the Approval of the Charter Amendment Proposal
In the judgment of the MCAP Board, the Proposed Charter is necessary to address the needs of MCAP following the business combination. In particular:
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The Proposed Charter is intended to provide adequate authorized share capital to (a) accommodate the conversion of the outstanding shares of Class B common stock into shares of Class A common stock in connection with the business combination, the issuance of shares of common stock in the PIPE Financing and pursuant to the Incentive Plan and (b) provide flexibility for future issuances of common stock and preferred stock if determined by the MCAP Board to be in the best interests of the post-combination company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

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Pursuant to the Stockholders Agreement, the Blocker Member and the Sponsor will have certain rights to designate directors to the MCAP Board. For additional information, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Stockholders Agreement.”

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The MCAP Board believes that revising the existing waiver of the corporate opportunity doctrine so that such waiver excludes only H.I.G., any investment funds or entities controlled or advised by H.I.G. and non-employee directors reflects a desirable and appropriate change in corporate governance for MCAP as it will no longer be a special purpose acquisition company and, as a result, a reasonable limitation on the advance waiver of business opportunities reflecting the changed circumstances of MCAP following the business combination is in the best interests of MCAP and its stockholders.
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The MCAP Board believes that the classification of the board of directors is in the best interest of the post-combination company because it is designed to assure the continuity and stability of the MCAP Board’ leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with MCAP and, therefore, will be familiar with its business and operations. The MCAP Board also believes that this classification will assist the MCAP Board in protecting the interests of our stockholders in the event of an unsolicited offer to the MCAP Board by encouraging any potential acquirer to negotiate directly with the MCAP Board.

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The MCAP Board believes that limiting the ability of stockholders to act by written consent after the time that H.I.G. no longer beneficially owns at least 30% of the voting power of the then-outstanding common stock is appropriate to protect MCAP from unwarranted attempts to gain corporate control. Prohibiting stockholders from taking action by written consent can limit unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a stockholder meeting called and held in accordance with the Proposed Charter and amended and restated bylaws.

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The MCAP Board believes that supermajority voting requirements are appropriate to protect all stockholders of MCAP against the potential self-interested actions by one or a few large stockholders after the business combination, if H.I.G. ceases to beneficially own at least 30% of the then-outstanding common stock. In reaching this conclusion, the MCAP Board is cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of shares of common stock following the business combination, particularly after the time H.I.G. ceases to beneficially own at least 30% of the then-outstanding common stock. The MCAP Board further believes that going forward, if, and after, H.I.G. ceases to beneficially own at least 30% of the then-outstanding common stock, a supermajority voting requirement encourages the person seeking control of MCAP to negotiate with the MCAP Board to reach terms that are appropriate for all stockholders.

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The MCAP Board believes the Proposed Charter is appropriate to adequately update the Current Charter for the post-combination company, because it will eliminate obsolete language that will no longer be applicable following the consummation of the business combination and make such other changes that are more appropriate for a public operating company.

Vote Required for Approval
The approval of the Charter Amendment Proposal requires the affirmative vote of (i) holders of a majority of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class, entitled to vote thereon at the Stockholders Meeting and (ii) holders of a majority of the outstanding shares of Class B common stock, voting separately as a single class, entitled to vote thereon at the Stockholders Meeting. Abstentions, broker non-votes or the failure to vote on this proposal, will have the same effect as a vote “AGAINST” this proposal.
The Charter Amendment Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Charter Amendment Proposal will have no effect, even if approved by our public stockholders.
Recommendation of the MCAP Board
THE MCAP BOARD UNANIMOUSLY RECOMMENDS THAT MCAP’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.
The existence of financial and personal interests of MCAP’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of MCAP and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NOS. 3A-3H — THE ADVISORY CHARTER PROPOSALS
Overview
MCAP is asking its stockholders to vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the Proposed Charter. These proposals are being presented in accordance with SEC guidance and will be voted upon on an advisory basis and are not binding on MCAP or the MCAP Board (separate and apart from the approval of the charter amendment proposal). In the judgment of the MCAP Board, these provisions are necessary to adequately address the needs of the combined company. Furthermore, the business combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Amendment Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposals, MCAP intends that the Proposed Charter will take effect upon consummation of the business combination (assuming approval of the Charter Amendment Proposal).
Advisory Charter Proposals
The following table sets forth a summary of the governance provisions applicable to the Advisory Charter Proposals. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.
Advisory Charter Proposal	Current Charter	Proposed Charter
Advisory Proposal A — Changes in Share Capital	The Current Charter authorizes 221,000,000 shares, consisting of (a) 220,000,000 shares of common stock, including 200,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock and (b) 1,000,000 shares of preferred stock.	The Proposed Charter would authorize 370,000,000 shares, consisting of (a) 350,000,000 shares of common stock and (b) 20,000,000 shares of preferred stock.
Advisory Proposal B — Amendments to the Terms of the Class B Common Stock	Prior to the business combination, shares of Class B common stock are identical to shares of Class A common stock, and holders of shares of Class B common stock have the same stockholder rights as shares of Class A common stock, except that (i) the shares of Class B common stock are subject to certain transfer restrictions, (ii) MCAP’s officers and directors and the initial stockholders have entered into a letter agreement with MCAP’s, pursuant to which they have agreed to waive certain redemption and liquidation rights, (iii) shares of Class B common stock will automatically convert into shares of Class A common stock at the business combination on a one-for-one basis and (iv) are entitled to registration rights. See “Description of Securities — Capital Structure Prior to the Business Combination — Common Stock — Founder Shares.”	The Proposed Charter does not delineate classes of common stock. The Proposed Charter only provides for shares of common and preferred stock.
Advisory Proposal C — Changes in Connection with Corporate Opportunity Doctrine	The Current Charter provides for the waiver of the corporate opportunity doctrine with respect to any officer or director of MCAP unless such	The Proposed Charter provides for the waiver of the corporate opportunity doctrine with respect to H.I.G. and its affiliates and any

Advisory Charter Proposal	Current Charter	Proposed Charter
	opportunity is expressly offered to such person in his or her capacity as a director or officer and such opportunity is one MCAP is legally and contractually permitted to undertake and would otherwise be reasonable for MCAP to pursue, and to the extent the director or officer is permitted to refer that opportunity to MCAP without violating another legal obligation.	Non-Employee Director or his or her affiliates.
Advisory Proposal D — Changes Relating to the Stockholders Agreement	The Current Charter does not contain provisions subjecting certain amendments to and certain actions under the Current Charter to any stockholders agreement.
The Proposed Charter provides that certain actions under the Proposed Charter relating to the nomination and election of directors are subject to the Stockholders Agreement.
Pursuant to the Stockholders Agreement, the Blocker Member and the Sponsor will have certain rights to designate directors to the combined company’s board of directors. For additional information, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Stockholders Agreement.”

Advisory Proposal E — Stockholder Action by Written Consent	The Current Charter provides that any action required or permitted to be taken by the stockholders of MCAP must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to Class B Common Stock with respect to which action may be taken by written consent.	The Proposed Charter provides that any action required or permitted to be taken by the stockholders of the combined company must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.
Advisory Proposal F — Required Vote to Amend Certain Provisions of the Proposed Charter	The Current Charter provides that, with limited exceptions, amendments to the Current Charter require the affirmative vote of the holders of a majority of the voting power of MCAP’s outstanding common stock entitled to vote thereon.	The Proposed Charter provides that amendments to the Proposed Charter will require the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock of the combined company entitled to vote, voting together as a single class.
Advisory Proposal G — Required Vote for the Removal of Directors	The Current Charter provides that directors may be removed by the affirmative vote of the holders a majority of MCAP’s outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.	The Proposed Charter provides that directors may be removed by the affirmative vote of the holders of at least 66 2/3% of voting stock of the combined company entitled to vote at an election of directors.

Advisory Charter Proposal	Current Charter	Proposed Charter
Advisory Proposal H — Changes in Connection with Adoption of the Proposed Charter	The Current Charter contains various provisions applicable only to blank check companies.	The Proposed Charter would (i) change the post-business combination company’s corporate name from “MCAP Acquisition Corporation” to “AdTheorent Holding Company, Inc.” and make the Company’s corporate existence perpetual and (ii) remove certain provisions related to MCAP’s status as a blank check company that will no longer apply upon consummation of the business combination.
Reasons for the Approval of the Advisory Charter Proposals
Advisory Charter Proposal A — Changes in Share Capital
The Proposed Charter is intended to provide adequate authorized share capital to (a) accommodate the conversion of the outstanding shares of Class B common stock into shares of common stock in connection with the business combination, the issuance of shares of common stock in the PIPE Financing and pursuant to the Incentive Plan and the future conversion of outstanding warrants and shares of Class B common stock into shares of common stock and (b) provide flexibility for future issuances of common stock and preferred stock if determined by the combined company’s board of directors to be in the best interests of the post-combination company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Advisory Charter Proposal B — Amendment to the Terms of the Class B Common Stock
At the closing of the Business Combination, all shares of MCAP Class B common stock will automatically convert into shares of MCAP Class A common stock. Following the conversion, there will only be shares of Class A common stock outstanding, so the MCAP board of directors thinks it is best to reclassify all shares of Class A common stock and Class B common stock as “common stock.”
Advisory Charter Proposal C — Changes in Connection with Corporate Opportunity Doctrine
The MCAP Board believes that revising the existing waiver of the corporate opportunity doctrine so that such waiver excludes only directors, officers, principals, partners, members, managers, employees, agents and other representatives of H.I.G. and its affiliates reflects a desirable and appropriate change in corporate governance for the company as it will no longer be a special purpose acquisition company, and, as a result, a reasonable limitation on the advance waiver of business opportunities reflecting the changed circumstances of MCAP following the business combination is in the best interests of MCAP and its stockholders.
Advisory Charter Proposal D — Changes Relating to the Stockholders Agreement
Pursuant to the Stockholders Agreement, the Blocker Member and the Sponsor will have certain rights to designate directors to the combined company’s board of directors. For additional information, see “The Business Combination Proposal — Related Agreements — Stockholders Agreement.” The MCAP Board believes that advisory charter proposal D is necessary to ensure that the terms of the Proposed Charter do not conflict with the rights granted under the Stockholders Agreement.
Advisory Charter Proposal E — Stockholder Action by Written Consent
The MCAP Board believes that prohibiting stockholder action by written consent is a prudent corporate governance measure to reduce the possibility that a block of stockholders could take corporate actions without the benefit of a stockholder meeting to consider important corporate issues.

Advisory Charter Proposal F and G — Required Vote to Amend Certain Provisions of the Proposed Charter and Required Vote for the Removal of Directors
The MCAP Board believes that supermajority voting requirements described in advisory charter proposals F and G are appropriate to protect all stockholders of MCAP against the potential self-interested actions by one or a few large stockholders after the business combination. In reaching this conclusion, the MCAP Board is cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of shares of common stock following the business combination.
Advisory Charter Proposal H — Changes in Connection with Adoption of the Proposed Charter
The MCAP Board believes that changing the post-business combination corporate name from “MCAP Acquisition Corporation” to “AdTheorent Holding Company, Inc.” and making the post-business combination company’s corporate existence perpetual is desirable to reflect the business combination with AdTheorent and to clearly identify the post-business combination company as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and our board of directors believes that it is the most appropriate period for the company following the business combination.
Furthermore, our board of directors has determined it is in the best interest of MCAP to eliminate provisions specific to its status as a blank check company. This deletion is desirable because these provisions will serve no purpose following consummation of the business combination. For example, these proposed amendments remove the requirement to dissolve MCAP and allow MCAP to continue as a corporate entity with perpetual existence following consummation of the business combination. Perpetual existence is the usual period of existence for corporations, and the MCAP Board believes it is the most appropriate period for the company following the business combination.
Vote Required for Approval
The approval of each Advisory Charter Proposal, each of which is a non-binding vote, requires the affirmative vote for the proposal by the holders of a majority of the issued and outstanding shares of MCAP common stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy at the Stockholders Meeting and entitled to vote thereon, voting as a single class. Failure to vote by proxy or to vote in person (online) at the Stockholders Meeting or an abstention from voting will have no effect on the outcome of the vote on the Advisory Charter Proposals.
As discussed above, the Advisory Charter Proposals are advisory votes and therefore are not binding on MCAP or the MCAP Board. Furthermore, the business combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Amendment Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, MCAP intends that the Proposed Charter will take effect upon consummation of the business combination (assuming approval of the charter amendment proposal).
Recommendation of the MCAP Board
THE MCAP BOARD UNANIMOUSLY RECOMMENDS THAT MCAP’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY CHARTER PROPOSALS.
The existence of financial and personal interests of MCAP’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of MCAP and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 4 — THE ELECTION OF DIRECTORS PROPOSAL
Overview
Currently, the MCAP Board consists of eight members with each director holding office for a three-year term.
Assuming the condition precedent proposals are approved and adopted, stockholders are being asked to elect nine directors to serve staggered terms on our board of directors until the 2022, 2023 and 2024 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.
Pursuant to the Stockholders Agreement, H.I.G. will have the right to designate up to four directors to the MCAP Board, the Sponsor will have the right to designate up to one director to the MCAP Board, three directors will be independent and one director will serve as the Chief Executive Officer (the “CEO Director”) of MCAP. Initially, H.I.G. has designated Danielle Qi, Eric Tencer, John Black and Richard Boghosian, the Sponsor has designated Zia Uddin, the three independent directors will be Ben Tatta, Vineet Mehra and Kihara Kiarie and the CEO Director will be James Lawson. See “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Stockholders Agreement.”
Director Nominees
Pursuant to the Business Combination Agreement, the Stockholders Agreement and the Proposed Charter, MCAP will expand the size of its board of directors from eight directors to nine directors. The MCAP Board has nominated each of Danielle Qi, Eric Tencer, John Black, Richard Boghosian, James Lawson, Zia Uddin, Ben Tatta, Vineet Mehra and Kihara Kiarie to serve as directors of MCAP, with Ben Tatta, John Black and Danielle Qi to serve as Class I directors; Vineet Mehra, Richard Boghosian and Zia Uddin to serve as Class II directors; and Kihara Kiarie, Eric Tencer and James Lawson to serve as Class III directors.
Information for each nominee is set forth in the section entitled “Management of MCAP Following the Business Combination.”
Vote Required for Approval
The election of each of the director nominees pursuant to the director election proposal, assuming a quorum is present, requires the affirmative vote of the holders of a plurality of the outstanding Founder Shares, who, being present in person (online) or by proxy and entitled to vote at the Stockholders Meeting on the election of directors, vote at the Stockholders Meeting, voting together as a single class. This means that a director nominee will be elected if such director receives more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of such nominee. Failure to vote by proxy or to vote in person at the Stockholders Meeting and abstentions will have no effect on the vote since a plurality of the votes cast is required for the election of the director nominee. Cumulative voting is not permitted in the election of directors.
The director election proposal is conditioned on the approval of the condition precedent proposals. Therefore, if the condition precedent proposals are not approved, the director election proposal will have no effect, even if approved by our public stockholders.
Recommendation of the MCAP Board
THE MCAP BOARD UNANIMOUSLY RECOMMENDS THAT MCAP’S STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL NO. 5 — THE LONG-TERM INCENTIVE PLAN PROPOSAL
Background of the Long-Term Incentive Plan
The MCAP Board is asking stockholders to approve the MCAP 2021 Long-Term Incentive Plan (the “Long-Term Incentive Plan”). If the Long-Term Incentive Plan is approved by our stockholders, the Long-Term Incentive Plan will become effective upon the date of the Closing and we will be authorized to grant awards to eligible service providers as described below. If the Long-Term Incentive Plan is not approved by our stockholders, the Long-Term Incentive Plan will not become effective and we will not be able to grant equity awards under the Long-Term Incentive Plan. Additionally, we believe our ability to recruit and retain top talent will be adversely affected if the Long-Term Incentive Plan is not approved.
Summary of the Long-Term Incentive Plan
MCAP stockholders are being asked to approve the Long-Term Incentive Plan, as summarized below. The following summary is not a complete statement of the Long-Term Incentive Plan and is qualified in its entirety by reference to the complete text of the Long-Term Incentive Plan, a copy of which is attached hereto as Annex D. MCAP stockholders should refer to the Long-Term Incentive Plan for more complete and detailed information about the terms and conditions of the Long-Term Incentive Plan. In the event of a conflict between the information in this description and the terms of the Long-Term Incentive Plan, the Long-Term Incentive Plan shall control. Unless the context otherwise requires, references in this summary description to “we,” “us” and “our” generally refer to MCAP Acquisition Corporation in the present tense or the Post-Combination Company from and after the Business Combination.
Purpose.   The purpose of the Long-Term Incentive Plan is to attract and retain the best available personnel to ensure our success and accomplish our goals, to incentivize our employees, directors, and consultants with long-term equity-based compensation to align their interests with the interests of our stockholders and to promote the success of our business. We believe that the equity-based awards to be issued under the Long-Term Incentive Plan will motivate award recipients to offer their maximum effort to us and help focus them on the creation of long-term value consistent with the interests of our stockholders. MCAP believes that grants of incentive awards are necessary to enable us to attract and retain top talent.
Awards.   The Long-Term Incentive Plan provides for the grant incentive stock options, within the meaning of Section 422 of the Code (“ISOs”), to our employees and employees of our parent and subsidiary corporations, and for the grant of options which do not qualify as ISOs (“NSOs”), share appreciation rights, restricted or unrestricted share awards, restricted share unit awards (“RSUs”), deferred share units (“DSUs”), and dividend equivalent rights to our employees, directors and consultants and any of our affiliates’ employees, directors and consultants. At the closing of the Business Combination, the Company estimates that there will be approximately 280 employees, including two executive officers, as well as eight non-employee directors eligible to be granted awards under the Long-Term Incentive Plan.
Authorized Shares.   Initially, the maximum number of shares of our common stock that may be issued under our Long-Term Incentive Plan after it becomes effective will be approximately 10,131,638 shares of our common stock. The number of shares of our common stock that will be reserved for issuance under the Long-Term Incentive Plan will automatically increase on January 1 of each year for a period of up to ten years, beginning on the first January 1 following the IPO Date and continuing through January 1, 2031, by the lesser of (i) 5% of the total number of shares of our common stock outstanding on December 31 of the immediately preceding year, or (ii) such smaller number of shares of our common stock as is determined by our board of directors. However, before the date of any such increase, our board of directors may determine that that there will be no annual increase or that such increase will be less than the amount set forth in the preceding sentence. The maximum number of shares of our common stock that may be issued on the exercise of ISOs under our Long-Term Incentive Plan is approximately 10,131,638 shares. Shares issuable pursuant to the Long-Term Incentive Plan may be authorized, but unissued, or reacquired shares of our common stock.
Shares subject to awards granted under our Long-Term Incentive Plan that expire or terminate without being exercised in full will not reduce the number of shares available for issuance under our Long-Term Incentive Plan to the extent such awards were not exercised. Shares withheld under an award to satisfy the exercise, strike or purchase price of an award or to satisfy a tax-withholding obligation will not reduce the number of shares that will be available for issuance under our Long-Term Incentive Plan. If any shares of our common stock issued pursuant to an award are forfeited back to or repurchased or reacquired by us (i) because of a failure to meet a contingency or condition required for the vesting of such shares, (ii) to pay the exercise price of an award or (c) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under our Long-Term Incentive Plan. The closing price of a share of MCAP Common Stock on November 26, 2021 was $9.95 per share.
Plan Administration.   Our board of directors, or a duly authorized committee of our board of directors, will administer our Long-Term Incentive Plan. Our board of directors may delegate to one or more of our officers the authority to grant awards (to eligible persons other than themselves) based on forms approved by the administrator. Subject to the provisions of our Long-Term Incentive Plan, the administrator has the power to administer our Long-Term Incentive Plan and make all determinations deemed necessary or advisable for administering the Long-Term Incentive Plan, including, but not limited to, the power to determine the fair market value of our common stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the Long-Term Incentive Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which the awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto), and construe and interpret the terms of our Long-Term Incentive Plan and awards granted under thereunder. The Long-Term Incentive Plan provides that the administrator may not reprice underwater options, other than an adjustment to reflect certain changes to our capital structure as described below, or exchange such options for cash or another award, without stockholder approval.
Options.   The administrator will determine the exercise price for ISOs and NSOs, subject to the terms and conditions of our Long-Term Incentive Plan, except that the exercise price of an option generally will generally not be less than 100% of the fair market value of our common stock on the date of grant. Options granted under our Long-Term Incentive Plan will vest at the rate specified in the award agreement as determined by the administrator.
The administrator will determine the term of options granted under our Long-Term Incentive Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s award agreement, or other written agreement between us and the recipient, provide otherwise, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of common stock issued upon the exercise of an option will be determined by the administrator and may include (i) cash or check; (ii) the tender of shares of our common stock previously owned by the optionholder; (iii) a net exercise of the option; (iv) a broker-assisted cashless exercise; (v) any combination of the foregoing methods; or (vi) any other form of legal consideration approved by the administrator.
Tax Limitations on ISOs.   The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an employee during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations (a “10% stockholder”) unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant; and (ii) the term of the ISO does not exceed five years from the date of grant.

Share Appreciation Rights.   Share appreciation rights permit the participant to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date. The administrator will determine the purchase price or strike price for a share appreciation right, which will not be less than 100% of the fair market value of our common stock on the date of grant. A share appreciation right granted under our Long-Term Incentive Plan will vest at the rate specified in the share appreciation right agreement as will be determined by the administrator. Upon exercise, the participant will be entitled to receive shares of our common stock or cash (or any combination thereof) in an amount equal to the product of (i) the number of shares for which the share appreciation right is being exercised, multiplied by (ii) the excess of the fair market value of our common stock on the date of exercise over the exercise price per share.
The administrator will determine the term of share appreciation rights granted under our Long-Term Incentive Plan, up to a maximum of 10 years. If a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested share appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the share appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, the participant or a beneficiary may generally exercise any vested share appreciation right for a period of 12 months. In the event of a termination for cause, share appreciation rights generally terminate upon the termination date. In no event may a share appreciation right be exercised beyond the expiration of its term.
RSUs.   RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock and may be granted with or without the requirement for payment of cash or other consideration. The administrator may set vesting criteria based upon the achievement of divisional or company-wide, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the administrator in its discretion. An RSU may be settled by cash, delivery of shares, or a combination thereof. Except as otherwise provided in the applicable award agreement, or other written agreement between us and the recipient, RSUs that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Restricted Share Awards.   Restricted share awards are grants of shares of our common stock that vest in accordance with the terms and conditions established by the administrator. Our Long-Term Incentive Plan also permits the administrator to award shares which are fully vested to eligible service providers. Such share awards may be granted with or without the requirement for payment of cash or other consideration. The administrator will determine the terms and conditions of restricted share awards, including vesting and forfeiture terms. Participants holding restricted shares generally will have voting rights with respect to such shares upon grant without regard to vesting. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.
DSUs.   The administrator may grant DSUs to eligible persons and may also permit members of our board of directors or highly compensated employees to elect to forego the receipt of cash or other compensation (including shares deliverable upon the vesting of RSUs) to have us credit DSUs (to an internal Long-Term Incentive Plan account) with a fair market value of the shares or other compensation which is deferred, and may also grant DSUs to eligible service providers which are not related to a deferral of compensation. Unless otherwise provided in an award agreement, DSUs will be fully vested and will be paid to the participant (in the form of one share of our common stock for each DSU) in five substantially equal annual installments at the end of each of the five calendar years after the date that the participant terminates service with us and our affiliates. However, if permitted by the administrator, the DSU will be settled at such time or times elected by a participant in his or her DSU election form.
Dividend Equivalents.   The administrator may grant dividend equivalent awards to participants who have awards pursuant to the Long-Term Incentive Plan (other than options and share appreciation rights) which give the holders thereof the right to receive payments equivalent to cash dividends declared during the term of the dividend equivalent right with respect to the number of shares subject to such award and will be subject to such terms and conditions as determined by the administrator.

Non-Transferability of Awards.   Unless the administrator provides otherwise, awards granted under the Long-Term Incentive Plan will not be transferable except by will or the laws of descent and distribution. To the extent that the administrator provides in the award agreement, an NSO, a share appreciation right (which is settled in shares or restricted shares may be transferred to an immediate family member, a trust or other entity in which the award will be passed to the participant’s beneficiaries or by gift to a charitable institution. In addition, to the extent permitted in the award agreement, an option (both ISOs and NSOs), a share appreciation right (which is settled in shares) or restricted shares may transferred pursuant to a domestic relations order.
Changes to Capital Structure.   In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of shares of our common stock, merger, consolidation, change in organization form, or any other increase or decrease in the number of issued shares of our common stock effected without receipt or payment of consideration by us, appropriate adjustments will be made to: (i) the class and maximum number of shares reserved for issuance under our Long-Term Incentive Plan; (ii) the class and maximum number of shares by which the share reserve may increase automatically each year; (iii) the class and maximum number of shares that may be issued on the exercise of ISOs; and (iv) the class and number of shares and exercise price, if applicable, of all outstanding awards granted under our Long-Term Incentive Plan.
Change in Control.   In the event of a change in control (as defined in our Long-Term Incentive Plan), subject to the terms of a participant’s award agreement or other employment-related agreement with us or one of our affiliates, any awards outstanding under our Long-Term Incentive Plan may be assumed or substituted for by any surviving or acquiring entity (or its parent or subsidiary). Instead of having outstanding awards assumed or substituted for, the administrator may, without obtaining the consent of any participant, take one or more of the following actions with respect to the outstanding awards (i) accelerate the vesting of some or all of the shares subject to the awards, (ii) provide for the payment of cash or other consideration to participants in exchange for the cancellation of the outstanding awards (based on the fair market value, on the date of the change in control, of the award being cancelled), (iii) terminate all or some of the awards upon the consummation of the change in control without payment of any consideration, or (iv) make such other modifications, adjustments or amendments to the outstanding awards or the Long-Term Incentive Plan as the administrator deems necessary or appropriate.
Plan Amendment or Termination.   Our board of directors will have the authority to amend or terminate our Long-Term Incentive Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. We will also obtain the approval of our stockholders for amendments, including an amendment to increase the total number of shares issuable under our Long-Term Incentive Plan, to the extent required by applicable law and listing requirements. No ISOs may be granted after the tenth anniversary of the date that our board of directors adopts our Long-Term Incentive Plan. No awards may be granted under our Long-Term Incentive Plan while it is suspended or after it is terminated.
Recoupment.   Unless otherwise provided in an award agreement, awards granted under the Long-Term Incentive Plan are subject to recoupment (or the administrator may require the termination or rescission of, or the recapture of proceeds related to, any award) if (i) the grant, vesting or payment of an award was based on an achievement of a financial result that was subsequently the subject of a material financial restatement, (ii) the participant either benefitted from a calculation that later proves to be materially inaccurate or engaged in fraud or misconduct that partially caused the need for a material financial restatement, (iii) a lower granting, vesting or payment of an award would have occurred based on the foregoing items (i) or (ii), or (iv) as required by applicable law or listing requirements. In general, this means that the administrator may, to the extent permitted by applicable law, require reimbursement or forfeiture to us of the value of the awards granted under the Long-Term Incentive Plan (whether cash-based or equity-based) to such participant received, to the extent that such value exceeds what the participant would have received based on an applicable restated performance measure or target. We will recoup such compensation to the extent required under the applicable rules, regulations and listing standards. In addition, awards granted pursuant to the Long-Term Incentive Plan and shares issued pursuant to such awards are subject to termination, rescission or recapture in the event that the participant materially violated an agreement with us or one of our affiliates, solicited any non-administrative employee to terminate his or her employment with us or one of our affiliates during the participant’s service with us or within six months after termination of the participant’s service with us, or the participant engaged in activities which were competitive or materially prejudicial to us during his or her service with us.
Certain U.S. Federal Income Tax Aspects of Awards Under the Long-Term Incentive Plan
The following is a general summary under current law of the material U.S. federal income tax consequences to participants in the Long-Term Incentive Plan under U.S. law. This summary deals with the general tax principles that apply and is provided only for general information. Certain types of taxes, such as state and local income taxes and taxes imposed by jurisdictions outside the U.S., are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances and this summarized tax information is not tax advice.
Section 162(m) of the Code.   Section 162(m) of the Code generally limits to $1 million the amount that a publicly-held corporation is allowed each year to deduct for the compensation paid to the corporation’s chief executive officer, chief financial officer and certain of the corporation’s current and former executive officers.
Options.   A participant will not recognize taxable income at the time an option is granted and we will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of an NSO equal to the excess of the fair market value of the shares purchased over their purchase price, and we will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an ISO. If the shares acquired by exercise of an ISO are held for at least two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. If, however, such shares are disposed of within either of the above-described periods, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon that disposition, and (ii) the excess of the fair market value of those shares on the date of exercise over the exercise price, and we will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.
Share Appreciation Rights.   A participant will not recognize taxable income at the time a share appreciation right is granted and we will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid upon settlement. This amount is deductible by us as a compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.
Restricted Shares.   A participant will not recognize taxable income at the time restricted shares are granted and we will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such an election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions is deductible by us as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.
Other Awards.   A participant will not recognize taxable income at the time that RSUs, DSUs or dividend equivalents are granted and we will not be entitled to a tax deduction at that time. Upon settlement of RSUs, DSUs or dividend equivalents, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares or other consideration delivered and the amount of any cash paid by us. The amount of ordinary income recognized is deductible by us as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.
The tax consequences for equity awards outside of the U.S. may differ significantly from the U.S. federal income tax consequences described above.
New Plan Benefits
Grants of awards under the Long-Term Incentive Plan are subject to the discretion of the plan administrator. Therefore, it is not possible to determine the future benefits that will be received by participants under the Long-Term Incentive Plan.
Interests of Certain Persons in this Proposal
MCAP’s directors and executive officers may be considered to have an interest in the approval of the Long-Term Incentive Plan because they may in the future receive awards under the Long-Term Incentive Plan. In particular, Zia Uddin, MCAP’s Co-President, will be a member of the board of directors of the Post-Combination Company following the Business Combination. Nevertheless, the board of directors believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the Long-Term Incentive Plan.
Registration with the SEC
If the Long-Term Incentive Plan is approved by MCAP stockholders and becomes effective, MCAP intends to file a registration statement on Form S-8 registering the shares initially reserved for issuance under the Long-Term Incentive Plan as soon as reasonably practicable thereafter.
Vote Required For Approval
If the Business Combination Proposal is not approved, the Long-Term Incentive Plan Proposal will not be presented at the Stockholders Meeting. The Long-Term Incentive Plan Proposal requires the affirmative vote of a majority of the issued and outstanding shares of our common stock represented in person (which would include presence at a virtual meeting) or by proxy at the meeting and entitled to vote thereon at the Stockholders Meeting.
Recommendation of the MCAP Board
THE MCAP BOARD UNANIMOUSLY RECOMMENDS THAT MCAP STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE LONG-TERM INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 6 — THE ESPP PROPOSAL
Overview
MCAP stockholders are being asked to approve the ESPP, as summarized below. The following summary is not a complete description of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex E. MCAP stockholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP. In the event of a conflict between the information in this description and the terms of the ESPP, the ESPP shall control. Unless the context otherwise requires, references in this summary description to “we,” “us” and “our” generally refer to MCAP Acquisition Corporation in the present tense or the Post-Combination Company from and after the Merger.
Background of the ESPP
The MCAP Board is asking stockholders to approve the ESPP. The ESPP will become effective immediately prior to and contingent upon the Closing, if approved by our stockholders. If the ESPP is not approved by our stockholders, the ESPP will not become effective. We believe our ability to recruit and retain top talent will be adversely affected if the ESPP is not approved.
Summary of the ESPP
Purpose.    The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. The ESPP will include two components. One component is designed to allow eligible U.S. employees to purchase our common stock in a manner that may qualify for favorable tax treatment under Section 423 of the Code (the “423 Component”) and accordingly, it will be construed in a manner that is consistent with the requirements of Section 423 of the Code. The other component will permit the grant of purchase rights that do not qualify for such favorable tax treatment (the “Non-423 Component”) in order to allow deviations necessary to permit participation by eligible employees who are foreign nationals or employed outside of the U.S. while complying with applicable foreign laws and except as otherwise provided in the ESPP or determined by our board of directors, it will operate and be administered in the same manner as the 423 Component.
Share Reserve.    The ESPP authorizes the issuance of 2,026,328 shares of our common stock under purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock that will be reserved for issuance will automatically increase on January 1 of each year for a period of ten years, beginning on January 1, 2022 and ending on (and including) January 1, 2031, by the lesser of (i) 1% of the total number of shares of our common stock outstanding on December 31 of the immediately preceding year, (ii) 1,013,164 shares of our common stock, or (iii) such smaller number of shares of our common stock as is determined by our board of directors. However, before the date of any such increase, our board of directors may determine that that there will be no annual increase or that such increase will be less than the amount set forth in the preceding sentence. The closing price of a share of MCAP Common Stock on November 26, 2021 was $9.95 per share.
Administration.   Our board of directors will administer the ESPP and may delegate its authority to administer the ESPP to a committee of one or more members of our board of directors. Our board of directors, or a duly authorized committee of our board of directors, will have the authority to determine how and when purchase rights are granted and the terms of each offering, designate which of our affiliates are eligible to participate in an offering, construe and interpret the ESPP and purchase rights thereunder, settle all controversies regarding the ESPP, amend, suspend of terminate the ESPP, and adopt such rules, procedures and sub-plans as are necessary or appropriate with respect to the participation of eligible employees who are foreign nationals or are located outside the United States.
Offerings.   The ESPP will be implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of our common stock on specified dates during such offerings. Under the ESPP, our board of directors will be permitted to specify offerings with durations of not more than 27 months consisting of one or more purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering.
Eligibility.   Generally, purchase rights may only be granted to employees, including executive officers, employed by us (or by any of our affiliates designated by our board of directors) on the first day of an offering if such employee has been employed by us or by one of our designated affiliates for such continuous period preceding such date (not to exceed two years) as our board of directors may require. Our board of directors may (unless prohibited by applicable law) require that employees have to satisfy one or both of the following service requirements with respect to the 423 Component: (i) being customarily employed for more than 20 hours per week; or (ii) being customarily employed for more than five months per calendar year. No employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee owns stock possessing five percent or more of the total combined voting power or value of all classes of our outstanding capital stock (or the stock of any parent or subsidiary corporation) determined in accordance with the rules of Section 424(d) of the Code. As specified by Section 423(b)(8) of the Code, no employee will be permitted to purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock (based on the fair market value per share of our common stock on the date that the purchase right is granted) for each calendar year such purchase right is outstanding. As of October 31, 2021, there were approximately 280 employees, including 4 executive officers, who would have been eligible to participate in the ESPP (non-employee directors and consultants are not eligible to participate in the ESPP).
Purchase Rights; Purchase Price.   On the first day of each offering, each eligible employee will be granted a purchase right to purchase up to that number of shares purchasable either with a percentage or with a maximum dollar amount, as designated by our board of directors, which will not exceed 15% of his or her cash compensation, including, without limitation, regular and recurring straight time gross earnings, payments for overtime and shift premium, as well as cash payments for incentive compensation, bonuses and other similar compensation (unless otherwise specified by the administrator on a uniform and nondiscriminatory basis prior to the commencement of a specified offering). Each eligible employee may purchase of up to 4,500 shares of our common stock on each purchase date in an offering (or such lesser number of shares determined by our board of directors prior to the start of the offering). Our board of directors may also specify (i) a maximum number of shares that may be purchased by any participant on any purchase date during an offering, (ii) a maximum aggregate number of shares that may be purchased by all participants in an offering and/or (iii) a maximum aggregate number of shares that may be purchased by all participants on any purchase date under an offering. If the aggregate number of shares issuable upon exercise of purchase rights would exceed any such maximum aggregate number, then, in the absence of any action by our board of directors otherwise, a pro rata allocation of the shares available, based on each participant’s accumulated contributions, will be made in as nearly a uniform manner as will be practicable and equitable.
The purchase price of shares acquired pursuant to purchase rights will not be less than the lesser of (i) 85% of the fair market value of a share of our common stock on the first day of an offering; or (ii) 85% of the fair market value of a share of our common stock on the date of purchase.
Participation; Withdrawal; Termination.   An eligible employee may elect to participate in an offering and authorize payroll deductions as the means of making contributions by completing and delivering to us or our designee, within the time specified in the offering, an enrollment form provided by us or our designee. The enrollment form will specify the amount of contributions not to exceed the maximum amount specified by our board of directors for the offering. If permitted in the offering, a participant may thereafter reduce (including to zero) or increase his or her contributions.
A participant may cease making contributions and withdraw from the offering by delivering to us or our designee a withdrawal form provided us prior to any deadline before a purchase date that we may impose. Upon such withdrawal, such participant’s purchase right in that offering will immediately terminate and we will distribute as soon as practicable to such participant all of his or her accumulated but unused contributions. A participant’s withdrawal from that offering will have no effect upon his or her eligibility to participate in any other offerings, but such participant will be required to deliver a new enrollment form to participate in subsequent offerings.

Purchase rights will terminate immediately if the participant either (i) is no longer an employee for any reason or for no reason (subject to any post-employment participation period required by applicable law) or (ii) is otherwise no longer eligible to participate. We will distribute the individual’s accumulated but unused contributions as soon as practicable to such individual.
Unless otherwise determined by our board of directors, a participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between us and one of our affiliates designated to participate in an offering (or between such designated companies) will not be treated as having terminated employment for purposes of participating in the ESPP or an offering. However, if a participant transfers from an offering under the 423 Component to an offering under the Non-423 Component, the exercise of the participant’s purchase right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a participant transfers from an offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the purchase right will remain non-qualified under the Non-423 Component. Our board of directors may establish different and additional rules governing transfers between separate offerings within the 423 Component and between offerings under the 423 Component and offerings under the Non-423 Component.
Purchase of Shares.   On each purchase date, each participant’s accumulated contributions will be applied to the purchase of shares, up to the maximum number of shares permitted by the ESPP and the applicable offering, at the purchase price specified in the offering. Unless otherwise provided in the offering, if any amount of accumulated contributions remains in a participant’s account after the purchase of shares on the final purchase date of an offering, then such remaining amount will not roll over to the next offering and will instead be distributed in full to such participant after the final purchase date of such offering without interest (unless otherwise required by applicable law).
Changes to Capital Structure.   The ESPP provides that in the event of a change in our capital structure through actions such as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or similar transaction, our board of directors will appropriately and proportionately adjust: (i) the class(es) and maximum number of shares subject to the ESPP; (ii) the class(es) and maximum number of shares by which the share reserve may increase automatically each year; (iii) the class(es) and number of shares subject to, and purchase price applicable to, outstanding offerings and purchase rights; and (iv) the class(es) and number of shares that are subject to purchase limits under each ongoing offering.
Corporate Transactions.   The ESPP provides that in the event of a corporate transaction (as defined in our ESPP), any then-outstanding rights to purchase our common stock under the ESPP may be assumed, continued, or substituted for by any surviving or acquiring corporation (or its parent company). If the surviving or acquiring corporation (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then (i) the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within 10 business days before such corporate transaction, and such purchase rights will terminate immediately after such purchase, or (ii) our board of directors, in its discretion, may terminate outstanding offerings and purchase rights and refund the participants’ accumulated contributions.
Transferability.   During a participant’s lifetime, purchase rights will be exercisable only by a participant. Purchase rights are not transferable by a participant, except by will, by the laws of descent and distribution, or, if permitted by us, by a beneficiary designation.
Amendment, Suspension or Termination.   Our board of directors will have the authority to amend, suspend or terminate the ESPP, except in certain circumstances such amendment, suspension or termination may not materially impair any outstanding purchase rights without the holder’s consent. Stockholder approval is required for any amendment to the ESPP if such approval is required by applicable law or listing requirements.
Certain U.S. Federal Income Tax Aspects of the ESPP
The following is a general summary under current law of the material U.S. federal income tax consequences to participants in the ESPP under U.S. law. This summary deals with the general tax principles that apply and is provided only for general information. Certain types of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances. This summarized tax information is not tax advice.
The ESPP is intended to be an employee stock purchase plan within the meaning of Section 423 of the Code. The ESPP also authorizes the grant of rights to purchase shares that do not qualify under Section 423 pursuant to the non-423 component.
423 Component Offerings.   Under an employee stock purchase plan that qualifies under Section 423 of the Code, no taxable income will be recognized by a participant, and no deductions will be allowable to us, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the ESPP or in the event that the participant should die while still owning the purchased shares.
If the participant sells or otherwise disposes of the purchased shares (a) within two years after the start date of the offering in which the shares were acquired or (b) within one year after the purchase of the shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction (subject to applicable limits under the Code), for the taxable year in which such disposition occurs equal in amount to such excess. The amount of this ordinary income will be added to the participant’s basis in the shares, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares have been held for more than one year since the date of purchase, the gain or loss will be long-term.
If the participant sells or disposes of the purchased shares more than two years after the start date of the offering in which the shares were acquired and more than one year after the purchase of the shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for the shares, or (b) 15% of the fair market value of the shares on the start date of that offering. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. We will not be entitled to an income tax deduction with respect to such disposition.
Non- 423 Component Offerings.   If a purchase right is granted under the Non-423 component of the ESPP to a participant who is subject to U.S. federal income tax, the amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price is taxed as ordinary income at the time of such purchase and such income is subject to tax withholding. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares for more than one year after the purchase date. We may be entitled to a deduction in the year of purchase equal to the amount of ordinary income realized by the participant.
The tax consequences for shares purchased pursuant to the ESPP by participants who are not subject to U.S. tax law may differ significantly from the U.S. federal income tax consequences described above.
New Plan Benefits
Participation in the ESPP is voluntary and dependent on each eligible employee’s election to participate and the level of his or her payroll deductions. In addition, the number of shares that may be purchased under the ESPP is determined, in part, by the price of our common stock on the first day of each offering or the purchase date. Accordingly, the actual number of shares that may be purchased by any eligible individual in the future is not determinable.

Interests of Certain Persons in this Proposal
MCAP’s executive officers may be considered to have an interest in the approval of the ESPP because they may be eligible to participate in the ESPP. Nevertheless, our board of directors believes that it is important to provide incentives and rewards for superior performance and the retention of employees by adopting the ESPP.
Registration with the SEC
If the ESPP is approved by MCAP stockholders and becomes effective, MCAP intends to file a registration statement on Form S-8 registering the shares initially reserved for issuance under the ESPP as soon as reasonably practicable thereafter.
Vote Required for Approval
If the Business Combination Proposal is not approved, the ESPP will not be presented at the Stockholders Meeting. The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Stockholders Meeting.
Recommendation of the MCAP Board
THE MCAP BOARD UNANIMOUSLY RECOMMENDS THAT MCAP STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

PROPOSAL NO. 7 — THE NASDAQ PROPOSAL
Overview
In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing):
•
the issuance, pursuant to the BCA, of an aggregate of 50,234,006 shares of MCAP Common Stock in the Merger;

•
the issuance of up to 8,375,241 shares of MCAP Common Stock upon exercise of the Exchanged Options; and

•
the issuance of an aggregate of 12,150,000 shares of MCAP Common Stock to the investors in the PIPE Financing, which will be consummated concurrently with the Closing.

For further information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal,” as well as the annexes to this proxy statement/prospectus.
Why MCAP Needs Stockholder Approval
We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b) and (d).
Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and: (i) the common stock has or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities.
Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.
Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.
As described above, MCAP will issue shares of MCAP Common Stock to AdTheorent equityholders, to the investors in the PIPE Financing and upon the conversion of Class B common stock, as set forth in the BCA.
Stockholder approval of the Nasdaq Proposal is also a condition to the closing under the Business Combination Agreement.
Effect of Proposal on Current Stockholders
If the Nasdaq Proposal is adopted, we will issue 50,234,006 shares of MCAP Common Stock and Exchanged Options exercisable for up to 8,375,241 shares of MCAP Common Stock upon the Closing. We will also issue an aggregate of 12,150,000 shares of MCAP Common Stock to the investors in the PIPE Financing upon the consummation of the PIPE Financing and 7,906,250 shares of Class A common stock issuable upon the conversion of Class B common stock at the closing of the Business Combination.
The issuances of the shares of MCAP Common Stock described above would result in significant dilution to MCAP stockholders and result in MCAP stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of MCAP.

Further, the receipt of earn-out shares in the future upon satisfaction of the conditions to receive such shares may result in further dilution to MCAP stockholders in the future.
Vote Required for Approval
Approval of the Nasdaq Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of holders of a majority of the outstanding shares of MCAP Common Stock and Class B common stock entitled to vote and actually cast thereon at the Stockholders Meeting. Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders Meeting and broker non-votes will have no effect on the Nasdaq Proposal. Abstentions will have the same effect as a vote “AGAINST” the Nasdaq Proposal.
The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal at the Stockholders Meeting.
Recommendation of the MCAP Board
THE MCAP BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL THE NASDAQ PROPOSAL.

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL
The Adjournment Proposal
The Adjournment Proposal, if adopted, will allow MCAP’s Board to adjourn the Stockholders Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to MCAP’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Stockholders Meeting to approve one or more of the proposals presented at the Stockholders Meeting or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to Closing of the Business Combination would not be satisfied. In no event will MCAP’s Board adjourn the Stockholders Meeting or consummate the Business Combination beyond the date by which it may properly do so under MCAP’s Charter and Delaware law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by MCAP’s stockholders, MCAP’s Board may not be able to adjourn the Stockholders Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Stockholders Meeting to approve the Business Combination Proposal or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to Closing of the Business Combination would not be satisfied.
Vote Required for Approval
Approval of the Adjournment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of holders of a majority of the outstanding shares of MCAP Common Stock and Class B common stock entitled to vote and actually cast thereon at the Stockholders Meeting. Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Stockholders Meeting, broker non-votes and abstentions will have no effect on the vote.
Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.
Recommendation of the MCAP Board
THE MCAP BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT ADTHEORENT
Unless the context otherwise requires, all references in this “Information About AdTheorent” section to “we,” “us,” or “our” refer to AdTheorent and its consolidated subsidiaries prior to the consummation of the Business Combination.
Company Overview
Founded in 2012, AdTheorent is a digital media platform which focuses on performance-first, privacy-forward methods to execute programmatic digital advertising campaigns, serving both advertising agency and brand customers. Without relying on individualized profiles or sensitive personal data for targeting, AdTheorent utilizes machine learning and advanced data analytics to make programmatic digital advertising more effective and efficient at scale, delivering measurable real-world value for advertisers. AdTheorent’s differentiated advertising capabilities and superior campaign performance, measured by customer-defined business metrics or Key Performance Indicators (“KPIs”), have helped fuel AdTheorent’s customer adoption and year-after-year growth. AdTheorent’s technology and solutions, conceived and developed in-house since 2012, have been recognized with numerous awards including Drum Digital Advertising Awards (2020), MMA Smarties Awards (2018-2020), Martech Breakthrough Awards (2020-2021) and Deloitte’s Technology Fast 500 (2015-2018). Additionally, AdTheorent was named “Best AI-Based Advertising Solution” (AI Breakthrough Awards) (2018-2021) and “Most Innovative Product” (B.I.G. Innovation Awards) (2018-2021) for four consecutive years. AdTheorent is also the only five-time recipient of Frost & Sullivan’s “Digital Advertising Leadership Award” (2016-2020).
AdTheorent uses machine learning and advanced data science to organize, analyze and operationalize non-sensitive data to deliver real-world value for customers. Central to its ad-targeting and campaign optimization methods, the company builds custom machine learning models for each campaign using historic and real-time data to predict future consumer conversion actions for every digital ad impression. AdTheorent has integrations with over 20 different Ad Exchanges/SSPs where the Company is sent ad impression opportunities to evaluate and purchase. AdTheorent predictively scores all of these ad impression opportunities on its platform and this data is recorded and stored in the Company’s data warehouse. AdTheorent is able to report out on these ad impression opportunities as well as ad impressions purchased over various time periods. AdTheorent’s predictive platform scores over 1 million digital ad impressions per second and approximately 87 billion digital ad impressions per day, assigning a “predictive score” to each, for the purpose of identifying which of more than 200 non-personal data attributes correlate with customer-desired conversions/actions. Such non-individualized attributes include variables such as publisher, device make, device operating system and other device attributes, ad position, geographic data, weather, demographic signals, creative type and size, etc. The “predictive scores” generated by the platform allow the company and its advertising clients to determine which ad impressions are more likely or less likely to result in client-desired KPIs. The Company’s machine learning models are customized for every campaign and the platform “learns” over the course of each campaign as it processes more data related to data attributes and actual conversion experience. Based on these statistical probabilities or “predictive scores,” AdTheorent’s platform automatically determines bidding optimizations to drive conversions and advertiser ROI or “return on ad spend” (“ROAS”), bidding on less than .001 of the evaluated impressions. AdTheorent uses machine learning and data science to maximize efficiency and performance, enabling AdTheorent’s customers to avoid wasted ad spend related to suboptimal impressions such as impressions that are predicted to be at a greater risk for fraud/invalid traffic (“IVT”) or impressions with a higher likelihood of being unviewable, unmeasurable, and not brand safe, among other factors.
AdTheorent’s capabilities extend across the digital ecosystem to identify and engage digital actors with the highest likelihood of completing customer-desired actions, including online sales, other online actions, and real-world actions such as physical location visitation, in-store sales or vertical specific KPI such as prescription fills/lift or submitted credit card applications. AdTheorent’s custom and highly impactful campaign executions encompass popular digital screens — mobile, desktop, tablet, connected TV (“CTV”) —  and all digital ad formats, including display, rich media, video, native and streaming audio. AdTheorent actively manages its digital supply to provide advertisers with scale and reach, while minimizing redundant inventory, waste and other inefficiencies. AdTheorent’s CTV capability delivers scale and reach supplemented by innovative and industry recognized machine-learning optimizations towards real-world actions and value-added measurement services.

AdTheorent’s platform and machine learning-based targeting provide privacy advantages that are lacking from alternatives that rely on individual user profiles or cookies employing a “one-to-one” approach to digital ad targeting. AdTheorent’s targeting approach is statistical, not individualized, and as a result the Company does not need to compile or maintain user profiles, and it does not rely on cookies or user profiles for targeting. AdTheorent’s solution-set is especially valuable to regulated customers, such as financial institutions and pharmaceutical companies, and other privacy-forward advertisers who desire efficient and effective digital ad-targeting without individualized or personal targeting data. AdTheorent adheres to strict data usage protocols and model governance processes that help to ensure that each customer’s data is safeguarded and used only for that customer’s benefit, and the Company takes a consultative and collaborative approach to data use best practices with all its customers. See “The AdTheorent Technology Platform section for further detail on the Company’s technology and differentiated targeting capabilities.”
In addition to AdTheorent’s core machine learning-powered platform capabilities, the Company offers customized vertical solutions to address the needs of advertisers in specialized industries. These specialized solutions feature vertical-specific capabilities related to targeting, measurement and audience validation. AdTheorent’s Pharmaceutical and Healthcare offering (“AdTheorentRx”) harnesses the power of machine learning to drive superior performance on campaigns targeting both healthcare providers (“HCP”) and patients, leveraging HIPAA-compliant methods and targeting practices that comply with NAI Code and other self-regulatory standards. AdTheorent’s Banking, Financial Services and Insurance (“BFSI”) solutions drive real-world performance within the context of regulatory requirements and data use best practices intended to prevent discrimination in the promotion of federally regulated credit-extension products. AdTheorent has created additional industry-tailored offerings to address the unique challenges and opportunities in a growing range of verticals, including retail, auto, dining, and entertainment.
Since 2012, AdTheorent has executed tens of thousands of campaigns, driving millions of digital user KPI actions for thousands of customers. As of September 30, 2021, AdTheorent had 306 active customers. AdTheorent’s innovative end-to-end technology platform is enhanced by the expertise of creative technologists and data scientists, supported by a deep customer service team that is dedicated to customers’ performance and success. In 2020, AdTheorent supported delivery of over 20 billion digital advertising impressions. Despite the size of the market, its growth rate is accelerating, and the market remains highly fragmented and non-integrated outside of the walled gardens of Google, Facebook, Apple, Amazon, etc. AdTheorent believes this fragmentation across the open Internet provides room for consolidation and disruption, providing AdTheorent with the opportunity to capture more market share due to its ability to drive customer KPIs and ROAS and its platform’s ability to scale.
For the fiscal year ended December 31, 2020, AdTheorent’s total revenue was $121.0 million, essentially flat versus 2019 revenue of $120.4 million. Gross profit was $61.6 million versus 2019 gross profit of $60.7 million, an increase of 1.4%, and net income was $6.7 million, an increase of 22.0% over 2019 net income of $5.5 million.
For the fiscal year ended December 31, 2020 total Adjusted Gross Profit was $79.0 million, up 1.7% over 2019 Adjusted Gross Profit of $77.7 million. Adjusted EBITDA for the fiscal year ended December 31, 2020 was $24.9 million, a decrease of 8.2% over Adjusted EBITDA of $27.1 million for the fiscal year ended December 31, 2019.
For the nine months ended September 30, 2021, AdTheorent’s total revenue was $110.4 million, gross profit was $58.0 million, and net income was $6.1 million, compared with total revenue of $73.9 million, gross profit of $35.8 million, and a net loss of $0.8 million for the nine months ended September 30, 2020. For the nine months ended September 30, 2021, revenue and gross profit increased 49.3% and 61.8%, respectively, compared with the nine months ended September 30, 2020.
For the nine months ended September 30, 2021 total Adjusted Gross Profit was $73.0 million, an increase of 51.8% over Adjusted Gross Profit for the nine months ended September 30, 2020. Adjusted EBITDA was $27.7 million for the nine months ended September 30, 2021, an increase of 159.0% over Adjusted EBITDA of $10.7 million for the nine months ended September 30, 2020.
The AdTheorent Technology Platform and Service Offering
Behind every ad impression in the programmatic ecosystem, a “real time bidding” (“RTB”) auction takes place which connects prospective media buyers or Demand Side Platforms (“DSPs”) like AdTheorent

(acting on behalf of its agency and brand customers seeking to place digital ads on optimal digital impressions) to suppliers of digital media suitable for and seeking digital advertisements (i.e., publishers like The New York Times). These real-time auctions are mediated by Ad Exchanges or Supply Side Platforms (“SSPs”) which are connected to the various individual publishers. AdTheorent uses a highly differentiated machine learning platform to optimize its media buying decisions. Put simply, AdTheorent uses its capabilities to identify which specific ad impressions are most likely to drive conversion activity from its customers’ ads. When desirable ad impressions are auctioned, as determined by AdTheorent using advanced data science and machine learning, AdTheorent’s automated bidders will bid for each desirable impression with a competitive price, leading to either the impression being served for the AdTheorent-executed campaign, or the bid being lost. The following illustration shows this general workflow, as well as how AdTheorent has been able to build a robust ML-powered decisioning and targeting solution on top of the RTB process to make it more efficient and scalable, as evidenced by strong and measurable performance for its customers:
Unlike other programmatic advertising competitors, whose ad-targeting practices are reliant on the availability of cookies and other individualized ID-based user profiles, AdTheorent’s machine learning-based targeting approach is statistical, not individualized. Cookies are used by advertisers to retarget a specific user based on the user’s web browsing behavior. Simply put, a cookie is software code deposited on a user’s device when the user accesses web content, which allows advertisers to track and retarget the user based on assumptions about the user’s interests. To the extent cookies are available in the digital ecosystem, AdTheorent can access and use them in different ways, but AdTheorent is not dependent on cookies for ad targeting. AdTheorent is well positioned following Google’s announcement in early 2020 related to the planned elimination of third-party cookies, projected by Google to be implemented in 2023. Following that announcement, several industry initiatives (led by Google and Microsoft) commenced to facilitate ad serving, measurement, and attribution in a privacy-first manner, which initiatives AdTheorent has supported and adopted as a participant. These initiatives are centered around an API-based approach in which interest-based information and ad serving/measurement is managed within user browsers and shared in anonymized, aggregate forms. This post-cookie paradigm is well suited to AdTheorent because AdTheorent’s machine learning-based ad targeting approach is already centered around ingesting and using aggregated and statistical data for modeling. Parallel industry efforts to replace cookies with privacy friendly Unified IDs (led by The Trade Desk and LiveRamp) will allow AdTheorent and the industry generally to leverage a form of one-to-one cookie replacement, but with more limits, and AdTheorent is not dependent on these outcomes. AdTheorent is also not dependent on third party licenses to user profiles or IDs as part of syndicated “audiences,” which are commonly used methods for digital ad-targeting.
AdTheorent has also used machine learning and data science to advance location-based targeting in a more accurate, efficient and privacy-forward way. AdTheorent’s platform leverages geographic information for location-based targeting augmented by its machine learning-based predictive capabilities. This approach makes location data more valuable and actionable as a component of machine learning-based predictive advertising, enabling advertisers to reach consumers who are currently at, or have recently been to, a location and have the highest probability of taking a desired action. AdTheorent’s Point of Interest (“POI”) capability provides a diverse set of consumer-focused retail and service businesses, and leisure and geographic landmarks, all available for targeting within the platform, utilizing more than 14 million consumer-focused POIs and more than 19,000 business categories to reach consumers at scale. AdTheorent believes that its location-based targeting is differentiated versus industry-standard geotargeting because machine learning-based optimizations supplement all location-based targeting parameters, and as a result, often provide superior results for customers. Additionally, AdTheorent offers value-added geo-intelligence solutions that enable advertisers to track performance indices such as Cost Per Incremental Visit (“CPIV”) and Cost Per Visit (“CPV”), with such metrics verified by third parties.
AdTheorent similarly makes traditional contextual advertising more effective by leveraging URL and publisher content to perform natural language processing (“NLP”) keyword analysis as additional signals to inform predictive models. This provides AdTheorent with enhanced non-personalized methods to leverage data signals that are capable of informing predictions about non-individualized engagement with digital advertisements. For example, AdTheorent machine learning may identify that the presence of certain keywords or keyword combinations in a publisher’s content are more likely to drive engagement and action from users relative to a given product or service. In addition, although AdTheorent does not rely on third party-licensed audience segments for ad targeting or optimizations, AdTheorent Predictive Audiences applies machine learning to traditional audience segments to identify consumers within such audiences who are most likely to convert given the customer’s business goal or KPI.
AdTheorent uses contextual and other privacy-friendly signals to offer cross-device, relationship and visitation targeting by identifying connections between devices and locations, all without creating or maintaining user profiles or seeking to resolve any user “identity.” These capabilities enable delivery of targeted audience messages across multiple devices. Additionally, AdTheorent is able to amplify campaign messages by activating all devices connected to a network or community. Its capability for correlating devices using machine learning and statistics enables the extension of targeted messaging to friends and family.
Machine learning technology is also embedded within all creative ad units developed by AdTheorent’s in-house creative technologists, referred to as Studio A\T, delivered through the AdTheorent platform. AdTheorent’s solution relies on machine learning for creative optimizations with creative elements adjusted and delivered dynamically based on real-time data regarding the consumer, location and other key environmental factors, allowing the advertiser to deliver personalized experiences for its target consumers. AdTheorent’s machine learning enables the selection and delivery of the most effective creative solution for the individual consumer. AdTheorent’s in-house creative technologists support brands from ideation to design, through production and launch, making AdTheorent a natural extension of digital customer brand teams.
In addition to AdTheorent’s Managed Programmatic solution, the Company’s Direct Access offering is a self-service enterprise solution that provides brand and agency users direct access to AdTheorent’s award-winning media buying platform and machine learning technology. AdTheorent Direct Access expands AdTheorent’s total addressable market by making AdTheorent’s platform and offerings available to customers regardless of their preferred method for executing programmatic digital campaigns. According to a survey of brand and agency executives conducted by Digiday, there is a close-to-even split in digital ad spend between managed programmatic and self-serve programmatic, with 42% of advertisers surveyed allocating more than half of their budget to managed programmatic and 41% allocating more than half their budget to self-serve. AdTheorent believes that its managed programmatic and Direct Access offerings are complimentary, empowering customers with the optimal offering given their unique business goals, internal capabilities and technical and other resources. The managed programmatic model is well suited for customers focusing on complex KPIs who desire additional support and value-added benefits including strategy, creative, and campaign optimization and execution, while Direct Access addresses the needs of customers with media trading teams and trading expertise and resources.
AdTheorent has partnered with Palantir to utilize Palantir’s Foundry platform, which is a data integration and management platform consisting of a suite of analytical tools and operational applications for business users. AdTheorent plans to leverage Foundry to delivery data driven insights and products to end users in a more operational and cost efficient manner.

Industry Overview
AdTheorent believes the key industry trends shaping the advertising market include:
Fundamental shift to digital programmatic advertising:   The advertising industry is still in the early stages of a shift to programmatic advertising as the ability to transact through real-time-bidding platforms has evolved to be used across a wide range of advertising channels and formats, including desktop, tablet, mobile, and CTV. U.S. programmatic advertising is experiencing a rapid increase in adoption and, according to eMarketer, is expected to grow at a 21% CAGR from 2018 to 2022, reaching $118 billion in 2021 and $140 billion by 2022. Also according to eMarketer, U.S. programmatic advertising is forecasted to represent 48% of total U.S. media spend by 2022, increasing from 29% in 2018. eMarketer estimates that in 2020 mobile ad spending accounted for more than two-thirds of total U.S. digital ad spending, and mobile is expected to continue taking share with mobile ad spend in the United States projected to increase from $96 billion in 2020 to $174 billion in 2024, representing average annual growth of 16%. In 2020 due to the COVID-19 pandemic and related economic shutdowns, AdTheorent believes it saw decreased advertising investment from usually active business verticals where the crisis impact was most acute, such as automotive, travel and entertainment, quick service restaurants and retail. In 2021 and beyond, AdTheorent expects such COVID-impacted verticals to resume pre-pandemic digital advertising activity and investment. As the broader market continues to mature and programmatic platforms compete to capture more of this growing opportunity, advertisers are prioritizing media buying platforms which provide measurable ROI/ROAS, as opposed to platforms which connect media buyers and media sellers in a more generic manner.
CTV is projected to be the fastest-growing programmatic channel in the coming years:   The TV industry is undergoing significant disruption as Internet-enabled CTV has become a preferred vehicle for streaming video content. The amount of CTV users in the U.S. is forecasted to increase from 195 million, or 59% of the U.S. population, in 2019, to 226 million, or 66% of the U.S. population, in 2024, according to eMarketer. According to a 2020 survey from DoubleVerify, nearly half of respondents worldwide reported increased consumption of CTV since the COVID-19 pandemic began. CTV also provides many benefits to advertisers, including more accurate control of scale, addressability, and measurement. Advertisers are increasingly investing in CTV as more inventory becomes available. According to eMarketer, 51% of CTV ad spend was transacted programmatically in 2019 and the share of programmatic is estimated to increase to nearly 60% in 2021. As the CTV advertising market continues to mature, advertisers will demand more customized solutions which leverage CTV in a data manner to drive measurable ROI/ROAS.
Focus on consumer data privacy is expected to increase demand for cookie-less advertising solutions:   Advertising has become more data driven and advertisers want to target audiences while respecting consumer privacy. Internet advertisers in the past have capitalized on data from cookies to gain insights into users for retargeting, and they have relied on third party licensed “audience” data to target user profiles perceived to represent interested consumers. However, increased privacy regulations, such as the European General Data Protection Regulation (“GDPR”) and the California Consumer Privacy Act (“CCPA”), which restrict the ability to use personal data for advertising, along with industry changes restricting access to individualized IDs (internet browser providers including Google (Chrome) and Apple (Safari), and Apple’s iOS changes), are causing advertisers to reduce their reliance on vendors and software platforms that primarily utilize cookies and user IDs/profiles for ad targeting. In today’s connected world, AdTheorent expects advertisers to increasingly need privacy-forward methods to identify their customers and connect with them across multiple channels, devices and formats. This is driving an industry shift away from cookie-based and profile-based DSPs towards privacy-focused solutions.
Continued proliferation of digital content consumption is expected to further increase advertiser demand for solutions outside of walled gardens:   Over the last decade, advertising budgets have been shifting from traditional media, such as print newspapers and television, to digital channels. This trend has been driven by a shift in consumer attention to digital properties and closed ecosystems of tech giants like Google, Facebook, Apple, and Amazon (“walled gardens”). However, although the walled gardens are vast, the digital opportunity for advertisers is much broader. According to eMarketer, in 2020, only 13% of consumer digital time was spent within walled garden social platforms, with video, audio, and other activities (gaming, browsing, consuming news, shopping, etc.) comprising the vast majority of consumer digital time. And, as the number of walled gardens proliferate beyond Google, Facebook, Apple, and Amazon, we believe the costs of advertising within walled gardens will continue to increase, causing advertisers to shift spend to opportunities across the “open internet” where performance-driven ROI can be captured.
Machine learning applied in a programmatic advertising setting drives measurable ROAS for brands:   Advertisers are looking for a centralized view of their customers, while connecting online and offline purchases to accurately measure performance and ROAS. ROAS is a critical metric for marketing campaigns, and insights from ROAS across all campaigns inform advertisers about their return on investment across all media investments near real-time. Machine learning and data-driven solutions deliver the accountability that advertisers need and want, and AdTheorent believes that informed advertisers will prioritize machine learning-based solutions to maximize ROAS in a privacy-forward manner.
Market Opportunity
AdTheorent believes that over the long term, its total addressable market is equal to the total global advertising market which, according to eMarketer, is forecasted to grow from $614 billion in 2020 to $846 billion in 2024, an 8% CAGR. In the United States and Canada alone, the only markets in which AdTheorent is currently active, it estimates the market for its core services to be in excess of $68 billion, growing to $132 billion by 2024, an 18% CAGR. When including the UK and Europe, markets where AdTheorent’s solutions are highly applicable given its privacy-forward approach to data, the available market expands by approximately 60% to $212 billion by 2024. In addition, CTV ad spend in the US is expected to grow from $6 billion in 2019 to $18 billion in 2024, a 25% CAGR according to eMarketer.
Strengths
AdTheorent believes the following strengths and capabilities provide it with the ability to maintain and expand its position as a leading technology platform and solutions provider for digital advertising:
Award-Winning Proprietary Machine Learning Powered Media Buying Platform:   AdTheorent’s technology and solutions, designed and developed in-house, have been recognized with numerous industry awards, and have been enhanced and refined since AdTheorent’s founding in early 2012. The Company’s machine learning-powered Predictive Advertising capability are engineered to drive superior KPI outcomes (versus other advertising methods), producing measurable ROAS for advertiser customers. AdTheorent provides valuable differentiation through its proprietary media buying platform that uses machine learning and data science as its core method of ad-targeting and campaign optimization. AdTheorent’s predictive platform scores over 1 million digital ad impressions per second, and approximately 87 billion digital ad impressions per day, assigning a “predictive score” to each, for the purpose of identifying which of more than 200 non-personal data attributes correlate with customer-desired conversions/actions. Predictive scores are used to optimize media purchases and ad delivery to maximize customer ROI on each advertising campaign.
Privacy-Forward Solutions and Approach:   AdTheorent’s privacy-friendly approach to data and ad-targeting represents a significant strategic advantage, as industry privacy regulation increases, including but not limited to GDPR in the EU, CCPA in California, and other state and local regulations. Industry changes, including initiatives lead by Apple and Google which will make it more difficult to access and use individual user IDs, reinforce the value of ML-powered statistics-driven ad-targeting. Because AdTheorent does not rely on individualized IDs to target ads — instead relying on statistics and machine learning models — AdTheorent is not dependent on cookies, device IDs, or industry-created replacements for the foregoing, which AdTheorent believes represents a notable and growing advantage.
Value-Added Vertical Solutions Which Enhance Differentiation:   AdTheorent offers customized vertical solutions to address the unique needs of advertisers in specialized industries. These solutions feature vertical-specific capabilities related to targeting, custom KPI achievement and ROI measurement, data and inventory, and audience validation. For example, many of these solutions will leverage data signals which constitute valuable KPIs to clients within those industry verticals (e.g., SKU level sales for CPG, prescription fill data for Pharmaceutical, viewership data for Entertainment, etc.). AdTheorentRx harnesses the power of machine learning to drive performance on campaigns targeting both HCP and patients, leveraging HIPAA-compliant methods and targeting practices that comply with NAI Code and other self-regulatory standards. AdTheorent’s BFSI solutions drive real-world performance within the context of regulatory requirements and data use best practices intended to prevent discrimination in the promotion of federally regulated credit-extension products. AdTheorent has created additional industry-tailored offerings to address the unique challenges and opportunities in a growing range of verticals, including retail, auto, dining, and entertainment.
Customer Retention and Growth Across Leading Global Brand and Agency Customers:   AdTheorent’s demonstrated ability to address advertiser challenges and provide measurable value has yielded strong customer loyalty, retention and growth among a growing roster of the most sophisticated digital advertising customers. The Company has significantly grown the number of active customers (which are defined as AdTheorent’s customers who spent over $5,000 during the previous twelve months). AdTheorent monitors active customers to help understand AdTheorent’s revenue performance. Additionally, monitoring active customers helps AdTheorent understand the nature and extent to which the active customer base is growing, which assists management in establishing operational goals. AdTheorent has many long tenured customers with 69% of revenue for the fiscal year ended December 31, 2020 coming from customers who have generated revenue with AdTheorent since 2017 or earlier. This is calculated by analyzing the Company’s 2020 revenue and grouping customers according to the year in which they commenced generating spend with AdTheorent. See “Customers” section for further detail.
Advanced Platform Automation and Efficiencies Which Drive Profitability:   Key among the efficiency-driving features of the AdTheorent platform are AdTheorent’s automated optimizer tools which allow users to drive performance and efficiency. AdTheorent platform optimizers automate intraday changes to targeting and bid prices at regular intervals to balance delivery (i.e., media buying goals) with campaign objectives. Media buyers/traders leverage the optimizer to drive efficient media costs, KPI metric performance, and reduce time spent on manual adjustments. In addition, AdTheorent’s platform allows highly efficient campaign management which has enable the Company to capture operating leverage efficiencies as the business has scaled. Collectively these factors have resulted in AdTheorent’s net income as a percentage of Gross Profit of 10.9% for the fiscal year ended December 31, 2020, and 10.6% for the nine months ended September 30, 2021. EBITDA and Adjusted EBITDA as a percentage of Adjusted Gross Profit of $20.9 million and 31.5%, respectively, for the fiscal year ended December 31, 2020, and $17.5 million and 38.0%, respectively, for the nine months ended September 30, 2021.
Experienced, Long-Tenured Management & Team:   AdTheorent’s management team has deep and extensive experience in the advertising technology sector and a track-record of delivering positive financial results and value creation for stakeholders, which it believes gives it a competitive advantage. AdTheorent’s long-tenured management and extended team has provided AdTheorent with valuable continuity of operations and unanimity of purpose and mission. AdTheorent’s deep advertising technology, data science and operational experience, combined with its keen awareness of evolving digital customer demands and data use trends and changes, significantly contribute to its operating success.
Growth Strategies
As the advertising industry continues to shift spend towards digital programmatic advertising, AdTheorent believes that it is uniquely suited to capture a growing share of the rapidly expanding market opportunity. AdTheorent believes existing market fragmentation provides room for consolidation and disruption, and expects to capture more market share due to its ability to drive customer KPIs and ROAS. AdTheorent believes that it has significant growth potential, which it intends to realize by pursuing the following strategies:
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Advance capability differentiation and innovation:   AdTheorent’s innovative digital advertising solutions have been designed with the commitment to driving campaign results for customers, using privacy-forward data use and targeting methods, measured by the specific business metrics its customers designate. AdTheorent will continue to innovate and maintain focus on delivering solutions that deliver compelling value to customers.

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Capitalize on market and regulatory trends favoring privacy-forward solutions.   As privacy standards evolve and the availability of personal identifiers continues to be restricted, AdTheorent believes that its differentiation will compound and be further prioritized by media buyers seeking privacy-forward alternatives to legacy methods of ad-targeting. AdTheorent plans to accelerate marketing efforts to highlight the Company’s advantages to advertisers that are increasingly looking for solutions that are not reliant on cookies or that require one-to-one identity resolution.

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Gain share through sales team growth, brand direct initiatives, further development of verticalized value-added offerings and expansion of Direct Access offering:   AdTheorent will seek to attract new customers and grow existing customers by continuing to aggressively scale its sales team. The sales team will continue to serve agency as well as brand direct customers with whom AdTheorent has experience strong growth traction in recent years. In addition, AdTheorent will continue to invest in developing vertical specific offerings to address the unique needs of advertisers in specialized industries with recent offerings launched in auto, dining and entertainment verticals. AdTheorent’s Direct Access offering expands the Company’s total addressable market by making its platform and offerings available to customers regardless of their preferred method for executing programmatic digital campaigns.

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Further capitalize on capabilities in rapidly expanding CTV market:   AdTheorent believes that its machine learning and AI-based Predictive Advertising provides unique differentiation in the CTV marketplace, positioning AdTheorent CTV growth to outpace overall CTV market growth. AdTheorent-powered CTV campaigns leverage custom machine learning models to drive measurable business outcomes (i.e. a credit card sign up) for its customers, going beyond the “video view” or “video complete” metrics that are widely used to define CTV success today.

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International Expansion:   Given the breadth of AdTheorent’s offerings, multi-national customer base, and privacy-forward approach to data use and machine learning that is not dependent on using individualized data for targeting, AdTheorent believes its offerings and solutions are particularly compelling to EU markets and other markets governed by or subject to current or proposed privacy regulation. AdTheorent will continue to use rigorous criteria to identify which additional markets should be in primary focus over the next several years.

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Growth through acquisitions:   In addition to its organic growth, AdTheorent intends to pursue accelerated grow through acquisitions with potential targets including business that help AdTheorent more quickly enter new geographies and more rapidly expand its products and solution offerings.

Regulation
AdTheorent operates in support of many highly-regulated businesses across the United States and Canada, with significant un-tapped opportunity across the EU and APAC. Within the United States and Canadian market that is AdTheorent’s current focus, it is subject to a variety of, and may in the future become subject to additional, federal, state and local statutes and regulations in various jurisdictions, which are subject to change at any time, including data privacy and consumer protection laws. Companies such as AdTheorent must balance the demands of the consumer and the most effective advertising techniques with responsible, privacy-compliant methods of managing data internally and with advertising technology intermediaries.
Although AdTheorent does not rely on sensitive personal data to target its campaigns and it does not compile or seek to create behavioral user profiles, AdTheorent provides product offerings that may result in receiving or facilitating transmission of PII. The United States Congress and state legislatures, along with federal regulatory authorities, have recently increased their attention on matters concerning the collection and use of consumer data, including relating to internet-based advertising. Data privacy legislation has been introduced in Congress, and California has enacted broad-based privacy legislation, CCPA. State legislatures outside of California have proposed and, in certain cases, enacted a variety of types of data privacy legislation. Many non-U.S. jurisdictions have also enacted or are developing laws and regulations governing the collection and use of personal data.
AdTheorent expects that the trend of enacting and revising data protection laws will continue and that new and expanded data privacy legislation in various forms will be implemented in the United States and in other countries around the globe. AdTheorent believes that its data use practices have positioned AdTheorent to provide market leadership as a privacy-forward leader in digital advertising. Moreover, since AdTheorent’s platform does not rely on personal and individualized targeting methods to deliver desirable KPIs for its customers, it believes such evolving regulation will serve as a competitive advantage, as many competitors will need to reimagine how they conduct business to keep up with such regulations

Competition
The programmatic advertising industry is highly competitive and fragmented. AdTheorent competes with smaller, privately-held companies, along with public companies such as the Trade Desk, and with divisions of large, well-established companies such as Google and Amazon. AdTheorent believes that it provides a valuable, highly differentiated alternative to other programmatic media buying platforms and service providers because of its foundationally different approach to programmatic ad targeting, privacy-forward approach to data, and the measurable results AdTheorent’s capabilities and solutions make possible. AdTheorent believes it is differentiated from its competitors in the following areas:
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AdTheorent’s machine-learning powered platform has been developed in-house since 2012 under the consistent management of a long-tenured and dedicated team;

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AdTheorent has operationalized into its platform advanced data science techniques in a manner that makes large and disparate data sets actionable in a real-time bidding environment;

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Unlike other programmatic advertising competitors, whose ad-targeting practices may be reliant on the availability of cookies and other individualized ID-based user profiles, AdTheorent’s machine learning-based targeting approach is statistical, not individualized;

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AdTheorent’s approach to impression-specific predictive scoring is unique, effective and drives value and ROI/ROAS for its customers;

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AdTheorent’s platform is omni-channel and highly scalable, covering a wide range of inventory/publication types and digital screens;

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AdTheorent’s platform is highly efficient and automated, offering platform users ease of use and complex KPI attainment while facilitating operating leverage that drives strong financial performance;

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AdTheorent verticalized solutions layer value-added custom services on top of AdTheorent’s core platform advantages;

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AdTheorent’s privacy-forward approach to data provides international expansion opportunities in markets where personalized and individualized ad-targeting is disfavored or not permitted; and

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AdTheorent offers value-added services for customers who desire “one-stop” programmatic executions, including strategy, creative, customer success, campaign optimization, data and analytics, data science as a service, and compliance support.

Customers
AdTheorent’s customers consist of many of the largest, most sophisticated and most recognized brands in the United States. AdTheorent’s top customer industries include Pharmaceutical/Healthcare; Banking Financial Services and Insurance (“BFSI”); Dining; Retail; and Travel and Hospitality. AdTheorent monitors active customers to help understand AdTheorent’s Revenue performance. Additionally, monitoring active customers helps AdTheorent understand the nature and extent to which the active customer base is growing, which assists management in establishing operational goals. As of September 30, 2021, AdTheorent had 306 active customers (which are defined as AdTheorent’s customers who spent over $5,000 during the previous twelve months), which include a mix of brand and agency customers.
AdTheorent has grown the number of active customers by 13% from 239 to 270 between the years ended December 31, 2018, and December 31, 2020. AdTheorent monitors this metric to understand the extent to which the active customer base is growing.
In addition, as shown in graph below, AdTheorent has many customers who have been customers for multiple years, as evidenced by 69% of the Company’s revenue for the year ended December 31, 2020, being from customers who have generated revenue with AdTheorent since 2017 or earlier. This is calculated by analyzing the Company’s 2020 revenue and grouping customers according to the year in which such customers commenced generating spend with AdTheorent.

2020 Total Revenue by Customer Cohort
Sales and Marketing
AdTheorent has a large and growing experienced sales team of 59 sellers as of September 30, 2021, across the United States & Canada. Its experienced sales team is focused on business development overall, with an emphasis across key industries and media channels. The team is responsible for reaching and engaging new customers and driving revenue growth with existing customers. AdTheorent provides an unparalleled level of end-to-end customer service, which includes support from campaign ideation to design, through production, launch and successful delivery.
The Company plans to increase its investment in the sales team to accelerate growth in key strategies such as brand direct, Direct Access, CTV, as well as to accelerate opportunities in new markets and verticals. The Company has added 7 net sellers YTD in 2021, increasing the sales team by 13%, and plans to double its sales team over the next 24 months.
AdTheorent’s marketing efforts are focused on increasing awareness of the AdTheorent brand, articulating key differentiators, engaging core customer segments and driving revenue opportunities for sales. AdTheorent works to increase visibility to its customers and potential customers through a variety of channels and initiatives including events, thought leadership (industry insights, awards, research, content), public relations, lead generation, social media, and sponsored content/advertising. The team supports the overall AdTheorent brand including the managed service offering and Direct Access, as well as deploying vertical-specific marketing initiatives across key industries.
Intellectual Property
The protection of AdTheorent’s intellectual property is an important component of its success. AdTheorent relies on statutory and common law intellectual property laws, including trade secret, copyright, patent and trademark laws in the United States and Canada, and use contractual provisions, confidentiality procedures, non-disclosure agreements, employee disclosure and invention assignment agreements and other contractual rights to establish and protect its intellectual property. AdTheorent also restrict the use of its proprietary technology and intellectual property through provisions in its terms of service.
As of September 30, 2021, AdTheorent had four (4) pending patent applications and four (4) registered trademarks. AdTheorent is also the registered holder of a variety of domain name registrations, including adtheorent.com. AdTheorent continually reviews its development efforts to assess the existence and patentability of new intellectual property.
Human Capital Resources
As of September 30, 2021, AdTheorent had 272 employees in 7 office locations across the United States and Canada. Its team draws from a broad spectrum of backgrounds and experiences across the technology, data science and advertising industries. AdTheorent prioritizes its people and is proud to have earned a spot on the Crain’s New York “Best Places to Work” list for the past eight consecutive years. None of AdTheorent’s employees are represented by a labor union or covered by collective bargaining agreements. AdTheorent engages consultants and contractors from time to time to supplement its permanent workforce.
Facilities
AdTheorent’s headquarters are located in the Soho neighborhood of New York, New York, where it has 139 full-time employees and occupy facilities totaling approximately 17,000 square feet under a lease that expires in September 2028. AdTheorent has 6 other office spaces across the United States and Canada. Regional offices are leased or accessed pursuant to shared-space service contracts, and AdTheorent does not own any real property. AdTheorent believes that its current facilities are adequate to meet its current needs and provides flexibility as the Company continues to scale.
Legal Proceedings
From time to time, AdTheorent is made aware of legal allegations arising in the ordinary course of its business. AdTheorent is not currently a party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely to AdTheorent, would individually or taken together have a material adverse effect on its business, operating results, cash flows or financial condition.
Executive Compensation
AdTheorent Executive Officer and Board Member Compensation
To achieve AdTheorent’s goals, AdTheorent has designed, and intends to modify as necessary, its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work toward achieving its goals.
AdTheorent believes its compensation program should promote the success of the company and align executive incentives with the long-term interests of its equityholders. AdTheorent’s current compensation programs for its executive officers consist primarily of salary, annual bonuses and equity awards. As AdTheorent’s needs evolve, AdTheorent intends to continue to evaluate its compensation philosophy and programs.
This section provides an overview of AdTheorent’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
For the year ended December 31, 2020, AdTheorent’s named executive officers were the following individuals:
•
James Lawson, Chief Executive Officer

•
William Todd, Chief Revenue Officer

•
Charles Jordan, Chief Financial Officer

Summary Compensation Table
The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2020.
Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
James Lawson Chief Executive Officer	2020	425,000	300,000(1)	11,400(2)	736,400
Bill Todd Chief Revenue Officer	2020	341,250	360,000(1)	11,400(2)	712,650
Chuck Jordan Chief Financial Officer	2020	302,500	165,000(1)	10,632(2)	478,132

(1)
The amounts reported in the Non-Equity Incentive Plan Compensation column reflect bonuses earned by the NEOs under the annual bonus plan for the fiscal year ended December 31, 2020.

(2)
This amount reflects matching contributions made to the 401(k) profit sharing plan with respect to each named executive officer.

Narrative Disclosure to Summary Compensation Table
For the year ended December 31, 2020, the compensation program for AdTheorent’s named executive officers consisted of base salary and incentive compensation.
Base Salary
AdTheorent established base salaries for each of the named executive officers at a level that is commensurate with the executive’s duties and authorities, contributions and prior experience.
2020 Non-Equity Incentive Plan Compensation
The amounts reported in the Non-Equity Incentive Plan Compensation column reflect bonuses earned by the NEOs under the annual bonus plan for the fiscal year ended December 31, 2020. For the year ended December 31, 2020, the target annual bonuses for Messrs. Lawson, Todd and Jordan were $200,000, $300,000 and $110,000, respectively. The performance metric for the annual bonus for the year ended December 31, 2020 consisted solely of an EBITDA goal for Messrs. Lawson and Jordan. Mr. Todd’s performance metrics for the annual bonus for the year ended December 31, 2020 consisted the of an EBITDA goal (25%) and a goal based on revenue from AdTheorent’s direct advertising (managed services only) media business. Attainment of 85 to 95% of the goal results in the bonus scaling linearly from 75% to 95% and achievement of 95% to 150% of the goal results in a payment percentage tied to actual performance. The attainment percentages for each NEO are shown in the table below.
Name	Target Bonus Opportunity	Attainment Percentage	Annual Bonus Amount
James Lawson	$200,000	150%	$300,000
Bill Todd	$300,000	120%	$360,000
Chuck Jordan	$110,000	150%	$165,000
Equity Compensation
AdTheorent did not grant any equity awards to the named executive officers in 2020. However, in years prior to 2020, AdTheorent from time to time granted equity awards, in the form of options, to its named executive officers, which are subject to time vesting conditions based on each of the named executive officer’s continued service with AdTheorent or the attainment of performance goals. Each of the named executive officers currently held outstanding options to purchase AdTheorent interests as of December 31, 2020 as set forth in the “Outstanding Equity Awards Table” below. The material terms regarding each equity award in the “Outstanding Equity Awards Table,” including the vesting schedule, are described in the corresponding footnotes.
Benefits and Perquisites
AdTheorent provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance; and a tax-qualified Section 401(k) plan. AdTheorent does not maintain any executive-specific benefit or perquisite programs.
Agreements with AdTheorent’s Named Executive Officers
AdTheorent has entered into agreements with each of its named executive officers and the details of such agreements are outlined below.

Agreement with James Lawson
On December 22, 2016, James Lawson entered into an employment agreement with AdTheorent, Inc. and this agreement was subsequently amended on January 1, 2019 and January 1, 2021. The agreement had a two year term but provides for automatic one year renewals unless either party gives notice of an intent not to renew the agreement. Pursuant to the employment agreement, as most recently amended, Mr. Lawson’s base salary is $450,000 per year (it was previously $425,000 as of January 1, 2019) and his target annual incentive compensation is $240,000 (it was $175,000 as of January 1, 2019). If Mr. Lawson’s employment terminates due to his death or if AdTheorent terminates his employment due to his permanent disability (as defined in the agreement), he is entitled to receive a prorated bonus for the calendar year in which the termination occurs and if he was employed as of the last day of a prior calendar year and the termination occurs prior to the date of the payment of the bonus for the prior year, he is entitled to receive the bonus that would have been payable had he remained employed through the payment date (collectively, the “Post-Termination Bonus”). If AdTheorent terminates Mr. Lawson’s employment without cause (as defined in the employment agreement) or if Mr. Lawson resigns for good reason (as defined in the employment agreement), he is entitled to receive (i) twelve months of base salary, (ii) the Post-Termination Bonus and (iii) continued group medical, dental and vision insurance for twelve months (provided that he pays the employee portion of such premiums), subject to his timely execution and non-revocation of a general release of claims against AdTheorent. The employment agreement also provides that for twelve months following his termination of employment, Mr. Lawson will not compete with AdTheorent or its subsidiaries or affiliates, solicit officers, employees or consultants of AdTheorent or its subsidiaries or affiliates, hire any person who was an officer of AdTheorent or its subsidiaries or affiliates during the 180 days prior to such hire or solicit customers of AdTheorent or its subsidiaries or affiliates.
Agreement with Bill Todd
On December 20, 2018, Bill Todd entered into an offer letter agreement with AdTheorent, Inc. to serve as Chief Revenue Officer. Mr. Todd’s agreement does not have a fixed term, provides for at-will employment and does not include a severance provision. Pursuant to the offer letter, Mr. Todd’s initial base salary was $325,000 and he also had a target annual incentive compensation amount of $325,000 for 2019.
Agreements with Chuck Jordan
On May 1, 2017, Chuck Jordan entered into an offer letter agreement with AdTheorent, Inc. to serve as SVP, Finance. Mr. Jordan’s agreement does not have a fixed term, provides for at-will employment and does not include a severance provision. Pursuant to the offer letter, Mr. Jordan’s initial base salary was $250,000 and he also was also eligible for annual incentive compensation, although no target amount was specified.
Outstanding Equity Awards at 2020 Year End
The following table presents information regarding outstanding equity awards held by AdTheorent’s named executive officers as of December 31, 2020.
Name	Option Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
James Lawson	10/1/17	525,000	0	0.73	10/1/27
	5/6/19(1)	302,500	302,500	1.15	5/6/29
Bill Todd	5/6/19(2)	178,698	186,302	1.15	5/6/29
Chuck Jordan	10/1/17	72,000	0	0.73	10/1/27
	2/15/18(3)	37,500	12,500	0.92	2/15/28
	5/6/19(4)	25,000	25,000	1.15	5/6/29

(1)
Fifty-percent of the option has a time-based vesting schedule (25% of the units vest on December 31, 2019 and the remaining units vest in equal monthly installments over the following three years) and fifty-percent of the option has a performance-based vesting schedule based upon the attainment of EBITDA goals for each of the 2019, 2020, 2021 and 2022 calendar years (with the 2019 and 2020 goals having been satisfied as of December 31, 2020). However, in connection with the Business Combination, performance criteria for the 2021 and 2022 calendar years is being deemed satisfied effective as of the closing of the Business Combination.

(2)
Fifty-percent of the option has a time-based vesting schedule (25% of the units vest on January 14, 2020 and the remaining units vest in equal monthly installments over the following three years) and fifty-percent of the options has a performance-based vesting schedule based upon the upon the attainment of EBITDA goals for each of the 2019, 2020, 2021 and 2022 calendar years (with the 2019 and 2020 goals having been satisfied as of December 31, 2020). However, in connection with the Business Combination, performance criteria for the 2021 and 2022 calendar years is being deemed satisfied effective as of the closing of the Business Combination.

(3)
The option has a time-based vesting schedule (25% of the units vest on December 31 of 2018, 2019, 2020, and 2021).

(4)
The option has a time-based vesting schedule (25% of the units vest on December 31 of 2019, 2020, 2021, and 2022).

Retirement Benefits
AdTheorent, Inc.’s employees, including named executive officers participate in a tax-qualified Section 401(k) plan. AdTheorent, Inc. makes a safe harbor matching contribution equal to 100% of a participant’s salary deferrals that do not exceed 3% of the participant’s compensation plus 50% of the salary deferrals between 3% and 5% of the participant’s compensation and such matching contributions are fully vested. AdTheorent does not provide its employees, including the named executive officers, with any other retirement benefits, including, but not limited to, other tax-qualified retirement plans, supplemental executive retirement plans or nonqualified deferred compensation plans.
Board Member Compensation
In the year ended December 31, 2020, no member of AdTheorent’s operating board received cash, equity or other compensation for service on AdTheorent’s operating board or any committee thereof. AdTheorent currently has no formal arrangements under which board members receive compensation for their service on AdTheorent’s operating board or its committees. AdTheorent’s policy is to reimburse board members for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as board members. As of December 31, 2020, non-employee members of AdTheorent’s operating board did not hold any outstanding options or other compensatory equity awards.
2017 Interest Option Plan
AdTheorent’s operating board previously adopted the AdTheorent Holding Company, LLC 2017 Interest Option Plan (the “2017 Plan”), the material terms of which are summarized below. As of July 27, 2021, options to purchase 4,942,875 Class C membership interests of AdTheorent granted pursuant to the 2017 Plan remained outstanding with a weighted-average exercise price of $0.94 per interest, no restricted interest units with respect to Class C membership interests of AdTheorent were outstanding and 731,625 Class C membership interests of AdTheorent were available for future grant pursuant to the 2017 Plan. Following the consummation of the Business Combination, and provided that the 2021 Long-Term Incentive Plan is approved as described under “The Long-Term Incentive Plan Proposal,” no new awards will be granted under the 2017 Plan.
Awards.   The 2017 Plan provides for the grant of options and restricted interest units to AdTheorent’s managers, executive officers, other key employees or consultants of AdTheorent and its subsidiaries.

Authorized Interests.   A maximum of 5,850,000 Class C membership interests of AdTheorent were available for issuance pursuant to the 2017 Plan. After the Long-Term Incentive Plan becomes effective, no additional awards will be made pursuant to the 2017 Plan.
Plan Administration.   AdTheorent’s operating board, or a duly authorized committee thereof administers the 2017 Plan. Subject to the provisions of the 2017 Plan, the administrator has the power to administer the 2017 Plan and make all determinations deemed necessary or advisable for administering the 2017 Plan, including, but not limited to, the power to select the service providers to whom awards may be granted, determine the limitations, restrictions and conditions on such awards, and construe and interpret the terms of the 2017 Plan and awards granted under thereunder.
Options.   The administrator will determine the exercise price for an option granted under the 2017 Plan. Options granted under the 2017 Plan will vest at the rate specified in the award agreement as determined by the administrator. The administrator will determine the term of options granted under the 2017 Plan. up to a maximum of 10 years. Payment of the exercise price for the purchase of Class C membership interests of AdTheorent issued upon the exercise of an option will be made in cash (including check), or, in the discretion of the administrator, by delivery of a promissory note or other property or by cashless exercise.
Restricted Interest Units.   Restricted interest units are bookkeeping entries representing an amount equal to the fair market value of one Class C membership interest of AdTheorent. No cash consideration is required from the recipient upon the grant of a restricted interest unit. The administrator will establish the terms and conditions of the restricted interest unit award, including the vesting and settlement terms and unless otherwise specified in an award agreement, an unvested restricted interest unit will be forfeited upon the participant’s termination of employment. A vested restricted interest unit may be settled by cash, delivery of Class C membership units of AdTheorent, or a combination thereof.
Non-Transferability of Awards.   Unless otherwise provide by the administrator in an award agreement and the operating agreement, awards granted under the 2017 Plan will not be transferable except by will or the laws of descent or distribution.
Changes to Capital Structure.   In the event of a reorganization, recapitalization, unit dividend or units split, or combination or other change in the Class C membership units of AdTheorent, the administrator will make appropriate adjustments to (i) the number and type of units available for future grant under the 2017 Plan and subject to outstanding awards and (ii) the exercise price per unit of each outstanding option.
Corporate Transaction.   In the event of a corporate transaction (as defined in the 2017 Plan), the administrator may provide, in its discretion, that outstanding awards granted under the 2017 Plan will become vested and if applicable, exercisable by participants who are still employed or engaged by AdTheorent or one of its subsidiaries and that such awards will terminate if not exercised or settled as of the date of the corporate transaction or other prescribed time. The administrator may also provide for the assumption or substitution of outstanding awards by the acquiring entity (or parent thereof) or provide for “rollover” treatment in connection with the corporate transaction, provided that such assumption, substitution or rollover is permissible under Sections 409A or 424 of the Code, to the extent applicable.
Plan Amendment or Termination.   The administrator has the authority to suspend, or terminate the 2017 Plan at any time, and the administrator may also amend the 2017 Plan at any time, provided that member approval of an amendment is required to the extent required by law, agreement or any exchange upon which the Class C membership interests are listed.

ADTHEORENT MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information which AdTheorent’s management believes is relevant to an assessment and understanding of AdTheorent’s results of operations and financial condition. The discussion should be read in conjunction with AdTheorent’s historical unaudited consolidated financial statements as of and for the periods ended September 30, 2021 and 2020, and historical audited annual consolidated financial statements as of and for the years ended December 31, 2020 and 2019 and the accompanying notes thereto included elsewhere in this proxy statement/prospectus.
This discussion contains forward-looking statements about AdTheorent’s business, operations and industry that involve risks and uncertainties, such as statements regarding AdTheorent’s plans, objectives, expectations and intentions. AdTheorent’s future results and financial condition may differ materially from those currently anticipated by AdTheorent because of the factors described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Unless the context otherwise requires, references in this section to “AdTheorent,” “we,” “us,” “our,” “the Company,” and other similar terms are intended to mean the business and operations of AdTheorent, Inc. prior to the consummation of the Business Combination, which will be the business of the Post-Combination Company following the consummation of the Business Combination.
Overview
Founded in 2012, AdTheorent is a digital media platform which focuses on performance-first, privacy-forward methods to execute programmatic digital advertising campaigns, serving both advertising agency and brand customers. Without relying on individualized profiles or sensitive personal data for targeting, AdTheorent utilizes machine learning and advanced data analytics to make programmatic digital advertising more effective and efficient at scale, delivering measurable real-world value for advertisers. AdTheorent’s differentiated advertising capabilities and superior campaign performance, measured by customer-defined business metrics or Key Performance Indicators (“KPIs”), have helped fuel AdTheorent’s customer adoption and year-after-year growth. AdTheorent’s technology and solutions, conceived and developed in-house since 2012, have been recognized with numerous awards including Drum Digital Advertising Awards (2020), MMA Smarties Awards (2018-2020), Martech Breakthrough Awards (2020-2021) and Deloitte’s Technology Fast 500 (2015-2018). Additionally, AdTheorent was named “Best AI-Based Advertising Solution” (AI Breakthrough Awards) (2018-2021) and “Most Innovative Product” (B.I.G. Innovation Awards) (2018-2021) for four consecutive years. AdTheorent is also the only five-time recipient of Frost & Sullivan’s “Digital Advertising Leadership Award” (2016-2020).
AdTheorent uses machine learning and advanced data science to organize, analyze and operationalize non-sensitive data to deliver real-world value for customers. Central to its ad-targeting and campaign optimization methods, the company builds custom machine learning models for each campaign using historic and real-time data to predict future consumer conversion actions for every digital ad impression using non-individualized attributes. Such attributes include variables such as publisher, device make, device operating system and other device attributes, ad position, geographic data, weather, demographic signals, creative type and size, etc. The “predictive scores” generated by the platform allow the company and its advertising clients to determine which ad impressions are more likely or less likely to result in client-desired KPIs. The Company’s machine learning models are customized for every campaign and the platform “learns” over the course of each campaign as it processes more data related to data attributes and actual conversion experience. Based on these statistical probabilities or “predictive scores,” AdTheorent’s platform automatically determines bidding optimizations to drive conversions and advertiser ROI (“return on investment”) or “return on ad spend” (“ROAS”), bidding on less than .001 of the evaluated impressions. AdTheorent uses machine learning and data science to maximize efficiency and performance, enabling AdTheorent’s customers to avoid wasted ad spend related to suboptimal impressions such as impressions that are predicted to be at a greater risk for fraud/invalid traffic (“IVT”) or impressions with a higher likelihood of being unviewable, unmeasurable, and not brand safe, among other factors.
AdTheorent’s capabilities extend across the digital ecosystem to identify and engage digital actors with the highest likelihood of completing customer-desired actions, including online sales, other online actions, and real-world actions such as physical location visitation, in-store sales or vertical specific KPI such as prescription fills/lift or submitted credit card applications. AdTheorent’s custom and highly impactful campaign executions encompass popular digital screens – mobile, desktop, tablet, CTV – and all digital ad formats, including display, rich media, video, native and streaming audio. AdTheorent actively manages its digital supply to provide advertisers with scale and reach, while minimizing redundant inventory, waste and other inefficiencies. AdTheorent’s CTV capability delivers scale and reach supplemented by innovative and industry recognized machine-learning optimizations towards real-world actions and value-added measurement services.
AdTheorent’s platform and machine learning-based targeting provide privacy advantages that are lacking from alternatives that rely on individual user profiles or cookies employing a “one-to-one” approach to digital ad targeting. AdTheorent’s targeting approach is statistical, not individualized, and as a result the Company does not need to compile or maintain user profiles, and it does not rely on cookies or user profiles for targeting. AdTheorent’s solution-set is especially valuable to regulated customers, such as financial institutions and pharmaceutical companies, and other privacy-forward advertisers who desire efficient and effective digital ad-targeting without individualized or personal targeting data. AdTheorent adheres to strict data usage protocols and model governance processes that help to ensure that each customer’s data is safeguarded and used only for that customer’s benefit, and the Company takes a consultative and collaborative approach to data use best practices with all its customers. See “The AdTheorent Technology Platform section for further detail on the Company’s technology and differentiated targeting capabilities.”
In addition to AdTheorent’s core machine learning-powered platform capabilities, the Company offers customized vertical solutions to address the needs of advertisers in specialized industries. These specialized solutions feature vertical-specific capabilities related to targeting, measurement and audience validation. AdTheorent’s Pharmaceutical and Healthcare offering (“AdTheorentRx”) harnesses the power of machine learning to drive superior performance on campaigns targeting both healthcare providers (“HCP”) and patients, leveraging HIPAA-compliant methods and targeting practices that comply with NAI Code and other self-regulatory standards. AdTheorent’s BFSI solutions drive real-world performance within the context of regulatory requirements and data use best practices intended to prevent discrimination in the promotion of federally regulated credit-extension products. AdTheorent has created additional industry-tailored offerings to address the unique challenges and opportunities in a growing range of verticals, including retail, auto, dining, and entertainment.
Since 2012, AdTheorent has executed tens of thousands of campaigns, driving millions of digital user KPI actions for thousands of customers. As of September 30, 2021, AdTheorent had 306 active customers. AdTheorent’s innovative end-to-end technology platform is enhanced by the expertise of creative technologists and data scientists, supported by a deep customer service team that is dedicated to customers’ performance and success. Despite the size of the market, its growth rate is accelerating, and the market remains highly fragmented and non-integrated outside of the walled gardens of Google, Facebook, Apple, Amazon, etc. AdTheorent believes this fragmentation across the open Internet provides room for consolidation and disruption, providing AdTheorent with the opportunity to capture more market share due to its ability to drive customer KPIs and ROAS and its platform’s ability to scale.
Recent Developments
Business Combination and Public Company Costs
On July 27, 2021, MCAP Acquisition Corporation, a Delaware corporation (“Parent” or “MCAP”), GRNT Merger Sub 1 LLC, a Delaware limited liability company (“Merger Sub 1”), GRNT Merger Sub 2 LLC, a Delaware limited liability company (“Merger Sub 2”), GRNT Merger Sub 3 LLC, a Delaware limited liability company (“Merger Sub 3”), GRNT Merger Sub 4 LLC, a Delaware limited liability company (“Merger Sub 4” and together with Merger Sub 1, Merger Sub 2 and Merger Sub 3, the “Merger Sub Entities”), H.I.G. Growth — AdTheorent Intermediate, LLC, a Delaware limited liability company (the “Blocker”), H.I.G. Growth — AdTheorent, LLC, a Delaware limited liability company (the “Blocker Member”), and AdTheorent Holding Company, LLC, a Delaware limited liability company (the “Company” “AdTheorent”), entered into a business combination agreement (the “Business Combination Agreement”) pursuant to which, among other things, the Company will merge with and into Merger Sub 4 and become a wholly owned subsidiary of Parent. Upon completion of the Business Combination, AdTheorent will be the successor registrant with the SEC, meaning that AdTheorent’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.
While the legal acquirer in the Business Combination Agreement is MCAP, for financial accounting and reporting purposes under GAAP, AdTheorent will be the accounting acquirer and the Business Combination will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of AdTheorent in many respects. Under this method of accounting, MCAP will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, AdTheorent will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of AdTheorent (i.e., a capital transaction involving the issuance of stock by MCAP for the stock of AdTheorent). Accordingly, the consolidated assets, liabilities and results of operations of AdTheorent will become the historical financial statements of the Post-Combination Company, and MCAP’s assets, liabilities and results of operations will be consolidated with AdTheorent’s beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of AdTheorent in future reports. The net assets of MCAP will be recognized at carrying value, with no goodwill or other intangible assets recorded.
As a consequence of the Business Combination, AdTheorent will become the successor registrant with the SEC. AdTheorent will have to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. AdTheorent expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.
Factors Affecting AdTheorent’s Performance
Growth of the Programmatic Advertising Market
AdTheorent’s operating results and prospects will be impacted by the overall continued adoption of programmatic advertising by inventory owners and content providers, as well as advertisers and the agencies that represent them. Programmatic advertising has grown rapidly in recent years, and any acceleration, or slowing, of this growth would affect AdTheorent’s operating and financial performance. In addition, even if the programmatic advertising market continues to grow at its current rate, AdTheorent’s ability to successfully position itself within the market will impact the future growth of the business.
Investment in Platform and Solutions to Provide Continued Differentiation in Evolving Market
AdTheorent believes that the capabilities and differentiation of its platform and solutions has been critical to its historical growth. Continued innovation in an evolving programmatic marketplace will be an important driver of its future growth. The Company anticipates that operating expenses will increase in the foreseeable future as it invests in platform operations and technology, data science and machine learning capabilities and data infrastructure and tools to enhance its custom solutions and value-added offerings. AdTheorent believes that these investments will contribute to the Company’s long-term growth, although they may have a negative impact on profitability in the near-term.
Growth in and Retention of Customer Spend
The Company plans to make incremental investments in sales and marketing to acquire new customers and increase existing customers’ usage of AdTheorent’s platform and solutions. The Company believes that there is significant room for growth within its existing customers, which include many large global brands and advertising agencies. Future revenue and profitability growth depends upon AdTheorent’s ability to cost effectively on-board new customers and its on-going ability to retain and scale existing customers.
Ability to Continue to Access High Performing Media Inventory in Existing and Emerging Channels
AdTheorent’s ability to deliver upon clients’ targeted key performance indicators is reliant upon its ability to access high quality media inventory across multiple advertising channels at scale. The Company’s future growth will depend on its ability to maintain and grow spend on existing and emerging channels, including advertising on display, rich media, native, video and audio ad formats across mobile, desktop and CTV formats.
Development of International Markets
Although almost all of AdTheorent’s historic revenue is attributable to campaigns and operations in the United States and Canada, the Company plans to explore opportunities to serve new international markets, including serving the global needs of existing customers. AdTheorent believes that the global opportunity for programmatic advertising is significant, and should continue to expand as publishers and advertisers outside the United States and Canada increasingly seek to adopt the benefits that programmatic advertising provides. AdTheorent believes that its privacy-forward approach to ad targeting and data usage will provide desired differentiation and value in highly and increasingly regulated markets such as the EU, which is subject to the GDPR. The Company’s ability to efficiently expand into new markets will affect its operating results.
Managing Seasonality
The global advertising industry experiences seasonal trends that affect the vast majority of participants in the digital advertising ecosystem. Most notably, advertisers have historically spent relatively more in the fourth quarter of the calendar year to coincide with the holiday shopping season, and relatively less in the first quarter. In addition to the impact on revenue, increased fourth quarter demand for advertising inventory applies additional upward pressure on fourth quarter media costs, which adversely impacts profitability. AdTheorent expect seasonality trends to continue, and its ability to manage resources in anticipation of these trends could affect operating results.
Key Business Metric
To analyze AdTheorent’s business performance, determine financial forecasts and help develop long-term strategic plans, AdTheorent reviews the following key business metric:
Active Customers
AdTheorent tracks active customers, which are defined as AdTheorent’s customers who spent over $5,000 during the previous twelve months. AdTheorent monitors active customers to help understand AdTheorent’s revenue performance. Additionally, monitoring active customers helps AdTheorent understand the nature and extent to which the active customer base is growing, which assists management in establishing operational goals.
AdTheorent’s key business metric is as follows for the periods presented:
	Year Ended December 31,			Nine Months Ended September 30,
	2020	2019	% Change	2021	2020	% Change
Active Customers	270	275	-1.8%	306	284	7.7%
The number of active customers for the twelve months ended December 31, 2020, was 270, and for the twelve months ended December 31, 2019, was 275, decreasing by 5 customers, or 1.8%. The number of active customers for the twelve months ended September 30, 2021, was 306, and for the twelve months ended September 30, 2020, was 284, increasing by 22 customers, or 7.7%.
Components of Results of Operations
Revenue
Media Services Revenue
The Company generates Managed Programmatic and Direct Access (collectively “Media Services”) revenue by using its proprietary machine learning-powered technology platform to execute targeted digital advertising campaigns, offering advanced predictive targeting solutions across different customer industry verticals and consumer screens (desktop, mobile, and CTV), including customized targeting, measurement and analytical services to address unique advertiser challenges. The Company’s customers consist of brands working directly with the Company and advertising agencies working on behalf of its customers.
Managed Programmatic Revenue
For Managed Programmatic Revenue the Company negotiates Insertion Orders (“IOs”) with the advertising agency or brand, which specifies the material terms of the campaign. IOs are subject to cancellation by the client, usually with no penalty, for the unfilled portion of the IO. The Company’s performance obligation is to deliver digital advertisements in accordance with the terms of the IO. The Company has concluded that this constitutes a single performance obligation for financial reporting purposes and that such obligation is recognized over the time, using the output method, for which the Company is transferring value to the customer through delivered advertising units.
The Company’s contracts with a customer may convey a right to discounted or free of charge impressions. The Company determines whether rights to discounted future impressions provide a material right to the customer and revenue related to such material right should be deferred to the period when such right to discount expires or is exercised by the customer. For periods presented, the Company did not identify material rights related to such discounts.
Managed Programmatic Revenue is recorded on a gross basis. The Company is responsible for fulfilling advertising delivery, including optimization and reporting, establishes the selling price for the delivery, and the Company performs billing and collections, including ultimately retaining credit risk. The Company has therefore determined that it serves as a principal and that gross presentation of revenue is appropriate.
Direct Access Revenue
Direct Access customers access the Company’s platform directly and manage all aspects of their advertising campaigns. The Company provides advertiser and marketer customers direct access to the platform so that they can execute and manage advertising campaigns. Advertising Services Agreements with customers specify the pricing framework, which typically involves a percentage of customer spend and additional fees applicable to various data science model deployments and uses as applicable to a given campaign. Additional services can be procured on a per-service pricing basis. Platform fee revenue is recognized, on an over time basis, when the customer makes a purchase through the platform during the month. The Company’s performance obligation is to provide the use of the platform to customers. The Company is not primarily responsible for the purchase of advertising inventory, third party data, and other related expenses. Revenue for customers working with the Company on this basis is recorded net of the amount incurred and payable to suppliers for the cost of advertising inventory, third party data and other add-on features, as the Company does not control the purchase nor have pricing discretion with regard to these items. The Company has therefore determined that it serves as an agent and that net presentation of revenue is appropriate. The Company bills clients for their purchases through its platform and the associated platform fees.
A customer cannot take possession of the software platform, nor is it feasible or currently an available option for a customer to contract with a third party to host the software or for a customer to host the software. Fees are entirely variable, and revenue is recognized in the period the Company has the contractual right to the fee.
Operating Expenses
The Company classifies its Operating expenses into the following four categories. Each expense category includes overhead, including rent and related occupancy costs, which is allocated based on headcount.
Platform Operations
Platform operations consists of the cost of revenue including advertising inventory, third party inventory validation and measurement, adserving, adverification, research and data (collectively referred to as “traffic acquisition costs” or “TAC”) and other platform operations costs, which consist of amortization related to capitalized software, depreciation expense, allocated costs of personnel which set up and monitor campaign performance, and platform hosting, license and maintenance costs.
Sales and Marketing
Sales and marketing expenses consist of compensation and commission costs of the sales and related support teams, as well as travel, trade show, and other marketing related costs. Advertising costs are expensed to operations when incurred.
Technology and Development
Technology and development costs include costs to maintain and develop the Company’s technology platform. Costs incurred for research and product development are expensed as incurred and include salaries, taxes and benefits, contracting, and travel expenses related to research and development.
General and Administrative Expense
General and administrative expenses include compensation for executive and administrative personnel, professional service fees, insurance, supplies and other fixed costs.
Rent Expense
Rent expense is recognized on a straight-line basis over the term of the lease, with the difference between the cash rent expense and straight-line expense recorded as deferred rent.
Equity-based Compensation
Compensation expense related to employee equity-based awards is measured and recognized in the Consolidated Financial Statements based on the fair value of the awards granted. The Company granted awards to employees that vest based solely on continued service, or service conditions, and awards that vest based on the achievement of performance targets, or performance conditions. The fair value of each option award containing service and/or performance conditions is estimated on the grant date using the Black-Scholes option-pricing model. For service condition awards, equity-based compensation expense is recognized on a straight-line basis over the requisite service periods of the awards. For performance condition awards, equity-based compensation expense is recognized using a graded vesting model over the requisite service period of the awards. Forfeitures are recorded as they occur.
Debt Issuance Cost
Deferred issuance costs relate to the Company’s debt instruments, the short-term and long-term portions are reflected as a deduction from the carrying amount of the related debt. The debt issuance costs are amortized using the straight-line method over the term of the related debt instrument which approximates the effective interest method. Debt issuance costs incurred with line-of-credit arrangements are recorded as contra debt on our consolidated balance sheets and amortized over the term of the arrangement. Debt may be considered extinguished when it has been modified and the terms of the new debt instruments and old debt instruments are “substantially different” (as defined in the debt modification guidance in ASC Topic 470-50, Debt — Modifications and Extinguishments (“ASC 470-50”)).
Income Taxes
Income tax expense includes federal, state, and foreign taxes and is based on reported income before income taxes. The Company recognizes deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities are determined based on the enacted tax rates expected to apply in the periods in which the deferred tax assets or liabilities are anticipated to be settled or realized.
The Company regularly reviews deferred tax assets for recoverability and establish a valuation allowance if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized. The determination as to whether a deferred tax asset will be realized is made on a jurisdictional basis and is based on the evaluation of positive and negative evidence. This evidence includes historical taxable income, projected future taxable income, the expected timing of the reversal of existing temporary differences and the implementation of tax planning strategies.
The Company recognizes the tax benefit from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from uncertain tax positions are measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. No tax benefits are recognized for positions that do not meet this threshold. Interest related to uncertain tax positions is recognized as part of the provision for income taxes and is accrued beginning in the period that such interest would be applicable under relevant tax law until such time that the related tax benefits are recognized. The Company is required to file tax returns in the U.S. federal jurisdiction, various states, and in Canada. The Company’s policy is to recognize interest and penalties related to uncertain tax benefits (if any) in the tax provision.
Results of Operations
Comparison for the unaudited nine months ended September 30, 2021 and 2020
The following table summarizes our historical results of operation for the periods presented:
	Nine Months Ended September 30 (unaudited)
	2021		2020		Change	%
(amounts in US Dollars)	(in thousands, except for percentages)
Revenue	$110,368	100.0%	$73,910	100.0%	$36,458	49.3%
Operating expenses:
Platform operations	52,368	47.4%	38,066	51.5%	14,302	37.6%
Sales and marketing	25,689	23.3%	22,190	30.0%	3,499	15.8%
Technology and development	8,046	7.3%	6,994	9.5%	1,052	15.0%
General and administrative	13,187	11.9%	5,757	7.8%	7,430	129.1%
Total operating expenses	99,290	90.0%	73,007	98.8%	26,283	36.0%
Income (loss) from operations	11,078	10.0%	903	1.2%	10,175	1126.8%
Interest expense, net	(1,808)	-1.6%	(2,570)	-3.5%	762	-29.6%
Other income (expense), net	20	0.0%	640	0.9%	(620)	-96.9%
Total other expense, net	(1,788)	-1.6%	(1,930)	-2.6%	142	-7.4%
Income (loss) from operations before income taxes	9,290	8.4%	(1,027)	-1.4%	10,317	1004.6%
Provision (for) benefit from taxes	(3,141)	-2.8%	215	0.3%	(3,356)	1560.9%
Net income (loss)	$6,149	5.6%	$(812)	-1.1%	$6,961	857.3%
Revenue
Total revenue for the nine-month period ended September 30, 2021 and 2020 was $110.4 million and $73.9 million, respectively, an increase of $36.5 million, or 49.3%. Growth was driven by a combination of continued increases in spend within COVID-resilient verticals, including: Banking, Financial Services, Insurance (“BFSI”); Government, Education, and Non-profit; and Healthcare/Pharmaceutical, which increased 47.1% during the period, as well as growth and recovery within other verticals impacted by COVID-19 that suffered declines in the fiscal year ended December 31, 2020, including primarily: Automotive; Travel and Hospitality; Entertainment; Dining; and Retail, which increased 97.3% during the period. As measured on a by-channel basis, Video (including CTV) revenue increased 67.2% during the period, while revenue from all other channels increased 43.5% during the period.

Operating Expenses
Total operating expenses for the nine-month period ended September 30, 2021 and 2020 were $99.3 million and $73.0 million, respectively, an increase of $26.3 million or 36.0%.
Platform operations
Platform operations expenses for the nine-month period ended September 30, 2021 and 2020 were $52.4 million and $38.1 million, respectively. The increase of $14.3 million or 37.6% was mainly attributable to revenue driven TAC costs which increased approximately 45%, or $11.6 million. Volume-driven increases in hosting expense increased approximately $1.0 million, and hiring driven increases in allocated costs of the Company’s personnel which set up and monitor campaign performance totaling approximately $1.3 million also contributed to the overall platform operations expense increase.
Sales and marketing
Sales and marketing expenses for the nine-month period ended September 30, 2021 and 2020 were $25.7 million and $22.2 million, respectively. The increase of $3.5 million or 15.8% was primarily due to the increases in sales commissions. Hiring for the sales and customer support teams resulted in increases in employee expenses allocated to sales and marketing.
Technology and development
Technology and development expenses for the nine-month period ended September 30, 2021 and 2020 were $8.0 million and $7.0 million, respectively. The increase of $1.1 million or 15.0% was mainly due to the increases in hiring and employee related costs to support research and product development.
General and administrative
General and administrative expenses for the nine-month period ended September 30, 2021 and 2020 were $13.2 million and $5.8 million, respectively. The increase of $7.4 million or 129.1% was primarily attributable to a one-time lease termination fee of approximately $4.2 million the Company incurred for terminating its primary New York City headquarters office lease as the Company negotiated a more cost-effective lease in the same building to reduce future rent obligations. Additionally, costs related to transaction and public company readiness related legal and professional services increased expenses by approximately $2.9 million. We expect general and administrative expenses to remain above historical levels for the remainder of 2021.
Interest Expense
Total interest expense for the nine-month period ended September 30, 2021 and 2020 was $1.8 million and $2.6 million, respectively. The decrease of $0.8 million or 29.6% was primarily the result of a reduction in the loan principal balance.
Provision for, Benefit from Income Taxes
Provision for and benefit from income taxes for the nine-month period ended September 30, 2021 and 2020 was ($3.1) million and $0.2 million, respectively, an increase of $3.4 million or 1,560.9%. The overall increase was the result of an increase in state and local taxes due to an increase in projected pre-tax book income, non-deductible transaction costs, and change in the valuation allowance.

Comparison for the years ended December 31, 2020 and 2019
The following table summarizes our historical results of operation for the periods presented:
	Year Ended December 31,
	2020		2019		Change	%
(amounts in US Dollars)	(in thousands, except for percentages)
Revenue	$121,015	100.0%	$120,406	100.0%	$609	0.5%
Operating expenses:
Platform operations	59,458	49.1%	59,691	49.6%	(233)	-0.4%
Sales and marketing	31,608	26.1%	31,119	25.8%	489	1.6%
Technology and development	9,709	8.0%	8,052	6.7%	1,657	20.6%
General and administrative	8,126	6.7%	7,918	6.6%	208	2.6%
Total operating expenses	108,901	90.0%	106,780	88.7%	2,121	2.0%
Income from operations	12,114	10.0%	13,626	11.3%	(1,512)	-11.1%
Interest expense, net	(3,285)	-2.7%	(4,145)	-3.4%	860	-20.7%
Other income (expense), net	646	0.5%	(1,965)	-1.6%	2,611	-132.9%
Total other expense, net	(2,639)	-2.2%	(6,110)	-5.1%	3,471	-56.8%
Income from operations before income taxes	9,475	7.8%	7,516	6.2%	1,959	26.1%
Provision for taxes	(2,780)	-2.3%	(2,029)	-1.7%	(751)	37.0%
Net income	$6,695	5.5%	$5,487	4.6%	$1,208	22.0%
Revenue
Total revenue for the years ended December 31, 2020 and 2019 was $121.0 million and $120.4 million, respectively, an increase of $0.6 million, or 0.5%.
The Company’s vertical depth, variety of offerings and measurable return on advertising spend facilitated our year over year growth in revenue despite the COVID-19 pandemic. The increase in total revenue year-over-year was driven by 30% growth across certain COVID-resilient verticals, including: BFSI; Government, Education, and Non-profit; and Healthcare/Pharmaceutical. This growth offset a year-over-year decline of 25% in other verticals more impacted by COVID-19, including primarily: Automotive; Travel and Hospitality; Quick Service Restaurant; and Retail. On a by-channel basis, Video (including CTV) revenue grew 51.5% year-over-year, which was offset by a decline in revenue from all other channels of 7.0%.
Operating expenses
Total Operating Expenses for the years ended December 31, 2020 and 2019 were $108.9 million and $106.8 million, respectively an increase of $2.1 million or 2%.
Platform operations
Platform operations expenses for the years ended December 31, 2020 and 2019 were $59.5 million and $59.7 million, respectively. The decrease of $0.2 million or 0.4% was attributable to TAC costs being down approximately 2% with revenue increasing nominally. Additionally, allocated headcount costs were up in 2020 driven by full-time equivalent employee (“FTE”) adds to the teams that set up and run client campaigns; however, decreases in allocated software amortization costs largely offset the year over year increase in allocated FTE costs.
Sales and marketing
Sales and marketing expenses for the years ended December 31, 2020 and 2019 were $31.6 million and $31.1 million, respectively. The increase of $0.5 million or 1.6% was primarily due to increases in FTEs on the sales and client services teams, which drove increases in related allocated payroll and related costs. The

Company adjusted sales commissions and incentives in 2020 to mitigate anticipated impacts of the pandemic which resulted in a year over year increase in commission expense of approximately $0.8 million. Travel, entertainment, marketing, and advertising expenses were down significantly in 2020, largely offsetting the increase in salary related and commissions expense.
Technology and development
Technology and development expenses for the years ended December 31, 2020 and 2019 were $9.7 million and $8.1 million, respectively. The increase of $1.7 million or 20.6% was due to an increase in capitalized software costs offsetting year over year increases in allocated salary and FTE related costs.
General and administrative
General and administrative expenses for the years ended December 31, 2020 and 2019 were $8.1 million and $7.9 million, respectively. The increase of $0.2 million or 2.6% was primarily attributable to the increase in allocated FTE driven payroll and related costs in 2020, but largely offset by pandemic-driven decreases in allocated travel costs.
The overall increase in operating expenses was predominantly due to increases in salaries and related costs in platform operations and sales and marketing. The Company hired for growth in Q1 2020, prior to the COVID-19 pandemic, and then in Q3 and Q4 of 2020 in anticipation of post-pandemic demand for digital advertising and AdTheorent offerings.
We anticipate that operating expenses will increase as we scale of our operations and incur the incremental costs of operating as a public company. We expect increased expenses for general and director and officer insurance, investor relations, and other administrative and professional services. In addition, we expect to incur additional costs as we hire additional personnel and enhance our infrastructure to support the anticipated growth of the business.
Interest expense
Total Interest Expense for the years ended December 31, 2020 and 2019 was $3.3 million and $4.1 million, respectively, a decrease of $0.9 million or 20.7%. The decrease in interest expense was primarily the result of a reduction in loan principal balance.
Other income (expense)
On December 22, 2016, the Company and a private equity investment firm (the “Buyer”), closed a growth recapitalization transaction (the “Growth Capital Transaction”) in partnership with the Company’s co-founders and existing investors (the “Sellers”). As part of that transaction, the Company agreed to pay to the Sellers an amount equal to the tax benefit realized by the Company during each of the first five taxable years of the Company through 2020, any net operating loss carryover and research credits as a portion of the residual purchase price.
In connection with that transaction, the Company specifically agreed to pay consideration to the former Sellers following the filing of the Company’s tax return for each relevant taxable year an amount equal to the tax benefit realized by the Company during each of the first five (5) taxable years of the Company ending following the Closing Date (December 22, 2016) resulting from: (i) net operating loss carryover (within the meaning of Section 172 of the Code) to such taxable year of any net operating loss of the Company for a taxable year ending on or before the Closing Date (the “NOL Carryforwards”) and (ii) carryforward of the research credits determined under Section 41(a) of the Code to such taxable year of any such research credits of the Company for a taxable year ending on or before the Closing Date (the “R&D Carryforwards” and together with the NOL Carryforwards, the “Tax Attribute Carryforwards”). The Company shall be deemed to realize a tax benefit in any taxable year to the extent that (i) its cash Tax liability for such taxable year computed without taking the Tax Attribute Carryforwards to such taxable year into account is greater than (ii) its cash Tax liability for such taxable year computed by taking the Tax Attribute Carryforwards to such taxable year into account. If the Company makes a payment with respect to a taxable year and in a subsequent taxable year realizes a net operating loss or tax credit that, if carried back to such taxable year would reduce or eliminate the tax benefit deemed realized for such taxable year, such reduced or eliminated tax benefit shall become a Disallowed Tax Benefit, and the Sellers shall promptly pay to Buyer an amount equal to the excess, if any, of (i) the tax benefit computed for such taxable year without taking such net operating loss and tax credit into account and (ii) the tax benefit computed for such taxable year taking such net operating loss and tax credit into account. During 2019, the Company incurred $1,917 of residual purchase price to the Sellers which is included under other income (expense) on the Consolidated Statements of Operations. As of December 31, 2020, all tax attributes arising from December 22, 2016, and prior have been exhausted.
During the year ended December 31, 2020, Other Income consisted primarily of an escrow deposit recovery of $0.6 million related to the 2018 sale of its Barometric department.
Provision for income taxes
Provision for Income Taxes for the years ended December 31, 2020 and 2019 was $2.8 million and $2.0 million, respectively an increase of $0.8 million or 37%. This overall increase was the result of an increase in current provision for Federal and State taxes of $1.4 million or 36% which was offset by a $0.6 million or 35% increase in Federal and State deferred tax benefit.
Selected Quarterly Results of Operations
The following table sets forth unaudited statement of operations data for each of the quarters presented below. The quarterly statement of operations data was prepared on the same basis as the consolidated financial statements. In the Company’s opinion, this financial information includes all normal and recurring adjustments considered necessary for a fair statement of such financial information. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods. This information should be read together with the consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus.
	Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021
(amounts in US Dollars)	(in thousands, except for percentages)
Revenue	$22,853	$28,335	$29,452	$39,766	$23,835	$21,064	$29,011	$47,105	$30,967	$39,867	$39,534
Operating expenses:
Platform operations	11,621	13,570	14,573	19,927	12,259	11,369	14,438	21,392	14,888	18,263	19,217
Sales and marketing	7,070	7,424	7,692	8,933	7,630	6,866	7,694	9,418	8,058	8,422	9,209
Technology and development	1,865	1,910	2,019	2,258	2,014	2,479	2,501	2,715	2,463	2,670	2,913
General and administrative	1,750	2,103	1,767	2,298	1,754	2,025	1,978	2,369	2,137	7,977	3,073
Total operating expenses	22,306	25,007	26,051	33,416	23,657	22,739	26,611	35,894	27,546	37,332	34,412
Income (loss) from operations	547	3,328	3,401	6,350	178	(1,675)	2,400	11,211	3,421	2,535	5,122
Interest expense, net	(1,122)	(1,118)	(974)	(931)	(873)	(942)	(755)	(715)	(600)	(610)	(598)
Other income (expense), net	1	(57)	(992)	(917)	(1)	—	641	6	—	20	—
Total other expense, net	(1,121)	(1,175)	(1,966)	(1,848)	(874)	(942)	(114)	(709)	(600)	(590)	(598)
Income (loss) from operations before income taxes	(574)	2,153	1,435	4,502	(696)	(2,617)	2,286	10,502	2,821	1,945	4,524
Provision (for) benefit from taxes	155	(579)	(386)	(1,219)	192	732	(709)	(2,995)	(988)	(584)	(1,569)
Net income (loss)	$(419)	$1,574	$1,049	$3,283	$(504)	$(1,885)	$1,577	$7,507	$1,833	$1,361	$2,955

Non-GAAP Financial Information
We calculate and monitor certain non-GAAP financial measures to help set budgets, establish operational goals, analyze financial results and performance, and make strategic decisions. We also believe that the presentation of these non-GAAP financial measures in this proxy statement/prospectus provides an additional tool for investors to use in comparing our results of operations over multiple periods. However, the non-GAAP financial measures presented in this proxy statement/prospectus may not be comparable to similarly titled measures reported by other companies due to differences in the way that these measures are calculated. The non-GAAP financial measures presented should not be considered as the sole measure of our performance, and should not be considered insolation from, or a substitute for, comparable financial measures calculated in accordance with generally with accepted accounting principles in the United States (“GAAP”).
The information in the table below sets forth the non-GAAP financial measures that we use in this proxy statement/prospectus. Because of the limitations associated with these non-GAAP financial measures, “Adjusted Gross Profit,” “EBITDA,” “Adjusted EBITDA,” “Adjusted Gross Profit as a % of Revenue” and “Adjusted EBITDA as a percent of Adjusted Gross Profit” should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures on a supplemental basis. You should review the reconciliation of the non-GAAP financial measures below and not rely on any single financial measure to evaluate our business.
Adjusted Gross Profit
Adjusted Gross Profit is a non-GAAP profitability measure. Adjusted Gross Profit is a non-GAAP financial measure of campaign profitability, monitored by management and the board, used to evaluate our operating performance and trends, develop short and long term operational plans, and make strategic decisions regarding the allocation of capital. We believe this measure provides a useful period to period comparison of campaign profitability and is useful information to investors and the market in understanding and evaluating our operating results in the same manner as our management and board. Gross profit is the most comparable GAAP measurement, which is calculated as revenue less platform operations costs. In calculating Adjusted Gross Profit, we add back other platform operations costs, which consist of amortization expense related to capitalized software, depreciation expense, allocated costs of personnel which set up and monitor campaign performance, and platform hosting, license, and maintenance costs, to gross profit.
The following table presents the calculation of gross profit and reconciliation of gross profit to Adjusted Gross Profit for the years ended December 31, 2020 and 2019, and the nine months ended September 30, 2021 and 2020.
	Year Ended December 31,		Nine Months Ended September 30,
	2020	2019	2021	2020
(amounts in US Dollars)	(in thousands, except for percentages)
Revenue	$121,015	$120,406	$110,368	$73,910
Less: Platform operations	59,458	59,691	52,368	38,066
Gross Profit	61,557	60,715	58,000	35,844
Add back: Other platform operations	17,475	16,996	14,995	12,254
Adjusted Gross Profit(1)	$79,032	$77,711	$72,995	$48,098
EBITDA and Adjusted EBITDA
EBITDA is a non-GAAP financial measure defined by us as net income (loss), before interest expense, net, depreciation, amortization and income tax expense. Adjusted EBITDA is defined as EBITDA before stock compensation expense, transaction costs, management fees, non-core operations and other potential non-recurring items.

Collectively these non-GAAP financial measures are key profitability measures used by our management and board to understand and evaluate our operating performance and trends, develop short-and long-term operational plans and make strategic decisions regarding the allocation of capital. We believe that these measures can provide useful period-to-period comparisons of campaign profitability. Accordingly, we believe that these measures provide useful information to investors and the market in understanding and evaluating our operating results in the same manner as our management and board.
	Year Ended December 31,		Nine Months Ended September 30,
	2020	2019	2021	2020
(amounts in US Dollars)	(in thousands, except for percentages)
Net income (loss)	$6,695	$5,487	$6,149	$(812)
Interest expense, net	3,285	4,145	1,808	2,570
Tax expense (benefit)	2,780	2,029	3,141	(215)
Depreciation and amortization	8,134	9,365	6,354	6,046
EBITDA(1)	$20,894	$21,026	$17,452	$7,589
Equity based compensation	657	776	382	547
Transaction costs(2)	1,412	3,200	3,345	1,116
Management fees(3)	872	898	653	654
Lease termination fee(4)	—	—	4,243	—
Non-core operations(5)	1,047	1,208	1,656	799
Adjusted EBITDA(1)	$24,882	$27,108	$27,731	$10,705
Adjusted EBITDA as a Percentage of Adjusted Gross Profit and Adjusted Gross Profit as a Percentage of Revenue
(amounts in US Dollars)	Year Ended December 31,		Nine Months Ended September 30,
	2020	2019	2021	2020
	(in thousands, except for percentages)
Gross Profit	$61,557	$60,715	$58,000	$35,844
Net income (loss)	$6,695	$5,487	$6,149	$(812)
Net income (loss) as a % of Gross Profit	10.9%	9.0%	10.6%	-2.3%
Adjusted Gross Profit(1)	$79,032	$77,711	$72,995	$48,098
Adjusted EBITDA(1)	$24,882	$27,108	$27,731	$10,705
Adjusted EBITDA as a % of Adjusted Gross Profit(1)	31.5%	34.9%	38.0%	22.3%
Gross Profit	$61,557	$60,715	$58,000	$35,844
Revenue	$121,015	$120,406	$110,368	$73,910
Gross Profit as a % of Revenue	50.9%	50.4%	52.6%	48.5%
Revenue	$121,015	$120,406	$110,368	$73,910
Adjusted Gross Profit(1)	$79,032	$77,711	$72,995	$48,098
Adjusted Gross Profit as a % of Revenue(1)	65.3%	64.5%	66.1%	65.1%

(1)
Non-GAAP financial measures used by AdTheorent to help set budgets, establish operational goals, analyze financial results and performance, and make strategic decisions.

(2)
AdTheorent entered into strategic discussions and incurred transaction-related expenses in 2019, continuing into 2020, although such strategic initiatives were suspended due to the Covid-19 pandemic. AdTheorent commenced a different strategic process in 2021, which process lead to the BCA with MCAP. We expect to continue to incur related legal and professional services fees for the remainder of 2021 related to this transaction.

(3)
On December 22, 2016, AdTheorent closed a growth recapitalization transaction with H.I.G. Capital. As part of that transaction AdTheorent agreed to pay monthly Management Fees to H.I.G. Capital. These fees will discontinue as of the Closing Date.

(4)
In April 2021, AdTheorent incurred a lease termination fee of approximately $4.2 million in connection with moving its primary headquarters office in New York City to another space in the same building at a lower cost.

(5)
Effective as of March 1, 2020, AdTheorent effectuated a contribution of its SymetryML department into a new subsidiary, SymetryML, Inc. AdTheorent periodically raised capital to fund Symetry operations, by entering into Simple Agreement for Future Equity Notes (“SAFE Note”) with several parties (see AFS Note 11). AdTheorent views SymetryML operations as non-core, and does not intend to fund future operational expenses incurred in excess of SAFE Note funding secured. AdTheorent is exploring several strategic alternatives that could result in the de-consolidation of the entity in the future.

Selected Quarterly Financial Information and Metrics
The following tables present the unaudited quarterly historical consolidated financial, other data, and metrics for each of the quarterly periods presented below. This information should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. The results of historical periods are not necessarily indicative of the results in any future period and the results of a particular quarter or other interim period are not necessarily indicative of the results for a full year.
Adjusted Gross Profit
	Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021
(amounts in US Dollars)	(in thousands, except for percentages)
Revenue	$22,853	$28,335	$29,452	$39,766	$23,835	$21,064	$29,011	$47,105	$30,967	$39,867	$39,534
Less: Platform operations	11,621	13,570	14,573	19,927	12,259	11,369	14,438	21,392	14,888	18,263	19,217
Gross Profit	$11,232	$14,765	$14,879	$19,839	$11,576	$9,695	$14,573	$25,713	$16,079	$21,604	$20,317
Add back: Other platform operations	3,841	4,072	4,441	4,642	3,975	4,018	4,261	5,221	4,719	5,048	5,228
Adjusted Gross Profit(1)	$15,073	$18,837	$19,320	$24,481	$15,551	$13,713	$18,834	$30,934	$20,798	$26,652	$25,545
EBITDA and Adjusted EBITDA
	Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021
(amounts in US Dollars)	(in thousands, except for percentages)
Net income (loss)	$(419)	$1,574	$1,049	$3,283	$(504)	$(1,885)	$1,577	$7,507	$1,833	$1,361	$2,955
Interest expense, net	1,122	1,118	974	931	873	942	755	715	600	610	598
Tax expense (benefit)	(155)	579	386	1,219	(192)	(732)	709	2,995	988	584	1,569
Depreciation and amortization	2,289	2,326	2,362	2,388	1,967	2,019	2,060	2,088	2,102	2,122	2,130
EBITDA(1)	$2,837	$5,597	$4,771	$7,821	$2,144	$344	$5,101	$13,305	$5,523	$4,677	$7,252
Equity based compensation	98	270	184	224	194	171	182	110	164	108	110
Transaction costs(2)	283	239	1,402	1,276	311	541	264	296	241	2,197	907
Management fees(3)	222	224	221	231	217	218	219	218	217	218	218
Lease termination fee(4)	—	—	—	—	—	—	—	—	—	4,243	—
Non-core operations(5)	312	303	293	300	228	312	259	248	599	595	462
Adjusted EBITDA(1)	$3,752	$6,633	$6,871	$9,852	$3,094	$1,586	$6,025	$14,177	$6,744	$12,038	$8,949

Adjusted EBITDA as a Percentage of Adjusted Gross Profit and Adjusted Gross Profit as a Percentage of Revenue
	Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021
(amounts in US Dollars)	(in thousands, except for percentages)
Gross Profit	$11,232	$14,765	$14,879	$19,839	$11,576	$9,695	$14,573	$25,713	$16,079	$21,604	$20,317
Net income (loss)	$(419)	$1,574	$1,049	$3,283	$(504)	$(1,885)	$1,577	$7,507	$1,833	$1,361	$2,955
Net income (loss) as a % of Gross Profit	-3.7%	10.7%	7.1%	16.5%	-4.4%	-19.4%	10.8%	29.2%	11.4%	6.3%	14.5%
Adjusted Gross Profit(1)	$15,073	$18,837	$19,320	$24,481	$15,551	$13,713	$18,834	$30,934	$20,798	$26,652	$25,545
Adjusted EBITDA(1)	$3,752	$6,633	$6,871	$9,852	$3,094	$1,586	$6,025	$14,177	$6,744	$12,038	$8,949
Adjusted EBITDA as a % of Adjusted Gross Profit(1)	24.9%	35.2%	35.6%	40.2%	19.9%	11.6%	32.0%	45.8%	32.4%	45.2%	35.0%
Gross Profit	$11,232	$14,765	$14,879	$19,839	$11,576	$9,695	$14,573	$25,713	$16,079	$21,604	$20,317
Revenue	$22,853	$28,335	$29,452	$39,766	$23,835	$21,064	$29,011	$47,105	$30,967	$39,867	$39,534
Gross Profit as a % of Revenue	49.1%	52.1%	50.5%	49.9%	48.6%	46.0%	50.2%	54.6%	51.9%	54.2%	51.4%
Revenue	$22,853	$28,335	$29,452	$39,766	$23,835	$21,064	$29,011	$47,105	$30,967	$39,867	$39,534
Adjusted Gross Profit(1)	$15,073	$18,837	$19,320	$24,481	$15,551	$13,713	$18,834	$30,934	$20,798	$26,652	$25,545
Adjusted Gross Profit as a % of Revenue(1)	66.0%	66.5%	65.6%	61.6%	65.2%	65.1%	64.9%	65.7%	67.2%	66.9%	64.6%
Key Business Metric:
Number of Active Customers
	Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021
Active Customers	251	270	271	275	282	280	284	270	280	287	306

(1)
Non-GAAP financial measures used by AdTheorent to help set budgets, establish operational goals, analyze financial results and performance, and make strategic decisions.

(2)
AdTheorent entered into strategic discussions and incurred transaction-related expenses in 2019, continuing into 2020, although such strategic initiatives were suspended due to the Covid-19 pandemic. AdTheorent commenced a different strategic process in 2021, which process lead to the BCA with MCAP. We expect to continue to incur related legal and professional services fees for the remainder of 2021 related to this transaction.

(3)
On December 22, 2016, AdTheorent closed a growth recapitalization transaction with H.I.G. Capital. As part of that transaction AdTheorent agreed to pay monthly Management Fees to H.I.G. Capital. These fees will discontinue as of the Closing Date.

(4)
In April 2021, AdTheorent incurred a lease termination fee of approximately $4.2 million in connection with moving its primary headquarters office in New York City to another space in the same building at a lower cost.

(5)
Effective as of March 1, 2020, AdTheorent effectuated a contribution of its SymetryML department into a new subsidiary, SymetryML, Inc. AdTheorent periodically raised capital to fund Symetry operations, by entering into Simple Agreement for Future Equity Notes (“SAFE Note”) with several parties (see AFS Note 11). AdTheorent views SymetryML operations as non-core, and does not intend to fund future operational expenses incurred in excess of SAFE Note funding secured. AdTheorent is exploring several strategic alternatives that could result in the de-consolidation of the entity in the future.

Liquidity and Capital Resources
Our business requires substantial amounts of cash for operating activities, including salaries and wages paid to our employees, development expenses, general and administrative expenses, and others. As of September 30, 2021, the Company had $22.6 million in cash and cash equivalents.
The Company’s working capital includes term loans amounting to $24.4 million, which are due in December of 2021. As of September 30, 2021, the Company had approximately $6.5 million available for borrowing under its bank revolver. The Company believes it has sufficient sources of liquidity, including cash generated from operations and available capacity on the revolving credit facility, to support its operating needs, capital requirements, and debt service requirements for the next twelve months.
Upon consummation of the Business Combination and the closing of the PIPE Financing, the most significant change in AdTheorent’s future reported financial position and results of operations is expected to be an estimated increase in cash and cash equivalents (as compared to AdTheorent’s balance sheet at September 30, 2021 and December 31, 2020) of approximately $195.0 million, assuming no redemptions, including $121.5 million in gross proceeds from the PIPE Financing by the investors, or approximately $79.8 million, assuming maximum redemptions of 13.7 million shares of Class A common stock with no cash shortfall by MCAP stockholders. Total direct and incremental transaction costs of the MCAP and AdTheorent transaction are estimated at approximately $40.0 million.
There can be no assurances that we will be able complete the Merger or that, in the event that the Merger does not take place, that we will be able to secure alternate forms of financing at terms that are acceptable to our management or at all. In that event, we might be forced to limit many of our business plans and consider other means of creating value for our stockholders.
The accompanying audited financial statements have been prepared assuming we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.
Our purchase commitments per our standard terms and conditions with our suppliers and vendors are cancellable in whole or in part with or without cause prior to delivery. If we terminate an order, we will have no liability beyond payment of any balances owing for goods or services delivered previously.
Debt Facility
On December 22, 2016, in connection with the Growth Capital Transaction, the Company entered into a credit agreement (“Credit Agreement”) with various financial institutions (“Lenders”), including affiliates of MCAP. The Credit Agreement consisted of a $48.5 million term loan (the “Term Loan”) and revolving loans (“Revolving Loans”) in aggregate principal amount of $5.0 million (collectively, the “Facility”). The Facility matures on December 22, 2021. The Facility bears interest at a rate equal to the greater of 0.5% or the one-month London Inter-bank Offered Rate (“LIBOR”), plus 8.5%, per annum.
The Company has entered into five separate amendments (collectively “Amendments”) to the Credit Agreement subsequent to the date of the Credit Agreement. The Amendments did not result in a change to the principal amount, terms or interest rate of the Facility.
The Company incurred debt issuance costs of $1.2 million which are presented in the consolidated balance sheets. For the years ended December 31, 2020 and 2019, the Company amortized $0.2 million and $0.3 million, respectively, and $0.1 million and $0.2 million for the nine months ended September 30, 2021 and 2020, respectively. The effective rate of interest associated with this loan was 10.6% for the years ended December 31, 2020 and 2019 and for the nine months ended September 30, 2021 and 2020.
The Term Loan requires the Company to be subjected to certain customary representations, warranties, and covenants, and as of September 30, 2021, the Company was in full compliance with the terms of the Term Loan.
All obligations under the Term Loan are secured by a fully perfected priority security interest in substantially all assets of the Company.

Silicon Valley Bank Revolver
On September 21, 2017, the Company entered into a Loan and Security agreement (“Loan and Security Agreement”) with Silicon Valley Bank (“SVB”). The Loan and Security Agreement consisted of a revolving line of up to $8.0 million (“SVB Revolver”) including letters of credit up to $2.775 million (“Letters of Credit”) (Refer to Note 16 — Commitments and contingencies).
The SVB Revolver initially matured on September 21, 2019. The SVB Revolver is available on demand and accrues interest at Prime (as defined in the Loan and Security Agreement) plus 2.5% and interest shall be payable monthly. The borrowing base of the SVB Revolver is 80.0% of the Company’s eligible accounts receivable. Upon expiration, all outstanding principal and interest balances are due. The collections of the Company’s accounts receivable are applied to the outstanding loan balance daily.
Since the inception of the Loan and Security Agreement the Company has entered into several amendments, primarily to extend the term of the agreement. On October 23, 2020, the Company entered into the Sixth Amendment to the Loan and Security Agreement (“Sixth SVB Revolver Amendment”). The Sixth SVB Revolver Amendment extended the previously amended maturity date of July 31, 2020 to July 31, 2021. The interest rate definition was also amended to accrue at a floating per annum rate equal to the greater of (a) two 2.50% above the Prime Rate and (b) 3.25%; provided, however, during a Streamline Period, the principal amount outstanding under the SVB Revolver shall accrue interest at a floating per annum rate equal to the greater of (x) 1.50% above the Prime Rate and (y) 3.25%.
For the year ended December 31, 2020 and 2019, and the nine months ended September 30, 2021 and 2020, the Company did not incur any interest related to the SVB Revolver. As of December 31, 2020, and 2019 and as of September 30, 2021, the SVB Revolver balance was $0, respectively.
The SVB Revolver requires that the Company be subjected to certain customary financial and non-financial covenants, and as of September 30, 2021, the Company was in full compliance with the terms of the Term Loan.
On July 27, 2021, the Company extended the terms of the SVB Revolver by modifying the maturity date of the loan agreement from July 31, 2021 to November 30, 2021. This Seventh Loan Modification Agreement (“Loan Modification Agreement”) was signed on July 27, 2021 by both the Company and SVB. All other terms of the SVB Revolver shall remain the same.
All obligations under the SVB Revolver are secured by substantially all assets of the Company (subject only to permitted liens to have superior priority).
Debt consists of the following as of December 31, 2020 and 2019, and September 30, 2021:
	As of December 31,		(unaudited) As of September 30,
	2020	2019	2021
(amounts in US Dollars)	(in thousands)
Term Loan Payable	$26,187	$32,958	$24,368
Less: deferred financing fees	(155)	(375)	(37)
	26,032	32,583	24,331
Less: Current portion of Term Loan Payable, net	(26,032)	(2,425)	(24,331)
Term Loan, net of current portion	$—	$30,158	$—
The carrying value of debt as of September 30, 2021, December 31, 2020 and December 31, 2019 approximated its fair value. All required principal payments are due in 2021.
SAFE Notes
Effective as of March 1, 2020, the Company effectuated a contribution of its SymetryML department into a new subsidiary, SymetryML, Inc. “Symetry”. During the year ended December 31, 2020 and nine months ended September 30, 2021 and 2020 (unaudited), the Company raised $1.25 million, $1.2 million and

$1.2 million, respectively, to fund Symetry operations, by entering into Simple Agreement for Future Equity Notes (“SAFE Note”) with several parties. The SAFE Notes resulted in cash proceeds to the Company in exchange for the right to stock of SymetryML, Inc, a subsidiary of the Company, or cash at a future date in the occurrence of certain events, as follows:
If there is an equity financing transaction, where the Company issues and sells capital units of SymetryML, Inc, at a fixed pre-money valuation and with an aggregate investment amount of a defined threshold, before the expiration or termination of the SAFE Note, the Company will automatically issue a number of new units equal to the purchase price of the SAFE Note, as defined in the SAFE agreement, divided by either: (1) the price per new unit equal to the quotient obtained by dividing (i) $10,000 by (ii) the Company capitalization as of immediately prior to the transaction; or (2) the product of the price per new units sold in the transaction multiplied by 80%, whichever calculation results in a greater number of new units.
If there is a liquidity event, as defined in the SAFE Notes, before the expiration or termination of the SAFE Notes, the investor will, at its option, either receive a cash payment equal to the purchase price of the note; or automatically receive from the Company a number of units of capital units equal to the purchase price of the note divided by the price per unit of capital unit equal to 80% multiplied by the quotient obtained by dividing (i) $10,000 by (ii) the Company capitalization as of immediately prior to the liquidity event, if the investor fails to select the cash option.
In a dissolution event, as defined in the SAFE Notes, the Company will pay the investors an amount equal to the purchase price of the SAFE Note, due and payable immediately prior to the consummation of the dissolution event.
The SAFE Notes were classified as marked-to-market liabilities pursuant to ASC 480, Distinguishing Liabilities from Equity. The SAFE Notes were measured at fair value, with changes in fair value recorded within loss on SAFE Note revaluation within the Consolidated Statement of Operations. Any changes in fair value were not material to the financial statements.
Cash Flow Summary
The following table summarizes our cash flows for the years ended December 31, 2020, 2019 and the nine months ended September 30, 2021, 2020:
	Year ended December 31,		Nine Months ended September 30,
	2020	2019	2021	2020
(amounts in US Dollars)	(in thousands)
Net cash provided by operating activities	$17,366	$11,821	$8,285	$13,093
Net cash used in investing activities	$(2,270)	$(1,758)	$(1,731)	$(1,928)
Net cash used in financing activities	$(5,420)	$(6,730)	$(576)	$(1,867)
Operating Activities
Net cash provided by operating activities for the nine-month period ended September 30, 2021 was $8.3 million, consisting primarily of net income of $6.1 million, non-cash amortization and depreciation of $6.4 million, non-cash deferred tax benefit of $1.6 million, non-cash equity-based compensation of $0.4 million, a decrease in accounts receivable of $8.1 million, a decrease in accounts payable of $4.3 million, a decrease in income taxes recoverable of $0.1 million, an increase in prepaid expenses of $1.0 million and decrease in accrued liabilities and other liabilities of $6.1 million.
Net cash provided by operating activities for the nine-month period ended September 30, 2020 was $13.1 million, consisting primarily of a net loss of $0.8 million, non-cash amortization and depreciation of $6.0 million, non-cash deferred tax benefit of $1.7 million, non-cash equity-based compensation of $0.5 million, a decrease in accounts receivable of $13.0 million, a decrease in accounts payable of $2.4 million, an increase in income taxes recoverable of $0.9 million, a decrease in prepaid expenses of $0.2 million and a decrease in accrued liabilities of $1.1 million.

Net cash provided by operating activities for the year ended December 31, 2020 was $17.4 million, consisting primarily of net income of $6.7 million, non-cash amortization and depreciation of $8.1 million, non-cash deferred tax benefit of $2.3 million, non-cash equity-based compensation of $0.7 million, an increase in accounts receivable of $4.4 million and an increase in accounts payable and accrued expenses of $7.8 million.
Net cash provided by operating activities for the year ended December 31, 2019 was $11.8 million, consisting primarily of net income of $5.5 million, non-cash amortization and depreciation of $9.4 million, non-cash deferred tax benefit of $1.7 million, non-cash equity-based compensation of $0.8 million, an increase in accounts receivable of $5.7 million and an increase in accounts payable and accrued expenses of $3.4 million.
DPO
Days payable outstanding (“DPO”) is calculated by dividing the average accounts payable for the period presented by the expense activity classified as platform operations less allocated costs of the Company’s personnel and allocated depreciation and amortization for the periods presented multiplied by the number of days in the period.
DPO for the year ended December 31, 2020, was 56 days and for the year ended December 31, 2019 was 55 days. No significant change is noted between periods.
DPO for the nine-month period ended September 30, 2021, was 53 days and for the nine-month period ended September 30, 2020 was 59 days. No significant change is noted between periods.
DSO
Days sales outstanding (“DSO”) is calculated by dividing average accounts receivable for the period by revenue recorded for the period multiplied by the number of days in the period.
DSO for the year ended December 31, 2020, was 95 days and for the year ended December 31, 2019 was 94 days. No significant change is noted between periods.
DSO for the nine-month period ended September 30, 2021, was 93 days and for the nine-month period ended September 30, 2020 was 107 days. The decrease in DSO was primarily due to a decrease in customer payment cycles as compared to the nine-month period ended September 30, 2020 during which DSO had increased due to the impact of COVID-19 on customers.
Typical Payment Terms
The Company’s standard payment terms range from 30 to 60 days. The Company’s consolidated average DSO for the year ended December 31, 2020, was 95 days, for the year ended December 31, 2019, was 94 days, for the nine months ended September 30, 2021, was 93 days, and for the nine months ended September 30, 2020, was 107 days. For the periods presented, the Company’s DSO has exceeded the standard payment terms of customers, because like many companies in its industry, AdTheorent often experiences slow payment by advertising agencies, such that advertising agencies typically collect payment from their customers before remitting payment to AdTheorent. The Company evaluates the creditworthiness of customers on a regular basis.
Accounts receivable are recorded at the invoiced amount, are unsecured, and do not bear interest. The allowance for doubtful accounts is based on the best estimate of the amount of probable credit losses in existing accounts receivable. The Company individually reviews all balances that exceed 90 days from the invoice date and assesses for provisions for doubtful accounts based on an assessment of the balance that will not be collected. Factors considered include the aging of the receivable, historical write off experience, the creditworthiness of each agency customer, and general economic conditions. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is remote.
We expect to continue generating strong positive cash flows as we scale our operations.

Investing Activities
Net cash used in investing activities during the nine-month period ended September 30, 2021 was $1.7 million, primarily consisting of capitalized software development costs of $1.6 million.
Net cash used in investing activities during the nine-month period ended September 30, 2020 was $1. 9 million, primarily consisting of capitalized software development costs of $1.8 million.
Net cash used in investing activities during the year ended December 31, 2020 was $2.3 million, primarily consisting of capitalized software development costs of $2.2 million.
Net cash used in investing activities during the year ended December 31, 2019 was $1.8 million, primarily consisting of capitalized software development costs of $1.6 million.
We expect to continue capitalizing software and purchasing property and equipment as we expand our operations.
Financing Activities
Net cash used in financing activities during the year ended December 31, 2020 was $5.4 million, consisting of payment of term loan and revolver debt of $6.8 million, proceeds from SAFE notes of $1.2 million and cash received for exercised options of $0.1 million.
Net cash used in financing activities during the year ended December 31, 2019 was $6.7 million, consisting of payment of term loan and revolver debt.
Net cash used in financing activities during the nine-month period ended September 30, 2021 was $0.6 million, consisting of payments of term loan of $1.8 million and proceeds from SAFE notes of $1.2 million.
Net cash used in financing activities during the nine-month period ended September 30, 2020 was $1.9 million, consisting of payments of term loan of $3.1 million and proceeds from SAFE notes of $1.2 million.
We expect to extinguish the existing indebtedness and obtain additional cash by consummating the Business Combination, issuing new equity, or incurring new debt to continue operations. Our future cash requirements and the adequacy of available funds will depend on many factors including those set forth in the section of this proxy statement/ prospectus titled “Risk Factors.”
Off-Balance Sheet Arrangements
As of December 31, 2020, we did not have any off-balance sheet arrangements.
Contractual Obligations
The table below summarizes our contractual obligations as of September 30, 2021:
	Less than 1 year	1 – 3 years	3 – 5 years	Total
(amounts in US Dollars)	(in thousands)
Operating Leases	$1,049	$4,084	$4,091	$9,224
Purchase commitments	4,125	12,000	3,000	19,125
Total contractual cash obligations	$5,174	$16,084	$7,091	$28,349
The table below summarizes our contractual obligations as of December 31, 2020:
	Less than 1 year	1 – 3 years	3 – 5 years	Total
(amounts in US Dollars)	(in thousands)
Operating Leases	$3,810	$8,524	$10,751	$23,085
Purchase commitments	500	—	—	500
Total contractual cash obligations	$4,310	$8,524	$10,751	$23,585

The Company has operating lease agreements for office space in the United States and Canada. The agreements expire over the next 3 years, except for the New York headquarters office, which expires in 2028. The Company recognizes rent expense on a straight-line basis.
The Company’s future operating lease obligations were significantly reduced as of September 30, 2021, as the Company entered into an agreement on April 20, 2021 to move its primary headquarters office in New York City to another space in the same building, approximately half of the rentable square footage and therefore a lower monthly base rent. Under the new lease terms, the Company is required to pay a lease termination fee of $4.2 million. $2.1 million of the lease termination fee was paid in May 2021, and the remaining $2.1 million was paid in September 2021.
In 2018, the Company sold its Barometric department to Claritas. As part of the sale the Company entered into a 3-year licensing agreement with Claritas, expiring December 31, 2021. The Company’s minimum obligation under this agreement is $0.5 million as of December 31, 2020 and $0.1 million as of September 30, 2021.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates.
Interest Rate Fluctuation Risk
Our cash and cash equivalents consist of cash and highly liquid investments with an original maturity of three months or less. The primary objective of our investment activities is to preserve principal. Because our cash and cash equivalents have a short maturity, our portfolio’s fair value is insensitive to interest rate changes. We do not believe that an increase or decrease in interest rates of 100 basis points would have a material effect on our operating results or financial condition. In future periods, we will continue to evaluate our investment policy to ensure that we continue to meet our overall objectives.
Our borrowings under notes payable and finance lease obligations are generally at variable interest rates. We do not hedge our exposure to changes in interest rates. As of December 31, 2020, we have $26 million in variable rate debt outstanding. A 10% change in interest rates would have an immaterial impact on annualized interest expense.
Critical Accounting Policies and Significant Estimates
Our discussion and analysis of financial condition and results of operations are based upon our unaudited consolidated financial statements as of September 30, 2021 and our audited annual consolidated financial statements for the year ended December 31, 2020, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. By their nature, these judgments are subject to an inherent degree of uncertainty. We periodically evaluate the judgments and estimates used for our critical accounting policies to ensure that such judgments and estimates are reasonable under the circumstances. These judgments and estimates are based on our historical experience, current trends and information available from other sources, as appropriate. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be materially affected by changes in these estimates. The estimates used herein are based on the information available as of the date of the consolidated financial statements.
While our significant accounting policies are described in more detail in Note 2 to our audited annual financial statements included elsewhere in this proxy statement/prospectus, we believe that the following accounting policies discussed below are critical to understanding our historical and future performance as these policies involve a greater degree of judgment and complexity.
Revenue Recognition
The Company adopted FASB Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”) using the modified retrospective method, on January 1, 2019.

Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. The Company measures revenue based on the consideration specified in the customer arrangement, and revenue is recognized when the performance obligations in the customer arrangement are satisfied. A performance obligation is a promise in a contract to transfer a distinct service or product to the customer. The transaction price of a contract is allocated to each distinct performance obligation and recognized as revenue when or as the customer receives the benefit of the performance obligation.
In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under its agreements, the Company performs the following steps (i) identification of contracts with customers; (ii) identification of performance obligations; (iii) determination of the transaction price; (iv) allocation of the transaction price to performance obligations; and (v) recognition of revenue when or as the Company satisfies each performance obligation.
Typical payment terms are between net 30 and net 60 days.
Equity-based compensation
Equity-based compensation expense related to employee equity-based awards is measured and recognized in the Consolidated Financial Statements based on the fair value of the awards granted.
Prior to completion of the Business Combination, as the Company’s units were not listed on a public marketplace, the calculation of the fair value of its units was subject to a greater degree of estimation in determining the basis for unit-based awards that were issued. Given the absence of a public market, the Company was required to estimate the fair value of the units at the time of each grant. The Company considered objective and subjective factors in determining the estimated fair value and utilized third party valuation experts to determine the grant date unit price using the Black-Scholes option-pricing model. Under the Black-Scholes model, the Company determined the value of its units based on interpolating from the valuations in its most recent external equity financing rounds and, when applicable, an expected valuation for an initial public offering of its shares, subject to discounts for the probability and timing of an exit event and lack of marketability, among other factors.
The assumptions underlying the valuations represent the Company’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if the Company used significantly different assumptions or estimates, the equity-based compensation expense for prior periods could have been materially different. Following the consummation of the Business Combination, we expect to use the market price of our units as the basis for the valuation of future grants.
Software development Costs
We capitalize certain costs associated with creating and enhancing internally developed software. The development costs associated with certain solutions offered exclusively through software as a service model are accounted for in accordance with ASC Topic 350-40, Internal-Use Software (“ASC 350-40”). Under ASC 350-40 qualifying software costs developed for internal use are capitalized when application development begins, it is probable that the project will be completed, and the software will be used as intended. Capitalized costs include (1) payroll and payroll- related costs for employees who are directly associated with, and devote time to, a qualifying project and (2) certain external direct costs for third- parties who are directly associated with, and devote time to, a qualifying project. Costs incurred during the preliminary project stage of development as well as maintenance costs are expensed as incurred. The Company capitalizes direct costs related to application development activities that are probable to result in additional functionality. Capitalized costs are amortized on a straight-line basis over 2 years, which best represents the pattern of the software’s useful life. The Company tests for impairment whenever events or changes in circumstances that could impact recoverability occur.
Recent Accounting Pronouncements
See Note 2 of our audited annual financial statements included elsewhere in this proxy statement/prospectus for more information regarding recently issued accounting pronouncements.

Emerging Growth Company Status
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.
After the completion of the Business Combination AdTheorent expects to be an “emerging growth company” as defined in Section 2(a) of the Securities Act upon completion of the Business Combination and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, the Combined Entity will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Common Stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Combined Entity has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Combined Entity has issued more than $1.0 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2024, and the Combined Entity expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare the Combined Entity’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

CERTAIN ADTHEORENT RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Unless the context requires otherwise, all references in this section to “we,” “us,” “our” or “AdTheorent” refer to AdTheorent prior to the consummation of the Business Combination.
Stockholders Agreement
In connection with the Business Combination, concurrently with the Closing, the Post-Combination Company and the certain stockholders will enter into the Stockholders Agreement in the form attached to this proxy statement/prospectus as Annex J.
Registration Rights Agreement
In connection with the Business Combination, concurrently with the Closing, the Post-Combination Company and certain stockholders will enter into the Registration Rights Agreement in the form attached to this proxy statement/prospectus as Annex H.
Member Support Agreement
In connection with the execution of the Business Combination Agreement, MCAP, AdTheorent and the Key Company Members, who hold a majority of AdTheorent’s membership interests, have entered into the Member Support Agreement in the form attached to this proxy statement/prospectus as Annex F, pursuant to which, among other things, the AdTheorent members have agreed to vote in favor of the BCA, the Business Combination, and the other transactions contemplated by the BCA (“Transactions”) at a meeting of AdTheorent members called to approve the BCA, the Business Combination, and Transactions (or to act by written consent approving the BCA, the Business Combination, and Transactions).
Indemnification Agreements
It is anticipated that the board of directors of the Post-Combination Company will, in connection with consummating the Business Combination, approve and direct the Post-Combination Company to enter into customary indemnification agreements with the persons intended to serve as directors and executive officers of the Post-Combination Company following the Business Combination.
Operating Agreement
AdTheorent and the Members (as defined in the Operating Agreement) have entered into that certain AdTheorent Holding Company, LLC Operating Agreement (the “Operating Agreement”), dated as of December 22, 2016. The Members include (i) H.I.G. Growth — AdTheorent Intermediate, LLC, which is an affiliate of H.I.G., (ii) Monroe Capital Corporation, Monroe Capital Private Credit Fund II LP, Monroe Capital Private Credit Fund II (Unleveraged) LP, Monroe Private Credit Fund A LP, Monroe Capital Private Credit Fund I LP, Monroe Capital Partners Fund LP, which are affiliates of MCAP, (iii) Anthony Iacovone, who is a director of AdTheorent, (iv) James Lawson, who is the Chief Executive Officer and a director of AdTheorent, (v) Josh Walsh, who is a current part-time employee at AdTheorent, and (vi) Scott Russo, an officer of Symetry (a subsidiary of AdTheorent). The terms and conditions on which AdTheorent may conduct its business and the rights and obligations of the Members are set forth in the Operating Agreement.
Employment Agreements and Other Transactions with Executive Officers
AdTheorent has entered into employment agreements and offer letter agreements with certain of its executive officers and reimburses affiliates for reasonable travel related expenses incurred while conducting business on behalf of AdTheorent. See the section entitled “Information About AdTheorent — Executive Compensation — AdTheorent’s Executive Officer and Board Member Compensation.”
H.I.G. will hold four board seats on the board of the Post-Combination Company, for which compensation will be paid to H.I.G. Capital rather than to the individual holders of the seats directly.

Other Transactions
AdTheorent Acquisition Company and AdTheorent Inc. have entered into a Professional Services Agreement with H.I.G. Capital. Subject to this agreement, AdTheorent pays a management consulting fee and reimburses H.I.G. Capital for certain costs and expenses incurred in connection with the agreement and receives certain management services in consideration. Subject to this agreement, an additional management fee becomes due in the event of certain transactions, such as an IPO or the sale of all or substantially all assets of AdTheorent. Such transaction fee (amount not yet finalized) will be paid in connection with the Business Combination. Also pursuant to this agreement, AdTheorent Acquisition Company and AdTheorent Inc. have agreed to indemnify H.I.G. Capital and, among others, its officers, directors, stockholders, and affiliates, against all losses, claims, liabilities, suits, costs, damages, and expenses arising from their performance of services under the Professional Services Agreement.
AdTheorent Acquisition Company and AdTheorent Inc. have also entered into a Transaction Services Agreement with H.I.G. Capital. Pursuant to this agreement, AdTheorent retains H.I.G. Capital to provide transaction services in connection with certain transactions, for which AdTheorent pays an investment banking fee to H.I.G. Capital upon the closing of such transaction and reimburses H.I.G. Capital for certain costs and expenses incurred in connection with the agreement. Also pursuant to this agreement, AdTheorent Acquisition Company and AdTheorent Inc. have agreed to indemnify H.I.G. Capital and, among others, its officers, directors, stockholders, and affiliates, against all losses, claims, liabilities, suits, costs, damages, and expenses arising from their performance of services under the Transaction Services Agreement.
In connection with the business combination, H.I.G. Capital and AdTheorent have agreed to terminate both the Professional Services Agreement and the Transaction Services Agreement. Prior, but subject, to the closing of the Business Combination, as part of the termination, H.I.G. Capital will receive a one-time payment under the Professional Services Agreement and under the Transaction Services Agreement from cash on hand at AdTheorent based on a percentage of the sum of (a) the PIPE proceeds, plus (b) the net amount of cash released from the trust account, which aggregate payment amount is currently expected to be between $6.0 million and $8.0 million.
Related Party Transactions Policy Following the Business Combination
Upon consummation of the Business Combination, it is anticipated that the Post-Combination Company’s board of directors will adopt a written Related Party Transactions Policy that sets forth the Post-Combination Company’s policies and procedures regarding the identification, review, consideration and oversight of “related party transactions.” For purposes of the Post-Combination Company’s policy only, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Post-Combination Company or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related party” has a material interest.
Transactions involving compensation for services provided to the Post-Combination Company as an employee, consultant or director will not be considered related party transactions under this policy. A “related party” is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of the Post-Combination Company’s voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related party in question or, in the case of transactions with a holder of more than 5% of any class of the Post-Combination Company’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related party transaction to the Post-Combination Company’s audit committee (or, where review by the Post-Combination Company’s audit committee would be inappropriate, to another independent body of the Post-Combination Company’s board of directors) for review. To identify related party transactions in advance, MCAP will rely on information supplied by the Post-Combination Company’s executive officers, directors and certain significant stockholders.
The Post-Combination Company’s audit committee will approve only those transactions that it determines are fair to us and in the Post-Combination Company’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

INFORMATION ABOUT MCAP
Unless the context otherwise requires, all references in this “Information About MCAP” section to “we,” “us,” or “our” refer to MCAP Acquisition Corporation prior to the consummation of the Business Combination.
Overview
We are a blank check company formed under the laws of the State of Delaware on November 12, 2020. We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as a “target business.” We may pursue a business combination opportunity in any business or industry we choose. Prior to executing the Business Combination Agreement, our efforts have been primarily limited to organizational activities as well as activities related to our IPO.
On December 21, 2020, we issued an aggregate of 7,187,500 shares of Class B common stock (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000. On February 25, 2021, we effectuated a 0.1 for 1 dividend of our Class B common stock, resulting in an aggregate of 7,906,250 Founder Shares issued and outstanding. The Founder Shares that the Sponsor owns, on an as-converted basis, represent 20% of our issued and outstanding shares after the IPO.
On December 21, 2020, the Sponsor committed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). The Note was non-interest bearing and was payable on the earlier of June 30, 2021 or the completion of the IPO. On March 2, 2021, the $250,000 outstanding under the Note was repaid in full.
On March 2, 2021, we consummated our IPO of 31,625,000 MCAP Units at an offering price of $10.00 per MCAP Unit, with each MCAP Unit consisting of one share of MCAP Common Stock and one-third of one MCAP Warrant, resulting in gross proceeds of $316,250,000 (before underwriting discounts and commissions and offering expenses). In connection with the IPO, we paid our underwriter, Cowen, underwriting discounts and commissions of approximately $6.3 million and agreed to pay deferred underwriting commissions of approximately $11.1 million at the closing of the Business Combination. Cowen has agreed to pay approximately $1.4 million at the closing of the Business Combination to us or our designee for services and reimbursement of expenses in connection with the Business Combination. Each whole MCAP Warrant entitles the holder to purchase one share of MCAP Common Stock at a price of $11.50 per share, subject to adjustment. Each MCAP Warrant will become exercisable on the later of 30 days after the completion of the initial business combination or 12 months from the closing of the IPO and will expire five years after the completion of the initial business combination, or earlier upon redemption or liquidation.
Simultaneously with the consummation of the IPO, we sold 5,983,333 Private Placement Warrants in a private placement transaction at a purchase price of $1.50 per Private Placement Warrant to the Sponsor, resulting in gross proceeds to us of approximately $8,975,000. Each Private Placement Warrant sold in the private placement is identical to the MCAP Warrants sold in the IPO, except that the MCAP Warrants included in the Private Placement Warrants: (a) the Private Placement Warrants are not be transferable, assignable or salable until 30 days after the consummation of MCAP’s initial business combination except to permitted transferees, and (b) the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by us, (ii) may be exercised by the holders on a cashless basis and (iii) will be entitled to registration rights.
The proceeds from the sale of the MCAP Units were added to the proceeds from the IPO held in the Trust Account. An aggregate of $10.00 per MCAP Unit sold in the IPO was held in the Trust Account and may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions of Rule 2a-7 promulgated under the Investment Company Act which invest only on direct U.S. government treasury obligations. As of September 30, 2021, approximately $316.3 million of the IPO proceeds was held in the Trust Account. We may withdraw from the Trust Account interest earned on the funds held therein necessary to pay our income or other taxes, if any. Except as described in the section entitled “MCAP Management’s Discussion and Analysis of Financial Condition and Results of Operations,”

these proceeds will not be released until the earlier of the completion of an initial business combination and our redemption of 100% of the outstanding Public Shares upon our failure to consummate a business combination within the required time period.
The remaining proceeds from our IPO and simultaneous private placement, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.
Initial Business Combination
The target business or businesses that we acquire must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the amount of deferred underwriting commissions held in trust and taxes payable) at the time of the execution of a definitive agreement for our initial business combination, although we may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. Our board of directors determined that this test was met in connection with the Business Combination with AdTheorent as described in the section entitled “Proposal No. 1 — The Business Combination Proposal — Satisfaction of 80% Test” above.
Submission of Our Initial Business Combination to a Stockholder Vote
We are providing the Public Stockholders with the right to have their Public Shares redeemed for cash upon consummation of the Business Combination. Public Stockholders electing to exercise their redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. The Public Stockholders are not required to vote for or against the Business Combination to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their redemption rights will not be entitled to receive such payments.
The Sponsor and our officers and directors have agreed (1) to vote any shares of MCAP Common Stock owned by them in favor of any proposed business combination, (2) not to redeem any shares of MCAP Common Stock in connection with a stockholder vote to approve a proposed initial business combination and (3) not sell any shares of MCAP Common Stock in any tender in connection with a proposed initial business combination. The Sponsor and our officers and directors own Founder Shares and Placement Shares representing approximately 20.0% of the outstanding shares of MCAP Common Stock. Accordingly, if we seek stockholder approval of our initial business combination, the agreement by our Sponsor and our officers and directors to vote in favor of our initial business combination will increase the likelihood that we will receive the requisite stockholder approval for such initial business combination. In addition, certain investors purchased 4,100,000 MCAP Units in the IPO and have entered into agreements with the Sponsor agreeing to vote their Public Shares in favor of any initial business combination. As a result, we would need 7,759,376, or 24.5% of the 31,625,000 Public Shares sold in the IPO to be voted in favor of an initial business combination to have our initial business combination approved, assuming all of the outstanding shares of MCAP Common Stock vote. Assuming only the minimum number of shares representing a quorum are voted, in addition to the Founder Shares and the 4,100,000 MCAP Units purchased by these certain investors, we would not need any of the 31,625,000 public shares sold in our IPO to be voted in favor of an initial business combination to have our initial business combination approved.
Permitted Purchases of Our Securities
Other than pursuant to the PIPE Financing, none of the Sponsor, our executive officers, directors, director nominees or their affiliates has indicated any intention to purchase MCAP Units or shares of MCAP Common Stock from persons in the open market or in private transactions. However, if we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, the Sponsor, our directors, director nominees, executive officers, advisors or any of their affiliates may purchase Public Shares or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination, although they are under no obligation to do so. None of the funds held in the Trust Account will be used to purchase Public Shares or Public Warrants in such transactions. There is no limit on the number of shares or warrants such persons may purchase, or any restriction on the price that they may pay. Any such price per share may be different than the amount per share a Public Stockholder would receive if it elected to redeem its shares in connection with our initial business combination. However, such persons have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions.
In the event the Sponsor, our directors, director nominees, executive officers, advisors or any of their affiliates determine to make any such purchases of Public Shares at the time of a stockholder vote relating to our initial business combination, such purchases could have the effect of influencing the vote necessary to approve such transaction. If any of the Sponsor, our directors, director nominees, executive officers, advisors or any of their affiliates engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares or if such purchases are prohibited by Regulation M under the Exchange Act. We cannot currently determine whether any of our insiders will make such purchases pursuant to a Rule 10b5-1 plan, as that would be dependent upon several factors, including but not limited to the timing and size of any such purchase. Depending on the circumstances, any of our insiders may decide to make purchases of our securities pursuant to a Rule 10b5-1 plan or may determine that acting pursuant to such a plan is not required under the Exchange Act.
The Sponsor, our executive officers, directors, director nominees and their affiliates anticipate that they may identify the stockholders with whom they may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with our initial business combination. To the extent that the Sponsor, our executive officers, directors, director nominees or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the business combination.
We do not currently anticipate that purchases of our Public Shares or Public Warrants by the Sponsor, our directors, director nominees, executive officers, advisors or any of their affiliates, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of the Sponsor, our directors, director nominees, officers, advisors or any of their affiliates will purchase shares of MCAP Common Stock if such purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.
Redemption Rights for Public Stockholders
We will provide the Public Stockholders with the right to redeem their Public Shares into a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the IPO, calculated as of two business days prior to the consummation of the Business Combination, upon the consummation of the Business Combination. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Sponsor and each of our officers and directors have agreed to waive their redemption rights with respect to their Founder Shares, Private Shares and any Public Shares that they may have acquired during or after the IPO, in connection with the completion of MCAP’s initial business combination. These shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $316.3 million on September 30, 2021, the estimated per share redemption price would have been approximately $10.0006. This is greater than the $10.00 IPO price of MCAP Units. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest will be net of taxes payable by MCAP), in connection with the liquidation of the Trust Account.

Redemption of Public Shares and Liquidation if No Initial Business Combination
Our amended and restated certificate of incorporation provides that we will have until March 2, 2023 (subject to any applicable extension) to complete an initial business combination. If, as a result of the termination of the Business Combination Agreement or otherwise, MCAP is unable to complete a business combination by March 2, 2023 (subject to any applicable extension), MCAP’s amended and restated certificate of incorporation provides that MCAP will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to MCAP but net of taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of MCAP’s remaining stockholders and the MCAP Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the MCAP Warrants, which will expire worthless if we fail to complete our initial business combination prior to March 2, 2023 (subject to any applicable extension).
The Sponsor and our officers and directors have agreed that they will not propose any amendment to our amended and restated certificate of incorporation that would affect the Public Stockholders’ ability to convert or sell their shares to us in connection with a business combination or affect the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete a business combination by March 2, 2023 (subject to any applicable extension) unless we provide the Public Stockholders with the opportunity to redeem their Public Shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to us but net of franchise and income taxes payable, divided by the number of then outstanding Public Shares. This redemption right will apply in the event of the approval of any such amendment, whether proposed by the Sponsor, executive officers, directors or any other person.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of 100% of our outstanding Public Shares in the event we do not complete our initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. If we are unable to complete an initial business combination prior to March 2, 2023 (subject to any applicable extension), it is our intention to redeem our Public Shares as soon as reasonably possible following that date, and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.
Furthermore, if the pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of 100% of our Public Shares in the event we do not complete our initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.
Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent ten years. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.
We are required to seek to have all third parties (including any vendors or other entities we engage after the closing of the IPO) and any prospective target businesses enter into agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. As a result, the claims that could be made against us will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on our ability to distribute the funds in the Trust Account to the Public Stockholders. Nevertheless, Marcum LLP (“Marcum”), our independent registered public accounting firm, and the underwriters in the IPO, will not execute agreements with us waiving such claims to the monies held in the Trust Account. Furthermore, there is no guarantee that other vendors, service providers and prospective target businesses will execute such agreements. Nor is there any guarantee that, even if they execute such agreements with us, they will not seek recourse against the Trust Account. The Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but we cannot assure you that it will be able to satisfy its indemnification obligations if it is required to do so. We have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. Therefore, we believe it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so. Additionally, the agreement the Sponsor entered into specifically provides for two exceptions to the indemnity it has given: it will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (2) as to any claims for indemnification by the underwriters in the IPO against certain liabilities, including liabilities under the Securities Act. As a result, if we liquidate, the per-share distribution from the Trust Account could be less than $10.00 due to claims or potential claims of creditors.
If we do not consummate an initial business combination prior to March 2, 2023 (subject to any applicable extension), we anticipate notifying the trustee of the Trust Account to begin liquidating such assets promptly after such date and anticipate it will take no more than ten business days to effectuate such distribution. The holders of the Founder Shares have waived their rights to participate in any liquidation distribution from the Trust Account with respect to such shares. There will be no distribution from the Trust Account with respect to the MCAP Warrants, which will expire worthless. We will pay the costs of any subsequent liquidation from our remaining assets outside of the Trust Account.
If we are unable to complete an initial business combination and expend all of the net proceeds of the IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the initial per-share redemption price would be $10.00. As discussed above, the proceeds deposited in the Trust Account could become subject to claims of our creditors that are in preference to the claims of Public Stockholders.
The Public Stockholders are entitled to receive funds from the Trust Account only in the event of our failure to complete a business combination within the required time period, if the stockholders seek to have us convert or purchase their respective shares upon a business combination which is actually completed by us or upon certain amendments to our amended and restated certificate of incorporation prior to consummating an initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account.
If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return to the Public Stockholders at least $10.00 per share.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the Trust Account to the Public Stockholders promptly after March 2, 2023 (subject to any applicable extension) if we do not consummate an initial business combination by that date, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our board may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby expose itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Facilities
Our executive offices are located at 311 South Wacker Drive, Suite 6400, Chicago, Illinois 60606 and our telephone number is (312) 258-8300. We consider our current office space adequate for our current operations.
Employees
We currently have four officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary, in the exercise of their respective business judgement, to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination. We do not have an employment agreement with any member of our management team.
Directors and Executive Officers
Our current officers and directors are as follows:
Name	Age	Position
Theodore L. Koenig	63	Chairman and Chief Executive Officer
Zia Uddin	50	Co-President
Mark A. Solovy	50	Co-President
Scott A. Marienau	52	Chief Financial Officer
Peter Gruszka	53	Director
Thomas J. Allison	70	Director
John C. Chrystal	63	Director
Roger Schoenfeld	63	Director
Theodore L. Koenig has served as our Chairman and Chief Executive Officer since our inception. Mr. Koenig has been the Chairman of the Board and Chief Executive Officer of Monroe Capital Corporation (Nasdaq: MRCC), a business development company, since its formation in February 2011, as chairman of the investment committee of MRCC’s external investment advisor, Monroe Capital BDC Advisors, LLC since MRCC’s initial public offering in October 2012. Additionally, Mr. Koenig is the Chief Executive Officer and a manager of MC Advisors, and the Chairman, Director and Chief Executive Officer of Monroe Capital Income Plus Corporation. Since founding Monroe Capital in 2004, Mr. Koenig has served continuously as its President and Chief Executive Officer. Prior to founding Monroe Capital, Mr. Koenig served as the President and Chief Executive Officer of Hilco Capital LP from 1999 to 2004, where he invested in distressed debt, junior secured debt and unsecured subordinated debt transactions. From 1986 to 1999, Mr. Koenig was a partner with the Chicago-based corporate law firm, Holleb & Coff. Mr. Koenig is a past President of the Indiana University Kelley School of Business Alumni Club of Chicago. He currently serves as director of the Commercial Finance Association and is a member of the Turnaround Management Association and the Association for Corporate Growth. Mr. Koenig also serves on the Dean’s Advisory Council, Kelley School of Business; Board of Overseers, Chicago-Kent School of Law; and as Vice Chairman of the Board of Trustees of Allendale School, a non-profit residential and educational facility for emotionally troubled children in the greater Chicago area. Mr. Koenig co-founded and serves as co-chairman of HOPE Chicago, a non-profit 501(c)(3) scholarship-granting organization committed to servicing Chicago students and their parents in pursuit of higher education. He also holds a certification as a Certified Public Accountant. Mr. Koenig received a Bachelor of Science in accounting, with high honors, from Indiana University and earned a Juris Doctor, with honors, from Chicago Kent College of Law. Mr. Koenig’s depth of experience investing in a variety of transactions as well as his legal background provides our board of directors with valuable experience, insight and perspective.
Zia Uddin has served as our Co-President since our inception. Mr. Uddin is currently a Partner at Monroe Capital and is a member of Monroe Capital’s various investment committees. He joined Monroe Capital in 2007 and is portfolio manager of several institutional direct lending investment vehicles. Mr. Uddin also focuses on Monroe Capital’s investments in software, technology and technology-enabled business services companies. He is also actively involved in Monroe Capital’s growth equity and buyout investments, including SPACs. He works extensively with management, private equity sponsors and privately held owners of businesses. Mr. Uddin has experience as a member of the board of directors of several companies in a variety of industries. Mr. Uddin has approximately 30 years of private equity, management consulting, corporate finance, investing and turnaround experience at various firms. Mr. Uddin earned his M.B.A. from The University of Chicago Graduate School of Business and a B.S. from University of Illinois. He is a CFA charter holder and is a non-practicing CPA.
Mark A. Solovy has served as our Co-President since our inception. Mr. Solovy is currently a Managing Director and Co-Head of the Technology Finance Group of Monroe Capital. He joined Monroe Capital in 2013 and has over 20 years of investing, investment banking, and legal experience. At Monroe Capital, Mr. Solovy is responsible for sourcing and investing in new business opportunities within the software, technology-enabled and business services industries. Mr. Solovy has served as the primary investment professional responsible for Monroe Capital’s co-sponsorship of Thunder Bridge Acquisition, Ltd. and Thunder Bridge Acquisition II, Ltd., where he was involved with sourcing, structuring and financing potential business combinations. Prior to Monroe, Mr. Solovy was a Managing Director in the Palo Alto and Chicago offices of Hercules Capital, where he was focused on venture debt investing in technology companies. Mr. Solovy earned his J.D. from the University of Pennsylvania Law School and his B.S. in Business Administration (summa cum laude) from Washington University’s Olin Business School in St. Louis. Mr. Solovy volunteers as a Chapter Leader for the Wharton Private Equity & Venture Capital Association.
Scott A. Marienau has served as our Chief Financial Officer since our inception. Mr. Marienau is currently the Chief Financial Officer of Monroe Capital’s management company. He is responsible for day-to-day financial and treasury management of the firm’s management company and general partnership entities. Mr. Marienau has over 29 years of experience in accounting, compliance, operations, portfolio management, and structured finance. Prior to joining Monroe Capital in 2020, Mr. Marienau was Chief Financial Officer and Chief Compliance Officer at Crestline Denali Capital, L.P., where he was responsible for financial reporting, fund and RIA compliance, loan administration, and corporate operations. Prior to Crestline Denali, he was a Finance Manager with Antares Capital. Mr. Marienau earned his M.B.A. from DePaul University’s Kellstadt Graduate School of Business and his B.B.A. in Accountancy from the University of Iowa.
Peter Gruszka has served on our board of directors since our inception. Mr. Gruszka serves as General Counsel and Managing Director of Monroe Capital, where he is responsible for all firm-related legal matters. Mr. Gruszka has over 20 years of experience in private funds, leveraged loans, distressed investments and structured products. Prior to joining Monroe in October 2016, Mr. Gruszka was a Director — Structured Products at Chicago Fundamental Investment Partners, LLC, where he was responsible for structuring CLO transactions, analysis on distressed and special situations investments and general private investment fund legal matters. Prior to Chicago Fundamental and Monroe Capital, he was an Attorney in the finance practice at Mayer Brown LLP, where he represented issuers, underwriters, banks, sponsors and private investment funds in a wide variety of finance transactions. Mr. Gruszka earned his J.D. from Washington University in St. Louis and his B.A. from Duke University.
Thomas J. Allison has served on our board of directors since our IPO. Mr. Allison is currently Principal of Thomas J. Allison & Associates, a senior management services firm, Senior Advisor of Portage Point Partners, an interim management and business advisory firm, a director of Monroe Capital Corporation (Nasdaq: MRCC), a business development company, a director of PTC Alliance Group Holdings, a global manufacturer of steel tubing, and the Chief Restructuring Officer at Inspirion Delivery Sciences, LLC, a specialty pharmaceutical company. From February 2019 to November 2019, Mr. Allison was a director at Novum Pharma, a global specialty pharmaceutical company. From July 2018 to March 2019, Mr. Allison was a director at The NORDAM Group, Inc., an aerospace company. From August 2016 to March 2019, Mr. Allison was a director at Katy Industries, a manufacturer of commercial cleaning solutions and consumer storage products. From September 2018 to January 2019, Mr. Allison was a director of PGHC Holdings, Inc., a restaurant holding company. From May to September 2016, Mr. Allison was a director of Rockpile Energy Services. From April 2015 to August 2016, Mr. Allison was a director of Silver Airways. From 2006 until his retirement in 2012, Mr. Allison served as Executive Vice President and Senior Managing Director of Mesirow Financial Consulting, LLC, a full-service financial and operational advisory consulting firm headquartered in Chicago. At Mesirow, Mr. Allison managed complex turnaround situations and advised on major reorganizations and insolvencies. He also served as CEO, CFO or CRO for several clients. From 2002 to 2006, Mr. Allison served as National Practice Leader of the restructuring practice of Huron Consulting Group. From 1988 to 2002, he served in a variety of roles at Arthur Andersen, LLC, including Partner-in-Charge, Central Region Restructuring Practice. Earlier in his career, Mr. Allison served in various capacities at Coopers & Lybrand, an accounting firm, First National Bank of Chicago and the Chicago Police Department. Mr. Allison has previously served as Chairman of the Association for Certified Turnaround Professionals, Chairman and Director of the Turnaround Management Association, is a Fellow in the American College of Bankruptcy and has taught as a guest lecturer at Northwestern University and DePaul University. Mr. Allison received his Bachelor of Science in commerce and his Master of Business Administration from DePaul University. We believe that Mr. Allison is well-qualified to serve as a director due to his significant financial leadership and extensive corporate finance experience, and his experience as a public company director.
John C. Chrystal has served on our board of directors since our IPO. Mr. Chrystal has served as a director of INSU Acquisition Corp. II (Nasdaq: INAQ) since September 2020 and of INSU Acquisition Corp III (Nasdaq: IIII) since December 2020. Mr. Chrystal previously served as a director of Insurance Acquisition Corp., a former blank check company, from March 2018 to October 2020. He has served as a director of The Bancorp, Inc. (NYSE: TBBK) and the Bancorp Bank since 2013, and he previously served as Interim Chief Executive Officer of The Bancorp, Inc., and President of the Bancorp Bank, from January 2016 to June 2016. Mr. Chrystal has served as an independent director of MoneyLion, Inc. (a privately held financial wellness and consumer lending platform) since November 2016; an independent director of Regatta Loan Management LLC (a privately held, SEC-registered Investment Adviser) since 2015; and an independent director of the Trust for Advised Portfolios (a mutual fund series trust focused on multiple asset classes) since 2010. Mr. Chrystal was an independent director of Morgan Stanley Derivative Products, Inc. (an entity providing credit enhancement for select derivative transactions) from 2010 to 2017. Mr. Chrystal was an independent director of Javelin Mortgage Investments, Inc. (NYSE: JMI) (a mortgage real estate investment trust) from 2012 through its sale in 2016. From 2009 to 2012, Mr. Chrystal was a Managing Member of Bent Gate Advisors, LLC (a firm providing strategic advice to financial institutions); from 2005 through 2008 was the Chief Risk Officer of DiMaio Ahmad Capital (an investment management firm focused on corporate credit markets) and from 1993 to 2005 was a Managing Director with multiple Credit Suisse entities, with oversight of asset management and financial product functions. We believe that Mr. Chrystal is well-qualified to serve as a director due to extensive experience in the financial services industry generally, as well as extensive experience in operating financial services companies in a public company environment.
Roger Schoenfeld has served on our board of directors since our IPO. Since 2005, Mr. Schoenfeld has served as a Managing Director at Cross Keys Capital, an investment banking firm, where he provides investment banking services to lower middle market companies, entrepreneurs and investors. Mr. Schoenfeld focuses primarily on representing owners of privately held businesses in the sale and/or equity recapitalization of their businesses. Since 2018, Mr. Schoenfeld has served as a director of Monroe Capital Income Plus Corporation. From 2004 to 2011, Mr. Schoenfeld served as Principal of Barat Strategic Partners, LLC, a business consulting and advisory services firm. From 1990 to 2005, Mr. Schoenfeld was a partner in various groups that acquired, operated and sold lower middle-market manufacturing businesses. From 1982 to 1988, he practiced law at Goldberg Kohn, a boutique Chicago law firm specializing in real estate, corporate and finance transactions. He actively serves on the Board of the Midwest Chapter of the Alliance of Merger and Acquisition Advisors (AMAA). Additionally, Mr. Schoenfeld has served on the Boards and Executive Committees of a number of Chicago area organizations, including Maot Chitim, Jewish National Fund, The Ark and The Board of Jewish Education of Metropolitan Chicago. He served as the President of the Chicago Chapter of the Precision Metal Forming Association and currently is a student mentor in College Bound Opportunities. He also passed the Certified Public Accounting exam. Mr. Schoenfeld obtained his J.D. from Georgetown University and graduated summa cum laude with a B.S. in Accounting from Indiana University. Mr. Schoenfeld’s depth of experience in the investment banking and corporate finance industries as well as his legal background provides our Board with valuable experience, insight and perspective.
Number and Terms of Office of Officers and Directors
We have five directors. Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Mr. Chrystal, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Messrs. Gruszka and Schoenfeld, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Messrs. Koenig and Allison, will expire at the third annual meeting of stockholders.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Allison, Chrystal and Schoenfeld are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Committees of the Board of Directors
Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter approved by our board of directors and has the composition and responsibilities described below.
Audit Committee
Messrs. Allison, Chrystal and Schoenfeld serve as members of our audit committee, and Mr. Allison chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Messrs. Allison, Chrystal and Schoenfeld meet the independent director standard under Nasdaq listing standards and under Rule 10A-3(b)(1) of the Exchange Act.
Each member of the audit committee is financially literate and our board of directors has determined that each qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
We have adopted an audit committee charter, which details the principal functions of the audit committee, including:
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the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

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pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

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setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing the relationships between the independent registered public accounting firm, or its affiliates, and MCAP to assess the independent registered public accounting firm’s independence;

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reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

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reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
Messrs. Allison, Chrystal and Schoenfeld serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Messrs. Allison, Chrystal and Schoenfeld are independent and Mr. Chrystal chairs the compensation committee.
We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

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reviewing on an annual basis our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

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if required, producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Messrs. Allison, Chrystal and Schoenfeld. Mr. Schoenfeld serves as chair of the nominating and corporate governance committee.
We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:
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identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

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developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

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coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

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reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.
Director Nominations
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.
Code of Ethics, Corporate Governance Guidelines and Committee Charters
We have adopted a code of ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws. We have filed a copy of our code of ethics, our audit committee charter, our compensation committee charter and our nominating and corporate governance committee charter as exhibits to our registration statement for our IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of our code of ethics will be provided without charge upon request from us.

Executive Compensation
None of our officers has received any cash compensation for services rendered to us. From the date of the IPO, we have agreed to pay an affiliate of our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. As of September 30, 2021, our sponsor did not intend to request reimbursement from us for any administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. We may reimburse the Sponsor and our officers and directors for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. We may repay non-interest bearing loans which may be made by our Sponsor or an affiliate of our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.50 per warrant at the option of the lender, upon consummation of our initial business combination. The warrants would be identical to the Private Placement Warrants. Except as set forth above in this paragraph, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our Sponsor, officers, directors or any affiliate of our Sponsor, officers or directors, prior to, or in connection with any services rendered to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is) except that we may pay our Sponsor or its affiliates, partners or employees, a fee for financial advisory services rendered in connection with our identification, negotiation and consummation of our initial business combination; the amount of any fee we pay to our Sponsor or its affiliates, partners or employees, will be based upon the prevailing market for similar services for such transactions at such time, and will be subject to the review of our audit committee pursuant to the audit committee’s policies and procedures relating to transactions that may present conflicts of interest. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors, advisors or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.
After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to the public stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential initial business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.
Audit Fees
Marcum acts as our independent registered public accounting firm. The following is a summary of fees paid or to be paid to Marcum for services rendered.

Audit Fees.   Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Marcum in connection with regulatory filings. The aggregate fees billed by Marcum for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the period ended September 30, 2021 totaled $65,920. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.
Audit-Related Fees.   Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We did not pay Marcum for consultations concerning financial accounting and reporting standards for the period ended September 30, 2021.
Tax Fees.   We did not pay Marcum for tax planning and tax advice for the period ended September 30, 2021.
All Other Fees.   We did not pay Marcum for other services for the period ended September 30, 2021.
Pre-Approval Policy
Our audit committee was formed upon the consummation of our IPO. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

MCAP MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
As used in this section, unless context suggest otherwise, references to the “Company,” “us,” “our” or “we” refer MCAP Acquisition Corporation. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited Condensed Consolidated financial statements and related notes included herein.
Cautionary Note Regarding Forward-Looking Statements
All statements other than statements of historical fact included in under “MCAP Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward- looking statements. When used in this this section, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or the Company’s management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in our filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company’s behalf are qualified in their entirety by this paragraph.
This MCAP Management’s Discussion and Analysis of Financial Condition and Results of Operations has been amended and restated to give effect to the restatement of our financial statements as of March 31, 2021 and June 30, 2021. MCAP Management identified errors made in its historical financial statements where, at the closing of the Company’s IPO, the Company improperly valued its Class A common stock subject to possible redemption. The Company previously classified as temporary equity the Class A common stock subject to possible redemption to be equal to the redemption value of $10.00 per share of Class A common stock while also taking into consideration a redemption cannot result in permanent equity being less than $5,000,001. Accordingly, a certain amount of Class A common stock was classified in stockholders’ equity in order to meet this interpretation of net tangible assets. In the current quarter, MCAP Management determined that the Class A common stock issued during the Initial Public Offering can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management concluded that the redemption value should include all shares of Class A common stock subject to possible redemption, resulting in the Class A common stock subject to possible redemption being equal to their redemption value. As a result, management has noted a reclassification error related to temporary equity and permanent equity. This resulted in an adjustment to the initial carrying value of the Class A common stock subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A common stock.
Overview
The Company is a blank check company formed under the laws of the State of Delaware on November 12, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to effectuate its initial Business Combination using cash from the proceeds of the IPO and the Private Placement, the proceeds of the sale of our securities in connection with our initial Business Combination, our shares, debt or a combination of cash, stock and debt.
The issuance of additional shares in connection with an initial Business Combination to the owners of the target or other investors:
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may significantly dilute the equity interest of investors, which dilution would increase if the anti-dilution provisions in the Class B common stock resulted in the issuance of Class A common stock on a greater than one-to-one basis upon conversion of the Class B common stock;

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may subordinate the rights of holders of our common stock if preferred stock is issued with rights senior to those afforded our common stock;

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could cause a change in control if a substantial number of shares of our common stock is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

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may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us; and

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may adversely affect prevailing market prices for our Class A common stock and/or warrants.

Similarly, if we issue debt securities or otherwise incur significant debt to bank or other lenders or the owners of a target, it could result in:
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default and foreclosure on our assets if our operating revenue after an initial Business Combination are insufficient to repay our debt obligations;

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acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

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our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•
our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•
our inability to pay dividends on our common stock;

•
using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, our ability to pay expenses, make capital expenditures and acquisitions, and fund other general corporate purposes;

•
limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•
increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•
limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of our strategy; and

•
other purposes and other disadvantages compared to our competitors who have less debt.

We expect to continue to incur significant costs in the pursuit of our initial Business Combination plans. We cannot assure you that our plans to raise capital or to complete our initial Business Combination will be successful.
Results of Operations
We have neither engaged in any operations nor generated any revenue to date. Our only activities from inception to September 30, 2021 were organizational activities, those necessary to prepare for the IPO and identifying a target company for a business combination. We do not expect to generate any operating revenue until after the completion of our business combination. We expect to generate non-operating income in the form of interest income on cash and marketable securities held after the IPO. We expect that we will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a business combination.
For the three and nine months ended September 30, 2021, we had a net loss of $4,600,253 and $2,896,263, which consisted of operating costs of $504,323 and $1,312,020, warrant issuance costs of $0 and $832,378, accrued interest income of $4,070 and $20,386 on marketable securities held in our Trust Account (as defined below) and income related to the change in the fair value of warrant liability of $(4,100,000) and $772,251, respectively.

Liquidity and Capital Resources
On March 2, 2021, we consummated the IPO of 31,625,000 Units, which includes the full exercise by the underwriter of the over-allotment option to purchase 4,125,000 Units at $10.00 per Unit, generation gross proceeds of $316,250,000. Simultaneously with the closing of the IPO, we consummated the sale of 5,983,333 Private Placement Warrants at $1.50 per Private Placement Warrant to our Sponsor, generation gross proceeds of $8,975,000.
Transaction costs of the IPO amounted to $17,853,629 consisting of $6,325,000 of underwriting fees, $11,068,750 of deferred underwriting fees (see Note 6) and $459,879 of other costs. Total offering costs of $832,378 were expensed as a cost of the warrant liability. In addition, following the closing of the IPO $2,431,242 of cash was held outside of the Trust Account and is available for working capital purposes.
As of September 30, 2021, we have available to us $797,602 of cash on our balance sheet and a working capital surplus of $706,131. We will use these funds primarily to evaluate target businesses, perform business, legal, and accounting due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination. The interest income earned on the investments in the Trust Account are unavailable to fund operating expenses.
To finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the Business Combination, the Company would repay such loaned amounts. In the event that the Business Combination does not close, the Company may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsor. The terms of such loans by the Company’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. The Company does not expect to seek loans from parties other than the Sponsor or its directors or officers or their respective affiliates as it does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account.
On July 27, 2021, the Company, GRNT Merger Sub 1 LLC, a Delaware limited liability company (“Merger Sub 1”), GRNT Merger Sub 2 LLC, a Delaware limited liability company (“Merger Sub 2”), GRNT Merger Sub 3 LLC, a Delaware limited liability company (“Merger Sub 3”), GRNT Merger Sub 4 LLC, a Delaware limited liability company (“Merger Sub 4” and together with Merger Sub 1, Merger Sub 2 and Merger Sub 3, the “Merger Sub Entities”), H.I.G. Growth — AdTheorent Intermediate, LLC, a Delaware limited liability company (the “Blocker”), H.I.G. Growth — AdTheorent, LLC, a Delaware limited liability company (the “Blocker Member”), and AdTheorent Holding Company, LLC, a Delaware limited liability company ( “AdTheorent”), entered into a business combination agreement (the “Business Combination Agreement”) pursuant to which, among other things, AdTheorent will merge with and into Merger Sub 4 and become a wholly owned subsidiary of the Company. Concurrently with the execution of the Business Combination Agreement, certain investors entered into subscription agreements (the “Subscription Agreements”), pursuant to which such investors agreed to subscribe for and purchase an aggregate of 12,150,000 shares of the Company’s Class A common stock at a purchase price of $10.00 per share, for an aggregate purchase price of $121,500,000 in a private placement (the “Private Placement”) to be consummated immediately prior to the consummation of the transactions contemplated by the Business Combination Agreement. The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Mergers and the other transactions contemplated thereby, and the Subscription Agreements are summarized in Form 8-K, which was filed on July 27, 2021.
Off-Balance Sheet Financing Arrangements
We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.
We have not entered any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered any non-financial assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. Commencing on the date of the completion of the Company’s IPO and until completion of the Company’s Business Combination or liquidation, the Company may reimburse an affiliate of the Sponsor up to an amount of $10,000 per month for office space, secretarial and administrative support.
Cowen was paid a cash underwriting fee of 2% of gross proceeds of the IPO, or $6,325,000. In addition, Cowen is entitled to aggregate deferred underwriting commissions of $11,068,750 consisting of 3.5% of the gross proceeds of the IPO. The deferred underwriting commissions will become payable to Cowen from the amounts held in the Trust Account solely in the event that the Company completes an initial Business Combination, subject to the terms of the underwriting agreement.
Cowen (together with its affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. Cowen and its affiliates may provide investment banking and other commercial dealings to MCAP, AdTheorent, and their respective affiliates in the future, for which they would expect to receive customary compensation.
In addition, in the ordinary course of its business activities, Cowen and its affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of MCAP or AdTheorent, or their respective affiliates. Cowen and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. The Company has identified the following as its critical accounting policies:
Net Loss Per Share of Common Stock
Basic loss per share of common stock is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Consistent with FASB 480, shares subject to possible redemption, as well as their pro rata share of undistributed trust earnings consistent with the two-class method, have been excluded from the calculation of loss per share of common stock for the three and nine months ended September 30, 2021. Such shares, if redeemed, only participate in their pro rata share of trust earnings. Diluted loss per share includes the incremental number of shares of common stock to be issued to settle warrants, as calculated using the treasury method. For the three and nine months ended September 30, 2021, the Company did not have any dilutive warrants, securities or other contracts that could potentially, be exercised or converted into common stock. As a result, diluted loss per share of common stock is the same as basic loss per share of common stock for all periods presented.

Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Common stock subject to possible redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2021, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
Recent Accounting Pronouncements
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 47020) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. We adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact our financial position, results of operations or cash flows.
Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed financial statements.

CERTAIN MCAP RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In December 2020, MCAP issued an aggregate of 7,187,500 Founder Shares to the Sponsor, which is controlled by Theodore L. Koenig, for an aggregate purchase price of $25,000 in cash, or approximately $0.003 per share. On February 25, 2021, MCAP effected a stock dividend, resulting in MCAP’s initial stockholders holding an aggregate 7,906,250 founder shares. The Founder Shares, after giving effect to the stock dividend, included an aggregate of up to 1,031,250 shares of MCAP Common Stock subject to forfeiture if the over-allotment option with respect to the IPO was not exercised by the underwriters in full. In connection with the underwriters’ full exercise of their over-allotment option in March 2021, the 1,031,250 shares were no longer subject to forfeiture. Such shares had an aggregate market value of approximately $78.7 million based on the last sale price of $9.95 per share on Nasdaq on November 26, 2021.
The Sponsor has agreed not to transfer, assign or sell its Founder Shares until the earlier of (i) one year after the date of the consummation of the initial business combination or (ii) the date on which the closing price of MCAP’s shares of common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the initial business combination, or earlier, in either case, if, subsequent to the initial business combination, MCAP consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.
In addition, the Sponsor purchased an aggregate of 5,983,333 Private Placement Warrants, each exercisable for one share of MCAP Common Stock at $11.50 per share, for a purchase price of $8,975,000, or $1.50 per warrant. Such warrants had an aggregate market value of approximately $7.2 million based on the last sale price of $1.20 per warrant on Nasdaq on November 26, 2021. MCAP’s charter requires MCAP to complete an initial business combination prior to March 2, 2023 (unless MCAP submits and its stockholders approve an extension of such date). Per the terms of the BCA, if the Business Combination is completed, the Sponsor will forfeit 551,096 Private Placement Warrants, will place in escrow 551,096 Private Placement Warrants subject to the achievement of earn-out targets described in the BCA, and will place in escrow 598,875 Founder Shares subject to the achievement of earn-out targets described in the BCA. If the Business Combination is not completed and MCAP is forced to wind up, dissolve and liquidate in accordance with its charter, the 7,906,250 shares of Class B common stock currently held by MCAP’s Sponsor and the Private Placement Warrants purchased by the Sponsor will be worthless (as the holders have waived liquidation rights with respect to such shares). Certain of MCAP’s officers and directors hold economic interests in the Sponsor, which gives them an indirect pecuniary interest in the shares of MCAP Common Stock and MCAP Warrants held by the Sponsor.
In December 2020, MCAP issued an unsecured promissory note to the Sponsor, pursuant to which MCAP could borrow up to an aggregate principal amount of $300,000 to be used for a portion of the expenses of the IPO. This loan was non-interest bearing, unsecured and due at the earlier of June 30, 2021 or the closing of the IPO. The loan would be repaid upon the closing of the IPO out of the offering proceeds not held in the Trust Account. On March 2, 2021, the $250,000 outstanding under the promissory note was repaid.
To finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of MCAP’s officers and directors may, but are not obligated to, provide non-interest bearing loans to MCAP as may be required (“Working Capital Loans”). If MCAP completes a business combination, MCAP will repay the Working Capital Loans out of the proceeds of the Trust Account. In the event that a business combination does not close, MCAP may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. At September 30, 2021, no such Working Capital Loans were outstanding.
Until completion of its initial business combination, MCAP may reimburse an affiliate of the Sponsor up to an amount of $10,000 per month for office space, secretarial and administrative support. As of September 30, 2021, the Sponsor did not intend to request reimbursement from MCAP for any administrative support.

Members of the Sponsor or their affiliates have committed to purchase an aggregate of 2,650,000 PIPE Shares at a price of $10.00 per share contingent on the Closing of the Business Combination. See “Certain Agreements Related to the Business Combination — Subscription Agreements.”
On July 27, 2021, concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor, AdTheorent and MCAP entered into the Sponsor Support Agreement. See “Certain Agreements Related to the Business Combination — Sponsor Support Agreement.”
Contemporaneously with the Closing, MCAP and the Holders will enter into the Registration Rights Agreement. See “Certain Agreements Related to the Business Combination — Registration Rights Agreement.”
Contemporaneously with the Closing, MCAP and the Holders will enter into the Lock-up Agreement. See “Certain Agreements Related to the Business Combination — Lock-up Agreement.”
Contemporaneously with the Closing, MCAP, the Sponsor and certain stockholders of AdTheorent will enter into the Stockholders Agreement. See “Certain Agreements Related to the Business Combination — Stockholders Agreement.”
The Sponsor and MCAP’s officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred by them in connection with activities on MCAP’s behalf, such as identifying potential target businesses, performing due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. MCAP’s audit committee will review and approve all reimbursements and payments made to the Sponsor, officers, directors or their affiliates. There is no limit on the amount of such reimbursement by MCAP, but such out-of-pocket expenses are not expected to exceed $10,000 in connection with the Business Combination. To the extent such expenses exceed the available proceeds not deposited in the Trust Account and interest earned on the funds in the Trust Account that MCAP is entitled to withdraw, such expenses would not be reimbursed by MCAP unless it consummates an initial business combination.
The current directors and officers of MCAP will continue to be indemnified and directors’ and officers’ liability insurance will continue after the Business Combination.
Other than the foregoing, no compensation or fees of any kind will be paid to the Sponsor, members of MCAP’s management team or their respective affiliates, for services rendered prior to or in connection with the consummation of the initial business combination
The Public Stockholders are expected to elect Zia Uddin to serve as a director of the Post-Combination Company after the Closing of the Business Combination. As such, in the future he may receive cash fees, stock options or stock awards that the post-combination board of directors determines to pay to its executive and non-executive directors.
All ongoing and future transactions between MCAP and any of its officers and directors or their respective affiliates will be on terms believed by MCAP to be no less favorable to it than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of MCAP’s uninterested “independent” directors or the members of its board who do not have an interest in the transaction, in either case who had access, at MCAP’s expense, to its attorneys or independent legal counsel. MCAP will not enter into any such transaction unless its disinterested “independent” directors determine that the terms of such transaction are no less favorable to MCAP than those that would be available to it with respect to such a transaction from unaffiliated third parties.
Monroe Capital LLC
In addition, the Sponsor, its manager, certain of its members, and certain of MCAP’s officers and directors are affiliated with Monroe Capital LLC. Funds affiliated with Monroe Capital LLC own approximately 2.5% of the fully diluted equity of AdTheorent and have issued debt to AdTheorent with outstanding principal amount of approximately $24.4 million as of September 30, 2021, which debt will be repaid by AdTheorent as a condition to the closing of the Business Combination. Such loans have been outstanding since December 22, 2016 and bear interest equal to the greater of 0.5% or the one-month London Inter-bank Offered Rate (“LIBOR”), plus 8.5%, per annum.
Related Party Policy
MCAP’s Code of Ethics requires it to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Related-party transactions are defined as transactions in which (1) the amount involved exceeds $120,000, (2) MCAP or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of shares of MCAP Common Stock, or (c) immediate family member of the persons referred to in clauses (a) and (b). Conflict of interest include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving MCAP.
MCAP’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent MCAP enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to MCAP than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he or she is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. MCAP also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
To further minimize conflicts of interest, MCAP has agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, officers or directors unless it has obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, that the business combination is fair to its unaffiliated stockholders from a financial point of view. MCAP will also need to obtain approval of a majority of its disinterested independent directors. The MCAP Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination.

MANAGEMENT OF THE POST-COMBINATION COMPANY
FOLLOWING THE BUSINESS COMBINATION
Information about Executive Officers and Directors of the Post-Combination Company
At the effective time of the Business Combination, in accordance with the terms of the Business Combination Agreement and assuming the election of the nominees set forth in the section entitled “Proposal No. 4 — The Director Election Proposal,” the board of directors and executive officers of the Post-Combination Company will be as follows:
Name	Age	Position
James Lawson	49	Chief Executive Officer and Director nominee
Charles Jordan	58	Chief Financial Officer, Secretary and Vice President
Eric Tencer(1)	42	Director nominee
Richard Boghosian	34	Director nominee
Danielle Qi	37	Director nominee
John Black(2)	58	Director nominee
Zia Uddin(3)	50	Director nominee
Ben Tatta(1)(3)	55	Director nominee
Vineet Mehra(2)	42	Director nominee
Kihara Kiarie(3)	47	Director nominee

(1)
Member of the compensation committee

(2)
Member of the nominating and corporate governance committee

(3)
Member of the audit committee

Executive Officers
James Lawson is currently the Chief Executive Officer and a member of the Board of AdTheorent. Mr. Lawson has been a member of AdTheorent’s Board since its inception in February 2012. From February 2012 to December 2017, Mr. Lawson served as a Managing Partner and Chief Legal Officer of AdTheorent. Prior to becoming Chief Executive Officer in January 2019, Mr. Lawson served as Chief Operating Officer and General Counsel from January 2018 to December 2018. Mr. Lawson currently serves on the Board of AdTheorent Holding Company, LLC and its subsidiaries, AdTheorent Canada, Inc., SymetryML Holdings, LLC, SymetryML, Inc., and SymetryML Canada Inc. Mr. Lawson previously served on the Board of Directors of Barometric from April 2018 to November 2018.
Mr. Lawson has been a member of the Board of Mogility Capital, LLC, with respect to Mogility Capital Fund I, L.P., an early-stage venture capital fund and lead investor to AdTheorent, since 2010, and has been a member of the Board of Directors of The Ticket Chest Corp. since 2000.
Previously, Mr. Lawson served as General Counsel and executive-level management to VC-backed and publicly traded companies, including Augme Technologies, Inc., a publicly traded mobile marketing technology services provider, and Interactions, LLC, a leading communications technology and service provider.
Mr. Lawson was also a Co-Founder of Augme Mobile, an integrated mobile marketing technology platform. Mr. Lawson structured and effectuated the sale of Augme to publicly-traded Modavox, Inc. Following the sale, Mr. Lawson joined the acquiring company (renamed Augme Technologies, Inc.) where he served as its General Counsel and Chief Legal Officer for the 12-month period following the acquisition.
Prior to becoming involved in forming and operating new technology ventures, Mr. Lawson practiced business law as a Partner in the Washington, D.C. office of the law firm McDermott, Will & Emery, LLP, focusing on financial services and healthcare enterprises. Prior to that, Mr. Lawson was an Associate in the Chicago office of Sonnenschein, Nath & Rosenthal in the firm’s Executive Compensation & Employee Benefits practice, and before that he was an Associate in the Chicago office of Ross & Hardies, LLP (now McGuire Woods, LLP) in the firm’s Labor & Employment practice. Given Mr. Lawson’s history with the Company, including serving in the roles of Chief Executive Officer, Chief Operating Officer, General Counsel, Managing Partner and Chief Legal Officer, as well as his experience serving as a member of the Company’s board as well as his other board service and executive-level management roles, we believe that Mr. Lawson is uniquely qualified to serve as a member of our board.
Charles Jordan is currently Chief Financial Officer at AdTheorent. Mr. Jordan co-founded a boutique outsourced CFO and controller services firm focused on the technology sector, and first joined the AdTheorent team on a consulting basis as the Acting Vice President of Finance in November 2015. Mr. Jordan joined AdTheorent full-time in May 2017 as Senior Vice President of Finance before becoming CFO in May 2020. Mr. Jordan began his career in public accounting and has broad finance and operations experience ranging from technology start-ups to global financial services firms. Mr. Jordan is a CPA and received a B.S. from Clarkson University and an M.B.A. from the Smeal College of Business at Pennsylvania State University.
Non-Employee Directors
Eric Tencer is a Managing Director at H.I.G. Growth Partners and has served on AdTheorent’s Board since 2016. Mr. Tencer focuses on growth equity and buyout investments in SaaS software, internet & digital media and technology-enabled business services where he is responsible for sourcing, executing, and monitoring investments. In addition to serving on AdTheorent’s Board, Mr. Tencer is currently a member of the Boards of AdTheorent’s subsidiaries, AdTheorent Intermediate Holding Corporation, AdTheorent Acquisition Corporation, AdTheorent Canada, Inc., SymetryML Holdings, LLC, SymetryML, Inc., and SymetryML Canada Inc.
Mr. Tencer has served on the Boards of Directors of Escalate since 2012, Boostability since August 2014, CDI-Troxell Majority Parent, LLC since August 2018, Eruptr since September 2018, CarltonOne since September 2019, and Suzy, Inc since July 2021. Previously, Mr. Tencer served on the Boards of Directors of Community Intervention Services from 2015 to 2021, Go2mobi from 2015 to 2020, Centerfield Media from 2015 to 2019, Just Home Healthcare Services from 2017 to 2019, and Integrity Nutraceuticals from 2014 to 2018.
Prior to joining H.I.G. in April 2011, Mr. Tencer was a Principal with The Mustang Group, a private equity firm focused on leveraged buyouts and growth equity investments in business services, interactive media, consumer and manufacturing companies. Mr. Tencer began his career in investing at Arcadia Partners, a venture capital firm focused on education and training related business service companies.
Mr. Tencer began his career at Bain & Company, where he helped lead initiatives for consumer, retail, healthcare and manufacturing businesses evaluating new product introductions, analyzing pricing programs, creating business unit growth plans, developing supply chain strategies and conducting due diligence for acquisitions.
Mr. Tencer received his Bachelor of Science degree in Economics from Duke University and received an M.B.A. from Harvard Business School. Mr. Tencer’s experience working with companies in a wide range of industries, including the software, digital media and technology-enabled business services sectors and knowledge of complex financial matters provides him with valuable and relevant experience in strategic planning, corporate finance, financial reporting, and leadership of complex organizations, providing him with the qualifications and skills to serve as a director.
Richard Boghosian is a Senior Vice President at H.I.G. Growth Partners and has been involved with AdTheorent since H.I.G.’s investment in 2016. Mr. Boghosian joined H.I.G. as an investment professional in January 2015 and focuses on lower middle market and growth equity investment opportunities across the technology, media, and tech-enabled services sectors. Prior to H.I.G., Mr. Boghosian worked at BB&T Capital Markets, advising on numerous M&A and equity capital markets transactions primarily in the retail and consumer sector. He began his career at State Street Corporation within enterprise risk management. Mr. Boghosian received a Bachelor of Business Administration from The George Washington University.
Mr. Boghosian has served on the Boards of Directors of CarltonOne since January 2019, Funambol since May 2021, and Troy PM Parent, LLC (dba Pinnacle GI Partners) since August 2021. Previously, Mr. Boghosian served on the Boards of Directors of Forte Veterinary from January 2018 to January 2019, Centerfield Media from September 2018 to December 2019, Trox/CDI from March 2019 to April 2020, and

Telescope from January 2019 to August 2021. Mr. Boghosian’s experience working with companies in a wide range of industries, including the technology, media, and technology-enabled services sectors and knowledge of complex financial matters provides him with valuable and relevant experience in strategic planning, corporate finance, financial reporting, and leadership of complex organizations, and provides him with the qualifications and skills to serve as a director.
Danielle Qi is a Managing Director at H.I.G. Growth Partners and has served on AdTheorent’s Board since December 2016. Ms. Qi has served as an investment professional at H.I.G. since July 2015, focusing primarily on the technology-enabled services, internet, media, and consumer sectors. In addition to serving on AdTheorent’s Board, Ms. Qi is currently a member of the Board of AdTheorent’s subsidiaries AdTheorent Intermediate Holding Corporation and AdTheorent Acquisition Corporation.
Prior to joining H.I.G., Ms. Qi was with Alliance Holdings, a private equity firm focused on lower middle market companies in a wide range of industries. Previously, Ms. Qi co-founded Veritat Advisors, a financial advisory firm and technology platform acquired by LPL Financial. She began her career at McKinsey & Company, consulting to Fortune 500 companies in variety of industries, including financial services, health care, and media.
Ms. Qi has served on the Board of Directors of Lulus Fashion Lounge since July 2015 and on the Board of Directors of Parachute Home, Cuyana and GLD since May 2021.
Ms. Qi received a B.S. in Economics from the Wharton School and B.A. in History from the University of Pennsylvania and an M.B.A. from the Kellogg School of Management at Northwestern University. Ms. Qi’s experience working with companies in a wide range of industries, including the internet, consumer, media, and technology-enabled services sectors and knowledge of complex financial matters provides her with valuable and relevant experience in strategic planning, corporate finance, financial reporting, and leadership of complex organizations, and provides her with the qualifications and skills to serve as a director.
John Black is currently a Senior Advisor at H.I.G. Growth Partners and has served on AdTheorent’s Board since 2019. Previously, he served as the Head of H.I.G. Growth Equity, the dedicated growth equity investment group for H.I.G. Capital, LLC since March 2010. In addition to serving on AdTheorent’s Board of Directors, Mr. Black is currently a member of the Board of AdTheorent’s subsidiaries AdTheorent Intermediate Holding Corporation and AdTheorent Acquisition Corporation.
Since joining H.I.G. in June of 1996, Mr. Black has led or had a significant role in more than forty H.I.G. investments in a wide range of industries including technology, media, healthcare, consumer oriented, and business service companies. His investments have supported management in the development and implementation of their growth strategies in a wide range of transaction dynamics including owner-operated/family business recapitalizations, corporate divestitures, take-private transactions, consolidations and minority growth equity investments.
Mr. Black has served on the Boards of Directors of Healthstar Communications since 2001, Boostability since 2014, Lulus Fashion Lounge since 2017, Pocasset Golf Club since August 2020, and GLD since June 2021. Previously, Mr. Black served on the Board of Directors of TDN Holding Company, LLC from 2016 to 2017, TDN Acquisition Corporation from 2016 to 2017, Centerfield Media from 2015 to December 2019 and Telescope from March 2015 to August 2021. He also served on the Boards of Nexidia and Lancope until 2016.
Prior to H.I.G., Mr. Black was a senior professional with several leading firms working with lower middle market businesses to identify and implement operational initiatives to enable the businesses to realize their full growth potential. Mr. Black has held several executive level management positions including chief operating officer and chief financial officer. Mr. Black began his career in the Corporate Finance Group at Ernst & Young.
Mr. Black received his Bachelor of Arts in Applied Mathematics from Harvard University. Mr. Black’s experience as an executive level manager and leadership roles in a wide range of industries and business situations provides him with valuable and relevant experience in finance, accounting, reporting, operational matters, and leadership of complex organizations, and provides him with the qualifications and skills to serve as a director.

Zia Uddin has served as MCAP’s Co-President since its inception. Mr. Uddin is currently a Partner at Monroe Capital and is a member of Monroe Capital’s various investment committees. He joined Monroe Capital in 2007 and is portfolio manager of several institutional direct lending investment vehicles. Mr. Uddin also focuses on Monroe Capital’s investments in software, technology and technology-enabled business services companies. He is also actively involved in Monroe Capital’s growth equity and buyout investments, including SPACs. He works extensively with management, private equity sponsors and privately held owners of businesses. Mr. Uddin has experience as a member of the board of directors of several companies in a variety of industries. Mr. Uddin has approximately 30 years of private equity, management consulting, corporate finance, investing and turnaround experience at various firms. Mr. Uddin earned his M.B.A. from The University of Chicago Graduate School of Business and a B.S. from University of Illinois. He is a CFA charter holder and is a non-practicing CPA. Mr. Uddin’s experience in private equity, management consulting, corporate finance and investing and his experience serving on boards of directors of several companies in a variety of industries provides him with valuable and relevant experience in growth strategies, financing and management, and provides him with the qualifications and skills to serve as a director.
Ben Tatta is an accomplished media executive with over 25 years of experience in all facets of media including content/programming, advertising, sales, marketing, technology, data, measurement and analytics. In his current role as President of Standard Media Index, which he has held since July 2020, Mr. Tatta has full operational and P&L responsibility for the company in addition to leading growth initiatives and strategic partnerships. Prior to SMI, he was co-founder and President of advanced TV analytics firm 605, where he was instrumental in both the formation and growth of the company into one of the top media analytics and attribution companies in the industry, from June 2016 to November 2019. Prior to 605, Ben served as President of the media division of Cablevision Systems Corporation from March 2006 to June 2016, driving unprecedented growth through the first system-wide deployment of addressable advertising and launch of advanced audience measurement and analytics capabilities. Prior to Cablevision, Mr. Tatta held senior leadership positions at several blue-chip companies including USA Networks/IAC, ABC, IBM, Lagardere, and GSI Commerce/eBay. Mr. Tatta has been a board member of Glidr since June 2019. He received a B.A. in Economics from Villanova University. Mr. Tatta’s experience as a media executive and broad range of leadership roles provide him with the valuable and relevant experience, qualifications, and skills to serve as a director on our board.
Vineet Mehra is a business leader that has lived in and led diverse teams across North America, Europe, Asia and South America. Mr. Mehra is currently Chief Growth, Product, and CX Officer at Good Eggs, beginning in March 2021. From January 2019 to March 2021, Mr. Mehra was Global Chief Marketing Officer for Walgreens Boots Alliance, where he was responsible for laying out the vision and strategic direction for all of WBA’s marketing activities. Before WBA, Mr. Mehra was Global Chief Marketing Officer for Ancestry.com, from 2017 to 2019. Prior to Ancestry, from 2013 to 2017, Mr. Mehra held leadership positions at Johnson & Johnson including Global President - Baby Care and Global President - Marketing Services. Mr. Mehra is also Board Chairman for Effie Worldwide’s Board of Directors, elected in June 2019 and having been a member of the Board of Directors since April 2017. Mr. Mehra was named by Forbes as one of the world’s Top 50 CMOs, recognized by AdWeek as one of the Top 20 Tech-Driven CMOs, honored with the Top 40 under 40 award by both Ad Age and P&G’s Alumni Association, Chair of the Jury for the Global Media Awards, and an Invited Speaker at the Cannes Lions Festival of Creativity. Mr. Mehra’s experience as an executive level manager and in leadership roles in a wide range of industries and business situations provide him with the valuable and relevant experience, qualifications, and skills to serve as a director on our board.
Kihara Kiarie has spent the vast majority of his career in finance and private equity with over $20 billion of direct principal investing experience and extensive corporate financial management responsibility with public and private companies. Mr. Kiarie is currently the Chief Financial Officer of Bloomberg Media, beginning in August 2021. Prior to Bloomberg, Mr. Kiarie was the Chief Financial Officer – Media at Geller & Company, from June 2020 to August 2021. Mr. Kiarie was the Chief Investment Officer at Media Development Investment Fund from February 2018 to June 2020. From February 2013 to May 2016, Mr. Kiarie was Chief Financial Officer of Revolt Media & TV. Mr. Kiarie is currently an independent board member of Somos, Inc. (fka SMS/800, Inc.), where he serves as the chairman of the Investment Committee, and also serves on the Audit Committee and Nomination and Governance Committee. Mr. Kiarie has been an independent board member of Somos, Inc. since 2015. Mr. Kiarie was a board member of

Eurozet (Poland) from 2019 to 2020. Mr. Kiarie was a board member of Colad (Brazil) from 2018 to 2020. Mr. Kiarie was a board member of Josh Talks (India) in 2020. Mr. Kiarie earned a BA in Economics with high honors from Dartmouth College and an MBA from Harvard Business School where he was a Bert King Fellow. Mr. Kiarie’s experience in finance and private equity, as well as in leadership roles in a wide range of industries, provide him with the valuable and relevant experience, qualifications, and skills to serve as a director, which we believe would make him a great asset to our board.
Board Composition
The Post-Combination Company’s board of directors will direct the management of the Post-Combination Company’s business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and its standing committees.
Assuming the election of the nominees set forth in the section entitled “Proposal No. 4 — The Director Election Proposal,” it is anticipated that the Post-Combination Company’s board of directors will consist of nine members upon the consummation of the Business Combination, except as may otherwise be approved by the Board of Directors, acting with the approval of a majority of the Independent Directors and the Sponsor Designees and the H.I.G. Designees. Eric Tencer will serve as Chairperson of the Post-Combination Company’s board of directors.
Contemporaneously with the Closing, MCAP, the Sponsor and certain AdTheorent members (including the Key Company Members) will enter into the Stockholders Agreement, which will provide, among other things, that the Post-Combination Company’s board of directors will consist of nine (9) directors. Additionally, the Stockholders Agreement will provide that three (3) directors are to be independent directors, four (4) directors are to be nominated by H.I.G. (the “H.I.G. Designees”) for so long as H.I.G. Beneficially Owns 20% or more of the outstanding shares of Common Stock of AdTheorent, three (3) directors are to be nominated by H.I.G. for so long as H.I.G. Beneficially Owns 15% or more (but less than 20%) of the outstanding shares of Common Stock of AdTheorent, two (2) directors are to be nominated by H.I.G. for so long as H.I.G. Beneficially Owns 10% or more (but less than 15%) of the outstanding shares of Common Stock of AdTheorent, and one (1) director nominated by H.I.G. for so long as H.I.G. Beneficially Owns 5% or more (but less than 10%) of the outstanding shares of Common Stock of AdTheorent. In addition, the Stockholders Agreement will provide for one (1) director to be nominated by Sponsor (the “Sponsor Designee” and together with the H.I.G. Designees, the “Designees”) for so long as Sponsor and its Affiliates Beneficially Own 1% or more of the outstanding shares of Common Stock of AdTheorent. For more information on the Stockholders Agreement, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Stockholders Agreement.”
Our Proposed Charter provides that our board of directors will be divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. The term of office of the first class of directors, consisting of Ben Tatta, John Black and Danielle Qi, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Vineet Mehra, Richard Boghosian and Zia Uddin, will expire at our second annual general meeting. The term of office of the third class of directors, consisting of Kihara Kiarie, Eric Tencer and James Lawson, will expire at our third annual general meeting.
The primary responsibilities of the Post-Combination Company’s board of directors will be to provide oversight, strategic guidance, counseling and direction to the Post-Combination Company’s management. The Post-Combination Company’s board of directors will meet on a regular basis and additionally as required.
Family Relationships
There are no family relationships between any of MCAP’s executive officers and directors or director nominees.
Independence of Directors
As a result of its common stock continuing to be listed on Nasdaq following the consummation of the Business Combination, the Post-Combination Company will adhere to the rules of Nasdaq in determining whether a director is independent. MCAP’s board of directors has consulted, and the Post-Combination Company’s board of directors will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The parties have determined that Ben Tatta, John Black, Danielle Qi, Vineet Mehra, Richard Boghosian, Zia Uddin, Kihara Kiarie and Eric Tencer will be considered independent directors of the Post-Combination Company. The Post-Combination Company’s independent directors will have regularly scheduled meetings at which only independent directors are present.
Board Leadership Structure and Role in Risk Oversight
MCAP’s board of directors recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of MCAP at any point in time. As a result, no policy exists requiring combination or separation of leadership roles, and MCAP’s governing documents do not mandate a particular structure. This has allowed MCAP’s board of directors the flexibility to establish the most appropriate structure for MCAP at any given time. Similarly and for similar reasons, the Post-Combination Company’s board of directors does not anticipate having a policy requiring the positions of the Chairperson of the board of directors and Chief Executive Officer to be separate or held by the same individual.
Upon the consummation of the Business Combination, the Post-Combination Company’s board of directors will oversee the risk management activities designed and implemented by its management. The Post-Combination Company’s board of directors does not anticipate having a standing risk management committee, but rather anticipates executing its oversight responsibility both directly and through its standing committees. The Post-Combination Company’s board of directors also will consider specific risk topics, including risks associated with the Post-Combination Company’s strategic initiatives, business plans and capital structure. It is anticipated that the Post-Combination Company’s management, including its executive officers, will be primarily responsible for managing the risks associated with operation and business of the company and provide appropriate updates to the board of directors and the audit committee. The Post-Combination Company’s board of directors anticipates delegating to the audit committee oversight of its risk management process, and the Post-Combination Company’s other board committees also will consider risks as they perform their respective committee responsibilities. All board committees will report to the Post-Combination Company’s board of directors as appropriate, including, but not limited to, when a matter rises to the level of a material or enterprise risk.
Board Committees of the Post-Combination Company’s Board of Directors
At the effective time of the Business Combination, the Post-Combination Company will have: an audit committee; a nominating and corporate governance committee; and a compensation committee. In addition, from time to time, special committees may be established under the direction of the Post-Combination Company’s board of directors when necessary to address specific issues. Copies of each board committee’s charter will be posted on the Post-Combination Company’s website. The Post-Combination Company’s website and the information contained on, or that can be accessed through, such website are not deemed to be incorporated by reference in, and are not considered part of, this proxy statement/prospectus.
Audit Committee Information
MCAP has established an audit committee of the board of directors. Kihara Kiarie, Ben Tatta, and Zia Uddin will serve as members of the Post-Combination Company’s audit committee following the Business Combination. Under the Nasdaq listing standards and applicable SEC rules, MCAP is required to have at least three members of the audit committee, all of whom must be independent. Kihara Kiarie, Ben Tatta, and Zia Uddin each meet the independent director standard under the Nasdaq listing standards and under Rule 10A-3(b)(1) of the Exchange Act, and Kihara Kiarie will serve as chairperson of the audit committee.

Each member of the audit committee is financially literate, and MCAP’s board of directors has determined that Kihara Kiarie qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
MCAP has adopted an audit committee charter, which details the principal functions of the audit committee, including:
•
the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by MCAP;

•
pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by MCAP, and establishing pre-approval policies and procedures;

•
reviewing and discussing with the independent auditors all relationships the auditors have with MCAP in order to evaluate their continued independence;

•
setting clear hiring policies for employees or former employees of the independent auditors;

•
setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•
reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to MCAP entering into such transaction; and

•
reviewing with management, the independent auditors, and MCAP’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding MCAP’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Nominating and Corporate Governance Committee Information
MCAP has established a nominating and corporate governance committee of the board of directors. Vineet Mehra and John Black will serve as members of the Post-Combination Company’s nominating and corporate governance committee following the Business Combination. Under the Nasdaq listing standards and applicable SEC rules, MCAP’s nominating and corporate governance committee must consist of all independent members. Vineet Mehra and John Black meet the independent director standard under the Nasdaq listing standards, and John Black will serve as chairperson of the nominating and corporate governance committee.
The primary purposes of MCAP’s nominating and corporate governance committee is to assist the board of directors in:
•
identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

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developing, recommending to the board of directors and overseeing implementation of MCAP’s corporate governance guidelines;

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coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•
reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Guidelines for Selecting Director Nominees
The Post-Combination Company’s nominating and corporate governance committee will recommend to the board of directors candidates for nomination for election at the annual meeting of the stockholders. The Stockholders Agreement to be entered into contemporaneously with the Closing grants certain shareholders in the Post-Combination Company board designation rights. The H.I.G. Designees pursuant to the Stockholders Agreement will initially be Eric Tencer, Richard Boghosian, Danielle Qi, and John Black.
The Post-Combination Company’s nominating and corporate governance committee will recommend to the board of directors candidates for nomination who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. In general, in identifying and evaluating nominees for director, MCAP’s board of directors considers, and the Post-Combination Company’s board of directors will consider, experience in corporate management such as serving as an officer or former officer of a publicly held company, experience as a board member of another publicly held company, professional and academic experience relevant to our business, leadership skills, experience in finance and accounting or executive compensation practices, whether candidate has the time required for preparation, participation and attendance at meetings of the board of directors or committees thereof, if applicable, independence and the ability to represent the best interests of our stockholders.
Compensation Committee Information.
MCAP has established a compensation committee of the board of directors. Ben Tatta and Eric Tencer will serve as members of the Post-Combination Company’s compensation committee following the Business Combination. Under the Nasdaq listing standards and applicable SEC rules, MCAP’s compensation committee must consist of all independent members. Ben Tatta and Eric Tencer meet the independent director standard under the Nasdaq listing standards, and Eric Tencer will serve as chairperson of the compensation committee.
MCAP has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to MCAP’s Chief Executive Officer’s compensation, evaluating MCAP’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of MCAP’s Chief Executive Officer based on such evaluation;

•
reviewing and approving on an annual basis the compensation of MCAP’s other officers;

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reviewing on an annual basis MCAP’s executive compensation policies and plans;

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implementing and administering MCAP’s incentive compensation equity-based remuneration plans;

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assisting management in complying with MCAP’s proxy statement and annual report disclosure requirements;

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if required, producing a report on executive compensation to be included in MCAP’s annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Code of Business Conduct and Ethics
MCAP has adopted a code of business conduct and ethics that applies to all executive officers, directors and employees. The code of business conduct and ethics codifies the business and ethical principles that govern all aspects of MCAP’s business. Upon the consummation of the Business Combination, MCAP’s code of business conduct and ethics will apply to all of the executive officers, directors and employees of the Post-Combination Company and its subsidiaries. MCAP will provide, without charge, upon request, copies of the code of business conduct and ethics. The code of business conduct and ethics is also available on MCAP’s, and will be available on the Post-Combination Company’s, website. Each of MCAP’s website and the Post-Combination Company’s website and the information contained on, or that can be accessed through, such websites are not deemed to be incorporated by reference in, and are not considered part of, this proxy statement/prospectus. For copies of the code of business conduct and ethics, please see the section entitled “Where You Can Find More Information.”
Compensation Committee Interlocks and Insider Participation
None of the members or intended members of the compensation committee is currently one of MCAP’s officers or employees. None of MCAP’s or the Post-Combination Company’s executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving or will serve as a member of MCAP’s or the Post-Combination Company’s board of directors or compensation committee.
Stockholder and Interested Party Communications
Prior to the Business Combination, MCAP’s board of directors did not provide a process for stockholders or other interested parties to send communications to the board of directors because management believed that it was premature to develop such processes given the limited liquidity of MCAP common stock at that time. However, the Post-Combination Company’s management following the Business Combination may establish a process for stockholder and interested party communications in the future.
Executive Officer and Director Compensation Following the Business Combination
Following the consummation of the Business Combination, the Post-Combination Company intends to develop an executive compensation program that is designed to align compensation with business objectives and the creation of stockholder value, while enabling the Post-Combination Company to attract, retain, incentivize and reward individuals who contribute to its long-term success. Decisions regarding the executive compensation program will be made by the compensation committee of the board of directors. AdTheorent has retained Radford/Aon as of April 20, 2021 to conduct benchmarking activity and advise on creation of the 2021 Long-Term Incentive Plan and related director and officer compensation. We expect that the compensation committee and the Post-Combination Company’s board of directors will consider Radford/Aon’s input in setting compensation for executive officers and non-executive directors of the Post-Combination Company.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDERS’ RIGHTS
General
MCAP is incorporated under the laws of the State of Delaware, and the rights of MCAP Stockholders are governed by the laws of the State of Delaware, including the DGCL, the amended and restated certificate of incorporation of MCAP (the “MCAP Charter”) and the bylaws of MCAP (the “MCAP Bylaws”). As a result of the Business Combination, MCAP stockholders who receive shares of common stock of the Post-Combination Company will become Post-Combination Company stockholders. The Post-Combination Company is incorporated under the laws of the State of Delaware and the rights of Post-Combination Company stockholders will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Certificate of Incorporation, the Post-Combination Company Bylaws in the form attached to this proxy statement/prospectus as Annex C, and the Stockholders Agreement in the form attached to this proxy statement/prospectus as Annex J. Thus, following the Business Combination, the rights of MCAP Stockholders who become Post-Combination Company stockholders will continue to be governed by Delaware law but will no longer be governed by the MCAP Charter or the MCAP Bylaws and instead will be governed by the Proposed Certificate of Incorporation and the Post-Combination Company Bylaws.
Comparison of Stockholders’ Rights
Set forth below is a summary comparison of material differences between the rights of MCAP Stockholders under the MCAP Charter and the MCAP Bylaws (left column), and the rights of Post-Combination Company stockholders under the Proposed Certificate of Incorporation and the Post-Combination Company Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation and the Post-Combination Company Bylaws, which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively, the full text of the MCAP Charter and the MCAP Bylaws, and the relevant provisions of the DGCL.
MCAP	Post-Combination Company
Authorized Capital Stock
MCAP Common Stock. MCAP is currently authorized to issue 220,000,000 shares of common stock (the “Common Stock”), including (i) 200,000,000 shares of Class A Common Stock (the “Class A Common Stock”) and (ii) 20,000,000 shares of Class B Common Stock (the “Class B Common Stock”). As of September 30, 2021, there were 3,416,907 shares of MCAP Class A common stock outstanding and 7,906,250 shares of MCAP Class B common stock outstanding.	Post-Combination Company Common Stock. The Post-Combination Company is authorized to issue 350,000,000 shares of common stock (the “Common Stock”).
MCAP Preferred Stock. MCAP is currently authorized to issue 1,000,000 shares of preferred stock (the “Preferred Stock”). As of September 30, 2021, there were no shares of MCAP preferred stock outstanding.	Post-Combination Company Preferred Stock. The Post-Combination Company is authorized to issue 20,000,000 shares of preferred stock (the “Preferred Stock”).
Conversion Rights

Shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically upon the closing of the initial Business Combination.
Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common
None.

MCAP	Post-Combination Company

Stock, or equity-linked securities (as defined below), are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities (the “Offering”) and related to the closing of the initial Business Combination, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the initial Business Combination at a ratio for which:
•
the numerator shall be equal to the sum of (A) 20% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any equity-linked securities or otherwise), in each case by the Corporation, related to or in connection with the consummation of the initial Business Combination (excluding any securities issued or issuable to any seller to any seller in the initial Business Combination, and any private placement-equivalent units and their underlying securities issued to the Sponsor or its affiliates upon conversion of loans to the Corporation) plus (B) the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination; and

•
the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination

The term “equity-linked securities” means any debt or equity securities of MCAP that are convertible into, exercisable or exchangeable for Class A Common Stock issued in connection with the initial Business Combination, including but not limited to a private placement of equity or debt.
The conversion ratio is to be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of the Amended and Restated Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

MCAP	Post-Combination Company
Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock. The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.
Number and Qualification of Directors
The MCAP Board of Directors shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board. No reduction of the authorized number of directors will have the effect of removing any director before that director’s term of office expires. No director need be a stockholder of MCAP or a resident of the State of Delaware. Each director must be at least 18 years of age.	Subject to the Proposed Certificate of Incorporation, the total number of directors constituting the whole Post-Combination Company Board of Directors shall be determined from time to time by resolution of the Post-Combination Board. Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Post-Combination Company. Directors need not be stockholders.
Structure of Board; Election of Directors

The Board is divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The term of the initial Class I expires at the first annual meeting of the stockholders MCAP; the term of the initial Class II Directors expires at the second annual meeting of the stockholders of MCAP; and the term of the initial Class III Directors expires at the third annual meeting of the stockholders of MCAP.
At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of MCAP, each of the successors elected to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.
Subject to any contractual rights of stockholders, in accordance with the DGCL, or the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be
Subject to the special rights of the holders of any class or series of Preferred Stock to elect directors, for a period of five years following the filing of the Proposed Certificate of Incorporation (the “Specified Period”), the Board of Directors (other than those directors elected by the holders of any class or series of Preferred Stock) shall be classified three classes: Class I, Class II, and Class III. Each class shall consist of one-third of the total number of directors constituting the entire Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Post-Combination Company following the filing of the Proposed Certificate of Incorporation; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the filing of the Proposed Certificate of Incorporation; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the filing of the Proposed Certificate of Incorporation. At each annual meeting of stockholders beginning with the first annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall

MCAP	Post-Combination Company
determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.
Notwithstanding any of the foregoing, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in the MCAP Charter (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to of the foregoing unless expressly provided by such terms	be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Manner of Acting by Board
A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the MCAP Charter or MCAP Bylaws.	Except as may be otherwise specifically provided by law, the Proposed Certificate of Incorporation, the Stockholders Agreement or the Post-Combination Company Bylaws, the vote of directors having a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Post-Combination Board.
Removal of Directors
Subject to the contractual rights of any stockholder, in accordance with the DGCL, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of MCAP entitled to vote generally in the election of directors, voting together as a single class.	Subject to any limitation imposed by applicable law or the Stockholders’ Agreement or the Proposed Certificate of Incorporation, the Board of Directors or any individual director or directors may be removed with or without cause by the affirmative vote of the holders of a majority of the then-outstanding shares of capital stock of the Post-Combination Company entitled to vote generally at an election of directors.
Voting

The holder of each share of MCAP Common Stock:
•
Except as otherwise required by law or the MCAP Charter (including any Preferred Stock Designation), exclusively possess all voting power with respect to MCAP.

•
Except as otherwise required by law or the MCAP Charter (including any Preferred Stock Designation), are entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

•
Except as otherwise required by law or the MCAP Charter, at any annual or special meeting of the stockholders of the MCAP,

Except as otherwise required by law or the Proposed Certificate of Incorporation (or any Certificate of Designation made thereunder), the holders of Common Stock shall exclusively possess all voting power with respect to the Post-Combination Company. The holders of shares of Common Stock shall be entitled to one vote for the election of directors and on all matters submitted to a vote of stockholders of the Post-Combination Company.
Except as otherwise required by law, holders of common stock, as such, shall not be entitled to vote on any amendment to the Proposed Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more

MCAP	Post-Combination Company

holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or the MCAP Charter (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to the MCAP Charter (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.
Except as otherwise required by law or the MCAP Charter (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, MCAP shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of the MCAP Charter, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock.
outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.
Supermajority Voting Provisions
See “Voting.”	See “Voting.”
Cumulative Voting
Delaware law allows for cumulative voting only if provided for in the MCAP Charter; however, the MCAP Amended and Restated Certificate of Incorporation does not authorize cumulative voting.	The Proposed Certificate of Incorporation does not authorize cumulative voting.
Vacancies on the Board of Directors
Except as otherwise provided by law or in the MCAP Charter, any vacancy occurring in the MCAP Board of Directors (whether caused by resignation, death, or otherwise) may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum,	Subject to the Stockholders’ Agreement, unless otherwise provided in the Proposed Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock or as otherwise provided by applicable law, any vacancies on the Board of Directors resulting from death,

MCAP	Post-Combination Company
or by a sole remaining director (and not by stockholders). A director elected to fill any vacancy will hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred or until his or her successor shall have been elected and qualified.	resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders and except as otherwise provided by applicable law, shall be filled solely by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. Directors chosen pursuant to any of the foregoing provisions shall hold office until the expiration of the term of the class for which elected and until their successors are duly elected and qualified or until their earlier resignation, removal from office, death or incapacity.
Amendment to Certificate of Incorporation

Under Delaware law, an amendment to the MCAP Charter generally requires the approval of the MCAP Board of Directors and a majority of the combined voting power of the then outstanding shares of voting stock, voting together as a single class.
In addition, see “Voting.”

Under Delaware law, an amendment to the Proposed Certificate of Incorporation generally requires the approval of the Post-Combination Company Board of Directors and a majority of the combined voting power of the then outstanding shares of voting stock, voting together as a single class.
In addition, see “Voting.”

Amendment of Bylaws
The affirmative vote of a majority of the Board is be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of MCAP required by applicable law or the MCAP Charter, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of MCAP entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.	Except as provided in the Post-Combination Company Bylaws or the provisions of the Proposed Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, alter, change, amend or repeal the Bylaws of the Post-Combination Company by the vote of at least a majority of the directors of the Post-Combination Company then in office. In addition, to any vote of the holders of any class or series of stock of the Post-Combination Company required by applicable law or the Proposed Certificate of Incorporation, the Post-Combination Company Bylaws may also be adopted, amended, or repealed by affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then-outstanding shares of the capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class.
Quorum

Board of Directors.   A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board.
Stockholders.   The presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of MCAP representing
Board of Directors. Except as may be otherwise specifically provided by law, the Proposed Certificate of Incorporation or the Post-Combination Company Bylaws, a quorum of the Board of Directors shall consist of a majority of the whole Board of Directors.

MCAP	Post-Combination Company
a majority of the voting power of all outstanding shares of capital stock of MCAP entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.	Stockholders. Except as may be otherwise specifically provided by law, the Proposed Certificate of Incorporation or the Post-Combination Company Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business.
Stockholder Action by Written Consent
To the extent permitted by the DGCL, the taking of action by stockholders without a meeting by less than unanimous written consent of all stockholders entitled to vote on the action is permitted. The DGCL provides that, unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	The Proposed Certificate of Incorporation provides that the taking of any action by the stockholders in lieu of a meeting of the stockholders is specifically denied.
Special Stockholder Meetings
Special meetings may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person.	Subject to the special rights of the holders of one or more classes or series of Preferred Stock, special meetings of the stockholders of the Post-Combination Company may be called, for any purpose or purposes as is a proper matter for stockholder action under the DGCL, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Such special meetings may not be called by stockholders or any other person or persons.
Notice of Stockholder Meetings
MCAP must give, in any manner permitted by law, not less than 10 nor more than 60 days before the date of any meeting of stockholders, written notice stating the place, day, and time of the meeting, and the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, to each stockholder of record entitled to vote at the meeting as of the record date for determining the	Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be

MCAP	Post-Combination Company
stockholders entitled to notice of the meeting.
In the case of a Stockholders Meeting, the written notice shall also state with reasonable clarity the purpose or purposes for which the meeting is called and the general nature of the business proposed to be transacted at the meeting.	deemed to be present in person and vote at any such meeting. Notice of the time, place, if any, and purpose of any meeting of stockholders (to the extent required) may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
Stockholder Proposals (Other than Nomination of Persons for Election as Directors)
At an annual meeting of stockholders, an item of business may be conducted, and a proposal may be considered and acted upon, only if such item or proposal is brought before the meeting (i) by, or at the direction of, the MCAP Board of Directors, or (ii) by any MCAP Stockholder who is entitled to vote at the meeting and who has given timely notice thereof in writing to the Secretary of MCAP. To be timely, a stockholder’s notice must be delivered to or mailed and received by the Secretary not fewer than 90 days nor more than 120 days prior to the date MCAP’s proxy statement was released to the stockholders in connection with the previous year’s annual meeting. However, if MCAP did not hold an annual meeting the previous year, or if the date of the subject annual meeting date is more than 30 days before or more than 60 days after such anniversary date of the previous year’s annual meeting, then the deadline is 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by MCAP.
For a stockholder to cause a proposal to be included in MCAP’s proxy statement relating to a meeting of stockholders other than a regularly scheduled annual meeting, to be timely, the stockholder’s notice must be delivered to or mailed or received by the Secretary within a reasonable time before MCAP begins to print and mail its proxy materials. For a stockholder to cause a proposal that is not included in MCAP’s proxy statement to be brought before an annual meeting of the stockholders, the stockholder must include: (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for
The annual meeting of the stockholders of the Post-Combination Company, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Subject to that certain Stockholders’ Agreement, to be dated as of the closing date of the Business Combination (such agreement, as amended, supplemented, restated or otherwise modified from time to time, the “Stockholders’ Agreement”), by and among the Post-Combination Company, H.I.G. Growth — AdTheorent, LLC, a Delaware limited liability company, MCAP Acquisition, LLC, a Delaware limited liability company and the Stockholders (as defined in the Stockholders’ Agreement) party thereto, nominations of persons for election to the Board of Directors of the Post-Combination Company and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the Post-Combination Company’s notice of meeting of stockholders; (ii) brought specifically by or at the direction of the Board of Directors; or (iii) by any stockholder of the Post-Combination Company.
For business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper written form to the Secretary of the Post-Combination Company, and (ii) provide any updates or supplements to such notice at the times and in the forms required by the Post-Combination Company Bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Post-Combination Company not less than

MCAP	Post-Combination Company
consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.
At any Stockholders Meeting of the stockholders, only such business as is specified in the notice of such Stockholders Meeting given by or at the direction of the person or persons calling such meeting may come before such meeting.	ninety (90) nor more than one-hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that, if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Post-Combination Company; provided, further, that, if the date of the annual meeting is more than thirty (30) days before or after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Post-Combination Company (such notice within such time periods, “Timely Notice”).
Stockholder Nominations of Persons for Election as Directors
Stockholder nominations of persons for election as directors may be made in the same manner as other stockholder proposals. See “Stockholder Proposals (Other than Nomination of Persons for Election as Directors).”	Nominations of any individual for election to the Post-Combination Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) as provided in the Stockholders Agreement, (ii) by or at the direction of the Post-Combination Board, including by any committee or persons authorized to do so by the Post-Combination Board or the Post-Combination Company Bylaws, or (iii) by a stockholder present in person (A) who was a record owner of shares of the Post-Combination Company both at the time of giving the notice provided for in the Post-Combination Company Bylaws and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with the requirements of the Post-Combination Company Bylaws as to such notice and nomination.
Limitation of Liability of Directors and Officers
To the fullest extent permitted by the DGCL, as it existed on the date of the MCAP Charter or as it is	To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a

MCAP	Post-Combination Company
thereafter amended, a director of MCAP will not be personally liable to MCAP or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such provision will not adversely affect a director of MCAP with respect to any conduct of such director occurring prior to such amendment or repeal.	director of the Post-Combination Company shall not be personally liable to the Post-Combination Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Post-Combination Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.
Indemnification of Directors, Officers, Employees and Agents

MCAP will indemnify and hold harmless each person who is or was serving as a director or officer of MCAP or who, serving as a director or officer of MCAP, is or was serving at the request of MCAP as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which the person is a party or is threatened to be made a party because of such service, and will make advances of expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding, to the fullest extent permitted by law; provided that no such indemnity will be made in respect of any matter as to which a director or officer has been adjudged to be liable to MCAP, unless and only to the extent that the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.
If, after the effective date of the MCAP Charter, the DGCL is amended to authorize further indemnification of directors or officers, then directors and officers of MCAP will be indemnified to the fullest extent permitted by the DGCL.

The Post-Combination Company shall indemnify its directors and its executive officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the Post-Combination Company may modify the extent of such indemnification by individual contracts with its directors and executive officers.
The Post-Combination Company shall have the power to indemnify (including the power to advance expenses) its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board of Directors shall determine.

Dividends, Distributions and Stock Repurchases
The holders of MCAP Common Stock, are entitled to receive, when and as declared by the MCAP Board of Directors, out of any assets of MCAP legally available therefor, such dividends as may be declared from time to time by the MCAP Board of	Subject to applicable law and the rights and preferences of the holders of any outstanding series of Post-Combination Company preferred stock, the holders of the shares of Post-Combination Company common stock shall be entitled to receive,

MCAP	Post-Combination Company
Directors and hare equally on a per share basis in such dividends and distributions.	when, as and if declared by the Board of Directors, out of the assets of the Post-Combination Company which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.
Liquidation
Upon any Liquidation, whether voluntary or involuntary, subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B Common Stock) held by them.	Subject to applicable law and the rights, if any, of the holders of any outstanding class or series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Post-Combination Company, after payment or provision for payment of the debts and other liabilities of the Post-Combination Company, the holders of the shares of the Common Stock shall be entitled to receive all the remaining assets of the Post-Combination Company available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.
Stockholder Rights Plan
While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.
MCAP does not have a stockholder rights plan currently in effect, but under the DGCL, the MCAP Board of Directors could adopt such a plan without stockholder approval.	None.
Preemptive Rights
The MCAP Charter and the MCAP Bylaws do not provide holders of MCAP Capital Stock with preemptive rights. Thus, as a general matter, if additional shares of MCAP Capital Stock are issued, the current holders of MCAP Capital Stock will own a proportionately smaller interest in a larger number of outstanding shares of MCAP Capital Stock to the extent that they do not participate in the additional issuance.	None.
Duties of Directors
Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing MCAP’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.	None.

MCAP	Post-Combination Company
The MCAP Board of Directors may exercise all such powers and authority of MCAP and do all such lawful acts and things as are not by statute or the MCAP Charter or the MCAP Bylaws directed or required to be exercised or done solely by the stockholders.
Inspection of Books and Records; Stockholder Lists
Inspection. Under Section 220 of the DGCL, any stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from MCAP’s stock ledger, a list of its stockholders and its other books and records.
The books and records of the Post-Combination Company may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board. Such books and records may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the DGCL.
The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Post-Combination Company. In the event that the Post-Combination Company determines to make the list available on an electronic network, the Post-Combination Company may take reasonable steps to ensure that such information is available only to stockholders of the Post-Combination Company. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Voting List. MCAP will cause to be prepared an alphabetical list of the names of all of its stockholders who are entitled to vote at a stockholders meeting or any adjournment thereof; provided, however, if the record date for determining stockholders entitled to vote is less than 10 days before the meeting date, the list will reflect the stockholders entitled to vote as of the 10th day before the meeting date. The list will be arranged alphabetical order and showing the

MCAP	Post-Combination Company
address and the number and class of shares registered in the name of each stockholder. The stockholders’ list must be available for inspection by any stockholder, beginning at least 10 days prior to the meeting, and continuing through the meeting, during ordinary business hours at the principal place of business of MCAP. Such list will be produced and kept open at the time and place of the meeting. During such period, and during the whole time of the meeting, the stockholders’ list will be subject to the inspection of any stockholder, or the stockholder’s agent or attorney, for any purpose germane to the meeting. In cases where the record date for determining stockholders entitled to vote is fewer than 10 days prior to the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date.
Choice of Forum
The MCAP Charter provides that unless MCAP consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action brought by on behalf of MCAP, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of MCAP’s directors, officers or stockholders to MCAP or MCAP’s stockholders, (iii) any action arising under the MCAP Charter, MCAP Bylaws or the DGCL or (iv) any action asserting a claim against MCAP governed by the internal affairs doctrine. In addition, the MCAP Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of the MCAP’s capital stock will be deemed to have notice of and consented to the exclusive forum provisions in the MCAP Charter.	The Proposed Certificate of Incorporation provides that unless the Post-Combination Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action brought by on behalf of the Post-Combination Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of the Post-Combination Company’s directors, officers or stockholders to the Post-Combination Company or to the Post-Combination Company’s stockholders, (iii) any action arising under the Proposed Certificate of Incorporation, the Post-Combination Company Bylaws or the DGCL or (iv) any action asserting a claim against the Post-Combination Company governed by the internal affairs doctrine. In addition, the Proposed Certificate of Incorporation designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of the Post-Combination Company’s capital stock will be deemed to have notice of and consented to the exclusive forum provisions in the Proposed Certificate of Incorporation.

DESCRIPTION OF THE POST-COMBINATION COMPANY’S SECURITIES
The following summary of the material terms of the Post-Combination Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Proposed Certificate of Incorporation and the Post-Combination Company Bylaws in their entirety for a complete description of the rights and preferences of the Post-Combination Company’s securities following the Business Combination. The changes proposed to be made to the Existing Certificate of Incorporation through the adoption of the Proposed Certificate of Incorporation are described in “Proposal No. 2 — The Charter Amendment Proposal” and the full text of the Proposed Certificate of Incorporation and Post-Combination Company Bylaws are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus.
The Proposed Certificate of Incorporation authorizes the issuance of 350,000,000 shares of common stock, $0.0001 par value per share and 20,000,000 shares of preferred stock, $0.0001 par value. The shares of MCAP Common Stock issued in the Business Combination and the PIPE Financing will be duly authorized, validly issued, fully paid and non-assessable. As of the record date for the Stockholders Meeting, there were 31,625,000 shares of MCAP Common Stock issued and outstanding, 7,906,250 Founder Shares outstanding, and no shares of preferred stock of MCAP issued or outstanding.
Voting Power
Except as otherwise required by law or as otherwise provided in any preferred stock designation, the holders of the Post-Combination Company common stock will possess all voting power for the election of the Post-Combination Company directors and all other matters submitted to a vote of stockholders of the Post-Combination Company. Holders of the Post-Combination Company common stock will have one vote in respect of each share of stock held by such holder on matters to be voted on by stockholders. Except as otherwise required by law, holders of the Post-Combination Company common stock, as such, will not be entitled to vote on any amendment to the Proposed Certificate of Incorporation (including any preferred stock designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Post-Combination Company preferred stock if the holders of such affected series of Post-Combination Company preferred stock are entitled to vote on such amendment pursuant to the Proposed Certificate of Incorporation (including any preferred stock designation) or pursuant to the DGCL.
Dividends
Subject to applicable law and the rights and preferences of any holders of any outstanding class or series of preferred stock of the Post-Combination Company, holders of the Post-Combination Company common stock will be entitled to receive dividends when, as and if declared by the Post-Combination Board, payable either in cash, in property or in shares of capital stock.
Liquidation, Dissolution and Winding Up
Upon the Post-Combination Company’s voluntary or involuntary liquidation, dissolution or winding up and after payment in full of the debts and other liabilities of the Post-Combination Company and to any holders of Post-Combination Company preferred stock having liquidation preferences, if any, the holders of the shares of the Common Stock shall be entitled to receive all the remaining assets of the Post-Combination Company available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.
Preemptive or Other Rights
Subject to the preferential rights of any other class or series of stock, all shares of Post-Combination Company common stock will have equal dividend, distribution, liquidation and other rights, and will have no preference or appraisal rights, except for any appraisal rights provided by the DGCL. Furthermore, holders of Post-Combination Company common stock will have no preemptive rights and there are no conversion, sinking fund or redemption rights, or rights to subscribe for any of the Post-Combination Company’s securities. The rights, powers, preferences and privileges of holders of the Post-Combination Company common stock will be subject to those of the holders of any shares of Post-Combination Company preferred stock that the Post-Combination Board may authorize and issue in the future.
Election of Directors
The Post-Combination Board will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
Common Stock Prior to the Business Combination
Pursuant to the Existing Certificate of Incorporation, if MCAP does not consummate an initial business combination within 24 months, its corporate existence will cease except for the purposes of winding up its affairs and liquidating. If MCAP is forced to liquidate prior to an initial business combination, its Public Stockholders will be entitled to share ratably in the Trust Account, based on the amount then held in the Trust Account. The Sponsor and MCAP’s officers and directors have agreed to waive their rights to participate in any liquidation distribution from the Trust Account occurring upon MCAP’s failure to consummate an initial business combination with respect to the shares of MCAP Common Stock held prior to the IPO. The Sponsor and MCAP’s officers and directors will therefore not participate in any liquidation distribution from the Trust Account with respect to such shares. They will, however, participate in any liquidation distribution from the Trust Account with respect to any shares of MCAP Common Stock acquired following the IPO.
The MCAP stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of MCAP Common Stock, except that Public Stockholders have the right to sell their Public Shares to MCAP in a tender offer or have their Public Shares redeemed for cash equal to their pro rata share of the Trust Account in connection with a business combination if completed. Public Stockholders who sell or redeem their Public Shares in exchange for their share of the Trust Account still have the right to exercise the Public Warrants that they received as part of the MCAP Units.
Preferred Stock
The Proposed Certificate of Incorporation provides that shares of Post-Combination Company preferred stock may be issued from time to time in one or more classes or series. The Post-Combination Board will be authorized to establish the voting rights, if any, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, applicable to the shares of each series of Post-Combination Company preferred stock. The Post-Combination Board will be able to, without stockholder approval, issue Post-Combination Company preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Post-Combination Company common stock and could have anti-takeover effects. The ability of the Post-Combination Board to issue Post-Combination Company preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Post-Combination Company or the removal of existing management.
MCAP has no preferred stock outstanding at the date hereof, and will have no preferred stock outstanding immediately after the Closing.
Warrants
As of September 30, 2021, there were MCAP Warrants to purchase MCAP Common Stock outstanding, consisting of Public Warrants and Private Placement Warrants held by the Sponsor. Each whole MCAP Warrant entitles the registered holder to purchase one share of MCAP Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion of an initial business combination or March 2, 2023. The MCAP Warrants will expire on the fifth anniversary of MCAP’s completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

MCAP Warrants will not be exercisable for cash unless MCAP has an effective and current registration statement covering the shares of MCAP Common Stock issuable upon exercise of the MCAP Warrants and a current prospectus relating to such shares of MCAP Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of MCAP Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of MCAP’s initial business combination, holders of Public Warrants may, until such time as there is an effective registration statement and during any period when MCAP has failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis. In the event of such a cashless exercise, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of MCAP Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of MCAP Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (as defined below) over the Warrant Price by (y) the fair market value and (B) 0.361. The “fair market value” for this purpose means the volume-weighted average price of the MCAP Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent.
MCAP may call the MCAP Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant, (i) at any time after the MCAP Warrants become exercisable, (ii) upon not less than 30 days’ prior written notice of redemption to each holder of MCAP Warrants after the warrants become exercisable, and (iii) if, and only if, the reported last sale price of the shares of MCAP Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the MCAP Warrants become exercisable and ending on the third trading day prior to the notice of redemption to holders of MCAP Warrants.
The right to exercise will be forfeited unless the MCAP Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a MCAP Warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.
If MCAP calls the MCAP Warrants for redemption as described above, MCAP’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the MCAP Warrants for that number of shares of MCAP Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of MCAP Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
MCAP may call the MCAP Warrants for redemption, in whole and not in part, at a price of $0.10 per warrant, (i) at any time after the MCAP Warrants become exercisable, (ii) upon not less than 30 days’ prior written notice of redemption to each holder of MCAP Warrants after the warrants become exercisable, and (iii) if, and only if, the reported last sale price of the shares of MCAP Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the MCAP Warrants become exercisable and ending on the third trading day prior to the notice of redemption to holders of MCAP Warrants.
The right to exercise will be forfeited unless the MCAP Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a MCAP Warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.
The “fair market value” of MCAP Class A common stock for the above purpose means the average last reported sale price of MCAP’s Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to holders of MCAP Warrants. This redemption feature differs from the typical warrant redemption features used in other blank check company offerings. MCAP will provide holders of MCAP Warrants with the final fair market value no later than one business day after the 10-trading day period described above ends. In no event will the MCAP Warrants be exercisable in connection with this redemption feature for more than 0.361 shares of MCAP Class A common stock per warrant (subject to adjustment).
The exercise price and number of shares of MCAP Common Stock issuable on exercise of the MCAP Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the MCAP Warrants will not be adjusted for issuances of shares of MCAP Common Stock at a price below their respective exercise prices.
In addition, if (x) MCAP issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the MCAP Board, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any MCAP Class B common stock held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of MCAP’s initial business combination on the date of the consummation of its initial business combination (net of redemptions), and (z) the “market value” (as defined below) is below $9.20 per share, the exercise price of the MCAP Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the market value and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of, (i) the market value or (ii) the Newly Issued Price. The “market value” for this purpose means the volume weighted average trading price of MCAP Common Stock during the 20 trading day period starting on the trading day prior to the day on which MCAP consummates its initial business combination.
No fractional shares will be issued upon exercise of the MCAP Warrants. If, upon exercise of the MCAP Warrants, a holder would be entitled to receive a fractional interest in a share, MCAP will, upon exercise, round up to the nearest whole number the number of shares of MCAP Common Stock to be issued to the warrant holder.
Dividends
MCAP has not paid any cash dividends on the MCAP Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Post-Combination Company’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Post-Combination Board at such time. The Post-Combination Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements
Listing of Securities
MCAP’s units, common stock and warrants are currently listed on Nasdaq, under the symbols “MACQU,” “MACQ,” and “MACQW,” respectively. MCAP intends to apply to continue the listing of the shares of common stock of the post-combination company and such warrants on Nasdaq under the symbols “ADTH” and “ADTHW,” respectively, upon the closing of the Business Combination. MCAP will not have units traded following the closing of the Business Combination, at which time each unit will separate into its component securities.
Transfer Agent and Registrar
The transfer agent and registrar for the MCAP Common Stock is, and for the Post-Combination Company’s common stock is expected to be, Continental Stock Transfer & Trust Company.
Certain Anti-Takeover Provisions of Delaware Law
Classified Board of Directors
The Proposed Certificate of Incorporation provides that the Post-Combination Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Post-Combination Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Post-Combination Board.
Authorized but Unissued Shares
The authorized but unissued shares of Post-Combination Company common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Post-Combination Company common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Post-Combination Company by means of a proxy contest, tender offer, merger or otherwise.
Stockholder Action; Special Meetings of Stockholders
The Proposed Certificate of Incorporation provides that stockholders may not take action by written consent, but may only take action at annual or special meeting of stockholders. As a result, a holder controlling a majority of Post-Combination Company capital stock would not be able to amend the Post-Combination Company Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Post-Combination Company Bylaws. This restriction does not apply to actions taken by the holders of any series of preferred stock of the Post-Combination Company to the extent expressly provided in the applicable preferred stock designation. Further, the Proposed Certificate of Incorporation provides that, subject to any special rights of the holders of preferred stock of the Post Combination Company, only the Post-Combination Board, the chairperson of Post-Combination Board or the chief executive officer of the Post-Combination Company may call special meetings of stockholders, thus prohibiting a holder of the Post-Combination Company’s common stock from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Post-Combination Company capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
The Post-Combination Company Bylaws provide that stockholders seeking to bring business before the Post-Combination Company’s annual meeting of stockholders, or to nominate candidates for election as directors at its annual meeting of stockholders, must provide timely notice. To be timely, a stockholder’s notice will need to be delivered to, or mailed and received at, the Post-Combination Company’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received (A) not earlier than the close of business on the 120th day prior to such annual meeting and (B) not later than the close of business on the later of (y) the 90th day prior to such annual meeting and (z) the 10th day following the day on which public announcement of the date of such meeting is first made by the Post-Combination Company. The Post-Combination Company’s bylaws will also specify certain requirements as to the form and content of a stockholders’ notice. These provisions may preclude the Post-Combination Company’s stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors.
Amendment of Charter or Bylaws
Upon consummation of the Business Combination, the Post-Combination Company Bylaws may be amended or repealed by the Post-Combination Board or by the affirmative vote of the holders of at least 66 2∕3% of the voting power of all of the shares of the capital stock of the Post-Combination Company entitled to vote in the election of directors, voting as one class. The affirmative vote of the holders of at least 66 2∕3% of the voting power of the then outstanding shares of capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of the Proposed Certificate of Incorporation.

Board Vacancies
Any vacancy on the Post-Combination Board may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, subject to the Stockholders Agreement and any special rights of the holders of preferred stock of the Post Combination Company. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. Except as otherwise provided by law, the Stockholders Agreement or the Post-Combination Company Bylaws, in the event of a vacancy in the Post-Combination Board, the remaining directors may exercise the powers of the full Post-Combination Board until the vacancy is filled.
Exclusive Forum Selection
The Proposed Certificate of Incorporation provides that unless the Post-Combination Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action brought by on behalf of the Post-Combination Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of the Post-Combination Company’s directors, officers or stockholders to the Post-Combination Company or to the Post-Combination Company’s stockholders, (iii) any action arising under the Proposed Certificate of Incorporation, the Post-Combination Company Bylaws or the DGCL or (iv) any action asserting a claim against the Post-Combination Company governed by the internal affairs doctrine. In addition, the Proposed Certificate of Incorporation designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of the Post-Combination Company’s capital stock will be deemed to have notice of and consented to the exclusive forum provisions in the Proposed Certificate of Incorporation.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the Proposed Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Although MCAP believes these provisions benefit MCAP by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although the Post-Combination Company stockholders will not be deemed to have waived its compliance with federal securities laws and the rules and regulations thereunder.
Section 203 of the Delaware General Corporation Law
MCAP is, and the Post-Combination Company will be, subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, certain mergers, asset or stock sales or other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
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before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•
at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring the Post-Combination Company to negotiate in advance with the Post-Combination Board because the stockholder approval requirement would be avoided if the Post-Combination Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the Post-Combination Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Limitation on Liability and Indemnification of Directors and Officers
The Proposed Certificate of Incorporation provides that the Post-Combination Company’s directors and officers will be indemnified and advanced expenses by the Post-Combination Company to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the Proposed Certificate of Incorporation provides that the Post-Combination Company’s directors will not be personally liable to the Post-Combination Company or its stockholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by the DGCL.
The Proposed Certificate of Incorporation also permits the Post-Combination Company to purchase and maintain insurance on behalf of any officer, director, employee or agent of the Post-Combination Company for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.
These provisions may discourage stockholders from bringing a lawsuit against the Post-Combination Company directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Post-Combination Company and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Post-Combination Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. MCAP believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Post-Combination Company directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE
Lock-up Agreements and Registration Rights Agreement
In connection with the Business Combination, MCAP and the Holders will enter into the Registration Rights Agreement and Lock-Up Agreements at Closing in the form attached to this proxy statement/prospectus as Annex H and Annex I, respectively. Pursuant to the terms of the Registration Rights Agreement and Lock-Up Agreements, the Post-Combination Company will be obligated to file a shelf registration statement to register the resale of certain securities of the Post-Combination Company held by the Holders. In addition, subject to certain requirements and customary conditions, the Holders may demand once per 12 month period, to sell all or any portion of their registrable securities in an underwritten offering pursuant to the shelf registration statement so long as the total offering price is reasonably expected to exceed $50 million. The Registration Rights Agreement and Lock-Up Agreements will also provide the Holders with “piggy-back” registration rights, subject to certain requirements, cutbacks and customary conditions.
Subject to certain exceptions, the Registration Rights Agreement and Lock-Up Agreements further provide for the securities of the Post-Combination Company held by certain AdTheorent members to be locked-up for a period of six months following the Closing, while the Founder Shares held by the Sponsor will be locked-up for a period of one year following the Closing, in each case subject to earlier release upon (i) the date on which the last reported sale price of the common stock of the Post-Combination Company equals or exceeds $12.00 per share for any 20 trading days within any 30-day trading period or (ii) the date on which the Post-Combination Company completes a liquidation, merger, capital stock exchange or other similar transaction after the Closing that results in all of the Post-Combination Company’s stockholders having the right to exchange their shares of common stock of the Post-Combination Company for cash, securities or other property.
For more information about the Registration Rights Agreement and Lock-Up Agreements, see the section entitled “Certain Agreements Related to the Business Combination — Registration Rights Agreement” and “Certain Agreements Related to the Business Combination — Lock-Up Agreement.”
Rule 144
Generally, a person who has beneficially owned restricted shares of MCAP Common Stock or restricted MCAP Warrants for at least six months would, subject to the restrictions noted in the section below, be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days immediately before the sale. Persons who have beneficially owned restricted shares of MCAP Common Stock or restricted MCAP Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of either of the following:
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1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, is expected to equal approximately 1.0 million shares of MCAP Common Stock (assuming no redemptions) and approximately 0.2 million MCAP Warrants; or

•
the average weekly reported trading volume of MCAP Common Stock of the same class or MCAP Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of MCAP under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about MCAP.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

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at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 31,625,000 shares of MCAP Common Stock and 7,906,250 shares of Class B common stock outstanding. The 31,625,000 shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. The 7,906,250 shares owned collectively by the Sponsor and certain of our independent directors are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.
As of the date of this proxy statement/prospectus, there are a total of 16,525,000 MCAP Warrants outstanding. Each warrant is exercisable for one share of MCAP Common Stock, in accordance with the terms of the warrant agreement governing the MCAP Warrants. 10,541,667 of these MCAP Warrants are Public Warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the 16,525,000 shares of MCAP Common Stock that may be issued upon the exercise of the public MCAP Warrants.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of AdTheorent’s employees, consultants or advisors who purchases equity shares from MCAP in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF MCAP
The following table sets forth information regarding (i) the actual beneficial ownership of MCAP Common Stock as of November 4, 2021 and (ii) expected beneficial ownership of the Post-Combination Company common stock immediately following the Closing, assuming that no Public Shares are redeemed, and alternatively that 13,769,947 Public Shares are redeemed, by:
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each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of MCAP Common Stock or of the Post-Combination Company common stock;

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each of our current executive officers and directors;

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each person who will become an executive officer or director of the Post-Combination Company post-Business Combination; and

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all executive officers and directors of MCAP as a group pre-Business Combination and all executive officers and directors of the Post-Combination Company post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, MCAP believes that all persons named in the table have sole voting and investment power with respect to all shares of MCAP Common Stock beneficially owned by them.
The beneficial ownership of shares of MCAP Common Stock pre-Business Combination is based on 39,531,250 shares of MCAP Common Stock (including 31,625,000 Public Shares and 7,906,250 Founder Shares) issued and outstanding as of September 30, 2021.
The beneficial ownership information below excludes the shares underlying the Public Warrants and the Private Placement Warrants because those securities are not exercisable within 60 days of this proxy statement/prospectus and are contingent upon the consummation of the Business Combination. The beneficial ownership information below also excludes the AdTheorent earn-out shares, and the shares expected to be issued or reserved under the 2021 Long-Term Incentive Plan, as well as shares underlying unvested stock options.
The expected beneficial ownership of shares of the Post-Combination Company common stock post-Business Combination assuming none of the Public Shares are redeemed has been determined based upon the following: (i) that no Public Stockholders exercise their redemption rights (no redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of MCAP Common Stock (pre-Business Combination) or the Post-Combination Company common stock (post-Business Combination), (iii) that 12,150,000 shares of MCAP Common Stock are issued to the investors in the PIPE Financing, (iv) that 50,234,006 shares of the Post-Combination Company common stock are issued in the Business Combination, and (v) there will be an aggregate of 101,316,381 shares of the Post-Combination Company common stock issued and outstanding at Closing.
The expected beneficial ownership of shares of the Post-Combination Company common stock post-Business Combination assuming the maximum number of Public Shares have been redeemed has been determined based on the following: (i) that holders of 13,769,947 Public Shares exercise their redemption rights (maximum redemption scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of MCAP Common Stock (pre-Business Combination) or the Post-Combination Company common stock (post-Business Combination), (iii) that 12,150,000 shares of MCAP Common Stock are issued to the PIPE Investors, (iv) that 52,437,906 shares of the Post-Combination Company common stock are issued in the Business Combination, and (v) there will be an aggregate of 89,750,334 shares of the Post-Combination Company common stock issued and outstanding at Closing.
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

Name and Address of Beneficial Owner	Before the Business Combination		After the Business Combination
			Assuming No Redemption		Assuming Illustrative Maximum Redemption
	Number of shares of MCAP Common Stock	%	Number of shares of Post- Combination Company Common Stock	%	Number of shares of Post- Combination Company Common Stock	%
Directors and Executive Officers Pre-Business Combination(1)
Theodore L. Koenig(2)(4)	7,873,250(3)	19.9%	9,834,267	9.7%	9,897,841	11.0%
Zia Uddin(5)	—	—	—	—	—	—
Mark A. Solovy(5)	—	—	—	—	—	—
Scott A. Marienau(5)	—	—	—	—	—	—
Peter Gruszka(5)	—	—	—	—	—	—
Thomas J. Allison	11,000	*	11,000	*	11,000	*
John C. Chrystal(5)	11,000	*	11,000	*	11,000	*
Roger Schoenfeld	11,000	*	11,000	*	11,000	*
All pre-Business Combination directors and executive officers as a group (8 individuals)	7,906,250	20.0%	9,867,267	9.7%	9,930,841	11.0%
Directors and Executive Officers Post-Business Combination(6)
James Lawson(7)	—	—	2,464,876	2.4%	2,502,380	2.7%
Charles Jordan(8)	—	—	243,556	*	243,556	*
John Black(9)	—	—	28,575,615	28.2%	29,829,303	33.2%
Richard Boghosian(9)	—	—	28,575,615	28.2%	29,829,303	33.2%
Eric Tencer(9)	—	—	28,575,615	28.2%	29,829,303	33.2%
Denielle Qi(9)	—	—	28,575,615	28.2%	29,829,303	33.2%
Zia Uddin(5)	—	—	—	—	—	—
Ben Tatta	—	—	—	—	—	—
Vineet Mehra	—	—	—	—	—	—
Kihara Kiarie	—	—	—	—	—	—
All post-Business Combination directors and executive officers as a group (10 individuals)	—	—	30,317,415	29.8%	31,576,181	35.0%
Five Percent Holders:
MCAP Acquisition, LLC(2)	7,873,250	19.9%	7,873,250	7.7%	7,873,250	8.7%
H.I.G. Growth – AdTheorent, LLC(9)	—	—	28,575,615	28.2%	29,829,303	33.2%

*
Less than 1%

(1)
Unless otherwise noted, the business address of each of the following individuals is 311 South Wacker Drive, Suite 6400, Chicago, Illinois 60606.

(2)
MCAP Acquisition, LLC, the Sponsor, is the record holder of the shares of Class B common stock reported herein. The manager of the Sponsor is Monroe Capital Management Advisors, LLC (“MCMA”). Mr. Koenig, our Chief Executive Officer, may be deemed to beneficially own shares held by the Sponsor by virtue of his control over MCMA. Mr. Koenig disclaims beneficial ownership of the shares of Class B common stock held by the Sponsor other than to the extent of his pecuniary interest in such shares. Upon the closing of the Business Combination, the shares of Class B common stock will automatically convert into shares of Class A common stock. The address of MCAP Acquisition, LLC is 311 South Wacker Drive, Suite 6400, Chicago, Illinois 60606.
(3)
Interests shown consist solely of Founder Shares, classified as shares of Class B common stock. Founder Shares will automatically convert into shares of Class A common stock on a one-for-one basis at the closing of the Business Combination.

(4)
Mr. Koenig, our Chief Executive Officer, may be deemed to beneficially own shares held by the Sponsor by virtue of his control over MCMA, and may be deemed to beneficially own an additional 1,943,213 shares (assuming no redemption) and 2,006,530 shares (assuming illustrative maximum redemption) of post-Business Combination common stock by virtue of his control over Monroe Capital Corporation and certain private funds affiliated with Monroe Capital LLC, which own pre-Business Combination membership interests in AdTheorent and have committed to acquire 500,000 shares in the PIPE Financing. Mr. Koenig disclaims beneficial ownership of the shares of common stock held by the Sponsor and Monroe Capital LLC or its affiliates other than to the extent of his pecuniary interest in such shares.

(5)
Each of these individuals holds economic interests in the Sponsor and pecuniary interests in certain of the securities held by the Sponsor. Each of these individuals disclaims beneficial ownership of such securities except to the extent of his or her pecuniary interest therein.

(6)
Unless otherwise noted, the business address of each of the following individuals is 330 Hudson Street, 13th Floor, New York, New York 10013.

(7)
Includes 1,610,029 shares subject to options exercisable within 60 days of November 4, 2021. Excludes 382,704 shares subject to options that are not exercisable within 60 days of November 4, 2021. The vesting and other underlying terms of such options are explained in the section entitled “Information about AdTheorent — Executive Compensation.”

(8)
Includes 243,556 shares subject to options exercisable within 60 days of November 4, 2021. Excludes 19,087 shares subject to options that are not exercisable within 60 days of November 4, 2021. The vesting and other underlying terms of such options are explained in the section entitled “Information about AdTheorent — Executive Compensation.”

(9)
H.I.G. Growth — AdTheorent, LLC is the record holder of the shares reported herein. Messrs. Black, Boghosian and Tencer and Ms. Qi, as members of our Board of Directors, indirect members of H.I.G. Growth — AdTheorent, LLC and agents of entities affiliated with H.I.G. Growth —  AdTheorent, LLC, may be deemed to share voting and investment power with regard to the shares held directly by H.I.G. Growth — AdTheorent, LLC, but disclaim beneficial ownership in the securities, except to the extent of any pecuniary interest in such securities.

(10)
H.I.G. Growth — AdTheorent, LLC is the record holder of the shares reported herein. H.I.G.-GPII, Inc. is the sole managing member of H.I.G. Growth — AdTheorent, LLC, and has sole voting and dispositive power with respect to the shares held by H.I.G. Growth — AdTheorent, LLC. Sami Mnaymneh and Anthony Tamer, the directors of H.I.G.-GPII, Inc., have shared voting and dispositive power with respect to the shares held by H.I.G. Growth — AdTheorent, LLC. Messrs. Mnaymneh and Tamer may be deemed to be indirect beneficial owners of the reported securities, but disclaim beneficial ownership in the securities, except to the extent of any pecuniary interest in such securities. The address of H.I.G. Growth — AdTheorent, LLC is 1450 Brickell Avenue, 31st Floor, Miami, FL 33131.

PRICE RANGE OF SECURITIES AND DIVIDENDS
MCAP
Market Price of MCAP Common Stock, Warrants and Units
The MCAP Common Stock, MCAP Warrants and MCAP Units are currently listed on Nasdaq under the symbols “MACQ,” “MACQW” and “MACQU,” respectively. MCAP intends to apply to continue the listing of the MCAP Common Stock and MCAP Warrants on the Nasdaq under the symbols “ADTH” and “ADTHW,” respectively, upon the Closing. All outstanding MCAP Units will be separated into their component securities immediately prior to the Closing. Accordingly, MCAP will not have any units following consummation of the Business Combination, and therefore there will be no Nasdaq listing of the MCAP Units following the consummation of the Business Combination.
The closing price of the MCAP Common Stock, MCAP Warrants and MCAP Units on July 26, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $9.67, $1.20 and $10.11, respectively. As of November 4, 2021, the record date for the Stockholders Meeting, the closing price for the MCAP Common Stock, MCAP Warrants and MCAP Units was $9.93, $1.03 and $10.22, respectively.
Holders
As of November 4, 2021, the record date for the Stockholders Meeting, there was 1 holder of record of MCAP Units, 1 holder of record of MCAP Common Stock, and 2 holders of record of MCAP Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose MCAP Units, MCAP Common Stock and MCAP Warrants are held of record by banks, brokers and other financial institutions.
Dividends
MCAP has not paid any cash dividends on the MCAP Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Post-Combination Company’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Post-Combination Board at such time. The Post-Combination Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
The Post-Combination Company Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Post-Combination Company Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the Post-Combination Company’s Board, (ii) otherwise properly brought before such meeting by or at the direction of the Post-Combination Company’s Board, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record on the date of giving of the notice and on the record date for determination of stockholders entitled to vote at such meeting who has complied with the notice procedures specified in the Post-Combination Company’s Bylaws. To be timely for the
Post-Combination Company’s annual meeting of stockholders, the Post-Combination Company’s secretary must receive the written notice at the Post-Combination Company’s principal executive offices:
•
not later than the 90th day; and

•
not earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year (as would be the case for the
Post-Combination Company’s 2022 annual meeting) or the Post-Combination Company holds its annual meeting of stockholders more than 30 days before or 30 days after the one-year anniversary of the preceding year’s annual meeting, notice of a stockholder proposal must be received (A) no earlier than close of business on the 120th day prior to the scheduled date of such meeting and (B) no later than the close of business on the later of (i) the 90th day prior to the scheduled date of such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the bylaws.
Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2022 annual meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before the Post-Combination Company begins to print and send out its proxy materials for such 2022 annual meeting (and the Post-Combination Company will publicly disclose such date when it is known).
Stockholder Director Nominees
The Post-Combination Company’s Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by the Post-Combination Company’s Bylaws. In addition, the stockholder must give timely notice to the Post-Combination Company’s secretary in accordance with the Post-Combination Company’s Bylaws, which, in general, require that the notice be received by the Post-Combination Company’s secretary within the time periods described above under “—Stockholder Proposals” for stockholder proposals.

ADDITIONAL INFORMATION
Other Matters
The MCAP Board is aware of no other matter that may be brought before the Stockholders Meeting. Under Delaware law, only business that is specified in the notice of Stockholders Meeting to stockholders may be transacted at the Stockholders Meeting.
As of the date of this proxy statement/prospectus, the MCAP Board does not know of any matters that will be presented for consideration at the Stockholders Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Stockholders Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.
Legal Matters
The validity of the shares of MCAP Common Stock to be issued in connection with the Business Combination will be passed upon by Nelson Mullins Riley & Scarborough LLP.
Experts
The financial statements of AdTheorent Holding Company, LLC as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, included in this proxy statement/prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, included herein, given on the authority of said firm as experts in auditing and accounting.
The financial statements of MCAP Acquisition Corporation as of December 31, 2020 and for the period from November 12, 2020 (inception) to December 31, 2020, included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Delivery of Documents to Stockholders
Pursuant to the rules of the SEC, MCAP and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, MCAP will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request delivery of single copies of this proxy statement/prospectus in the future. Stockholders may notify MCAP of their requests by calling or writing MCAP at its principal executive offices at (312) 258-8300 and 311 South Wacker Drive, Suite 6400, Chicago, Illinois 60606.
Transfer Agent; Warrant Agent and Registrar
The registrar and transfer agent for the MCAP Common Stock and the warrant agent for the MCAP Warrants is Continental Stock Transfer & Trust Company. MCAP has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION
MCAP files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read MCAP’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Stockholders Meeting, you should contact MCAP by telephone or in writing:
MCAP Acquisition Corporation
311 South Wacker Drive
Suite 6400
Chicago, Illinois 60606
Telephone: (312) 258-8300
Attention: Chief Executive Officer
You may also obtain these documents by requesting them in writing or by telephone from MCAP’s proxy solicitor at:
MacKenzie Partners, Inc.
1407 Broadway – 27th Floor
New York, New York 10018
Call Toll-Free (800) 322-2885
Email: proxy@mackenziepatners.com
If you are a stockholder of MCAP and would like to request documents, please do so by one week prior to the Stockholders Meeting date to receive them before the MCAP Stockholders Meeting. If you request any documents from MCAP, we will mail them to you by first class mail, or another equally prompt means. You will not be charged for any of the documents you request.
This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of MCAP with respect to the shares of MCAP Common Stock to be issued if the Business Combination is consummated in addition to being a proxy statement of MCAP for its Stockholders Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus.
All information contained in this proxy statement/prospectus relating to MCAP or the Merger Subs has been supplied by MCAP, and all such information relating to AdTheorent has been supplied by AdTheorent. Information provided by either MCAP or AdTheorent does not constitute any representation, estimate or projection of any other party.
Neither MCAP nor AdTheorent has authorized anyone to give any information or make any representation about the Business Combination or their respective companies that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
Page
MCAP ACQUISITION CORPORATION FINANCIAL STATEMENTS
Condensed Consolidated Balance Sheets as of December 31, 2020 and unaudited Condensed Balance Sheet as of September 30, 2021	F-2
Condensed Consolidated Statements of Income for the three months and nine months ended September 30, 2021 (unaudited)	F-3
Condensed Consolidated Statements of Changes in Stockholder’s Equity for the three and nine months ended September 30, 2021 (unaudited)	F-4
Condensed Consolidated Statement of Cash Flows for the nine months ended September 30, 2021 (unaudited)	F-5
Notes to Financial Statements	F-6
Report of Independent Registered Public Accounting Firm	F-21
Balance Sheet as of December 31, 2020	F-22
Statement of Operations for the period from November 12, 2020 (date of inception) through December 31, 2020	F-23
Statements of Changes in Stockholder’s Equity for the period from November 12, 2020 (date of inception) through December 31, 2020	F-24
Statement of Cash Flows for the period from November 12, 2020 (date of inception) through December 31, 2020	F-25
Notes to Financial Statements	F-26
ADTHEORENT FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-35
Consolidated Balance Sheets as of December 31, 2020 and 2019 and unaudited Consolidated Balance Sheet as of September 30, 2021	F-36
Consolidated Statements of Operations for the years ended December 31, 2020 and 2019 and unaudited Consolidated Statement of Operations for the nine months ended September 30, 2021 and 2020	F-37
Consolidated Statements of Members’ Equity for the years ended December 31, 2020 and 2019 and unaudited Consolidated Statement of Members’ Equity for the nine months ended September 30, 2021	F-38
Unaudited Consolidated Statement of Members’ Equity for the period from January 1, 2020 to September 30, 2020	F-39
Consolidated Statements of Cash Flows for the years ended December 31, 2020 and 2019 and unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 2021 and 2020	F-40
Notes to Consolidated Financial Statements	F-41
Financial Statement Schedules
Schedule I — Condensed Financial Information as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and 2019, and the accompanying notes.	F-70

PART I — FINANCIAL INFORMATION
Item 1.    Financial Statements
MCAP ACQUISITION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current Assets
Cash	$797,602	$25,000
Prepaid expenses	454,364	—
Total current assets	1,251,966	25,000
Deferred offering costs	—	146,634
Other assets	178,020	—
Cash and marketable securities held in Trust Account	316,270,386	—
Total assets	$317,700,372	$171,634
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$545,835	$65,584
Promissory note payable – related party	—	100,000
Total current liabilities	545,835	165,584
Warrant liability	23,591,000	—
Deferred underwriting fee payable	11,068,750	—
Total liabilities	35,205,585	165,584
Common Stock subject to possible redemption, 31,625,000 and 0 shares, at September 30, 2021 and December 31, 2020, respectively, at redemption value	316,270,386	—
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 0 and 0 issued and outstanding (excluding 31,625,000 and 0 shares subject to possible redemption), at September 30, 2021 and December 31, 2020, respectively	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,906,250 shares issued and outstanding(1)	791	791
Additional paid in capital	—	24,209
Accumulated deficit	(33,776,390)	(18,950)
Total Stockholders’ Equity	(33,775,599)	6,050
	$317,700,372	$171,634

(1)
The shares and the associated amounts have been retroactively restated to reflect the stock dividend of 0.1 share of Class B common stock for each share of Class B common stock outstanding on February 25, 2021.

See accompanying notes to the condensed consolidated financial statements.

MCAP ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
	For the Three Three Months Ended September 30, 2021	For the Nine Months Ended September 30, 2021
Formation costs and other operating expenses	$504,323	$1,312,020
Loss from operations	(504,323)	(1,312,020)
Other Income (Loss):
Warrant issuance costs	—	(832,378)
Interest income	4,070	20,386
Change in fair value of warrant liability	(4,100,000)	(772,251)
Net loss	$(4,600,253)	$(2,896,263)
Weighted average shares outstanding of Class A redeemable common stock, basic and diluted	31,625,000	24,674,451
Basic and diluted net loss per share of Class A redeemable common stock	$(0.12)	$(0.09)
Weighted average shares outstanding of Class B non-redeemable common stock, basic and diluted	7,906,250	7,906,250
Basic and diluted net loss per share of Class B non-redeemable common stock	$(0.12)	$(0.09)
See accompanying notes to the condensed consolidated financial statements.

MCAP ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021
(Unaudited)
	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	—	$—	7,906,250	$791	$24,209	$(18,950)	$6,050
Sale of 31,625,000 Units, net of underwriter discount and offering costs	31,625,000	3,163	—	—	285,381,838	—	285,385,001
Common stock subject to redemption	(31,625,000)	(3,163)	—	—	(285,406,047)	(30,857,107)	(316,266,317)
Net income	—	—	—	—	—	1,703,990	1,703,990
Balance – June 30, 2021	—	—	7,906,250	791	—	(29,172,067)	(29,171,276)
Common stock subject to redemption	—	—	—	—	—	(4,070)	(4,070)
Net loss	—	—	—	—	—	(4,600,253)	(4,600,253)
Balance – September 30, 2021	—	$—	7,906,250	$791	$—	$(33,776,390)	$(33,775,599)

(1)
The shares and the associated amounts have been retroactively restated to reflect the stock dividend of 0.1 share of Class B common stock for each share of Class B common stock outstanding on February 25, 2021.

See accompanying notes to the condensed consolidated financial statements.

MCAP ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(Unaudited)
Cash flow from operating activities:
Net loss	$(2,896,263)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned in Trust Account	(20,386)
Change in fair value of warrant liability	772,251
Transaction costs allocable to warrant liability	832,378
Changes in operating assets and liabilities:
Prepaid expenses	(632,384)
Accounts payable and accrued expenses	530,385
Net cash used in operating activities	(1,414,019)
Cash flows from investing activities:
Investment of cash in Trust Account	(316,250,000)
Net cash used in financing activities	(316,250,000)
Cash flows from financing activities:
Proceeds from sale of Units, net of underwriting discounts paid	309,925,000
Proceeds from promissory note – related party	150,000
Proceeds from sale of Private Placement Warrants	8,975,000
Repayment of promissory note – related party	(250,000)
Payments of deferred offering costs	(363,379)
Net cash provided by financing activities	318,436,621
Net change in cash	772,602
Cash at the beginning of the period	25,000
Cash at the end of the period	$797,602
Non-Cash investing and financing activities:
Initial classification of Class A common stock shares subject to possible redemption	$302,376,840
Change in value of class A common stock shares subject to possible redemption	4,070
Deferred underwriting fee payable	11,068,750
Initial measurement of warrants issued in connection with the Initial Public Offering accounted for as liabilities	22,818,749
See accompanying notes to the condensed consolidated financial statements.

MCAP ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED STATEMENTS
Note 1 — Description of Organization and Business Operations
MCAP Acquisition Corporation (the “Company”) is a blank check company incorporated in Delaware on November 12, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
The accompanying condensed consolidated financial statements includes the Company and its wholly owned subsidiaries GRNT Merger Sub 1 LLC, GRNT Merger Sub 2 LLC, GRNT Merger Sub 3 LLC, and GRNT Merger Sub 4 LLC.
As of September 30, 2021, the Company had not yet commenced any operations. All activity for the period November 12, 2020 (inception) through September 30, 2021 relates to the Company’s formation, initial public offering (the “Initial Public Offering”) and search to effectuate a Business Combination. The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering was declared effective on February 25, 2021. On March 2, 2021, the Company consummated the Initial Public Offering of 31,625,000 units (“Units” and, with respect to the shares of Class A common stock included in the Units offered, the “Public Shares”), generating gross proceeds of $316,250,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,983,333 private placement warrants (the “Private Placement Warrants”) at a price of $1.50 per warrant in a private placement to MCAP Acquisition, LLC (the “Sponsor”), generating gross proceeds of $8,975,000, which is described in Note 4.
Following the closing of the Initial Public Offering on March 2, 2021, an amount of $316,250,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (“Trust Account”) which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account to the Company’s stockholders, as described below.
Transaction costs of the Initial Public Offering amounted to $17,853,629 consisting of $6,325,000 of underwriting fees, $11,068,750 of deferred underwriting fees (see Note 6) and $459,879 of other costs.
Following the closing of the Initial Public Offering $2,431,242 of cash was held outside of the Trust Account available for working capital purposes. As of September 30, 2021, we have available to us $797,602 of cash on our balance sheet and a working capital surplus of $706,131.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing of a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

MCAP ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED STATEMENTS
Note 1 — Description of Organization and Business Operations (continued)
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.
The Company will have until March 2, 2023 to consummate a Business Combination. If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00). There will be no redemption rights or liquidating distributions with respect to the Founder Shares (as defined below) or the Private Placement Warrants, which will expire worthless if the Company fails to complete a Business Combination within the 24-month time period.
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its stockholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or

MCAP ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED STATEMENTS
Note 1 — Description of Organization and Business Operations (continued)
other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern and Management’s Plans
The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of September 30, 2021, we had incurred accumulated losses of approximately $2,915,213 for the period from November 12, 2020 (date of inception) through September 30, 2021.
The Company’s management believes that its operations may not be sufficient to fund operating cash needs for at least 12 months from the issuance of these financial statements. The Company has no significant assets and has no revenue generating operations. There can be no assurance however that the Company will be able to raise additional capital when needed, or at terms deemed acceptable, if at all. These factors raise substantial doubt about the company’s ability to continue as a going concern within one year after the date that the unaudited condensed financial statements are issued.
The unaudited condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statement. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission.
In preparation of the Company’s unaudited condensed consolidated financial statements as of and for quarterly period ended September 30, 2021, the Company concluded it will restate its financial statements to classify all Class A common shares as Class A common stock subject to possible redemption in temporary equity as of September 30, 2021 (see Note 11).
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

MCAP ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED STATEMENTS
Note 2 — Summary of Significant Accounting Policies (continued)
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the balance sheet in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value. The Company had $797,602 in cash and no cash equivalents as of September 30, 2021.
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The provision for income taxes was deemed to be immaterial for the three and nine months ended September 30, 2021.

MCAP ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED STATEMENTS
Note 2 — Summary of Significant Accounting Policies (continued)
Class A Common Stock Subject to Possible Redemption
The Company accounts for its shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable shares of common stock (including shares of common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, shares are classified as stockholders’ equity. The Company’s shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2021, 31,625,000 shares of Class A Common Stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
Cash Held in Trust Account
At September 30, 2021, the assets held in the Trust Account were invested in a money market fund.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Net Loss Per Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, Earnings Per Share. Net loss per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. The Company has two classes of shares, Class A common stock and Class B common stock. Earnings and losses are shared pro rata between the two classes of common stock. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase common stock in the calculation of diluted income per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net loss per share for the period presented.
The Company’s condensed statement of operations applies the two-class method in calculating net income per share. Basic and diluted net loss per share for Class A common stock and Class B common stock is calculated by dividing net loss attributable to the Company by the weighted average number of shares of Class A common stock and Class B common stock outstanding, allocated proportionally to each class of common stock.
The following table reflects the calculation of basic and diluted net loss per ordinary share (in dollars, except per share amounts):

MCAP ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED STATEMENTS
Note 2 — Summary of Significant Accounting Policies (continued)
	For the Three Three Months Ended September 30, 2021	For the Nine Months Ended September 30, 2021
Class A common stock
Net loss allocable to Class A common stock	$(3,680,202)	$(2,193,437)
Basic and diluted weighted average shares outstanding	31,625,000	24,674,451
Basic and diluted net loss per share	$(0.12)	$(0.09)
Non-Redeemable Class B common stock
Net loss allocable to Class B common stock	$(920,051)	$(702,826)
Basic and diluted weighted average shares outstanding	7,906,250	7,906,250
Basic and diluted net loss per share	$(0.12)	$(0.09)
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Recently Issued Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
Note 3 — Initial Public Offering
Pursuant to the Initial Public Offering, the Company sold 31,625,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one third of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 7).

MCAP ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED STATEMENTS
Note 4 — Private Placement
Simultaneously with the Initial Public Offering, the Sponsor purchased an aggregate of 5,983,333 Private Placement Warrants at a price of $1.50 per warrant for an aggregate purchase price of $8,975,000.
The Private Placement Warrants are identical to the warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants are not transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees.
Note 5 — Related Party Transactions
Founder Shares
On December 21, 2020, the Company issued an aggregate of 7,187,500 shares of Class B common stock (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000. On February 25, 2021, the Company effectuated a 0.1 for 1 dividend of its Class B common stock, resulting in an aggregate of 7,906,250 Founder Shares issued and outstanding. The Founder Shares which the Sponsor will collectively own, on an as-converted basis, represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering.
The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last reported sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.
Promissory Note — Related Party
On December 21, 2020, the Sponsor committed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and was payable on the earlier of June 30, 2021 or the completion of the Initial Public Offering. On March 2, 2021, the $250,000 outstanding under the Note was repaid in full.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.50 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
Administrative Support Agreement
Commencing on the date of the prospectus and until completion of the Company’s Business Combination or liquidation, the Company may reimburse an affiliate of the Sponsor up to an amount of

MCAP ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED STATEMENTS
Note 5 — Related Party Transactions (continued)
$10,000 per month for office space, secretarial and administrative support. As of September 30, 2021, our Sponsor did not intend to request reimbursement from the Company for any administrative support.
Note 6 — Commitments
Registration Rights
Pursuant to a registration rights agreement entered into on February 25, 2021, the holders of the Founder Shares, Private Placement Warrants and the warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) are entitled to registration rights. The holders of a majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriters Agreement
The Company granted the underwriter a 45-day option to purchase up to 4,125,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. The aforementioned option was exercised on March 2, 2021.
The underwriter was paid a cash underwriting discount of two percent (2.00%) of the gross proceeds of the Initial Public Offering, or $6,325,000. In addition, the underwriter is entitled to a deferred fee of three and a half percent (3.50%) of the gross proceeds of the Initial Public Offering, or $11,068,750. The deferred fee was placed in the Trust Account and will be paid in cash upon the closing of a Business Combination, subject to the terms of the underwriting agreement.
Note 7 — Warrant Liability
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of its initial Business Combination, it will use its best efforts to file with the SEC, and within 60 business days following its initial Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire

MCAP ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED STATEMENTS
Note 7 — Warrant Liability (continued)
or are redeemed. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.
Once the Public Warrants become exercisable, the Company may redeem the Public Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Class A common stock and equity-linked securities) for any 20 trading days within a 30-trading day period commencing no earlier than the date the warrants become exercisable and ending on the third business day before the date on which the Company sends the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.
The Company accounts for the 10,541,667 Public Warrants issued in connection with the Initial Public Offering and the 5,983,333 Private Placement Warrants in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. The warrant agreement contains an Alternative Issuance provision that if less than 70% of the consideration receivable by the holders of the Class A common stock in the Business Combination is payable in the form of common equity in the successor entity, and if the holders of the warrants properly exercises the warrants within thirty days following the public disclosure of the consummation of Business Combination by the Company, the warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the Business Combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the common stock consists exclusively of cash, the amount of such cash per common stock, and (ii) in all other cases, the volume weighted average price of the common stock as reported during the ten-trading day period ending on the trading day prior to the effective date of the Business Combination.
The Company believes that the adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 — 40, and thus the warrants are not eligible for an exception from derivative accounting. The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the Initial Public Offering. Accordingly, the Company will classify each warrant as a liability at its fair value and the warrants will be allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined by the Monte Carlo simulation. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

MCAP ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED STATEMENTS
Note 7 — Warrant Liability (continued)
The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.
Note 8 — Stockholders’ Equity
Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. At September 30, 2021, there were no preferred shares issued or outstanding.
Class A Common Stock — The Company is authorized to issue up to 200,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At September 30, 2021, there were no Class A common stock issued or outstanding
Class B Common Stock — The Company is authorized to issue up to 20,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. On February 25, 2021, the Company effectuated a 0.1 for 1 dividend of its Class B common stock resulting in an aggregate of 7,906,250 shares of Class B common stock issued and outstanding. At September 30, 2021, there were 7,906,250 shares of Class B common stock issued and outstanding.
Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law; provided that only holders of Class B common stock have the right to vote for the election of directors prior to the Company’s initial Business Combination.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent units and its underlying securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company).
The Company may issue additional common stock or preferred stock to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.
Note 9 — Fair Value Measurements
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives

MCAP ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED STATEMENTS
Note 9 — Fair Value Measurements (continued)
the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
	Level	September 30, 2021
Assets:
Cash and marketable securities held in Trust Account	1	$316,270,386
Liabilities:
Public Warrants	1	$11,385,000
Private Placement Warrants	3	$12,206,000
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.
Initial Measurement
The Company established the initial fair value for the Warrants on March 2, 2021, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of common stock and one-third of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of common stock, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to common stock subject to possible redemption, and common stock based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.
The key inputs into the Monte Carlo simulation model for the Private Placement Warrants and Public Warrants were as follows at initial measurement:
Input	March 2, 2021
Risk-free interest rate	0.71%
Expected term (years)	7
Expected Volatility	13%
Exercise Price	$11.50
Stock price	$9.55

MCAP ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED STATEMENTS
Note 9 — Fair Value Measurements (continued)
On March 2, 2021, the Private Placement Warrants and Public Warrants were determined to be $1.40 and $1.37 per warrant for aggregate values of $8,376,666 and $14,442,083, respectively.
Subsequent Measurement
The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of September 30, 2021 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker MACQW.
The key inputs into the Monte Carlo simulation model for the Private Placement Warrants were as follows at September 30, 2021:
Input	September 30, 2021
Risk-free interest rate	0.98%
Expected term (years)	5.1
Expected Volatility	12%
Exercise Price	$11.50
Stock price	$9.87
On September 30, 2021, fair value of the Private Placement Warrants and Public Warrants were determined to be $2.04 and $1.08 per warrant for aggregate values of $12,206,000 and $11,385,000 respectively.
The following table presents the changes in the fair value of warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Fair value	$—	$—	$—
Initial Measurement on March 2, 2021	8,376,666	14,442,083	22,818,749
Change in valuation inputs or other assumptions(1)(2)	3,829,334	(3,057,083)	772,251
Fair value as of September 30, 2021	$12,206,000	$11,385,000	$23,591,000

(1)
Changes in valuation inputs or other assumptions are recognized in change in fair value of warrant liabilities in the Statement of Operations.

(2)
Due to the use of quoted prices in an active market (Level 1) and the use of observable inputs for similar assets or liabilities (Level 2) to measure the fair values of the Public Warrants and Private Placement Warrants, respectively, subsequent to initial measurement, the Company had transfers out of Level 3 totaling approximately $22,819,000 during the period from March 31, 2021 through September 30,2021. Because of the inherent uncertainty of valuation, estimated values using Level 3 inputs may be materially higher or lower than the values that would have been used had a ready market for investments existed. Accordingly, the degree of judgement exercised by the Company in determining fair value is greatest for investments categorized in Level 3.

MCAP ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED STATEMENTS
Note 10 — Business Combination
On July 27, 2021, MCAP Acquisition Corporation (“MCAP”), GRNT Merger Sub 1 LLC, a Delaware limited liability company (“Merger Sub 1”), GRNT Merger Sub 2 LLC, a Delaware limited liability company (“Merger Sub 2”), GRNT Merger Sub 3 LLC, a Delaware limited liability company (“Merger Sub 3”), GRNT Merger Sub 4 LLC, a Delaware limited liability company (“Merger Sub 4” and together with Merger Sub 1, Merger Sub 2 and Merger Sub 3, the “Merger Sub Entities”), H.I.G. Growth — AdTheorent Intermediate, LLC, a Delaware limited liability company (the “Blocker”), H.I.G. Growth — AdTheorent, LLC, a Delaware limited liability company (the “Blocker Member”), and AdTheorent Holding Company, LLC, a Delaware limited liability company (the “AdTheorent”), entered into a business combination agreement (the “Business Combination Agreement”) pursuant to which, among other things, the AdTheorent will merge with and into Merger Sub 4 and become a wholly owned subsidiary of MCAP. The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Mergers and the other transactions.
Note 11 — Restatement of Previously Issued Financial Statements
The Company has concluded it will restate its financial statements to classify all Class A common stock subject to possible redemption in temporary equity as of September 30, 2021. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, ASC 480, paragraph 10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A common stock in permanent equity, or total stockholders’ equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that, the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. The Company considered that the threshold would not change the nature of the underlying shares as redeemable and thus would be required to be disclosed outside equity. The change in the carrying value of the redeemable shares of Class A common stock at the Initial Public Offering resulted in a decrease of approximately $5.9 million in additional paid-in capital and a charge of approximately $30.8 million to accumulated deficit, as well as a reclassification of 3,669,191 shares of Class A common stock from permanent equity to temporary equity.
As a result of the above, the Company should have classified all of it Class A common stock as Class A common stock subject to possible redemption in temporary equity in its previously issued financial statement.
The Company’s accounting for the Class A common stock as a component of equity instead of as Class A common stock subject to possible redemption in temporary equity did not have any effect on the Company’s previously reported investments held in trust, operating expenses, cash flows or cash.
The following tables are a summary of certain financial data for the period ended March 2, 2021 and for the quarters ended March 31, 2021 and June 30, 2021.

MCAP ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED STATEMENTS
Note 11 — Restatement of Previously Issued Financial Statements (continued)
	As Previously Restated	Adjustments	As Restated
	March 2, 2021		March 2, 2021
Total assets	$319,562,536	$—	$319,562,536
Total liabilities	35,004,435	—	35,004,435
Temporary equity (Class A ordinary shares subject to possible redemption)	279,558,090	36,691,910	316,250,000
Permanent equity:
Preferred stock	—	—	—
Class A common stock	368	(368)	—
Class B common stock	791	—	791
Additional paid-in capital	5,850,752	(5,850,752)	—
Accumulated deficit	851,900	(30,840,790)	(31,692,690)
Total permanent equity	5,000,011	(36,691,910)	(31,691,899)
	March 31, 2021		March 31, 2021
Total assets	$318,615,345	$—	$318,615,345
Total liabilities	33,989,034	—	33,989,034
Temporary equity (Class A ordinary shares subject to possible redemption)	279,626,302	36,629,820	316,256,122
Permanent equity:
Preferred stock	—	—	—
Class A common stock	367	(367)	—
Class B common stock	791	—	791
Additional paid-in capital	5,782,541	(5,782,541)	—
Accumulated deficit	(783,690)	(30,846,912)	(31,630,602)
Total permanent equity	5,000,009	(36,629,820)	(31,629,811)
Redeemable Class A common stock
Numerator:
Allocation of loss to redeemable Class A common stock	$6,122	$(443,116)	$(436,994)
Denominator: weighted average redeemable Class A common stock shares
Redeemable Class A common stock shares, basic and diluted	30,237,684	(19,696,017)	10,541,667
Earnings per share basic and diluted redeemable Class A common stock	$—	$(0.04)	$(0.04)
Non-Redeemable Class common stock
Numerator:
Allocation of loss to non-redemable Class B common stock	$(770,862)	$443,116	$(327,746)
Denominator: weighted average non-redeemable Class A and B common stock
Non-Redeemable Class B common stock shares, basic and diluted	8,353,274	(447,024)	7,906,250
Loss per share basic and diluted non-redeemable Class B common stock	$(0.09)	$0.05	$(0.04)
	June 30, 2021		June 30, 2021
Total assets	$318,156,764	$—	$318,156,764
Total liabilities	31,061,723	—	31,061,723
Temporary equity (Class A ordinary shares subject to possible redemption)	282,095,033	34,171,283	316,266,316

MCAP ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED STATEMENTS
Note 11 — Restatement of Previously Issued Financial Statements (continued)
	June 30, 2021		June 30, 2021
Permanent equity:
Preferred stock	—	—	—
Class A common stock	342	(342)	—
Class B common stock	791	—	791
Additional paid-in capital	3,313,835	(3,313,835)	—
Accumulated deficit	1,685,040	(30,857,790)	(29,172,750)
Total permanent equity	5,000,008	(34,171,967)	(29,171,959)
Three Months Ended June 30, 2021
Redeemable Class A common stock
Numerator:
Allocation of loss to redeemable Class A common stock	$10,194	$1,964,790	$1,974,984
Denominator: weighted average redeemable Class A common stock shares
Redeemable Class A common stock shares, basic and diluted	27,962,071	3,662,929	31,625,000
Earnings per share basic and diluted redeemable Class A common stock	$—	$0.06	$0.06
Non-Redeemable Class common stock
Numerator:
Allocation of loss to non-redemable Class B common stock	$2,458,536	$(1,964,790)	$493,746
Denominator: weighted average non-redeemable Class A and B common stock
Non-Redeemable Class B common stock shares, basic and diluted	11,569,179	(3,662,929)	7,906,250
Loss per share basic and diluted non-redeemable Class B common stock	$0.21	$(0.15)	$0.06
Six Months Ended June 30, 2021
Redeemable Class A common stock
Numerator:
Allocation of loss to redeemable Class A common stock	$16,316	$1,223,881	$1,240,197
Denominator: weighted average redeemable Class A common stock shares
Redeemable Class A common stock shares, basic and diluted	28,526,273	(7,384,698)	21,141,575
Earnings per share basic and diluted redeemable Class A common stock	$—	$0.06	$0.06
Non-Redeemable Class common stock
Numerator:
Allocation of loss to non-redemable Class B common stock	$1,687,674	$(1,223,881)	$463,793
Denominator: weighted average non-redeemable Class A and B common stock
Non-Redeemable Class B common stock shares, basic and diluted	9,977,775	—	7,906,250
Loss per share basic and diluted non-redeemable Class B common stock	$0.17	$(0.11)	$0.06
Note 12 — Subsequent Events
Management of the Company evaluates events that have occurred after the balance sheet date of September 30, 2021 through the date these financial statements were issued. Based upon the review, management did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholder and Board of Directors of
MCAP Acquisition Corporation
Opinion on the Financial Statements
We have audited the accompanying balance sheet of MCAP Acquisition Corporation (the “Company”) as of December 31, 2020 and the related statements of operations, changes in stockholder’s equity and cash flow for the period from November 12, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and the results of its operations and its cash flows for the period from November 12, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company has a working capital deficiency as of December 31, 2020 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1 and 3 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
We have served as the Company’s auditor since 2020.
Melville, NY
February 22, 2021, except for Notes 3, 5 and 7, which are dated March 1, 2021

MCAP ACQUISITION CORPORATION
BALANCE SHEET
AS OF DECEMBER 31, 2020
ASSETS
Current Assets
Cash	$25,000
Total current assets	25,000
Deferred offering costs	146,634
Total assets	$171,634
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable and accrued expenses	$65,584
Promissory note payable – related party	100,000
Total current liabilities	165,584
Stockholder’s Equity
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none outstanding	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; none outstanding	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,906,250 shares issued and outstanding(1)(2)	791
Additional paid in capital	24,209
Accumulated deficit	(18,950)
Total Stockholder’s Equity	6,050
$171,634

(1)
Includes an aggregate of up to 1,031,250 shares that are subject to forfeiture if the over-allotment option is not exercised in full by the underwriters (see Note 7).

(2)
The shares and the associated amounts have been retroactively restated to reflect the stock dividend of 0.1 shares of Class B common stock for each share of Class B common stock outstanding on February 25, 2021 (see Note 2).

The accompanying notes are an integral part of these financial statements.

MCAP ACQUISITION CORPORATION
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM NOVEMBER 12, 2020 (DATE OF INCEPTION)
THROUGH DECEMBER 31, 2020
Formation costs and other operating expenses	$18,950
Net loss	$(18,950)
Weighted average shares outstanding, basic and diluted(1)(2)	6,875,000
Basic and diluted net loss per common share	$—

(1)
Excludes an aggregate of up to 1,031,250 shares that are subject to forfeiture if the over-allotment option is not exercised in full by the underwriters (see Note 7).

(2)
The shares and the associated amounts have been retroactively restated to reflect the stock dividend of 0.1 shares of Class B common stock for each share of Class B common stock outstanding on February 25, 2021 (see Note 2)

The accompanying notes are an integral part of these financial statements.

MCAP ACQUISITION CORPORATION
STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE PERIOD FROM NOVEMBER 12, 2020 (DATE OF INCEPTION)
THROUGH DECEMBER 31, 2020
	Class B Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance – November 12, 2020 (date of inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to sponsor(1)(2)	7,906,250	791	24,209	—	25,000
Net loss	—	—	—	(18,950)	(18,950)
Balance – December 31, 2020	7,906,250	$791	$24,209	$(18,950)	$6,050

(1)
Includes an aggregate of up to 1,031,250 shares that are subject to forfeiture if the over-allotment option is not exercised in full by the underwriters (see Note 7).

(2)
The shares and the associated amounts have been retroactively restated to reflect the stock dividend of 0.1 shares of Class B common stock for each share of Class B common stock outstanding on February 25, 2021 (see Note 2).

The accompanying notes are an integral part of these financial statements.

MCAP ACQUISITION CORPORATION
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM NOVEMBER 12, 2020 (INCEPTION)
THROUGH DECEMBER 31, 2020
Cash flow from operating activities:
Net loss	$(18,950)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	15,450
Net cash used in operating activities	(3,500)
Cash flows from financing activities:
Proceeds from sale of Class B common stock	25,000
Proceeds from promissory note payable	100,000
Payments of deferred offering costs	(96,500)
Net cash provided by financing activities	28,500
Net change in cash	25,000
Cash at the beginning of the period	—
Cash at the end of the period	$25,000
Noncash financing activities:
Deferred offering costs included in accounts payable	$50,134
The accompanying notes are an integral part of these financial statements.

MCAP ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
MCAP Acquisition Corporation (the “Company”) is a blank check company incorporated in Delaware on November 12, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”).The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not yet commenced any operations. All activity for the period November 12, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the proposed initial public offering (the “Proposed Offering”). The Company has selected December 31 as its fiscal year end.
The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed initial public offering of 27,500,000 units at $10.00 per unit (or 31,625,000 units if the underwriter’s over-allotment option is exercised in full) (the “Units” and, with respect to the shares of Class A common stock included in the Units being offered, the “Public Shares”) which is discussed in Note 3 and the sale of 5,433,333 warrants (or 5,983,333 warrants if the underwriter’s over-allotment option is exercised in full) (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant that will close in a private placement to MCAP Acquisition, LLC (the “Sponsor”) simultaneously with the closing of the Proposed Offering (see Note 4).
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Offering, management has agreed that $10.00 per Unit sold in the Proposed Offering, including the proceeds from the sale of the Private Placement Warrants, will be held in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Certificate of Incorporation provides that, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.
The public stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. These shares of Class A common stock will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.
The Company’s Sponsor has agreed (a) to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Certificate of Incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Founder Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Proposed Offering if the Company fails to complete its Business Combination.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Proposed Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of Proposed Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its stockholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern Consideration
At December 31, 2020, the Company had $25,000 in cash and working capital deficit of $140,584. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. Management plans to address this uncertainty through the Proposed Offering as discussed in Note 3. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The provision for income taxes was deemed to be immaterial for the period from November 12, 2020 (inception) through December 31, 2020.
Net Loss Per Common Share
Net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding during the period, excluding common shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 1,031,250 shares of Class B common stock that are subject to forfeiture if the over-allotment option is not exercised by the underwriter (see Notes 7 and 8). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
Recently Issued Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
Subsequent Events
Management of the Company evaluates events that have occurred after the balance sheet date of December 31, 2020 through the date these financial statements were issued. Based upon the review, management did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements, except as follows.
On February 25, 2021, the Company’s Board of Directors approved a stock dividend of 718,750 shares of Class B common stock (the “Stock Dividend”). The par values of the common and preferred stock were not adjusted as a result of the Stock Dividend. All references to common stock, warrants to purchase common stock, share data, per share data, and related information contained in the financial statements have been retroactively adjusted to reflect this Stock Dividend for all periods presented.
NOTE 3. PROPOSED OFFERING
Pursuant to the Proposed Offering, the Company will offer for sale up to 27,500,000 Units (or 31,625,000 Units if the underwriter’s overallotment option is exercised in full) at a purchase price of $10.00 per Unit. Each Unit will consist of one share of the Company’s Class A common stock, $0.0001 par value, and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 7).
NOTE 4. PRIVATE PLACEMENT
The Sponsor has agreed to purchase an aggregate of 5,433,333 Private Placement Warrants (or 5,983,333 Private Placement Warrants if the over-allotment option is exercised in full) at a price of $1.50 per warrant ($8,150,000 in the aggregate, or $8,975,000 if the over-allotment option is exercised in full), in a private placement that will close simultaneously with the closing of Proposed Offering.
Each Private Placement Warrant is identical to the warrants offered in the Proposed Offering, except there will be no redemption rights or liquidating distributions from the trust account with respect to Private Placement Warrants, which will expire worthless if we do not consummate a Business Combination within the Combination Period.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On December 21, 2020, the Company issued an aggregate of 7,187,500 shares of Class B common stock (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000. On February 25, 2021, the Company effectuated a 0.1 for 1 dividend of its Class B common stock, resulting in an aggregate of

7,906,250 Founder Shares issued and outstanding. The Founder Shares include an aggregate of up to 1,031,250 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment is not exercised in full or in part, so that the Sponsor will collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Proposed Offering (assuming the Sponsor does not purchase any Public Shares in the Proposed Offering).
The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.
Promissory Note — Related Party
On December 21, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Proposed Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing and is payable on the earlier of June 30, 2021 or the completion of the Proposed Offering. As of December 31, 2020, the Company had borrowed $100,000 under the Note.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.50 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
Administrative Support Agreement
Commencing on the date of the prospectus and until completion of the Company’s initial business combination or liquidation, the Company may reimburse an affiliate of the Sponsor up to an amount of $10,000 per month for office space and secretarial and administrative support.
NOTE 6. COMMITMENTS
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and in each case holders of their component securities, as applicable) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Proposed Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter’s Agreement
The Company will grant the underwriter a 45-day option to purchase up to 4,125,000 additional Units to cover over-allotments at the Proposed Offering price, less the underwriting discounts and commissions.
The underwriter will be entitled to a cash underwriting discount of two percent (2.00%) of the gross proceeds of the Proposed Offering, or $5,500,000 (or $6,325,000 if the over-allotment option in exercised in full). In addition, the underwriter will be entitled to a deferred fee of three and half percent (3.50%) of the gross proceeds of the Proposed Offering, or $9,625,000 (or $11,068,750 if the over-allotment option in exercised in full). The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 7. STOCKHOLDER’S EQUITY
Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. At December 31, 2020, there were no preferred shares issued or outstanding.
Class A Common Stock — The Company is authorized to issue up to 200,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2020, there were no shares of Class A common stock issued or outstanding.
Class B Common Stock — The Company is authorized to issue up to 20,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2020, there were 7,906,250 Class B common stock issued and outstanding, of which an aggregate of up to 1,031,250 shares are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part so that the Sponsor will own 20% of the Company’s issued and outstanding common stock after the Proposed Offering (assuming the Sponsor does not purchase any Public Shares in the Proposed Offering).
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Proposed Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Proposed Offering plus all shares of Class A common stock and equity linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.
The Company may issue additional common stock or preferred stock to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Proposed Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.
Once the Public Warrants become exercisable, the Company may redeem the Public Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder and

•
if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.
The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.
The Private Placement Warrants will be identical to the Public Warrants included in the Units being sold in the Proposed Offering, except that the Private Placement Warrants will and the shares of common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

INDEPENDENT AUDITOR’S REPORT
Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
AdTheorent Holding Company, LLC
New York, New York
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of AdTheorent Holdings Company, LLC and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes and schedule (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 3 to the consolidated financial statements, effective January 1, 2019, the Company adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, LLP
We have served as the Company’s auditor since 2021.
New York, New York
August 23, 2021

AdTheorent Holding Company, LLC and Subsidiaries
Consolidated Balance Sheets
(in thousands, except units and per unit data)
	As of December 31,		As of September 30,
	2020	2019	2021
			(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$16,717	$6,818	$22,640
Restricted cash	50	273	105
Accounts receivable, net	47,015	42,764	38,886
Income tax recoverable	132	509	46
Prepaid expenses	991	1,097	1,307
Deferred transaction costs	—	—	731
Total current assets	64,905	51,461	63,715
Property and equipment, net	326	356	362
Customer relationships, net	13,499	18,013	10,114
Other intangible assets, net	9,351	10,668	8,086
Goodwill	35,778	35,778	35,778
Security deposits	151	134	90
Total assets	$124,010	$116,410	$118,145
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable	$12,542	$10,896	$8,260
Accrued compensation	10,575	5,937	5,484
Accrued expenses	5,999	4,999	5,187
Term loans, current portion	26,032	2,425	24,331
Total current liabilities	55,148	24,257	43,262
Term Loan, net of current portion	—	30,158	—
SAFE notes	1,250	—	2,475
Deferred income taxes	4,520	6,837	2,922
Deferred rent	1,825	1,344	1,670
Total liabilities	62,743	62,596	50,329
Commitments and contingencies (Note 16)
Members’ equity
Class A Common Units; 26,000,000 units authorized, issued and outstanding as of December 31, 2020, December 31, 2019, and September 30, 2021 (unaudited), respectively.	26,000	26,000	26,000
Class B Common Units; 17,333,333 units authorized, issued and outstanding as of December 31, 2020, December 31, 2019, and September 30, 2021 (unaudited), respectively.	17,333	17,333	17,333
Class C Common Units; 5,850,000 units authorized as of December 31, 2020, December 31, 2019, and September 30, 2021 (unaudited); 154,250, 34,250 and 175,500 units issued and outstanding as of December 31, 2020, December 31, 2019 and September 30, 2021 (unaudited), respectively.	—	—	—
Additional paid-in capital	2,257	1,499	2,657
Retained earnings	16,309	8,982	22,997
Total members’ equity attributable to AdTheorent Holding Company, LLC members	61,899	53,814	68,987
Noncontrolling interests in consolidated subsidiaries	(632)	—	(1,171)
Total members’ equity	61,267	53,814	67,816
Total liabilities and members’ equity	$124,010	$116,410	$118,145
The accompanying notes are an integral part of these consolidated financial statements.

AdTheorent Holding Company, LLC and Subsidiaries
Consolidated Statements of Operations
(in thousands, except units data)
	Year ended December 31,		Nine months ended September 30,
	2020	2019	2021	2020
			(unaudited)
Revenue	$121,015	$120,406	$110,368	$73,910
Operating expenses:
Platform operations	59,458	59,691	52,368	38,066
Sales and marketing	31,608	31,119	25,689	22,190
Technology and development	9,709	8,052	8,046	6,994
General and administrative	8,126	7,918	13,187	5,757
Total operating expenses	108,901	106,780	99,290	73,007
Income from operations	12,114	13,626	11,078	903
Interest expense, net	(3,285)	(4,145)	(1,808)	(2,570)
Other income (expense), net	646	(1,965)	20	640
Total other expense, net	(2,639)	(6,110)	(1,788)	(1,930)
Income (loss) from operations before income taxes	9,475	7,516	9,290	(1,027)
(Provision for) benefit from taxes	(2,780)	(2,029)	(3,141)	215
Net income (loss)	$6,695	$5,487	$6,149	$(812)
Less: Net loss attributable to noncontrolling interest	632	—	539	524
Net income (loss) attributable to common members	$7,327	$5,487	$6,688	$(288)
Net income (loss) per common unit:
Basic	$0.17	$0.13	$0.15	$(0.01)
Diluted	$0.17	$0.13	$0.14	$(0.01)
Weighted-average common units outstanding:
Basic	43,399,728	43,367,583	43,499,745	43,395,968
Diluted	43,399,728	43,367,583	47,841,702	43,395,968
The accompanying notes are an integral part of these consolidated financial statements.

AdTheorent Holding Company, LLC and Subsidiaries
Consolidated Statements of Members’ Equity
(in thousands, except units and per unit data)
	Class A Common Units		Class B Common Units		Class C Common Units		Additional paid-in Capital	Retained Earnings	Noncontrolling Interests	Total Members’ Equity
	Units	Amount	Units	Amount	Units	Amount
December 31, 2018	26,000,000	$26,000	17,333,333	$17,333	34,250	$—	$720	$3,495	$—	$47,548
Equity-based compensation	—	—	—	—	—	—	776	—	—	776
Exercises of options	—	—	—	—	—	—	3	—	—	3
Net income	—	—	—	—	—	—	—	5,487	—	5,487
December 31, 2019	26,000,000	$26,000	17,333,333	$17,333	34,250	$—	$1,499	$8,982	$—	$53,814
Equity-based compensation	—	—	—	—	—	—	657	—	—	657
Exercises of options	—		—	—	120,000	—	101	—	—	101
Net income (loss)	—	—	—	—	—	—		7,327	(632)	6,695
December 31, 2020	26,000,000	$26,000	17,333,333	$17,333	154,250	$—	$2,257	$16,309	$(632)	$61,267
Equity-based compensation	—	—	—	—	—	—	382	—	—	382
Exercises of options	—	—	—	—	21,250	—	18	—	—	18
Net income (loss)	—	—	—	—	—	—	$—	6,688	(539)	6,149
September 30, 2021 (unaudited)	26,000,000	$26,000	17,333,333	$17,333	175,500	$—	$2,657	$22,997	$(1,171)	$67,816
The accompanying notes are an integral part of these consolidated financial statements.

AdTheorent Holding Company, LLC and Subsidiaries
Consolidated Statements of Members’ Equity
(in thousands, except units and per unit data)
Nine months ended September 30, 2020 (unaudited)
	Class A Common Units		Class B Common Units		Class C Common Units		Additional paid-in Capital	Retained Earnings	Noncontrolling Interests	Total Members’ Equity
	Units	Amount	Units	Amount	Units	Amount
December 31, 2019	26,000,000	$26,000	17,333,333	$17,333	34,250	$—	$1,499	$8,982	$—	$53,814
Equity-based compensation	—	—	—	—	—	—	547	—	—	547
Exercises of options	—	—	—	—	42,500	—	33	—	—	33
Net loss	—	—	—	—		—	—	(288)	(524)	(812)
September 30, 2020 (unaudited)	26,000,000	$26,000	17,333,333	$17,333	76,750	$—	$2,079	$8,694	$(524)	$53,582
The accompanying notes are an integral part of these consolidated financial statements.

AdTheorent Holding Company, LLC and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands, except units data)
	Year ended December 31,		Nine months ended September 30,
	2020	2019	2021	2020
			(unaudited)
Cash flows from operating activities
Net income / (loss)	$6,695	$5,487	$6,149	$(812)
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debt	159	155	8	47
Amortization expense	7,988	9,237	6,247	5,934
Depreciation expense	146	128	107	112
Amortization of debt issuance costs	220	264	118	151
Deferred tax benefit	(2,317)	(1,712)	(1,598)	(1,739)
Equity-based compensation	657	776	382	547
Changes in operating assets and liabilities:
Accounts receivable	(4,410)	(5,673)	8,121	13,006
Income taxes recoverable	377	(509)	86	(868)
Prepaid expenses and other assets	89	269	(986)	231
Accounts payable	1,643	656	(4,291)	(2,393)
Accrued expenses and other liabilities	6,119	2,743	(6,058)	(1,123)
Net cash provided by operating activities	17,366	11,821	8,285	13,093
Cash flows from investing activities
Capitalized software development costs	(2,154)	(1,587)	(1,588)	(1,823)
Purchase of property and equipment	(116)	(171)	(143)	(105)
Net cash used in investing activities	(2,270)	(1,758)	(1,731)	(1,928)
Cash flows from financing activities
Cash received for exercised options	101	3	18	33
Proceeds from SAFE notes	1,250	—	1,225	1,150
Payment of term loan	(6,771)	(6,733)	(1,819)	(3,050)
Net cash used in financing activities	(5,420)	(6,730)	(576)	(1,867)
Net increase in cash and cash equivalents	9,676	3,333	5,978	9,298
Cash, cash equivalents and restricted cash at beginning of period	7,091	3,758	16,767	7,091
Cash, cash equivalents and restricted cash at end of period	$16,767	$7,091	$22,745	$16,389
Cash and cash equivalents	16,717	6,818	22,640	16,277
Restricted cash	50	273	105	112
Cash, cash equivalents and restricted cash at end of period	$16,767	$7,091	$22,745	$16,389
Supplemental disclosure of cash flow information
Cash paid during the year for interest	$3,131	$3,951	$1,732	$2,478
Cash paid during the year for income taxes	$1,416	$4,124	$7,614	$1,182
Non-cash investing and financial activities
Capitalized software and property and equipment, net included in accounts payable	$3	$12	$9	$62
The accompanying notes are an integral part of these consolidated financial statements.

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
1.    NATURE OF BUSINESS
AdTheorent Holding Company LLC (“Holding Co.”) is a Delaware limited liability company and is headquartered in New York City. Holding Co. is the parent of AdTheorent Intermediate Holding Corporation (“Intermediate”), a Delaware corporation. Intermediate is the parent of AdTheorent Acquisition Corporation (“Acquisition”), also a Delaware corporation. Acquisition is the parent company of AdTheorent, Inc. (“AdTheorent”). AdTheorent is the parent of AdTheorent Canada, Inc., a Nova Scotia corporation. These entities collectively are referred to herein as “the Company”, “us” or “our”. AdTheorent generates revenue by using its proprietary machine learning-powered technology platform to execute targeted digital advertising campaigns on behalf of brand and agency customers. The Company provides advanced predictive targeting solutions across different customer industry verticals and consumer screens (desktop, mobile, Connected TV (“CTV”)), offering customized targeting, measurement and analytical services to address unique advertiser challenges. The Company operates in various cities across the United States and Canada, where its customers are primarily located. Intermediate and Acquisition are pass-thru entities, with principal operations taking place in AdTheorent.
On July 27, 2021, MCAP Acquisition Corporation, a Delaware corporation (“MCAP”), GRNT Merger Sub 1 LLC, a Delaware limited liability company (“Merger Sub 1”), GRNT Merger Sub 2 LLC, a Delaware limited liability company (“Merger Sub 2”), GRNT Merger Sub 3 LLC, a Delaware limited liability company (“Merger Sub 3”), GRNT Merger Sub 4 LLC, a Delaware limited liability company (“Merger Sub 4” and together with Merger Sub 1, Merger Sub 2 and Merger Sub 3, the “Merger Sub Entities”), H.I.G. Growth — AdTheorent Intermediate, LLC, a Delaware limited liability company (the “Blocker”), H.I.G. Growth — AdTheorent, LLC, a Delaware limited liability company (the “Blocker Member”), and the Company, entered into a business combination agreement (the “BCA” or the “Business Combination Agreement”) pursuant to which, among other things, (i) Merger Sub 1 will merge with and into the Blocker, with the Blocker surviving such merger as a wholly owned subsidiary of MCAP, (ii) immediately thereafter and pursuant to an integrated plan, the Blocker will merge with and into Merger Sub 2, with Merger Sub 2 surviving such merger as a wholly owned subsidiary of MCAP, (iii) immediately thereafter, Merger Sub 3 will merge with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of MCAP and (iv) immediately thereafter and pursuant to an integrated plan, the Company will merge with and into Merger Sub 4, with Merger Sub 4 surviving such merger as a wholly owned subsidiary of MCAP. The transaction is structured as four mergers, collectively with the other transactions described in the Business Combination Agreement, the “Business Combination.”
Impact of COVID-19
During the first quarter ended March 31, 2020, concerns related to the spread of novel coronavirus (“COVID-19”) began to create global business disruptions. COVID-19 was declared a global pandemic by the World Health Organization on March 11, 2020. Governments at the national, state and local level in the United States (“U.S.”), and globally, have implemented aggressive actions to reduce the spread of the virus, with such actions including lockdown and shelter in place orders, limitations on non-essential gatherings of people, suspension of all non-essential travel, and ordering certain businesses and governmental agencies to cease non-essential operations at physical locations. The spread of COVID-19 has caused significant volatility in the U.S. and international markets.
While COVID-19 has not had a significant impact on the Company’s results from operations to date, the Company has developed and implemented a range of measures to address the risks, uncertainties and operational challenges associated with operating in a COVID-19 environment. The Company has taken and will continue to take proactive measures to provide for the well-being of its workforce while continuing to safely and effectively run operations. The Company has implemented alternative working practices, including enhanced cleaning protocols and safety measures throughout all Company offices, and a work from home option for all employees.

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
The Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) in the U.S. includes measures that assist companies in responding to the COVID-19 pandemic. These measures consist primarily of cash assistance to support employment levels and deferment of remittance of certain non-income tax expense payments. The Company did not seek relief under the Payroll Protection Program (PPP) under the CARES Act because it determined that it had adequate access to capital from private sources. Additionally, the CARES Act provides for refundable employee retention tax credits and the deferral of the employer-paid portion of social security taxes. The Company has elected to defer the employer-paid portion of social security payroll taxes. The Company deferred a total of $930 of the employer portion of social security tax, which is included in Accrued compensation as of December 31, 2020. The deferred employment tax must be paid over two years; however, the Company expects to repay the deferred tax within the 2021 fiscal year and the Company has therefore classified it as a current liability. The Company repaid the deferred employment taxes in the nine months ended September 30, 2021, and there was a total of $0 of the employer portion of social security tax accrued as of September 30, 2021 (unaudited). The Company will continue to assess the impact that various provisions in the CARES Act will have on the business.
The Company has assessed various accounting estimates and other matters, including those that require consideration of forecasted financial information, in context with the unknown future impacts of COVID-19 using information that is reasonably available to us at this time. While the Company’s current assessment of the estimates did not have a material impact on its Consolidated Financial Statements as of and for the year ended December 31, 2020 and for the nine month period ended September 30, 2021 (unaudited), as additional information becomes available to the Company, its future assessment of its estimates, including its expectations at the time regarding the duration, scope and severity of the pandemic, as well as other factors, could materially and adversely impact the Company’s Consolidated Financial Statements in future reporting periods.
Liquidity
The Company had cash and cash equivalents of $22,640 and working capital, calculated as current assets less current liabilities, of $20,453 as of September 30, 2021 (unaudited). The Company’s working capital includes term loans, net of deferred financing costs, amounting to $24,331, which are due in December of 2021. As of September 30, 2021 (unaudited), the Company had approximately $6,500 available for borrowing under its bank revolver. The Company believes it has sufficient sources of liquidity, including cash generated from operations and available capacity on the revolving credit facility, to support its operating needs, capital requirements, and debt service requirements for the next twelve months.
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accompanying Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the operations of the Company, its subsidiaries. All intercompany transactions have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expense during the reporting periods. Significant estimates and judgments are inherent in the analysis and measurement of items including, but not limited to: income taxes, the valuation and recoverability of goodwill and intangible assets, assigned lives used for depreciation and amortization for long-lived assets and capitalized software, the allowance for doubtful accounts, and assumptions used in determining the fair value of equity-based compensation. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in these estimates. These estimates are based on the information available as of the date of the Consolidated Financial Statements.
Unaudited Interim Consolidated Financial Statements
The accompanying interim Consolidated Balance Sheet as of September 30, 2021, the interim Consolidated Statements of Operations, the Consolidated Statement of Members’ Equity and Consolidated Statements of Cash Flow for the nine months ended September 30, 2021 and 2020 and the related footnote disclosures are unaudited. The unaudited interim Consolidated Financial Statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position as of September 30, 2021 and its results of operations and cash flows for the nine months ended September 30, 2021 and 2020. The results of operations for the nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any other period.
Segments
The Company operates in one segment in accordance with ASC Topic 280, Segment Reporting (“ASC 280”). Operating segments are components of public entities that engage in business activities from which they may earn revenue and incur expenses, and separate financial information is available and evaluated regularly by our Chief Operating Decision Maker (“CODM”) in deciding how to assess performance and allocate resources. (Refer to Note 15 — Segment and Geographic Information).
Fair Value of Financial Instruments
The Company evaluates the fair value of certain assets and liabilities using the fair value hierarchy. Fair value is an exit price representing the amount that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the Company applies the three-tier GAAP value hierarchy which prioritizes the inputs used in measuring fair value as follows:
Level 1 —
Observable inputs such as quoted prices in active markets.

Level 2 —
Inputs other than the quoted prices in active markets that are observable either directly or indirectly. These include quoted prices for similar assets and liabilities in active markets and quoted prices identical or similar assets and liabilities in markets that are not active.

Level 3 —
Unobservable inputs of which there is little or no market data, which require the Company to develop its own assumptions.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measure.
The carrying amounts of the Company’s cash equivalents, accounts receivable, accounts payable, accrued expenses, and accrued compensation approximate fair value due to the short-term nature of these instruments. Certain assets of the Company are recorded at their fair value, using the fair value hierarchy, and other assets and liabilities, including goodwill and intangible assets, are subject to measurement at fair value on a non-recurring basis if they are deemed to be impaired as a result of an impairment review (Refer to Note 6 — Property and Equipment, and Note 7 — Intangible Assets).
The Company’s SAFE notes are measured at fair value, with the fair value measurements using significant unobservable inputs (Level 3) (Refer to Note 11 — SAFE Notes).

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
Cash and Cash Equivalents
The Company considers all short-term highly liquid investments with an original maturity of three months or less to be cash equivalents.
Restricted Cash
Restricted cash represents collateral amounts set aside per debt agreements. Upon satisfying the terms of the agreements, the funds are expected to be released and available for use by the Company. As of December 31, 2020, and 2019, the Company had $50 and $273 of restricted cash, respectively. As of September 30, 2021 (unaudited), the Company had $105 of restricted cash.
Accounts Receivable, Net of Allowance for Doubtful Accounts
Accounts receivable are recorded at the invoiced amount, are unsecured, and do not bear interest. The allowance for doubtful accounts is based on the best estimate of the amount of probable credit losses in existing accounts receivable. The allowance for doubtful accounts is determined based on historical collection experience and the review in each period of the status of the then-outstanding accounts receivable, while taking into consideration current client information, subsequent collection history and other relevant data. The Company individually reviews all balances that exceed 90 days from the invoice date and assesses for provisions for doubtful accounts based on an assessment of the balance that will not be collected. Factors considered include the aging of the receivable, historical write off experience, the creditworthiness of each agency customer, and general economic conditions. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is remote.
Prepaid Expenses
Prepaid expenses and other current assets on the Consolidated Balance Sheets consistent primarily of prepaid professional fees, software, marketing and insurance. Any expenses paid prior to the related services being rendered are recorded as prepaid expenses and amortized over the period of service. As of December 31, 2020, and 2019, the Company had $991 and $1,097 in prepaid expenses, respectively. As of September 30, 2021 (unaudited), the Company had $1,307 in prepaid expenses.
Property and Equipment, Net
Property and equipment are recorded at historical cost, less accumulated depreciation. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, which bests reflects the pattern of use. The Company tests for impairment whenever events or changes in circumstances that could impact recoverability occur. The estimated useful lives of the Company’s property and equipment are as follows:
Description	Estimated Life (Years)
Computer equipment	5
Leasehold improvements	5*

*
Leasehold improvements are depreciated over the lesser of the useful life of the improvement or lease term.

Repairs and maintenance are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. When property and equipment are retired, sold, or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
Intangibles Assets
Intangible assets primarily consist of acquired software, non-compete agreements, customer relationships and trademarks/tradenames resulting from business combinations. Intangible assets acquired are recorded at acquisition-date fair value, less accumulated amortization.
The Company’s intangible assets are being amortized over their estimated useful lives as follows:
Description	Estimated Life (Years)
Software	2 – 6
Non-compete agreements	5
Customer relationships	6 – 7
Trademarks/tradenames	9 – 15
Software Development Costs
Development costs associated with certain solutions offered exclusively through software as a service model are accounted for in accordance with ASC Topic 350-40, Internal-Use Software (“ASC 350-40”). Under ASC 350-40 qualifying software costs developed for internal use are capitalized when application development begins, it is probable that the project will be completed, and the software will be used as intended. Capitalized costs include (1) payroll and payroll- related costs for employees who are directly associated with, and devote time to, a qualifying project and (2) certain external direct costs for third- parties who are directly associated with, and devote time to, a qualifying project. Costs incurred during the preliminary project stage of development as well as maintenance costs are expensed as incurred. The Company capitalizes direct costs related to application development activities that are probable to result in additional functionality. Capitalized costs are amortized on a straight-line basis over 2 years, which best represents the pattern of the software’s useful life. The Company tests for impairment whenever events or changes in circumstances that could impact recoverability occur. There were no impairments recorded for the years ended December 31, 2020 and 2019 and for the nine months ended September 30, 2021 and 2020 (unaudited).
Impairment of Long-Lived Assets
The Company assesses the recoverability of its long-lived assets when events or changes in circumstances indicate their carrying value may not be recoverable. Such events or changes in circumstances may include: a significant adverse change in the extent or manner in which a long-lived asset is being used, significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset, an accumulation of costs significantly in excess of the amount originally expected for the acquisition or development of a long-lived asset, current or future operating or cash flow losses that demonstrate continuing losses associated with the use of a long-lived asset, or a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company performs impairment testing at the asset group level that represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The Company assesses recoverability of a long-lived asset by determining whether the carrying value of the asset group can be recovered through projected undiscounted cash flows over their remaining lives. If the carrying value of the asset group exceeds the forecasted undiscounted cash flows, an impairment loss is recognized, measured as the amount by which the carrying amount exceeds estimated fair value. An impairment loss is charged to operations in the period in which management determines such impairment. There were no impairments recorded for the years ended December 31, 2020 and 2019 and for the nine months ended September 30, 2021 and 2020 (unaudited).

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
Goodwill
Goodwill represents the fair value of acquired businesses in excess of the fair value of the individually identified net assets acquired. Goodwill is not amortized but is tested for impairment annually or whenever indications of impairment exist. Impairment exists when the carrying amount, including goodwill, of the reporting unit exceeds its fair value, resulting in an impairment charge for this excess (not to exceed the carrying amount of the goodwill). The Company’s annual impairment testing date is performed on December 31 in the fourth quarter of each fiscal year. The Company can elect to qualitatively assess goodwill for impairment if it is more likely than not that the fair value of a reporting unit exceeds its carrying value.
For purposes of the goodwill impairment test, the Company has determined the business operates in one reporting unit.
A qualitative assessment considers macroeconomic and other industry-specific factors, such as trends in short-term and long-term interest rates and the ability to access capital, and company specific factors such as trends in revenue generating activities, and merger or acquisition activity. If the Company elects to bypass qualitatively assessing goodwill, or it is not more likely than not that the fair value of the reporting unit exceeds its carrying value, management estimates the fair value of the reporting unit and compares it to the carrying value. The estimated fair value of the reporting unit is established using an income approach based on a discounted cash flow model that includes significant assumptions about the future operating results and cash flows of the reporting unit, and a market approach which compares the reporting unit to comparable companies in our industry.
The impairment is recorded within operating expenses in the Consolidated Statements of Operations in the period the determination is made. There were no impairments recorded for the years ended December 31, 2020 and 2019 and for the nine months ended September 30, 2021 and 2020 (unaudited). (Refer to Note 8 — Goodwill)
Revenue
The Company generates revenue by using its proprietary machine learning-powered technology platform to execute targeted digital advertising campaigns, offering advanced predictive targeting solutions across different customer industry verticals and consumer screens (desktop, mobile, CTV), including customized targeting, measurement and analytical services to address unique advertiser challenges. The Company’s customers consist of clients working directly with the Company and advertising agencies working on behalf of its customers. The Company accounts for revenue in accordance with ASU 2014-09 (Topic 606), Revenue from Contracts with Customers (“ASC 606”). (Refer to Note 3 — Revenue Recognition).
Expenses
The Company classifies its Operating expenses into the following four categories. Each expense category includes overhead, including depreciation, amortization, rent and related occupancy costs, which is allocated based on headcount.
Platform Operations
Platform operations consists of the cost of revenue including advertising inventory, third party inventory validation and measurement, adserving, adverification, research and data (collectively referred to as ‘traffic acquisition costs’ or TAC), amortization expense related to capitalized software, depreciation expense, allocated costs of the Company’s personnel which set up and monitor campaign performance and platform hosting, license, and maintenance costs. Allocated overhead costs were $1,201 and $1,183 for the years ended December 31, 2020 and 2019, respectively, and $961 and $913 for the nine months ended September 30, 2021 and 2020 (unaudited), respectively.

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
Sales and Marketing
Sales and marketing expenses consist of compensation and commission costs of the sales and related support teams, as well as travel, trade show, and other marketing related costs. Advertising costs are charged to operations when incurred. Total advertising costs amounted to $149 and $200 for the years ended December 31, 2020 and 2019, respectively. Total advertising costs were $236 and $111 for the nine months ended September 30, 2021 and 2020 (unaudited), respectively. Allocated overhead costs were $2,257 and $2,252 for the years ended December 31, 2020 and 2019, respectively and $1,639 and $1,718 for the nine months ended September 30, 2021 and 2020 (unaudited), respectively.
Technology and Development
Technology and development costs include costs to maintain and develop the Company’s technology platform. Costs incurred for research and product development are expensed as incurred and include salaries, taxes and benefits, contracting, and travel expenses related to research and development. Allocated overhead costs were $801 and $887 for the years ended December 31, 2020 and 2019, respectively and $572 and $634 for the nine months ended September 30, 2021 and 2020 (unaudited), respectively.
General and Administrative Expense
General and administrative expenses include compensation for executive and administrative personnel, professional service fees, insurance, supplies, and other fixed costs. Allocated overhead costs were $298 and $342 for the years ended December 31, 2020 and 2019, respectively and $217 and $230 for the nine months ended September 30, 2021 and 2020 (unaudited), respectively.
Rent Expense
Rent expense is recognized on a straight-line basis over the term of the lease, with the difference between the cash rent expense and straight-line expense recorded as deferred rent. (Refer to Note 16 — Commitments and Contingencies, for discussion of the Company’s commitments under operating leases.)
Equity-based Compensation
Compensation expense related to employee equity-based awards is measured and recognized in the Consolidated Financial Statements based on the fair value of the awards granted. The Company granted awards to employeethat vest based solely on continued service, or service conditions, and awards that vest based on the achievement of performance targets, or performance conditions. The fair value of each option award containing service and/or performance conditions is estimated on the grant date using the Black-Scholes option-pricing model. For service condition awards, equity-based compensation expense is recognized on a straight-line basis over the requisite service periods of the awards. For performance condition and market condition awards, equity-based compensation expense is recognized using a graded vesting model over the requisite service period of the awards. Forfeitures are recorded as they occur. (Refer to Note 13 — Equity Based Compensation Expense)
Debt Issuance Cost
Deferred issuance costs relate to the Company’s debt instruments, the short-term and long-term portions are reflected as a deduction from the carrying amount of the related debt. The debt issuance costs are amortized using the straight-line method over the term of the related debt instrument which approximates the effective interest method. Debt issuance costs incurred with line-of-credit arrangements are recorded as contra debt on our consolidated balance sheets and amortized over the term of the arrangement. Debt may be considered extinguished when it has been modified and the terms of the new debt instruments and old debt instruments are “substantially different” (as defined in the debt modification guidance in ASC Topic 470‑50, Debt — Modifications and Extinguishments (“ASC 470-50”)).

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
Income Taxes
Income tax expense includes federal, state, and foreign taxes and is based on reported income before income taxes. The Company recognizes deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities are determined based on the enacted tax rates expected to apply in the periods in which the deferred tax assets or liabilities are anticipated to be settled or realized.
The Company regularly reviews its deferred tax assets for recoverability and establish a valuation allowance if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized. The determination as to whether a deferred tax asset will be realized is made on a jurisdictional basis and is based on the evaluation of positive and negative evidence. This evidence includes historical taxable income, projected future taxable income, the expected timing of the reversal of existing temporary differences and the implementation of tax planning strategies.
The Company recognizes the tax benefit from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from uncertain tax positions are measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. No tax benefits are recognized for positions that do not meet this threshold. Interest related to uncertain tax positions is recognized as part of the provision for income taxes and is accrued beginning in the period that such interest would be applicable under relevant tax law until such time that the related tax benefits are recognized. The Company is required to file tax returns in the U.S. federal jurisdiction, various states, and in Canada. The Company’s policy is to recognize interest and penalties related to uncertain tax benefits (if any) in the tax provision.
Contingencies
A liability is contingent if the amount is not presently known but may become known in the future as a result of the occurrence of some uncertain future event. The Company accrues a liability for an estimated loss if it is determined that the potential loss is probable of occurring and the amount can be reasonably estimated. Significant judgment is required in both the determination of probability and the determination as to whether the amount of an exposure is reasonably estimable, and accruals are based only on the information available to our management at the time the judgment is made. The Company expenses legal costs, including those legal costs incurred in connection with a loss contingency, as incurred.
Deferred Transaction Costs and Transaction Costs Payable
As part of the contemplated reverse recapitalization transaction with MCAP Acquisition Corporation (“MCAP”), the Company has accrued direct and incremental transaction costs related to the merger which will be deducted from the combined entity’s additional paid-in capital at the closing of the transaction when the proceeds are received.
As of September 30, 2021 (unaudited), the Company had recorded $731 of transaction costs payable to advisers, which is included in Accrued expenses.
Recent Accounting Pronouncements
Recently Adopted Accounting Pronouncements
The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-18, Statement of Cash Flows (Topic 230), which requires that entities explain in a statement of cash flows the change in total cash, including cash considered restricted cash. Furthermore, if an entity presents cash, cash equivalents and items considered to be restricted cash in multiple line items in the balance

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
sheets, the entity is required to reconcile the specific cash items in the balance sheets to the total cash presented in the Statements of Cash Flows. Finally, entities are required to disclose information regarding the nature of restrictions on cash, cash equivalents and items included in restricted cash. ASU 2016-18 is effective for entities or emerging growth companies following private company adoption dates or fiscal years beginning after December 15, 2019 with retrospective application to all periods presented. The company adopted ASU 2016-18 as of January 1, 2019.
In May 2014, the FASB issued ASC 606. ASC 606 provides a single model for entities to use in accounting for revenue arising from contracts with customers and supersedes historical revenue recognition guidance. ASC 606 also requires expanded qualitative and quantitative disclosures about the nature, timing, and uncertainty of revenue and cash flows rising from contracts with customers. The Company adopted ASC 606 on January 1, 2019, using the modified retrospective method applied to those contracts which were not completed as of January 1, 2019. There were no changes to the timing nor amount of revenue recognized resulting from the adoption of ASC 606 and as a result no cumulative effect adjustment was recorded. The adoption of ASC 606 had no transition impact on cash provided by or used in operating, financing, or investing activities reported in the Consolidated Statements of Cash Flows.
In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). Under ASU 2017-04 goodwill impairment is measured as the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying value of goodwill. This ASU eliminates existing guidance that requires an entity to determine goodwill impairment by calculating the implied fair value of goodwill by hypothetically assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. This ASU is applied on a prospective basis and is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2022, and interim periods with fiscal years beginning after December 15, 2022, with early adoption, including adoption in any interim period, permitted. The Company early adopted this standard on January 1, 2019 and the adoption did not have a material effect on the Consolidated Financial Statements.
ASU 2018-13, Fair Value Measurements — Disclosure Framework (Topic 820), modifies required disclosures for fair value measurements by removing certain disclosure requirements such as transfers between Level 1 and Level 2 amounts in the fair value hierarchy and the policy for timing of transfers between levels and modifying other disclosure requirements, such as requiring disclosure of transfers into and out of the Level 3 fair value hierarchy for non-public companies. The amendments are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. The adoption did not have a material effect on the Consolidated Financial Statements.
In August 2020, the FASB issued ASU 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entities Own Equity (Subtopic 815-40).” This ASU simplifies accounting for convertible instruments by eliminating two of the three models in ASC 470-20 that require separating embedded conversion features from convertible instruments. The guidance is effective for fiscal years beginning after December 15, 2021. The Company early adopted this standard effective January 1, 2021 and the adoption did not have a material effect on the Consolidated Financial Statements.
Accounting Pronouncements Issued Not Yet Adopted
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. ASU 2016-02 supersedes the previous leases standard, ASC 840, Leases. ASU 2016-02, as subsequently amended for various technical issues, is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2021, and interim periods with fiscal years beginning after December 15, 2022. The Company is currently evaluating the new guidance to determine the impact it will have on the Consolidated Financial Statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which requires entities to estimate all expected credit losses for certain types of financial instruments, including trade receivables, held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The updated guidance also expands the disclosure requirements to enable users of financial statements to understand the entity’s assumptions, models and methods for estimating expected credit losses over the entire contractual term of the instrument from the date of initial recognition of that instrument. ASU 2016-13, as subsequently amended for various technical issues, is effective for emerging growth companies following private company adoption dates for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the new guidance to determine the impact it will have on the Consolidated Financial Statements.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) (“ASU 2019-12”), which is part of the FASB’s overall simplification initiative to reduce the costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. ASU 2019-12 simplifies accounting guidance for intra-period allocations, deferred tax liabilities, year-to-date losses in interim periods, franchise taxes, step-up in tax basis of goodwill, separate entity financial statements, and interim recognition of tax laws or rate changes. ASU 2019-12 is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the new guidance to determine the impact it will have on our Consolidated Financial Statements.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848) (“ASU 2020-04”), subsequently clarified in January 2021 by ASU 2021-01, Reference Rate Reform (Topic 848) (“ASU 2021‑01”). The main provisions of this update provide optional expedients and exceptions for contracts, hedging relationships, and other transactions that reference the London Inter-bank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. The guidance in ASU 2020-04 and ASU 2021-01 was effective upon issuance and, once adopted, may be applied prospectively to contract modifications and hedging relationships through December 31, 2022. The Company is currently evaluating the new guidance to determine the impact ASU 2020-04 and ASU 2021-01 will have on the Consolidated Financial Statements.
3.   REVENUE RECOGNITION
ASC 606, Revenue from Contracts with Customers
The Company adopted FASB Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”) using the modified retrospective method, on January 1, 2019.
Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. The Company measures revenue based on the consideration specified in the customer arrangement, and revenue is recognized when the performance obligations in the customer arrangement are satisfied. A

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
performance obligation is a promise in a contract to transfer a distinct service or product to the customer. The transaction price of a contract is allocated to each distinct performance obligation and recognized as revenue when or as the customer receives the benefit of the performance obligation.
In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under its agreements, the Company performs the following steps (i) identification of contracts with customers; (ii) identification of performance obligations; (iii) determination of the transaction price; (iv) allocation of the transaction price to performance obligations; and (v) recognition of revenue when or as the Company satisfies each performance obligation.
Typical payment terms are between net 30 and net 60 days.
Media Services Revenue
The Company generates Managed Programmatic and Direct Access (collectively “Media Services”) revenue by using its proprietary machine learning-powered technology platform to execute targeted digital advertising campaigns, offering advanced predictive targeting solutions across different customer industry verticals and consumer screens (desktop, mobile, and CTV), including customized targeting, measurement and analytical services to address unique advertiser challenges. The Company’s customers consist of brands working directly with the Company and advertising agencies working on behalf of its customers.
Managed Programmatic Revenue
For its Managed Programmatic revenue the Company negotiates Insertion Orders (“IOs”) with the advertising agency or brand, which specifies the material terms of the campaign. IOs are subject to cancellation by the client, usually with no penalty, for the unfilled portion of the IO. The Company’s performance obligation is to deliver digital advertisements in accordance with the terms of the IO. The Company has concluded that this constitutes a single performance obligation for financial reporting purposes and that such obligation is recognized over the time, using the output method, for which the Company is transferring value to the customer through delivered advertising units.
The Company’s contracts with a customer may convey a right to discounted or free of charge impressions. The Company determines whether rights to discounted future impressions provide a material right to the customer and revenue related to such material right should be deferred to the period when such right to discount expires or is exercised by the customer. For periods presented, the Company did not identify material rights related to such discounts.
Managed Programmatic revenue is recorded on a gross basis. The Company is responsible for fulfilling advertising delivery, including optimization and reporting, establishes the selling price for the delivery, and the Company performs billing and collections, including ultimately retaining credit risk. The Company has therefore determined that it serves as a principal and that gross presentation of revenue is appropriate.
Direct Access Revenue
Direct Access customers access the Company’s platform directly and manage all aspects of their advertising campaigns. The Company provides advertiser and marketer customers direct access to the platform so that they can execute and manage advertising campaigns. Advertising Services Agreements with customers specify the pricing framework, which typically involves a percentage of customer spend and additional fees applicable to various data science model deployments and uses as applicable to a given campaign. Additional services can be procured on a per-service pricing basis. Platform fee revenue is recognized, on an over time basis, when the customer makes a purchase thru the platform during the month. The Company’s performance obligation is to provide the use of the platform to customers. The Company is not primarily responsible for the purchase of advertising inventory, third party data, and other related expenses. Revenue for customers working with the Company on this basis are recorded net of the amount

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
incurred and payable to suppliers for the cost of advertising inventory, third party data and other add-on features, as the Company does not control the purchase nor have pricing discretion with regard to these items. The Company has therefore determined that it serves as an agent and that net presentation of revenue is appropriate. The Company bills clients for their purchases through its platform and the associated platform fees.
A customer cannot take possession of the software platform, nor is it feasible or currently an available option for a customer to contract with a third party to host the software or for a customer to host the software.
Fees are entirely variable, and revenue is recognized in the period the Company has the contractual right to the fee.
This offering is new to the market and not yet material to the Company from a financial reporting perspective.
Accounting Policy Elections and Practical Expedients
The Company has elected to exclude from the measurement of the transaction price all taxes (e.g., sales, use, value-added) assessed by government authorities and collected from a customer. Therefore, revenue is recognized net of such taxes.
The Company used the practical expedient and expenses the costs to obtain or fulfill a contract as incurred because the amortization period of the asset that the Company otherwise would have recognized is one year or less. Therefore, there were no contract cost assets recognized as of December 31, 2020 or 2019, and none recognized as of September 30, 2021 (unaudited).
The Company has elected not to disclose the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied (or partially unsatisfied) as of the end of the reporting period for performance obligations with a remaining performance obligation that is part of a contract that has an original expected duration of one year or less.
Contract Balances
Contract assets and contract liabilities related to the Company’s revenue streams were not significant to these Consolidated Financial Statements.
Receivables related to revenue from contracts with customers are described in Note 5.
4.   NET INCOME PER UNIT
The Company has three classes of common unit, Class A, B, and C. Basic and diluted earnings per unit (“EPU”) attributable to common unit holders for Class A, B, and C common units were the same because they were entitled to the same liquidation and dividend rights.
The computation of basic and diluted EPU is as follows:

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
	Year Ended December 31,		Nine Months Ended September 30,
	2020	2019	2021	2020
			(unaudited)
Net income (loss) attributable to common members	$7,327	$5,487	$6,688	$(288)
Weighted-average common units outstanding:
Basic	43,399,728	43,367,583	43,499,745	43,395,968
Diluted	43,399,728	43,367,583	47,841,702	43,395,968
Net income (loss) per common unit:
Basic	$0.17	$0.13	$0.15	$(0.01)
Diluted	$0.17	$0.13	$0.14	$(0.01)
For the year ended December 31, 2020 and 2019, 4,970,375 and 5,737,250 units of potentially dilutive equity-based awards outstanding, respectively, were excluded from the computation of diluted net income (loss) per common unit as their effect was anti-dilutive. For the nine months ended September 30, 2021 and 2020 (unaudited), 1,142,818 and 5,132,875 units of potentially dilutive equity-based awards outstanding, respectively, were excluded from the computation of diluted net income (loss) per common unit as their effect was anti-dilutive.
5.   ACCOUNTS RECEIVABLE, Net
Accounts receivable as of December 31, 2020 and 2019 and September 30, 2021 (unaudited) consisted of the following:
	As of December 31,		As of September 30,
	2020	2019	2021
			(unaudited)
Accounts receivables	$47,132	42,915	38,893
Other receivables	340	225	352
	47,472	43,140	39,245
Less: provision for bad debts	(457)	(376)	(359)
Total	$47,015	42,764	38,886
The provision for bad debt expense on accounts receivable was $159 and $155 for the years ended December 31, 2020 and 2019, respectively, $8 and $47 for the nine months ended September 30, 2021 and 2020 (unaudited).
6.   PROPERTY AND EQUIPMENT, Net
Property and Equipment, net as of December 31, 2020 and 2019 and September 30, 2021 (unaudited) consisted of the following:

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
	As of December 31,		As of September 30,
	2020	2019	2021
			(unaudited)
Computers and equipment	$659	$587	$726
Leasehold improvements	—	62	—
	659	649	726
Less: accumulated depreciation	(333)	(293)	(364)
Total	$326	$356	$362
Depreciation expense on Property and Equipment was $146 and $128 for the years ended December 31, 2020 and 2019, respectively, and $107 and $112, for the nine months ended September 30, 2021 and 2020 (unaudited), respectively.
7.   INTANGIBLE ASSETS, Net
Intangible assets, net as of December 31, 2020 and 2019 and September 30, 2021 (unaudited) consisted of the following:
	Remaining Weighted Average Useful Life (in years)	As of December 31, 2020
		Gross amount	Accumulated amortization	Net carrying amount
Software	2.0	$9,124	$(8,138)	$986
Capitalized software costs	1.4	5,275	(3,334)	1,941
Customer relationships	3.0	31,726	(18,227)	13,499
Trademarks/tradename	6.0	10,243	(4,115)	6,128
Non-compete agreements	1.0	1,519	(1,223)	296
Total		$57,887	$(35,037)	$22,850
	Remaining Weighted Average Useful Life (in years)	As of December 31, 2019
		Gross amount	Accumulated amortization	Net carrying amount
Software	3.0	$9,124	$(7,624)	$1,500
Capitalized software costs	2.2	3,118	(1,699)	1,419
Customer relationships	4.0	31,726	(13,712)	18,014
Trademarks/tradename	7.0	10,243	(3,094)	7,149
Non-compete agreements	2.0	1,519	(920)	599
Total		$55,730	$(27,049)	$28,681
	Remaining Weighted Average Useful Life (in years)	As of September 30, 2021 (unaudited)
		Gross amount	Accumulated amortization	Net carrying amount
Software	1.3	$9,124	$(8,524)	$600
Capitalized software costs	1.1	6,875	(4,818)	2,057

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
	Remaining Weighted Average Useful Life (in years)	As of September 30, 2021 (unaudited)
		Gross amount	Accumulated amortization	Net carrying amount
Customer relationships	2.3	31,726	(21,612)	10,114
Trademarks/tradename	5.3	10,240	(4,879)	5,361
Non-compete agreements	0.3	1,519	(1,451)	68
Total		$59,484	$(41,284)	$18,200

Amortization expense on intangible assets was $7,988 and $9,237 for the years ended December 31, 2020 and 2019, respectively, and $6,247 and $5,934 for the nine months ended September 30, 2021 and 2020 (unaudited), respectively.
Amortization expense was included in the Company’s Consolidated Statements of Operations as follows:
	Year ended December 31,		Nine months ended September 30,
	2020	2019	2021	2020
			(unaudited)
Platform operations	$1,720	$3,401	$1,482	$1,255
Sales and marketing	5,489	5,522	4,110	4,118
Technology and development	465	—	419	326
General and administrative	314	314	236	235
Total	$7,988	$9,237	$6,247	$5,934
The following is a schedule for the next five years of future amortization of intangible assets:
Year ended December 31,
2021	$6,345
2022	$6,003
2023	$5,496
2024	$1,021
2025	$1,021
The preceding expected amortization expense is an estimate. Actual amounts of amortization expense may differ from estimated amounts due to additional intangible asset acquisitions, impairment of intangible assets, accelerated amortization of intangible assets and other events. The Company expenses the costs incurred to renew or extend the term of intangible assets.
8.   GOODWILL
Goodwill impairment exists when a reporting unit’s carrying value exceeds its fair value. The Company is a single reporting unit. On December 31, 2020 and December 31, 2019, the Company performed a qualitative and quantitative assessment to determine if it was more likely than not that the fair value of the reporting unit exceeded its carrying value, including goodwill. The goodwill test indicated that it was more likely than not that the fair value of the reporting unit exceeded its carrying value, resulting in no impairment. The goodwill balance at December 31, 2020 and 2019, and at September 30, 2021 (unaudited) was $35,778.

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
9.    ACCRUED EXPENSES
Accrued expenses as of December 31, 2020 and 2019 and September 30, 2021 (unaudited) consist of the following:
	As of December 31,		As of September 30,
	2020	2019	2021
			(unaudited)
Income taxes payable	$3,878	$1,178	$1,000
Sales and use taxes payable	190	65	195
Deferred revenues	42	—	59
Other liabilities	1,889	3,756	3,933
Total	$5,999	$4,999	$5,187
10.   DEBT
Facility
On December 22, 2016, the Company entered into a credit agreement (“Credit Agreement”) with various financial institutions (“Lenders”). The Credit Agreement consisted a $48,500 term loan (the “Term Loan”) and revolving loans (“Revolving Loans”) in aggregate principal amount of $5,000 (collectively, the “Facility”). The Facility matures on December 22, 2021. The Facility bears interest at a rate equal to the greater of 0.5% or the one-month London Inter-bank Offered Rate (“LIBOR”), plus 8.5%, per annum.
The Company entered into five separate amendments (collectively “Amendments”) to the Credit Agreement subsequent to the date of the Credit Agreement. The Amendments did not result in a change to the principal amount, terms or interest rate of the Facility.
The Company incurred debt issuance costs of $1,220 which are presented in the consolidated balance sheets. For the years ended December 31, 2020 and 2019, the Company amortized $220 and $264, respectively, and $118 and $151 for the nine months ended September 30, 2021 and 2020 (unaudited), respectively. The effective rate of interest associated with this loan was 10.6% for the years ended December 31, 2020 and 2019, and for the nine months ended September 30, 2021 and 2020 (unaudited).
The Company is subject to customary representations, warranties, and covenants. The Facility requires that the Company meet certain financial and non-financial covenants which include, but are not limited to, (i) delivering audited consolidated financial statements to the lender within 120 days after year-end, (ii) delivering unaudited consolidated financial statements within 45 days after each fiscal quarter and 30 days after each month end (other than those days that constitute fiscal quarter), (iii) maintaining certain leverage ratios and fixed charge coverage ratios, (iv) and limit capital expenditures to $500 in any fiscal year. As of December 31, 2020, and 2019, the Company was in full compliance with the terms of the Term Loan, and obtained an extension from the lender of the required delivery of the December 31, 2020 audited financial statements until September 30, 2021. As of September 30, 2021 (unaudited), the Company was in full compliance with the terms of the Term Loan.
All obligations under the Term Loan are secured by a fully perfected priority security interest in substantially all assets of the Company.
Silicon Valley Bank Revolver
On September 21, 2017, the Company entered into a Loan and Security agreement (“Loan and Security Agreement”) with Silicon Valley Bank (“SVB”). The Loan and Security Agreement consisted of a

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
revolving line of up to $8,000 (“SVB Revolver”) and letters of credit up to $2,775 (“Letters of Credit”) (Refer to Note 16 — Commitments and contingencies). Under the original terms, before subsequent amendments, the SVB Revolver matured on September 21, 2019. The SVB Revolver is available on demand and accrues interest at Prime (as defined in the Loan and Security Agreement) plus 2.5% and interest shall be payable monthly. The borrowing base of the SVB Revolver is 80.0% of the Company’s eligible accounts receivable. Upon expiration, all outstanding principal and interest are due. The collections of the Company’s accounts receivable are applied to the outstanding loan balance daily.
Since the inception of the Loan and Security Agreement the Company has entered into several amendments, primarily to extend the term of the agreement. On October 23, 2020, the Company entered into the Sixth Amendment to the Loan and Security Agreement (“Sixth SVB Revolver Amendment”). The Sixth SVB Revolver Amendment extended the previously amended maturity date of July 31, 2020 to July 31, 2021. The interest rate definition was also amended to accrue at a floating per annum rate equal to the greater of (a) 2.50% above the Prime Rate and (b) 3.25%; provided, however, during a Streamline Period, the principal amount outstanding under the SVB Revolver shall accrue interest at a floating per annum rate equal to the greater of (x) 1.50% above the Prime Rate and (y) 3.25%.
On July 27, 2021, the Seventh Loan Modification Agreement to the Loan and Security Agreement was executed. The Seventh SVB Revolver Amendment extended the previously amended maturity date of July 31, 2021 to November 30, 2021. Additionally, an amendment fee in the amount of $4 was charged by the Bank to AdTheorent in connection with the amendment. The Company accounted for the extension of the maturity date as a modification of the debt instrument.
For the year ended December 31, 2020 and 2019, and the nine months ended September 30, 2021 and 2020 (unaudited), the Company did not incur any interest related to the SVB Revolver. As of December 31, 2020, and 2019 and as of September 30, 2021 (unaudited), the SVB Revolver balance was $0, respectively. The Company did not draw upon the SVB Revolver as of December 31, 2020, and 2019, and as of September 30, 2021 (unaudited).
The SVB Revolver requires that the Company meet certain financial and non-financial covenants which include, but are not limited to, (i) delivering a Borrowing Base Report (as defined in the Loan and Security Agreement) within 30 days after the end of each month, (ii) delivering monthly accounts receivable aging and monthly accounts payable aging within 30 days after the end of each month, (iii) delivering Monthly Financial Statements (as defined in the Loan and Security Agreement) no later than 30 days after the last day of each month, (iv) delivering audited consolidated financial statements within 180 days after year-end. As of December 31, 2020, and 2019 and September 30, 2021 (unaudited), the Company was in full compliance with the terms of the SVB Revolver and obtained an extension from the lender of the required delivery of the December 31, 2020 audited financial statements until September 30, 2021. As of September 30, 2021 (unaudited), the Company was in full compliance with the terms of the SVB Revolver.
All obligations under the SVB Revolver are secured by substantially all assets of the Company (subject only to permitted liens to have superior priority).
Debt consists of the following as of December 31, 2020 and 2019 and as of September 30, 2021 (unaudited):
	As of December 31,		As of September 30,
	2020	2019	2021
			(unaudited)
Term Loan Payable	$26,187	$32,958	$24,368
Less: Deferred financing fees	(155)	(375)	(37)
	26,032	32,583	24,331
Less: Current portion of Term Loan Payable, net	(26,032)	(2,425)	(24,331)
Term Loan, net of current portion	$—	$30,158	$—

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
The carrying value of debt as of December 31, 2020 and 2019 approximated its fair value. The carrying value of debt as of September 30, 2021 (unaudited) approximated its fair value. All required principal payments are due in 2021.
11.
SAFE NOTES

Effective as of March 1, 2020, the Company effectuated a contribution of its SymetryML department into a new subsidiary, SymetryML, Inc. (“Symetry’). During the year ended December 31, 2020 and nine months ended September 30, 2021 and 2020 (unaudited), the Company raised $1,250, $1,225 and $1,150, respectively, to fund Symetry operations, by entering into Simple Agreement for Future Equity Notes (“SAFE Note”) with several parties. The SAFE Notes resulted in cash proceeds to the Company in exchange for the right to stock of SymetryML, Inc, a subsidiary of the Company, or cash at a future date in the occurrence of certain events, as follows:
If there is an equity financing transaction, where the Company issues and sells capital units of SymetryML, Inc, at a fixed pre-money valuation and with an aggregate investment amount of a defined threshold, before the expiration or termination of the SAFE Note, the Company will automatically issue a number of new units equal to the purchase price of the SAFE Note, as defined in the SAFE agreement, divided by either: (1) the price per new unit equal to the quotient obtained by dividing (i) $10,000 by (ii) the company capitalization as of immediately prior to the transaction; or (2) the product of the price per new units sold in the transaction multiplied by 80%, whichever calculation results in a greater number of new units.
If there is a liquidity event, as defined in the SAFE Notes, before the expiration or termination of the SAFE Notes, the investor will, at its option, either receive a cash payment equal to the purchase price of the note; or automatically receive from the Company a number of units of capital units equal to the purchase price of the note divided by the price per unit of capital unit equal to 80% multiplied by the quotient obtained by dividing (i) $10,000 by (ii) the company capitalization as of immediately prior to the liquidity event, if the investor fails to select the cash option.
In a dissolution event, as defined in the SAFE Notes, the Company will pay the investors an amount equal to the purchase price of the SAFE Note, due and payable immediately prior to the consummation of the dissolution event.
The SAFE Notes were classified as marked-to-market liabilities pursuant to ASC 480, Distinguishing Liabilities from Equity. The SAFE Notes were measured at fair value, with changes in fair value recorded within loss on SAFE Note revaluation within the Consolidated Statement of Operations. Any changes in fair value were not material to the financial statements.
12.
INCOME TAXES

For the nine months ended September 30, 2021 and 2020 (unaudited), the Company recorded an income tax expense/(benefit) of $3,141 and $(215), respectively. The effective income tax rates (“ETR”) for the nine months ended September 30, 2021 and 2020 (unaudited) were 33.8% and 20.9%, respectively. The ETR for the nine months ended September 30, 2021 (unaudited) differed from the statutory rate of 21% primarily due to state and local income taxes, and transaction costs not deductible for tax purposes.
As of each reporting date, the Company’s management considers new evidence, both positive and negative, that could impact management’s view with regard to future realization of deferred tax assets. As of September 30, 2021 (unaudited), management has recorded a valuation allowance on certain deferred tax assets where management believes that after considering all of the available evidence, The Company has determined that these deferred tax assets will not be realized. The valuation allowance increased by $266 from December 31, 2020.

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
The components of income (loss) from operations before income taxes consist of the following for the years ended December 31, 2020 and 2019:
	Year Ended December 31,
	2020	2019
Domestic	$9,946	$7,468
Foreign	(471)	48
Income from operations before income taxes	$9,475	$7,516
Components of the provision for income taxes consist of the following for the years ended December 31, 2020 and 2019:
	Year Ended December 31,
	2020	2019
Current provision (benefit):
Federal	$3,465	$2,744
State and local	1,643	976
Foreign	(11)	21
Total current provision	5,097	3,741
Deferred benefit:
Federal	(1,614)	(1,412)
State and local	(703)	(300)
Foreign	—	—
Total deferred benefit	(2,317)	(1,712)
Provision for income taxes	$2,780	$2,029
Reconciliation of the federal statutory rate to the Company’s effective tax rate is the following for the years ended December 31, 2020 and 2019:
	Year Ended December 31,
	2020	2019
Federal income tax rate	21.00%	21.00%
State and local taxes, net of federal benefit	7.68%	4.09%
Foreign rate differential	-0.27%	0.15%
Permanent items	1.18%	4.03%
Research and development credits	-2.96%	-3.99%
Equity option forfeitures	1.38%	0.00%
Change in valuation allowance	1.20%	0.00%
State FIN 48	0.14%	1.63%
Other	0.00%	-0.03%
Effective tax rate	29.35%	26.88%
The tax effects of significant temporary differences that comprise deferred tax assets and liabilities were as of December 31, 2020 and 2019:

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
	As of December 31,
	2020	2019
Deferred tax assets:
Accrued expenses	$598	$171
Deferred rent	505	371
Investments	30	202
Net operating losses	353	7
Reserves	178	121
Equity-based compensation	389	387
Uncertain Tax Positions	86	81
Disallowed Interest Expense	—	—
Deferred tax assets	2,139	1,340
Valuation Allowance	(114)	—
Net deferred tax asset	2,025	1,340
Deferred tax liabilities:
Property & equipment	(315)	(869)
Intangible assets	(6,230)	(7,308)
Deferred tax liabilities	(6,545)	(8,177)
Deferred income taxes	$(4,520)	$(6,837)
As of each reporting date, the Company’s management considers new evidence, both positive and negative, that could impact management’s view with regard to future realization of deferred tax assets. As of December 31, 2020, management has recorded a valuation allowance on certain foreign deferred tax assets where management believes that after considering all of the available evidence, it is more likely than not that these assets will not be realized. The valuation allowance increased by $114 from December 31, 2019.
As of December 31, 2020, the Company has U.S Federal net operating losses of $917, U.S. state net operating loss carryforwards of $917, and Canadian net operating loss carryforwards of $428. U.S. Federal net operating losses do not expire, U.S. State net operating losses will begin to expire in 2040, and Canadian net operating losses will begin to expire in 2040.
As tax law is complex and often subject to varied interpretations, it is uncertain whether some of our tax positions will be sustained upon examination. Tax liabilities associated with uncertain tax positions represent unrecognized tax benefits, which arise when the estimated benefit recorded in our financial statements differs from the amounts taken or expected to be taken in a tax return because of the uncertainties described above. Substantially all of these unrecognized tax benefits, if recognized, would benefit our effective income tax rate.
	Year Ended December 31,
	2020	2019
Unrecognized tax benefits – beginning of period	$380	$169
Tax position changes – current period	—	211
Unrecognized tax benefits – end of period	380	380
Interest and penalties – end of period	27	8
Total liabilities related to uncertain tax positions	$407	$388

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
The Company recognizes interest and penalties associated with uncertain tax positions as a component of the provision for income taxes. The Company recognized interest and penalties expense of $18 and $8, for 2020 and 2019, respectively.
Management believes it will be able to reverse the unrecognized tax benefits in the next 12 months through filing with the state and local taxing authorities.
The Company recognizes interest accrued related to unrecognized tax benefits and penalties as income tax expense. The Company is subject to taxation in the U.S, various states, and Canada. As of December 31, 2020, the Company’s tax returns remain open and subject to examination by the tax authorities for the tax years 2017 and after.
In response to the market volatility and economic instability prompted by COVID-19, the CARES Act was enacted and signed into law on March 27, 2020. The CARES Act is a $2 trillion relief package comprising a combination of tax provisions and other stimulus measures. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carry back periods, alternative minimum tax credit refunds, modifications to the interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The Company has accounted for the relevant impacts of the CARES Act in its December 31, 2020 Consolidated Financial Statements.
On December 22, 2016, the Company and a private equity investment firm (the “Buyer”), closed a growth recapitalization transaction in partnership with the Company’s co-founders and existing investors (the “Sellers”). As part of that transaction, the Company shall pay to the former Sellers an amount equal to the tax benefit realized by the Company during each of the first five taxable years of the Company through 2020, any net operating loss carryover and research credits as a portion of the residual purchase price.
In connection with that transaction, the Company shall pay compensation to the former Sellers following the filing of the Company’s tax return for each relevant taxable year an amount equal to the tax benefit realized by the Company during each of the first five (5) taxable years of the Company ending following the Closing Date (December 22, 2016) resulting from any (i) net operating loss carryover (within the meaning of Section 172 of the Code) to such taxable year of any net operating loss of the Company for a taxable year ending on or before the Closing Date (the “NOL Carryforwards”“) and (ii) carryforward of the research credits determined under Section 41(a) of the Code to such taxable year of any such research credits of the Company for a taxable year ending on or before the Closing Date (the ““R&D Carryforwards”“ and together with the NOL Carryforwards, the ““Tax Attribute Carryforwards”“). The Company shall be deemed to realize a tax benefit in any taxable year to the extent that (i) its cash Tax liability for such taxable year computed without taking the Tax Attribute Carryforwards to such taxable year into account is greater than (ii) its cash Tax liability for such taxable year computed by taking the Tax Attribute Carryforwards to such taxable year into account. If the Company makes a payment with respect to a taxable year and in a subsequent taxable year realizes a net operating loss or tax credit that, if carried back to such taxable year would reduce or eliminate the tax benefit deemed realized for such taxable year, such reduced or eliminated tax benefit shall become a Disallowed Tax Benefit, and the Sellers shall promptly pay to Buyer an amount equal to the excess, if any. of (i) the tax benefit computed for such taxable year without taking such net operating loss and tax credit into account and (ii) the tax benefit computed for such taxable year taking such net operating loss and tax credit into account. During 2019, the Company incurred $1,917 of residual purchase price to the Sellers which is included under other income (expense) on the Consolidated Statements of Operations. Of that amount, $1,000 was paid during 2019 and $917 was accrued and included in accrued expenses in the Consolidated Balance Sheet as of December 31, 2019.
As of December 31, 2020, all tax attributes arising from December 22, 2016 and prior have been exhausted and therefore the impacts of the arrangement have been concluded

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
13.   EQUITY-BASED COMPENSATION EXPENSE
The Company’s Member Incentive Plan (the “Plan”) for its employees and officers provides for granting of options at the discretion of the Board of Directors. The Company measures and recognizes compensation expense for all equity-based awards using fair values as determined by the Black-Scholes model. Under the Plan, the total number of common units that may be optioned is 5,850,000 units of non-voting Class C Common Units. Option terms under the Plan are 10 years. There were no options granted for the year ended December 31, 2020. There were no options granted for the nine months ended September 30, 2021 and 2020 (unaudited). There were 2,547,500 options granted for the year ended December 31, 2019. There were 541,900 and no Restricted Incentive Units (“RIUs”) granted for the nine months ended September 30, 2021 and 2020 (unaudited), respectively. The equity options that have been granted by the Company consist of time based (service condition awards) and performance based (performance condition awards). RIUs that have been granted by the Company have both service and performance vesting condition. As of December 31, 2020 and September 30, 2021 (unaudited), 725,375 and 189,725 options, respectively, are available for future grant.
Equity Options
The time based equity options vest 25% each year for 4 years. The performance-based options are eligible to vest 25% each year subject to the Company meeting certain annual Adjusted Earnings Before Interest, Income Tax, Depreciation and Amortization (“Adjusted EBITDA”) targets.
The following table summarizes the total equity-based compensation expense included in the Consolidated Statements of Operations:
	Year Ended December 31,		Nine Months Ended September 30,
	2020	2019	2021	2020
			(unaudited)
General and administrative	$657	$776	$382	$547
Total equity-based compensation expense	$657	$776	$382	$547
The Company received cash in the amount of $101, $3, $18, and $33 from the exercise of equity options for the year ended December 31, 2020 and 2019 and for the nine months ended September 30, 2021 and 2020 (unaudited), respectively. The tax benefit from equity options exercised were $28, $1, $6 and $10 for the year ended December 31, 2020 and 2019 and for the nine months ended September 30, 2021 and 2020 (unaudited), respectively.
The estimated income tax benefit of equity-based compensation expense included in the provision for income taxes were approximately $181, $214, $105, and $161, for the year ended December 31, 2020 and 2019 and for the nine months ended September 30, 2021 and 2020 (unaudited), respectively. No equity-based compensation costs were capitalized in any period.
During 2019, the Company granted certain directors and officers of the Company an aggregate of 2,547,500 options at a strike price of $1.15. Of the options granted, there were time-based options and performance-based options, which vest upon achievement of the following performance milestones:
•
25% vest on the later of (i) December 31, 2019, or (ii) the date which is the 12-month anniversary of the Initial Vesting Date if 90% of Adjusted EBITDA milestones are achieved

•
25% vest on the later of (i) December 31, 2020 or (ii) the date which is the 12-month anniversary of the Initial Vesting Date if 90% of Adjusted EBITDA milestones are achieved

•
25% vest on the later of (i) December 31, 2021, or (ii) the date which is the 12-month anniversary of the Initial Vesting Date if 90% of Adjusted EBITDA milestones are achieved

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
•
25% vest on the later of (i) December 31, 2022, or (ii) the date which is the 12-month anniversary of the Initial Vesting Date if 90% of Adjusted EBITDA milestones are achieved

During the year ended December 31, 2020 and the nine months ended September 30, 2021 and 2020 (unaudited), the Company did not approve any options to be granted to employees of the Company.
For any milestones not met in the defined timeframe, the recipient will be eligible to vest in the unvested portion upon achievement of the subsequent milestone. As of December 31, 2020, and 2019, the Company approved the performance goal for Adjusted EBITDA and recognized $136 and $197, related to these options, which is included in the $657 and $776 of equity-based compensation costs in 2020 and 2019, respectively. As of September 30, 2021, and 2020 (unaudited), the Company approved the performance goal for Adjusted EBITDA and recognized $63 and $123, related to these options, which is included in the $382 and $547 of equity-based compensation costs in the respective nine-month period.
The following summarizes the Company’s equity option plan and the activity for the years ended December 31, 2020 and 2019 and for the nine months ended September 30, 2021 (unaudited):
	Equity Option Awards	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Outstanding at December 31, 2018	3,328,500	$0.78	8.18
Granted	2,547,500	1.15
Exercised	—	—
Forfeited	(138,750)	0.75
Outstanding at December 31, 2019	5,737,250	$0.95	8.26
Granted	—	—
Exercised	(120,000)	0.84
Forfeited	(646,875)	1.00
Outstanding at December 31, 2020	4,970,375	$0.94	6.04
Vested or expect to vest as of December 31, 2020	4,970,375	$0.94	6.04
Vested and exercisable at December 31, 2020	3,745,500	$0.92	5.44
	Equity Option Awards	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
	(unaud ited)
Outstanding at December 31, 2020	4,970,375	$0.94	6.04
Granted	—	—
Exercised	(21,250)	0.85
Forfeited	(6,250)	1.15
Outstanding at September 30, 2021	4,942,875	$0.94	5.46
Vested or expect to vest as of September 30, 2021	4,942,875	$0.94	5.46
Vested and exercisable at September 30, 2021	3,789,250	$0.89	4.57

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
The aggregate intrinsic value of vested and expected to vest at September 30, 2021 (unaudited) and December 31, 2020 is $75,041 and $0, respectively. The weighted average fair value of options granted in 2019 was $0.68 on the dates of grant.
As of September 30, 2021 (unaudited) and December 31, 2020, there were approximately $448 and $776 total unrecognized compensation cost related to non-vested equity-based compensation arrangements, respectively, which is expected to be recognized over a weighted average period of 1.13 years and 1.88 years, respectively.
Restricted Incentive Units (“RIUs”)
On July 28, 2021, the Company granted 541,900 RIUs to employees of the Company at a fair value of $16.12 per unit. The RIU’s are subject to terms and conditions of the Restricted Interest Unit Agreement (“RIU Agreement”). The awards expire at the earlier of settlement or the tenth anniversary of the grant date. If a participant terminates service, any portion of an RIUs that have not been settled by the Company by the termination date shall be forfeited.
Compensation expense related to RIUs granted to certain employees is based on the fair value of the common units valued on the grant date. RIUs vest upon satisfaction of both the participants’ continued employment and a liquidity event. The RIUs therefore have a service condition and a performance condition. The RIUs’ service condition is satisfied fifty percent (50%) as of the first anniversary of the vesting start date and the remaining fifty percent (50%) in four substantially equal installments every three months thereafter (12.5% per quarter, such that the service requirement is fully satisfied on the second anniversary of the vesting start date). The performance condition is met by the completion of a liquidity requirement, which is defined as a sale of the Company or the date that the Common Units covered by the applicable RIUs are transferable via a sale through the public markets via a national securities exchange. The Company will recognize compensation expense for the RIUs upon the liquidity event occurring to the extent the participants’ service condition is satisfied. The liquidity event is not considered probable until the date of the event, as the event is outside the Company’s control. No awards have vested as of September 30, 2021 (unaudited) and no awards have been cancelled.
A summary of the RIU activity for the nine months ended September 30, 2021 (unaudited), is as follows:
	Equity Option Awards	Weighted Average Grant-Date Fair Value per Unit
Nonvested as of December 31, 2020	—	$—
Granted	541,900	16.12
Vested	—	—
Forfeited	—	—
Nonvested as of September 30, 2021	541,900	$16.12
As of September 30, 2021 (unaudited), there was $8,735 of total unrecognized compensation expense related to the RIUs.
Valuation Assumptions
The Company estimates the fair value of equity options using the Black-Scholes model. The fair value of each option grant is estimated on the date of grant using the Black-Scholes model and the straight-line approach with the following weighted-average assumptions:

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
2019 Grants
Expected term (years)	7.0
Expected volatility	58.5%
Risk free interest rate	2.14%
Expected dividend yield	—
Expected volatility:   There is no active external or internal market for the Company’s common units. Thus, it was not possible to estimate the expected volatility of the Company’s unit price in estimating fair value of options granted. Accordingly, as a substitute for such volatility, the Company used the historical volatility of the common stock of other companies in the same industry over a period of time commensurate with the expected term of the options awarded.
Expected dividend yield:   The Company does not anticipate that dividends will be distributed in the near future.
Expected term:   The Company’s expected term represents the period that the awards are expected to be outstanding and was determined as a function of contractual terms of the equity-based awards and vesting schedules. The Company uses the simplified method of calculation for estimating expected term, since the simplified method provides a reasonable estimate in comparison to actual experience.
Risk-free interest rate:   The Company bases the risk-free interest rate used in the Black-Scholes model on implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term.
14.   NONCONTROLLING INTERESTS
On March 4, 2020, the Company and SymetryML Holdings, an entity formed by the Company, entered into a contribution and exchange agreement (“AdTheorent Contribution Agreement”). SymetryML Holdings became a wholly owned subsidiary of the Company through a contribution of the Company’s SymetryML department in exchange for 100% of its membership interest. SymetryML Holdings and SymetryML, a direct subsidiary of SymetryML Holdings, entered into a contribution and exchange agreement (“SymetryML Contribution Agreement”). SymetryML Holdings contributed the contributed assets and liabilities received from the AdTheorent Contribution Agreement to SymetryML, in exchange for 100% of its membership interest. SymetryML became a wholly owned subsidiary of SymetryML Holdings.
Immediately following the contributions described above, Class B interests that vest over time, comprising 50% of the total Class B equity interests of SymetryML Holdings, were offered to certain employees. As of December 31, 2020 and September 30, 2021 (unaudited), 30% and 38% of the total Class B equity interests of SymetryML Holdings are owned by noncontrolling interests, respectively.
15.   SEGMENT AND GEOGRAPHIC INFORMATION
ASC 280 establishes the standards for reporting information about segments in financial statements. In applying the criteria set forth in ASC 280, Management has determined that the Company operates as one segment. The Company’s chief operating decision maker (“CODM”) reviews financial information on an aggregated and consolidated basis, together with certain operating and performance measures principally to make decisions about how to allocate resources and to measure the Company’s performance.
While the Company has sales offices in different geographical regions, which results in a possibility for different operating segments by region, the Company is not managed by geographical locations. As the CODM does not review operating results by geographic location, determining operating segments in this manner would not be appropriate. Therefore, the Company has one reportable segment.

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
Geographic Data
Revenue by geographic region for the years ended December 31, 2020 and 2019 and for the nine months ended September 30, 2021 and 2020 (unaudited) was as follows:
	Year ended December 31,		Nine months ended September 30,
	2020	2019	2021	2020
			(unaudited)
Canada	$1,834	$623	$2,292	$728
United Kingdom	140	164	390	35
U.S.	119,041	119,619	107,667	73,143
Other	—	—	19	4
Total	$121,015	$120,406	$110,368	$73,910
Total consolidated long-lived assets are all located in the U.S.
16.   COMMITMENTS AND CONTINGENCIES
Operating Leases
The Company has operating lease agreements for office space in the United States and Canada. The agreements expire over the next 3 years, except for the New York headquarters office, which expires in 2028. The Company recognizes rent expense on a straight-line basis.
Approximate future minimum lease payments for the Company’s non-cancelable operating leases are as follows as of December 31, 2020:
Year ended December 31,
2021	$3,810
2022	2,790
2023	2,867
2024	2,867
2025	2,867
Thereafter	7,884
Total	$23,085
In connection with several lease agreements, the Company maintains letters of credit in the total amount of $2,228 and $2,505, for the years ended December 31, 2020 and 2019, respectively, and $1,500 as of September 30, 2021 (unaudited).
Additionally, the Company rents several locations on a month to month basis. Rent expense for these locations totals approximately $2 and $73 per month for the years ended December 31, 2020 and 2019, respectively, and $2 for the nine months ended September 30, 2021 and 2020 (unaudited). The Company subleases a portion of its office space to third parties. Rental income related to the sublease totaled $318 and $538 for the years ended December 31, 2020 and 2019, respectively, and $0 and $318 for the nine months ended September 30, 2021 and 2020 (unaudited), respectively. Rental income is netted with rent expense. Total net rent expense for the years ended December 31, 2020 and 2019 was $3,774 and $3,528, respectively and for the nine months ended September 30, 2021 and 2020 (unaudited) was $2,871 and $2,829, respectively.

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
On April 20, 2021 the Company entered into an agreement to move its primary headquarters office in New York City to another space in the same building, approximately half of the rentable square footage and therefore a lower monthly base rent. Under the new lease terms, the Company is required to pay a rent cancellation penalty for the current office space of $4,243. Fifty percent of the penalty amount was paid in May 2021. The remainder of the penalty was paid on September 1, 2021. As a result of the new lease arrangement, the Company’s existing Letter of Credit previously entered into to secure the subleased premises was amended and reduced, effective, May 24, 2021, from $2,228 to $1,500.
Palantir Foundry Agreement
Effective as of July 1, 2021, the Company entered into a subscription agreement with Palantir Technologies to utilize Palantir’s Foundry platform, which is a data integration and management platform consisting of a suit of analytical tools and operational applications for business users. The Company plans to leverage Foundry to deliver data driven insights and products to end users in a more operational and cost efficient manner. Pursuant to the agreement, the subscription and related professional services will be provided for the next 5 years at a quarterly fee of $1,000.
17.   RISKS, UNCERTAINTIES, AND CONCENTRATIONS
The Company’s future results could be affected by several risks and uncertainties, including uncertainty of market acceptance of its services, uncertainty in development of new technological innovations, the need to obtain additional funding, and protection of proprietary technology. Future sales and profitability are dependent upon the Company’s ability to successfully attain technological feasibility of new services under development, continued efforts related to market penetration of products and services, and its ability to obtain sufficient sources of financing to fund its operations. There can be no assurance that future developments in computer hardware, software, internet and the worldwide web will not adversely affect the market for the Company’s services.
Legal Proceedings
From time to time, the Company is subject to various legal proceedings and claims, either asserted or unasserted, that arise in the ordinary course of business. Although the outcome of the various legal proceedings and claims cannot be predicted with certainty, management does not believe that any of these proceedings or other claims will have a material effect on the Company’s business, financial condition, results of operations or cash flows.
Major Customers — Accounts Receivable and Revenue
The Company manages its accounts receivable credit risk by performing credit evaluations and monitoring amounts due from the Company’s customers.
The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:
At December 31, 2020 and 2019, one customer represented approximately 15% and 12% of accounts receivable, respectively. At December 31, 2020, five customers accounted for approximately 34% of accounts receivable. At December 31, 2019, five customers represented approximately 30% of accounts receivable.
At September 30, 2021 (unaudited) one customer represented approximately 9% of accounts receivable. At September 30, 2021 (unaudited), five customers represented approximately 27% of accounts receivable.
For the year ended December 31, 2020, one customer represented approximately 10% of revenue and five customers represented approximately 32% of revenue. For the year ended December 31, 2019, five customers represented approximately 28% of revenue.

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
For the nine months ended September 30, 2021 and 2020 (unaudited), one customer represented approximately 10% and 12% of revenue, respectively. For the nine months ended September 30, 2021 and 2020 (unaudited), five customers represented approximately 29% and 34% of revenue, respectively.
Concentration of Credit
Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250. The Company also places its cash and cash equivalents with some foreign financial institutions and these deposits may at times be in excess of insured limits. At December 31, 2020 and 2019, the Company had balances of $16,307 and $6,700 in excess of the FDIC insured limits, respectively. At September 30, 2021 (unaudited), the Company had balances of $22,209 in excess of the FDIC insured limits. The Company reduces exposure to credit risk by maintaining cash deposits with major financial institutions. The Company has not experienced any losses on these accounts and conclude the credit risk to be minimal.
18.   RELATED PARTY TRANSACTIONS
The Company is in a Transaction Services Agreement and a Professional Services Agreement with H.I.G Capital LLC (“H.I.G”), the majority member of the Company. H.I.G provides management services to the Company for an annual management fee of $870, invoiced on a quarterly basis.
The Company recognized management fees of $872 and $898 for the years 2020 and 2019, respectively, and $653 and $654 for the nine months ended September 30, 2021 and 2020 (unaudited), respectively. There were no amounts remaining outstanding as of December 31, 2020 and 2019, and September 30, 2021 (unaudited).
19.   MEMBERS’ EQUITY
At December 31, 2020 and 2019 and September 30, 2021 (unaudited) the common units issued and outstanding were:
	December 31, 2020	December 31, 2019	September 30, 2021
			(unaudited)
Voting Class A Common Units	26,000,000	26,000,000	26,000,000
Non-Voting Class B Common Units	17,333,333	17,333,333	17,333,333
Non-Voting Class C Common Units	154,250	34,250	175,500
Total	43,487,583	43,367,583	43,508,833
The rights of the holders of Class A, Class B, and Class C units were identical, except with respect to voting and certain preemptive and transfer rights. Each unit of Class A unit is entitled to one vote per unit (“Voting Unit”), and Class B and Class C Unit have no voting rights (“Non-Voting Unit”). Class C units could only have been issued under the Company’s Member Incentive Plan (the “Plan”) discussed in Note 13 — Equity-Based Compensation Expense. All classes of members were entitled to receive distributions, if any, in accordance with the provisions of the Company’s Operating agreement.
The holders of Class A and Class B units can elect three and two members to the Operating Board (collectively, the “Managers”). The number of Managers the Class B unit holders can elect is reduced when the equity ownership percentage of the Class B unit holders falls below a certain threshold. The holders of Class B units can prevent certain limited amendments to the Operating Agreement and have limited transfer rights, which the holders of Class C units do not have. In addition, the exercised and outstanding

AdTheorent Holding Company, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except units and per unit data)
Class C units can be repurchased by the Company if the holder of the Class C unit were to breach certain restrictive covenants remain in effect post-termination.
20.   EMPLOYEE SAVINGS
The Company offers its employees a savings plan pursuant to Section 401(k) of the Internal Revenue Code (the “Code”), whereby employees may contribute a percentage of their compensation, not to exceed the maximum amount allowable under the Code. The Company made matching contributions of $1,073 and $885 for the years ended December 31, 2020 and 2019, respectively, and $1,063 and $877 for the nine months ended September 30, 2021 and 2020 (unaudited), respectively, to its employee savings plan.
21.   SUBSEQUENT EVENTS
For the Company’s annual Consolidated Financial Statements, management has evaluated the impact of all subsequent events on the Company through August 23, 2021, the date the Consolidated Financial Statements were available to be issued and has determined, other than reported below, that there were no other subsequent events requiring adjustments or disclosure in the Consolidated Financial Statements.
For the Company’s unaudited interim Consolidated Financial Statements, the Company evaluated the effects of subsequent events that occurred from September 30, 2021 through November 17, 2021. Other than reported below, no events have occurred which require adjustment to or disclosure in the Consolidated Financial Statements.

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT
AdTheorent Holding Company, LLC
(Parent Company Only)
Condensed Balance Sheets
(in thousands, except units and per unit data)
	As of December 31,
	2020	2019
ASSETS
Investment in subsidiaries	$65,832	$57,500
Total assets	$65,832	$57,500
LIABILITIES AND MEMBERS’ EQUITY
Intercompany payables to subsidiaries	$3,933	$3,686
Members’ equity
Class A Common Units; 26,000,000 units authorized, issued and outstanding as of December 31, 2020, and 2019, respectively	26,000	26,000
Class B Common Units; 17,333,333 units authorized, issued and outstanding as of December 31, 2020 and 2019, respectively	17,333	17,333
Class C Common Units; 5,850,000 units authorized as of December 31, 2020 and 2019; 154,250 and 34,250 units issued and outstanding as of December 31, 2020 and 2019, respectively.	—	—
Additional paid-in capital	2,257	1,499
Retained earnings	16,309	8,982
Total members’ equity	61,899	53,814
Total liabilities and members’ equity	$65,832	$57,500
See accompanying notes to consolidated financial statements.

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT
AdTheorent Holding Company, LLC
(Parent Company Only)
Condensed Statements of Operations
(in thousands, except units and per unit data)
	For the year ended December 31,
	2020	2019
Equity in income of subsidiaries	$8,856	$7,161
General and administrative	1,529	1,674
Net income	$7,327	$5,487
See accompanying notes to consolidated financial statements.

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT
AdTheorent Holding Company, LLC
(Parent Company Only)
Notes to Registrant’s Condensed Financial Statements
(in thousands, except units and per unit data)

Annex A
BUSINESS COMBINATION AGREEMENT
by and among
MCAP Acquisition Corporation,
GRNT MERGER SUB 1 LLC,
GRNT MERGER SUB 2 LLC,
GRNT MERGER SUB 3 LLC,
GRNT MERGER SUB 4 LLC,
H.I.G. Growth — AdTheorent Intermediate, LLC,
H.I.G. Growth — AdTheorent, LLC
and
AdTheorent Holding Company, LLC
Dated as of July 27, 2021

Annex A Page
Article I. DEFINITIONS	Annex A-3
Section 1.01 Certain Definitions	Annex A-3
Section 1.02 Further Definitions	Annex A-12
Section 1.03 Construction	Annex A-15
Article II. AGREEMENT AND PLAN OF MERGERS	Annex A-15
Section 2.01 The Mergers	Annex A-15
Section 2.02 First Blocker Merger Effective Time; Second Blocker Merger Effective Time; First Company Merger Effective Time; Second Company Merger Effective Time; Closing	Annex A-16
Section 2.03 Effect of the Mergers	Annex A-17
Section 2.04 Certificates of Formation; Limited Liability Company Agreements	Annex A-17
Section 2.05 Directors and Officers	Annex A-18
Article III. CONVERSION OF SECURITIES; EARN-OUT; EXCHANGE OF CERTIFICATES	Annex A-18
Section 3.01 Closing Statement and Payment Spreadsheet	Annex A-18
Section 3.02 First Blocker Merger	Annex A-18
Section 3.03 Second Blocker Merger	Annex A-19
Section 3.04 First Company Merger	Annex A-19
Section 3.05 Second Company Merger	Annex A-20
Section 3.06 Earn-Out	Annex A-20
Section 3.07 Surrender and Payment	Annex A-21
Section 3.08 Company Certificate; Parent Certificate	Annex A-23
Section 3.09 Closing Transactions	Annex A-23
Article IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	Annex A-24
Section 4.01 Organization and Qualification; Subsidiaries	Annex A-24
Section 4.02 Organizational Documents	Annex A-24
Section 4.03 Capitalization	Annex A-25
Section 4.04 Authority Relative to this Agreement	Annex A-26
Section 4.05 No Conflict; Required Filings and Consents	Annex A-26
Section 4.06 Permits; Compliance	Annex A-27
Section 4.07 Financial Statements	Annex A-27
Section 4.08 Absence of Certain Changes or Events	Annex A-28
Section 4.09 Absence of Litigation	Annex A-28
Section 4.10 Employee Benefit Plans	Annex A-28
Section 4.11 Labor and Employment Matters	Annex A-30
Section 4.12 Real Property; Title to Assets	Annex A-31
Section 4.13 Intellectual Property	Annex A-32
Section 4.14 Taxes	Annex A-34
Section 4.15 Environmental Matters	Annex A-36
Section 4.16 Material Contracts	Annex A-37
Section 4.17 Insurance	Annex A-38
Section 4.18 Board Approval; Vote Required	Annex A-38

Annex A-i

Annex A-ii

Annex A-iii

EXHIBIT A	Registration Rights Agreement
EXHIBIT B	Lock-Up Agreement
EXHIBIT C	Stockholders Agreement
EXHIBIT D	Parent Second Amended and Restated Certificate of Incorporation
EXHIBIT E	Parent Amended and Restated Bylaws
EXHIBIT F	Managing Member and Officers of the Surviving Company
EXHIBIT G	Stock Incentive Plan
EXHIBIT H	Employee Stock Purchase Plan
SCHEDULE A	Company Knowledge Parties
SCHEDULE B	Blocker Knowledge Parties
SCHEDULE C	Parent Knowledge Parties
SCHEDULE D	Key Company Members
SCHEDULE E	Parent Material Contracts
SCHEDULE F	Resigning Parent Officers and Directors

Annex A-iv

BUSINESS COMBINATION AGREEMENT, dated as of July 27, 2021 (this “Agreement”), by and among MCAP Acquisition Corporation, a Delaware corporation (“Parent”), GRNT Merger Sub 1 LLC, a Delaware limited liability company (“Merger Sub 1”), GRNT Merger Sub 2 LLC, a Delaware limited liability company (“Merger Sub 2”), GRNT Merger Sub 3 LLC, a Delaware limited liability company (“Merger Sub 3”), GRNT Merger Sub 4 LLC, a Delaware limited liability company (“Merger Sub 4), H.I.G. Growth — AdTheorent Intermediate, LLC, a Delaware limited liability company (the “Blocker”), H.I.G. Growth — AdTheorent, LLC, a Delaware limited liability company (the “Blocker Member”), and AdTheorent Holding Company, LLC, a Delaware limited liability company (the “Company”).
WHEREAS, (a) Merger Sub 1 is a wholly-owned direct subsidiary of Parent classified as a corporation for U.S. federal and applicable state and local Tax purposes, (b) Merger Sub 2 is a wholly-owned direct subsidiary of Parent classified as a disregarded entity for U.S. federal and applicable state and local Tax purposes, (c) Merger Sub 3 is a wholly-owned direct subsidiary of Parent classified as a corporation for U.S. federal and applicable state and local Tax purposes and (d) Merger Sub 4 is a wholly-owned direct subsidiary of Parent classified as a disregarded entity for U.S. federal and applicable state and local Tax purposes;
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLC Act”), Parent and the Company will consummate a business combination transaction pursuant to which (a) Merger Sub 1 will merge with and into the Blocker, with the Blocker surviving such merger as a wholly owned subsidiary of Parent (the “First Blocker Merger”), (b) immediately thereafter and pursuant to an integrated plan, the Blocker, as the surviving company of the First Blocker Merger, will merge with and into Merger Sub 2, with Merger Sub 2 surviving such merger as a wholly owned subsidiary of Parent (the “Second Blocker Merger” together with the First Blocker Merger, the “Blocker Mergers”), (c) immediately following the Blocker Mergers, Merger Sub 3 will merge with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of Parent (the “First Company Merger”) and (d) immediately thereafter and pursuant to an integrated plan, the Company, as the surviving company of the First Company Merger, will merge with and into Merger Sub 4, with Merger Sub 4 surviving such merger as a wholly owned subsidiary of Parent (the “Second Company Merger” together with the First Company Merger, the “Company Mergers”; the Company Mergers together with the Blocker Mergers, the “Mergers”);
WHEREAS, the Operating Board of the Company (the “Company Board”) has unanimously (a) determined that the Company Mergers are fair to, and in the best interests of, the Company and its members and has approved and adopted this Agreement, and declared its advisability and approved the Company Mergers and the other Transactions (as defined below), and (b) recommended the approval and adoption of this Agreement and the Company Mergers by the members of the Company (the “Company Members”);
WHEREAS, the Blocker Member, as the sole member and manager of the Blocker, has determined that the Blocker Mergers are fair to, and in the best interests of, the Blocker and the Blocker Member and has approved and adopted this Agreement, including the Blocker Mergers and the other Transactions;
WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Aggregate Transaction Consideration (as defined below) to the Blocker Member (as defined below) and the Company Members pursuant to this Agreement and the Transactions, and (b) has recommended the approval and adoption of this Agreement and the Transactions by the stockholders of Parent (the “Parent Stockholders”);
WHEREAS, each of (a) Parent, as the sole member of Merger Sub 1, and (b) the sole manager of Merger Sub 1, has determined that the First Blocker Merger is fair to, and in the best interests of, Merger Sub 1 and has approved and adopted this Agreement and the First Blocker Merger;
WHEREAS, each of (a) Parent, as the sole member of Merger Sub 2, and (b) the sole manager of Merger Sub 2, has determined that the Second Blocker Merger is fair to, and in the best interests of, Merger Sub 2 and has approved and adopted this Agreement and the Second Blocker Merger;
WHEREAS, each of (a) Parent, as the sole member of Merger Sub 3, and (b) the sole manager of Merger Sub 3, has determined that the First Company Merger is fair to, and in the best interests of, Merger Sub 3 and has approved and adopted this Agreement and the First Company Merger;

Annex A-1

WHEREAS, each of (a) Parent, as the sole member of Merger Sub 4, and (b) the sole manager of Merger Sub 4, has determined that the Second Company Merger is fair to, and in the best interests of, Merger Sub 4 and has approved and adopted this Agreement and the Second Company Merger;
WHEREAS, immediately following the execution and delivery of this Agreement, the Key Company Members (as defined below) will approve and adopt this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, the Company and the Key Company Members have entered into the Member Support Agreement (the “Member Support Agreement”), pursuant to which, among other things, the Key Company Members will vote their Company Interests (as defined below) in favor of this Agreement, the Company Mergers and the other Transactions;
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, the Company and the Sponsor (as defined below) have entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor has agreed to (a) vote all of its shares of Parent Class B Common Stock (as defined below) in favor of this Agreement and the Transactions, (b) take all actions reasonably necessary to consummate the Transactions, (c) not redeem its shares of Parent Class B Common Stock, (d) waive the anti-dilution provisions of the shares of Parent Class B Common Stock set forth in the Parent Certificate of Incorporation (as defined below), (e) forfeit 551,096 of its Parent Warrants and (f) subject certain of its (i) shares of New Parent Common Stock (as defined below) and (ii) Parent Warrants to an “earn-out”;
WHEREAS, immediately following the Second Company Merger Effective Time (as defined below), at the Closing (as defined below), Parent, certain Parent Stockholders (including the Sponsor) and certain Company Members (including the Key Company Members) will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit A;
WHEREAS, immediately following the Second Company Merger Effective Time, at the Closing, Parent and certain Company Members (including the Key Company Members) will enter into a Lock-Up Agreement (the “Lock-Up Agreement”), substantially in the form attached hereto as Exhibit B;
WHEREAS, immediately following the Second Company Merger Effective Time, at the Closing, Parent, the Sponsor and certain Company Members (including the Key Company Members) will enter into a Stockholders Agreement (the “Stockholders Agreement”), substantially in the form attached hereto as Exhibit C;
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has entered into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, will purchase 12,150,000 shares of Parent Class A Common Stock (as defined below) at a purchase price of ten dollars ($10.00) per share, for an aggregate purchase price of $121,500,000 (the “Private Placement Amount”), in a private placement or placements (the “Private Placements”) to be consummated immediately prior to the consummation of the Transactions;
WHEREAS, for United States federal income Tax purposes, it is intended that the Blocker Mergers shall qualify as an integrated transaction characterized as a merger of the Blocker with and into Merger Sub 2 in a reorganization within the meaning of Section 368(a) of the Code, that the Blocker, Merger Sub 1, Merger Sub 2 and Parent are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g); and
WHEREAS, for United States federal income Tax purposes, it is intended that the Company Mergers shall qualify as an integrated transaction characterized as a merger of the Company with and into Merger Sub 4 in a reorganization within the meaning of Section 368(a) of the Code, that the Company, Merger Sub 3, Merger Sub 4 and Parent are parties to such reorganizations within the meaning of Section 368(b) of the Code and that this Agreement constitutes a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

Annex A-2

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.01   Certain Definitions. For purposes of this Agreement:
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, bid protest, hearing, proceeding (including any civil, criminal, administrative, investigative or appellate or informal proceeding), litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
“Aggregate Cash Consideration” means an amount equal to (a) $162,039,000 plus (b) the Available Cash Excess Amount, if any, minus (c) the amount, if any, by which the Available Cash Shortfall Amount shall exceed $113,211,000, minus(d) the amount, if any, by which cash on the Company’s balance sheet as of the Closing shall be less than $3,500,000, minus (e) the amount, if any, by which any cash distributions to the Company Members following the date hereof shall exceed the amount of the Permitted Distribution, plus (f) that portion (or the entirety) of the Permitted Distribution amount that the Company does not distribute prior to the Closing, minus(g) the amount, if any, by which the aggregate Transaction Expenses of the Company and Parent shall exceed the Transaction Expenses Cap, minus (h) the amount, if any, by which Identified Company Indebtedness shall exceed the Company Indebtedness Cap; provided that if there shall be an Available Cash Shortfall Amount which shall cause the Aggregate Cash Consideration to be reduced below $140,000,000, then Parent shall have the option, in Parent’s sole discretion, to make up such shortfall by (i) raising additional funds in a Qualifying Private Placement and applying such funds to such shortfall, (ii) causing a portion of the Identified Company Indebtedness to remain outstanding and applying any funds which would otherwise have been applied towards paying off such Identified Company Indebtedness to such shortfall, (iii) requiring the Company or any Company Subsidiary to incur additional Indebtedness and applying any such funds to such shortfall, and/or (iv) using a portion of the Balance Sheet Funding Amount and applying any such funds to such shortfall. The Aggregate Cash Consideration shall be allocated to the Blocker Member and the Company Members pursuant to the Payment Spreadsheet.
“Aggregate Stock Consideration” means a number of shares of New Parent Common Stock equal to the quotient of (a) the Company Value minus an amount equal to the Aggregate Cash Consideration, divided by (b) ten dollars ($10.00) (which shares of New Parent Common Stock shall be allocated to the Blocker Member and the Company Members pursuant to the Payment Spreadsheet).
“Aggregate Transaction Consideration” means the Aggregate Cash Consideration and the Aggregate Stock Consideration.
“Ancillary Agreements” means the Stockholders Agreement, the Member Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Lock-Up Agreement and all other agreements, certificates and instruments executed and delivered by Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3, Merger Sub 4, the Blocker, Blocker Member or the Company in connection with the Transactions and specifically contemplated by this Agreement.
“Available Cash” means the aggregate cash held by Parent as of immediately prior to the Closing, whether in or outside of the Trust Account, including the gross amount of the proceeds from the Private Placements and any Qualifying Private Placements, but after deducting the cash in the Trust Account necessary to pay the Parent Stockholders who have exercised their Redemption Rights. For the avoidance of doubt, Available Cash will be calculated net of issued but uncleared checks and drafts and will include checks, other wire transfers and drafts deposited or available for deposit for the account of Parent.
“Available Cash Excess Amount” means the amount, if any, by which Available Cash exceeds $437,750,000. For the avoidance of doubt, if the Available Cash does not exceed $416,250,000, the Available Cash Excess Amount shall be zero dollars ($0).

Annex A-3

“Available Cash Shortfall Amount” means the amount, if any, by which Available Cash is less than $437,750,000. For the avoidance of doubt, if (a) Available Cash equals or exceeds $437,750,000, then the Available Cash Shortfall Amount shall be zero dollars ($0), and (b) there is any Available Cash Shortfall Amount, the amount of such shortfall will first reduce the Balance Sheet Funding Amount until the Balance Sheet Funding Amount equals at least an aggregate amount of $100,000,000 (including $3,500,000 of cash on the Company’s balance sheet immediately prior to the Closing after payment of the Permitted Distribution); provided however that the Balance Sheet Funding Amount may be reduced below $100,000,000 at Parent’s option if (i) the Available Cash Shortfall Amount shall cause the Aggregate Cash Consideration to be reduced below $140,000,000 and (ii) Parent shall exercise its option in its sole discretion to apply a portion of the Balance Sheet Funding Amount to such shortfall.
“Balance Sheet Funding Amount” means an amount equal to $213,211,000; provided that if there shall be an Available Cash Shortfall Amount, (a) the Balance Sheet Funding Amount shall be reduced by the amount of the Available Cash Shortfall Amount, with such reduction not to exceed $113,211,000, such that the Balance Sheet Funding Amount shall not be less than an aggregate amount of $100,000,000 (including $3,500,000 of cash on the Company’s balance sheet immediately prior to the Closing after payment of the Permitted Distribution); provided however that the Balance Sheet Funding Amount may be reduced below $100,000,000 at Parent’s option if (i) the Available Cash Shortfall Amount shall cause the Aggregate Cash Consideration to be reduced below $140,000,000 and (ii) Parent shall exercise its option in its sole discretion to apply a portion of the Balance Sheet Funding Amount to such shortfall and (b) any remaining amount of the Available Cash Shortfall Amount shall be applied to reduce the Aggregate Cash Consideration.
“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems, Products or otherwise in the course of the conduct of the business of the Company or any Company Subsidiary.
“Blocker Certificate of Formation” means the Certificate of Formation of the Blocker, dated as of December 28, 2020, as such may be further amended, supplemented or modified from time to time.
“Blocker Interests” means the membership interests of the Blocker.
“Blocker LLC Agreement” means the Limited Liability Company Agreement of Blocker, dated as of December 28, 2020, between the Blocker and the Blocker Member.
“Blocker Organizational Documents” means the Blocker Certificate of Formation and the Blocker LLC Agreement, in each case as amended, modified or supplemented from time to time.
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York.
“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned by, or used in the conduct of the business of, the Company or any Company Subsidiary.
“Cares Act Unpaid Payroll Taxes Deferred Amount” means the unpaid aggregate amount, as of immediately prior to the Closing, of any payroll Taxes that were deferred by the Company and the Company Subsidiaries under the Coronavirus Aid, Relief, and Economic Security Act (CARES).
“Company Acquisition Proposal” means any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than Parent, the Merger Sub Entities or their respective affiliates) relating to, in a single transaction or a series of related transactions, (a) any merger, consolidation or business combination involving the Company or any Company Subsidiary, (b) any transfer, purchase or sale of the beneficial ownership of Company Interests, capital stock or other securities, as applicable, of the Company or any Company Subsidiary, (c) any sale, lease, exchange, transfer or other disposition of the property and assets

Annex A-4

of the Company and/or any Company Subsidiary, (d) any reorganization, recapitalization, liquidation or dissolution of the Company or any Company Subsidiary or (e) any other transaction having a similar effect to those described in the foregoing clauses (a)  – (d); provided, however, that the foregoing clauses (a)  – (e) shall not include assets sold in the ordinary course of business, issuances of equity interests to employees of the Company and its subsidiaries in the ordinary course of business or the conversion of Company Options into Exchanged Options or the conversion of Company Units into Exchanged Units pursuant to Article III.
“Company Certificate of Formation” means the Certificate of Formation of the Company, dated as of December 9, 2016, as such may be further amended, supplemented or modified from time to time.
“Company Class A Interests” means the voting Class A membership interests of the Company.
“Company Class B Interests” means the non-voting Class B membership interests of the Company.
“Company Class C Interests” means the non-voting Class C membership interests of the Company.
“Company Equity Plan” means the AdTheorent Holding Company, LLC 2017 Interest Option Plan, as such may have been amended, supplemented or modified from time to time.
“Company Indebtedness Cap” means $26,000,000.
“Company Interests” means, collectively, the Company Class A Interests, the Company Class B Interests and the Company Class C Interests.
“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.
“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.
“Company Management Bonus” means an aggregate amount of $5,000,000 payable to certain management employees of the Company (which such Company Management Bonus shall be allocated to such management employees pursuant to the Payment Spreadsheet).
“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus or any mutation thereof), or acts of God; (vi) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (viii) any failure to meet any projections, forecasts, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions taken, or failures to take action, or such other changes or events, in each case to which Parent has consented in writing, except in the cases of clauses (i) through (iii), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to other participants in the industries in which the Company and the Company Subsidiaries operate.

Annex A-5

“Company Operating Agreement” means the Operating Agreement of the Company, dated as of December 22, 2016, among the Company and the Company Members party thereto.
“Company Option” means each option to purchase a Company Class C Interest, whether or not vested and whether or not granted under the Company Equity Plan.
“Company Organizational Documents” means the Company Certificate of Formation and the Company Operating Agreement, in each case as amended, modified or supplemented from time to time.
“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.
“Company Unit” means each outstanding restricted interest unit with respect to a Company Class C Interest, whether or not granted under the Company Equity Plan.
“Company Value” means an amount equal to (a) seven hundred seventy five million dollars ($775,000,000), minus (b) an amount equal to fifty percent (50%) of the sum of the Company Management Bonus, minus (c) an amount equal to the Monroe Credit Agreement Payoff Amount, minus (d) an amount equal to the SVB Credit Agreement Payoff Amount, minus (e) an amount equal to the Hudson Street Unpaid Sublease Termination Fee Amount, minus (f) an amount equal to the Cares Act Unpaid Payroll Taxes Deferred Amount.
“Company Websites” means all websites owned, operated or hosted by or on behalf of the Company or any Company Subsidiary.
“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any Suppliers or customers of the Company or any Company Subsidiary or Parent or its subsidiaries (as applicable) that is not already generally available to the public, including any trade secrets included among the Company-Owned IP.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to the coronavirus (COVID-19) pandemic, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) and any amendments or regulatory guidance relating thereto.
“CST” means Continental Stock Transfer & Trust Company.
“Deferred Underwriting Fee” means the deferred underwriting fee owed by Parent to Cowen and Company LLC in connection with Parent’s initial public offering and as disclosed by Parent in its Final Prospectus dated February 25, 2021.
“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.
“Environmental Laws” means any United States federal, state or local or non-United States laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

Annex A-6

“GDPR” means Regulation (EU) 2016/679 (General Data Protection Regulation) of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data as currently in effect and as may be amended from time to time.
“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls and asbestos; and (e) any substance, material or waste regulated as hazardous or toxic, or as a pollutant or contaminant, by any Governmental Authority pursuant to any Environmental Law due to its deleterious properties.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hudson Street Sublease” means that certain Sublease Agreement, dated as of August 10, 2017, between Pearson Education Inc. and AdTheorent, Inc., as amended.
“Hudson Street Unpaid Sublease Termination Fee Amount” means the unpaid aggregate amount necessary for the Company to terminate, and discharge in full all of AdTheorent, Inc.’s obligations under, the Hudson Street Sublease as of immediately prior to the Closing.
“Identified Company Indebtedness” means the Indebtedness of the Company set forth in clauses (c) and (d) of Company Value.
“Indebtedness” means for any person on a consolidated basis an amount equal to, without duplication, (a) indebtedness for borrowed money, including indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (b) net obligations of such person in respect of interest rate swaps, hedges or similar arrangements, including any swaps, hedges or similar arrangements related to foreign exchange, (c) obligations of such person under capitalized leases, (d) any deferred purchase price liabilities such person related to past acquisitions, whether or not represented by a note, earn-out or contingent purchase payment or otherwise, (e) obligations of such person under or in connection with off balance sheet financing arrangements and (f) all amounts (including for the avoidance of doubt, the principal amounts, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties) and obligations of the type referred to in the foregoing clauses of this definition of other persons for the payment of which such person is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. For the avoidance of doubt, Indebtedness shall not include any obligations of the Company or its Subsidiaries under any letter of credit to the extent undrawn.
“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof (“Patents”); (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (“Trademarks”); (c) copyrights and registrations and applications for registration, renewals and extensions thereof (“Copyrights”) and other works of authorship (whether or not copyrightable) and moral rights; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; (f) all other intellectual property or proprietary rights of any kind or description; (g) copies and tangible embodiments of any of the

Annex A-7

foregoing, in whatever form or medium, including Software and Technology; and (h) all legal rights arising from items (a) through (f), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.
“Key Company Members” means the persons and entities listed on Schedule D.
“knowledge” or “to the knowledge” of a person shall mean in the case of (a) the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, (b) the Blocker, the actual knowledge of the persons listed on Schedule B after reasonable inquiry, and (c) Parent, the actual knowledge of the persons listed on Schedule C after reasonable inquiry.
“Leased Real Property” means the real property leased by the Company or any Company Subsidiary as tenant, together with, to the extent leased by the Company or any Company Subsidiary, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any Company Subsidiary relating to the foregoing.
“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws, and not including any license of Intellectual Property).
“Merger Sub Entities” means Merger Sub 1, Merger Sub 2, Merger Sub 3, and Merger Sub 4.
“Merger Sub 1 Organizational Documents” means the certificate of formation and limited liability company agreement of Merger Sub 1, as amended, modified or supplemented from time to time.
“Merger Sub 2 Organizational Documents” means the certificate of formation and limited liability company agreement of Merger Sub 2, as amended, modified or supplemented from time to time.
“Merger Sub 3 Organizational Documents” means the certificate of formation and limited liability company agreement of Merger Sub 3, as amended, modified or supplemented from time to time.
“Merger Sub 4 Organizational Documents” means the certificate of formation and limited liability company agreement of Merger Sub 4, as amended, modified or supplemented from time to time.
“Monroe Capital” means Monroe Capital Management Advisors, LLC.
“Monroe Credit Agreement” means that certain Credit Agreement, dated as of December 22, 2016, among the Company, Monroe Capital Management Advisors, LLC and the other parties named therein, as such may have been amended, supplemented or modified from time to time.
“Monroe Credit Agreement Payoff Amount” means an aggregate amount necessary to satisfy and discharge in full as of immediately prior to the Closing (a) the outstanding Indebtedness and (b) any other obligations of the loan parties, in each case, under the Monroe Credit Agreement.
“New Parent Common Stock” means the Common Stock of Parent, par value $0.0001 per share, as set forth in the Parent Second Amended and Restated Certificate of Incorporation.
“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the Free Software Foundation.
“Parent Bylaws” means the Bylaws of Parent.
“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, dated February 25, 2021.

Annex A-8

“Parent Class A Common Stock” means the Class A Common Stock of Parent, par value $0.0001 per share.
“Parent Class B Common Stock” means the Class B Common Stock of Parent, par value $0.0001 per share.
“Parent Common Stock” means Parent Class A Common Stock and Parent Class B Common Stock.
“Parent Founders Stock Letter” means that Letter Agreement, dated February 25, 2021, by and among Sponsor, Parent, Theodore L. Koenig, Zia Uddin, Mark A. Solovy, Scott A. Marienau, Peter Gruszka, Thomas J. Allison, John C. Chrystal and Roger Schoenfeld.
“Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects would prevent, materially delay or materially impede the performance by Parent or the Merger Sub Entities of their respective obligations under this Agreement or the consummation of the Transactions.
“Parent Organizational Documents” means the Parent Certificate of Incorporation, the Parent Bylaws and the Trust Agreement, in each case as amended, modified or supplemented from time to time.
“Parent Units” means units of Parent consisting of one share of Parent Class A Common Stock and one-third of one Parent Warrant.
“Parent Warrant Agreement” means that certain Warrant Agreement, dated as of February 25, 2021 by and between Parent and CST.
“Parent Warrants” means warrants to purchase shares of Parent Class A Common Stock as contemplated under the Parent Warrant Agreement, with each warrant exercisable for one share of Parent Class A Common Stock at an exercise price of $11.50.
“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.
“Permitted Distribution” means a distribution or distributions of cash to the Company Members prior to Closing; provided, however, that (a) the Permitted Distribution shall in no event exceed an aggregate amount of $25,000,000 and (b) after the payment of the Permitted Distribution to the Company Members, the Company shall have at least an aggregate amount of $3,500,000 of cash on its balance sheet immediately prior to the Closing. For the avoidance of doubt, cash used by the Company as collateral for any letter of credit shall be considered cash on its balance sheet immediately prior to the Closing.
“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities; (e) non-exclusive licenses or sublicenses to Intellectual Property entered in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property and (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.
“Permitted RIU Issuance” means the issuance by the Company of up to 731,625 Company Units pursuant to the form of award agreement previously provided to Parent minus the number of Company Units covered by awards of restricted interest units approved on or after July 19, 2021.
“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3)

Annex A-9

of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information” or similar terms by applicable Privacy/Data Security Laws.
“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Personal Information or Business Data.
“Privacy and Data Security Requirements” means all (a) applicable Laws governing Personal Information used, stored, transferred, or processed by or on behalf of the Company or any Company Subsidiary, including the GDPR (and any European Union member states’ laws and regulations implementing it), the Federal Trade Commission Act and any Laws promulgated under the foregoing Laws, to the extent applicable; (b) rules or other requirements of industry self-regulatory programs or standards; (c) industry requirements, including the Payment Card Industry Data Security Standard (PCI DSS) and all other applicable security rules and requirements as promulgated by the PCI Security Standards Council, by any member thereof, or by any entity that functions as a card brand, card association, card network, payment processor, acquiring bank, payment services provider, merchant bank or issuing bank, and all audit, scanning and filing requirements, to the extent applicable; (d) provisions of any contracts to which any the Company or any Company Subsidiary is bound imposing obligations with respect to the collection, use, security, or transfer of Personal Information or Business Data held or processed by or on behalf of the Company or any Company Subsidiary; or (e) privacy or data security policies (including statements on Company Websites) with which the Company or any Company Subsidiary has been or is contractually obligated to comply, whether policies of Company, any Company Subsidiary or any other Person.
“Products” means any products (including Software programs, mobile and web applications) or services (including interactive or hosted services) licensed, sold, distributed or otherwise made available on a commercial basis by or on behalf of the Company or any Company Subsidiary (including any Software or Technology owned by the Company or any Company Subsidiary that interoperates with or is bundled or made available as part of such product or service) from which the Company or any Company Subsidiary has derived revenue in the past one (1) year or is currently deriving or expects to derive revenue from the provision thereof.
“Qualifying Private Placement” means a private placement or placements of shares of Parent Class A Common Stock, on substantially the same terms as the Private Placements (including using subscription agreements substantially the same as the Subscription Agreements), in which no shares of Parent Class A Common Stock are sold to investors at a price of less than ten dollars ($10.00) per share.
“Redemption Rights” means the redemption rights provided for in Section 9.2 of the Parent Certificate of Incorporation.
“Regulation S-K” means Regulation S-K promulgated under the Securities Act.
“Regulation S-X” means Regulation S-X promulgated under the Exchange Act.
“Software” means all computer software (in object code or source code format), data and databases.
“Sponsor” means MCAP Acquisition, LLC.
“subsidiary” or “subsidiaries” of the Company, the Surviving Company, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.
“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company or any of the Company Subsidiaries.

Annex A-10

“SVB” means Silicon Valley Bank.
“SVB Credit Agreement” means that certain Loan and Security Agreement, dated as of September 21, 2017, among SVB, AdTheorent, Inc. and AdTheorent Acquisition Corporation, as such may have been amended, supplemented or modified from time to time.
“SVB Credit Agreement Payoff Amount” means an aggregate amount necessary to satisfy and discharge in full as of immediately prior to the Closing (a) the outstanding Indebtedness and (b) any other obligations of the loan parties, in each case, under the SVB Credit Agreement.
“Tax” or “Taxes” means any federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, escheat, unclaimed property, withholding, excise, production, value added, occupancy and any other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts imposed by a Tax authority and any interest in respect of such penalties and additions.
“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.
“Technology” means all designs, formulas, algorithms, procedures, techniques, methods, processes, concepts, ideas, know-how, programs, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, annotations, comments, files, records, schematics, test methodologies, test vectors, emulation and simulation tools models, routines, data, databases, tools, inventions, creations, improvements and all recordings, graphs, drawings, reports, documentation, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.
“Trading Day” means any day on which shares of New Parent Common Stock are actually traded on Nasdaq Capital Market.
“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3, Merger Sub 4, the Blocker, Blocker Member or the Company in connection with the Transactions and specifically contemplated by this Agreement.
“Transaction Expenses” means, to the extent not paid prior to Closing, all out-of-pocket fees, costs and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto incurred by such party or on its behalf in connection with the consummation of the Transactions or related to the authorization, preparation, negotiation, execution and performance of this Agreement, including the preparation, printing and mailing of the Proxy Statement and Registration Statement, the solicitation of stockholder approvals, preparation of the Notification and Report Forms filed under the HSR Act, the Deferred Underwriting Fees and the Company Management Bonus.
“Transaction Expenses Cap” means an aggregate amount equal to $40,000,000.
“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Mergers and the Private Placements.
“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.
“VWAP” means, for shares of New Parent Common Stock as of any Trading Day, the dollar volume-weighted average price for such shares traded on Nasdaq Capital Market during the period beginning at 9:30:01 a.m., New York time on such Trading day and ending at 4:00:00 p.m., New York time on such Trading Day, as reported by Bloomberg through its “HP” function (set to weighted average).

Annex A-11

Section 1.02   Further Definitions.    The following terms have the meaning set forth in the Sections set forth below:
Defined Term	Location of Definition
2021 Balance Sheet	§ 4.07(b)
Agreement	Preamble
Antitrust Laws	§ 9.15(a)
Audited Financial Statements	§ 4.07(a)
Blocker	Preamble
Blocker Member	Preamble
Blocker Mergers	Recitals
Blocker Merger Tax Opinion	§ 9.01(a)
Blocker Written Consent	§ 5.04(c)
Blue Sky Laws	§ 4.05(b)
Business Combination Proposal	§ 9.06(b)
Cash Exchange Fund	§ 3.07(a)
Certificate of First Blocker Merger	§ 2.02(b)
Certificate of First Company Merger	§ 2.02(d)
Certificate of Second Blocker Merger	§ 2.02(c)
Certificate of Second Company Merger	§ 2.02(e)
Certificates	§ 3.07(b)
Claims	§ 8.04
Closing	§ 2.02(a)
Closing Date	§ 2.02(a)
Code	§ 3.07(h)
Company	Preamble
Company Board	Recitals
Company Certificate	§ 3.08(a)
Company Disclosure Schedule	Article IV
Company Members	Recitals
Company Merger Tax Opinion	§ 9.01(a)
Company Mergers	Recitals
Company Parties	§ 8.04
Company Permits	§ 4.06
Company Subsidiary	§ 4.01(a)
Company Written Consent	§ 9.04
Continuing Employees	§ 9.07(a)
Copyrights	§ 1.01
D&O Indemnitees	§ 9.08(a)
D&O Tail Policies	§ 9.08(b)
DGCL	§ 9.14(b)
DLLC Act	Recitals
Earn-Out Consideration	§ 3.06(a)
Earn-Out Target	§ 3.06(a)
Employment Matters	§ 4.11(c)

Annex A-12

Defined Term	Location of Definition
Environmental Permits	§ 4.15
ERISA	§ 4.10(a)
ERISA Affiliate	§ 4.10(c)
ESPP	§ 9.18
Exchange Act	§ 4.22
Exchange Agent	§ 3.07(a)
Exchange Fund	§ 3.07(a)
Exchanged Options	§ 3.04(f)1.01
Exchanged Units	§ 3.04(f)
First Blocker Merger	Recitals
First Blocker Merger Effective Time	§ 2.02(b)
First Blocker Merger Surviving Company	§ 2.01(a)
First Blocker Merger Surviving Company Interest	§ Section 3.02(b)
First Company Merger	Recitals
First Company Merger Effective Time	§ 2.02(d)
First Company Merger Surviving Company	§ 2.01(c)
First Company Merger Surviving Company Interest	§ 3.04(e)
GAAP	§ 4.07(a)
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.10(k)
IRS	§ 4.10(b)
Law	§ 4.05(a)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Letter of Transmittal	§ 3.07(b)
Lock-Up Agreement	Recitals
Material Contracts	§ 4.16(a)
Member Support Agreement	Recitals
Mergers	Recitals
Merger Sub 1	Preamble
Merger Sub 1 Interest	§ 3.02(b)
Merger Sub 2	Preamble
Merger Sub 2 Interest	§ 3.03(b)
Merger Sub 3	Preamble
Merger Sub 3 Interest	§ 3.04(e)
Merger Sub 4	Preamble
Merger Sub 4 Interest	§ 3.05(b)
Monroe Payoff Letter	§ 3.09(g)
Outside Date	§ 11.01(b)
Parent	Preamble
Parent Amended and Restated Bylaws	§ 2.04(e)
Parent Board	Recitals
Parent Certificate	§ 3.08(b)

Annex A-13

Defined Term	Location of Definition
Parent Material Contracts	§ 7.19(a)
Parent Preferred Stock	§ 7.03(a)
Parent Proposals	§ 9.01(a)
Parent SEC Reports	§ 7.07(a)
Parent Second Amended and Restated Certificate of Incorporation	§ 2.04(e)
Parent Material Contract	§ 7.19(a)
Parent Stockholders	Recitals
Parent Stockholders’ Meeting	§ 9.01(a)
Payment Spreadsheet	§ 3.01
PCAOB Audited Financials	§ 9.13
Plans	§ 4.10(a)
PPACA	§ 4.10(k)
Private Placement Amount	Recitals
Private Placements	Recitals
Proxy Statement	§ 9.01(a)
Registered IP	§ 4.13(a)
Registration Rights Agreement	Recitals
Registration Statement	§ 9.01(a)
Remedies Exceptions	§ 4.04
Representatives	§ 9.05(a)
SEC	§ 7.07(a)
Second Blocker Merger	Recitals
Second Blocker Merger Effective Time	§ 2.02(c)
Second Blocker Merger Surviving Company	§ 2.01(b)
Second Company Merger	Recitals
Second Company Merger Effective Time	§ 2.02(e)
Securities Act	§ 7.07(a)
Securities Exchange Fund	§ 3.07(a)
Service Agreements	§ 4.10(a)
Sponsor Support Agreement	Recitals
Stock Incentive Plan	§ 9.18
Stockholders Agreement	Recitals
Subscription Agreements	Recitals
Surviving Company	§ 2.01(d)
SVB Payoff Letter	§ 3.09(g)
Terminating Company Breach	§ 11.01(g)
Terminating Parent Breach	§ 11.01(h)
Trademarks	§ 1.01
Trust Account	§ 7.13
Trust Agreement	§ 7.13
Trust Fund	§ 7.13
Unaudited Financial Statements	§ 4.07(b)

Annex A-14

Section 1.03   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive (and, unless the context otherwise requires, shall be “and/or”), (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (x) the word “will” shall be construed to have the same meaning and effect as the word “shall” and (xi) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States.
(b)   The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party.
(c)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(d)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(e)   Whenever this Agreement states that documents or other information have been “made available” or “provided to” Parent (including words of similar import), such words shall mean that such documents or information referenced shall have been posted in the virtual data room hosted by Datasite, at least one (1) Business Day prior to the execution of this Agreement.
ARTICLE II.
AGREEMENT AND PLAN OF MERGERS
Section 2.01   The Mergers.
(a)   Upon the terms and subject to the conditions set forth in Article X, and in accordance with the DLLC Act, on the Closing Date, Merger Sub 1 shall be merged with and into the Blocker. As a result of the First Blocker Merger, the separate company existence of Merger Sub 1 shall cease and the Blocker shall continue as the surviving company of the First Blocker Merger (the “First Blocker Merger Surviving Company”) and a wholly owned subsidiary of Parent.
(b)   On the Closing Date, upon the terms and subject to the conditions of this Agreement, immediately following the First Blocker Merger, First Blocker Merger Surviving Company shall be merged with and into Merger Sub 2 in accordance with the DLLC Act. As a result of the Second Blocker Merger, First Blocker Merger Surviving Company shall cease to exist and Merger Sub 2 shall continue as the surviving company of the Second Blocker Merger (the “Second Blocker Merger Surviving Company”) and a wholly owned subsidiary of Parent.
(c)   On the Closing Date, upon the terms and subject to the conditions of this Agreement, immediately following the Second Blocker Merger, Merger Sub 3 shall be merged with and into the Company in accordance with the DLLC Act. As a result of the First Company Merger, the separate company existence of Merger Sub 3 shall cease and the Company shall continue as the surviving company of the First Company Merger (the “First Company Merger Surviving Company”) and a wholly owned subsidiary of Parent.

Annex A-15

(d)   On the Closing Date, upon the terms and subject to the conditions of this Agreement, immediately following the First Company Merger, First Company Merger Surviving Company shall be merged with and into Merger Sub 4 in accordance with the DLLC Act. As a result of the Second Company Merger, First Company Merger Surviving Company shall cease to exist and Merger Sub 4 shall continue as the surviving company of the Second Company Merger (the “Surviving Company”) and a wholly owned subsidiary of Parent.
Section 2.02   First Blocker Merger Effective Time; Second Blocker Merger Effective Time; First Company Merger Effective Time; Second Company Merger Effective Time; Closing.
(a)   As promptly as practicable, but in no event later than three (3) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at a closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), a closing (the “Closing”) shall take place remotely by electronic exchange of executed documents and for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article X. The date on which the Closing shall occur is referred to herein as the “Closing Date.”
(b)   On the Closing Date, upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the First Blocker Merger to be consummated by the filing of a certificate of merger (the “Certificate of First Blocker Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DLLC Act and mutually agreed by the parties hereto (the date and time of the filing of such Certificate of First Blocker Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of First Blocker Merger) being the “First Blocker Merger Effective Time”).
(c)   On the Closing Date, upon the terms and subject to the conditions of this Agreement, immediately following the First Blocker Merger Effective Time, the parties hereto shall cause the Second Blocker Merger to be consummated by filing a certificate of merger (the “Certificate of Second Blocker Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DLLC Act and mutually agreed by the parties hereto (the date and time of the filing of such Certificate of Second Blocker Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Second Blocker Merger) being the “Second Blocker Merger Effective Time”). The Second Blocker Merger Effective Time shall occur following the First Blocker Merger Effective Time.
(d)   On the Closing Date, upon the terms and subject to the conditions of this Agreement, immediately following the Second Blocker Merger Effective Time, the parties hereto shall cause the First Company Merger to be consummated by filing a certificate of merger (the “Certificate of First Company Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DLLC Act and mutually agreed by the parties hereto (the date and time of the filing of such Certificate of First Company Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of First Company Merger) being the “First Company Merger Effective Time”). The First Company Merger Effective Time shall occur following the Second Blocker Merger Effective Time.
(e)   On the Closing Date, upon the terms and subject to the conditions of this Agreement, immediately following the First Company Merger Effective Time, the parties hereto shall cause the Second Company Merger to be consummated by filing a certificate of merger (the “Certificate of Second Company Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DLLC Act and mutually agreed by the parties hereto (the date and time of the filing of such Certificate of Second Company Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Second Company Merger) being the “Second Company Merger Effective Time”). The Second Company Merger Effective Time shall occur following the First Company Merger Effective Time.

Annex A-16

Section 2.03   Effect of the Mergers.
(a)   At the First Blocker Merger Effective Time, the effects of the First Blocker Merger shall be as provided in the applicable provisions of the DLLC Act. Without limiting the generality of the foregoing, and subject thereto, at the First Blocker Merger Effective Time, all the rights, privileges, powers, and franchises of and all property, real, personal and mixed, and all debts due to each of the Blocker and Merger Sub 1 shall be vested in the First Blocker Merger Surviving Company.
(b)   At the Second Blocker Merger Effective Time, the effects of the Second Blocker Merger shall be as provided in the applicable provisions of the DLLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Blocker Merger Effective Time, all the rights, privileges, powers, and franchises of and all property, real, personal and mixed, and all debts due to each of First Blocker Merger Surviving Company and Merger Sub 2 shall be vested in the Second Blocker Merger Surviving Company.
(c)   At the First Company Merger Effective Time, the effects of the First Company Merger shall be as provided in the applicable provisions of the DLLC Act. Without limiting the generality of the foregoing, and subject thereto, at the First Company Merger Effective Time, all the rights, privileges, powers, and franchises of and all property, real, personal and mixed, and all debts due to each of Company and Merger Sub 3 shall be vested in the First Company Merger Surviving Company.
(d)   At the Second Company Merger Effective Time, the effects of the Second Company Merger shall be as provided in the applicable provisions of the DLLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Company Merger Effective Time, all the rights, privileges, powers, and franchises of and all property, real, personal and mixed, and all debts due to each of the First Company Merger Surviving Company and Merger Sub 4 shall be vested in the Surviving Company.
Section 2.04   Certificates of Formation; Limited Liability Company Agreements.
(a)   The Blocker Certificate of Formation in effect at the First Blocker Merger Effective Time shall be the certificate of formation of the First Blocker Merger Surviving Company, until thereafter amended as provided by applicable Law and such certificate of formation. The limited liability company agreement of Merger Sub 1 in effect at the First Blocker Merger Effective Time shall be the limited liability company agreement of the First Blocker Merger Surviving Company until thereafter amended as provided by applicable Law and in accordance with the provisions of such limited liability company agreement.
(b)   The certificate of formation of Merger Sub 2 in effect at the Second Blocker Merger Effective Time shall be the certificate of formation of the First Blocker Merger Surviving Company, until thereafter amended as provided by applicable Law and such certificate of formation. The limited liability company agreement of Merger Sub 2 in effect at the Second Blocker Merger Effective Time shall be the limited liability company agreement of the Second Blocker Merger Surviving Company until thereafter amended as provided by applicable Law and in accordance with the provisions of such limited liability company agreement.
(c)   The Company Certificate of Formation in effect at the First Company Merger Effective Time shall be the certificate of formation of the First Company Merger Surviving Company, until thereafter amended as provided by applicable Law and such certificate of formation. The limited liability company agreement of Merger Sub 3 in effect at the First Company Merger Effective Time shall be the limited liability company agreement of the First Company Merger Surviving Company until thereafter amended as provided by applicable Law and in accordance with the provisions of such limited liability company agreement.
(d)   The certificate of formation of Merger Sub 4 in effect at the Second Company Merger Effective Time shall be the certificate of formation of the Surviving Company, except such certificate of formation shall be amended to change the name of the Surviving Company to the name of the Company, until thereafter amended as provided by applicable Law and such certificate of formation. The limited liability company agreement of Merger Sub 4 in effect at the Second Company Merger Effective Time shall be the limited liability company agreement of the Surviving Company until

Annex A-17

thereafter amended as provided by applicable Law and in accordance with the provisions of such limited liability company agreement.
(e)   At the Closing, Parent shall amend and restate, effective as of immediately prior to the First Blocker Merger Effective Time, the (i) Parent Certificate of Incorporation to be as set forth on Exhibit D (the “Parent Second Amended and Restated Certificate of Incorporation”) and (ii) Parent Bylaws to be as set forth on Exhibit E (the “Parent Amended and Restated Bylaws”).
Section 2.05   Directors and Officers.
(a)   The Company shall take all requisite lawful action so that the initial managing member of the Surviving Company and the initial officers of the Surviving Company as of immediately following the Second Company Merger Effective Time shall be the individuals set forth on Exhibit F hereto, each to hold office in accordance with the certificate of formation and the limited liability company agreement of the Surviving Company.
(b)   Parent shall take all requisite lawful action so that the Parent Board as of immediately following the Second Company Merger Effective Time shall be comprised of individuals designated as provided in the Stockholders Agreement, each to hold office in accordance with the Parent Second Amended and Restated Certificate of Incorporation and the Parent Amended and Restated Bylaws. Parent shall take all requisite lawful action so that the officers of Parent as of immediately following the Second Company Merger Effective Time shall be comprised of individuals designated as provided in the Parent Amended and Restated Bylaws, each to hold office in accordance with the Parent Second Amended and Restated Certificate of Incorporation and the Parent Amended and Restated Bylaws.
ARTICLE III.
CONVERSION OF SECURITIES; EARN-OUT; EXCHANGE OF CERTIFICATES
Section 3.01   Closing Statement and Payment Spreadsheet.   Promptly following delivery by (i) the Company of the Company Certificate pursuant to Section 3.08(a) and (ii) Parent of the Parent Certificate pursuant to Section 3.08(b) and, in any event, not less than three (3) Business Days prior to the Closing Date and based upon the Company Certificate and the Parent Certificate, Parent and the Company shall collectively calculate the Company Value, Aggregate Cash Consideration and Aggregate Stock Consideration and, based upon such calculations, the Company shall deliver to Parent a schedule (the “Payment Spreadsheet”) setting forth (i) the portion of the Aggregate Transaction Consideration payable to the Blocker Member and each Company Member (including the allocation of shares of New Parent Common Stock and the Aggregate Cash Consideration) and (ii) the portion of the Aggregate Transaction Consideration that can be purchased pursuant to the Exchanged Options or acquired pursuant to the Exchanged Units. As promptly as practicable following the Company’s delivery of the Payment Spreadsheet, the parties hereto shall work together in good faith to finalize the Payment Spreadsheet. The allocation of the Aggregate Transaction Consideration and the information with respect to the exchange of Company Options into Exchanged Options and Company Units into Exchanged Units set forth in the Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on all parties and shall be used by Parent and the Merger Sub Entities for purposes of issuing the Aggregate Transaction Consideration to the Blocker Member and the Company Members and the conversion of Company Options into Exchanged Options and the Company Units into Exchanged Units pursuant to this Article III, absent manifest error. In issuing the Aggregate Transaction Consideration and converting the Company Options into the Exchanged Options pursuant to this Article III, Parent and the Merger Sub Entities shall, to the fullest extent permitted by applicable Law, be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error.
Section 3.02   First Blocker Merger.   At the First Blocker Merger Effective Time, by virtue of the First Blocker Merger and without any action on the part of Parent, Merger Sub 1, the Blocker, Blocker Member or the holders of any of the following securities:
(a)   the Blocker Interests issued and outstanding immediately prior to the First Blocker Merger Effective Time shall automatically be converted into and become the right to receive, in accordance

Annex A-18

with the Payment Spreadsheet, the number of shares of New Parent Common Stock, the Blocker Member’s portion of the Aggregate Cash Consideration and the Blocker Member’s portion of the Earn-Out Consideration, in each case, set forth in the Payment Spreadsheet (with the Blocker Member to receive the right to receive the number of shares of New Parent Common Stock, the Blocker Member’s portion of the Aggregate Cash Consideration and the Blocker Member’s portion of the Earn-Out Consideration set forth opposite the Blocker Member on the Payment Spreadsheet); and
(b)   the limited liability company interests of Merger Sub 1 (“Merger Sub 1 Interest”) issued and outstanding immediately prior to the First Blocker Merger Effective Time shall be automatically converted into and exchanged for all of the limited liability company interests of First Blocker Merger Surviving Company (“First Blocker Merger Surviving Company Interest”).
Section 3.03   Second Blocker Merger.   At the Second Blocker Merger Effective Time, by virtue of the Second Blocker Merger and without any action on the part of Parent, Merger Sub 2, First Blocker Merger Surviving Company or the holders of any of the following securities:
(a)   the First Blocker Merger Surviving Company Interest shall be canceled without any consideration payable thereon; and
(b)   the limited liability company interests of Merger Sub 2 (“Merger Sub 2 Interest”) issued and outstanding immediately prior to the Second Blocker Merger Effective Time shall automatically be converted into and exchanged for all of the limited liability company interests of Second Blocker Merger Surviving Company.
Section 3.04   First Company Merger.   At the First Company Merger Effective Time, by virtue of the First Company Merger and without any action on the part of Parent, Merger Sub 3, the Company or the holders of any of the following securities:
(a)   all of the Company Class A Interests held by Second Blocker Merger Surviving Company shall be canceled without any consideration payable thereon;
(b)   the Company Class A Interests issued and outstanding immediately prior to the First Company Merger Effective Time and not cancelled pursuant to Section 3.04(a), shall automatically be converted into and become the right to receive, in accordance with the Payment Spreadsheet, the number of shares of New Parent Common Stock, such holder’s portion of the Aggregate Cash Consideration and such holder’s portion of the Earn-Out Consideration, in each case, set forth in the Payment Spreadsheet (with each such holder of Company Class A Interests to receive the right to receive the number of shares of New Parent Common Stock, such holder’s portion of the Aggregate Cash Consideration and such holder’s portion of the Earn-Out Consideration set forth opposite such holder’s name on the Payment Spreadsheet);
(c)   the Company Class B Interests issued and outstanding immediately prior to the First Company Merger Effective Time shall automatically be converted into and become the right to receive, in accordance with the Payment Spreadsheet, the number of shares of New Parent Common Stock, such holder’s portion of the Aggregate Cash Consideration and such holder’s portion of the Earn-Out Consideration, in each case, set forth in the Payment Spreadsheet (with each such holder of Company Class B Interests to receive the right to receive the number of shares of New Parent Common Stock, such holder’s portion of the Aggregate Cash Consideration and such holder’s portion of the Earn-Out Consideration set forth opposite such holder’s name on the Payment Spreadsheet);
(d)   the Company Class C Interests issued and outstanding immediately prior to the First Company Merger Effective Time shall automatically be converted into and become the right to receive, in accordance with the Payment Spreadsheet, the number of shares of New Parent Common Stock, such holder’s portion of the Aggregate Cash Consideration and such holder’s portion of the Earn-Out Consideration, in each case, set forth in the Payment Spreadsheet (with each such holder of Company Class C Interests to receive the right to receive the number of shares of New Parent Common Stock, such holder’s portion of the Aggregate Cash Consideration and such holder’s portion of the Earn-Out Consideration set forth opposite such holder’s name on the Payment Spreadsheet);

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(e)   the limited liability company interests of Merger Sub 3 (“Merger Sub 3 Interest”) issued and outstanding immediately prior to the First Company Merger Effective Time shall be automatically converted into and exchanged for all of the limited liability company interests of First Company Merger Surviving Company (“First Company Merger Surviving Company Interest”); and
(f)   the Company Options that are outstanding immediately prior to the First Company Merger Effective Time, whether vested or unvested, shall be converted into options to purchase shares of New Parent Common Stock (such options, the “Exchanged Options”) and such holder’s portion of the Earn-Out Consideration, in each case in accordance with the Payment Spreadsheet, with each holder of Company Options to receive options to purchase the number of shares of New Parent Common Stock, at the per share exercise price, and such holder’s portion of the Earn-Out Consideration set forth opposite such holder’s name on the Payment Spreadsheet; provided that the exercise price and the number of shares of New Parent Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D). Following the Second Company Merger Effective Time, the Exchanged Options shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option(s) immediately prior to the Second Company Merger Effective Time except that references to the Company shall instead be interpreted to be Parent, and references to the Company’s board of directors shall be interpreted to be Parent’s board of directors. At or prior to the Second Company Merger Effective Time, the Company shall take all requisite lawful action and the Company Board shall adopt any resolutions and take any lawful actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection.
(g)   The Company Units that are outstanding immediately prior to the First Company Merger Effective Time, whether vested or unvested, shall be converted into restricted stock units with respect to shares of New Parent Common Stock (such options, the “Exchanged Units”) and such holder’s portion of the Earn-Out Consideration, in each case in accordance with the Payment Spreadsheet, with each holder of Company Units to receive restricted stock units with respect to the number of shares of New Parent Common Stock and such holder’s portion of the Earn-Out Consideration set forth opposite such holder’s name on the Payment Spreadsheet. Following the Second Company Merger Effective Time, the Exchanged Units shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Units immediately prior to the Second Company Merger Effective Time except that references to the Company shall instead be interpreted to be Parent, and references to the Company’s board of directors shall be interpreted to be Parent’s board of directors. At or prior to the Second Company Merger Effective Time, the Company shall take all requisite lawful action and the Company Board shall adopt any resolutions and take any lawful actions that are necessary to effectuate the treatment of the Company Units pursuant to this subsection.
Section 3.05   Second Company Merger.   At the Second Company Merger Effective Time, by virtue of the Second Company Merger and without any action on the part of Parent, Merger Sub 4, First Company Merger Surviving Company or the holders of any of the following securities:
(a)   the First Company Merger Surviving Company Interest shall be canceled without any consideration payable thereon; and
(b)   the limited liability company interests of Merger Sub 4 (“Merger Sub 4 Interest”) issued and outstanding immediately prior to the Second Company Merger Effective Time shall automatically be converted into and exchanged for all of the limited liability company interest of Surviving Company.
Section 3.06   Earn-Out.
(a)   Following the Closing, in addition to the consideration to be received pursuant to Section 3.02 and Section 3.04 and as part of the overall Aggregate Transaction Consideration, if, at any time during the period following the Closing and expiring on the third anniversary of the Closing Date, (i) the VWAP of New Parent Common Stock shall be greater than or equal to $14.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days or (ii) Parent completes a liquidation, merger, stock exchange, reorganization or similar transaction that results in all Parent

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Stockholders having the right to exchange their shares of New Parent Common Stock for cash, securities or other property pursuant to which the valuation of such shares of New Parent Common Stock equals or exceeds $14.00 per share (the “Earn-Out Target”), then within ten (10) Business Days following the achievement of the Earn-Out Target, Parent shall pay or issue, as applicable, to the Blocker Member, each Company Member and holder of an Exchanged Option or Exchanged Unit, in accordance with the Payment Spreadsheet an aggregate amount equal to $95,000,000, which such Earn-Out Consideration shall be paid, at the sole and absolute discretion of Parent Board, in the form of (1) the issuance to the Blocker Member and each such Company Member or holder of an Exchanged Option or Exchanged Unit of validly issued, fully-paid and nonassessable shares of New Parent Common Stock valued at $14.00 per share, (2) a payment in cash to the Blocker Member and each such Company Member or holder of an Exchanged Option or Exchanged Unit or (3) a combination of (1) and (2) (the “Earn-Out Consideration”); provided, however, that (x) no Earn-Out Consideration will be paid with respect to unvested Exchanged Options or Exchanged Units that expired or terminated prior to the date that Parent pays the Earn-Out Consideration to the Blocker Member and the Company Members and (y) with respect to outstanding Exchanged Options or Exchanged Units that are unvested as of the date that Parent pays the Earn-Out Consideration to the Blocker Member and the Company Members, Parent shall pay the Earn-Out Consideration to the applicable holder of an Exchanged Option or Exchanged Unit within thirty (30) days following the date on which the unvested Exchanged Option or Exchanged Unit vests, subject to the holder’s continued employment or service with Parent or its Affiliates through such vesting date (provided that such payments must be made prior to the date that is five (5) years following the Closing Date and otherwise in accordance with Treasury Regulation §1.409A-3(i)(5)(iv)(A)).
(b)   If the Earn-Out Target shall not be not reached after the Closing and prior to or as of the third anniversary of the Closing Date, the obligations in this Section 3.06 shall terminate and no longer apply.
(c)   The Earn-Out Consideration and the Earn-Out Target shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into New Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to New Parent Common Stock, occurring on or after the date hereof and prior to the time any such Earn-Out Consideration is delivered to the Blocker Member, the Company Members and the holders of Exchanged Options or Exchanged Units, if any.
Section 3.07   Surrender and Payment.
(a)   Exchange Agent.   On the Closing Date, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Parent and is reasonably satisfactory to the Company (the “Exchange Agent”), it being agreed that CST is satisfactory to all parties, for the benefit of the Blocker Member and the Company Members, for exchange in accordance with this Article III, the (i) number of shares of New Parent Common Stock sufficient to deliver the Aggregate Stock Consideration (such shares of New Parent Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.07(c), being hereinafter referred to as the “Securities Exchange Fund”) and (ii) cash sufficient to deliver the Aggregate Cash Consideration (the “Cash Exchange Fund” and together with the Securities Exchange Funds, the “Exchange Fund”). Parent shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the (A) Aggregate Stock Consideration out of the Securities Exchange Fund and (B) the Aggregate Cash Consideration out of the Cash Exchange Fund, in each case, in accordance with this Agreement and the Payment Spreadsheet. Except as contemplated by Section 3.07(c) hereof, the Securities Exchange Fund and the Cash Exchange Fund shall not be used for any other purpose.
(b)   Exchange Procedures.   As promptly as practicable after the Second Company Merger Effective Time, Parent shall use its reasonable best efforts to cause the Exchange Agent to mail to the Blocker Member and the Company Members entitled to receive the Aggregate Transaction Consideration pursuant to Section 3.01 a letter of transmittal, which shall be in a form reasonably acceptable to Parent and the Company (the “Letter of Transmittal”), and shall specify, if applicable to the Blocker Interests and the Company Interests: (i) that delivery shall be effected, and risk of loss and title to the

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certificates evidencing such Blocker Interests or Company Interests, if any (the “Certificates”), shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the transfer agent; and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Second Company Merger Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and Parent shall cause the Exchange Agent to deliver, the applicable Aggregate Transaction Consideration in accordance with the provisions of Section 3.02, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.07(b), each Certificate entitled to receive the applicable Aggregate Transaction Consideration in accordance with Section 3.01 shall be deemed at all times after the Second Company Merger Effective Time to represent only the right to receive upon such surrender the applicable Aggregate Transaction Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.
(c)   Distributions with Respect to Unexchanged Shares of New Parent Common Stock.   No dividends or other distributions declared or made after the Second Company Merger Effective Time with respect to the New Parent Common Stock with a record date after the Second Company Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to any shares of New Parent Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.07(b)(i). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, Parent shall pay or cause to be paid to the holder of the certificates representing any shares of New Parent Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Second Company Merger Effective Time and theretofore paid with respect to such shares of New Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Second Company Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of New Parent Common Stock.
(d)   No Further Rights.   The applicable Aggregate Transaction Consideration payable upon conversion of the Blocker Interests and the Company Interests in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Blocker Interests and Company Interests.
(e)   Adjustments to Aggregate Stock Consideration.   The Aggregate Stock Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to New Parent Common Stock occurring on or after the date hereof and prior to the Second Company Merger Effective Time.
(f)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to the former Blocker Member or Company Members for six (6) months after the Second Company Merger Effective Time shall be delivered to Parent, upon demand, and the former Blocker Member or Company Members who have not theretofore complied with this Section 3.07 shall thereafter look only to Parent for the applicable Aggregate Transaction Consideration. Any portion of the Exchange Fund remaining unclaimed by the former Blocker Member or Company Members as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the fullest extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.
(g)   No Liability.   None of the Exchange Agent, Parent or the Surviving Company shall, to the fullest extent permitted by applicable Law, be liable to any former holder of the Blocker Interests for any such Blocker Interests or Company Interests for any such Company Interests (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.07.

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(h)   Withholding Rights.   Each of the Surviving Company and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Blocker Interests or Company Interests such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign Tax Law. Prior to making any such deduction or withholding (excluding for this purpose, any payments of a compensatory nature made in connection with the performance of services or any deduction or withholding attributable to a failure to comply with Section 10.02(j))), the Surviving Company or Parent shall provide written notice at least five (5) days prior to the date of the payment giving rise to such deduction or withholding, and each of the Surviving Company and Parent will cooperate with any reasonable request from such party to obtain reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld by the Surviving Company or Parent and paid over, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former Blocker Member or Company Members (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by the Surviving Company or Parent, as the case may be.
(i)   Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the applicable Aggregate Transaction Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01.
Section 3.08   Company Certificate; Parent Certificate.
(a)   No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent written notice (the “Company Certificate”) setting forth: (i) the Monroe Credit Agreement Payoff Amount; (ii) the SVB Credit Agreement Payoff Amount; (iii) the Hudson Street Unpaid Sublease Termination Fee Amount; (iv) the Cares Act Unpaid Payroll Taxes Deferred Amount; (v) the aggregate amount of the Company Management Bonus; (vi) the aggregate amount of the Permitted Distribution; (vii) the aggregate amount of cash that shall be on the Company’s balance sheet as of the Closing Date; and (viii) a written report setting forth a list of all of the Transaction Expenses of the Company (together with written invoices and wire transfer instructions for the payment thereof).
(b)   No later than three (3) Business Days prior to the Closing Date, Parent shall deliver to the Company written notice (the “Parent Certificate”) setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of Redemption Rights; (ii) a written report setting forth a list of all of the Transaction Expenses of Parent (together with written invoices for the payment thereof); and (iii) the aggregate amount of the funds raised pursuant to the Private Placements and any Qualifying Private Placement.
Section 3.09   Closing Transactions.   On the Closing Date, the parties hereto shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:
(a)   Parent shall file the Parent Second Amended and Restated Certificate of Incorporation and adopt the Parent Amended and Restated Bylaws.
(b)   Parent shall file the Certificate of First Blocker Merger with the Secretary of State of the State of Delaware in accordance with Section 2.02(b).
(c)   Parent shall file the Certificate of Second Blocker Merger with the Secretary of State of the State of Delaware in accordance with Section 2.02(c).
(d)   Parent shall file the Certificate of First Company Merger with the Secretary of State of the State of Delaware in accordance with Section 2.02(d).
(e)   Parent shall file the Certificate of Second Company Merger with the Secretary of State of the State of Delaware in accordance with Section 2.02(e).

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(f)   Parent shall pay, or cause to be paid, by wire transfer of immediately available funds, all Transaction Expenses of Parent and the Company, to the extent not paid prior to the Closing.
(g)   Parent shall pay and discharge, or shall cause to be paid and discharged, to (i) Monroe Capital by wire transfer of immediately available funds, the Monroe Credit Agreement Payoff Amount pursuant to, and in accordance with, the provisions of the payoff letter delivered by the Company to Monroe Capital, which such payoff letter shall be in form and substance reasonably satisfactory to Parent (the “Monroe Payoff Letter”), and (ii) SVB by wire transfer of immediately available funds, the SVB Credit Agreement Payoff Amount pursuant to, and in accordance with, the provisions of the payoff letter delivered by the Company to SVB, which such payoff letter shall be in form and substance reasonably satisfactory to Parent (the “SVB Payoff Letter”).
(h)   Parent shall pay, or cause to be paid, by wire transfer of immediately available funds, the Company Management Bonus to the Company for further payment through the Company’s payroll processing system to the applicable management employees as set forth on the Payment Spreadsheet.
(i)   Parent shall pay, or cause to be paid, to the Company by wire transfer of immediately available funds, the Balance Sheet Funding Amount.
(j)   Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, the (i) number of shares of New Parent Common Stock sufficient to deliver the Aggregate Stock Consideration and (ii) cash sufficient to deliver the Aggregate Cash Consideration.
(k)   Parent shall cause CST to make payments in the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Redemption Rights.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Company’s disclosure schedule delivered by Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and the Merger Sub Entities as follows:
Section 4.01   Organization and Qualification; Subsidiaries.
(a)   The Company and each subsidiary of the Company (each a “Company Subsidiary”), is duly formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have or reasonably be expected to have a Company Material Adverse Effect.
(b)   A true and complete list of all the Company Subsidiaries, together with the jurisdiction of formation or other organization of each Company Subsidiary and the percentage of the outstanding equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.
Section 4.02   Organizational Documents.   The Company has prior to the date of this Agreement made available complete and correct copies of the Company Organizational Documents (in the case of the Company) or equivalent organizational documents (in the case of the Company Subsidiaries), each as amended to date. The Company Organizational Documents (in the case of the Company) or equivalent organizational documents (in the case of the Company Subsidiaries) are in full force and effect. The Company

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is not in violation of any of the provisions of the Certificate of Formation and Company Operating Agreement and the Company Subsidiaries are not in violation of any of the provisions of any equivalent organizational documents.
Section 4.03   Capitalization.
(a)   As of the date hereof, (i) forty three million three hundred thirty three thousand three hundred thirty three and thirty three one hundredths (43,333,333.33) Company Interests are issued and outstanding, of which (A) twenty six million (26,000,000) Company Class A Interests are issued and outstanding, (B) seventeen million three hundred thirty three thousand three hundred thirty three and thirty three one hundredths (17,333,333.33) Company Class B Interests are issued and outstanding and (C) one hundred seventy five thousand (175,500) Company Class C Interests are issued and outstanding, (ii) four million nine hundred forty two thousand eight hundred seventy five (4,942,875) Company Interests are reserved for issuance upon the exercise of the outstanding Company Options, and (iii) seven hundred thirty one thousand six hundred twenty five (731,625) Company Interests are reserved for future grants under the Company Equity Plan.
(b)   Other than the Member Support Agreement and Company Options set forth on Section 4.03(b) of the Company Disclosure Schedule, (i) there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued membership interests, or other equity interests, in the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any membership interests, or other equity interests, in the Company or any Company Subsidiary, (ii) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights, and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Interests or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. The Company does not own any equity interests in any person, other than the Company Subsidiaries.
(c)   The Company has furnished or made available to Parent the following information with respect to each outstanding Company Option: (i) the name of the Company Option recipient; (ii) the number of Company Interests subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted; (v) the vesting schedule applicable to such Company Option; and (vi) the date on which such Company Option expires, if applicable. The Company has made available to Parent accurate and complete copies of the Company Equity Plan pursuant to which Company has granted the Company Options that are currently outstanding and all forms of award agreements evidencing such Company Options. No Company Option was granted with an exercise price per interest less than the fair market value of the underlying Company Interest, as of the date such Company Option or has any feature for the deferral of compensation within the meaning of Section 409A of the Code. All Company Interests subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.
(d)   There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any membership interest of the Company or any equity interest of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.
(e)   (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Transactions herein, and (ii) all outstanding Company Interests and all outstanding Company Options under the Company Equity Plan, and all outstanding equity interests of each Company Subsidiary, have been issued and granted in compliance with (A) all applicable securities laws and other applicable Laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

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(f)   Each outstanding equity interest of each Company Subsidiary is owned by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.
(g)   The Company Members collectively own directly and beneficially, all of the equity of the Company (which are represented by the issued and outstanding Company Interests). Except for the Company Interests held by the Company Members and Company Options granted under the Company Equity Plan, no other equity or voting interest of the Company, or options, warrants or other rights to acquire any such equity or voting interest, of the Company is authorized or issued and outstanding.
(h)   All outstanding Company Interests and all outstanding equity securities of each Company Subsidiary have been issued and granted in compliance with (i) applicable securities laws and other applicable Laws and (ii) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.
Section 4.04   Authority Relative to this Agreement.   The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than the filing of the Certificate of First Blocker Merger, the Certificate of Second Blocker Merger, the Certificate of First Company Merger and the Certificate of Second Company Merger, in each case, with the Secretary of State of the State of Delaware in accordance with the DLLC Act). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and the Merger Sub Entities constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).
Section 4.05   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement by the Company does not and, subject to receipt of the filing of the Certificate of First Blocker Merger, the Certificate of Second Blocker Merger, the Certificate of First Company Merger and the Certificate of Second Company Merger, in each case, with the Secretary of State of the State of Delaware in accordance with the DLLC Act with respect to the Company and the receipt of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the Company Organizational Documents (in the case of the Company) or equivalent organizational documents (in the case of the Company Subsidiaries), (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any material payment or penalty under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect
(b)   The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, supra-national, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental

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Authority”), except (i) for applicable requirements, if any, of the Exchange Act, Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”),the pre-merger notification requirements of the HSR Act, and the filing of the Certificate of First Blocker Merger, the Certificate Second Blocker Merger, the Certificate of First Company Merger and the Certificate of Second Company Merger, in each case, with the Secretary of State of the State of Delaware in accordance with the DLLC Act, or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
Section 4.06   Permits; Compliance.   Section 4.06 of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all of the material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority held by the Company or any Company Subsidiary and necessary for the Company or any applicable Company Subsidiary to own, lease and operate its or their properties or to carry on its or their business as it is now being conducted (the “Company Permits”). The Company or any applicable Company Subsidiary is in possession of all of the Company Permits, except where the failure to have such Company Permits would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
Section 4.07   Financial Statements.
(a)   The Company has made available to Parent true and complete copies of the (i) audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2018, December 31, 2019 and December 31, 2020 and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Audited Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule, and which contain an unqualified report of the Company’s auditors. Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.
(b)   The Company has made available to Parent a true and complete copy of the consolidated unaudited balance sheet of the Company and the Company Subsidiaries as of March 31, 2021 (the “2021 Balance Sheet”), and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the three (3)-month period then ended, which are attached as Section 4.07(b) of the Company Disclosure Schedule (collectively, the “Unaudited Financial Statements”). The Unaudited Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.
(c)   The PCAOB Audited Financials, when delivered by the Company, shall (i) subject, in the case of unaudited interim period financial statements, to the absence of footnotes and normal recurring year-end audit adjustments, and except as may be indicated in the notes thereto, be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, (ii) be audited in accordance with the auditing standards of the PCAOB, and (iii) fairly present, in all material respects,

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the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the dates thereof and for the periods indicated therein.
(d)   Except as and to the extent set forth on the Audited Financial Statements or the 2021 Balance Sheet, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2021 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) liabilities and obligations which are not individually or in the aggregate reasonably expected to be material to the Company and the Company Subsidiaries, taken as a whole.
(e)   Since January 1, 2018 (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.
Section 4.08   Absence of Certain Changes or Events.   Since the date of the 2021 Balance Sheet and through the date of this Agreement, except as otherwise reflected in the Audited Financial Statements, or as expressly contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice. Since the date of the 2021 Balance Sheet, (a) there has not been any Company Material Adverse Effect and (b)the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business.
Section 4.09   Absence of Litigation.   There is no material Action pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority. Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.
Section 4.10   Employee Benefit Plans.
(a)   All non-standard employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any severance and/or change in control obligations (and, for the avoidance of doubt, excluding standard form agreements for employees outside of the United States and contracts or agreements that can be terminated at any time without severance or termination pay in excess of the minimum severance or termination pay required under applicable Law or upon notice of not more than sixty (60) days or, if greater, the minimum notice that is required under applicable Law), have been made available to Parent (collectively, the “Service Agreements”) and all material Service Agreements are set forth on Section 4.10(a) of the Company Disclosure Schedule. In addition, Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Plans. For purposes of this Agreement, “Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, equity compensation, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick paid and vacation and other material employee benefit plans, programs or arrangements, in each case, which are maintained, contributed to or sponsored by the

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Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant, or under which the Company or any Company Subsidiary has or could reasonably be expected to incur any material liability (contingent or otherwise).
(b)   With respect to each Plan, the Company has made available to Parent, if applicable (i) a true and complete copy of the current plan document and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) copies of the most recent Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, and (iv) nondiscrimination testing results for the two (2) most recent plan years, (v) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (vi) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years with respect to which any material liability remains outstanding. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.
(c)   Neither the Company nor any ERISA Affiliate currently sponsors, maintains or contributes to, nor has, within the past six (6) years, sponsored, maintained or been required to contribute to, nor has any liability or obligation (contingent or otherwise) under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA as defined under Section 3(40) of ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c) or (m) of the Code.
(d)   Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan, Service Agreement or otherwise, to pay separation, severance or termination to any current or former employee, director or independent contractor directly as a result of any Transaction contemplated by this Agreement, nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any material benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.
(e)   None of the Plans nor Service Agreements provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide retiree medical benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.
(f)   Each Plan and each Service Agreement is in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. No material Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) or Service Agreement and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.
(g)   Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to result in the loss of the qualified status of any such Plan or the exempt status of any such trust.
(h)   There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA)

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with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. There have been no acts or omissions by the Company or any of the Company Subsidiaries that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any of the Company Subsidiaries may be liable.
(i)   All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries.
(j)   The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.
(k)   The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.
(l)   Each Plan and each Service Agreement that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder. No Plan or Service Agreement provides for any gross ups for any taxes imposed under Sections 409A and/or 4999 of the Code.
Section 4.11   Labor and Employment Matters.
(a)   As of the date hereof, except as would not be material to the Company and the Company Subsidiaries taken as a whole, all compensation, including wages, commissions, bonuses, fees and other compensation due and payable to all employees, independent contractors or consultants of the Company or any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).
(b)   (i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees, which Actions would be material to the Company and the Company Subsidiaries, taken as a whole; (ii) neither the Company nor any Company Subsidiary is, nor has been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement, work rules or practices, or any other labor-related agreement, arrangement or contract with a labor union, trade union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, has any labor union, trade union, labor organization or group of employees of the Company or any Company Subsidiary made a pending demand (in writing) for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) to the knowledge of the Company, there are not any activities or proceedings of any labor union to organize any such employees; (iv) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board; and (v) during the past three (3) years, there has not been any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

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(c)   The Company and the Company Subsidiaries are and during the past three (3) years have been in compliance in all material respects with all applicable Laws relating to the employment of labor, including all contractual commitments and all such laws relating to employment practices, employment discrimination or harassment in employment, terms and conditions of employment, termination of employment, employee whistle-blowing, employee privacy, defamation, background checks and other consumer reports regarding employees and applicants, negligent hiring or retention, affirmative action and other employment-related obligations on federal contractors and subcontractors, labor relations, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration and employment eligibility verification, meal and rest breaks, pay equity, workers’ compensation, unemployment insurance, family and medical leave, and occupational safety and health requirements, including those related to wages, hours, overtime pay, classification of employees, consultants and independent contractors, pension benefits, severance, collective bargaining and the payment and withholding of Taxes (collectively “Employment Matters”).
(d)   Except as would not be material to the Company and the Company Subsidiaries taken as a whole, there are no, and in the past three (3) years there have been no, pending, or to the knowledge of the Company, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee, independent contractor, former employee, or former independent contractor of the Company or any Company Subsidiary before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority or arbitration board or panel relating to any Employment Matters.
(e)   Each of the Company and the Company Subsidiaries: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law; (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable Law, records of hours worked; (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, remitted, and reported all material amounts required by Law or by agreement to be withheld, remitted, and reported with respect to wages, salaries, end of service and retirement funds, superannuation and social security benefits and other payments to any current or former independent contractors or employees; and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).
(f)   To the knowledge of the Company, (i) no employee or independent contractor of the Company or any Company Subsidiary is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition, or related matters with any third party due to such person’s employment or engagement with the Company or any Company Subsidiary; and (ii) the continued employment by the Company and the Company Subsidiaries of their respective employees, and the performance of the contracts with the Company and the Company Subsidiaries by their respective independent contractors, will not result in any such violation. Neither the Company nor any of the Company Subsidiaries has received any notice alleging that any such violation has occurred within the past three (3) years.
Section 4.12   Real Property; Title to Assets.
(a)   None of the Company or any Company Subsidiary owns any real property.
(b)   Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses and real property (each, a “Lease”),

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with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Parent. There are no leases, subleases, concessions or other contracts granting to any person other than the Company or the Company Subsidiaries the right to use or occupy any real property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.
(c)   There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.
(d)   Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.
Section 4.13   Intellectual Property.
(a)   Section 4.13(a)of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) registered Patents, Trademarks, domain names and Copyrights and applications for any of the foregoing that have been filed with the applicable Governmental Authority that are owned or purported to be owned, used or held for use by the Company or any Company Subsidiary (“Registered IP”) (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements pursuant to which the Company or any Company Subsidiary is granted a right to use any Company-Licensed IP, including for the Software, Technology, or Business Systems of any other persons, in each case, that are material to the Products or manufacture thereof and/or business of the Company or any Company Subsidiary as currently conducted (other than (x) unmodified, commercially available, “off-the-shelf” Software or (y) Software, Technology or Business Systems with a replacement cost or aggregate annual license and maintenance fees of less than $75,000); and (iii) any Software or Technology owned or purported to be owned by the Company or any Company Subsidiary that is material to the business of, the Company or any Company Subsidiary as currently conducted and would have a replacement cost of more than $200,000. The Company IP, including the Intellectual Property specified on Section 4.13(a) of the Company Disclosure Schedule, constitutes all material Intellectual Property rights used in the operation of the business of the Company and the Company Subsidiaries, including the design, development, hosting, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, publication, provision and/or use of any Products, and is sufficient for the conduct of such business as currently conducted in all material respects other than with respect to third party owned Patents.
(b)   The Company or a Company Subsidiary solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has a valid and enforceable license or other right to all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any material Company-Owned IP is threatened or pending, except for patents expiring at the end of their natural term.
(c)   The Company and each of its applicable Company Subsidiaries have taken and take commercially reasonable actions to maintain, protect and enforce Intellectual Property rights in the

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trade secrets and other Confidential Information in its possession or control, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Neither the Company nor any Company Subsidiary has disclosed any such trade secrets or Confidential Information that is material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.
(d)   (i) There have been no claims properly filed with a Governmental Authority and served on the Company or any Company Subsidiary, or threatened in writing (including email) to be filed, against the Company or any Company Subsidiary with any Governmental Authority, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Registered IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person); (ii) the operation of the business of the Company and the Company Subsidiaries (including the including (x) the design, development, hosting, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, publication, provision and/or use of any Products and/or Company-Owned Intellectual Property and (y) the Company’s or any of the Company Subsidiaries’ use of any product, device, process or service used in such business as previously conducted, currently conducted and as proposed to be conducted) (1) has not and does not infringe, misappropriate or violate, any Intellectual Property rights (other than Patents) of other Persons, including any Person’s right of publicity, (2) to the Company’s knowledge, has not and does not infringe or violate any Patents of other Persons, and (3) does not constitute unfair competition or unfair trade practices under the applicable Law of any jurisdiction in which the Company or any Company Subsidiary conducts business or in which Products are hosted, manufactured, marketed, distributed, published, licensed or sold and there is no basis for any such claims; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.
(e)   All current and past founders, officers, management employees and contractors who have contributed, developed or conceived any material Company-Owned IP have executed valid, written agreements with the Company or one of the Company Subsidiaries, and pursuant to which such persons (a) agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with the Company or the applicable Company Subsidiary, and (b) have assigned to the Company or the applicable Company Subsidiary any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary (and, with respect to founders, created for or on behalf or in contemplation of the Company or any of the Company Subsidiaries (i) prior to the inception of the Company or any Company Subsidiaries or (ii) prior to their commencement of employment or engagement of any such founder as a consultant with the Company or any Company Subsidiaries), or such Intellectual Property is owned by the Company or such Company Subsidiary by operation of law.
(f)   The Company and the Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, or (ii) under any license requiring the Company or any Company Subsidiary to disclose or distribute the source code to any Product components or Business Systems owned or purported to be owned by the Company or any Company Subsidiary which are incorporated in or necessary for the use of the Products, to license or provide the source code to any such Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Product components at no or minimal charge.
(g)   The Company or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company or any of the Company Subsidiaries as currently conducted. The Company and the Company Subsidiaries maintain commercially reasonable

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disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2018, there has not been any material failure with respect to any of the Products or other Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number of seat licenses for their Business Systems.
(h)   The Company and each of the Company Subsidiaries currently, and since January 1, 2018, have complied in all material respects with all applicable Privacy and Data Security Requirements. The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Personal Information or Business Data held or processed by, via contractual commitments, or on behalf of the Company or any Company Subsidiary, including implementing industry standard procedures designed to prevent unauthorized access and the introduction of Disabling Devices. Neither the Company nor any Company Subsidiary has inserted and, to the knowledge of the Company, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. Since January 1, 2018, except as would not be material to the Company and the Company Subsidiaries taken as a whole, neither the Company nor any of the Company Subsidiaries has (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or contracts entered into by the Company or any Company Subsidiary; or (y) been subject to or received written notice of any Action by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the material violation of any applicable Privacy and Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.
(i)   The Company or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions of any nature or (ii) has all rights to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit the Merger Sub Entities or Parent from receiving or using Personal Information or other Business Data, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in material liabilities in connection with Privacy and Data Security Requirements.
(j)   The Company and the Company Subsidiaries are not and have never been a member of, a contributor to, or affiliated with, any industry standards organization, body, working group, or similar organization, and none of the Company, any of the Company Subsidiaries or any Company-Owned Intellectual Property is subject to any licensing, assignment, contribution, disclosure or other requirement or restriction of any industry standards organization, body, working group, or similar organization.
(k)   No employee, consultant or independent contractor of the Company or any Company Subsidiary who was involved in, or who contributed to, the creation or development of any Company IP owed or owes any duty or rights to any Governmental Authority, or any university, college or other educational institution or for a research center, in any such case which may materially affect Company’s or any Company Subsidiary’s ownership or its right to use any Company IP or that may impose any restrictions or obligations on the Company in respect thereof. There are no facilities, funding or property of any university, college, other educational institution or research center or other Governmental Authority were received by or provided to the Company or any Company Subsidiary or used in the development of any Company IP, nor does any Governmental Authority or any university, college, other academic institution or research center own, purport to own, have any other rights in or to (including through any Company IP Agreement) or have any option to obtain any rights in or to, any Company IP.
Section 4.14   Taxes.
(a)   The Company and each of the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all

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material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of the Company Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and are disclosed in Section 4.14(a) of the Company Disclosure Schedule and no material Taxes are due with respect to the late filing of any Tax Return required to be filed by the Company or any Company Subsidiary; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than as a result of extending the due date of a Tax Return, which extensions remain in effect; and (iv) do not have any unpaid deficiency, audit, examination or other Action in respect of Taxes or Tax matters pending before a Tax authority or proposed or threatened in writing by a Tax authority, for a Tax period which the statute of limitations for assessments remains open.
(b)   Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person (other than the Company or any Company Subsidiary) as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.
(c)   None of the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) adjustment under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law) or other similar provisions of applicable Law as a result of a change in method of accounting made by the Company or Company Subsidiary prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed by the Company or Company Subsidiary prior to the Closing; or (iii) installment sale or open transaction made outside the ordinary course of business by the Company or Company Subsidiaries on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business by the Company or Company Subsidiaries on or prior to the Closing Date; (v) income includable after the Closing under Sections 951 or 951A of the Code for the portion of the taxable year of the Company or any Company Subsidiary that ends on the Closing Date and assuming for this purpose that the taxable year of any “controlled foreign corporation” giving rise to such income ends on the Closing Date or prior to the Closing; or (vi) the forgiveness pursuant to COVID-19 Measures of liabilities incurred prior to the Closing. The Company and the Company Subsidiaries are not and shall not be required to include any amount in income or pay any installment of any “net tax liability” or other Tax pursuant to Section 965 of the Code. The Company and the Company Subsidiaries have not, pursuant to COVID-19 Measures, deferred to any taxable period (or portion thereof) beginning after the Closing Date the payment of any payroll Taxes the due date for the original payment of which was at or prior to the Closing Date.
(d)   Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, member, shareholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.
(e)   Neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company or any Company Subsidiary is or was the common parent).
(f)   Neither the Company nor any of the Company Subsidiaries has any material liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or

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successor, by contract, or otherwise (other than pursuant to agreements entered into in the ordinary course of business the principal purposes of which do not relate to Taxes).
(g)   Neither the Company nor any of the Company Subsidiaries has any request for a ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority.
(h)   Neither the Company nor any of the Company Subsidiaries has within the last three (3) years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(i)   Neither the Company nor any of the Company Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Code Section 6707A(c) or Treasury Regulation Section 1.6011-4(b)(2).
(j)   Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of the Company, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith that have not been paid or otherwise resolved.
(k)   There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.
(l)   The Company is, and has been at all times since its date of formation, classified as a corporation for U.S. federal and applicable state and local income Tax purposes.
(m)   Neither the Company nor any Company Subsidiary has received a written notice from a Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(n)   Neither the Company nor any Company Subsidiary has been or is treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.
(o)   To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Company Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
Section 4.15   Environmental Matters.   (a) None of the Company nor any of the Company Subsidiaries has materially violated since January 1, 2018 or is in material violation of applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws; (c) to the Company’s knowledge, none of the Company nor any of the Company Subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of each of the Company and each Company Subsidiary under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary is in material compliance with its Environmental Permits; and (f) the Company has delivered to Parent true and complete copies of all environmental Phase I reports and other material investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Company or any Company Subsidiary (or by a third party of which the Company has knowledge) in relation to the current or prior business of the Company and the Company Subsidiaries or any real property presently or formerly owned, leased, or operated by the Company or any Company Subsidiary (or its or their predecessors) that are in possession, custody or control of the Company or any Company Subsidiary.

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Section 4.16   Material Contracts.
(a)   Section 4.16(a)of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders and insertion orders submitted by customers (such contracts and agreements as are required to be set forth on Section 4.16(a) of the Company Disclosure Schedule being the “Material Contracts”):
(i)   each contract and agreement with consideration paid or payable to the Company or any Company Subsidiary of more than $500,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020;
(ii)   each contract and agreement with Suppliers to the Company or any of the Company Subsidiaries for expenditures paid or payable by the Company or any Company Subsidiary of more than $500,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020;
(iii)   all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party that are material to the business of the Company;
(iv)   all contracts providing for the development of any Software Technology or Intellectual Property, independently or jointly, either by or for the Company or any Company Subsidiary (other than employee invention assignment agreements and consulting agreements with authors entered into in the ordinary course of business);
(v)   all contracts and agreements evidencing Indebtedness;
(vi)   all partnership, joint venture or similar agreements;
(vii)   all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;
(viii)   all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time or to hire or retain any person;
(ix)   all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;
(x)   all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a) of the Company Disclosure Schedule; and
(xi)   all contracts which involve the license or grant of rights to material Company-Owned IP by the Company or any Company Subsidiary to any other Person, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers, employees, contractors, consultants, vendors and service providers in the ordinary course of business.
(b)   (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiary party thereto and, to the knowledge of the Company, is enforceable in accordance with its terms against the other parties thereto, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts.

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Section 4.17   Insurance.
(a)   Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, (ii) the policy number, (iii) the period and amount of coverage and (iv) the premium most recently charged.
(b)   With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect and (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy.
Section 4.18   Board Approval; Vote Required.   The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement, the Company Mergers and the other Transactions are fair to and in the best interests of the Company and the Company Members, (b) approved and adopted this Agreement, the Company Mergers and the other Transactions and declared their advisability, and (c) recommended that the Company Members approve and adopt this Agreement and approve the Company Mergers and the other Transactions and directed that this Agreement and the Transactions (including the Company Mergers) be submitted for consideration by the Company Members. The Company Written Consent, if executed and delivered to Parent, would qualify as the necessary approval to adopt this Agreement and approve the Company Mergers and the other Transactions and no additional approval or vote from any Company Members would then be necessary to adopt this Agreement and consummate the Company Mergers and the other Transactions.
Section 4.19   Certain Business Practices.   Since January 1, 2018, none of the Company, any Company Subsidiary nor, to the knowledge of the Company, any directors or officers, agents or employees of the Company or any Company Subsidiary, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption or anti-bribery Law; or (c) made any payment in the nature of criminal bribery.
Section 4.20   Sanctions Laws.   Since January 1, 2018, the Company, the Company Subsidiaries and to the knowledge of the Company, each of their respective directors, officers, agents and employees, has been in compliance with all applicable sanctions Laws, including the U.S. economic sanctions Laws administered by the U.S. Department of the Treasury, Office of Foreign Assets Control and the U.S. Department of State. Without limiting the foregoing: (i) neither the Company nor any Company Subsidiary has, since January 1, 2018, made any voluntary or involuntary disclosure or received written notice that it or they are subject to any civil or criminal Action, audit or any other inquiry, or has conducted any internal investigation, or is aware of any allegation involving or otherwise relating to any alleged or actual material violation of applicable sanctions Laws and (ii) there are no pending or, to the knowledge of the Company, threatened, Actions by a Governmental Authority of the Company, the Company Subsidiaries and to the knowledge of the Company, each of their respective directors, officers, agents and employees in connection with any allegation involving or otherwise relating to any alleged or actual violation of any applicable sanctions Laws.
Section 4.21   Interested Party Transactions.   Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or

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furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.21. The Company and the Company Subsidiaries have not, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.
Section 4.22   Exchange Act.   Neither the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Section 4.23   Brokers.   Except for Canaccord Genuity LLC and Union Square Advisors LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.
Section 4.24   Exclusivity of Representations and Warranties.   Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, the Company Subsidiaries, their affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Parent, its affiliates or any of their respective Representatives by, or on behalf of, the Company or the Company Subsidiaries, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company, the Company Subsidiaries nor any other person on behalf of the Company or the Company Subsidiaries has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available (orally or in writing) to Parent, their affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Parent, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE BLOCKER
The Blocker hereby represents and warrants to Parent and the Merger Sub Entities as follows:
Section 5.01   Organization.   The Blocker is a limited liability company, duly formed, validly existing and in good standing under the laws of the state of Delaware and has the requisite limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Other than the Company Class A Interests held by it, the Blocker does not own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, limited liability company, partnership, joint venture or business association or other entity.
Section 5.02   Authority Relative to This Agreement.   The Blocker has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Blocker, and the consummation by the Blocker of the Transactions, have been duly and validly authorized by all necessary action, and no other proceedings on the part of the Blocker are necessary to authorize this Agreement or to consummate the Transactions (other than the filing of the Certificate of First Blocker Merger, the Certificate of Second

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Blocker Merger, the Certificate of First Company Merger and the Certificate of Second Company Merger, in each case, with the Secretary of State of the State of Delaware in accordance with the DLLC Act). This Agreement has been duly and validly executed and delivered by Blocker and, assuming due authorization, execution and delivery by each other party, constitutes a legal, valid and binding obligation of the Blocker, enforceable against the Blocker in accordance with its terms, subject to the Remedies Exceptions.
Section 5.03   Capitalization.   All of the Blocker Interests are held by the Blocker Member free and clear of all liens, other than transfer restrictions under applicable securities laws and the Blocker Organizational Documents.
Section 5.04   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement by the Blocker does not, and the performance of this Agreement by the Blocker will not, (i) conflict with or violate the Blocker Organizational Documents; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.04(b) have been obtained and all filings and obligations described in Section 5.04(b) have been made, conflict with or violate any Law applicable to the Blocker or by which any of its property or assets is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Blocker pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation binding on the Blocker, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to be material to the Blocker.
(b)   The execution and delivery of this Agreement by the Blocker does not, and the performance of this Agreement by the Blocker will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Securities Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act, and the filing of the Certificate of First Blocker Merger, the Certificate of Second Blocker Merger, the Certificate of First Company Merger and the Certificate of Second Company Merger, in each case, with the Secretary of State of the State of Delaware in accordance with the DLLC Act, and (ii) such consents, approvals, authorizations, permissions, filings or notifications, which, if not made or obtained, would not, individually or in the aggregate, materially impair or delay Blocker’s ability to consummate the Transactions. The Blocker Written Consent, if executed and delivered to Parent, would qualify as the necessary approval to adopt this Agreement and approve the Blocker Mergers and the other Transactions and no additional approval or vote from the Blocker Member would then be necessary to adopt this Agreement and consummate the Blocker Mergers and the other Transactions.
(c)   Blocker Member, as the sole member and manager of the Blocker, by resolutions duly adopted by written consent (the “Blocker Written Consent”) and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the First Blocker Merger are fair to and in the best interests of the Blocker and the Blocker Member and (ii) approved and adopted this Agreement and the First Blocker Merger.
Section 5.05   Compliance.   The Blocker is not in conflict with, or in default, breach or violation of, (a) any Law applicable to the Blocker or by which any property or asset of the Blocker is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Blocker is a party or by which the Blocker or any property or asset of the Blocker is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a material adverse effect on the Blocker. The Blocker is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Blocker to own, lease and operate its properties or to carry on its business as it is now being conducted.
Section 5.06   Absence of Litigation.   There is no Action pending or, to the knowledge of the Blocker, threatened in writing against the Blocker, or any property or asset of the Blocker, before any Governmental

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Authority, except as would not, individually or in the aggregate, be material to the Blocker. Neither the Blocker nor any material property or asset of the Blocker is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Blocker, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.
Section 5.07   No Other Activities.   The Blocker (a) was formed solely for the purpose of holding the Company Class A Interests held by it, (b) has not conducted any business or engaged in any activities other than those directly related to holding the Company Class A Interests held by it, (c) has no assets other than the Company Class A Interests held by it, (iv) other than non-material ordinary course administrative expenses and obligations, has no liabilities or obligations whatsoever, and (d) is not a party to any contract other than the Company Organizational Documents and this Agreement.
Section 5.08   Employees.   The Blocker does not have and has never had any employees.
Section 5.09   Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Blocker.
Section 5.10   Taxes.
(a)   The Blocker is currently, and has been at all times since December 31, 2020, treated as a corporation for U.S. federal and state income tax purposes.
(b)   The Blocker: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by the Blocker as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Blocker is otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and no material Taxes are due with respect to the late filing of any Tax Return required to be filed by the Blocker; (iii) with respect to all material Tax Returns filed by or with respect to the Blocker, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than as a result of extending the due date of a Tax Return, which extensions remain in effect; and (iv) does not have any unpaid deficiency, audit, examination, investigation or other proceeding or other Action in respect of Taxes or Tax matters pending before a Tax authority or proposed or threatened in writing by a Tax authority, for a Tax period which the statute of limitations for assessments remains open.
(c)   The Blocker is not a party to, bound by or obligated under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) nor has a potential liability or obligation to any Person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.
(d)   The Blocker will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) adjustment under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law) or other similar provisions of applicable Law as a result of a change in method of accounting made by the Blocker prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed by the Blocker prior to the Closing; (iii) installment sale, open transaction made outside the ordinary course of business by the Blocker on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-United States income Tax Law); (vi) income includable after the Closing under Sections 951 or 951A of the Code for the portion of the taxable year of the Company or any Company Subsidiary that ends on the Closing Date and assuming for this purpose that the taxable

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year of any “controlled foreign corporation” giving rise to such income ends on the Closing Date or prior to the Closing; or (vii) the forgiveness pursuant to COVID-19 Measures of liabilities incurred prior to the Closing by the Blocker on or prior to the Closing Date. The Blocker is not and shall not be required to include any amount in income or pay any installment of any “net tax liability” or other Tax pursuant to Section 965 of the Code. The Blocker has not, pursuant to COVID-19 Measures, deferred to any taxable period (or portion thereof) beginning after the Closing Date the payment of any payroll Taxes the due date for the original payment of which was at or prior to the Closing Date.
(e)   The Blocker has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, member, shareholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.
(f)   The Blocker has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.
(g)   The Blocker does not have any material liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise (other than pursuant to agreements entered into in the ordinary course of business the principal purposes of which do not relate to Taxes).
(h)   The Blocker does not have any request for a ruling in respect of Taxes pending between the Blocker, on the one hand, and any Tax authority, on the other hand.
(i)   The Blocker has not within the last three (3) years distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(j)   The Blocker has not engaged in or entered into a “listed transaction” within the meaning of Code Section 6707A(c)(2) or Treasury Regulation Sections 1.6011-4(b)(2).
(k)   Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of the Blocker or the Company, has threatened to assert against the Blocker any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith that have not been paid or otherwise resolved.
(l)   There are no Tax liens upon any assets of the Blocker except liens for current Taxes not yet due Tax Liens upon any assets of the Blocker except for Permitted Liens.
(m)   The Blocker has never (i) held any assets other than Company Class A Interests held by it or cash and its state law facilities, or (ii) had any operations or otherwise engaged in any business other than holding such Company Class A Interests.
(n)   The Blocker is currently classified as a corporation for U.S. federal and applicable state and local income Tax purposes and has been classified at all times since its formation as a corporation or disregarded entity for U.S. federal and applicable state and local income Tax purposes.
(o)   The Blocker has never received a written notice from a Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(p)   The Blocker has never been nor is treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.
(q)   To the knowledge of the Blocker, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Company Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

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ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF BLOCKER MEMBER
The Blocker Member hereby represents and warrants to Parent and the Merger Sub Entities as follows:
Section 6.01   Organization.   The Blocker Member is a limited liability company, duly formed, validly existing and in good standing under the laws of the state of Delaware and has the requisite limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.
Section 6.02   Authority Relative to This Agreement.   The Blocker Member has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Blocker Member, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary action, and no other proceedings on the part of the Blocker Member are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Blocker Member and, assuming due authorization, execution and delivery by Parent and the Merger Sub Entities constitutes a legal, valid and binding obligation of the Blocker Member, enforceable against the Blocker Member in accordance with its terms, subject to the Remedies Exceptions.
Section 6.03   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement by the Blocker Member does not, and the performance of this Agreement by the Blocker Member will not, (i) conflict with or violate the organizational documents of the Blocker Member; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.03(b) have been obtained and all filings and obligations described in Section 6.03(b) have been made, conflict with or violate any Law applicable to the Blocker Member or by which any of its property or assets is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Blocker Member pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation binding on the Blocker Member, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to be material to the Blocker Member.
(b)   The execution and delivery of this Agreement by the Blocker Member does not, and the performance of this Agreement by the Blocker Member will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Securities Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act, and the filing of the Certificate of First Blocker Merger, the Certificate of Second Blocker Merger, the Certificate of First Company Merger and the Certificate of Second Company Merger, in each case, with the Secretary of State of the State of Delaware in accordance with the DLLC Act, and (ii) such consents, approvals, authorizations, permissions, filings or notifications, which, if not made or obtained, would not, individually or in the aggregate, materially impair or delay Blocker Member’s ability to consummate the Transactions.
Section 6.04   Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Blocker Member.
ARTICLE VII.
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUB ENTITIES
Except as set forth in the Parent SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of

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a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a Parent SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 7.01 (Corporate Organization), Section 7.03 (Capitalization) and Section 7.04 (Authority Relative to This Agreement)), Parent hereby represents and warrants to the Company and the Blocker as follows:
Section 7.01   Corporate Organization.
(a)   Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.
(b)   Each of the Merger Sub Entities is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.
(c)   The Merger Sub Entities are the only subsidiaries of Parent. Except for the Merger Sub Entities, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.
Section 7.02   Organizational Documents.   Each of Parent and the Merger Sub Entities has heretofore furnished to the Company complete and correct copies of the Parent Organizational Documents, Merger Sub 1 Organizational Documents, Merger Sub 2 Organizational Documents, Merger Sub 3 Organizational Documents and Merger Sub 4 Organization Documents, respectively. The Parent Organizational Documents, Merger Sub 1 Organizational Documents, Merger Sub 2 Organizational Documents, Merger Sub 3 Organization Documents and Merger Sub 4 Organizational Documents are in full force and effect. Neither Parent nor any of the Merger Sub Entities is in violation of any of the provisions of the Parent Organizational Documents, Merger Sub 1 Organizational Documents, Merger Sub 2 Organizational Documents, Merger Sub 3 Organization Documents and Merger Sub 4 Organizational Documents, respectively.
Section 7.03   Capitalization.
(a)   The authorized capital stock of Parent consists of (i) two hundred million (200,000,000) shares of Parent Class A Common Stock, (ii) twenty million (20,000,000) shares of Parent Class B Common Stock and (iii) one million (1,000,000) shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”). As of the date of this Agreement, (i) thirty one million six hundred twenty five thousand (31,625,000) shares of Parent Class A Common Stock are issued and outstanding (all of which are subject to Redemption Rights) and seven million nine hundred six thousand two hundred fifty (7,906,250) shares of Parent Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of Parent Common Stock are held in the treasury of Parent, (iii) five million nine hundred eighty three thousand three hundred thirty three (5,983,333) Parent Warrants are issued and outstanding, and (iv) five million nine hundred eighty three thousand three hundred thirty three (5,983,333) shares of Parent Class A Common Stock are reserved for future issuance pursuant to the Parent Warrants. As of the date of this Agreement, there are no shares of Parent Preferred Stock issued and outstanding. Each Parent Warrant is exercisable for one share of Parent Class A Common Stock at an exercise price of $11.50.
(b)   All of the issued and outstanding Merger Sub 1 Interests are held by Parent free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub 1 Organizational Documents.
(c)   All of the issued and outstanding Merger Sub 2 Interests are held by Parent free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub 2 Organizational Documents.

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(d)   All of the issued and outstanding Merger Sub 3 Interests are held by Parent free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub 3 Organizational Documents.
(e)   All of the issued and outstanding Merger Sub 4 Interests are held by Parent free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub 4 Organizational Documents.
(f)   All outstanding Parent Units, shares of Parent Common Stock and Parent Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Parent Organizational Documents.
(g)   The Aggregate Stock Consideration being delivered by Parent hereunder shall be, when issued pursuant to the terms hereof, duly and validly issued, fully paid and nonassessable, and each such share or other security shall, when issued pursuant to the terms hereof, be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws, the Parent Organizational Documents and, as to certain holders, the Lock-Up Agreement and the Stockholders Agreement. The Aggregate Stock Consideration shall be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.
(h)   Except for securities issued pursuant to the Subscription Agreements, securities issued by Parent as permitted by this Agreement and the Parent Warrants, Parent has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Parent nor any subsidiary of Parent is a party to, or otherwise bound by, and neither Parent nor any subsidiary of Parent has granted, any equity appreciation rights, participations, phantom equity or similar rights. Other than the Sponsor Support Agreement, Parent is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Parent Common Stock or any of the equity interests or other securities of Parent or any of its subsidiaries. There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock. There are no outstanding contractual obligations of Parent to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.
Section 7.04   Authority Relative to This Agreement.   Each of Parent and the Merger Sub Entities have all necessary power and authority to execute and deliver this Agreement and, after the execution hereof and the approval and adoption of the Parent Proposals by Parent Stockholders at the Parent Stockholders’ Meeting and the filing of the Certificate of First Blocker Merger, the Certificate of Second Blocker Merger, the Certificate of First Company Merger and the Certificate of Second Company Merger, in each case, with the Secretary of State of the State of Delaware in accordance with the DLLC Act, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of Parent and the Merger Sub Entities and the consummation by each of Parent and the Merger Sub Entities of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent and the Merger Sub Entities are necessary to authorize this Agreement or to consummate the Transactions (other than the approval and adoption of the Parent Proposals by Parent Stockholders at the Parent Stockholders’ Meeting and the filing of the Certificate of First Blocker Merger, the Certificate of Second Blocker Merger, the Certificate of First Company Merger and the Certificate of Second Company Merger, in each case, with the Secretary of State of the State of Delaware in accordance with the DLLC Act). This Agreement has been duly and validly executed and delivered by Parent and the Merger Sub Entities and, assuming due authorization, execution and delivery by the Company, the Blocker and the Blocker Member, constitutes a legal, valid and binding obligation of Parent and the Merger Sub Entities enforceable against Parent or the Merger Sub Entities in accordance with its terms subject to the Remedies Exceptions.

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Section 7.05   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement by each of Parent and the Merger Sub Entities do not, and, subject to Parent’s adoption of this Agreement (as the sole member of each of the Merger Sub Entities) after the execution hereof and the approval and adoption of the Parent Proposals by Parent Stockholders at the Parent Stockholders’ Meeting and the filing of the Certificate of First Blocker Merger, the Certificate of Second Blocker Merger, the Certificate of First Company Merger and the Certificate of Second Company Merger, in each case, with the Secretary of State of the State of Delaware in accordance with the DLLC Act, the performance of this Agreement by each of Parent and the Merger Sub Entities will not, (i) conflict with or violate the Parent Organizational Documents, Merger Sub 1 Organizational Documents, Merger Sub 2 Organizational Documents, Merger Sub 3 Organizational Documents and Merger Sub 4 Organizational Documents (ii) assuming that all consents, approvals, authorizations and other actions described in Section 7.05(b) have been obtained and all filings and obligations described in Section 7.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of Parent or the Merger Sub Entities or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Parent or the Merger Sub Entities pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Parent or the Merger Sub Entities is a party or by which each of Parent or the Merger Sub Entities or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Parent Material Adverse Effect.
(b)   The execution and delivery of this Agreement by each of Parent and the Merger Sub Entities do not, and the performance of this Agreement by each of Parent and the Merger Sub Entities will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing of the Certificate of First Blocker Merger, the Certificate of Second Blocker Merger, the Certificate of First Company Merger and the Certificate of Second Company Merger, in each case, with the Secretary of State of the State of Delaware in accordance with the DLLC Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or reasonably be expected to have a Parent Material Adverse Effect.
Section 7.06   Compliance.   None of Parent or the Merger Sub Entities is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Parent or the Merger Sub Entities or by which any property or asset of Parent and the Merger Sub Entities is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or the Merger Sub Entities is a party or by which Parent or the Merger Sub Entities or any property or asset of Parent or the Merger Sub Entities is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and the Merger Sub Entities is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Parent or the Merger Sub Entities to own, lease and operate its properties or to carry on its business as it is now being conducted.
Section 7.07   SEC Filings; Financial Statements; Sarbanes-Oxley.
(a)   Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since February 25, 2021 together with any amendments, restatements or supplements thereto (collectively, the “Parent SEC Reports”). Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. As of their respective dates, the Parent SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities

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Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of Parent has filed with the SEC on a timely basis all documents required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder.
(b)   Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP and Regulation S-X or Regulation S-K, as applicable, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to have a Parent Material Adverse Effect). Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by U.S. GAAP to be included in the consolidated financial statements of Parent.
(c)   Except as and to the extent set forth in the Parent SEC Reports, none of Parent or the Merger Sub Entities has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Parent’s and the Merger Sub Entities’ businesses.
(d)   Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market.
(e)   Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.
(f)   Parent maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Parent maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Parent has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of Parent to Parent’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Parent to record, process, summarize and report financial data. Parent has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Parent. Since February 25, 2021, there have been no material changes in Parent internal control over financial reporting.

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(g)   There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(h)   Neither Parent (including any employee thereof) nor Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.
(i)   As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 7.08   Absence of Certain Changes or Events.
(a)   Since February 25, 2021, except as expressly contemplated by this Agreement, (i) Parent has conducted its business in the ordinary course and in a manner consistent with past practice, and (ii) there has not been any Parent Material Adverse Effect.
(b)   Since its incorporation, Parent has not conducted any business activities other than activities directed toward the accomplishment of a business combination transaction. Except as set forth in the Parent Organizational Documents, there is no agreement, commitment or any ruling, order, judgment, injunction, edict, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority binding upon Parent or to which Parent is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted as of the Closing other than such effects which have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(c)   Except for this Agreement and the Transactions, Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Parent has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or have its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, a business combination transaction.
Section 7.09   Absence of Litigation.   There is no Action pending or, to the knowledge of Parent, threatened against Parent, or any property or asset of Parent, before any Governmental Authority. Neither Parent nor any material property or asset of Parent is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority.
Section 7.10   Board Approval; Vote Required.
(a)   The Parent Board, by resolutions duly adopted by all of the directors voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) approved and adopted this Agreement and the Parent Second Amended and Restated Certificate of Incorporation and declared their advisability and approved the payment of the Aggregate Transaction Consideration to the Blocker Member and the Company Members and (ii) recommended that the Parent Stockholders approve and adopt this Agreement and the Transactions, and directed that this Agreement, the Transactions and the Parent Second Amended and Restated Certificate of Incorporation be submitted for consideration by the Parent Stockholders at the Parent Stockholders’ Meeting.
(b)   The approval and adoption of the Parent Proposals by the Parent Stockholders at the Parent Stockholders’ Meeting is the only vote of the holders of any class or series of capital stock of Parent necessary to adopt this Agreement and approve the Transactions.

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(c)   Parent, as the sole member and manager of Merger Sub 1, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the First Blocker Merger are fair to and in the best interests of Merger Sub 1 and Parent and (ii) approved and adopted this Agreement and the First Blocker Merger.
(d)   Parent, as the sole member and manager of Merger Sub 2, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Second Blocker Merger are fair to and in the best interests of Merger Sub 2 and Parent and (ii) approved and adopted this Agreement and the Second Blocker Merger.
(e)   Parent, as the sole member and manager of Merger Sub 3, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the First Company Merger are fair to and in the best interests of Merger Sub 3 and Parent and (ii) approved and adopted this Agreement and the First Company Merger.
(f)   Parent, as the sole member and manager of Merger Sub 4, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Second Company Merger are fair to and in the best interests of Merger Sub 4 and Parent and (ii) approved and adopted this Agreement and the Second Company Merger.
Section 7.11   No Prior Operations.   The Merger Sub Entities were formed solely for the purpose of engaging in the Transactions and have not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.
Section 7.12   Brokers.   Except for Cowen and Company LLC and BofA Securities, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent and the Merger Sub Entities.
Section 7.13   Parent Trust Fund.   As of the date of this Agreement, Parent has no less than three hundred sixteen million two hundred fifty thousand dollars ($316,250,000) in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at JPMorgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by CST, as trustee, pursuant to the Investment Management Trust Agreement, dated as of February 25, 2021, between Parent and CST (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or CST. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and CST that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Parent, that would entitle any person (other than Parent Stockholders who shall have elected to redeem their shares of Parent Common Stock pursuant to the Parent Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Parent Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of Parent, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to CST pursuant to the Trust Agreement, Parent shall cause CST to, and CST shall thereupon be obligated to, release to Parent as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Parent due and owing or incurred at or prior to the Second Company Merger Effective Time shall be paid as and when due, including all amounts payable (a) to Parent Stockholders who shall have exercised their Redemption Rights, (b) with respect to filings, applications or other actions taken pursuant to this Agreement required under Law, (c) to CST for fees and costs incurred in accordance with the Trust Agreement and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its

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efforts to effect the Transactions (including the Deferred Underwriting Fee). As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Parent has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent at the Second Company Merger Effective Time.
Section 7.14   Employees.   Other than any officers as described in the Parent SEC Reports, Parent and the Merger Sub Entities have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied material liability with respect to any employee, officer or director. Parent and the Merger Sub Entities have never and do not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Parent, or (b) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Parent, the Merger Sub Entities or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which Parent or the Merger Sub Entities is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.
Section 7.15   Taxes.
(a)   Parent and the Merger Sub Entities (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Parent or the Merger Sub Entities are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and no material Taxes are due with respect to the late filing of any Tax Return required to be filed by the Parent or the Merger Sub Entities; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than as a result of extending the due date of a Tax Return, which extensions remain in effect; and (iv) do not have any unpaid deficiency, audit, examination or other Action in respect of Taxes or Tax matters pending before a Tax authority or proposed or threatened in writing by a Tax authority, for a Tax period which the statute of limitations for assessments remains open.
(b)   None of Parent or the Merger Sub Entities is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person (other than Parent or the Merger Sub Entities) as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.
(c)   None of Parent or the Merger Sub Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting (including an improper method of accounting) for a taxable period ending on or prior to the Closing Date adjustment under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) or other similar provisions of applicable Law as a result of a change in method of accounting made by Parent or the Merger Sub Entities prior to the Closing Date;

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(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed by Parent or the Merger Sub Entities on or prior to the Closing Date; or (iii) installment sale or open transaction made on or prior to the Closing Date.
(d)   None of Parent or the Merger Sub Entities has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Parent is or was the common parent).
(e)   None of Parent or the Merger Sub Entities has any material liability for the Taxes of any person (other than Parent or the Merger Sub Entities) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise (other than pursuant to agreements entered into in the ordinary course of business the principal purposes of which do not relate to Taxes).
(f)   None of Parent or the Merger Sub Entities has any request for a ruling in respect of Taxes pending between Parent or the Merger Sub Entities, on the one hand, and any Tax authority, on the other hand.
(g)   None of Parent or the Merger Sub Entities has within the last three (3) years or in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(h)   None of Parent or the Merger Sub Entities has engaged in or entered into a “listed transaction” within the meaning of Code Section 6707A(c) or Treasury Regulation Section 1.6011-4(b)(2).
(i)   Each of Parent, Merger Sub 1 and Merger Sub 3 is, and has been at all times since its date of formation, classified as a corporation for U.S. federal and applicable state and local income Tax purposes. Each of Merger Sub 2 and Merger Sub 4 is, and has been at all times since its date of formation, classified as a disregarded entity for U.S. federal and applicable state and local income Tax purposes.
(j)   None of Parent or the Merger Sub Entities has received a written notice from a Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(k)   None of Parent or the Merger Sub Entities has been or is treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.
(l)   To the knowledge of Parent, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Company Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
Section 7.16   Listing.   The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “MACQU”. The issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “MACQ”. The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “MACQW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the Parent Units, the shares of Parent Class A Common Stock, or Parent Warrants or terminate the listing of Parent on the Nasdaq Capital Market. None of Parent or any of its affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the shares of Parent Class A Common Stock, or the Parent Warrants under the Exchange Act.
Section 7.17   Insurance.   Except for directors’ and officers’ liability insurance, Parent does not maintain any insurance policies.

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Section 7.18   Intellectual Property.   Neither Parent nor any Merger Sub Entity owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. To the knowledge of Parent, neither Parent nor any of the Merger Sub Entities infringes, misappropriates or violates any Intellectual Property of any other Person.
Section 7.19   Contracts.
(a)   Schedule E sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K) to which Parent or any Merger Sub Entity is party, including contracts by and among Parent and any Merger Sub Entity, on the one hand, and any director, officer, stockholder or affiliate of such parties (the “Parent Material Contracts”), on the other hand, other than any such Parent Material Contract that is listed as an exhibit to any Parent SEC Report.
(b)   Neither Parent nor, to the knowledge of Parent, any other party thereto, is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Material Contract.
Section 7.20   Title to Property.   Neither Parent nor any Merger Sub Entity owns or leases any real property or personal property. There are no options or other contracts under which Parent or any Merger Sub Entity has a right or obligation to acquire or lease any interest in real property or personal property.
Section 7.21   Investment Company Act.   Neither Parent nor any Merger Sub Entity is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 7.22   Private Placements.
(a)   As of the date hereof, (i) Parent has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Parent with the applicable investors named therein, pursuant to which the investors have committed to provide the Private Placement Amount; (ii) to the knowledge of Parent, with respect to each investor, the Subscription Agreement with such investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any material respect (it being understood that a change of or to one or more entities or individuals with respect to a investor shall not be deemed a violation of the foregoing), and no withdrawal, termination, amendment or modification is contemplated by Parent; (iii) each Subscription Agreement is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, each investor, and neither the execution or delivery by Parent thereto nor the performance of Parent’s obligations under any such Subscription Agreement violates any Laws; (iv) there are no other agreements, side letters, or arrangements between Parent and any investor relating to any Subscription Agreement that would affect the obligation of such investor to contribute to Parent the applicable portion of the Private Placement Amount set forth in the Subscription Agreement of such investor, and Parent does not know of any facts or circumstances that would result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the Private Placement Amount not being available to Parent, on the Closing Date and (v) no event has occurred that, with or without notice, lapse of time or both, would constitute a material default or breach on the part of Parent under any term or condition of any Subscription Agreement and Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement.
(b)   No fees, consideration (other than Parent Class A Common Stock issued in connection with the Private Placement) or other discounts are payable or have been agreed by Parent (including, from and after the Closing, the Company and any Merger Sub Entity) to any investor in respect of its portion of the Private Placement Amount.
Section 7.23   Parent Founders Stock Letter.   No withdrawal, termination, amendment or modification of the Parent Founders Stock Letter is contemplated by Parent and, to the knowledge of Parent, the Parent Founders Stock Letter is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any material respect. The Parent Founders Stock Letter is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto. To the knowledge of Parent, neither the execution nor delivery by the other parties to the Parent Founders Stock Letter of, nor

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the performance of any of such party’s obligations under, the Parent Founders Stock Letter violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law (other than as required under applicable securities laws and as otherwise contemplated herein or in the other Transaction Documents). No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of the Parent Founders Stock Letter.
Section 7.24   Investigation and Reliance.   Each of Parent and the Merger Sub Entities is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company, the Company Subsidiaries and the Transactions, which investigation, review and analysis were conducted by Parent and the Merger Sub Entities together with expert advisors, including legal counsel, that they have engaged for such purpose. Parent and the Merger Sub Entities and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company, the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries and the Transactions. None of Parent or the Merger Sub Entities is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company, the Company Subsidiaries or any of their Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company, the Company Subsidiaries nor any of their respective members, affiliates or Representatives shall have any liability to Parent, the Merger Sub Entities or any of their respective stockholders, members, affiliates or Representatives resulting from the use of any information, documents or materials made available to Parent, the Merger Sub Entities or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company, the Company Subsidiaries nor any of their stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or the Company Subsidiaries.
ARTICLE VIII.
CONDUCT OF BUSINESS PENDING THE MERGERS
Section 8.01   Conduct of Business by the Company Pending the Mergers.
(a)   The Company agrees that, between the date of this Agreement and the Second Company Merger Effective Time or the earlier termination of this Agreement, except (1) as expressly contemplated by any other provision of this Agreement, including Section 8.01(b), or any Ancillary Agreement, (2) as set forth in Section 8.01 of the Company Disclosure Schedule, (3) as required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures) or (4) for actions taken in good faith in response to the coronavirus (COVID-19) pandemic that are (x) consistent with such past actions by the Company or (y) taken after consultation with Parent, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):
(i)   the Company shall, and shall cause the Company Subsidiaries to use commercially reasonable efforts to conduct their business in the ordinary course of business; provided that the Company may pay the Permitted Distribution to the Company Members, subject to the Company having complied with this Section 8.01(a)(i), including with respect to working capital; and
(ii)   the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve in all material respects the current relationships of the Company and the Company Subsidiaries with customers, Suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.
(b)   Except (1) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 8.01 of the Company Disclosure Schedule, (3) as

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required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures) or (4) for actions taken in good faith in response to the coronavirus (COVID-19) pandemic that are (x) consistent with such past actions by the Company or (y) taken after consultation with Parent, the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Second Company Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed):
(i)   amend or otherwise change the Company Organizational Documents (in the case of the Company) or equivalent organizational documents (in the case of the Company Subsidiaries);
(ii)   form or create any subsidiaries;
(iii)   issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Company Interests (in the case of the Company) (other than the issuance of Company Interests upon the exercise of any Company Options outstanding on the date of this Agreement) or other equity interests (in the case of the Company Subsidiaries), or any options, warrants, convertible securities or other rights of any kind to acquire any Company Interests (in the case of the Company) or other equity interests (in the case of the Company Subsidiaries), including, without limitation, any phantom interests, but excluding Permitted RIU Issuances;
(iv)   other than payment of the Permitted Distribution in the manner provided in Section 8.01(a)(i), declare, set aside, make or pay any dividend, other distribution or any other amounts, payable in cash, stock, property or otherwise, with respect to any of the Company Interests (in the case of the Company) or other equity interests (in the case of the Company Subsidiaries);
(v)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Company Interests (in the case of the Company) or other equity interests (in the case of the Company Subsidiaries), other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;
(vi)   acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division;
(vii)   incur any Indebtedness;
(viii)   except as required by the terms of any Plan, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement whose annual compensation exceeds $175,000, other than increases in base compensation of employees in the ordinary course of business and the Permitted RIU Issuances, (B) enter into any new, or materially amend any existing Service Agreement or severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (D) hire or otherwise enter into any new Service Agreement or similar arrangement with any person or terminate without cause any current or former director, officer, employee or consultant provider whose compensation would exceed, on an annualized basis, $175,000;
(ix)   other than as required by applicable Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule, grant any severance or termination pay to, any director or officer of the Company or of any Company Subsidiary;
(x)   adopt, amend in any material respect or terminate any Plan except (A) as may be required by applicable Law or as necessary in order to consummate the Transactions, (B) in the

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event of annual renewals of health and welfare programs or (C) to the extent reasonably determined by the Company to support the Permitted RIU Issuances;
(xi)   make or change any material Tax election, change any Tax accounting method, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability or Tax credits;
(xii)   take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Company Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
(xiii)   materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;
(xiv)   intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or intentionally fail to perform or make any applicable filings, recordings or other similar actions or filings with respect to such Company IP, or intentionally fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP; or
(xv)   enter into any agreement or otherwise make a binding commitment to do any of the foregoing.
Section 8.02   Conduct of Business by the Blocker Pending the Blocker Mergers.   Each of Blocker Member and the Blocker agrees that, between the date of this Agreement and the Second Company Merger Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, or (2) required by applicable Law, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed), the Blocker shall not (and Blocker Member shall cause the Blocker not to):
(a)   (i) acquire, or dispose of, any property or assets or (ii) mortgage or encumber any property or assets;
(b)   enter into any contract or agreement;
(c)   incur any liabilities or Indebtedness;
(d)   make any amendment to the Blocker Organizational Documents;
(e)   issue or sell any equity interests or options, warrants or other rights to purchase any Blocker Interest or split, combine or subdivide the Blocker Interests;
(f)   fail to remain a holding company whose sole asset is the Company Class A Interests currently held by the Blocker or undertake any operations or actions, except for actions as are reasonable and appropriate in furtherance of the Transactions;
(g)   take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, other than as required by GAAP;
(h)   make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;
(i)   liquidate, dissolve, reorganize; or
(j)   enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

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Section 8.03   Conduct of Business by Parent and the Merger Sub Entities Pending the Mergers.   Except (1) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), (2) as set forth on Section 8.03 of the Company Disclosure Schedule, (3) as required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures) or (4) for actions taken in good faith in response to the coronavirus (COVID-19) pandemic that are (x) consistent with such past actions by Parent or (y) taken after consultation with the Company, Parent agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Second Company Merger Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Parent and the Merger Sub Entities shall be conducted in the ordinary course of business. Except (A) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), or in connection with the terms and conditions of, any Subscription Agreement, (B) as set forth on Section 8.03 of the Company Disclosure Schedule, or (C) as required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), none of Parent or the Merger Sub Entities shall, between the date of this Agreement and the Second Company Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:
(a)   amend or otherwise change the Parent Organizational Documents, the Merger Sub 1 Organizational Documents, the Merger Sub 2 Organizational Documents, the Merger Sub 3 Organizational Documents, or the Merger Sub 4 Organizational Documents or form any subsidiary of Parent other than the Merger Sub Entities;
(b)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or equity interests, other than redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents;
(c)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Parent Common Stock or Parent Warrants except for redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents;
(d)   issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock, equity interests or other securities of Parent or the Merger Sub Entities, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, equity interests, or any other ownership interest (including, without limitation, any phantom interest), of Parent or the Merger Sub Entities;
(e)   acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;
(f)   incur Indebtedness or guarantee any Indebtedness of another Person;
(g)   make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;
(h)   make or change any material Tax election, change any Tax accounting method, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability or Tax credits;
(i)   take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Company Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
(j)   liquidate, dissolve, reorganize or otherwise wind up the business and operations of Parent or the Merger Sub Entities;

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(k)   amend the Trust Agreement or any other agreement related to the Trust Account;
(l)   hire any employee or adopt or enter into any employee benefit plan (including grant or establish any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of Parent (for the avoidance of doubt, other than consultants, advisors, including legal counsel or institutional service providers engaged by Parent)); or
(m)   enter into any agreement or otherwise make a binding commitment to do any of the foregoing.
Section 8.04   Claims Against Trust Account.   The Company, the Blocker, Blocker Member and each of their respective Representatives (collectively, the “Company Parties”) agree that, notwithstanding any other provision contained in this Agreement, the Company Parties do not now have, and shall not at any time prior to the Second Company Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between any of the Company Parties on the one hand, and Parent on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 8.04 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company Parties hereby irrevocably waive any Claim they may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company Parties from pursuing a claim against Parent or the Merger Sub Entities or any other person (a) for legal relief against monies or other assets of Parent or the Merger Sub Entities held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Parent (or any successor entity), or the Merger Sub Entities in the event this Agreement is terminated for any reason and Parent consummates a business combination transaction with another party. In the event that any Company Party commences any Action against or involving the Trust Fund in violation of the foregoing, Parent shall be entitled to recover from such Company Party the associated reasonable legal fees and costs in connection with any such Action, in the event Parent prevails in such Action.
ARTICLE IX.
ADDITIONAL AGREEMENTS
Section 9.01   Proxy Statement; Registration Statement.
(a)   As promptly as practicable after the delivery of the PCAOB Audited Financials by the Company to Parent, (i) Parent and the Company shall prepare and file with the SEC a joint consent solicitation/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to Parent Stockholders soliciting proxies in favor of the Parent Proposals from such stockholders in connection with the special meeting of Parent’s stockholders (the “Parent Stockholders’ Meeting”) to be held to consider approval and adoption of (A) this Agreement and the Transactions and any separate or unbundled proposals as are required to implement the foregoing, (B) the issuance of New Parent Common Stock as contemplated by this Agreement and the Subscription Agreements, (C) the Parent Second Amended and Restated Certificate of Incorporation, (D) the Stock Incentive Plan and the ESPP, (E) the appointment of the directors of Parent in accordance with Section 2.05(b), (F) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto and (G) any other proposals the parties hereto deem necessary or appropriate to effectuate the Transactions (collectively, the “Parent Proposals”) and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of (A) the shares of New Parent Common Stock constituting the Aggregate Stock Consideration to be issued to the Company Members pursuant to this Agreement (other than the Key Company Members) and (B) the shares of New Parent Common Stock issuable upon exercise of the Exchanged Options or upon settlement of the Exchanged Units. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Proxy Statement and

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Registration Statement. Parent and the Company each shall use their reasonable best efforts to (1) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement and the Registration Statement, (3) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing with the SEC and (4) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of New Parent Common Stock, the Exchanged Options and or Exchanged Units, in each case to be issued or issuable to the Blocker Member and the Company Members pursuant to this Agreement. As promptly as practicable after the effective time of the Registration Statement, Parent shall mail the Proxy Statement to the Parent Stockholders and the Company shall mail the Proxy Statement to the Company Members. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. If, in connection with the preparation and filing of the Proxy Statement and Registration Statement, the SEC requires that a tax opinion or opinions be prepared and submitted by the respective tax counsel of the Company and/or Parent with respect to the Company Mergers (each, a “Company Merger Tax Opinion”) and/or with respect to the Blocker Mergers (each, a “Blocker Merger Tax Opinion”), (a) Parent, the Blocker, Blocker Member and the Company shall deliver to Greenberg Traurig, LLP and Paul Hastings LLP, respectively, customary Tax representation letters satisfactory to its tax counsel, dated and executed as of the date the Proxy Statement and Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such tax counsel in connection with the preparation and filing of the Proxy Statement and Registration Statement, and (b) the Company and/or Parent, as applicable, shall cause its respective tax counsel to render a Company Merger Tax Opinion and (c) the Company and/or Parent, as applicable, shall cause its respective tax counsel to render a Blocker Merger Tax Opinion; provided, however, that notwithstanding anything to the contrary herein, none of Parent, Blocker Member, the Blocker or the Company shall be required to furnish, or caused to be furnished by its respective tax counsel, any opinion regarding the qualification of the Blocker Mergers as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.
(b)   No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed), except as required by applicable Law. Parent and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the New Parent Common Stock to be issued or issuable to the Blocker Member and the Company Members in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.
(c)   Parent represents that the information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to Parent Stockholders and Company Members, (iii) the time of the Parent Stockholders’ Meeting, and (iv) the Second Company Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Second Company Merger Effective Time, any event or circumstance relating to Parent, the Merger Sub Entities or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible

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for filing with the SEC in connection with the Mergers or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
(d)   The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to Parent Stockholders and Company Members, (iii) the time of the Parent Stockholders’ Meeting, and (iv) the Second Company Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Second Company Merger Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for causing Parent to file with the SEC in connection with the Mergers or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
Section 9.02   Parent Stockholders’ Meetings; Merger Sub Entities’ Sole Member Approval.
(a)   Parent shall call and hold the Parent Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Parent Proposals, and Parent shall use its reasonable best efforts to hold the Parent Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than thirty (30) days after the date on which the Proxy Statement is mailed to Parent Stockholders). Parent shall use its reasonable best efforts to obtain the approval of the Parent Proposals at the Parent Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Parent Proposals, and shall take all other lawful action necessary or advisable to secure the required vote or consent of its stockholders. The Parent Board shall recommend to its stockholders that they approve the Parent Proposals and shall include such recommendation in the Proxy Statement.
(b)   Promptly following the execution of this Agreement, Parent shall adopt this Agreement, as the sole member of each Merger Sub Entity.
Section 9.03   Blocker Consent.   Blocker Member, as the sole member and manager of the Blocker, hereby consents to, and approves and adopts this Agreement and the Blocker Mergers. In addition, the Blocker Member shall cause the Blocker to perform and comply with all of the Blocker’s obligations under this Agreement.
Section 9.04   Company Written Consent.   Immediately following the execution and delivery of this Agreement, the Company shall cause the Key Company Members to deliver to it, and the Company shall deliver to Parent, a written consent (which shall be irrevocable and in such form and substance as shall be reasonably acceptable to Parent) approving and adopting this Agreement and approving the Company Mergers and the other Transactions (the “Company Written Consent”).
Section 9.05   Access to Information; Confidentiality.
(a)   From the date of this Agreement until the Second Company Merger Effective Time or the earlier termination of this Agreement in accordance with Article XI, the Company and Parent shall (and shall cause their respective subsidiaries and instruct their respective Representatives to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its

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Representatives may reasonably request. Notwithstanding the foregoing, but without limiting the Company’s obligations under Section 9.05, neither the Company nor Parent shall be required to provide access to or disclose information to the extent such party has been advised by legal counsel that the access or disclosure would jeopardize the protection of attorney-client, work product or similar privilege or protection or contravene applicable Law (it being agreed that the parties hereto shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).
(b)   All information obtained by the parties hereto pursuant to this Section 9.05 shall be kept confidential in accordance with the Mutual Nondisclosure Agreement, dated as of April 6, 2021 (the “Confidentiality Agreement”), between Parent and the Company.
(c)   Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.
Section 9.06   Exclusivity.
(a)   From and after the date hereof until the Second Company Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article XI, the Company Parties shall not, and shall direct each Company Subsidiary not to, and shall not authorize or knowingly permit any Representative of the Company or Company Subsidiaries to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), directly or indirectly, whether publicly or otherwise, any inquiries, offers or proposals with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to or furnish non-public information regarding, the Company’s or any Company Subsidiary’s properties, assets, personnel, books or records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other communications that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any Company Subsidiary, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement, arrangement or understanding, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, business combination agreement, transaction agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing actions. The Company Parties shall and shall instruct and cause each Company Subsidiary to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Company Acquisition Proposal.
(b)   From and after the date of this Agreement until the Second Company Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article XI, Parent shall not, and shall direct each Merger Sub Entity not to, and shall not authorize or knowingly permit any Representative of Parent or any Merger Sub Entity to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), directly or indirectly, whether publicly or otherwise, any inquiries, offers or proposals with respect to, or the making of, any merger, purchase of ownership interests or assets of Parent, recapitalization or similar business combination transaction (each such transaction involving Parent other than with the Company, the Company Members and their respective affiliates, a “Business Combination Proposal”), (ii) engage in any negotiations or discussions concerning, or provide access to or furnish non-public information regarding Parent’s or the Merger Sub Entities’ properties, assets, personnel, books or records or any Confidential Information

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or data to, any person relating to a Business Combination Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Business Combination Proposal (or inquiries, proposals or offers or other communications that would reasonably be expected to lead to any Business Combination Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of capital stock of Parent or equity interests of the Merger Sub Entities, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Business Combination Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement, arrangement or understanding, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, business combination agreement, transaction agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Business Combination Proposal, or (vii) resolve or agree to do any of the foregoing actions or otherwise authorize or permit any of its Representatives to take any such action. Parent shall and shall instruct and cause the Merger Sub Entities and the Representatives of Parent and the Merger Sub Entities to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Business Combination Proposal.
Section 9.07   Employee Benefits Matters.
(a)   During the period commencing as of the Second Company Merger Effective Time and ending on the first (1st) anniversary thereof, Parent shall, or shall cause the Surviving Company to, provide (i) each employee of the Company or one of the Company Subsidiaries who remains employed immediately after the Second Company Merger Effective Time (the “Continuing Employees”) with a base salary or wage rate and an annual target cash bonus opportunity at least equal to the base salary or wage rate and annual target cash bonus opportunity in effect as of immediately prior to the Second Company Merger Effective Time, and (ii) Continuing Employees other employee benefits that are substantially similar in the aggregate to those provided to employees of the Company and its subsidiaries immediately prior to the Second Company Merger Effective Time.
(b)   From and after the Second Company Merger Effective Time, Parent shall, or shall cause the Surviving Company to, honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities under any Plan or Service Agreement in accordance with the terms thereof.
(c)   Parent shall, or shall cause the Surviving Company and each of its subsidiaries, as applicable, to provide the Continuing Employees credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Company or any of its subsidiaries (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Second Company Merger Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Company or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Company will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.
(d)   The provisions of this Section 9.07 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights

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or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, Parent, the Surviving Company and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.
Section 9.08   Directors’ and Officers’ Indemnification.
(a)   The certificate of formation and the limited liability company agreement of the Surviving Company shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement of the current or former directors, officers, employees or agents of the Company and its subsidiaries than are set forth in the Company Organizational Documents as in effect as of the date hereof, and the Surviving Company shall cause the organizational documents of the Company Subsidiaries to contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement of the current and former directors, officers, employees or agents of the Company Subsidiaries than are set forth in the organizational documents of the Company Subsidiaries as in effect as of the date hereof, which provisions shall, in each case, not be amended, repealed or otherwise modified for a period of six years from the Second Company Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Second Company Merger Effective Time, were directors, officers, employees, or agents of the Company or the Company Subsidiaries (the “D&O Indemnitees”) covered thereby, unless such modification shall be required by applicable Law.
(b)   Each of Parent and the Surviving Company shall purchase (which shall be paid for in full by the Surviving Company) and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail Policies”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by Parent or the Company, respectively, as of the Closing with respect to matters occurring prior to the Second Company Merger Effective Time. The D&O Tail Policies shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the applicable policy in effect immediately prior to the Second Company Merger Effective Time for the benefit of Parent’s and the Company’s directors and officers, and shall remain in effect for the six (6) year period following the Closing.
(c)   The provisions of this Section 9.08 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee, his or her heirs, and his or her Representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, agreement, or otherwise.
(d)   In the event that the Surviving Company, the Company Subsidiaries, Parent, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, the Surviving Company shall use commercially reasonable efforts to ensure that the successors and assigns of the Surviving Company or such Company Subsidiary or Parent, as the case may be, shall assume, at and as of the closing of the applicable transaction referred to in this Section 9.08(d), all of the obligations set forth in this Section 9.08.
(e)   The obligations of the Surviving Company under this Section 9.08 shall not be terminated or modified in such a manner as to materially and adversely affect and D&O Indemnitee to whom this Section 9.08 applies without the consent of the affected D&O Indemnitee (it being expressly agreed that the D&O Indemnitee to whom this Section 9.08 applies shall be third party beneficiaries of this Section 9.08.
Section 9.09   Notification of Certain Matters.   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any event which a party becomes aware of between the

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date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article XI), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article X to fail. No notification given by the Company under this Section 9.09 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.
Section 9.10   Further Action; Reasonable Best Efforts.
(a)   Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers; provided, however, that in no event shall the Company or the Company Subsidiaries be obligated to bear any material expense or pay any material fee with obtaining any consents, approvals or authorizations from any parties to contracts with the Company and the Company Subsidiary necessary for the consummation for the Transactions and to fulfill the conditions to the Mergers. In case, at any time after the Second Company Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such lawful action.
(b)   Each of the parties hereto shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the fullest extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties hereto will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties hereto will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.
Section 9.11   Public Announcements.   The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article XI) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each of Parent and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed); provided, however, that each of Parent and the Company may make any such announcement or other communication (a) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing party shall, to the fullest extent permitted by applicable Law, first allow the other party to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith, (b) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously

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approved in accordance with this Section 9.11, and (c) to Governmental Authorities in connection with any consents, approvals and authorizations required to be made under this Agreement or in connection with the Transactions. Furthermore, nothing contained in this Section 9.11 shall prevent Parent or the Company or their respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.
Section 9.12   PCAOB Audited Financials.   The Company shall use commercially reasonable efforts to deliver true and complete copies of (a) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for such years and (b) the reviewed consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2021, and the related unaudited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for the six (6) month period then ended, in each case, (i) prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and (ii) audited in accordance with the auditing standards of the PCAOB, together with separate audited financial statements of any Company Subsidiaries required to be included in the Registration Statement and the Proxy Statement (collectively, the “PCAOB Audited Financials”) not later than August 26, 2021.
Section 9.13   Tax Matters.   Parent, Blocker Member, the Blocker and the Company intend that, for United States federal income Tax purposes, the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Parent and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). The Mergers shall be reported by the parties hereto for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties hereto shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code, including providing factual support letters. Notwithstanding anything to the contrary herein, none of Parent, Blocker Member, the Blocker or the Company shall be required to furnish, or caused to be furnished by its respective tax counsel, any opinion regarding the qualification of the Blocker Mergers as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.
Section 9.14   Stock Exchange Listing.
(a)   Parent will use its reasonable best efforts to cause the Aggregate Stock Consideration and shares of New Parent Common Stock issuable upon exercise of the Exchanged Options and settlement of the Exchanged Units issued in connection with the Transactions to be approved for listing on the Nasdaq Capital Market at Closing. During the period from the date hereof until the Closing, Parent shall use its reasonable best efforts to keep the Parent Units, Parent Class A Common Stock and Parent Warrants listed for trading on the Nasdaq Capital Market.
(b)   Prior to the Closing, Parent shall apply for “ADTH” as a new ticker symbol with the Nasdaq Capital Market or, if “ADTH” is not available, then another mutually agreed upon new ticker symbol reflecting the name “AdTheorent” contingent upon the Parent Proposals having been approved and adopted by the requisite affirmative vote of the Parent Stockholders in accordance with the Proxy Statement, the General Corporation Law of the State of Delaware (“DGCL”), the Parent Organizational Documents and the rules and regulations of the Nasdaq Capital Market.
Section 9.15   Antitrust.
(a)   To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly (and in connection with any required filings under the HSR Act, no later than ten (10) Business Days after the date of this Agreement) make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to

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cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.
(b)   Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any Action by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any Action by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority.
(c)   No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.
Section 9.16   Trust Account. As of the Second Company Merger Effective Time, the obligations of Parent to dissolve or liquidate within a specified time period as contained in Parent’s Certificate of Incorporation will be terminated and Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Mergers or otherwise, and no stockholder of Parent shall be entitled to receive any amount from the Trust Account. Parent shall provide notice to CST in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to CST pursuant to the Trust Agreement and cause CST, prior to the Second Company Merger Effective Time, and CST shall thereupon be obligated, to transfer the funds held in the Trust Account (other than such funds as are necessary to pay Parent Stockholders who have exercised their Redemption Rights) as directed by Parent and thereafter shall cause the Trust Account and the Trust Agreement to terminate.
Section 9.17   Stock Incentive Plan. Parent shall, prior to the effectiveness of the Proxy Statement, adopt a new equity incentive plan (the “Stock Incentive Plan”) in the form attached hereto as Exhibit G and include a proposal in the Proxy Statement to approve the Stock Incentive Plan, to be effective as of the Second Company Merger Effective Time, which shall be in such form as the Company and Parent shall mutually determine and which shall provide for an aggregate reserve of shares of New Parent Common Stock thereunder equal to the sum of (a) ten percent (10%) of the issued and outstanding shares of New Parent Common Stock, on a fully diluted basis, as of the Second Company Merger Effective Time, and (b) an annual increase on the first day of each calendar year during the term of the Stock Incentive Plan equal to the lesser of (i) a number equal to five percent (5%) of the aggregate number of shares of New Parent Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares of New Parent Common Stock as is determined by the Parent Board.
Section 9.18   Employee Stock Purchase Plan. Parent shall, prior to the effectiveness of the Proxy Statement, adopt a new employee stock purchase plan (the “ESPP”) in the form attached hereto as

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Exhibit H and include a proposal in the Proxy Statement to approve the ESPP, to be effective as soon as administratively practicable after the Second Company Merger Effective Time, which shall be in such form as the Company and Parent shall mutually determine and which shall provide for an aggregate reserve of shares of New Parent Common Stock thereunder equal to the sum of (a) two percent (2%) of the issued and outstanding shares of New Parent Common Stock, on a fully diluted basis, as of the Second Company Merger Effective Time, and (b) an annual increase on the first day of each calendar year during the term of the Stock Incentive Plan equal to the lesser of (i) a number equal to one percent (1%) of the aggregate number of shares of New Parent Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares of New Parent Common Stock as is determined by the Parent Board.
Section 9.19   Qualifying Private Placements.
(a)   Notwithstanding anything to the contrary in this Agreement, Parent shall be permitted to enter into subscription agreements with a financing source or sources relating to a Qualifying Private Placement transaction and such subscription agreements shall, upon execution, be deemed Subscription Agreements.
(b)   In addition to the Qualifying Private Placements pursuant to Section 9.19(a), subject to the prior written consent of the Company (which shall be in its sole discretion), Parent shall be permitted to enter into additional subscription agreements with a financing source or sources relating to a Private Placement transaction, which such subscription agreements shall, upon execution, be deemed Subscription Agreements.
Section 9.20   Additional Indebtedness.   If there is an Available Cash Shortfall Amount which shall cause the Aggregate Cash Consideration to be reduced below $140,000,000, and Parent shall exercise its option, in its sole discretion, to make up such shortfall by requiring the Company or any Company Subsidiary to incur additional Indebtedness in order to apply such funds to such shortfall, the Company shall, or shall cause the applicable Company Subsidiary to, incur such additional Indebtedness upon commercially reasonable terms mutually agreed upon by the Company and Parent, each acting in good faith (and in no event shall the amount of such additional Indebtedness be more than such shortfall).
ARTICLE X.
CONDITIONS TO THE MERGER
Section 10.01   Conditions to the Obligations of Each Party. The obligations of each party hereto to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:
(a)   Parent Stockholders’ Approval. The Parent Proposals shall have been approved and adopted by the requisite affirmative vote of Parent Stockholders in accordance with the Proxy Statement, the DGCL, the Parent Organizational Documents and the rules and regulations of the Nasdaq Capital Market.
(b)   No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.
(c)   Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.
(d)   Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

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(e)   Stock Exchange Listing. The shares of New Parent Common Stock constituting the Aggregate Stock Consideration and shares of New Parent Common Stock issuable upon exercise of the Exchanged Options or the settlement of the Exchanged Units shall have been approved for listing on the Nasdaq Capital Market subject to notice of official issuance.
Section 10.02   Conditions to the Obligations of Parent and the Merger Sub Entities. The obligations of Parent and the Merger Sub Entities to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:
(a)   Representations and Warranties of the Company. The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.03 (Capitalization), Section 4.04 (Authority Relative to this Agreement), and Section 4.23 (Brokers) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the Company contained in Section 4.08 (Absence of Certain Changes or Events) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.
(b)   Representations and Warranties of the Blocker. The (i) representations and warranties of the Blocker contained in Section 5.01 (Organization), Section 5.02 (Authority Relative to This Agreement), Section 5.03 (Capitalization) and Section 5.09 (Brokers) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Blocker contained in in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made at and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not, and would not reasonably be expected to, cause a material adverse effect on the Blocker.
(c)   Representations and Warranties of the Blocker Member. The (i) representations and warranties of the Blocker Member contained in Section 6.01 (Organization), Section 6.02 (Authority Relative to This Agreement), and Section 6.04 (Brokers) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Blocker Member contained in in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made at and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure

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of such representations and warranties to be true and correct, taken as a whole, does not, and would not reasonably be expected to, cause a material adverse effect on the Blocker Member.
(d)   Agreements and Covenants. The Company, the Blocker and Blocker Member, respectively, shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Second Company Merger Effective Time.
(e)   Officer Certificate.
(i)   The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 10.02(a) and Section 10.02(d).
(ii)   The Blocker and Blocker Member shall have delivered to Parent a certificate, dated the date of the Closing, signed by an officer of the Blocker and the Blocker Member, certifying as to the satisfaction of the conditions specified in Section 10.02(b) and Section 10.02(c), in each case, with respect to the Blocker and the Blocker Member.
(f)   Resignation. All members of the Company Board shall have executed written resignations effective as of the Second Company Merger Effective Time.
(g)   Registration Rights Agreement. All parties to the Registration Rights Agreement (other than Parent, the Sponsor and the other Parent Stockholders prior to the Second Company Merger Effective Time contemplated to be party thereto) shall have delivered, or cause to be delivered, to Parent a copy of the Registration Rights Agreement duly executed by all such parties.
(h)   Lock-Up Agreement. All parties to the Lock-Up Agreement (other than Parent) shall have delivered, or cause to be delivered, to Parent a copy of the Lock-Up Agreement duly executed by all such parties.
(i)   Stockholders Agreement. All parties to the Stockholders Agreement (other than Parent and Sponsor) shall have delivered, or cause to be delivered, to Parent a copy of the Stockholders Agreement duly executed by all such parties.
(j)   FIRPTA Tax Certificate and Form W-9.
(i)   The Company shall have delivered to Parent a properly executed certification that the Company Interests are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Parent with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.
(ii)   The Blocker Member shall have delivered to Parent an IRS Form W-9.
(k)   Company Equity Plan. The Company shall have adopted such Company Board or committee resolutions as may be required to provide that no new awards shall be granted under the Company Equity Plan on or after the Closing Date.
(l)   Payment Spreadsheet. The Company shall have delivered to Parent the Payment Spreadsheet in accordance with Section 3.01.
(m)   Payoff Letters. The Company shall have delivered to Parent a copy of the (i) Monroe Payoff Letter and (ii) SVB Payoff Letter, in each case, contemplated by Section 3.09(g).
(n)   Company Written Consent. The Company Written Consent shall have been delivered to Parent.
Section 10.03   Conditions to the Obligations of the Company, the Blocker and the Blocker Member. The obligations of the Company, the Blocker and the Blocker Member to consummate the Transactions,

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including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:
(a)   Representations and Warranties. The representations and warranties of Parent, and the Merger Sub Entities contained in Section 7.01 (Corporate Organization), Section 7.04 (Authority Relative to this Agreement), and Section 7.12 (Brokers) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Parent and the Merger Sub Entities contained in Section 7.03 (Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Parent and the Merger Sub Entities contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Parent Material Adverse Effect.
(b)   Agreements and Covenants. Parent and the Merger Sub Entities shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Second Company Merger Effective Time.
(c)   Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Parent, certifying as to the satisfaction of the conditions specified in Section 10.03(a), Section 10.03(b) and Section 10.03(d).
(d)   Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred and no event or circumstance that may result in or cause a Parent Material Adverse Effect shall have occurred.
(e)   Registration Rights Agreement. Parent, the Sponsor and the other Parent Stockholders prior to the Second Company Merger Effective Time contemplated to be party thereto shall have delivered a copy of the Registration Rights Agreement duly executed by Parent, the Sponsor and such other Parent Stockholders.
(f)   Lock-Up Agreement. Parent shall have delivered a copy of the Lock-Up Agreement duly executed by Parent.
(g)   Stockholders Agreement. Parent and Sponsor shall have delivered, or cause to be delivered, to the Company a copy of the Stockholders Agreement duly executed by Parent and Sponsor.
(h)   Escrow Agreement. Parent, Sponsor and the escrow agent contemplated by the Sponsor Support Agreement shall have entered into the escrow agreement contemplated by the Sponsor Support Agreement and Sponsor shall have delivered the Escrow Securities (as defined in the Sponsor Support Agreement) to the escrow agent.
(i)   Resignations. The officers of Parent and the members of the Parent Board set forth on Schedule F shall have executed written resignations effective as of the Second Company Merger Effective Time.
(j)   Aggregate Cash Consideration. The amount available for the Aggregate Cash Consideration shall be equal to at least one hundred forty million dollars ($140,000,000).
(k)   Available Cash. The Available Cash shall be equal to at least two hundred fifty eight million one hundred twenty five thousand dollars ($258,125,000).

Annex A-69

ARTICLE XI.
TERMINATION, AMENDMENT AND WAIVER
Section 11.01   Termination.   This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Second Company Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Blocker Member, Company Members or Parent Stockholders, as follows:
(a)   by mutual written consent of Parent and the Company;
(b)   by either Parent or the Company if the Second Company Merger Effective Time shall not have occurred prior to the six (6) month anniversary of the date of this Agreement (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 11.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article X on or prior to the Outside Date;
(c)   by either Parent or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Mergers;
(d)   by either Parent or the Company if any of the Parent Proposals shall fail to receive the requisite Parent stockholder approval at the Parent Stockholders’ Meeting or any adjournment or postponement thereof;
(e)   by Parent if the Company shall have failed to deliver to Parent the Company Written Consent immediately following execution and delivery of this Agreement;
(f)   by Parent if the PCAOB Audited Financials shall not have been delivered to Parent by the Company on or before September 26, 2021; or
(g)   by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company, the Blocker or the Blocker Member set forth in this Agreement, or if any representation or warranty of the Company, the Blocker or the Blocker Member shall have become untrue, in either case such that the conditions set forth in Section 10.03(a), Section 10.03(b), Section 10.03(c) or Section 10.03(d) would not be satisfied (“Terminating Company Breach”); provided that Parent has not waived such Terminating Company Breach; provided further that, if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 11.01(g) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Parent to the Company; or
(h)   by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and the Merger Sub Entities set forth in this Agreement, or if any representation or warranty of Parent and the Merger Sub Entities shall have become untrue, in either case such that the conditions set forth in Section 10.03(a) or Section 10.03(b) would not be satisfied (“Terminating Parent Breach”); provided that the Company has not waived such Terminating Parent Breach; provided, however, that, if such Terminating Parent Breach is curable by Parent and the Merger Sub Entities, the Company may not terminate this Agreement under this Section 11.01(h) for so long as Parent and the Merger Sub Entities continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Parent.
Section 11.02   Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall, to the fullest extent permitted by applicable Law, forthwith become

Annex A-70

void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 11.02, Section 11.03, Article XII and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.
Section 11.03   Expenses. Except as set forth in this Section 11.03 or elsewhere in this Agreement, including Section 3.09(f), all Transaction Expenses shall be paid by the party incurring such expenses, whether or not the Mergers or any other Transactions is consummated, except that Parent and the Company shall each pay one half of all expenses when due and payable relating to all SEC and other regulatory filing fees incurred in connection with the Transactions, including the filing fee(s) for the Notification and Report Forms filed under the HSR Act.
Section 11.04   Amendment. This Agreement may be amended in writing by the parties hereto (by their respective boards of directors) at any time prior to the Second Company Merger Effective Time, so long as no amendment that requires stockholder or member approval under applicable Law shall be made without the requisite approval of those stockholders or members, as applicable. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
Section 11.05   Waiver. At any time prior to the Second Company Merger Effective Time, (a) Parent may (i) extend the time for the performance of any obligation or other act of the Company, the Blocker or the Blocker Member, (ii) waive any inaccuracy in the representations and warranties of the Company, the Blocker or the Blocker Member contained herein or in any document delivered by the Company, the Blocker or the Blocker Member pursuant hereto and (iii) waive compliance with any agreement of the Company, the Blocker or the Blocker Member or any condition to its own obligations contained herein, and (b) the Company may (i) extend the time for the performance of any obligation or other act of Parent or the Merger Sub Entities, (ii) waive any inaccuracy in the representations and warranties of Parent or the Merger Sub Entities contained herein or in any document delivered by Parent or the Merger Sub Entities pursuant hereto and (iii) waive compliance with any agreement of Parent or the Merger Sub Entities or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
ARTICLE XII.
GENERAL PROVISIONS
Section 12.01   Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.01):
if to Parent or the Merger Sub Entities prior to the Closing:
MCAP Acquisition Corporation
311 South Wacker Drive, Suite 6400
Chicago, Illinois 60606
Attention: Peter Gruszka
Email: pgruszka@monroecap.com
with a copy to:
Greenberg Traurig, P.A.
333 SE 2nd Avenue
Suite 4400
Miami, FL 33131
Attention: Alan I. Annex, Esq.
Email: annexa@gtlaw.com

Annex A-71

if to the Company prior to the Closing:
AdTheorent Holding Company, LLC
c/o H.I.G. Capital, L.L.C.
500 Boylston Street, 20th Floor
Boston, MA 02116
Attention: Eric Tencer
Email: etencer@higgrowth.com
with a copy to:
Paul Hastings LLP
71 South Wacker Drive, 45th Floor
Chicago, IL 60606
Attention: Amit Mehta
Email: amitmehta@paulhastings.com
and
Paul Hastings LLP
101 California, 48th Floor
San Francisco, CA 94111
Attention: Steve Camahort
Email: stevecamahort@paulhastings.com
if to the Blocker or Blocker Member:
H.I.G. Growth — AdTheorent Intermediate, LLC,
H.I.G. Growth — AdTheorent, LLC
c/o H.I.G. Capital, L.L.C.
500 Boylston Street, 20th Floor
Boston, MA 02116
Attention: Eric Tencer
Email: etencer@higgrowth.com
with a copy to:
Paul Hastings LLP
71 South Wacker Drive, 45th Floor
Chicago, IL 60606
Attention: Amit Mehta
Email: amitmehta@paulhastings.com
and
Paul Hastings LLP
101 California, 48th Floor
San Francisco, CA 94111
Attention: Steve Camahort
Email: stevecamahort@paulhastings.com
if to the Surviving Company after Closing:
AdTheorent Holding Company, LLC
330 Hudson Street, 13th Floor
New York, NY 10013
Attention: James Lawson
Email: jim@adtheorent.com

Annex A-72

with a copy to:
H.I.G. Capital, L.L.C.
500 Boylston Street, 20th Floor
Boston, MA 02116
Attention: Eric Tencer
Email: etencer@higgrowth.com
and
Paul Hastings LLP
71 South Wacker Drive, 45th Floor
Chicago, IL 60606
Attention: Amit Mehta
Email: amitmehta@paulhastings.com
and
Paul Hastings LLP
101 California, 48th Floor
San Francisco, CA 94111
Attention: Steve Camahort
Email: stevecamahort@paulhastings.com
Section 12.02   Nonsurvival of Representations, Warranties and Covenants. Except as set forth in Section 9.09, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing (including Section 9.09) and then only with respect to any breaches occurring after the Closing, (b) Section 9.09, (c) this Article XII and (d) any corresponding definitions set forth in Article I.
Section 12.03   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 12.04   Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede, except as set forth in Section 9.05(b), all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.
Section 12.05   Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 9.08 (which is intended to be for the benefit of the natural persons covered thereby and may be enforced by such natural persons).
Section 12.06   Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that

Annex A-73

State. Any Action arising out of or relating to this Agreement or the Transactions shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not available in such court, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. To the fullest extent permitted by applicable Law, the parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the Transactions brought by any party hereto, and (b) agree not to commence any such Action except in the courts described above in Delaware, other than any Action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. To the fullest extent permitted by applicable Law, each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement or the Transactions, or the subject matter hereof, may not be enforced in or by such courts.
Section 12.07   Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Agreement or the Transactions. Each of the parties hereto (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 12.07.
Section 12.08   Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 12.09   Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
Section 12.10   Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties hereto shall, to the fullest extent permitted by Law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including such parties’ obligation to consummate the Transactions) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any federal court located in the State of Delaware or any other Delaware state court without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. To the fullest extent permitted by applicable Law, each of the parties hereto hereby further waives (a) any defense in any Action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.
[Signature Page Follows.]

Annex A-74

IN WITNESS WHEREOF, Parent, the Merger Sub Entities, the Blocker, Blocker Member and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
MCAP ACQUISITION CORPORATION
By
/s/ Theodore Koenig

Name:   Theodore Koenig
Title:    Chief Executive Officer
GRNT MERGER SUB 1 LLC
By
/s/ Theodore Koenig

Name:   Theodore Koenig
Title:    President
GRNT MERGER SUB 2 LLC
By
/s/ Theodore Koenig

Name:   Theodore Koenig
Title:    President
GRNT MERGER SUB 3 LLC
By
/s/ Theodore Koenig

Name:   Theodore Koenig
Title:    President
GRNT MERGER SUB 4 LLC
By
/s/ Theodore Koenig

Name:   Theodore Koenig
Title:    President
H.I.G. GROWTH — ADTHEORENT INTERMEDIATE, LLC
By
/s/ Richard Siegel

Name:   Richard Siegel
Title:    Authorized Signatory
[Signature Page to Business Combination Agreement]

H.I.G. GROWTH — ADTHEORENT, LLC
By
/s/ Richard Siegel
Name:   Richard Siegel
Title:    Authorized Signatory

ADTHEORENT HOLDING COMPANY, LLC
By
/s/ Eric Tencer

Name:   Eric Tencer
Title:    Vice President and Secretary
[Signature Page to Business Combination Agreement]

Annex B
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MCAP ACQUISITION CORPORATION
MCAP Acquisition Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows:
The name of the Corporation is MCAP Acquisition Corporation. The original Certificate of Incorporation of the Corporation (the “Original Certificate”) was filed with the Secretary of State of the State of Delaware on November 12, 2020. The Corporation amended and restated the Original Certificate, which was filed with the Secretary of State of the State of Delaware on February 25, 2021.
This Second Amended and Restated Certificate of Incorporation in the form of Exhibit A attached hereto has been duly adopted in accordance with the provisions of Sections 211, 242 and 245 of the DGCL.
The text of the Corporation’s Certificate of Incorporation as heretofore amended or supplemented is hereby restated and amended to read in its entirety as set forth in Exhibit A attached hereto. This Second Amended and Restated Certificate of Incorporation shall be effective upon its filing with the Secretary of State of the State of Delaware.
IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been signed this        day of            , 2021.
MCAP ACQUISITION CORPORATION
By:

 Name:
 Title:

Annex B-1

EXHIBIT A
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
[PUBCO]
ARTICLE I
NAME
The name of the corporation is [Pubco] (the “Corporation”).
ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
PURPOSE AND DURATION
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is to have a perpetual existence.
ARTICLE IV
CAPITAL STOCK
Section 4.1   The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is             shares, consisting of (a)             shares of common stock (the “Common Stock”) and (b)             shares of preferred stock (the “Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation with the power to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.
Section 4.2   Shares of Preferred Stock may be issued from time to time in one or more classes or series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more classes or series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL, setting forth such resolution and, with respect to each such series, establishing the designation of such class or series and the number of shares to be included in such class or series and fixing the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such class or series. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any class or series of Preferred Stock may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with or be junior to the Preferred Stock of any other class or series. The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other classes or series at any time outstanding. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any class or series of the Preferred Stock so authorized in accordance with this Second Amended and Restated Certificate of Incorporation. Unless otherwise provided in the Certificate of Designation establishing a class or series of Preferred Stock, the Board of Directors may, by resolution or resolutions, increase or decrease (but not below the number

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of shares of such class or series then outstanding) the number of shares of such class or series and, if the number of shares of such class or series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.
Section 4.3   The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by or in instrument(s) approved by the Board of Directors. The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.
Section 4.4
(a)   Except as otherwise required by law or this Second Amended and Restated Certificate (or any Certificate of Designation made hereunder), the holders of Common Stock shall exclusively possess all voting power with respect to the Corporation. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. The holders of shares of the Common Stock shall at all times vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.
(b)   Except as otherwise required by law or this Second Amended and Restated Certificate (or any Certificate of Designation made hereunder), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (or any Certificate of Designation made hereunder), the holders of the Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (or any Certificate of Designation made hereunder) that relates solely to the terms of one or more outstanding class or series of the Preferred Stock if the holders of such affected class or series of Preferred Stock are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to this Second Amended and Restated Certificate (or any Certificate of Designation made hereunder) or the DGCL.
(c)   Subject to applicable law and the rights, if any, of the holders of any outstanding class or series of the Preferred Stock, the holders of the shares of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.
(d)   Subject to applicable law and the rights, if any, of the holders of any outstanding class or series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.
ARTICLE V
BOARD OF DIRECTORS
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
Section 5.1
(a)   The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. Subject to Section 5.1(d), the number of directors which shall constitute

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the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.
(b)   Subject to the special rights of the holders of any class or series of Preferred Stock to elect directors, for a period of five years following the filing of this Certificate of Incorporation (the “Specified Period”), the Board of Directors (other than those directors elected by the holders of any class or series of Preferred Stock) shall be classified with respect to the time for which directors severally hold office into three classes: Class I; Class II; and Class III. Each class shall consist, as nearly equal in number as possible, of one-third of the total number of directors constituting the entire Board of Directors and the allocation of directors among the three classes shall be determined by the Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the filing of this Certificate of Incorporation; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the filing of this Certificate of Incorporation; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the filing of this Certificate of Incorporation. Each director in each class shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At each annual meeting of stockholders beginning with the first annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal; provided, that, notwithstanding the foregoing, at the fourth and fifth annual meetings of stockholders following the filing of this Certificate of Incorporation, the successors of the class of directors whose term expires at each such meeting shall be elected to hold office for a term expiring at the end of the Specified Period. Subject to the rights of the holders of one or more series of Preferred Stock to elect directors, at the first annual meeting of stockholders following the end of the Specified Period, a director shall be elected and shall hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
(c)   Subject to (i) that certain Stockholders’ Agreement, dated as of       , 2021 (such agreement, as amended, supplemented, restated or otherwise modified from time to time, the “Stockholders’ Agreement”), by and among the Corporation, H.I.G. Growth — AdTheorent, LLC, a Delaware limited liability company (“H.I.G.”), MCAP Acquisition, LLC, a Delaware limited liability company (“Sponsor”), and the Stockholders (as defined in the Stockholders’ Agreement) party thereto, and (ii) the special rights of the holders of one or more classes or series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time but only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then outstanding shares of voting stock of the Corporation with the power to vote at an election of directors (the “Voting Stock”) and, in addition to and without limitation of the foregoing, during the Specified Period, only for cause.
(d)   Subject to (i) the Stockholders’ Agreement and (ii) the special rights of the holders of one or more classes or series of Preferred Stock to elect directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, and except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Subject to the Stockholders’ Agreement, any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the vacancy to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal.

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Section 5.2
(a)   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more classes or series of Preferred Stock), the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then-outstanding shares of the Voting Stock, voting together as a single class; provided that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.
(b)   The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
ARTICLE VI
STOCKHOLDERS
Section 6.1   Subject to the special rights of the holders of one or more classes or series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the taking of any action by written consent of the stockholders in lieu of a meeting of the stockholders is specifically denied.
Section 6.2   Subject to the special rights of the holders of one or more classes or series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes as is a proper matter for stockholder action under the DGCL, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). Such special meetings may not be called by stockholders or any other person or persons.
Section 6.3   Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
ARTICLE VII
LIABILITY AND INDEMNIFICATION; CORPORATE OPPORTUNITY
Section 7.1   To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.
Section 7.2   The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.
Section 7.3   The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or

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intestate, is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.
Section 7.4   Neither any amendment nor repeal of this Article VII, nor the adoption by amendment of this Second Amended and Restated Certificate of Incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.
Section 7.5   The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and the same are in furtherance of and not in limitation of the powers conferred by law:
(a)   In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of H.I.G. and its respective Affiliates (as defined in Section 7.5(e)) may serve as directors or officers of the Corporation, (ii) H.I.G. and its respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Section 7.5 are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve H.I.G., the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.
(b)   None of (i) H.I.G. or any of its Affiliates or (ii) any Non-Employee Director or his or her Affiliates (the persons or entities identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”; provided, however, that no employee, consultant or officer of the Corporation shall be an Identified Person) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (x) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage, (y) making investments in any kind of property in which the Corporation may make investments or (z) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by the DGCL, no Identified Person shall (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (B) be liable to the Corporation or its stockholders for breach of any fiduciary duty, in each case, by reason of the fact that such Identified Person engages in any such activities. The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in paragraph (c) of this Section 7.5. Subject to Section 7.5(c), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the DGCL, shall not (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (B) be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, in each case, by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

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(c)   The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation and the provisions of Section 7.5(b) shall not apply to any such corporate opportunity.
(d)   In addition to and notwithstanding the foregoing provisions of this Section 7.5, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.
(e)   For purposes of this Section 7.5, “Affiliate” shall mean (x) in respect of H.I.G., any Person that, directly or indirectly, is controlled by, controls or is under common control with H.I.G. and shall include any principal, member, director, partner, shareholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (y) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (z) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.
(f)   To the fullest extent permitted by law, no amendment or repeal of this Section 7.5 in accordance with the provisions hereof shall apply to or have any effect on the liability or alleged liability of any Identified Person for or with respect to any activities or opportunities of which such Identified Person becomes aware prior to such amendment or repeal. This Section 7.5 shall not limit or eliminate any protections or defenses otherwise available to, or any rights to indemnification or advancement of expenses of, any director or officer of the Corporation under this Second Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, any agreement between the Corporation and such officer or director, or any applicable law.
(g)   To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 7.5.
ARTICLE VIII
EXCLUSIVE FORUM
Section 8.1   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (c) any action asserting a claim arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided that, the provisions of this Article VIII will not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII. Notwithstanding any other provisions of law, this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VIII. If any provision

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or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
Section 8.2   If any action the subject matter of which is within the scope of Section 8.1 is filed in a court other than within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts of the State of Delaware in connection with any action brought in any such court to enforce Section 8.1 (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Section 8.3   If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.
ARTICLE IX
AMENDMENTS
Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII and this Article IX.
* * * *

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Annex C
AMENDED AND RESTATED BYLAWS
OF
[PUBCO]
(A DELAWARE CORPORATION)
ARTICLE I
OFFICES
Section 1.   Registered Office.   The registered office of [Pubco] (the “Corporation”) in the State of Delaware shall be in the City of Wilmington, County of New Castle, Delaware.
Section 2.   Other Offices.   The Corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.
ARTICLE II
CORPORATE SEAL
Section 3.   Corporate Seal.   The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the Corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
ARTICLE III
STOCKHOLDERS’ MEETINGS
Section 4.   Place of Meetings.   Meetings of the stockholders of the Corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”).
Section 5.   Annual Meeting.
(a)   The annual meeting of the stockholders of the Corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Subject to that certain Stockholders’ Agreement, dated as of            , 2021 (such agreement, as amended, supplemented, restated or otherwise modified from time to time, the “Stockholders’ Agreement”), by and among the Corporation, H.I.G. Growth — AdTheorent, LLC, a Delaware limited liability company, MCAP Acquisition, LLC, a Delaware limited liability company and the Stockholders (as defined in the Stockholders’ Agreement) party thereto, nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the Corporation’s notice of meeting of stockholders (with respect to business other than nominations) or any supplement thereto; (ii) brought specifically by or at the direction of the Board of Directors; or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the Corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

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(b)   At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting in accordance with the procedures below.
(i)   For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee; (2) the principal occupation or employment of such nominee; (3) the class and number of shares of each class of capital stock of the Corporation which are owned of record and beneficially by such nominee; (4) the date or dates on which such shares were acquired and the investment intent of such acquisition; (5) a description of all Derivative Transactions (as defined below) by such nominee during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; (6) a written statement executed by such nominee that such nominee agrees to tender an irrevocable resignation to the Secretary of the Corporation, to be effective upon such person’s failure to receive the required vote for re-election in any uncontested election at which such person would face re-election and acceptance of such resignation by the Board of Directors; (7) a written statement executed by such nominee that such nominee acknowledges that as a director of the Corporation, such nominee will owe a fiduciary duty under Delaware law with respect to the Corporation and its stockholders; (8) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among any Proponent (as defined below), on the one hand, and such nominee, such nominee’s affiliates and associates and any other persons with whom such nominee (or any of such nominee’s affiliates and associates) is acting in concert, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K; (9) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act (including such person’s written consent to being named as a nominee and to serving as a director if elected); (10) such other information as the Corporation may reasonably require such nominee to furnish in order for the Corporation to determine the eligibility of such nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee; and (11) a written questionnaire, in the form required by the Secretary of the Corporation, with respect to the background and qualifications of such nominee and the background and other relevant facts about the Proponent and each other person on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that, among other matters, such nominee: (i) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person as to how such potential nominee, if elected as a director, will act or vote on any issue or question that has not been disclosed in such questionnaire; (ii) is not and will not become a party to any agreement, arrangement or understanding with any person other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed in such questionnaire; (iii) would be in compliance, if elected or re-elected as a director, and will comply with, applicable law and all corporate governance, conflict of interest, confidentiality and other policies and guidelines of the Corporation applicable to directors generally and publicly available (whether on the Corporation’s website or otherwise) as of the date of such representation and agreement and (iv) intends to serve as a director for the full term for which such person is standing for election; and (B) the information required by Section 5(b)(iv). The Corporation may require any proposed nominee to furnish such other information as it may

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reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee. Any such update or supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the request by the Corporation for subsequent information has been delivered to such stockholder.
(ii)   Other than proposals sought to be included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment), and any material interest in such business of any Proponent (as defined below) (including any anticipated benefit of such business to any Proponent other than solely as a result of its ownership of the Corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate); and (B) the information required by Section 5(b)(iv).
(iii)   To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting of the stockholders of the Corporation; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received (A) not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and (B) not later than the close of business on the later of (y) the ninetieth (90th) day prior to such annual meeting and (z) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting of the stockholders of the Corporation for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(iv)   To be in proper written form, the written notice required by Section 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the Corporation’s books; (B) the class, series and number of shares of the Corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) any proxy, contract, arrangement, understanding or relationship pursuant to which any Proponent or such Proponent’s nominee has a right to vote any class or series of shares of the Corporation; (E) any direct or indirect interest of any Proponent or such Proponent’s nominee in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement); (F) a representation that each Proponent is a holder of record or a beneficial owner, as the case may be, of shares of the Corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to

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a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (G) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of the Corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (H) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; (I) any pending or threatened litigation in which any Proponent is a party; (J) if such Proponent is not a natural person, the identity of the natural person or persons associated with such Proponent responsible for the formulation of and decision to propose the business to be brought before the meeting (such person or persons, the “Responsible Person”), the manner in which such Responsible Person was selected, any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Proponent, the qualifications and background of such Responsible Person and any material interests or relationships of such Responsible Person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the Corporation and that reasonably could have influenced the decision of such Proponent to propose such business to be brought before the meeting of stockholders; (K) a certification regarding whether each Proponent has complied with all federal, state and other legal requirements in connection with such Proponent’s acquisition of shares of capital stock or other securities of the Corporation; (L) any other information relating to each Proponent that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for stockholder proposals pursuant to Section 14 of the 1934 Act; (M) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (N) any significant equity interest in, or any Derivative Transaction with respect to, any principal competitor of the Corporation held by any Proponent.
(c)   A stockholder providing written notice required by Section 5(b)(i) or 5(b)(ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five (5) business days prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.
(d)   Notwithstanding anything in Section 5(b)(iii) to the contrary, in the event that the number of directors of the Board of Directors of the Corporation is increased and there is no public announcement of the appointment of a director, or, if no appointment was made, of the vacancy, made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with Section 5(b)(iii), a stockholder’s notice required by this Section 5 and which complies with the requirements in Section 5(b)(i), other than the timing requirements in Section 5(b)(iii), shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation. In no event shall an adjournment or a postponement of an annual meeting of the stockholders of the Corporation for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(e)   A person shall not be eligible for election as a director at an annual meeting of the stockholders unless the person is nominated in accordance with Section 5(a)(i). Further, no business shall be conducted

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at an annual meeting of the stockholders except business brought before such annual meeting in accordance with this Section 5. Except as otherwise required by law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the requirements and representations set forth in Sections 5(b)(iv), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received. Notwithstanding anything in these Bylaws to the contrary, unless otherwise required by law, if a Proponent intending to propose business or make nominations at an annual meeting of the stockholders (or a qualified representative of the Proponent) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been solicited or received.
(f)   Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii) of these Bylaws.
(g)   For purposes of Sections 5 and 6,
(i)   “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended, and Rule 12b-2 under the 1934 Act.
(ii)   a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:
(w)   the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Corporation,
(x)   which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Corporation,
(y)   the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or
(z)   which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the Corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the Corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and
(iii)   “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the 1934 Act.

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Section 6.    Special Meetings.
(a)   Special meetings of the stockholders of the Corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). A special meeting may not be called by any other person or person(s).
(b)   For a special meeting called pursuant to Section 6(a), the Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. No business may be transacted at a special meeting otherwise than as specified in the notice of meeting.
(c)   Subject to the Stockholders’ Agreement, nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving notice provided for in this Section 6(c), who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the Corporation setting forth the information required by Section 5(b)(i). In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) of these Bylaws shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made by the Corporation of the date of the special meeting. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(d)   Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors or proposals of other business to be considered pursuant to Section 6(c) of these Bylaws.
(e)   Except as otherwise provided in the Stockholders’ Agreement, a person shall not be eligible for election as a director at a special meeting of stockholders at which directors are to be elected unless the person is nominated in accordance with Section 6(c). Except as otherwise required by law, the chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws (including, but not limited to, the case in which the Proponent does not act in accordance with the requirements and representations set forth in Sections 5(b)(iv)), to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations may have been solicited or received. Notwithstanding anything in these Bylaws to the contrary, unless otherwise required by law, if a Proponent intending to make nominations at a special meeting the stockholders (or a qualified representative of the Proponent) does not appear at the meeting to present the nominations, such nominations shall not be considered, notwithstanding that proxies in respect of such nominations may have been solicited or received.
Section 7.   Notice of Meetings.   Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than

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sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If sent via electronic transmission, notice is given as of the sending time recorded at the time of transmission. Notice of the time, place, if any, and purpose of any meeting of stockholders (to the extent required) may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.
Section 8.   Quorum.   At all meetings of stockholders, except where otherwise provided by law or by the Corporation’s Second Amended and Restated Certificate of Incorporation (as the same may be amended or restated from time to time, the “Certificate of Incorporation”), or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
Section 9.   Voting Standard for Stockholder Meetings.   Except as otherwise provided by law or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the holders of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality in voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors.
Where a separate vote by a class or classes or series is required, except where otherwise provided by law or by the Certificate of Incorporation or these Bylaws or by applicable stock exchange rules, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by law or by the Certificate of Incorporation or these Bylaws or by applicable stock exchange rules, the affirmative vote of the holders of a majority of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.
Section 10.   Adjournment and Notice of Adjourned Meetings.   Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of the holders of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
Section 11.   Voting Rights.   For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the Corporation on the record date, as provided in Section 13 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to

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do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy explicitly provides for a longer period.
Section 12.   Joint Owners of Stock.   If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his or her act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Court of Chancery of the State of Delaware for relief as provided in Section 217(b) of the DGCL. If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) of this Section 12 shall be a majority or even-split in interest.
Section 13.   List of Stockholders.   The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.
Section 14.   Inspectors of Election.   Before any meeting of stockholders, the Board of Directors shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The number of inspectors shall be either one or three. Inspectors may be employees of the Corporation or otherwise serve the Corporation in other capacities. If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting may, and upon the request of any stockholder or a stockholder’s proxy shall, appoint a person to fill that vacancy; provided further that, in any case, if no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint at least one inspector to act at the meeting.
Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. Such inspectors shall:
(i)   determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of proxies;
(ii)   receive votes, ballots or consents;
(iii)   hear and determine all challenges and questions in any way arising in connection with the right to vote;
(iv)   count and tabulate all votes or consents;
(v)   determine when the polls shall close;
(vi)   determine the result;
(vii)   certify their determination of the number of shares represented at the meeting and their count of all votes and ballots; and

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(viii)   do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.
The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.
Section 15.   Action without Meeting.   Unless otherwise provided in the Certificate of Incorporation, no action shall be taken by the stockholders of the Corporation except at an annual or a special meeting of the stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.
Section 16.   Organization.
(a)   At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Chief Executive Officer, or if no Chief Executive Officer is then serving or is absent, the President, or, if the President is absent, a chairperson of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall act as chairperson. The Corporation’s Board of Directors or the Chairperson of the Board may appoint the Chief Executive Officer as chairperson of the meeting. The Secretary, or, in his or her absence, an Assistant Secretary or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.
(b)   The Board of Directors of the Corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.
ARTICLE IV
DIRECTORS
Section 17.   Number.   The authorized number of directors of the Corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting of the stockholders, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.
Section 18.   Powers.   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or by the Certificate of Incorporation.
Section 19.   Election, Qualification and Term of Office of Directors.   Subject to the Stockholders’ Agreement, directors shall be elected by a plurality in voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at a meeting of the stockholders and entitled

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to vote in the election of directors. Subject to (i) the Stockholders’ Agreement, (ii) the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, and (iii) the Certificate of Information, each director, including a director elected to fill a vacancy, shall be elected at each annual meeting of stockholders to serve until the expiration of the term of the class, if any, for which such director is elected or, if no such class term is applicable, until the next annual meeting of stockholders. Each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Section 20.   Vacancies.   Subject to the Stockholders’ Agreement, unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of preferred stock or as otherwise provided by applicable law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, provided, however, that, subject to the Stockholders’ Agreement, whenever the holders of any series of preferred stock are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such series will, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships will be filled by stockholders, be filled by a majority of the directors elected by such series then in office, or by a sole remaining director so elected, and not by the stockholders. Any director elected in accordance with this Section 20 shall hold office until the expiration of the term of the class of such director, if any, and if no such class term is applicable, until the next annual meeting of stockholders, and, in each case, until such director’s successor shall have been elected and qualified, or until such director’s prior death, resignation, retirement, disqualification or other removal. A vacancy in the Board of Directors shall be deemed to exist under these Bylaws in the case of the death, resignation, retirement, disqualification or removal of any director.
Section 21.   Resignation.   Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the Secretary, in his or her discretion, may either (a) require confirmation from the director prior to deeming the resignation effective, in which case the resignation will be deemed effective upon receipt of such confirmation, or (b) deem the resignation effective at the time of delivery of the resignation to the Secretary. Subject to the Stockholders’ Agreement and the rights of the holders of any series of preferred stock or as otherwise provided by applicable law, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.
Section 22.   Removal.   Subject to any limitation imposed by applicable law or the Stockholders’ Agreement or the Certificate of Incorporation, the Board of Directors or any individual director or directors may be removed with or without cause by the affirmative vote of the holders of a majority of the then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors.
Section 23.   Meetings.
(a)   Regular Meetings.   Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

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(b)   Special Meetings.   Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairperson of the Board, the Chief Executive Officer, the Secretary or at least two directors. Notice of such special meetings shall be provided in accordance with Section 23(d).
(c)   Meetings by Electronic Communications Equipment.   Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.
(d)   Notice of Special Meetings.   Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, or by electronic mail or other electronic means, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid, at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
(e)   Waiver of Notice.   The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.
Section 24.   Quorum and Voting.
(a)   Unless the Certificate of Incorporation requires a greater number, and except as provided in Section 20 (Vacancies) with respect to filling vacancies on the Board of Directors or except with respect to questions related to indemnification arising under Section 46 (Indemnification) for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.
(b)   At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws. Notwithstanding anything to the contrary herein, at all properly called meetings of the Board of Directors at which a quorum is established, the Chairperson of the Board or, if there is no Chairperson in office, the Chief Executive Officer, shall have the tie-breaking vote if the Board of Directors is deadlocked on any matter requiring the approval of the Board of Directors or a committee thereof (on which the Chairperson serves). For the purpose of this paragraph, the Board of Directors or a committee thereof shall be considered “deadlocked” with respect to a particular matter brought before a properly called meeting of the Board of Directors or a committee thereof at which a quorum is established, if the number of votes “in favor” of, or affirming, such matter is equal to the number of votes “against,” or dissenting upon, such matter, with “abstentions” included as votes “against.”
Section 25.   Action without Meeting.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or

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committee, as the case may be, consent thereto in writing or by electronic transmission. Such writing or writings or transmission or transmissions shall be filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 26.   Fees and Compensation.   Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors and equity awards for service as Directors. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.
Section 27.   Committees.
(a)   Committees.   The Board of Directors may, from time to time, appoint such committees as may be permitted by law. Such committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees.
(b)   Term.   The Board of Directors, subject to the rights of the holders of any series of preferred stock, the requirements of applicable law and stock exchange rules, and the provisions of subsections (a) or (b) of this Section 27, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, retirement, disqualification, or removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee and subject to the requirements of applicable law and stock exchange rules, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
(c)   Meetings.   Unless the Board of Directors shall otherwise provide, meetings of any committee appointed pursuant to this Section 27 shall be governed by, and held and taken in accordance with, the provisions of (i) Section 23 (Meetings); (ii) Section 24 (Quorum and Voting); and (iii) Section 25 (Action without a Meeting); with such changes in the context of such Sections as are necessary to substitute such committee and its members for the Board and its members. However, (A) the time of regular meetings of such committee may be determined either by resolution of the Board or by resolution of such committee; (B) special meetings of such committee may also be called by resolution of the Board, by a majority of the committee members or by the chairperson of such committee; and (C) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to such committee pursuant to this Section 27(d), provided that such rules do not violate the provisions of the Certificate of Incorporation or the Bylaws. Each committee shall keep regular minutes of its meetings.
Section 28.   Duties of Chairperson of the Board of Directors.
(a)   Except as otherwise set forth herein, the Chairperson of the Board of Directors, if appointed and when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
(b)   The Chairperson of the Board of Directors, or if the Chairperson is not an independent director, one of the independent directors, may be designated by the independent members of the

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Board of Directors as lead independent director annually or until replaced by such members of the Board of Directors (“Lead Independent Director”). If appointed, the Lead Independent Director will: with the Chairperson of the Board of Directors, establish the agenda for regular Board meetings and serve as chairperson of Board of Directors meetings in the absence of the Chairperson of the Board of Directors; establish the agenda for meetings of the independent directors; coordinate with the committee chairs, if so requested, regarding meeting agendas and informational requirements; preside over meetings of the independent directors; preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and perform such other duties as may be established or delegated by the Board of Directors.
Section 29.   Organization.   At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.
ARTICLE V
OFFICERS
Section 30.   Officers Designated.   The officers of the Corporation shall include, if and when designated by the Board of Directors, a Chief Executive Officer. The Corporation may also have, at the discretion of the Board of Directors, a President, a Chief Financial Officer, a Treasurer, a Secretary, one or more Vice Presidents, one of more Assistant Vice Presidents, one or more Assistant Treasurers and Assistant Secretaries and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the Corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the Corporation shall be fixed by or in the manner designated by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility.
Section 31.   Tenure and Duties of Officers.
(a)   General.   All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly appointed, unless sooner removed. The election or appointment of an officer shall not of itself create contract rights. In accordance with Section 34 (Removal), any officer appointed by the Board of Directors may be removed with or without cause at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.
 (b)   Authority and Duties of Officers.   All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.
Section 32.   Delegation of Authority.   The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
Section 33.   Resignations.   Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the

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acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Corporation under any contract with the resigning officer.
Section 34.   Removal.   Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous consent in writing or by electronic transmission of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.
ARTICLE VI
EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES
OWNED BY THE CORPORATION
Section 35.   Execution of Corporate Instruments.   The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the Corporation any corporate instrument or document, or to sign on behalf of the Corporation the corporate name without limitation, or to enter into contracts on behalf of the Corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the Corporation.
All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.
Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
Section 36.   Voting of Securities Owned by the Corporation.   All stock and other securities of other corporations owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.
ARTICLE VII
SHARES OF STOCK
Section 37.   Form and Execution of Certificates.   The shares of the Corporation shall be represented by certificates, or shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the Corporation represented by certificate shall be entitled to have a certificate signed by or in the name of the Corporation by any two officers authorized to sign stock certificates, certifying the number of shares owned by him or her in the Corporation. The Chairperson of the Board of Directors, the President, the Chief Executive Officer, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he or she were such officer, transfer agent, or registrar at the date of issue.
Section 38.   Lost Certificates.   A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The Corporation may require, in its sole discretion and as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the Corporation in such manner as it shall require or to

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give the Corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or with respect to the issuance of such new certificate or uncertificated shares.
Section 39.   Transfers.
(a)   Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.
(b)   The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
(c)   The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.
Section 40.   Fixing Record Dates.
(a)   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
(b)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 41.   Registered Stockholders.   The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
ARTICLE VI
OTHER SECURITIES OF THE CORPORATION
Section 42.   Execution of Other Securities.   All bonds, debentures and other corporate securities of the Corporation, other than stock certificates (covered in Section 37 (Form and Execution of Certificates)), may be signed by the Chairperson of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other

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corporate security shall be authenticated by the manual signature, or where permissible facsimile or electronic signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures or electronic signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the Corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile or electronic signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile or electronic signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the Corporation and issued and delivered as though the person who signed the same or whose facsimile or electronic signature shall have been used thereon had not ceased to be such officer of the Corporation.
ARTICLE IX
DIVIDENDS
Section 43.   Declaration of Dividends.   Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting of the directors. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.
Section 44.   Dividend Reserve.   Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.
ARTICLE X
FISCAL YEAR
Section 45.   Fiscal Year.   The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.
ARTICLE XI
INDEMNIFICATION
Section 46.   Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.
(a)   Directors and Executive Officers.   The Corporation shall indemnify its directors and its executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning ascribed in Rule 3b-7 promulgated under the 1934 Act) to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the Corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the Corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Corporation, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of this Section 46.
(b)   Other Officers, Employees and Other Agents.   The Corporation shall have the power to indemnify (including the power to advance expenses) its other officers, employees and other agents as

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set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board of Directors shall determine.
(c)   Expenses.   The Corporation may advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or executive officer, of the Corporation, or is or was serving at the request of the Corporation as a director or executive officer of another Corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses (including attorneys’ fees) actually and reasonably incurred by any director or executive officer in connection with such proceeding; provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 46 or otherwise.
Notwithstanding the foregoing, unless otherwise determined pursuant to subsection (e) of this Section 46, no advance shall be made by the Corporation to an executive officer of the Corporation (except by reason of the fact that such executive officer is or was a director of the Corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.
(d)   Enforcement.   Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or executive officer. Any right to indemnification or advances granted by this Section 46 to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the Corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the Corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the Corporation) for advances, the Corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by a director or executive

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officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 46 or otherwise shall be on the Corporation.
(e)   Non-Exclusivity of Rights.   The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.
(f)   Survival of Rights.   The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer or officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(g)   Insurance.   To the fullest extent permitted by the DGCL or any other applicable law, the Corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 46.
(h)   Amendments.   Any amendment, repeal or modification of this Section 46 shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability or indemnification.
(i)   Saving Clause.   If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Section 46 that shall not have been invalidated, or by any other applicable law. If this Section 46 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each director and executive officer to the full extent under any other applicable law.
(j)   Certain Definitions.   For the purposes of this Bylaw, the following definitions shall apply:
(i)   The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.
(ii)   The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.
(iii)   The term the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger for which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving Corporation as he would have with respect to such constituent Corporation if its separate existence had continued.
(iv)   References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the Corporation shall include, without limitation, situations where such person is serving at the request of the Corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another Corporation, partnership, joint venture, trust or other enterprise.
(v)   References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a

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director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this section.
ARTICLE XII
NOTICES
Section 47.    Notices.
(a)   Notice to Stockholders.   Notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by facsimile, or by electronic mail or other electronic means.
(b)   Notice to Directors.   Any notice required to be given to any director may be given by the method stated in subsection (a) of this Section 47 or as otherwise provided in these Bylaws, with notice other than one which is delivered personally to be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known address of such director.
(c)   Affidavit of Mailing.   An affidavit of mailing, executed by a duly authorized and competent employee of the Corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.
(d)   Methods of Notice.   It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.
(e)   Notice to Person with Whom Communication is Unlawful.   Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the Corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
(f)   Notice to Stockholders Sharing an Address.   Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single notice in writing or by electronic transmission to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the Corporation within sixty (60) days of having been given notice by the Corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the Corporation.

Annex C-19

ARTICLE XIII
BOOKS AND RECORDS
Section 48.    Books and Records.    The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board. Such books and records may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the DGCL.
ARTICLE XIV
AMENDMENTS
Section 49.   Amendments.   Subject to the limitations set forth in Section 46(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, alter, change, amend or repeal the Bylaws of the Corporation. Any adoption, alteration, change, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, alter, change, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding anything to the contrary herein, any alteration, change, amendment or repeal of Sections 18 (Powers), 24 (Quorum and Voting), 27 (Committees), 28 (Duties of Chairperson of the Board of Directors), 30 (Officers Designated), 31 (Tenure and Duties of Officers) or 49 (Amendments) of these Bylaws shall require (i) the affirmative vote of two-thirds of the directors then in office and (ii) the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Annex C-20

CERTIFICATION OF AMENDED AND RESTATED BYLAWS
OF
[PUBCO],
a Delaware Corporation
I,            , certify that I am the [TITLE] of [Pubco], a Delaware Corporation (the “Corporation”), that I am duly authorized to make and deliver this certification, and that the attached Amended and Restated Bylaws are a true and complete copy of the Amended and Restated Bylaws of the Corporation in effect as of the date of this certificate.
Dated:            , 2021

Name:
Title:

Annex C-21

Annex D
MCAP Acquisition Corporation
2021 Long-Term Incentive Plan

Plan Document

Adopted by the Board of Directors: [•], 2021
Approved by the Stockholders: [•], 2021
1.   General.
(a)   Purpose.   MCAP Acquisition Corporation hereby establishes this MCAP Acquisition Corporation 2021 Long-Term Incentive Plan (the “Plan”). This Plan is intended (i) to attract and retain the best available personnel to ensure the Company’s success and accomplish the Company’s goals; (ii) to incentivize Employees, Directors, and Consultants with long-term equity-based compensation to align their interests with the interests of the Company’s stockholders; and (iii) to promote the success of the Company’s business.
(b)   Eligible Award Recipients.   Employees, Consultants, and Directors (together, “Eligible Persons”) may receive Awards, subject to the terms of this Plan.
(c)   Definitions.   Capitalized terms in this Plan are defined in Section 24.
(d)   Stockholder Approval.   The Plan is subject to approval by the stockholders of the Company within twelve (12) months after the date on which the Plan is adopted by the Board and such approval shall be obtained by a majority of votes cast at a duly held meeting of the Company’s stockholders or by such other stockholder vote that the Committee determines to be sufficient for the issuance of Shares and Awards according to the Company’s governing documents and Applicable Law.
(e)   Effect on Other Plans, Awards, and Arrangements.   No payment pursuant to this Plan shall be taken into account in determining any benefits under any Company or any Affiliate benefit plan, except to the extent otherwise expressly provided in writing in such other plan.
2.   Types of Awards.   The Company may grant the following types of Awards under this Plan:
Options	Section 5
Share Appreciation Rights (“SARs”)	Section 6
Restricted Shares, Restricted Share Units (“RSUs”), and Unrestricted Shares	Section 7
Deferred Share Units (“DSUs”)	Section 8
Dividend Equivalent Rights	Section 9
3.   Shares Available for Awards.
(a)   Share Reserve.   The number of Shares that may be issued under this Plan, subject to Section 12 below, will not exceed [•] Shares. In addition, the number of Shares issuable pursuant to the Plan will automatically increase on January 1st of each year for a period of up to ten years, commencing on the first January 1 following the year in which the Closing Date occurs and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) 5% of the total number of Shares outstanding on December 31st of the preceding calendar year, (ii)                   Shares, or (iii) such smaller number of shares of Common Stock as is determined by the Board of Directors of the Company. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of Shares than would otherwise occur pursuant to the preceding sentence. The Shares issuable pursuant to Awards shall be authorized but unissued or reacquired Shares, including Shares that the Company repurchased on the open market or otherwise, or that the Company otherwise holds in treasury or trust.

Annex D-1

(b)   Replenishment; Counting of Shares.   Any Shares reserved for a given Award will again be available for future Awards if the Shares for any reason will never be issued to a Participant or Beneficiary (e.g., due to the Award’s forfeiture, cancellation, or expiration, or pursuant to an Award providing for settlement solely in cash rather than in Shares). Furthermore, (i) Shares withheld in connection with any exercise price or Withholding Taxes relating to an Award shall not constitute shares delivered to the Participant and shall again be available for issuance pursuant to Awards granted under the Plan, (ii) Shares tendered by a Participant in satisfaction of Withholding Taxes or payment of exercise price, and (iii) Shares reacquired by the Company in exchange for a payment no greater than the initial purchase price in connection with a repurchase due to a failure satisfy vesting conditions shall be available for future Awards under the Plan.
(c)   ISO Share Reserve.   The number of Shares that are available for ISO Awards shall not exceed [•] Shares (as adjusted under Section 12, and to the full extent allowable under Treasury Regulations Section 1.422‑2(b)(3)(iii) as in effect on the Closing Date).
4.   Eligibility.
(a)   General Rule.   The Committee shall determine which Eligible Persons may receive Awards. Each Award shall be evidenced by an Award Agreement that: sets forth the Grant Date and all other terms and conditions of the Award and (unless waived by the Committee) is signed by the Eligible Person in acceptance of the Award. The grant of an Award shall not obligate the Company or any Affiliate to continue the employment or service of any Eligible Person, or to provide any future Awards or other remuneration at any time thereafter.
(b)   Consultants.   A Consultant is eligible for an Award only if, at grant, the Consultant is a person to whom the issuance of Shares may be registered on Form S-8 promulgated under the Securities Act.
(c)   Service to Parent Companies.   Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as defined in Rule 405 promulgated under the Securities Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Code Section 409A (for example, because the Awards are granted pursuant to a corporate transaction such as a spin off transaction), or (ii) the Company, in consultation with its legal counsel, has determined that the Awards are otherwise exempt from, or alternatively comply with, Code Section 409A, or that the “service recipient stock” requirements thereunder otherwise do not apply.
(d)   Replacement Awards.   Subject to Applicable Law (including any stockholder approval requirements), in the Committee’s sole discretion and upon terms it deems appropriate, the Committee may grant an Award to a Participant on the condition that the Participant consent to surrender for cancellation Awards received under this Plan or otherwise.
5.   Stock Options.
(a)   Grants.   For U.S. Taxpayers, Options may be granted only if the Eligible Person is providing services to the Company or any of its subsidiaries such as to qualify the Company as an eligible issuer of “service recipient share” within the meaning of Code Section 409A, unless the Award is an ISO. Subject to the special rules for ISOs set forth in Section 5(b) below, the Committee may grant Options to Eligible Persons pursuant to Award Agreements setting forth the type of Option (ISO or Non-ISO) and terms and conditions for exercisability, vesting, and other requirements consistent with this Plan, as the Committee deems appropriate, and that may differ for any reason between Eligible Persons, provided in all instances that, with respect to Options granted to U.S. Taxpayers:
(i)
the exercise price of each Option shall be at least 100% of the Fair Market Value of the underlying Shares on the Grant Date (except the exercise price may be lower than 100% of such Fair Market Value if the Award is designated as a “Section 409A Award” and has a fixed exercise date or is otherwise designed to comply with Code Section 409A); and

(ii)
no Option can be exercised beyond ten (10) years after its Grant Date (or any such shorter period specified in the Award Agreement).

Annex D-2

(b)   Special ISO Provisions.   ISOs may not be granted more than ten (10) years after Board approval of this Plan and may not be exercised beyond 10 years after the Grant Date (or any such shorter period specified in the Award Agreement). The following provisions control any ISO grants.
(i)
Eligibility.   The Committee may grant ISOs only to Employees (including officers who are Employees) of the Company or an Affiliate that is a “parent corporation” or “subsidiary corporation” within the meaning of Code Section 424.

(ii)
Documentation.   Each Option intended to be an ISO must be specifically designated as an ISO in the Award Agreement; provided that any Option designated as an ISO will be a Non-ISO to the extent the Option does not meet the requirements of Code Section 422 or the provisions of this Section 5(b). In the case of an ISO, the Committee shall determine on the Grant Date the acceptable methods of paying the exercise price for Shares, and it shall be included in the Award Agreement.

(iii)
$100,000 Limit.   To the extent that the aggregate Fair Market Value (determined at the Grant Date) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or other limit established in the Code), the excess Options or portions thereof shall be treated as Non-ISOs (starting with the most recently granted Options), notwithstanding anything to the contrary in an Award Agreement. If the limitations of Code Section 422 are amended, the limitations of this subsection automatically shall be adjusted accordingly.

(iv)
Grants to Ten Percent Holders.   An ISO may be granted to an Employee who is a Ten Percent Holder on the Grant Date only if (A) the term of the ISO is no more than five years from the Grant Date, and (B) the exercise price is at least 110% of the Fair Market Value of the underlying Shares on the Grant Date. If the limitations in Code Section 422 are amended, the limitations of this subsection automatically shall be adjusted accordingly.

(v)
Substitution of Options.   If the Company or an Affiliate acquires (whether by purchase, merger, or otherwise) all or substantially all outstanding capital stock or assets of another corporation, or in the event of any reorganization or other transaction qualifying under Code Section 424, the Committee may, in accordance with the provisions of that Code Section, substitute ISOs for ISOs previously granted under the plan of the acquired company or its affiliate, provided (A) the excess of the aggregate Fair Market Value of the Shares subject to an ISO immediately after the substitution over the aggregate exercise price of such shares is not more than the similar excess immediately before the substitution, and (B) the new ISO does not give additional benefits to the Participant, including any extension of the exercise period.

(vi)
Notice of Disqualifying Dispositions.   By executing an ISO Award Agreement, a Participant agrees to notify the Company in writing immediately after the Participant sells, transfers or otherwise disposes of any Shares acquired pursuant to an exercise of the ISO, if such disposition occurs within either (A) two years of the Grant Date, or (B) one year after the applicable exercise date of such ISO. Each Participant further agrees to provide any information about a disposition of Shares as may be requested by the Company to assist it in complying with any Applicable Laws.

(c)   Method of Exercise.   Unless otherwise provided in an Award Agreement, each Option may be exercised in whole or in part (provided that the Company shall not be required to issue fractional shares) before it expires, but only pursuant to the applicable Award Agreement, and not during any exercise blackout periods the Committee implements from time to time in its sole discretion. Exercise shall occur by delivery of both (x) written or electronic notice of exercise to the secretary of the Company, and (y) payment of the full exercise price for the Shares being purchased. The methods of payment that the Committee may in its discretion accept or commit to accept in an Award Agreement include:
(i)
cash or check payable to the Company (in U.S. dollars);

(ii)
other Shares that (A) are owned by the Participant, (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is

Annex D-3

being exercised, (C) at the time of the surrender are free and clear of any and all claims, pledges, liens and encumbrances, or any restrictions on the transfer of such Shares to or by the Company (other than such restrictions as may have existed prior to an issuance of such Shares by the Company to the Participant), and (D) are duly endorsed for transfer to the Company; provided that doing so would not violate the provisions of any Applicable Law or agreement restricting the redemption of the Company’s Shares;
(iii)
a net exercise by surrendering to the Company Shares otherwise receivable on exercise of the Option (e.g., the Company will reduce the number of Shares issued upon exercise of the Option by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate exercise price); provided that the Company consents at the time of exercise, the Option is a Non-ISO, the Participant pays any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment, and Shares will no longer be outstanding under the Option and will not be exercisable thereafter if those Shares (A) are used to pay the exercise price pursuant to the “net exercise,” (B) are delivered to the Participant as a result of such exercise, or (C), if so permitted by the Company, are withheld to satisfy the Participant’s Withholding Taxes;

(iv)
a cashless exercise program that the Committee may approve, from time to time in its discretion, pursuant to which a Participant may elect to concurrently provide irrevocable instructions (A) to the Participant’s broker or dealer to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price of the Option plus all applicable Withholding Taxes, and (B) to the Company to deliver the certificates for the purchased Shares directly to the broker or dealer in order to complete the sale;

(v)
any combination of the foregoing methods of payment; or

any other form of legal consideration acceptable to the Committee in its sole discretion.
The Company shall not be required to deliver Shares pursuant to the exercise of an Option and an Option will not be deemed exercised until the Company has received sufficient funds or value to cover the full exercise price due and all applicable Withholding Taxes.
(d)   Termination of Continuous Service.   The Committee may set forth in the applicable Award Agreement the terms and conditions by which an Option is exercisable, if at all, after the date of a Participant’s termination of Continuous Service. The Committee may waive or modify these provisions at any time. To the extent that a Participant is not entitled to exercise an Option on the date of a Participant’s termination of Continuous Service, or if the Participant (or other Person entitled to exercise the Option) does not exercise the Option within the time specified in the Award Agreement or below (as applicable), the Option shall terminate, unless the Award Agreement provides otherwise. Notwithstanding the foregoing, if the Company has a contingent contractual obligation to provide for accelerated vesting or extended exercisability of a Participant’s Options after termination of the Participant’s Continuous Service, such Options shall remain outstanding, until the maximum contractual time for determining whether such contingency will occur, and terminate at such time if the contingency has not then occurred; provided that for Options held by U.S. Taxpayers the foregoing shall not cause an Option to be exercisable after the 10-year anniversary of its Grant Date or the date such Option otherwise would have terminated had the Participant remained in Continuous Service.
Subject to the preceding paragraph and Section 5(h) and to the extent an Award Agreement does not otherwise specify the terms and conditions upon which an Option shall terminate when a Participant terminates Continuous Service, the following provisions apply:

Annex D-4

Reason for Terminating Continuous Service	Option Termination Date
(I) For Cause.	All Options, whether or not vested, shall immediately expire effective on the date of termination of the Participant’s Continuous Service, or when Cause first existed if earlier.
(II) The Participant dies or becomes Disabled during Continuous Service (in either case unless Reason I applies).	All unvested Options shall immediately effective as of the date of termination of the Participant’s Continuous Service, and all vested and unexercised Options shall expire 12 months after such termination.
(III) Any other reason.	All unvested Options shall immediately expire effective on the date of termination of the Participant’s Continuous Service. All vested and unexercised Options, shall expire three (3) months after the date of termination of the Participant’s Continuous Service.
(e)   Blackout Periods.   If there is a blackout period (whether under the Company’s insider trading policy, Applicable Law, or a Committee-imposed blackout period) that prohibits buying or selling Shares during any part of the ten (10) day period before an Option expires due to a Participant’s termination of Continuous Service, the Option exercise period shall be extended until ten (10) days after the end of the blackout period. Notwithstanding anything to the contrary in this Plan or any Award Agreement, no Option can be exercised beyond the date its original term expires as set forth in the Award Agreement or the date on which the Option otherwise would become unexercisable absent termination of Continuous Service.
(f)   Company Cancellation Right.   Subject to Applicable Law, if the Fair Market Value for Shares subject to any Option is more than 33% below their exercise price for more than 90 consecutive business days, the Committee unilaterally may declare the Option terminated, effective on the date the Committee provides written notice to the Option holder. The Committee may take such action with respect to any or all Options granted under the Plan or with respect to any individual Option holder or class(es) of Option holders.
(g)   Exchange Program.   The Committee may at any time offer to buy out an Option, in exchange for a payment in cash, Shares or other Company equity, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made.
(h)   Non-Exempt Employees.   An Option granted to an Employee who is non-exempt for purposes of the Fair Labor Standards Act of 1938, as amended, will not be first exercisable for any Shares until at least six months after the Grant Date of the Option (although the Award may vest prior to such date). Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, the vested portion of any Option may be exercised earlier than six months after the Grant Date: (i) if the non-exempt Employee dies or becomes Disabled, (ii) upon a corporate transaction in which the Option is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as may be defined in the Participant’s Award Agreement or other agreement with the Company, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines). The foregoing provision is intended to operate so that any income derived by a non-exempt Employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay and shall be interpreted consistent with that intention. Notwithstanding Section 5(d), to the extent necessary to accomplish the foregoing, a vested Option will not terminate until six months after the Grant Date.
6.   SARs.
(a)   Grants.   The Committee may grant SARs to Eligible Persons pursuant to Award Agreements setting forth terms and conditions awarding appreciation-only rights relating to Shares; provided that the Award Agreement for each SAR shall set forth terms and conditions that are consistent with those for an Option, other than that settlement of the SAR shall occur pursuant to Section 6(b) below.

Annex D-5

(b)   Settlement.   Subject to this Plan, a SAR shall entitle the Participant on exercise to receive Shares with a Fair Market Value on the date of exercise equal to the product of the (i) number of Shares as to which the SAR is being exercised, and (ii) the excess of (A) the Fair Market Value, on such date, of a Share covered by the exercised SAR, over (B) the exercise price designated in the SAR Award Agreement. Notwithstanding the foregoing, a SAR Award Agreement may limit the total settlement value that the Participant will be entitled to receive upon exercise, and may provide for settlement in cash, in Shares, or in any combination of cash or Shares that the Committee may authorize pursuant to an Award Agreement.
(c)   Other Rules.   The rules of Sections 5(d), 5(e), 5(f), 5(g) and 5(h) shall apply to SARs as if the Award was an Option.
7.   Restricted Shares, RSUs, and Unrestricted Shares.
(a)   Grant.   The Committee may grant Restricted Shares, RSUs, or Unrestricted Shares to Eligible Persons, in all cases pursuant to Award Agreements setting forth terms and conditions consistent with this Plan. As to each Restricted Share or RSU Award, the Committee shall establish the number of Shares deliverable or subject to the Award (which may be determined by a written formula), and the period(s) of time at the end of which all or some restrictions specified in an Award Agreement shall lapse, and the Participant shall receive vested Shares (or cash to the extent provided in the Award Agreement) in settlement of the Award. Such conditions may include restrictions concerning voting rights and transferability, and may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Committee, including, without limitation, criteria based on the Participant’s duration of Continuous Service; individual, group, or divisional performance criteria; or Company performance; or other criteria selection by the Committee. Subject to applicable law, the Committee may grant Restricted Share and RSU Awards with or without the requirement for payment of cash or other consideration. In addition, the Committee may grant Awards hereunder in the form of Unrestricted Shares which shall vest in full upon the Grant Date or which the Committee may issue pursuant to any program under which one or more Eligible Persons (selected by the Committee in its sole discretion) elect to pay for such Shares or to receive Unrestricted Shares in lieu of cash bonuses that otherwise would be paid.
(b)   Vesting and Forfeiture.   In an Award Agreement granting Restricted Shares or RSUs, the Committee shall set forth the terms and conditions that establish a “substantial risk of forfeiture” under Code Section 83, and when the Participant’s interest in the Restricted Shares or Shares subject to RSUs become vested and non-forfeitable. Except as set forth in the Award Agreement or as the Committee otherwise determines, the Participant shall forfeit his or her non-vested Restricted Shares and RSUs upon terminating his or her Continuous Service for any reason; provided that if the Participant purchases Restricted Shares and forfeits them for any reason, the Company shall return to the Participant the lower of (i) the Fair Market Value of the Shares on the date of forfeiture or (ii) the Participant’s original purchase price, to the extent set forth in an Award Agreement or required by Applicable Laws. Notwithstanding the foregoing, if the Company has a contingent contractual obligation to provide for accelerated vesting of Restricted Shares and RSUs after termination of a Participant’s Continuous Service, such Awards shall not terminate at the time they otherwise would terminate but instead shall remain outstanding until the maximum contractual time for determining whether such contingency will occur, and will terminate at such time if the contingency has not then occurred.
(c)   Certificates for Restricted Shares.   Unless otherwise provided in an Award Agreement, the Company shall hold certificates or, if not certificated, other indicia representing Restricted Shares, and subject to Section 9, any dividends, distributions, or other payments paid in any form in respect of Restricted Shares until the restrictions lapse, and the Participant shall provide the Company with appropriate stock powers endorsed in blank. The Participant’s failure to provide such stock powers within ten days after a written request from the Company shall entitle the Committee to unilaterally declare all or some of the Participant’s Restricted Shares forfeited.
(d)   Section 83(b) Elections.   A Participant may make an election under Code Section 83(b) with respect to Restricted Shares.
(e)   Deferral Elections for RSUs.   To the extent specifically provided in an Award Agreement and subject to and in accordance with Section 8 below, a Participant who is a Director or a member of a select

Annex D-6

group of management or highly compensated Employees (within the meaning of ERISA) may irrevocably elect, in accordance with Section 8 below, to defer the receipt of all or a percentage of the Shares that would otherwise be transferred to the Participant both more than 12 months after the date of the Participant’s deferral election and upon the vesting of an RSU Award. If the Participant makes this election, the Company shall credit the Shares subject to the election, and any associated Shares attributable to Dividend Equivalent Rights attached to the Award, to a DSU account established pursuant to Section 8 below on the date such Shares would otherwise have been delivered to the Participant pursuant to this Section.
(f)   Issuance of Shares upon Vesting.   As soon as practicable after a Participant’s Restricted Shares vest (or the right to receive Shares underlying RSUs vests) and unless a deferral under Section 7(e) has been validly elected, the Company shall deliver to the Participant, free from vesting restrictions, one Share for each surrendered and vested Restricted Share (or deliver one Share free of the vesting restriction for each vested RSU), unless an Award Agreement provides otherwise and subject to Section 10 regarding Withholding Taxes. No fractional Shares shall be distributed, and cash shall be paid in lieu thereof. Subject to any deferral election, if there is a blackout period (whether under the Company’s insider trading policy, Applicable Law, or a Committee-imposed blackout period) that prohibits a Participant from buying or selling Shares, the settlement of RSUs held by such Participant shall be automatically deferred to the first to occur of (i) the first trading day after the expiration of the blackout period or (ii) March 15 of the year following the year when vesting occurs.
8.   DSUs.
(a)   Elections to Defer.   The Committee may make DSU awards to Eligible Persons pursuant to Award Agreements (regardless of whether or not there is a deferral of the Eligible Person’s compensation), and may permit select Eligible Persons who are Directors or members of a select group of management or highly compensated Employees (within the meaning of ERISA) to irrevocably elect, on a form provided by and acceptable to the Committee (the “Election Form”), to forego the receipt of cash or other compensation (including the Shares deliverable pursuant to any RSU Award) and in lieu thereof to have the Company credit to an internal Plan account a number of DSUs having a Fair Market Value equal to the Shares and other compensation deferred. These credits will be made at the end of each calendar quarter (or other period determined by the Committee) during which compensation is deferred. Notwithstanding the foregoing sentence, a Participant’s Election Form will be ineffective with respect to any compensation that the Participant earns before the date on which the Election Form takes effect. For any Participant who is a U.S. Taxpayer, the Committee shall only authorize deferral elections under this Section 8(a) (i) pursuant to written procedures, and using written Election Forms, that satisfy the requirements of Code Section 409A, and (ii) only by Eligible Persons who are Directors, Consultants, or members of a select group of management or highly compensated Employees (within the meaning of ERISA).
(b)   Vesting.   Unless an Award Agreement expressly provides otherwise, each Participant shall be 100% vested at all times in any Shares subject to DSUs.
(c)   Issuances of Shares.   Unless an Award Agreement expressly provides otherwise, the Company shall settle a Participant’s DSU Award, by delivering one Share for each DSU, in five substantially equal annual installments that are issued before the last day of each of the five calendar years that end after the date on which the Participant’s Continuous Service ends for any reason, subject to —
(i)
the Participant’s right to elect a different form of distribution, only on a form provided by and acceptable to the Committee, that permits the Participant to select any combination of a lump sum and annual installments that are triggered by, and completed within ten years following, the last day of the Participant’s Continuous Service, and

(ii)
the Company’s acceptance of the Participant’s distribution election form executed at the time the Participant elects to defer the receipt of cash or other compensation pursuant to Section 8(a), provided that the Participant may change a distribution election through any subsequent election that (A) the Participant delivers to the Company at least one year before the date on which distributions are otherwise scheduled to commence pursuant to the Participant’s initial distribution election, and (B) defers the commencement of distributions by at least five years from the originally scheduled distribution commencement date.

Annex D-7

Fractional shares shall not be issued, and instead shall be paid out in cash.
(d)   Emergency Withdrawals.   In the event that a Participant suffers an unforeseeable emergency within the contemplation of this Section 8(d), the Participant may apply to the Committee for an immediate distribution of all or a portion of the Participant’s DSUs. The unforeseeable emergency must result from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent (within the meaning of Code Section 152) of the Participant, casualty loss of the Participant’s property, or other similar extraordinary and unforeseeable conditions beyond the control of the Participant. The Committee shall, in its sole and absolute discretion, determine whether a Participant has a qualifying unforeseeable emergency, may require independent verification of the emergency, and may determine whether or not to provide the Participant with cash or Shares. Examples of purposes which are not considered unforeseeable emergencies include post-secondary school expenses or the desire to purchase a residence. In no event will a distribution be made to the extent the unforeseeable emergency could be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s nonessential assets to the extent such liquidation would not itself cause a severe financial hardship. The amount of any distribution hereunder shall be limited to the amount necessary to relieve the Participant’s unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The number of Shares subject to the Participant’s DSU Award shall be reduced by any Shares distributed to the Participant and by a number of Shares having a Fair Market Value on the date of the distribution equal to any cash paid to the Participant pursuant to this Section 8(d). For all DSUs granted to Participants who are U.S. Taxpayers, the term “unforeseeable emergency” shall be interpreted in accordance with Code Section 409A.
(e)   Termination of Service.   For purposes of this Section 8, a Participant’s “Continuous Service” shall only end when the Participant incurs a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h). Unless otherwise determined by the Committee, a Participant shall be considered to have experienced a termination of Continuous Service when the facts and circumstances indicate that either (i) no further services will be performed for the Company or any Affiliate after a certain date, or (ii) that the level of bona fide services the Participant will perform after such date (whether as an Employee, Director, or Consultant) are reasonably expected to permanently decrease to no more than 50% of the average level of bona fide services performed by such Participant (whether as an Employee, Director, or Consultant) over the immediately preceding 36-month period (or full period of services to the Company and its Affiliates if the Participant has been providing such services for less than 36 months).
9.   Dividend Equivalent Rights.
(a)   The Committee may grant Dividend Equivalent Rights to any Eligible Person, and may do either pursuant to an Award Agreement that is independent of any other Award, or through a provision in another Award (other than an Option or SAR) that Dividend Equivalent Rights attach to the Shares underlying the Award. For example, and without limitation, the Committee may grant a Dividend Equivalent Right in respect of each Share subject to a Restricted Share Award, RSU or DSU.
(b)   Cash Dividends Only.   Each Dividend Equivalent Right shall represent the right to receive, with respect to each Share or Restricted Share subject to such right, any cash dividends declared on a Share as of all dividend payment dates during the term of the Dividend Equivalent Right (as determined by the Committee). Unless otherwise determined by the Committee, a Dividend Equivalent Right shall expire upon termination of the Participant’s Continuous Service, provided that a Dividend Equivalent Right that is granted as part of another Award shall have a term and an expiration date that coincide with those of the related Award. Section 13(a) below shall alone determine the adjustment to Award terms in the event of dividends payable in Shares during the term of the Award.
(c)   Settlement.   Unless otherwise provided in an Award Agreement, Dividend Equivalent Rights shall be paid out (i) on the record date for the underlying dividends if the Award occurs on a stand-alone basis, and (ii) on the vesting or later settlement date (or other date specified in the Award Agreement) for another Award if the Dividend Equivalent Right is granted as part of it. Payment of all amounts determined in accordance with this Section shall be in Shares, with cash paid in lieu of fractional Shares, provided that the Committee may instead provide in an Award Agreement for cash settlement of all or part of the Dividend

Annex D-8

Equivalent Rights. For Dividend Equivalent Rights settled in Shares, the total number of Shares credited to the Participant as Dividend Equivalent Rights shall count against the Share limits set forth in Section 3 above.
(d)   Other Terms.   The Committee may impose such other terms and conditions on the grant of a Dividend Equivalent Right as it deems appropriate in its discretion as reflected by the terms of the Award Agreement. The Committee may establish a program under which Dividend Equivalent Rights may be granted in conjunction with other Awards. The Committee may also authorize, for any Participant or group of Participants, a separate written program under which the payments with respect to Dividend Equivalent Rights may be deferred pursuant to the terms and conditions determined under Section 8 above.
10.   Taxes; Withholding; Code Section 409A.
(a)   General Rule.   Notwithstanding any provision of this Plan or an Award Agreement to the contrary,Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards, and neither the Company, nor the Committee, nor any Affiliate, nor any of their employees, directors, or agents shall have any duty or obligation to mitigate, minimize, indemnify, or to otherwise hold any Participant harmless from any such consequences.
(b)   Withholding.   The Company’s obligation to deliver Shares (or to pay cash) to Participants pursuant to Awards is at all times subject to their prior or coincident satisfaction of all Withholding Taxes. Except as otherwise provided under the Plan or in an Award Agreement, no later than the date as of which an amount first becomes includible in a Participant’s taxable income for U.S. federal, state, local or non-U.S. income or social insurance tax purposes with respect to an Award (and thereafter at the time any additional such tax may be due), the Participant shall pay to the Company (or to the Affiliate employing the Participant), or make arrangements satisfactory to the Company (or such Affiliate) for the payment of, any such Withholding Taxes (which normally will not apply to non-Employees). Notwithstanding the foregoing, the Company and its Affiliates may, in each of their sole discretion, withhold a sufficient number of Shares that are otherwise issuable to the Participant pursuant to the Award (and/or cash that is otherwise payable to the Participant) in order to satisfy all or part of Withholding Taxes.
(c)   U.S. Code Section 409A.   To the extent that the Committee determines that any Award granted under this Plan is subject to Code Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Code Section 409A. To the extent applicable, this Plan and Award Agreements shall be interpreted so that Awards comply with, or are exempt from the application of Code Section 409A in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. The Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures or cancelling all or some Awards with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate (i) to exempt an Award from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) to comply with the requirements of Code Section 409A and related Department of Treasury guidance and thereby avoid the application of any tax or other penalties under Code Section 409A.
(d)   Unfunded Tax Status.   This Plan is an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Person pursuant to an Award, nothing in this Plan or any Award Agreement shall give the Person any rights greater than those of a general creditor of the Company or any Affiliate, and a Participant’s rights under this Plan at all times constitute an unsecured claim against the Company’s general assets for the collection of benefits as they come due. Neither the Participant nor his or her duly-authorized transferee or Beneficiaries shall have any claim against or rights in any specific assets, Shares, other equity securities, or other funds of the Company.
11.   Non-Transferability of Awards.
(a)   General.   Except as set forth in this Section, or as otherwise approved by the Committee and subject to restrictions on transfer contained in the Bylaws or other organizational documents of the Company, Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. The designation of a death Beneficiary

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by a Participant will not constitute a transfer. An Award may be exercised, during the lifetime of the holder of an Award, only by such holder, by the duly-authorized legal representative of a holder who is Disabled, or by a transferee permitted by this Section.
(b)   Limited Transferability Rights.   Subject to restrictions on transfer contained in the Bylaws or other organizational documents of the Company, the Committee may in its discretion provide in an Award Agreement that Awards in the form of a Non-ISO, Share-settled SAR, or Restricted Shares may be transferred, on such terms and conditions as the Committee deems appropriate, either (i) by instrument to the Participant’s Immediate Family, (ii) by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the Participant’s designated Beneficiaries, (iii) even in the case of an ISO, pursuant to a domestic relations order (provided, however, that if an Option is an ISO, such Option may be deemed a non-ISO as a result of such transfer), or (iv) by gift to charitable institutions. Any permissible transferee of the Participant’s rights shall succeed and be subject to all of the terms of the applicable Award Agreement and this Plan.
(c)   Death.   In the event of the death of a Participant, any outstanding vested Awards issued to the Participant shall automatically be transferred to the Participant’s Beneficiary (or, if no Beneficiary is designated or surviving, to the person or persons to whom the Participant’s rights under the Award pass by will or the laws of descent and distribution in the state or country in which the Participant was domiciled at the time of his or her death).
12.   Change in Capital Structure; Change in Control
(a)   Changes in Capitalization.   The Committee shall equitably adjust the number of Shares covered by each outstanding Award, and the number of Shares that have been authorized for issuance under this Plan but as to which no Awards have yet been granted or that have been returned to this Plan upon cancellation, forfeiture, or expiration of an Award, or any other Plan limits, as well as the exercise price per Share covered by each such outstanding Award, to reflect any increase or decrease in the number of issued Shares resulting from a stock-split, reverse stock-split, stock dividend, combination, recapitalization or reclassification of the Shares, merger, consolidation, change in organization form, or any other increase or decrease in the number of issued Shares effected without receipt or payment of consideration by the Company. In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards, or as an alternative to an adjustment, such alternative consideration (including cash or securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may, if substitute consideration is provided, require in connection therewith the surrender of all Awards so substituted. In any case, such substitution of consideration shall not require the consent of any Participant.
(b)   Dissolution or Liquidation.   Except as otherwise provided in an Award Agreement, in the event of the dissolution or liquidation of the Company other than as part of a Change in Control, each Award will terminate immediately prior to the consummation of such dissolution or liquidation, subject to the ability of the Committee to exercise any discretion authorized in the case of a Change in Control.
(c)   Change in Control.   In the event of a Change in Control but subject to the terms of any Award Agreements or employment-related agreements between the Company or any Affiliates and any Participant, each outstanding Award may be assumed or a substantially equivalent award may be substituted by the surviving or successor company or a parent or subsidiary of such successor company (in each case, the “Successor Company”) upon consummation of the transaction. Notwithstanding the foregoing, instead of having outstanding Awards be assumed or substituted with equivalent awards by the Successor Company, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s stockholders or any or all Participant(s), take one or more of the following actions:
(i)
accelerate the vesting of Awards so that some or all Awards shall vest (and, to the extent applicable, become exercisable) as to some or all of the Shares that otherwise would have been unvested and/or provide that repurchase rights of the Company, if any, with respect to Shares issued pursuant to an Award shall lapse;

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(ii)
arrange or otherwise provide for the payment of cash or other consideration to Participants in exchange for the satisfaction and cancellation of all or some outstanding Awards (based on the Fair Market Value, on the date of the Change in Control, of the Award being cancelled, based on any reasonable valuation method selected by the Committee; provided that the Committee shall have full discretion to unilaterally cancel (A) either all Awards or only select Awards (such as only those that have vested on or before the Change in Control), and (B) any Options or SARs whose exercise price is equal to or greater than the Fair Market Value of the Shares, as of the date of the Change in Control, with such cancellation being without the payment of any consideration whatsoever to those Participants whose Options and SARs are being cancelled;

(iii)
terminate all or some Awards upon the consummation of the transaction without payment of any consideration, subject to the notice requirements of Section 22; or

(iv)
make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate.

13.   Termination, Rescission, and Recapture of Awards.
(a)   Each Award under this Plan is intended to align the Participant’s long-term interests with those of the Company. Accordingly, unless otherwise expressly provided in an Award Agreement, the Committee may terminate any outstanding Awards (“Termination”), rescind any exercise, payment or delivery pursuant to an Award (“Rescission”), or recapture any Shares or proceeds from the Participant’s sale of Shares issued pursuant to an Award (“Recapture”), if the Participant does not comply with the conditions of subsections 0, 0, and 0 (collectively, the “Conditions”).
(b)   A Participant shall not, without the Company’s prior written authorization, disclose to anyone outside the Company, or use in other than the Company’s business, any proprietary or confidential information or material, as those or other similar terms are used in any applicable patent, confidentiality, inventions, secrecy, or other agreement between the Participant and the Company or one of its Affiliates (or policy applicable to the Participant), including but not limited to those with regard to proprietary or confidential information or intellectual property (including but not limited to patents, trademarks, copyrights, trade secrets, inventions, developments, improvements, proprietary information, and confidential business and personnel information) (each a “Confidentiality Agreement”), and a Participant shall promptly disclose and assign to the Company or its designee all right, title, and interest in such intellectual property as “work made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101) (provided that the foregoing provision shall not apply to the extent it may deem a non-employee Participant to be an employee of the Company or a Company Affiliate for purposes of workers compensation or unemployment insurance), and shall take all reasonable steps necessary to enable the Company to secure all right, title and interest in such intellectual property in the United States and in any foreign country. In addition, if any original works of authorship which is made by a Participant within the scope of his or her service and which is protectable by copyright is not considered “work made for hire”, then the Participant shall take all reasonable steps necessary to assign all of the Participant’s right, title, and interest in and to such work of authorship to the Company. Notwithstanding the Participant’s confidentiality obligations set forth in this Plan or any Confidentiality Agreements, the Participant understands that, pursuant to the Defend Trade Secrets Act of 2016, the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he or she may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if he or she (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. In the event it is determined that disclosure of Company trade secrets was not done in good faith pursuant to the above, the Participant may be subject to substantial damages under federal criminal and civil law, including punitive damages and attorneys’ fees. In addition, nothing herein shall prohibit the Participant from reporting a suspected violation of law to the appropriate governmental authority or entity.

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(c)   Upon exercise, payment, or delivery of cash or Shares pursuant to an Award, the Participant shall, if requested in writing by the Committee (or the Company), certify on a form acceptable to the Committee (or, if applicable, the Company) that he or she is in compliance with the terms and conditions of this Plan.
(d)   The Committee may, in its sole and absolute discretion, impose a Termination, Rescission, and/or Recapture with respect to any or all of a Participant’s relevant Awards or restricted Shares if the Committee determines, in its sole and absolute discretion, that (i) the Participant has materially violated any agreement between the Participant and the Company or one of its Affiliates, (ii) within six months after the termination of the Participant’s Continuous Service, the Participant has solicited any non-administrative employee of the Company to terminate employment with the Company, or (iii) during his or her Continuous Service, a Participant (A) has rendered services to or otherwise directly or indirectly engaged in or assisted, any organization or business that, in the judgment of the Committee in its sole and absolute discretion, is or is working to become competitive with the Company (or one of its Affiliates); (B) has solicited any non-administrative employee of the Company to terminate employment with the Company; or (C) has engaged in activities which are materially prejudicial to or in conflict with the interests of the Company, including any breaches of fiduciary duty or the duty of loyalty.
(e)   Within ten (10) days after receiving notice from the Committee of any such activity described in Section 13(d) above, the Participant shall deliver to the Company the Shares acquired pursuant to the Award, or, if Participant has sold the Shares, the gain realized, or payment received as a result of the rescinded exercise, payment, or delivery; provided, that if the Participant returns Shares that the Participant purchased, the Company shall promptly refund, without earnings, an amount equal to the cash, if any, that the Participant paid for the Shares or, if the Fair Market Value of the Shares is less than the cash purchase price paid, promptly pay to the Participant the Fair Market Value of the returned Shares. Any payment by the Participant to the Company pursuant to this Section 13 shall be made either in cash or by returning to the Company the number of Shares that the Participant received in connection with the rescinded exercise, payment, or delivery.
(f)   Notwithstanding the foregoing provisions of this Section 13, the Committee has sole and absolute discretion not to require Termination, Rescission and/or Recapture, and its determination not to require Termination, Rescission and/or Recapture with respect to any particular act by a particular Participant or Award shall not in any way reduce or eliminate the Committee’s authority to require Termination, Rescission and/or Recapture with respect to any other act or Participant or Award. Nothing in this Section 13 shall be construed to impose obligations on the Participant to refrain from engaging in lawful competition with the Company after the termination of Continuous Service that does not violate the Conditions, other than any obligations that are part of any separate agreement between the Company and the Participant or that arise under Applicable Law.
(g)   If any provision within this Section 13 is determined to be unenforceable or invalid under any Applicable Law, such provision will be applied to the maximum extent permitted by Applicable Law, and shall automatically be deemed amended in a manner consistent with its objectives and any limitations required under Applicable Law. Notwithstanding the foregoing, but subject to any contrary terms set forth in any Award Agreement, this Section 13 shall not apply to any Participant from and after his or her termination of Continuous Service after a Change in Control.
(h)   This Section 13 is supplemental to, and does not supersede, any other agreement between the Participant and the Company or any of its Affiliates.
14.   Recoupment of Awards.
(a)   Unless otherwise specifically provided in an Award Agreement, and to the extent permitted by Applicable Law, the Committee may in its sole and absolute discretion, without obtaining the approval or consent of the Company’s stockholders or of any Participant, require that any Participant reimburse the Company for all or any portion of any Awards granted under this Plan (“Reimbursement”), or the Committee may require the Termination or Rescission of, or the Recapture relating to, any Award held by the Participant, if and to the extent —

Annex D-12

(i)
the granting, vesting, or payment of an Award was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement;

(ii)
in the Committee’s view the Participant either benefited from a calculation that later proves to be materially inaccurate, or engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the Company or any Affiliate;

(iii)
a lower granting, vesting, or payment of an Award would have occurred based on the conduct described in the foregoing clauses (i) or (ii); or

(iv)
as required by Applicable Laws.

In each instance, the Committee may, to the extent practicable and allowable or required under Applicable Laws, require Reimbursement, Termination or Rescission of, or Recapture relating to, any such Award granted to a Participant. Notwithstanding any other provision of the Plan, all Awards shall be subject to Reimbursement, Termination, Rescission, and/or Recapture to the extent required by Applicable Law, including but not limited to Section 10D of the Exchange Act.
15.   Administration of this Plan.
(a)   General.   The Committee shall administer this Plan in accordance with its terms, provided that the Board may act in lieu of the Committee on any matter. The Committee shall hold meetings at such times and places as it may determine and may prescribe, amend, and rescind such rules and regulations, and procedures for the conduct of its business as it deems advisable. In the absence of a Committee, the Board shall function as the Committee for all purposes of this Plan.
(b)   Committee Composition.   The Board shall appoint the members of the Committee. Subject to Applicable Law and the restrictions set forth in this Plan, the Committee may delegate administrative functions to individuals who are Directors or Employees, and may authorize one or more executive officers to make Awards to Eligible Persons other than themselves, including establishing the terms and conditions of such Awards based upon the form of Awards authorized by the Committee. The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without Cause, and fill vacancies on the Committee however caused. The Committee shall have the power to delegate to a subcommittee of the Board any of the administrative powers the Committee is authorized to exercise, subject to such resolutions, consistent with this Plan, as the Board may adopt from time to time.
(c)   Powers of the Committee.   Subject to the provisions of this Plan, the Committee shall have the authority, in its sole discretion:
(i)
to grant Awards and to determine Eligible Persons to whom Awards shall be granted from time to time, and the number of Shares, units, or dollars to be covered by each Award;

(ii)
to determine, from time to time, the Fair Market Value of Shares;

(iii)
to determine, and to set forth in Award Agreements, the terms and conditions of all Awards, including what type or combination of types of Awards shall be granted; any applicable exercise or purchase price; the installments and conditions under which an Award shall become vested (which may be based on performance), terminated, expired, cancelled, or replaced; the circumstances for vesting acceleration or waiver of forfeiture restrictions; and other restrictions and limitations;

(iv)
to authorize, generally or in specific cases only, any adjustment in the exercise price, the vesting schedule, the number of Shares subject to, or the term of, an Option granted under this Plan by cancellation of an outstanding Option and a subsequent regranting of the Option, by amendment, by substitution of an outstanding Option, by waiver or by other legally valid means; provided, however, that the Committee shall not, without stockholder approval, reduce the exercise price of an Option (other than in connection with an adjustment pursuant to Section 12(a)) and, at any time when the exercise price of an Option is above the Fair Market Value of a Share, the Committee shall not, without stockholder approval, cancel and re-grant or exchange such Option for a new Award with a lower (or no) purchase price or for

Annex D-13

cash. Such amendment or other action may result in, among other changes, an exercise price that is higher or lower than the exercise price of the original or prior Option, provide for a greater or lesser number of Shares subject to the Option, or provide for a longer or shorter vesting or exercise period;
(v)
to approve the forms of Award Agreements and all other documents, notices and certificates in connection therewith, which need not be identical either as to type of Award or among Participants;

(vi)
to construe and interpret the terms of this Plan and any Award Agreement, to determine the meaning of their terms, to correct any defect, omission or inconsistency in this Plan or any Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make this Plan or an Award fully effective or as otherwise permitted pursuant to this Plan, and to prescribe, amend, and rescind rules and procedures relating to this Plan and its administration;

(vii)
to the extent consistent with the purposes of this Plan and without amending this Plan, to modify, to cancel, or to waive the Company’s rights with respect to any Awards, to adjust or to modify Award Agreements for changes in Applicable Law, and to recognize differences in foreign law, tax policies, or customs;

(viii)
in the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting, settlement, or exercise of Awards, such as a system using an Internet website or interactive voice response, to implement paperless documentation, granting, settlement, or exercise of Awards by a Participant through the use of such an automated system; and

(ix)
to make all determinations and to take all other actions that the Committee may consider necessary or desirable to administer the Plan or to effectuate its purposes.

(d)   Powers of the Company.   Unless applicable law requires otherwise, all administrative and discretionary authority given to the Company under this Plan shall be exercised by the most senior human resources executive of the Company, or such other person or committee (including, without limitation, the Committee) as the Committee may designate from time to time.
(e)   Local Law Adjustments and Sub-plans.
(i)
To facilitate the making of any grant of an Award under this Plan, the Committee may adopt rules and provide for such special terms for Awards to Participants who are located within the United States, foreign nationals, or employed by the Company or any Affiliate outside of the United States as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Without limiting the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding the conversion of local currency, taxes, withholding procedures and handling of stock certificates which vary with the customs and requirements of particular countries. The Committee may adopt procedures or sub-plans and establish escrow accounts and trusts, and settle Awards in cash in lieu of Shares, as may be appropriate, required or applicable to particular locations and countries.

(ii)
Action by Committee.    The Committee may modify the terms of any Award under this Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United States, in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the Participant, as affected by non-United States tax laws and other restrictions applicable as a result of the Participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Award to a Participant who is a resident, or is primarily employed or providing services, in the United States. An Award may be modified under this subsection in a manner that is inconsistent with the express terms of this Plan, so long as such modifications will not contravene any Applicable Law or regulation or result in actual liability under Section 16(b)

Annex D-14

of the Exchange Act for the Participant whose Award is modified. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by an officer or other Employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation Consultant or other professional retained by the Company or the Committee to assist in the administration of this Plan, or by any Participant or Beneficiary.
(f)   Deference to Committee Determinations.   The Committee shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms as it deems to be appropriate in its sole discretion, and to make any findings of fact needed in the administration of this Plan or Award Agreements. The Committee’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee’s interpretation and construction of any provision of this Plan, or of any Award or Award Agreement, and all determinations the Committee makes pursuant to this Plan shall be final, binding, and conclusive (subject only to the Committee’s inherent authority to change its determinations). The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly made in bad faith or materially affected by fraud.
(g)   Any determination made by the Committee with respect to any provisions of this Plan may be made on an Award-by-Award basis; the Committee has no obligation to be uniform, consistent, or nondiscriminatory between classes of similarly-situated Awards, except as required by Applicable Law.
(h)   Claims Limitations Period.   Any Participant who believes he or she is being denied any benefit or right under this Plan or under any Award may file a written claim with the Committee. Any claim must be delivered to the Committee within 45 days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designee, will notify the Participant of its decision in writing as soon as administratively practicable. Claims shall be deemed denied if the Committee does not respond in writing within 120 days of the date the written claim is delivered to the Committee. The Committee’s decision is final and conclusive and binding on all persons. No lawsuit relating to this Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied, and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.
(i)   No Liability; Indemnification.   Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction, or determination made in good faith with respect to this Plan, any Award, or any Award Agreement. The Company shall pay or reimburse any Director, Employee, or Consultant who in good faith takes action on behalf of this Plan, for all expenses incurred with respect to this Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties on behalf of this Plan. The Company and its Affiliates may, but shall not be required to, obtain liability insurance for this purpose.
(j)   Expenses.   The Company shall bear the expenses of administering this Plan.
16.   Modification of Awards and Substitution of Options.
Within the limitations of this Plan, the Committee may modify an Award to accelerate the rate at which an Option or SAR may be exercised, to accelerate the vesting of any Award, to extend or renew outstanding Awards, to accept the cancellation of outstanding Awards to the extent not previously exercised, or to make any change that this Plan would permit for a new Award. Notwithstanding the foregoing, no modification of an outstanding Award may materially and adversely affect a Participant’s rights thereunder unless either (a) the Participant provides written consent to the modification, (b) before a Change in Control, the Committee determines in good faith that the modification is not materially adverse to the Participant, or (c) such modification is permitted by another Section of this Plan. Notwithstanding the foregoing, subject to the limitations of Applicable Law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Awards if necessary to maintain the qualified status of the Award as an ISO or to bring the Award into compliance with Section 409A of the Code.

Annex D-15

17.   Plan Amendment and Termination.
The Board may amend or terminate this Plan as it shall deem advisable; provided that no change shall be made that increases the total number of Shares reserved for issuance pursuant to Awards (except pursuant to Section 12 above) unless such change is authorized by the stockholders of the Company to the extent required by Applicable Law. The Company will also obtain stockholder approval of any other Plan amendment to the extent necessary and desirable to comply with Applicable Laws. A termination or amendment of this Plan shall not materially and adversely affect a Participant’s vested rights under an Award previously granted to him or her, unless the Participant consents in writing to such termination or amendment. Notwithstanding the foregoing, the Committee may amend this Plan to comply with changes in tax or securities laws or regulations, or in the interpretation thereof.
18.   Term of Plan.
Subject to obtaining stockholder approval pursuant to Section 1(d), the Plan will become effective upon the Closing Date. It will continue in effect until terminated under Section 17, but no ISOs may be granted after ten (10) years the earlier of Board approval of this Plan or the date on which the Company’s stockholders approve the Plan. No Awards shall be made under this Plan after its termination.
19.   Governing Law.
The terms of this Plan and all agreements hereunder shall be governed by the laws of the State of Delaware, without regard to the State’s conflict of laws rules.
20.   Laws and Regulations.
(a)   General Rules.   This Plan, the granting of Awards, the exercise of Options and SARs, and the obligations of the Company and Committee hereunder (including those to pay cash or to deliver, sell or accept the surrender of any of its Shares or other securities) shall be subject to all Applicable Law. In the event that any Shares are not registered under any Applicable Law prior to the required delivery of them pursuant to Awards, the Committee may require, as a condition to their issuance or delivery, that the persons to whom the Shares are to be issued or delivered make any written representations and warranties (such as that such Shares are being acquired by the Participant for investment for the Participant’s own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares) that the Committee may reasonably require, and the Committee may in its sole discretion include a legend to such effect on the certificates representing any Shares issued or delivered pursuant to this Plan (or notate such legend if Shares are in electronic or book-entry form).
(b)   Blackout Periods.   Notwithstanding any contrary terms within this Plan or any Award Agreement, the Committee shall have the absolute discretion to impose a “blackout” period on the exercise of any Option or SAR, as well as the settlement of any Award, with respect to any or all Participants (including those whose Continuous Service has ended) to the extent the Committee determines that doing so is desirable or required to comply with applicable securities laws or would adversely affect a public offering of securities by the Company.
(c)   Data Privacy.   As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing this Plan and Awards and the Participant’s participation in this Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant with respect to one or more Awards under the Plan, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates held by the Participant, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, the Company and its Affiliates each may transfer the Data to any third parties assisting the Company (including the Committee) in the implementation, administration,

Annex D-16

and management of this Plan and Awards and the Participant’s participation in this Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company (or the Committee) in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting such Participant’s local human resources representative. The Company or the Committee may cancel the Participant’s eligibility to participate in this Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.
(d)   Severability; Blue Pencil.   In the event that any provision(s) of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not be affected thereby. If in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power, and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. Any arbitrator shall have the same rights, powers, and authority.
21.   No Stockholder Rights.
Neither a Participant nor any transferee or Beneficiary of a Participant shall have any rights or status as a stockholder of the Company with respect to any Shares underlying any Award until the date of issuance of a stock certificate to such Participant, transferee, or Beneficiary for such Shares in accordance with the Company’s governing instruments and Applicable Law, and if Shares are not certificated, the date the Company’s records are updated to reflect the Participant’s (or transferee’s or Beneficiary’s) status as a stockholder with respect to the Shares in accordance with the Company’s governing instruments and Applicable Law. Prior to the issuance of Shares or Restricted Shares pursuant to an Award, a Participant shall not have the right to vote or to receive dividends or any other rights as a stockholder with respect to the Shares underlying the Award (unless otherwise provided in the Award Agreement for Restricted Shares), notwithstanding its exercise in the case of Options and SARs. No adjustment will be made for a dividend or other right that is determined based on a record date prior to the date the stock certificate is issued, except as otherwise specifically provided for in this Plan or an Award Agreement.
22.   No Obligation to Notify.
The Company and the Committee shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising an Award. Furthermore, the Company and the Committee shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. Notwithstanding the foregoing, the Company shall take reasonable steps to notify the applicable Participants holding then outstanding Awards regarding the occurrence of a Change in Control pursuant to which outstanding Awards shall be cancelled for no consideration, and such notice shall be provided at least five (5) business days prior to the occurrence of the Change in Control (or such shorter period as the Committee may determine is reasonable in its sole discretion taking into account the potential need for confidentiality with respect to a Change in Control). For purposes of the foregoing, the Company providing notice via e-mail to (a) a Participant’s Company email address for Participants who are then in Continuous Service who have a Company email address, or (b) the personal email address in the Company’s personnel records for a Participant no longer in Continuous Service (or who does not have a Company email address) shall be deemed to be reasonable steps to notify a Participant on the part of the Company.

Annex D-17

23.   Miscellaneous.
(a)   Use of Proceeds from Sales of Shares.   Proceeds from the sale of Shares pursuant to Awards shall constitute general funds of the Company.
(b)   Corporate Action Constituting Grant of Awards.   Unless otherwise determined by the Board, corporate action constituting a grant by the Company of an Award to any Participant shall be deemed completed as of the date of such corporate action, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. If a Participant does not sign his or her Award Agreement and return an executed copy as directed by the Committee within 30 days of delivery of the Award Agreement to the Participant, or within such longer period as the Committee may determine, then the offer of the Award shall terminate and the Company shall be under no obligation to make any further or replacement Award.
(c)   Share Replacement.   Unless prohibited by Applicable Law, the Company may substitute any consideration in lieu of providing Shares to a Participant on the exercise of an Option, or SAR, or the vesting of an RSU, to the extent such consideration is equal to the Fair Market Value of the Shares the Participant otherwise would receive.
24.   DEFINITIONS
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person or the power to elect directors, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.
“Applicable Law” means the legal requirements as shall be in place from time to time under any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any governmental authority, whether of the United States, any other country, and any provincial, state, or local subdivision, that relate to the administration of equity plans or equity awards or the issuance of securities, as well as any applicable Exchange rules or regulations.
“Award” means any award made, in writing or by an electronic medium, pursuant to this Plan, including awards made in the form of an Option, a SAR, a Restricted Share, a RSU, an Unrestricted Share, a DSU, or Dividend Equivalent Rights, or any combination thereof, whether alternative or cumulative.
“Award Agreement” means any written document (including in any electronic medium) setting forth the terms of an Award that has been authorized by the Committee. The Committee shall determine the form or forms of documents to be used, and may change them from time to time for any reason.
“Beneficial Owner” shall have the meaning attributed thereto in the Exchange Act.
“Beneficiary” means the person or entity designated by the Participant, in a form approved by the Company, to exercise the Participant’s rights with respect to an Award or receive payment or settlement under an Award after the Participant’s death.
“Board” means the Board of Directors of the Company.
“Cause” has the same meaning as set forth in any unexpired written employment agreement or independent contractor agreement between the Company and the Participant or, in the absence of any such agreements, as set forth in the Participant’s Award Agreement. If no alternative definitions for “Cause” exist in a Participant’s contracts with the Company, “Cause” means that the Company determines in its reasonable discretion that any of the following situations gave rise to a Participant’s termination from Continuous Service: (i) the Participant committed, was convicted, or pled no contest or any similar plea to a misdemeanor involving acts of dishonesty or breach of fiduciary duty or any felony, (ii) the Participant failed to substantially perform his or her duties and responsibilities to the Company or violated a Company policy; (iii) the Participant committed any act or acts of fraud, embezzlement, dishonesty, or other willful misconduct; (iv) without authorization, the Participant used or disclosed any proprietary information or

Annex D-18

trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (v) the Participant breached any of his or her material obligations under any written agreement with the Company. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or other service relationship at any time, and the term “Company” will be interpreted herein to include any Affiliate or successor thereto, if appropriate. Furthermore, a Participant’s Continuous Service shall be deemed to have terminated for Cause within the meaning hereof if, at any time (whether before, on, or after termination of the Participant’s Continuous Service), facts or circumstances are discovered that would have justified a termination for Cause.
“Change in Control” means, unless another definition is set forth in an Award Agreement, the first of the following to occur after the Closing Date:
(i)
Acquisition of Controlling Interest.   Any Person (other than Persons who are Employees or service providers at any time more than one year before a transaction) becomes the Beneficial Owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; provided that the foregoing shall exclude any bona fide sale of securities of the Company by the Company to one or more third parties for purposes of raising capital. In applying the preceding sentence, an agreement to vote securities shall be disregarded unless its ultimate purpose is to cause what would otherwise be a Change in Control, as reasonably determined by the Board.

(ii)
Merger.   The Company consummates a merger or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Person (other than Persons who are Employees or service providers at any time more than one year before the transaction) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(iii)
Sale of Assets.   The Company consummates a sale or disposition of all, or substantially all, of the Company’s assets.

(iv)
Liquidation or Dissolution.   The stockholders of the Company approve a plan or proposal for liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which (I) the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, or (II) any Person who was a Beneficial Owner, directly or indirectly, of securities in the Company representing more than 50% acquires additional securities in the Company.
“Closing Date” means the date of the closing of the transactions contemplated by that certain Business Combination Agreement, dated as of                  , 2021, by and among the Company and the other parties thereto.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board or its successor; provided that the term “Committee” means(i) the Board when acting at any time in lieu of the Committee and (ii) with respect to any decision relating to a Reporting Person, a committee consisting solely of two or more Directors who are disinterested within the meaning of Rule 16b-3. The mere fact that a Committee member shall fail to qualify as a “non-employee director” within the meaning of Rule 16b-3 shall not invalidate any Award made by the Committee which Award is otherwise validly made under this Plan.

Annex D-19

“Common Stock” means common stock, $[      ] par value per share, of the Company. In the event of a change in the capital structure of the Company affecting the common stock (as provided in Section 12), the Shares resulting from such a change in the common stock shall be deemed to be Common Stock within the meaning of this Plan.
“Company” means MCAP Acquisition Corporation, a Delaware corporation or any successor corporation thereto.
“Conditions” has the meaning set forth in Section 13(a).
“Confidentiality Agreement” has the meaning set forth in Section 13(a).
“Consultant” means any natural person (other than an Employee or Director), including an advisor, who provides bona fide services to the Company, its parents, its majority-owned subsidiaries or majority-owned subsidiaries of the Company’s parent, if such services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities.
“Continuous Service” means a Participant’s period of service in the absence of any interruption or termination as an Employee, Director, or Consultant. Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; (iv) changes in status from Director to advisory director or emeritus status; or (iv) transfers between locations of the Company or between the Company and its Affiliates. Changes in status between service as an Employee, Director, and a Consultant will not constitute an interruption of Continuous Service if the individual continues to perform bona fide services for the Company. The Committee shall have the discretion to determine whether and to what extent the vesting of any Awards shall be tolled during any paid or unpaid leave of absence; provided, however, that in the absence of such determination, vesting for all Awards shall be tolled during any such unpaid leave (but not for a paid leave).
“Data” has the meaning set forth in Section 20(c).
“Deferred Share Units” or “DSUs” mean Awards pursuant to Section 8 of the Plan.
“Director” means a member of the Board, or a member of the board of directors of an Affiliate.
“Disabled” means (a) for an ISO, that the Participant is disabled within the meaning of Code Section 22(e)(3), and (b) for other Awards, a physical or mental condition under which the Participant is receiving benefits under the Company’s long-term disability plan applicable to such Participant, and in the absence of such a plan that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
“Dividend Equivalent Rights” means Awards pursuant to Section 9 of the Plan, which may be attached to other Awards.
“Eligible Persons” has the meaning set forth in Section 1(b).
“Employee” means any person whom the Company or any Affiliate classifies as an employee (including an officer) for employment tax purposes or, if in a jurisdiction that does not have employment taxes, any person whom the Company or any Affiliate classifies as an employee (including an officer), in either case whether or not that classification is correct. The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange” means the New York Stock Exchange, other national securities exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or other automated quotation system.

Annex D-20

“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means for purposes of this Plan and unless otherwise determined or provided by the Committee in the circumstances:
(i)
If the Shares are listed or admitted to trade on an Exchange, the Fair Market Value shall equal the closing price of Shares as reported on the composite tape for securities on the Exchange for the date in question, or, if no sales of Shares were made on the Exchange on that date, the closing price of Shares as reported on said composite tape for the next preceding day on which sales of Shares were made on the Exchange. The Committee may, however, provide with respect to one or more Awards that the Fair Market Value shall equal the closing price of Shares as reported on the composite tape for securities listed on the Exchange on the last trading day preceding the date in question or the average of the high and low trading prices of Shares as reported on the composite tape for securities listed on the Exchange for the date in question or the most recent trading day.

(i)
If Shares are not listed or admitted to trade on an Exchange, the Fair Market Value shall be the value as reasonably determined by the Committee for purposes of the Award in the circumstances; provided that, if so determined by the Committee, Fair Market Value shall be determined pursuant to a valuation of the Company by an independent appraisal that meets the requirements of Section 401(a)(28)(C) of the Code as of a date that is no more than 12 months before the date of grant of the Award or another methodology for determining fair market value that complies with Section 409A of the Code.

The Committee also may adopt a different methodology for determining Fair Market Value with respect to one or more Awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular Awards (for example, and without limitation, the Committee may provide that Fair Market Value for purposes of one or more Awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date). Any determination as to Fair Market Value made pursuant to this Plan shall be made without regard to any restriction other than a restriction which, by its terms, will never lapse, and shall be final, binding and conclusive on all persons with respect to Awards granted under this Plan.
“Grant Date” means the later of (i) the date designated as the “Grant Date” within an Award Agreement, and (ii) the date on which the Committee determines the key terms of an Award, provided that as soon as reasonably practicable thereafter the Committee both notifies the Eligible Person of the Award and enters into an Award Agreement with the Eligible Person.
“Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. “Immediate Family” also shall include a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, any other entity in which these persons (or the Participant) own more than 50% of the voting interests, and any person sharing the Participant’s household (other than a tenant or employee).
“ISO” means an Option that qualifies for favorable income tax treatment under Code Section 422 and is specifically designated as an incentive stock option in an Award Agreement.
“Non-ISO” means an Option not specifically designated as an ISO in an Award Agreement or not otherwise qualifying as an ISO.
“Option” means any right to buy Shares that is granted to a Participant pursuant to Section 5.
“Participant” means an Eligible Person who has an Award.
“Person” means any natural person, association, trust, business trust, cooperative, corporation, general partnership, joint venture, joint-stock company, limited partnership, limited liability company, real estate investment trust, regulatory body, governmental agency or instrumentality, unincorporated organization or organizational entity.

Annex D-21

“Plan” has the meaning set forth in Section 1(a).
“Recapture” has the meaning set forth in Section 13(a).
“Recoupment” has the meaning set forth in Section 13(h).
“Rescission” has the meaning set forth in Section 13(a).
“Reimbursement” has the meaning set forth in Section 13(h).
“Reporting Person” means an Employee, Director, or Consultant who is required to file reports with the Securities and Exchange Commission pursuant to Section 16(a) of the Exchange Act and the rules promulgated thereunder.
“Restricted Share” means a Share awarded with restrictions imposed under Section 7.
“Restricted Share Unit” or “RSU” means a right granted to a Participant to receive Shares or cash upon the lapse of restrictions imposed under Section 7.
“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.
“Section 409A Award” has the meaning set forth in Section 5(a)(i).
“Share” means a share of Common Stock of the Company, as adjusted in accordance with Section 13 of this Plan.
“SAR” or “Share Appreciation Right” means a right to receive amounts awarded under Section 6.
“Ten Percent Holder” means a person who owns (within the meaning of Code Section 422) stock representing more than ten percent (10%) of the combined voting power of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation” of the Company (as such terms are defined in Sections 424(e) and 424(f) of the Code, respectively).
“Successor Company” has the meaning set forth in Section 12(c).
“Termination” has the meaning set forth in Section 13(a).
“Unrestricted Shares” mean Shares that are both awarded to Participants pursuant to Section 7 of this Plan, and not subject to a “substantial risk of forfeiture” within the meaning of Code Section 83.
“U.S. Taxpayer” means an Eligible Person who is subject to U.S. taxation.
“Withholding Taxes” means the aggregate amount of federal, state, local and foreign income, social insurance, payroll, and other taxes that the Company and any Affiliates are required or permitted to withhold in connection with any Award.

Annex D-22

Annex E
MCAP Acquisition Corporation
2021 Employee Stock Purchase Plan
Adopted by the Board Of Directors: [      ], 2021
Approved by the Stockholders: [      ], 2021
1.    General; Purpose.
(a)   The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.
(b)   The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
(c)   The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.
2.    Administration.
(a)   The Board or the Committee will administer the Plan. References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.
(b)   The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)   To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).
(ii)   To designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, (C) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).
(iii)   To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.
(iv)   To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.
(v)   To suspend or terminate the Plan at any time as provided in Section 12.
(vi)   To amend the Plan at any time as provided in Section 12.
(vii)   Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.
(viii)   To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located

Annex E-1

outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of Compensation, handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Corporation, do not have to comply with the requirements of Section 423 of the Code.
(c)   The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(d)   All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
3.    Shares of Common Stock Subject to the Plan.
(a)   Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [      ] shares of Common Stock, plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of up to ten years, commencing on the first January 1 following the year in which the Closing Date occurs and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) 1% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, (ii)             shares of Common Stock, or (iii) such smaller number of shares of Common Stock as is determined by the Board of Directors of the Company. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.
(b)   If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.
(c)   The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.
4.    Grant of Purchase Rights; Offering.
(a)   The Board may, from time to time, grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, including, without limitation, the number of Purchase Periods in the

Annex E-2

Offering, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.
(b)   If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.
(c)   The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.
5.    Eligibility.
(a)   Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two (2) years. In addition, the Board may (unless prohibited by Applicable Law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than twenty (20) hours per week and more than five (5) months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.
(b)   The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:
(i)   the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;
(ii)   the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and
(iii)   the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

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(c)   No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock that such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.
(d)   As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds US $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.
(e)   Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.
(f)   Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.
6.    Purchase Rights; Purchase Price.
(a)   On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to [      ] shares of Common Stock (or such lesser number of shares determined by the Board prior to the commencement of the Offering), but not exceeding [15]% (or such lesser percentage determined by the Board prior to the commencement of an Offering) of such Employee’s Compensation during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.
(b)   The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.
(c)   In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.
(d)   The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be not less than the lesser of:
(i)   an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or
(ii)   an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

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7.    Participation; Withdrawal; Termination.
(a)   An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified in the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.
(b)   During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions, without interest or earnings (unless otherwise required by applicable law), and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.
(c)   Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions, without interest or earnings (unless otherwise required by applicable law).
(d)   Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.
(e)   During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.
(f)   Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.
8.    Exercise of Purchase Rights.
(a)   On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted

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by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.
(b)   Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date of such Offering without interest or earnings (unless otherwise required by Applicable Law).
(c)   No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest or earnings (unless the payment of interest is otherwise required by Applicable Law).
9.    Covenants of the Company.
The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.
10.    Designation of Beneficiary.
(a)   The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.
(b)   If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
11.    Adjustments Upon Changes in Common Stock; Corporate Transactions.
(a)   In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights and (iv) the class(es) and number of

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securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.
(b)   In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.
12.    Amendment, Termination or Suspension of the Plan.
(a)   The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.
(b)   The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.
Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.
13.    Tax Qualification; Tax Withholding.
(a)   Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

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(b)   Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.
14.    Effective Date of Plan.
The Plan will become effective immediately prior to and contingent upon the Closing Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.
15.    Miscellaneous Provisions.
(a)   Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.
(b)   A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).
(c)   The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.
(d)   The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.
(e)   If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.
(f)   If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.
16.    Definitions.
As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)   “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(b)   “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(c)   “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted,

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adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of any stock exchange or quotation system on which the Common Stock is listed or quoted).
(d)   “Board” means the board of directors of the Company.
(e)   “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(f)   “Closing Date” means the date of the closing of the transactions contemplated by that certain Business Combination Agreement, dated as of                  , 2021, by and among the Company and the other parties thereto.
(g)   “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(h)   “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).
(i)   “Common Stock” means the common stock of the Company.
(j)   “Company” means MCAP Acquisition Corporation, a Delaware corporation, or any successor thereto.
(k)   “Compensation” means an Eligible Employee’s cash compensation, including, without limitation, regular and recurring straight time gross earnings, payments for overtime and shift premium, as well as cash payments for incentive compensation, bonuses and other similar compensation. The Board or the Committee, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for an Offering prior to the commencement of such Offering.
(l)   “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.
(m)   “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)   a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;
(ii)   a sale or other disposition of more than 50% of the outstanding securities of the Company;
(iii)   a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)   a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(n)   “Designated 423 Corporation” means any Related Corporation selected by the Board to participate in the 423 Component.

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(o)   “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.
(p)   “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board to participate in the Non-423 Component.
(q)   “Director” means a member of the Board.
(r)   “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.
(s)   “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation, or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(t)   “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.
(u)   “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
(v)   “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i)   If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.
(ii)   In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code
(w)   “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the NASDAQ Stock Market and the Financial Industry Regulatory Authority).
(x)   “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(y)   “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.
(z)   “Offering Date” means a date selected by the Board for an Offering to commence.

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(aa)   “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.
(bb)   “Participant” means an Eligible Employee who holds an outstanding Purchase Right.
(cc)   “Plan” means this MCAP Acquisition Corporation 2021 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.
(dd)   “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.
(ee)   “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.
(ff)   “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.
(gg)   “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(hh)   “Securities Act” means the U.S. Securities Act of 1933, as amended.
(ii)   “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.
(jj)   “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to, the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

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Annex F
MEMBER SUPPORT AGREEMENT
MEMBER SUPPORT AGREEMENT, dated as of July 27, 2021 (this “Agreement”), by and among MCAP Acquisition Corporation, a Delaware corporation (“Parent”), AdTheorent Holding Company, LLC, a Delaware limited liability company (the “Company”), and certain members of the Company whose names appear on the signature pages of this Agreement (each, a “Member” and, collectively, the “Members”).
WHEREAS, Parent, GRNT Merger Sub 1 LLC, a Delaware limited liability company and wholly-owned direct subsidiary of Parent (“Merger Sub 1”), GRNT Merger Sub 2 LLC, a Delaware limited liability company and wholly-owned direct subsidiary of Parent (“Merger Sub 2”), GRNT Merger Sub 3 LLC, a Delaware limited liability company and wholly-owned direct subsidiary of Parent (“Merger Sub 3”), GRNT Merger Sub 4 LLC, a Delaware limited liability company and wholly-owned direct subsidiary of Parent (“Merger Sub 4), H.I.G. Growth — AdTheorent Intermediate, LLC, a Delaware limited liability company (the “Blocker”), H.I.G. Growth — AdTheorent, LLC, a Delaware limited liability company (the “Blocker Member”), and the Company propose to enter into, simultaneously herewith, a business combination agreement in the form provided to the Members (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, (a) Merger Sub 1 will merge with and into the Blocker, with the Blocker surviving such merger as a wholly-owned subsidiary of Parent (the “First Blocker Merger”), (b) immediately thereafter and pursuant to an integrated plan, the Blocker, as the surviving company of the First Blocker Merger, will merge with and into Merger Sub 2, with Merger Sub 2 surviving such merger as a wholly-owned subsidiary of Parent, (c) immediately thereafter, Merger Sub 3 will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “First Company Merger”), and (d) immediately thereafter and pursuant to an integrated plan, the Company, as the surviving company of the First Company Merger, will merge with and into Merger Sub 4, with Merger Sub 4 surviving such merger as a wholly-owned subsidiary of Parent (the “Second Company Merger” together with the First Company Merger, the “Company Mergers”); and
WHEREAS, as of the date hereof, each Member owns the number of Class A Company Interests set forth opposite such Member’s name on Exhibit A hereto (all such Class A Company Interests and any Class A Company Interests of which ownership is hereafter acquired by the Members prior to the termination of this Agreement being referred to herein as the “Interests”).
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.   Agreement to Vote.   Each Member, by this Agreement, with respect to its Interests, severally and not jointly, hereby agrees to vote, at any meeting of the Company Members, and in any action by written consent of the Company Members, all of the Interests held by such Member at such time (a) in favor of the approval and adoption of the BCA, the Company Mergers and the other Transactions, and (b) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the Company Mergers or the other Transactions from being consummated. Immediately following the execution and delivery of the BCA by the parties thereto, each Member agrees to execute and deliver to the Company the Company Written Consent which shall, pursuant to, and in accordance with, the BCA, be delivered by the Company to Parent immediately following the execution and delivery of the BCA. Each Member acknowledges receipt and review of a copy of the BCA.
2.   Termination of Agreements.
(a)   Each Member, by this Agreement, with respect to its Interests, severally and not jointly, hereby agrees to terminate, subject to the occurrence of, and effective immediately prior to, the First Company Merger Effective Time, (i) the Company Operating Agreement, and (ii) if applicable to such Member, any rights under any letter agreement providing for redemption rights, put

Annex F-1

rights, purchase rights or other similar rights not generally available to the Company Members between such Member and the Company.
(b)   Blocker and Blocker Member shall also each cause H.I.G. Capital, L.L.C. (“H.I.G. Capital”), and the Company shall cause AdTheorent Acquisition Corporation (“AdTheorent Corp.”) and AdTheorent, Inc. (“AdTheorent Inc.”), in each case, subject to the occurrence of, and effective immediately prior to, the First Company Merger Effective Time, to terminate and release all liabilities and obligations under (i) the Professional Services Agreement, dated as of December 22, 2016 (the “PSA”), among AdTheorent Corp., AdTheorent Inc. and H.I.G. Capital and (ii) the Transaction Services Agreement, dated as of December 22, 2016 (the “TSA” and together with the PSA, the “H.I.G. Agreements”), among AdTheorent Corp., AdTheorent Inc. and H.I.G. Capital. For the avoidance of doubt, each such termination and release shall occur after the satisfaction (from cash on the Company’s balance sheet) of the Company’s respective fee obligations as a result of the Transactions pursuant to the terms of the H.I.G. Agreements.
3.   Transfer of Interests.   Each Member, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Interests or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another Company Member that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Interests into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Interests; provided that the foregoing shall not prohibit the transfer of the Interests by a Member to an affiliate of such Member, but only if such affiliate of Member shall execute this Agreement or a joinder agreeing to become a party to this Agreement.
4.   No Solicitation of Transactions.   Each Member, severally and not jointly, agrees not to, directly or indirectly, through any officer, director, representative, agent or otherwise, (a) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), directly or indirectly, whether publicly or otherwise, any inquiries, offers or proposals with respect to, or the making of, any Company Acquisition Proposal, (b) engage in any negotiations or discussions concerning, or provide access to or furnish non-public information regarding, the Company’s or any Company Subsidiary’s properties, assets, personnel, books or records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (c) enter into, engage in or maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other communications that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (d) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (e) approve, endorse, recommend, execute or enter into any agreement, arrangement or understanding, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, business combination agreement, transaction agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal or (f) resolve or agree to do any of the foregoing actions or otherwise authorize or permit any of its representatives to take any such action. Each Member shall, and shall instruct and cause its representatives and agents to, immediately cease any solicitations, discussions or negotiations with any parties (other than the parties party to the BCA and their respective representatives) in connection with a Company Acquisition Proposal (other than the Transactions) and each Member acknowledges that any action taken by it or any representative of it inconsistent with the restrictions set forth in this Section 4, whether or not such representative is purporting to act on the such Member’s behalf, shall be deemed to constitute a breach of this Section 4 by such Member.

Annex F-2

5.   Representations and Warranties.   Each Member, severally and not jointly, represents and warrants to Parent as follows:
(a)   The execution, delivery and performance by such Member of this Agreement and the consummation by such Member of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States Law applicable to such Member, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Interests (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Ancillary Agreements) or (iv) conflict with or result in a breach of or constitute a default under any provision of such Member’s governing documents.
(b)   As of the date of this Agreement, such Member owns exclusively and has good and valid title to the Interests set forth opposite such Member’s name on Exhibit A free and clear of any Lien, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws and (iii) the Company Operating Agreement, and as of the date of this Agreement, such Member has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Interests, and such Member does not own, directly or indirectly, any other Interests.
(c)   Such Member has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Member.
6.   Termination.   This Agreement and the obligations of the Members under this Agreement shall automatically terminate upon the earliest of (a) the First Company Merger Effective Time, (b) the termination of the BCA in accordance with its terms and (c) the mutual agreement of the parties hereto. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 6 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.
7.   Miscellaneous.
(a)   Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.
(b)   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified in a notice given in accordance with this Section 7(b)):
If to Parent, to it at:
MCAP Acquisition Corporation
311 South Wacker Drive, Suite 6400
Chicago, Illinois 60606
Attention: Peter Gruszka
Email: pgruszka@monroecap.com
with a copy to:
Greenberg Traurig, P.A.
333 SE 2nd Avenue, Suite 4400
Miami, Florida 33131
Email: annexa@gtlaw.com
Attention: Alan I. Annex, Esq.

Annex F-3

If to the Company, to it at:
AdTheorent Holding Company, LLC
c/o H.I.G. Capital, L.L.C.
500 Boylston Street, 20th Floor
Boston, MA 02116
Attention: Eric Tencer
Email: etencer@higgrowth.com
with a copy to:
Paul Hastings LLP
71 South Wacker Drive, 45th Floor
Chicago, IL 60606
Attention: Amit Mehta
Email: amitmehta@paulhastings.com
and
Paul Hastings LLP
101 California, 48th Floor
San Francisco, CA 94111
Attention: Steve Camahort
Email: stevecamahort@paulhastings.com
If to a Member, to the address or email address set forth for Member on the signature page hereof.
(c)   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(d)   This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto.
(e)   This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and Parent’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Member shall be liable for the breach by any other Member of this Agreement.
(f)   The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled, to the fullest extent permitted by Law, to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
(g)   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Any Action arising out of or relating to this Agreement or the transactions contemplated hereby shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not available in such court, then any such legal Action may be brought in any federal court located in the State of Delaware or

Annex F-4

any other Delaware state court. To the fullest extent permitted by applicable Law, the parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto, and (ii) agree not to commence any such Action except in the courts described above in Delaware, other than any Action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. To the fullest extent permitted by applicable Law, each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (x) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement or the transactions contemplated hereby, or the subject matter hereof, may not be enforced in or by such courts.
(h)   This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
(i)   At the request of Parent, in the case of any Member, or at the request of the Members, in the case of Parent, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
(j)   This Agreement shall not be effective or binding upon any Member until after such time as the BCA is executed and delivered by the Company, Parent, the Merger Sub Entities, the Blocker and the Blocker Member.
(k)   Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7(k).
[Signature pages follow]

Annex F-5

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
MCAP ACQUISITION CORPORATION
By:

Name:
Title:
ADTHEORENT HOLDING COMPANY, LLC
By:

Name:
Title:

Annex F-6

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
H.I.G. GROWTH — ADTHEORENT INTERMEDIATE, LLC
By:

Name:
Title:
Address and email address for purposes of Section 7(b):
c/o H.I.G. Capital, L.L.C.
500 Boylston Street, 20th Floor
Boston, MA 02116
Attention: Eric Tencer
Email: etencer@higgrowth.com
with a copy to:
Paul Hastings LLP
71 South Wacker Drive, 45th Floor
Chicago, IL 60606
Attention: Amit Mehta
Email: amitmehta@paulhastings.com
and
Paul Hastings LLP
101 California, 48th Floor
San Francisco, CA 94111
Attention: Steve Camahort
Email: stevecamahort@paulhastings.com

Annex F-7

H.I.G. GROWTH — ADTHEORENT, LLC
By:

Name:
Title:
Address and email address for purposes of Section 7(b):
c/o H.I.G. Capital, L.L.C.
500 Boylston Street, 20th Floor
Boston, MA 02116
Attention: Eric Tencer
Email: etencer@higgrowth.com
with a copy to:
Paul Hastings LLP
71 South Wacker Drive, 45th Floor
Chicago, IL 60606
Attention: Amit Mehta
Email: amitmehta@paulhastings.com
and
Paul Hastings LLP
101 California, 48th Floor
San Francisco, CA 94111
Attention: Steve Camahort
Email: stevecamahort@paulhastings.com

Annex F-8

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
MONROE CAPITAL CORPORATION
By:

Name:
Title:
Address and email address for purposes of Section 7(b):
Monroe Capital Corporation c/o Monroe Capital Management Advisors, LLC
311 South Wacker Drive, Suite 6400
Chicago, IL 60606
Attention: Alex Franky
Email: AFranky@MonroeCap.com
with a copy to:
Greenberg Traurig, LLP
77 W. Wacker Drive, Suite 3100
Chicago, IL 60601
Attention:
Drew Cardonick
Raymond Bogenrief

Email:
CardonickA@GTLaw.com
BogenriefR@GTlaw.com

MONROE CAPITAL PRIVATE CREDIT FUND II LP
By:

Name:
Title:
Address and email address for purposes of Section 7(b):
Monroe Capital Corporation c/o Monroe Capital Management Advisors, LLC
311 South Wacker Drive, Suite 6400
Chicago, IL 60606
Attention: Alex Franky
Facsimile: (312) 258-8350
E-mail: AFranky@MonroeCap.com
with a copy to:
Greenberg Traurig, LLP
77 W. Wacker Drive, Suite 3100
Chicago, IL 60601
Attention: Drew Cardonick and Raymond Bogenrief
Facsimile: (312) 456-8435
E-mail: CardonickA@GTLaw.com;
BogenriefR@GTlaw.com

Annex F-9

MONROE CAPITAL PRIVATE CREDIT FUND II (UNLEVERAGED) LP
By:

Name:
Title:
Address and email address for purposes of Section 7(b):
Monroe Capital Corporation c/o Monroe Capital Management Advisors, LLC
311 South Wacker Drive, Suite 6400
Chicago, IL 60606
Attention: Alex Franky
Email: AFranky@MonroeCap.com
with a copy to:
Greenberg Traurig, LLP
77 W. Wacker Drive, Suite 3100
Chicago, IL 60601
Attention:
Drew Cardonick
Raymond Bogenrief

Email:
CardonickA@GTLaw.com
BogenriefR@GTlaw.com

MONROE PRIVATE CREDIT FUND A LP
By:

Name:
Title:
Address and email address for purposes of Section 7(b):
Monroe Capital Corporation c/o Monroe Capital Management Advisors, LLC
311 South Wacker Drive, Suite 6400
Chicago, IL 60606
Attention: Alex Franky
Email: AFranky@MonroeCap.com
with a copy to:
Greenberg Traurig, LLP
77 W. Wacker Drive, Suite 3100
Chicago, IL 60601
Attention:
Drew Cardonick
Raymond Bogenrief

Email:
CardonickA@GTLaw.com
BogenriefR@GTlaw.com

Annex F-10

MONROE CAPITAL PRIVATE CREDIT FUND I LP
By:

Name:
Title:
Address and email address for purposes of Section 7(b):
Monroe Capital Corporation c/o Monroe Capital Management Advisors, LLC
311 South Wacker Drive, Suite 6400
Chicago, IL 60606
Attention: Alex Franky
Email: AFranky@MonroeCap.com
with a copy to:
Greenberg Traurig, LLP
77 W. Wacker Drive, Suite 3100
Chicago, IL 60601
Attention:
Drew Cardonick
Raymond Bogenrief

Email:
CardonickA@GTLaw.com
BogenriefR@GTlaw.com

MONROE CAPITAL PARTNERS FUND LP
By:

Name:
Title:
Address and email address for purposes of Section 7(b):
Monroe Capital Corporation c/o Monroe Capital Management Advisors, LLC
311 South Wacker Drive, Suite 6400
Chicago, IL 60606
Attention: Alex Franky
Email: AFranky@MonroeCap.com
with a copy to:
Greenberg Traurig, LLP
77 W. Wacker Drive, Suite 3100
Chicago, IL 60601
Attention:
Drew Cardonick
Raymond Bogenrief

Email:
CardonickA@GTLaw.com
BogenriefR@GTlaw.com

Annex F-11

Annex G
SPONSOR SUPPORT AGREEMENT
SPONSOR SUPPORT AGREEMENT, dated as of July 27, 2021 (this “Agreement”), by and among MCAP Acquisition, LLC, a Delaware limited liability company (“Sponsor”), AdTheorent Holding Company, LLC, a Delaware limited liability company (the “Company”), and MCAP Acquisition Corporation, a Delaware corporation (“Parent”).
WHEREAS, Parent, GRNT Merger Sub 1 LLC, a Delaware limited liability company and wholly-owned direct subsidiary of Parent (“Merger Sub 1”), GRNT Merger Sub 2 LLC, a Delaware limited liability company and wholly-owned direct subsidiary of Parent (“Merger Sub 2”), GRNT Merger Sub 3 LLC, a Delaware limited liability company and wholly-owned direct subsidiary of Parent (“Merger Sub 3”), GRNT Merger Sub 4 LLC, a Delaware limited liability company and wholly-owned direct subsidiary of Parent (“Merger Sub 4), H.I.G. Growth — AdTheorent Intermediate, LLC, a Delaware limited liability company (the “Blocker”), H.I.G. Growth — AdTheorent, LLC, a Delaware limited liability company (the “Blocker Member”), and the Company propose to enter into, simultaneously herewith, a business combination agreement (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, (a) Merger Sub 1 will merge with and into the Blocker, with the Blocker surviving such merger as a wholly-owned subsidiary of Parent (the “First Blocker Merger”), (b) immediately thereafter and pursuant to an integrated plan, the Blocker, as the surviving company of the First Blocker Merger, will merge with and into Merger Sub 2, with Merger Sub 2 surviving such merger as a wholly-owned subsidiary of Parent, (c) immediately thereafter, Merger Sub 3 will merge with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the “First Company Merger”), and (d) immediately thereafter and pursuant to an integrated plan, the Company, as the surviving company of the First Company Merger, will be merged with and into Merger Sub 4, with Merger Sub 4 surviving such merger as a wholly-owned subsidiary of Parent;
WHEREAS, as of the date hereof, Sponsor owns beneficially and of record 2,994,375 shares of Parent Class B Common Stock (such shares of Parent Class B Common Stock, the “Sponsor Parent Shares”); and
WHEREAS, in order to induce Parent, the Company, the Blocker and the Blocker Member to enter into the BCA and the Key Company Members to enter into the Member Support Agreement, each of Sponsor, Parent and the Company desires to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:
1.   Forfeiture.   At the Closing, each of Sponsor and Parent agrees to take all actions necessary to forfeit and cause to be cancelled for no consideration 551,096 Private Placement Warrants that are currently held by Sponsor. For purposes of this Agreement, “Private Placement Warrants” means, (a) prior to the Closing, the warrants to purchase shares of Parent Class A Common Stock and (b) after the Closing, the warrants to purchase shares of New Parent Common Stock, in each case, held by Sponsor.
2.   Escrow Agreement.   Each of Sponsor and Parent agrees to take all actions necessary to cause, at the Closing, the entry into an Escrow Agreement, substantially in the form attached as Exhibit A (the “Escrow Agreement”), among Parent, Sponsor and Continental Stock Transfer & Trust Company (“Continental”), or, if Continental shall be unable or shall not agree to serve as escrow agent, such other bank or trust company as shall be mutually agreed by Sponsor and Parent (Continental or such other bank or trust company being the “Escrow Agent”), pursuant to which, immediately following the Closing, (a) 598,875 shares of New Parent Common Stock held by Sponsor (the “Sponsor New Parent Escrow Shares”) and (b) 551,096 Private Placement Warrants held by Sponsor (the “Sponsor Escrow Warrants”) shall be deposited into an escrow account maintained by the Escrow Agent and held and disbursed subject to the terms and conditions of the Escrow Agreement. The Escrow Agreement shall become effective as of immediately following the Closing (and not before). The

Annex G-1

Escrow Agreement shall become effective only in connection with the consummation of the Transactions, and this Section 2 (and Exhibit A) shall be void and of no force and effect if the BCA shall be terminated or the Closing shall not occur for any reason.
3.   Voting Obligations.   Until the earlier of (a) the Closing or (b) termination of the BCA in accordance with Article XI thereof, Sponsor agrees that, at the Parent Stockholders’ Meeting and in connection with any written consent of the Parent Stockholders, Sponsor shall vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of the Sponsor Parent Shares (i) in favor of the approval and adoption of the BCA, the Transactions and any other proposal submitted for approval by the Parent Stockholders in connection with the Transactions, and (ii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent under the BCA or that would reasonably be expected to delay the consummation of the Transactions, increase the likelihood of the failure of the consummation of the Transactions or result in the failure of the Transactions from being consummated. This Section 3 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.
4.   Lock-up.
(a)   Following the Closing, Sponsor agrees that it shall not Transfer (as defined below) any shares of New Parent Common Stock held by Sponsor until the earlier of (i) the first anniversary of the Closing and (ii) subsequent to the Closing, (A) the date on which Parent completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the stockholders of Parent having the right to exchange their shares of New Parent Common Stock for cash, securities or other property (except, for the avoidance of doubt, the Transactions) or (B) the date that the last reported sale price of the New Parent Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing (the “Sponsor Shares Lock-Up Period”).
(b)   Following the Closing, Sponsor agrees that it shall not Transfer any Private Placement Warrants or any shares of New Parent Common Stock issued or issuable upon the conversion or exercise of the Private Placement Warrants, until 90 days after the Closing (the “Private Placement Warrants Lock-Up Period”).
(c)   Notwithstanding the provisions set forth in Sections 4(a) and (b), Transfers of the shares of New Parent Common Stock held by Sponsor, the Private Placement Warrants, and New Parent Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants are permitted to Parent’s officers or directors, any affiliates or family members of any of the Parent’s officers or directors, any members of Sponsor, or any affiliates of Sponsor; provided, however, such permitted transferees must enter into a written agreement with Parent agreeing to be bound by the provisions of this Section 4.
(d)   For purposes of this Section 4, “Transfer” means the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii) herein.
(e)   This Section 4 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

Annex G-2

5.   Reasonable Best Efforts.   Sponsor shall use reasonable best efforts to take all actions reasonably necessary to consummate the Transactions; provided, that (a) Sponsor shall in no event be required to incur any additional costs and expenses in connection with any such actions other than ordinary costs and expenses to be incurred by Sponsor in connection with the Transactions (including, reasonable legal fees) and (b) all such actions shall be on the terms, and subject to the conditions, set forth in the BCA and this Agreement. This Section 5 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.
6.   Waiver of Redemption Rights.   Sponsor agrees not to (a) demand that Parent redeem the Sponsor Parent Shares in connection with Transactions or (b) otherwise participate in any such redemption by tendering or submitting any of the Sponsor Parent Shares for redemption. This Section 6 shall be void and of no force and effect if the BCA shall be terminated in accordance to its terms or the Closing shall not occur for any reason.
7.   Waiver of Anti-Dilution Rights.   Sponsor, on behalf of itself and all other holders of shares of Parent Class B Common Stock, hereby waives the provisions of Section 4.3(b)(ii) set forth in the Parent Certificate of Incorporation relating to the adjustment of the Initial Conversion Ratio (as defined in the Parent Certificate of Incorporation) in connection with the Transactions. This Section 7 shall be void and of no force and effect if the BCA shall be terminated or the Closing shall not occur for any reason.
8.   Confidentiality; Exclusivity.   Sponsor agrees to be bound by and subject to (a) Section 9.05 (Access to Information; Confidentiality) of the BCA to the same extent as such provisions apply to the parties to the BCA as if Sponsor were a party thereto, and (b) Section 9.06 (Exclusivity) of the BCA to the same extent as such provisions apply to Parent as if Sponsor were a party thereto. This Section 8 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.
9.   Expenses.   If from the date hereof until the Closing, Parent does not have the necessary amounts of working capital held outside of the Trust Account to pay its ordinary course working capital expenses, Sponsor shall make working capital loans to Parent to pay such ordinary course working capital expenses of Parent; provided, that Sponsor shall be reimbursed on the Closing Date for any such working capital loans provided to or on behalf of Parent from the proceeds of the Trust Account. This Section 9 shall be void and of no force and effect if the BCA shall be terminated or the Closing shall not occur for any reason.
10.   Representations and Warranties.   Sponsor represents and warrants to the Company as follows:
(a)   The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States Law applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Sponsor Parent Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Ancillary Agreements) or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor’s governing documents.
(b)   As of the date of this Agreement, Sponsor owns exclusively and has good and valid title to the Sponsor Parent Shares free and clear of any Lien, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws and (iii) Parent Organizational Documents, and as of the date of this Agreement, Sponsor has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver the Sponsor Parent Shares, and Sponsor does not own, directly or indirectly, any other Parent Class B Common Stock.
(c)   Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Sponsor.

Annex G-3

11.    Termination.   The obligations of the parties under (a) Sections 1, 3, 5, 6, 7, 8 and 9 of this Agreement shall automatically terminate upon the earliest of (i) the Second Company Merger Effective Time and (ii) the termination of the BCA in accordance with its terms; (b) Section 2 of this Agreement shall automatically terminate upon the earliest of (i) the execution of the Escrow Agreement by all parties thereto and the deposit of the Sponsor New Parent Escrow Shares and the Sponsor Escrow Warrants into the escrow account maintained by the Escrow Agent pursuant to Section 1 and the Escrow Agreement and (ii) the termination of the BCA in accordance with its terms and (c) Section 4 of this Agreement shall automatically terminate upon the earliest of (i) the end of the Sponsor Shares Lock-Up Period and/or the Private Placement Warrants Lock-Up Period, as applicable, and (ii) the termination of the BCA in accordance with its terms. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement. Notwithstanding any termination of this Agreement, no such termination or expiration shall relieve any party hereto from liability for fraud or willful breach of this Agreement occurring prior to its termination.
12.   Miscellaneous.
(a)   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified in a notice given in accordance with this Section 12(a)):
If to Parent or Sponsor, to:
MCAP Acquisition Corporation
MCAP Acquisition, LLC
311 South Wacker Drive, Suite 6400
Chicago, Illinois 60606
Attention: Peter Gruszka
Email: pgruszka@monroecap.com
with a copy to:
Greenberg Traurig, P.A.
333 SE 2nd Avenue, Suite 4400
Miami, Florida 33131
Attention: Alan I. Annex, Esq.
Email: annexa@gtlaw.com
If to the Company, to:
AdTheorent Holding Company, LLC
c/o H.I.G. Capital, L.L.C.
500 Boylston Street, 20th Floor
Boston, MA 02116
Attention: Eric Tencer
Email: etencer@higgrowth.com
with a copy to:
Paul Hastings LLP
71 South Wacker Drive, 45th Floor
Chicago, IL 60606
Attention: Amit Mehta
Email: amitmehta@paulhastings.com
and

Annex G-4

Paul Hastings LLP
101 California, 48th Floor
San Francisco, CA 94111
Attention: Steve Camahort
Email: stevecamahort@paulhastings.com
(b)   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(c)   (i) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (iii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (iv) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (v) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (vi) references herein to any gender (including the neuter gender) includes each other gender; (vii) the word “or” shall not be exclusive; (viii) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof and (ix) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(d)   This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.
(e)   This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto.
(f)   This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and each of Parent’s and Sponsor’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(g)   The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties hereto shall, to the fullest extent permitted by Law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any federal court located in the State of Delaware or any other Delaware state court without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. To the fullest extent permitted by applicable Law, each of the parties hereto hereby further waives (i) any defense in any Action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief,

Annex G-5

(h)   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Any Action arising out of or relating to this Agreement or the transactions contemplated hereby shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not available in such court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. To the fullest extent permitted by applicable Law, the parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto, and (ii) agree not to commence any such Action except in the courts described above in Delaware, other than any Action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. To the fullest extent permitted by applicable Law, each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (x) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement or the transactions contemplated hereby, or the subject matter hereof, may not be enforced in or by such courts.
(i)   This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
(j)   Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.
(k)   This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by Parent, the Merger Sub Entities, the Blocker, the Blocker Member and the Company.
(l)   Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 12(l).
[Signature pages follow]

Annex G-6

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
MCAP ACQUISITION CORPORATION
By:
Name:
Title:
MCAP ACQUISITION, LLC
By:
Name:
Title:
ADTHEORENT HOLDING COMPANY, LLC
By:
Name:
Title:

Annex G-7

Annex H
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of       , 2021, is made and entered into by and among [Pubco] (formerly known as MCAP Acquisition Corporation), a Delaware corporation (the “Company”), MCAP Acquisition, LLC, a Delaware limited liability company (“Sponsor”), and the undersigned parties listed as an Existing Holder on the signature pages hereto (each such party, together with Sponsor and any other person deemed an “Existing Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.02 hereof, an “Existing Holder” and collectively, the “Existing Holders”), H.I.G. Growth — AdTheorent, LLC, a Delaware limited liability company (“H.I.G.”), and the undersigned parties listed as a New Holder on the signature pages hereto (each such party, together with any other person deemed a “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.02 hereof, a “New Holder” and collectively, the “New Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS, the Company, Sponsor, and certain Existing Holders entered into that certain Registration Rights Agreement, dated as of February 25, 2021 (the “Existing Registration Rights Agreement”), pursuant to which the Company granted to the Existing Holders certain registration rights with respect to certain securities of the Company;
WHEREAS, H.I.G. and the Company entered into that certain Business Combination Agreement, dated as of July 27, 2021 (as may be amended from time to time, the “Business Combination Agreement”), by and among H.I.G. Growth — AdTheorent Intermediate, LLC, a Delaware limited liability company (“H.I.G. Intermediate”), GRNT Merger Sub 1 LLC, a Delaware limited liability company (“Merger Sub I”), GRNT Merger Sub 2 LLC, a Delaware limited liability company (“Merger Sub II”), GRNT Merger Sub 3 LLC, a Delaware limited liability company (“Merger Sub III”), GRNT Merger Sub 4 LLC, a Delaware limited liability company (“Merger Sub IV”), and AdTheorent Holding Company, LLC, a Delaware limited liability company (“AdTheorent”), pursuant to which, among other transactions, (i) Merger Sub I is merging with and into H.I.G. Intermediate, with H.I.G. Intermediate surviving the merger (the “Merger Sub I Merger”), (ii) as part of an integrated transaction with the Merger Sub I Merger, H.I.G. Intermediate is merging with and into Merger Sub II, with Merger Sub II surviving such merger, (iii) Merger Sub III is merging with and into AdTheorent, with AdTheorent surviving the merger (the “AdTheorent Merger”), and (iv) as part of an integrated transaction with the AdTheorent Merger, AdTheorent is merging with and into Merger Sub IV, with Merger Sub IV surviving the merger;
WHEREAS, upon the closing of the transactions contemplated by the Business Combination Agreement and subject to the terms and conditions set forth therein, the Existing Holders and the New Holders will hold shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”), in each case, in such amounts and subject to such terms and conditions as set forth in the Business Combination Agreement;
WHEREAS, the Company has entered into Subscription Agreements, each dated July 27, 2021 (collectively, the “PIPE Investors Subscription Agreements”), with certain investors (collectively, the “PIPE Investors”) for the subscription of shares of Common Stock;
WHEREAS, pursuant to Section 5.8 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth in the Existing Registration Rights Agreement may be amended or modified upon the written consent of the Company and the holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and
WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, the Company and the Existing Holders desire to amend and restate the Existing Registration Rights Agreement in its entirety and enter into this Agreement, pursuant to which the Company shall grant

Annex H-1

the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Definitions.   The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.
“AdTheorent Holder Lock-up Period” shall mean, with respect to the AdTheorent Holder Shares that are held by New Holders or their Permitted Transferees, the period ending six months after the date hereof.
“AdTheorent Holder Shares” shall mean, with respect to the New Holders or their respective Permitted Transferees, (A) the shares of Common Stock received pursuant to the Business Combination Agreement; (B) any outstanding share of Common Stock or any other equity security of the Company (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) received in connection with the transactions contemplated by the Business Combination Agreement (other than any shares of Common Stock or any other equity security issued or issuable in respect of the PIPE Investors Subscription Agreement); and (C) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization.
“Affiliate” shall mean with respect to a specified person, each other person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified; provided that no Holder shall be deemed an Affiliate of any other Holder by reason of an investment in, or holding of Common Stock (or securities convertible, exercisable or exchangeable for share of Common Stock) of, the Company. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).
“Agreement” shall have the meaning given in the Preamble.
“Commission” shall mean the Securities and Exchange Commission.
“Common Stock” shall have the meaning given in the Recitals hereto.
“Company” shall have the meaning given in the Preamble and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Demanding Holder” shall have the meaning given in Section 2.01(c).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Existing Holder” or “Existing Holders” shall have the meaning given in the Preamble.

Annex H-2

“Filing Date” shall have the meaning given in Section 2.01(a).
“Form S-1 Shelf” shall have the meaning given in Section 2.01(a).
“Form S-3 Shelf” shall have the meaning given in Section 2.01(a).
“Founder Shares” shall mean the shares of Class B common stock, par value $0.0001 per share, of the Company and shall be deemed to include the shares of Common Stock issued upon conversion thereof.
“Founder Shares Lock-up Period” shall mean, with respect to the Founder Shares held by certain of the Existing Holders or their respective Permitted Transferees, the period ending on the earlier of (A) one (1) year after the date hereof or (B) (x) if the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date hereof or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the date hereof that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.
“H.I.G. Investor” shall mean H.I.G. and certain Affiliates of H.I.G. that are New Holders hereunder.
“Holder” or “Holders” shall mean the Existing Holders and the New Holders and any person who hereafter becomes a party of this Agreement pursuant to Section 5.02.
“Lock-up Period” shall mean the Founder Shares Lock-up Period, the Private Placement Lock-up Period and the AdTheorent Holder Lock-up Period, as applicable.
“Maximum Number of Securities” shall have the meaning given in Section 2.01(d).
“Minimum Takedown Threshold” shall have the meaning given in Section 2.01(c).
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made, in the case of the Prospectus) not misleading.
“New Holder” or “New Holders” shall have the meaning given in the Preamble.
“Permitted Transferees” shall mean any person or entity (i) to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-up Period under any applicable agreement between such Holder and the Company, and to any transferee thereafter and (ii) who agrees to become bound by the transfer restrictions set forth in this Agreement.
“Piggyback Registration” shall have the meaning given in Section 2.02(a).
“Private Placement Lock-up Period” shall mean, with respect to Private Placement Warrants that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees, and any shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Warrants or their Permitted Transferees, the period ending thirty (30) days after the date hereof.
“Private Placement Warrants” shall mean the private placement warrants issued pursuant to that certain Private Placement Warrants Purchase Agreement, dated as of February 25, 2021, by and between the Company and Sponsor.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) the shares of Common Stock issued upon the conversion of any Founder Shares, (b) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (c) any issued and outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable

Annex H-3

upon the exercise of any other equity security) of the Company held by an Existing Holder as of the date of this Agreement, (d) any issued and outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any such other equity security) of the Company held by a New Holder (including shares transferred to a Permitted Transferee) (i) as of the date of this Agreement or (ii) that are otherwise issued in connection with the transactions contemplated by the Business Combination Agreement, and (e) any other equity security of the Company issued or issuable with respect to any such share of Common Stock described in the foregoing clauses (a) through (d) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization or other similar event; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates or book-entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:
(a)
all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(b)
fees and expenses of compliance with securities or blue sky laws (including reasonable and customary fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)
printing, messenger, telephone and delivery expenses;

(d)
reasonable fees and disbursements of counsel for the Company;

(e)
reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f)
reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holders” shall have the meaning given in Section 2.01(d).
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.
“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

Annex H-4

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“Sponsor” shall have the meaning given in the Preamble hereto.
“Subsequent Shelf Registration” shall have the meaning given in Section 2.01(b).
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” shall have the meaning given in Section 2.01(c).
ARTICLE II
REGISTRATIONS
Section 2.01   Shelf Registration.
(a)   Filing.   As soon as practicable but no later than the earlier of (i) forty-five (45) calendar days following the closing of the transactions contemplated by the Business Combination Agreement and (ii) ninety (90) calendar days following the Company’s most recent fiscal year end (in either case, the “Filing Date”), the Company shall file a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”) or, if the Company is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) the ninetieth (90th) calendar day following the Filing Date if the Commission notifies the Company that it will “review” the Shelf and (y) the tenth (10th) business day after the date the Company is notified in writing by the Commission that such Shelf will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3.
(b)   Subsequent Shelf Registration.   If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.04, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the

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most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.
(c)   Requests for Underwritten Shelf Takedowns.   Subject to Section 3.04, at any time and from time to time when an effective Shelf is on file with the Commission, Sponsor and any H.I.G. Investor, (being in such case a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include either (x) Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $50 million, or (y) all remaining Registrable Securities held by the Demanding Holder ((x) or (y), as applicable, the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The initial Demanding Holder shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). Sponsor and any H.I.G. Investor may each demand not more than one (1) Underwritten Shelf Takedown pursuant to this Section 2.01(c) in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.
(d)   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggyback rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, (i) first, the Registrable Securities of the Demanding Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Shelf Takedown), and (ii) second, the Registrable Securities of the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.
(e)   Withdrawal.   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, any Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that Sponsor and any H.I.G. Investor may elect to have the

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Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by Sponsor or any H.I.G. Investor or any of their respective Affiliates, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.01(c), unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if Sponsor or any H.I.G. Investor elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by one of Sponsor or any H.I.G. Investor, as applicable, for purposes of Section 2.01(c). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.01(e), other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.01(e).
Section 2.02   Piggyback Registration.
(a)   Piggyback Rights.   If the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.01 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.02(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.02(a) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.
(b)   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual

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arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.02 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggyback registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:
(i)   If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.02(a), pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggyback registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;
(ii)   If the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.02(a), pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to the piggyback registration rights, if any, of the PIPE Investors set forth in the PIPE Investors Subscription Agreements, which can be sold without exceeding the Maximum Number of Securities; (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (E) fifth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B), (C) and (D), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggyback registration rights of persons or entities other than the Holders of Registrable Securities hereunder or the PIPE Investors, which can be sold without exceeding the Maximum Number of Securities; and
(iii)   If the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.01(c) hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.01(d).
(c)   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.01(e)) shall have the right to withdraw from a Piggyback

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Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.01(e)), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.02(c).
(d)   Unlimited Piggyback Registration Rights.   For purposes of clarity, any Piggyback Registration effected pursuant to Section 2.02 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.01(e) hereof.
Section 2.03   Market Stand-off.   In connection with any Underwritten Offering of Common Stock of the Company, if requested by the Underwriters managing the offering, each Holder (i) that is an executive officer or director of the Company or (ii) that is a beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock of the Company and either (A) whose Registrable Securities are included in such offering or (B) whose nominees are then serving on the board of directors of the Company, and any other Holder reasonably requested by the managing Underwriter, agrees not to, and to execute a customary lock-up agreement (in each case on substantially the same terms and conditions as all such Holders, including customary waiver of “MFN” provisions) in favor of the managing Underwriters to not, sell or dispose of any shares of Common Stock of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the managing Underwriters, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters with respect to the officers and directors of the Company) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent.
ARTICLE III
COMPANY PROCEDURES
Section 3.01   General Procedures.   In connection with any Shelf and/or Shelf Takedown, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
(a)   prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities;
(b)   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by a majority-in-interest of the Holders of Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
(c)   prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter(s), if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement

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as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriter(s) and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
(d)   prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
(e)   cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
(f)   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
(g)   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
(h)   at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference thereto);
(i)   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.04 hereof;
(j)   permit a representative of the Holders, the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
(k)   obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and the applicable broker, placement agent or sales agent, if any;

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(l)   on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the broker, placement agent or sales agent, if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority-in-interest of the participating Holders;
(m)   in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such Underwritten Offering;
(n)   cooperate with each Holder covered by the Registration Statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;
(o)   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
(p)   with respect to an Underwritten Offering pursuant to Section 2.01(c), use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering;
(q)   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders and the broker, placement agent or sales agent, if any, in connection with such Registration and comply with all applicable rules and regulations of the Securities and Exchange Commission;
(r)   upon request of a Holder, the Company shall (i) authorize the Company’s transfer agent to remove any legend on share certificates of such Holder’s Common Stock restricting further transfer (or any similar restriction in book entry positions of such Holder) if such restrictions are no longer required by the Securities Act or any applicable state securities laws or any agreement with the Company to which such Holder is a party, including if such shares subject to such a restriction have been sold on a Registration Statement, (ii) request the Company’s transfer agent to issue in lieu thereof shares of Common Stock without such restrictions to the Holder upon, as applicable, surrender of any stock certificates evidencing such shares of Common Stock, or to update the applicable book entry position of such Holder so that it no longer is subject to such a restriction, and (iii) use reasonable best efforts to cooperate with such Holder to have such Holder’s shares of Common Stock transferred into a book-entry position at The Depository Trust Company, in each case, subject to delivery of customary documentation, including any documentation required by such restrictive legend or book-entry notation.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter if such Underwriter has not then been named with respect to the applicable Underwritten Offering.
Section 3.02   Registration Expenses.   Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that each Holder shall bear, with respect to such Holder’s Registrable Securities being sold, all Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holders.
Section 3.03   Requirements for Participation in Underwritten Offerings.   No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in

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any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide to the Company in writing information and affidavits as the Company reasonably requests for use in connection with any Registration Statement or Prospectus, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information.
Section 3.04   Suspension of Sales; Adverse Disclosure.   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days in any twelve (12) month period, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.04.
Section 3.05   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
Section 4.01   Indemnification.
(a)   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
(b)   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as

Annex H-12

the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue or alleged untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company. For the avoidance of doubt, the obligation to indemnify under this Section 4.01(b) shall be several, not joint and several, among the Holders of Registrable Securities, and the total indemnification liability of a Holder under this Section 4.01(b) shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.
(c)   Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(d)   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.
(e)   If the indemnification provided under Section 4.01 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action and the benefits received by the such indemnifying party or indemnified party; provided, however, that the liability of any Holder under this Section 4.01(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred

Annex H-13

to above shall be deemed to include, subject to the limitations set forth in Sections 4.01(a), 4.01(b) and 4.01(c) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.01(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.01(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.01(e) from any person who was not guilty of such fraudulent misrepresentation.
ARTICLE V
MISCELLANEOUS
Section 5.01   Notices.   Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (except in the case of electronic mail, with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [Pubco], [      ], Attn: [      ] with a copy to Paul Hastings LLP, 71 South Wacker Drive, Suite 4500, Chicago, IL 60606, Attn: Amit Mehta and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.01.
Section 5.02   Assignment;   No Third Party Beneficiaries.
(a)   Subject to Section 5.02(c), this Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part.
(b)   Prior to the expiration of the applicable Lock-up Period, no Holder subject to any such Lock-up Period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, in violation of the applicable Lock-up Period, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.
(c)   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the applicable Holders, which shall include (i) Permitted Transferees and (ii) any transferee of all of the Registrable Securities of a Holder.
(d)   This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.02 hereof.
(e)   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.01 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.02 shall be null and void.
Section 5.03   Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

Annex H-14

Section 5.04   Governing Law; Venue.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.
EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 5.05   Amendments and Modifications.   Upon the written consent of the Company and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, (a) any amendment hereto or waiver hereof that adversely affects one Holder or group of affiliated Holders, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected, (b) any amendment hereto or waiver hereof that adversely affects the rights of any Existing Holder shall require the consent of such entity, and (c) any amendment hereto or waiver hereof that adversely affects either the Existing Holders as a group or the New Holders as a group, as the case may be, in a manner that is materially adversely different from the other Holders shall require the consent of at least a majority-in-interest of the Registrable Securities held by such Existing Holders or a majority-in-interest of the Registrable Securities held by such New Holders, as applicable, at the time in question so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
Section 5.06   Other Registration Rights.   Other than as provided in the Warrant Agreement, dated as of February 7, 2019, between the Company and American Stock Transfer & Trust Company, and the PIPE Investors Subscription Agreements, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
Section 5.07   Term.   This Agreement shall terminate upon the earlier of (a) the tenth anniversary of the date of this Agreement, (b) the date as of which all of the Registrable Securities have been sold or disposed of and (c) with respect to any particular Holder, the date as of which (i) all of the Registrable Securities held by such Holder have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (ii) such Holder is permitted to sell the Registrable Securities held by him, her, or it under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale or another exemption from registration under the Securities Act. The provisions of Section 3.05 and Article IV shall survive any termination.
[Signature Page Follows]

Annex H-15

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY
[PUBCO]
By:

Name:
Title:

Annex H-16

EXISTING HOLDER
MCAP ACQUISITION, LLC
By:

Name:
Title:

Annex H-17

EXISTING HOLDER
THOMAS J. ALLISON
By:

Name:
Title:

Annex H-18

EXISTING HOLDER
JOHN C. CHRYSTAL
By:

Name:
Title:

Annex H-19

EXISTING HOLDER
ROGER SCHOENFELD
By:

Name:
Title:

Annex H-20

NEW HOLDER
H.I.G. GROWTH — ADTHEORENT, LLC
By:

Name:
Title:

Annex H-21

NEW HOLDER
By:

Name:
Title:

Annex H-22

Annex I
Lock-Up Agreement
           , 2021
MCAP Acquisition Corporation,
311 South Wacker Drive, Suite 6400
Chicago, Illinois 60606
Ladies and Gentlemen:
This Lock-Up agreement (this “Agreement”) is entered into in connection with, and conditioned upon the consummation of the transactions contemplated by, that certain Business Combination Agreement, dated as of July 27, 2021 (as may be amended from time to time, the “Business Combination Agreement”), by and among H.I.G. Growth — AdTheorent, LLC, a Delaware limited liability company, H.I.G. Growth — AdTheorent Intermediate, LLC, a Delaware limited liability company, [Pubco] (formerly known as MCAP Acquisition Corporation), a Delaware corporation (the “Company”), GRNT Merger Sub 1 LLC, a Delaware limited liability company (“Merger Sub I”), GRNT Merger Sub 2 LLC, a Delaware limited liability company (“Merger Sub II”), GRNT Merger Sub 3 LLC, a Delaware limited liability company (“Merger Sub III”), GRNT Merger Sub 4 LLC, a Delaware limited liability company (“Merger Sub IV” and together with Merger Sub I, Merger Sub II and Merger Sub III, the “Merger Subs”), and AdTheorent Holding Company, LLC, a Delaware limited liability company (“AdTheorent”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Business Combination Agreement.
2.   As a condition to the obligations of the Company, the Merger Subs and AdTheorent to consummate the Mergers, the undersigned hereby agree that, with respect to the New Parent Common Stock, from the date hereof until date that is six (6) months from the Closing Date (the “Lock-Up Period”), the undersigned will not: (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the “Exchange Act”), with respect to any shares of New Parent Common Stock, held by the undersigned (such New Parent Common Stock, collectively, the “Lock-Up Securities”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). Notwithstanding the foregoing, the Lock-Up Securities held by the undersigned shall be subject to early release from the restrictions hereunder (and the Lock-Up Period with respect to the Lock-Up Securities shall be deemed to have expired with respect to such Lock-Up Securities) on the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
3.   The undersigned hereby (a) authorizes the Company during the applicable Lock-Up Period to cause its transfer agent for the applicable Lock-Up Securities to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Lock-Up Securities for which the undersigned is the record holder and, (b) in the case of Lock-Up Securities for which the undersigned is the beneficial but not the record holder, agrees during the applicable Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Lock- Up Securities, in each case of clauses (a) and (b), if such transfer would constitute a violation or breach of this Agreement. The Company agrees to instruct its transfer agent to remove any stop transfer restrictions on the stock register and other records related to the applicable Lock-Up Securities promptly upon the expiration of the applicable Lock-Up Period. If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio.

Annex I-1

4.   During the applicable Lock-Up Period, each certificate evidencing any Lock-Up Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF            , 2021, BY AND AMONG [PUBCO] (FORMERLY KNOWN AS MCAP ACQUISITION CORPORATION), A DELAWARE CORPORATION (“THE COMPANY”) AND THE COMPANY’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
5.   Notwithstanding the foregoing, the undersigned may sell or otherwise transfer Lock-Up Securities during the undersigned’s lifetime or on death (or, if the undersigned is not a natural person, during its existence) (i) if the undersigned is not a natural person, to its direct or indirect equity holders or to any of its other Affiliates, (ii) to the immediate family members (including spouses, significant others, lineal descendants and ascendants (including adopted and step children and parents of such person)), brothers and sisters (including half-sibling and step-siblings) of the undersigned or the undersigned’s spouse or siblings (collectively, “Family Members”), (iii) to a family trust, foundation or partnership established for the exclusive benefit of the undersigned, its equity holders or any of their respective Family Members, (iv) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; (v) to a charitable foundation controlled by the undersigned, its equityholders or any of their respective Family Members; (vi) as a bona fide gift; (vii) by will or intestate succession upon the death of the undersigned; (viii) to the Company’s officers, directors or their respective affiliates; (ix) as security or collateral in connection any borrowing or the incurrence of indebtedness by the undersigned; (x) pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control (as defined below) of the Company, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Lock-Up Shares shall remain subject to this Agreement; “Change in Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company; and (xi) pursuant to the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan prohibits the transfer of Lock-Up Shares during the Lock-Up Period; provided, however, that in each such case, any such sale or transfer shall be conditioned upon entry by such transferees into a written agreement, addressed to the Company, agreeing to be bound by these transfer restrictions and the other terms and conditions of this Agreement. For the avoidance of doubt, the undersigned shall retain all of its rights as a shareholder of the Company with respect to the Lock-Up Securities during the Lock-Up Period, including without limitation the right to vote any Lock-Up Securities that are entitled to vote and the right to receive any dividends or distributions in respect of such Lock-Up Securities.
6.   The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms. Upon request, the undersigned will execute any additional documents reasonably necessary to give effect to the terms and conditions of this Agreement.
7.   This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof; provided, however, that the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any documents related thereto, including the Registration Rights Agreement. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.
8.   Subject to Section 3 hereof, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported

Annex I-2

assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding upon and inure to the benefit of the undersigned and its successors and assigns. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or .pdf copies hereof or signatures hereon shall, for all purposes, be deemed originals.
9.   Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing Date, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.
10.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.
11.   Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this section. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
12.   Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be completed in accordance with Section 5.01 of the Registration Rights Agreement.
[Signature on the following page]

Annex I-3

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
[PUBCO]:
[Pubco],
a Delaware corporation
By:

Name:
Title:

Annex I-4

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
Holder:
Name of Holder:
By:

Name:
Title:

Annex I-5

Annex J
STOCKHOLDERS’ AGREEMENT
This STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of [           ], 2021, is entered into by and among [PUBCO] (formerly known as MCAP Acquisition Corporation), a Delaware corporation (the “Company”), H.I.G. Growth — AdTheorent, LLC, a Delaware limited liability company (“H.I.G.”), MCAP Acquisition, LLC, a Delaware limited liability company (“Sponsor”), and each of the stockholders of the Company whose name appears on the signature pages hereto (each a “Stockholder,” and collectively with Sponsor, the “Stockholders”).
RECITALS
WHEREAS, the Company entered into that certain Business Combination Agreement, dated as of July 27, 2021 (as may be amended from time to time, the “Business Combination Agreement”), by and among H.I.G. Growth — AdTheorent, LLC, a Delaware limited liability company, H.I.G. Growth — AdTheorent Intermediate, LLC, a Delaware limited liability company (“H.I.G. Intermediate”), GRNT Merger Sub 1 LLC, a Delaware limited liability company (“Merger Sub 1”), GRNT Merger Sub 2 LLC, a Delaware limited liability company (“Merger Sub 2”), GRNT Merger Sub 3 LLC, a Delaware limited liability company (“Merger Sub 3”), GRNT Merger Sub 4 LLC, a Delaware limited liability company (“Merger Sub 4”), and AdTheorent Holding Company, LLC, a Delaware limited liability company (“AdTheorent”), pursuant to which, among other transactions, (i) Merger Sub 1 is merging with and into H.I.G. Intermediate, with H.I.G. Intermediate surviving the merger (the “First Blocker Merger”), (ii) immediately thereafter and as part of an integrated transaction with the First Blocker Merger, H.I.G. Intermediate is merging with and into Merger Sub 2, with Merger Sub 2 surviving such merger (the “Second Blocker Merger”), (iii) immediately thereafter, Merger Sub 3 is merging with and into AdTheorent, with AdTheorent surviving such merger (the “First Company Merger”), and (iv) immediately thereafter and as part of an integrated transaction with the First Company Merger, AdTheorent is merging with and into Merger Sub 4, with Merger Sub 4 surviving such merger (together with the First Blocker Merger, the Second Blocker Merger, and the First Company Merger, the “Mergers”);
WHEREAS, in connection with entering into the Business Combination Agreement, the Company entered into letter agreements with each of the Stockholders pursuant to which each Stockholder agreed to restrictions on its right to transfer shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) held by it following consummation of the Mergers (collectively, the “Lock-Up Agreements”);
WHEREAS, in connection with entering into the Business Combination Agreement, the Company, Sponsor and Continental Stock Transfer & Trust Company, as the escrow agent, entered into the Escrow Agreement (the “Escrow Agreement”), pursuant to which, among other things, Sponsor agreed to deposit in escrow certain of its (i) shares of Common Stock and (ii) warrants to purchase shares of Common Stock;
WHEREAS, in connection with the Mergers, the Stockholders have agreed to execute and deliver this Agreement;
WHEREAS, as of immediately following the closing of the Mergers (the “Closing”), each of the Stockholders will Beneficially Own (as defined below) the respective number of shares of Common Stock set forth on Annex A hereto;
WHEREAS, the Stockholders in the aggregate Beneficially Own (as defined below) shares of Common Stock representing more than fifty percent (50%) of the outstanding voting power of the Company; and
WHEREAS, the number of shares of Common Stock Beneficially Owned by each Stockholder may change from time to time, in accordance with the terms of (x) the Certificate of Incorporation of the Company, as it may be amended, supplemented and/or restated from time to time (the “Charter”), (y) the Bylaws of the Company, as it may be amended and/or restated from time to time (the “Bylaws”), and (z) the Lock-Up Agreements, which changes shall be reported by each Stockholder in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Annex J-1

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree to the following:
1.   Definitions. Capitalized terms used herein but not defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated when used in this Agreement with initial capital letters:
“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.
“Beneficial Ownership” by a Person of any securities means that such Person is a beneficial owner of such securities in accordance with Rule 13d-3 under the Exchange Act, including by the exercise or conversion of any security exercisable or convertible for shares of Common Stock (whether such acquisition may be made within sixty (60) days or a longer period), but excluding shares of stock underlying unexercised options or warrants. The term “Beneficially Owned” shall have a correlative meaning.
“Expiration Date” shall have the meaning ascribed to such term in the Escrow Agreement.
“Independent Director” shall mean, regardless of whether an H.I.G. Designee or a Sponsor Designee, a person nominated for or appointed to the Board of Directors who, as of the time of determination is independent for purposes of the NYSE Rules and the rules of the Securities and Exchange Commission.
“Lock-Up Period” shall have the meaning ascribed to such term in the Lock-Up Agreements.
“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are not prohibited by applicable law, within such party’s control and do not directly conflict with any rights expressly granted to such party in this Agreement, the Business Combination Agreement, the Lock-Up Agreements, the Charter or the Bylaws of the Company) reasonably necessary and desirable within his, her or its control to cause such result, including, without limitation (i) calling special meetings of the Board and the stockholders of the Company, (ii) causing the adoption of stockholders’ resolutions and amendments to the Charter or Bylaws of the Company, including executing written consents in lieu of meetings, (iii) executing agreements and instruments, (iv) causing members of the Board (to the extent such members were elected, nominated or designated by the party obligated to undertake such action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such a result.
“NYSE Rules” shall mean the New York Stock Exchange rules or other rules of a national securities exchange upon which the Shares are listed or to which they are then subject.
“Permitted Transferees” shall have the meaning ascribed to such term in the Registration Rights Agreement.
“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government (or agency or political subdivision thereof) or any other entity.
“Shares” shall mean the common stock of the Company.
“Vesting Targets” shall have the meaning ascribed to such term in the Escrow Agreement.
2.   Board of Directors.
2.1   Size of the Board.   Subject to the terms and conditions of this Agreement, from the date of this Agreement, the Company shall take all Necessary Action to (i) cause, effective

Annex J-2

immediately following the Effective Time, the Board to be comprised of nine (9) directors and (ii) ensure that the size of the Board remains at nine (9) directors, except as may otherwise be approved by the Board of Directors, acting with the approval of a majority of the Independent Directors and the Sponsor Designees and the H.I.G. Designees.
2.2   Board Composition.   Subject to the terms and conditions of this Agreement, from the date of this Agreement, the Company shall take all Necessary Action to ensure that the following persons shall be nominated for election to the Board at each annual meeting of the stockholders of the Company or at any special meeting of the stockholders of the Company at which elections to the Board of Directors will be held:
2.2.1   three (3) Independent Directors, which individuals shall initially be [      ] (collectively, the “Independent Directors”) and shall thereafter be nominated by the Board (or any duly authorized committee thereof in accordance with the Charter, Bylaws, or other corporate governance documents of the Company); provided, that at least one of the Independent Directors must qualify as an “audit committee financial expert” within the meaning of U.S. Securities and Exchange Commission Regulation S-K;
2.2.2   four (4) directors nominated by H.I.G. (the “H.I.G. Designees”), for so long as H.I.G. Beneficially Owns 20% or more of the outstanding shares of Common Stock of the Company, three (3) directors nominated by H.I.G., for so long as H.I.G. Beneficially Owns 15% or more (but less than 20%) of the outstanding shares of Common Stock of the Company, two (2) directors nominated by H.I.G., for so long as H.I.G. Beneficially Owns 10% or more (but less than 15%) of the outstanding shares of Common Stock of the Company, and one (1) director nominated by H.I.G., for so long as H.I.G. Beneficially Owns 5% or more (but less than 10%) of the outstanding shares of Common Stock of the Company;
2.2.3   one (1) director nominated by Sponsor (the “Sponsor Designee” and together with the H.I.G. Designees, the “Designees”) for so long as Sponsor and its Affiliates Beneficially Own 1% or more of the outstanding shares of Common Stock of the Company; and
2.2.4   one (1) director who shall be the individual serving as the Chief Executive Officer of the Company (the “CEO Director”), which individual shall initially be [           ].
2.3   Decrease in Designees.
2.3.1   Upon any decrease in the number of directors that H.I.G. or Sponsor is entitled to designate for nomination to the Board, H.I.G. or Sponsor, as applicable, shall, at the request of the Board, take all Necessary Action to cause the appropriate number of Designees to offer to tender their resignation.
2.3.2   If as a result of the provisions of Section 2.2.2 there are seats on the Board for which H.I.G. or Sponsor does not have the right to nominate a director, the nomination of such director shall be conducted in accordance with applicable law and with the Charter, Bylaws of the Company, and the other corporate governance documents of the Company.
2.4   Resignation; Removal; Vacancies.
2.4.1   Any director may resign at any time upon written notice to the Board.
2.4.2   (A) H.I.G. shall have the exclusive right to remove one or more of the H.I.G. Designees from the Board, and the Company shall take all Necessary Action to cause the removal of any such H.I.G. Designee(s) at the written request of H.I.G. and (B) H.I.G. shall have the exclusive right, in accordance with Subsection 2.2.2, to nominate a director for election to the Board to fill the vacancy created by reason of death, removal or resignation of a H.I.G. Designee, and the Company shall take all Necessary Action to cause any such vacancy to be filled by the replacement H.I.G. Designee nominated by H.I.G. as promptly as reasonably practicable.

Annex J-3

2.4.3   (A) Sponsor shall have the exclusive right to remove the Sponsor Designee from the Board, and the Company shall take all Necessary Action to cause the removal of any such Sponsor Designee at the written request of Sponsor and (B) Sponsor shall have the exclusive right, in accordance with Subsection 2.2.3, to nominate a director for election to the Board to fill the vacancy created by reason of death, removal or resignation of the Sponsor Designee, and the Company shall take all Necessary Action to cause any such vacancy to be filled by a replacement Sponsor Designee nominated by Sponsor as promptly as reasonably practicable.
2.4.4   If at any time a Person serving as the CEO Director ceases to be the Chief Executive Officer of the Company, the Company shall take all Necessary Action to cause the removal of such Person as the CEO Director and, at such time as a succeeding Chief Executive Officer is appointed by the Board, the appointment or election of such Person as the CEO Director.
2.5   Committees.
2.5.1   In accordance with the Charter, Bylaws, and other corporate governance documents of the Company, the Board may, from time to time by vote or resolution, establish and maintain one or more committees of the Board. Subject to applicable laws, stock exchange regulations and applicable listing requirements, H.I.G. shall have the right to have one H.I.G. Designee appointed to serve on each committee of the Board for so long as H.I.G. has the right to designate a director for election to the Board and an H.I.G. Designee is serving as a member of the Board. The Board may dissolve any committee or remove any member of a committee at any time, provided that, for so long as H.I.G. has the right to designate a director for election to the Board (and an H.I.G. Designee is serving as a member of the Board), following any such removal, H.I.G. shall have the right to maintain at least one H.I.G. Designee serving on such committee.
3.   Representations and Warranties of each Stockholder.   Each Stockholder on its own behalf hereby represents and warrants to the Company and the other Stockholders, severally and not jointly, with respect to such Stockholder and such Stockholder’s ownership of his, her or its Shares set forth on Annex A, as of the date of this Agreement, as follows:
3.1   Organization; Authority.   If Stockholder is a legal entity, Stockholder (i) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. If Stockholder is a natural person, Stockholder has the legal capacity to enter into this Agreement and perform his or her obligations hereunder. If Stockholder is a legal entity, this Agreement has been duly authorized, executed and delivered by Stockholder. This Agreement constitutes a valid and binding obligation of Stockholder enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
3.2   No Consent.   Except as provided in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Stockholder is required in connection with the execution, delivery and performance of this Agreement, except where the failure to obtain such consents, approvals, authorizations or to make such designations, declarations or filings would not materially interfere with a Stockholder’s ability to perform his, her or its obligations pursuant to this Agreement. If Stockholder is a natural person, no consent of such Stockholder’s spouse is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the performance of Stockholder’s obligations hereunder. If Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
3.3   No Conflicts; Litigation.   Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof,

Annex J-4

will (A) if such Stockholder is a legal entity, conflict with or violate any provision of the organizational documents of Stockholder, or (B) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Stockholder or to Stockholder’s property or assets, except, in the case of clause (B), that would not reasonably be expected to impair, individually or in the aggregate, Stockholder’s ability to fulfill its obligations under this Agreement. As of the date of this Agreement, there is no Action pending or, to the knowledge of a Stockholder, threatened, against such Stockholder or any of Stockholder’s Affiliates or any of their respective assets or properties that would materially interfere with such Stockholder’s ability to perform his, her or its obligations pursuant to this Agreement or that would reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.
3.4   Ownership of Shares.   Stockholder Beneficially Owns his, her or its Shares free and clear of all encumbrances, other than as set forth in the Lock-Up Agreements, the Registration Rights Agreement and this Agreement. Except pursuant to this Agreement, the Business Combination Agreement and the Registration Rights Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, acquisition, disposition, Transfer or voting of Shares and there are no voting trusts or voting agreements with respect to the Shares. Stockholder does not Beneficially Own (i) any shares of capital stock of the Company other than the Shares set forth on Annex A and (ii) any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company, other than as set forth on Annex A.
4.   Covenants of the Company.
4.1   The Company shall: (i) take any and all action reasonably necessary to effect the provisions of this Agreement and the intention of the parties with respect to the terms of this Agreement; (ii) not take any action that would reasonably be expected to adversely frustrate, obstruct or otherwise affect the rights of H.I.G. under this Agreement without the prior written consent of H.I.G.; and (iii) not take any action that would reasonably be expected to adversely frustrate, obstruct or otherwise affect the rights of the Sponsor under this Agreement without the prior written consent of the Sponsor.
4.2   The Company shall (i) purchase and maintain in effect at all times directors’ and officers’ liability insurance in an amount and pursuant to terms determined by the Board to be reasonable and customary, (ii) for long as any director nominated pursuant to this Agreement serves as a director on the Board, maintain such coverage with respect to such director, and (iii) cause the Charter and Bylaws of the Company (each as may be further amended, modified and/or supplemented) to at all times provide for the indemnification, exculpation and advancement of expenses of all directors of the Company to the fullest extent permitted under applicable law; provided, that upon removal or resignation of any director for any reason, the Company shall take all actions reasonable necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.
4.3   The Company shall pay all reasonable out-of-pocket expenses incurred by the directors in connection with the performance of his or her duties as a director and in connection with his or her attendance at any meeting of the Board. The Company shall enter into customary indemnification agreements with each director and officer of the Company from time to time.
5.   No Agreement as Director or Officer.   Each Stockholder is signing this Agreement solely in his, her or its capacity as a stockholder of the Company. No Stockholder makes any agreement or understanding in this Agreement in such Stockholder’s capacity as a director or officer of the Company or any of its Subsidiaries (if Stockholder holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Stockholder in his, her or its capacity as a director or officer

Annex J-5

of the Company, and no actions or omissions taken in such Stockholder’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Stockholder from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders.
6.   Termination.   Following the Closing, this Agreement shall terminate automatically (without any action by any party hereto) on the first date on which no Stockholder has the right to designate a director to the Board under this Agreement; provided, that the provisions in Section 4.2 shall survive such termination.
7.   Miscellaneous.
7.1   Notices.   Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (except in the case of electronic mail, with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [Pubco], [      ] with a copy to Paul Hastings LLP, 71 South Wacker Drive, Suite 4500, Chicago, IL 60606, Attn: Amit Mehta, email: amitmehta@paulhastings.com, if to the Sponsor, to MCAP Acquisition, LLC, 311 South Wacker Drive, Suite 6400, Chicago, Illinois 60606, Attn: Peter Gruszka, email: pgruszka@monroecap.com with a copy to Greenberg Traurig, P.A., 333 SE 2nd Avenue, Suite 4400, Miami, FL 33131, Attn: Alan I. Annex, email: annexa@gtlaw.com, and, if to any Stockholder, to the address or email address, as applicable, of such party set forth on Annex A hereto. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 7.1.
7.2   Assignment; No Third Party Beneficiaries.
7.2.1   Subject to Section 7.2.3, this Agreement and the rights, duties and obligations of the Company, as the case may be, hereunder may not be assigned or delegated by the Company, as the case may be, in whole or in part.
7.2.2   Prior to the expiration of the Lock-Up Period applicable to a Stockholder, such Stockholder may not assign or delegate such Stockholder’s rights, duties or obligations under this Agreement, in whole or in part, in violation of the applicable Lock-Up Period, except in connection with a transfer of Registrable Securities (as defined in the Registration Rights Agreement) by such Stockholder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.
7.2.3   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the applicable Stockholders, which shall include Permitted Transferees.
7.2.4   This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement.
7.2.5   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 7.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an

Annex J-6

addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 7.2 shall be null and void.
7.3   Counterparts.   This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
7.4   Jurisdiction.   Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought against any of the parties in the United States District Court for the District of Delaware or any Delaware state court located in Wilmington, Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.
7.5   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.
7.6   Amendments and Modifications.   Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company, H.I.G., if at the time of such amendment or waiver H.I.G is entitled to designate a director pursuant to Section 2.2.2, and Sponsor, if at the time of such amendment or waiver Sponsor is entitled to designate a director pursuant to Section 2.2.3. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
7.7   Severability.   In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
7.8   Specific Enforcement.   It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 7.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
7.9   Entire Agreement.   This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.
[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Annex J-7

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
COMPANY:
[PUBCO]
By:

Name:
Title:

Annex J-8

H.I.G. GROWTH — ADTHEORENT, LLC
By:

Name:
Title:

Annex J-9

MCAP ACQUISITION, LLC
By:

Name:
Title:

Annex J-10

STOCKHOLDER:
[           ]
By:

Name:
Title:
Address:
Email:

Annex J-11

Annex K
FORM OF SUBSCRIPTION AGREEMENT
MCAP Acquisition Corporation
311 South Wacker Drive, Suite 6400
Chicago, Illinois 60606
Ladies and Gentlemen:
In connection with the proposed business combination (the “Transaction”) between MCAP Acquisition Corporation, a Delaware corporation (the “Company”), and AdTheorent Holding Company, LLC, a Delaware limited liability company (“AdTheorent”), the undersigned desires to subscribe for and purchase from the Company, and the Company desires to sell to the undersigned, that number of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), set forth on the signature page hereof for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all shares subscribed for by the undersigned being referred to herein as the “Purchase Price”), on the terms and subject to the conditions contained herein. In connection with the Transaction, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or institutional “accredited investors” (as defined in Rule 501 of Regulation D under the Securities Act and satisfies any private placement requirements applicable in any non-U.S. jurisdiction where the shares of Common Stock may be offered) have entered into separate subscription agreements with the Company (the “Other Subscription Agreements”), pursuant to which such investors (the “Other Subscribers”) have, together with the undersigned pursuant to this Subscription Agreement, agreed to purchase an aggregate of 10,000,000 (or such other amount as the Company and AdTheorent shall mutually agree) shares of Common Stock at the Per Share Price (the undersigned being referred to sometimes herein as a “Subscriber” and together with the Other Subscribers, the “Subscribers”). In connection therewith, the undersigned and the Company agree as follows:
1.   Subscription.   Subject to the provisions of Section 2 hereof, the undersigned hereby irrevocably subscribes for and agrees to purchase from the Company such number of shares of Common Stock as is set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein (the “Shares”). The undersigned understands and agrees that the undersigned’s subscription for the Shares shall be deemed to be accepted by the Company if and when this Subscription Agreement is signed and delivered by a duly authorized person by or on behalf of the Company; the Company may do so in counterpart form. Notwithstanding anything herein to the contrary, the undersigned shall have no obligation to fund the Purchase Price unless the gross proceeds raised in the offering of the shares of Common Stock to the undersigned and the Other Subscribers upon its consummation shall equal at least $100,000,000 (or such other amount as the Company and AdTheorent shall mutually agree).
For the purposes of this Subscription Agreement, “business day” means any other day than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.
2.   Closing.   The closing of the sale of the Shares contemplated hereby (the “Subscription Closing”) is contingent upon the substantially concurrent consummation of the Transaction (the “Transaction Closing”). The Subscription Closing shall occur on the date of, and immediately prior to, the Transaction Closing (the “Transaction Closing Date”). Not less than seven business days prior to the scheduled Transaction Closing Date, the Company shall provide written notice to the undersigned (the “Closing Notice”) (i) of such scheduled Transaction Closing Date, (ii) that the Company reasonably expects all conditions to the closing of the Transaction to be satisfied or waived, and (iii) wire instructions for delivery of the Purchase Price to the Company. The undersigned shall deliver to the Company, at least two business days prior to the Transaction Closing Date specified in the Closing Notice, the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such Purchase Price to be held by the Company in trust for the benefit of the undersigned until the Subscription Closing (with the undersigned being treated as the beneficial owner of the Purchase Price until the Subscription Closing). On the Transaction Closing Date, the Company shall deliver (or cause the delivery of) to the undersigned (i) the Shares in book-entry form with restrictive legends, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws as set

Annex K-1

forth herein), in the name of the undersigned (or its nominee in accordance with its delivery instructions) or to a custodian designated by the undersigned, as applicable, and (ii) a copy of the records of the Company’s transfer agent showing the undersigned (or such nominee or custodian) as the owner of the Shares on and as of the Transaction Closing Date. Upon delivery of the Shares to the undersigned (or its nominee or custodian, if applicable), the Purchase Price shall cease to be held by the Company in trust for the benefit of the undersigned and shall be owned absolutely by the Company.
If the Transaction Closing does not occur within two business days after the Transaction Closing Date specified in the Closing Notice, the Company shall promptly (but not later than one business day thereafter) return the Purchase Price to the undersigned by wire transfer of U.S. dollars in immediately available funds to the account specified by the undersigned. Furthermore, if the Transaction Closing does not occur on the same day as the Subscription Closing, the Company shall promptly (but not later than one business day thereafter) return the Purchase Price to the undersigned without any deduction for or on account of any tax, withholding, charges, or set-off by wire transfer of U.S. dollars in immediately available funds to the account specified by the undersigned, and any book-entries and, if applicable, certificated shares, shall be deemed cancelled (and, in the case of certificated shares, the undersigned shall promptly return such certificates to the Company or, as directed by the Company, to the Company’s representative or agent).
3.   Closing Conditions.
a.   The obligations of the Company to consummate the transactions contemplated hereunder are subject to the conditions that, at the Subscription Closing:
i.   all representations and warranties of the undersigned contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Subscription Closing as though made on the Subscription Closing (except for those representations and warranties that speak as of a specific date, which shall be so true and correct in all material respects as of such specified date), and consummation of the Subscription Closing shall constitute a reaffirmation by the undersigned of each of the representations, warranties and agreements of the undersigned contained in this Subscription Agreement as of the Subscription Closing, but in each case without giving effect to consummation of the Transaction; and
ii.   the undersigned shall have performed or complied in all material respects with all agreements and covenants required by this Subscription Agreement.
b.   The obligations of the undersigned to consummate the transactions contemplated hereunder are subject to the conditions that, at the Subscription Closing:
i.   all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Subscription Closing as though made on the Subscription Closing (except for those representations and warranties that speak as of a specific date, which shall be so true and correct in all material respects as of such specified date), and consummation of the Subscription Closing shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of the Company contained in this Subscription Agreement as of the Subscription Closing, but in each case without giving effect to consummation of the Transaction;
ii.   the Company shall have performed or complied in all material respects with all agreements and covenants required by this Subscription Agreement; and
iii.   no amendment, modification or waiver of the Transaction Agreement (as defined below) shall have occurred that reasonably would be expected to materially and adversely affect the economic benefits that the Subscriber reasonably would expect to receive under this Subscription Agreement.

Annex K-2

c.   The obligations of each of the Company and the undersigned to consummate the transactions contemplated hereunder are subject to the conditions that, at the Subscription Closing:
i.   no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition;
ii.   all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement, including the approval of the Company’s stockholders and regulatory approvals, if any, shall have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied by a party to the Transaction Agreement at the closing of the Transaction, but subject to satisfaction or waiver pursuant to the terms of the Transaction Agreement); and
iii.   the Shares shall have been approved for listing on the Nasdaq Stock Market, subject to notice of official issuance, and no suspension of the qualification of the Shares for offering or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred and be continuing.
4.   Further Assurances.   At the Subscription Closing, the parties hereto shall execute and deliver or cause to be executed and delivered such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.
5.   Company Representations and Warranties.   For purposes of this Section 5, the term “Company” shall refer to the Company as of the date hereof and, for purposes of only the representations contained in paragraphs (h), (l) and (p) of this Section 5 and to the extent such representations and warranties are made as of the Transaction Closing Date, the Company and its subsidiaries after giving effect to the Transaction. The Company represents and warrants to the undersigned that:
a.   The Company is validly existing and is in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.
b.   The Shares have been duly authorized by the Company and, when issued and delivered to the undersigned against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s Amended and Restated Certificate of Incorporation, by-laws or any shareholders’, investor rights or similar agreement to which it is a party or under the laws of the State of Delaware.
c.   As of the date hereof, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock, (ii) 20,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). As of the date hereof and as of immediately prior to the Subscription Closing and the Transaction Closing: (A) 31,625,000 shares of Common Stock are issued and outstanding, (B) 7,906,250 shares of Class B Common Stock are issued and outstanding, (C) no shares of Preferred Stock are issued and outstanding and (D) 5,983,333 private placement warrants to purchase Common Stock (the “Private Placement Warrants”) are issued and outstanding and 5,983,333 shares of Common Stock are issuable in respect of such Private Placement Warrants, and (E) 10,541,667 public warrants to purchase Common Stock (the “Public Warrants”) are issued and outstanding and 10,541,667 shares of Common Stock are issuable in respect of such Public Warrants. Each Private Placement Warrant and Public Warrant is exercisable for one share of Common Stock at an exercise price of $11.50 per share. As of the date hereof, other than the Merger Sub Entities (as defined in the Transaction Agreement) (each of

Annex K-3

which was formed for purposes of effecting the Transaction), the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. As of the date hereof, except as set forth above and pursuant to (i) the Other Subscription Agreements, and (ii) the Transaction Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any shares of Common Stock or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests, other than working capital promissory notes issued to the Sponsor or its affiliate. There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Shares or (ii) the shares of Common Stock to be issued pursuant to any Other Subscription Agreement, in each case, that have not been or will not be validly waived on or prior to the Subscription Closing.
d.   The Shares are not, and following the Transaction Closing and the Subscription Closing will not be, subject to any Transfer Restriction. The term “Transfer Restriction” means any condition to or restriction on the ability of the undersigned to pledge, sell, assign or otherwise transfer the Shares under any organizational document, policy or agreement of, by or with the Company, but excluding the restrictions on transfer described in paragraph 6(c) of this Subscription Agreement with respect to the status of the Shares as “restricted securities” pending their registration for resale or transfer under the Securities Act in accordance with the terms of this Subscription Agreement.
e.   This Subscription Agreement and the Transaction Agreement have been duly authorized, executed and delivered by the Company and are the legally binding obligations of the Company and are enforceable in accordance with their respective terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
f.   The execution, delivery and performance of the Subscription Agreement, the issuance and sale of the Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan or credit agreement, guarantee, note, bond, permit, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority or ability of the Company to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over the Company or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of the Company to comply with this Subscription Agreement.
g.   Assuming the accuracy of the undersigned’s representations and warranties set forth in Section 6 of this Subscription Agreement, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the Nasdaq Stock Market (“Nasdaq”)) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the Securities and Exchange Commission (the

Annex K-4

“Commission”), (ii) filings required by applicable state securities laws, (iii) filings required by Nasdaq, including with respect to obtaining shareholder approval, (iv) filings required to consummate the Transaction as provided under the definitive documents relating to the Transaction, including any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (v) where the failure of which to obtain would not be reasonably likely to have a Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Shares.
h.   The Company is in compliance with all applicable law, except where such non-compliance would not have a Material Adverse Effect. The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
i.   The issued and outstanding shares of Common Stock of the Company are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on Nasdaq under the symbol “MACQ” (it being understood that the trading symbol will be changed in connection with the Transaction Closing to reflect the name of the surviving company). Except as disclosed in the Company’s filings with the Commission, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the Commission, respectively, to prohibit or terminate the listing of the Company’s Common Stock on Nasdaq or to deregister the Common Stock under the Exchange Act. The Company has taken no action that is designed to terminate the registration of the Common Stock under the Exchange Act.
j.   Assuming the accuracy of the undersigned’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the undersigned.
k.   A copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document, if any, filed by the Company with the Commission since its initial registration of the Common Stock under the Exchange Act (the “SEC Documents”) is available to the undersigned via the Commission’s EDGAR system, which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents. None of the SEC Documents contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that with respect to the information about the Company’s affiliates contained in the Schedule 14A and related proxy materials (or other SEC document) to be filed by the Company the representation and warranty in this sentence is made to the Company’s knowledge. The Company has timely filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its initial registration of the Common Stock under the Exchange Act. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance (the “Staff”) of the Commission with respect to any of the SEC Documents.
l.   Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge

Annex K-5

of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.
m.   Other than the Other Subscription Agreements, the Company has not entered into any side letter or similar agreement with any Other Subscriber or investor in connection with such Other Subscriber’s or other investor’s direct or indirect investment in the Company, and such Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement and reflect the same Per Share Purchase Price.
n.   The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by the Subscriber in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and the Subscriber effecting a pledge of Shares shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Subscription Agreement; provided that such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge.
o.   Neither the Company, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any Company security under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) of the Securities Act for the exemption from registration of the offer and sale of the Shares or would require registration of the issuance of the Shares under the Securities Act.
p.   The Company is not, and immediately after receipt of payment for the Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
q.   The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Company’s charter documents, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company is now a party or by which the Company’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
6.   Subscriber Representations and Warranties.   The undersigned represents and warrants to the Company that:
a.   The undersigned is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act), or is an institutional “accredited investor” (as defined in Rule 501 of Regulation D under the Securities Act and satisfies any private placement requirements applicable in any non-U.S. jurisdiction where the shares of Common Stock may be offered), in each case, satisfying the requirements set forth on Schedule A, and is acquiring the Shares only for his, her or its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A following the signature page hereto). The undersigned understands that the Company is relying on the above statement to confirm that the offering of the Shares meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).
b.   The undersigned (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. The undersigned understands that the Company is relying on the above statement to confirm that the offering of the Shares meets

Annex K-6

(x) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (y) the institutional customer exemption under FINRA Rule 2111(b).
c.   The undersigned understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The undersigned understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by the undersigned absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book-entry positions representing the Shares shall contain a legend to such effect. The undersigned acknowledges that the Shares will not be immediately eligible for resale or transfer pursuant to Rule 144 promulgated under the Securities Act, that Rule 144 will not be available until 12 months following the closing and, as a result, the undersigned may not be able to readily resell or transfer the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The undersigned understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.
d.   The undersigned understands and agrees that the undersigned is purchasing Shares directly from the Company. The undersigned further acknowledges that there have been no representations, warranties, covenants and agreements made to the undersigned by the Company, its officers or directors, or any other party to the Transaction or person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement.
e.   Either (i) the undersigned is not a Benefit Plan Investor as contemplated by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or (ii) the undersigned’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.
f.   The undersigned acknowledges and agrees that the undersigned has received and has had an adequate opportunity to review, such financial and other information as the undersigned deems necessary in order to make an investment decision with respect to the Shares and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to the undersigned’s investment in the Shares. Without limiting the generality of the foregoing, the undersigned acknowledges that it has reviewed (i) the SEC Documents, (ii) the Transaction Agreement, a copy of which will be filed by the Company with the SEC, and (iii) the investor presentation by the Company and AdTheorent, a copy of which will be furnished by the Company to the SEC ((i), (ii) and (iii) together, the “Investor Disclosure Package”). The undersigned represents and agrees that the undersigned and the undersigned’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the undersigned and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The undersigned further acknowledges that the Investor Disclosure Package and any other information provided to the undersigned is preliminary and subject to change and the Company is under no obligation to inform the undersigned regarding any such changes, except to the extent such changes would reasonably be expected to cause the failure of the Company to satisfy a condition to the Subscriber’s obligations at the Subscription Closing. Except for the representations, warranties and agreements of the Company and AdTheorent set forth in this Subscription Agreement, the undersigned is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it may deem appropriate) with respect to the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of AdTheorent and the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.

Annex K-7

g.   The undersigned became aware of this offering of the Shares solely by means of direct contact between the undersigned and the Company or a representative of the Company, and the Shares were offered to the undersigned solely by direct contact between the undersigned and the Company or a representative of the Company. The undersigned did not become aware of this offering of the Shares, nor were the Shares offered to the undersigned, by any other means. The undersigned acknowledges that the Company represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The undersigned has a substantive pre-existing relationship with the Company, AdTheorent or their affiliates or a Placement Agent (as defined below) for the offering of the Shares. The undersigned acknowledges that certain information provided to the undersigned was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The undersigned acknowledges that such information and projections were prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections.
h.   The undersigned acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the Investor Disclosure Package. The undersigned is able to fend for himself, herself or itself in the transactions contemplated herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and has the ability to bear the economic risks of such investment in the Shares, will not look to the Placement Agents for all or any part of such loss or losses the undersigned may suffer, can afford a complete loss of such investment, has no need for liquidity with respect to its investment in the Shares and has no reason to anticipate any change in circumstances, financial or otherwise, that may cause or require any sale or distribution of all or any part of the Shares. The undersigned has sought such accounting, legal and tax advice as the undersigned has considered necessary to make an informed investment decision.
i.   Alone, or together with any professional advisor(s), the undersigned has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the undersigned and that the undersigned is able at this time and in the foreseeable future to bear the economic risk of a total loss of the undersigned’s investment in the Company. The undersigned acknowledges specifically that a possibility of total loss exists.
j.   In making its decision to purchase the Shares, the undersigned has relied solely upon independent investigation made by the undersigned and the representations, warranties and covenants contained herein and has independently made its own analysis and decision to enter into this Subscription Agreement and purchase the Shares, in each case, based on such information as the undersigned has deemed appropriate and without reliance upon any of the Placement Agents or any of their affiliates. Without limiting the generality of the foregoing, the undersigned is not relying upon, and has not relied upon, any statement, representation, warranty or other information provided by the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning the Company, AdTheorent, the Transaction, the Transaction Agreement, this Subscription Agreement or the Shares or the offer and sale of the Shares. No Placement Agent shall have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the undersigned, the Company or any other person or entity), whether in contract, tort or otherwise, to the undersigned, or to any person claiming through the undersigned, in respect of the Transaction except for such Placement Agent’s own gross negligence, willful misconduct or bad faith.
k.   The undersigned acknowledges that the Placement Agents: (i) have not provided the undersigned with any information, recommendation or advice with respect to the Shares; (ii) have

Annex K-8

not made and do not make any representation, express or implied as to the Company, AdTheorent, AdTheorent’s credit quality, the Shares or the undersigned’s purchase of the Shares; (iii) have not acted as the undersigned’s financial advisor or fiduciary in connection with the issue and purchase of Shares; (iv) may have acquired, or during the term of the Shares may acquire, non-public information with respect to the Company, which, subject to the requirements of applicable law, the undersigned agrees need not be provided to it; (v) may have existing or future business relationships with the Company and AdTheorent (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that it deems or they deem necessary or appropriate to protect its or their interests arising therefrom without regard to the consequences for a holder of Shares, and that certain of these actions may have material and adverse consequences for a holder of Shares; and (vi) none of the Placement Agents will have any responsibility to the undersigned with respect to (x) any representations, warranties or agreements made by any person or entity under or in connection with the Subscription Agreement or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) thereof, or (y) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning, the Company, AdTheorent or the Transaction.
l.   The undersigned acknowledges that it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Shares or as to the other matters referred to herein and the undersigned has not relied on any investigation that the Placement Agents, any of their respective affiliates or any person acting on their behalf have conducted with respect to the Shares, the Company or AdTheorent. The undersigned further acknowledges that it has not relied on any information contained in any research reports prepared by the Placement Agents or any of their respective affiliates.
m.   The undersigned understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.
n.   The undersigned is validly existing in good standing under the laws of its jurisdiction of incorporation or formation.
o.   The execution, delivery and performance by the undersigned of this Subscription Agreement and the transactions contemplated herein are within the powers and authority of the undersigned, have been duly authorized and will not constitute or result in a breach, violation or default under or conflict with any statute, order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the undersigned is a party or by which the undersigned is bound, and, if the undersigned is not an individual, will not violate any provisions of the undersigned’s charter documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the undersigned is an individual, has legal competence and capacity to execute the same or, if the undersigned is not an individual, the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
p.   Neither the due diligence investigation conducted by the undersigned in connection with making its decision to acquire the Shares nor any representations and warranties made by the undersigned herein shall modify, amend or affect the undersigned’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.
q.   The undersigned is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States

Annex K-9

and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The undersigned agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the undersigned is permitted to do so under applicable law. If the undersigned is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the undersigned maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the undersigned and used to purchase the Shares were legally derived.
r.   If the undersigned is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA), or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S., or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account, or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, the undersigned represents and warrants that neither the Company nor any of its affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold, or transfer the Shares.
s.   The undersigned acknowledges that no disclosure or offering document has been prepared by BofA Securities, Inc., Cowen and Company, LLC, and Canaccord Genuity LLC, each, a “Placement Agent” and, collectively, the “Placement Agents”) or any of their respective affiliates in connection with the offer and sale of the Shares.
t.   The undersigned acknowledges that the Placement Agents and any of their respective affiliates or any of the Agents’ or their affiliates’ directors, officers, employees, representatives, legal counsel, financial advisors, accountants, agents and controlling persons (collectively, “Representatives”) have made no independent investigation with respect to the Company or the Shares or the accuracy, completeness or adequacy of any information supplied to the undersigned by the Company. The undersigned acknowledges and agrees that neither the Placement Agents nor any Representatives of the Placement Agents has provided the undersigned with any information or advice with respect to the Shares nor is such information or advice necessary or desired.
u.   In connection with the issue and purchase of the Shares, the undersigned acknowledges that the Placement Agents are acting solely as the Company’s placement agents in connection with the sale of the Shares and are not acting as underwriters or in any other capacity and none of them shall be construed as fiduciary or financial advisors for the undersigned, AdTheorent or any other person or entity.
v.   The undersigned is an entity having total liquid assets and net assets in excess of the Purchase Price as of the date hereof and as of each date the Purchase Price would be required to be funded to the Company. At the Subscription Closing, the undersigned will have sufficient immediately available funds to pay the Purchase Price pursuant to Section 2(a) of this Subscription Agreement.
w.   The undersigned also acknowledges that certain of the Company’s securities are registered with the Commission under the Exchange Act and that certain of the Company’s securities are publicly traded. The undersigned specifically acknowledges that the Company has requested the

Annex K-10

undersigned to agree to nondisclosure of certain information so that, among other things, the Company will be exempt from any requirement to disclose material non-public information provided to the undersigned in accordance with the exemption set forth in Rule 100(b)(2)(ii) of the Commission’s Regulation FD. Accordingly, without limiting any of the undersigned’s other obligations under this Agreement, the undersigned agrees that so long as the undersigned possesses information about the Company that may be considered “material non-public information” for purposes of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, including Regulation FD, the undersigned shall not, directly or indirectly purchase or sell, in any way, shape or form (including, but not limited to, pursuant to a “hedging” transaction (whether or not such transaction involves the actual exchange of securities) or “short selling”), directly or indirectly, the Company’s securities, publicly or privately.
7.   Registration Rights.
a.   The Company agrees that, within 30 calendar days after the consummation of the Transaction (the “Filing Deadline”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale or transfer of the Shares, and the Company shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the Filing Deadline if the Commission notifies the Company that it will “review” the Registration Statement, and (ii) the 5th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further comments from the Commission (such earlier date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Shares in the Registration Statement are contingent upon the undersigned furnishing in writing to the Company such information regarding the undersigned, the securities of the Company held by the undersigned and the intended method of disposition of the Shares as shall be reasonably requested by the Company to effect the registration of the Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations; provided that, in connection therewith, the undersigned shall not be required to enter into any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. Notwithstanding the foregoing, if the Commission prevents the Company from including in the Registration Statement any or all of the Shares due to limitations on the use of Rule 415 of the Securities Act for the resale or transfer of the Shares by the applicable stockholders or otherwise, the Registration Statement shall register for resale or transfer such number of Shares which is equal to the maximum number of Shares as is permitted by the Commission. In such event, the number of Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders. If the Commission requests that the undersigned be identified as a statutory underwriter in the Registration Statement, the undersigned will have an opportunity to withdraw from the Registration Statement. The Company will use its reasonable best efforts to maintain the continuous effectiveness of the Registration Statement until the earliest of (i) the date on which the Shares may be resold without volume or manner of sale limitations pursuant to Rule 144 promulgated under the Securities Act, (ii) the date on which such Shares have actually been sold and (iii) the date which is two years after the Subscription Closing. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement set forth in this Section 7.
b.   Notwithstanding anything to the contrary in this Subscription Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require the Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information

Annex K-11

that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than 2 occasions or for more than 60 consecutive calendar days, or more than 90 total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Subscriber will deliver to the Company or, in the Subscriber’s sole discretion destroy, all copies of the prospectus covering the Shares in the Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent the Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.
c.   In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform the Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense the Company shall:
(i)   Advise the Subscriber within 5 business days:
A.
when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

B.
of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

C.
of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

D.
of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

E.
subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Annex K-12

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the Subscriber of such events, provide the Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to the Subscriber of the occurrence of the events listed in (A) through (E) above constitutes material, nonpublic information regarding the Company;
(ii)
use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iii)
upon the occurrence of any Suspension Event, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its reasonable best efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(iv)
use its reasonable best efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Shares issued by the Company have been listed; and

(v)
use its reasonable best efforts to take all other steps necessary to effect the registration of the Shares contemplated hereby and to enable Subscriber to sell the Shares under Rule 144.

d.   The Subscriber may deliver written notice (an “Opt-Out Notice”) to the Company requesting that the Subscriber not receive notices from the Company otherwise required by this Section 7; provided, however, that the Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Subscriber (unless subsequently revoked), (i) the Company shall not deliver any such notices to the Subscriber and the Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Subscriber’s intended use of an effective Registration Statement, the Subscriber will notify the Company in writing at least two business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 7(d)) and the related suspension period remains in effect, the Company will so notify the Subscriber, within one business day of the Subscriber’s notification to the Company, by delivering to the Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide the Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.
e.   Certificates or book entry positions evidencing the Shares shall not contain any legend (including the legend referenced in Section 6(c) hereof), while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act. The Company shall cause its counsel to issue a legal opinion to the transfer agent promptly after the Effectiveness Date (but no later than two business days after the Effectiveness Date) if required by the transfer agent to effect the removal of the legend in accordance with the provisions of this Agreement. The Company shall pay all transfer agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any exercise notice delivered by the undersigned), stamp taxes and other taxes and duties levied in connection with the delivery of any Shares to the undersigned other than income and capital gains taxes of the undersigned that may be incurred in connection with the transactions contemplated hereby. Each of the undersigned, severally but not jointly, agrees with the Company that the undersigned will sell any Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Shares are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend

Annex K-13

from certificates representing Shares as set forth in this Section 7(e) is predicated upon the Company’s reliance upon this understanding.
f.   The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless the Subscriber (if the Subscriber is named as a selling shareholder under the Registration Statement), its officers, directors and agents, and each person who controls the Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable and documented costs of preparation and investigation and reasonable and documented attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 7, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Subscriber furnished in writing to the Company by the Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Company in a timely manner, (B) as a result of offers or sales effected by or on behalf of any person by means of a freewriting prospectus (as defined in Rule 405) that was not authorized in writing by the Company, or (C) in connection with any offers, sales or transfers effected by or on behalf of a Subscriber in violation of Section 7(e) hereof. The Company shall notify the Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by the Subscriber.
g.   The Subscriber shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, and each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding the Subscriber furnished in writing to the Company by the Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). In no event shall the liability of any Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Shares giving rise to such indemnification obligation. The Subscriber shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which the Subscriber is aware. Such indemnity shall remain in

Annex K-14

full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by the Subscriber.
8.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) following the execution of a definitive agreement among the Company, AdTheorent and the Merger Sub Entities with respect to the Transaction (the “Transaction Agreement”), such date and time as such Transaction Agreement is terminated in accordance with its terms without the Transaction being consummated, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if any of the conditions to the Subscription Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived on or prior to the Subscription Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Subscription Closing, or (d) at the election of the Subscriber, if the consummation of the Transaction shall not have occurred by the Outside Date (as defined in, and subject to any automatic extension as set forth in, the Transaction Agreement as of the date of this Agreement); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall promptly notify the undersigned of the termination of the Transaction Agreement after the termination of such agreement. For the avoidance of doubt, if any termination hereof occurs after the delivery by the Subscriber of the Purchase Price for the Shares, the Company shall promptly (but not later than one business day thereafter) return the Purchase Price to the Subscriber without any deduction for or on account of any tax, withholding, charges, or set-off.
9.   Trust Account Waiver.   The undersigned acknowledges that the Company is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. The undersigned further acknowledges that, as described in the Company’s prospectus relating to its initial public offering dated February 25, 2021 available at www.sec.gov, substantially all of the Company’s assets consist of the cash proceeds of the Company’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Company, its public stockholders and the underwriters of the Company’s initial public offering. For and in consideration of the Company entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account, in each case, as a result of, or arising out of, this Subscription Agreement; provided that nothing in this Section 9 shall be deemed to limit the undersigned’s right, title, interest or claim to the Trust Account by virtue of the undersigned’s record or beneficial ownership of Common Stock of the Company acquired by any means other than pursuant to this Subscription Agreement. Notwithstanding anything to the contrary contained in this Subscription Agreement, the provisions of this Section 9 shall survive the Subscription Closing or any termination of this Subscription Agreement and last indefinitely.
10.   No Short Sales.   The undersigned hereby agrees that, from the date of this Agreement until the earlier of the Subscription Closing and the termination of this Subscription Agreement, none of the undersigned, its controlled affiliates, or any person or entity acting on behalf of the undersigned or any of its controlled affiliates or pursuant to any understanding with the undersigned or any of its controlled affiliates will engage in any Short Sales with respect to securities of the Company. For purposes of this Section 10, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding anything to the contrary contained herein, the restrictions in this Section 10 shall not apply to (i) any sale (including the exercise of any redemption right) of securities of the Company (A) held by the Subscriber, its controlled affiliates or any person or entity acting on

Annex K-15

behalf of the Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (B) purchased by the Subscriber, its controlled affiliates or any person or entity acting on behalf of the Subscriber or any of its controlled affiliates in an open market transaction after the execution of this Subscription Agreement, or (ii) ordinary course hedging transactions so long as the sales or borrowings relating to such hedging transactions are not settled with the Shares subscribed for hereunder and the number of securities sold in such transactions does not exceed the number of securities owned or subscribed for at the time of such transactions. In addition, (i) nothing herein shall prohibit other entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in transaction contemplated hereby from entering into any Short Sales or engaging in other transactions and (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the restrictions in this Section 10 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.
11.   Miscellaneous.
a.   The Company shall, no later than 9:00 a.m., New York City time, on the first business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, the Transaction and any other material, nonpublic information that the Company or any of its officers, directors, employees or agents (including the Placement Agents) has provided to the undersigned at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, the undersigned shall not be in possession of any material, non-public information received from the Company or any of its officers, directors, employees or agents (including the Placement Agents) and the Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company, the Placement Agents, or any of their respective affiliates. Except with the express written consent of the Subscriber and unless prior thereto the Subscriber shall have executed a written agreement regarding the confidentiality and use of such information, the Company shall not, and shall cause its officers, directors, employees and agents, not to, provide Subscriber with any material, non-public information regarding the Company or the Transaction from and after the filing of the Disclosure Document, other than to the extent that providing notice to the Subscriber of the occurrence of the events listed in (A) through (E) of Section 7(c)(i) constitutes material, nonpublic information regarding the Company. Notwithstanding anything in this Subscription Agreement to the contrary, each party hereto acknowledges and agrees that without the prior written consent of the other party hereto it will not (and in the case of the Company it will cause its representatives, including the Placement Agents not to) publicly make reference to such other party or any of its affiliates (i) in connection with the Transaction or this Subscription Agreement (provided that the undersigned may disclose its entry into this Subscription Agreement and the Purchase Price) or (ii) in any promotional materials, media, or similar circumstances, except, in each case, as required by law or regulation or at the request of the Staff or regulatory agency or under the regulations of the Nasdaq Capital Market or Nasdaq, including, in the case of the Company (a) as required by the federal securities law in connection with the Registration Statement, (b) the filing of this Subscription Agreement (or a form of this Subscription Agreement) with the Commission and (c) the filing of the Registration Statement on Form S-4 and Schedule 14A and related materials to be filed by the Company with respect to the Transaction.
b.   Neither this Subscription Agreement nor any rights that may accrue to the undersigned hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned without the Company’s prior written consent. Notwithstanding the foregoing, this Subscription Agreement and any of Subscriber’s rights and obligations hereunder may be assigned to (i) any fund or account managed by the same investment manager or investment advisor as Subscriber or by an affiliate of such investment manager or investor advisor or (ii) any direct or indirect subsidiary of Subscriber, without the prior consent of the Company, provided that such assignee(s) agrees in

Annex K-16

writing to be bound by the terms hereof. Upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations provided for herein to the extent of such assignment; provided further that, no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager or investment advisor as Subscriber or by an affiliate of such investment manager or investment advisor or any direct or indirect subsidiary of Subscriber, unless consented to in writing by the Company.
c.   The Company may request from the undersigned such additional information as the Company may deem necessary to evaluate the eligibility of the undersigned to acquire the Shares, and the undersigned promptly shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures, provided that the Company agrees to keep confidential any such information to the extent such information is not in the public domain, was not provided lawfully to the Company by another source not under a duty of confidentiality and except to the extent disclosure of such information by the Company is compelled by law, court order or a self-regulatory organization such as the Nasdaq Capital Market or Nasdaq, or FINRA or required to be included in the Registration Statement, in which case, the Company shall provide the Subscriber with prior written notice of any disclosure of such information if reasonably practicable and legally permitted.
d.   The undersigned acknowledges that the Company and its counsel, the Placement Agents (with respect to the Placement Agents only pursuant to the penultimate sentence of this paragraph) and, only following the Subscription Closing and the Transaction Closing, AdTheorent, may rely on the acknowledgments, understandings, agreements, representations and warranties of the undersigned contained in this Subscription Agreement. The Company acknowledges that the Subscriber will rely on the acknowledgements, understandings, agreements, representations and warranties of the Company contained in this Subscription Agreement. Prior to the Subscription Closing, the undersigned agrees to notify the Company promptly if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the undersigned shall notify the Company if they are no longer accurate in all respects). The undersigned agrees that the purchase by the undersigned of Shares from the Company pursuant this Subscription Agreement will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the undersigned as of the Subscription Closing. The undersigned further acknowledges and agrees that the Placement Agents are third-party beneficiaries of the representations and warranties of the undersigned contained in Sections 6(a), 6(b), 6(c), 6(f), 6(g), 6(h), 6(i), 6(j), 6(k), 6(l), 6(o), 6(r), 6(s), 6(t), 6(u), 6(v) and 6(w) of this Subscription Agreement. The Company acknowledges and agrees that the Placement Agents are third-party beneficiaries of the representations, warranties and covenants of the Company contained in Section 5 of this Subscription Agreement.
e.   The Company and the Subscriber are entitled to rely upon this Subscription Agreement and the Company is irrevocably authorized to produce this Subscription Agreement or a copy hereof when required by law, regulatory authority, Nasdaq or the Nasdaq Capital Market to do so in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
f.   Except if required by law, Nasdaq or the Nasdaq Capital Market, without the prior written consent of the undersigned, the Company shall not, and shall cause its representatives, including the Placement Agents and their respective representatives, not to, disclose the existence of this Subscription Agreement or any negotiations related hereto, or to use the name of the undersigned or any information provided by the undersigned in connection herewith in or for the purpose of any marketing activities or materials or for any similar or related purpose, until such agreements are executed and disclosed publicly to the Commission.
g.   All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Subscription Closing.

Annex K-17

h.   This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought; provided that any rights (but not obligations) of a party under this Subscription Agreement may be waived, in whole or in part, by such party on its own behalf without the prior consent of any other party.
i.   This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as otherwise expressly set forth in subsection (d) of this Section 11, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.
j.   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
k.   If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
l.   This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
m.   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
n.   Notices.   Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier postage prepaid (receipt requested), (c) on the date sent by email (with no “bounceback” or notice of non-delivery, and provided that, unless affirmatively confirmed by the recipient as received, notice is also sent to such party under another method permitted in this Section 11(n) within two business days thereafter) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11(n)):
i.
if to the undersigned, to such address or addresses set forth on the undersigned’s signature page hereto;

ii.
if to the Company prior to the Transaction Closing, to:

MCAP Acquisition Corporation
311 South Wacker Drive, Suite 6400
Chicago, Illinois 60606
Attention: General Counsel, pgruszka@monroecap.com

Annex K-18

With a required copy to (which shall not constitute notice):
Nelson Mullins Riley & Scarborough, LLP
101 Constitution Avenue NW, Suite 900
Washington, DC 20001
Attention: Jon Talcott, jon.talcott@nelsonmullins.com
          Peter Strand, peter.strand@nelsonmullins.com
iii.
If to the Company after the Transaction Closing, to:

AdTheorent Holding Company, LLC
c/o H.I.G. Capital, L.L.C.
500 Boylston Street, 20th Floor
Boston, MA 02116
Attention: Eric Tencer
Email: etencer@higgrowth.com
With a required copy to (which shall not constitute notice):
Paul Hastings LLP
71 South Wacker Drive, 45th Floor
Chicago, IL 60606
Attention: Amit Mehta Email: amitmehta@paulhastings.com
and
Paul Hastings LLP
101 California, 48th Floor
San Francisco, CA 94111
Attention: Steve Camahort
Email: stevecamahort@paulhastings.com
o.   THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE.
THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11(n) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

Annex K-19

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(o).
[SIGNATURE PAGES FOLLOW]

Annex K-20

IN WITNESS WHEREOF, the undersigned has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
Name of Subscriber:	State/Country of Formation or Domicile:
By:
Name:
Title:
Name in which shares are to be registered (if different):	Date: , 2021
Subscriber’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Email Address:	Email Address:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10.00
The above Subscriber agrees that it shall pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice.
[Signature Page to Subscription Agreement]

Annex K-21

IN WITNESS WHEREOF, MCAP Acquisition Corporation has accepted this Subscription Agreement as of the date set forth below.
MCAP ACQUISITION CORPORATION
By:
Name:
Title:
Date: , 2021

Annex K-22

Annex L
PROXY CARD
FOR THE SPECIAL MEETING OF STOCKHOLDERS OF
MCAP ACQUISITION CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned appoints Zia Uddin and Mark Solovy (the “Proxies”) as proxies and each of them with full power to act without the other, each with the power to appoint a substitute and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of MCAP Acquisition Corporation (“MCAP”) held of record by the undersigned on           , 2021 at the Special Meeting of MCAP (“Stockholders Meeting”) to be held on           , 2021, or any postponement or adjournment thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the Stockholders Meeting or any adjournment or postponement thereof.
The undersigned acknowledges receipt of the accompanying proxy statement/prospectus and revokes all prior proxies for said Stockholders Meeting.
THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, 4, 5, 6 AND 7. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.
PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.
THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.
(Continued and to be marked, dated and signed on reverse side)
(1)
The Business Combination Proposal — To approve and adopt the Business Combination Agreement, dated as of July 27, 2021 (as may from time to time be amended, restated, supplemented or otherwise modified, the “BCA”), by and among MCAP, GRNT Merger Sub 1 LLC, a Delaware limited liability company (“Merger Sub 1”), GRNT Merger Sub 2 LLC, a Delaware limited liability company (“Merger Sub 2”), GRNT Merger Sub 3 LLC, a Delaware limited liability company (“Merger Sub 3”), GRNT Merger Sub 4 LLC, a Delaware limited liability company (“Merger Sub 4”), H.I.G. Growth —  AdTheorent Intermediate, LLC, a Delaware limited liability company, H.I.G. Growth  —  AdTheorent, LLC, a Delaware limited liability company, and AdTheorent, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including the merger of Merger Sub 1 with and into H.I.G. Growth — AdTheorent Intermediate, LLC, with H.I.G. Growth — AdTheorent Intermediate, LLC surviving as a wholly owned subsidiary of MCAP, immediately thereafter, the merger of H.I.G. Growth — AdTheorent Intermediate, LLC with and into Merger Sub 2, with Merger Sub 2 surviving as a wholly owned subsidiary of MCAP, immediately thereafter, the merger of Merger Sub 3 with and into AdTheorent, with AdTheorent surviving as a wholly owned subsidiary of MCAP and immediately thereafter, the merger of AdTheorent with and into Merger Sub 4, with Merger Sub 4 surviving as a wholly owned subsidiary of MCAP (the “Business Combination”);

☐ FOR ☐ AGAINST ☐ ABSTAIN
(2)
The Charter Amendment Proposal — To approve and adopt an amendment to MCAP’s current certificate of incorporation. A copy of the Second Amended and Restated Certificate of Incorporation (the “Proposed Charter”) is attached to the accompanying proxy statement/prospectus as Annex B.

☐ FOR ☐ AGAINST ☐ ABSTAIN

Annex L-1

(3)
The Advisory Charter Proposals — To consider and vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the Proposed Charter, being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as eight separate sub-proposals (which we refer to, collectively, as the “Advisory Charter Proposals”):

a. Advisory Charter Proposal A  —   to provide that the total number of shares of all classes of capital stock which the Company will have authority to issue is 370,000,000 shares, consisting of (i) 350,000,000 shares of common stock, par value $0.0001 per share and (ii) 20,000,000 shares of preferred stock, par value $0.0001 per share.
☐ FOR	☐ AGAINST	☐ ABSTAIN
b. Advisory Charter Proposal B — to provide that the capital stock consists of common and preferred stock only and does not delineate classes of common stock.
☐ FOR	☐ AGAINST	☐ ABSTAIN
c. Advisory Charter Proposal C — to provide for the waiver of the corporate opportunity doctrine with respect to H.I.G. and its affiliates and any Non-Employee Director or his or her affiliates.
☐ FOR	☐ AGAINST	☐ ABSTAIN
d. Advisory Charter Proposal D — to provide that certain actions under the Proposed Charter relating to the nomination and election of directors are subject to the Stockholders Agreement. Pursuant to the Stockholders Agreement, the Blocker Member and the Sponsor will have certain rights to designate directors to the combined company’s board of directors.
☐ FOR	☐ AGAINST	☐ ABSTAIN
e. Advisory Charter Proposal E — to provide that any action required or permitted to be taken by the stockholders of the combined company must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.
☐ FOR	☐ AGAINST	☐ ABSTAIN
f. Advisory Charter Proposal F — to provide that amendments to the Proposed Charter will require the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock of the combined company entitled to vote, voting together as a single class.
☐ FOR	☐ AGAINST	☐ ABSTAIN
g. Advisory Charter Proposal G — to provide that directors may be removed by the affirmative vote of the holders of at least 66 2/3% of voting stock of the combined company entitled to vote at an election of directors.
☐ FOR	☐ AGAINST	☐ ABSTAIN
h. Advisory Charter Proposal H — to (i) provide that the post-business combination company’s corporate name would change from “MCAP Acquisition Corporation” to “AdTheorent Holding Company, Inc.” and make the Company’s corporate existence perpetual and (ii) remove certain provisions related to MCAP’s status as a blank check company that will no longer apply upon consummation of the business combination.
☐ FOR	☐ AGAINST	☐ ABSTAIN

(4)
The Director Election Proposal — To elect nine directors to serve staggered terms on the Company’s board of directors until the 2022, 2023 and 2024 annual meeting of stockholders, respectively (as indicated below) and until their respective successors are duly elected and qualified.

Annex L-2

2022 Meeting
Ben Tatta
John Black
Danielle Qi
2023 Meeting
Vineet Mehra
Richard Boghosian
Zia Uddin
2023 Meeting
Kihara Kiarie
Eric Tencer
James Lawson
☐ FOR ALL ☐ WITHHOLD ALL ☐ FOR ALL EXCEPT:

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below
(5)
The Long-Term Incentive Plan Proposal — To approve and adopt the 2021 Long-Term Incentive Plan to be effective after the closing of the Business Combination. A copy of the 2021 Long-Term Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex D.

☐ FOR ☐ AGAINST ☐ ABSTAIN
(6)
The ESPP Proposal — To approve and adopt the 2021 Employee Stock Purchase Plan (“ESPP”) to be effective after the closing of the Business Combination. A copy of the 2021 Employee Stock Purchase Plan is attached to the accompanying proxy statement/prospectus as Annex E.

☐ FOR ☐ AGAINST ☐ ABSTAIN
(7)
The Nasdaq Proposal — To approve, (i) for purposes of complying with Nasdaq Listing Rules 5635(a) and (b), the issuance of more than 20% of the issued and outstanding Class A common stock and the resulting change in control in connection with the Business Combination, and (ii) for the purposes of complying with Nasdaq Listing Rules 5635(d) the issuance of more than 20% of the issued and outstanding shares of Class A common stock in the PIPE Financing (as defined in the accompanying proxy statement/prospectus), upon the completion of the Business Combination.”

☐ FOR ☐ AGAINST ☐ ABSTAIN
(8)
The Adjournment Proposal — To adjourn the Stockholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Stockholders Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

☐ FOR ☐ AGAINST ☐ ABSTAIN
STOCKHOLDER CERTIFICATION:
I hereby certify that I am not acting in concert, or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), with any other stockholder with respect to the shares of common stock of MCAP Acquisition Corporation owned by me. I further certify that I am not exercising Redemption Rights with respect to 15% or more of MCAP Acquisition Corporation Public Shares (as defined in the accompanying proxy statement/prospectus).	☐
MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT.	☐

Annex L-3

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.
Signature	Signature	Date
Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in corporate name by an authorized officer, giving full title as such. If stockholder is a partnership, sign in partnership name by an authorized person, giving full title as such.

Annex L-4

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.    Indemnification of Directors and Officers
Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
The Proposed Certificate of Incorporation, which will become effective upon completion of the Business Combination, will provide that, to the fullest extent permitted by the DGCL (including, but not limited to Section 102(b)(7) of the DGCL), a director of the Post-Combination Company will not be personally liable to the Post-Combination Company or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, the Proposed Certificate of Incorporation will provide that if the DGCL is amended to further eliminate or limit the liability of directors, then the liability of a director of the Post-Combination Company will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The Proposed Certificate of Incorporation will further provide that any repeal or modification of the foregoing provisions by its stockholders will not adversely affect any right or protection of a director of the Post-Combination Company with respect to any acts or omissions occurring prior to the time of such repeal or modification.
The Proposed Certificate of Incorporation will provide that each person who is or was a director or officer of the Post-Combination Company or any predecessor or is or was serving at the request of the Post-Combination Company or any predecessor as a director or officer of another enterprise (including the testator or intestate of such person) will be indemnified and advanced expenses by the Post-Combination Company to the fullest extent authorized or permitted by the DGCL or any other applicable laws.
In connection with the Business Combination, the Post-Combination Company will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that the Post-Combination Company will indemnify each of its directors and such officers to the fullest extent permitted by law and its certificate of incorporation and its bylaws.
The Post-Combination Company will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of the Post-Combination Company arising out of claims based on acts or omissions in their capacities as directors or officers.
Item 21.    Exhibits and Financial Statements Schedules
(a)   The following exhibits are filed as part of this registration statement
Exhibit Index
Exhibit No.	Description
2.1++†	Business Combination Agreement, dated effective July 27, 2021, by and among Registrant, the Merger Subs named therein, H.I.G. Growth — AdTheorent Intermediate, LLC, H.I.G. Growth — AdTheorent, LLC and AdTheorent Holding Company, LLC (incorporated by reference to Exhibit 2.1 of Form 8-K filed by the Registrant with the SEC on July 27, 2021).
3.1++	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 of Form S-1/A filed by the Registrant with the SEC on February 12, 2021).
3.2++	Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 of Form S-1 filed by the Registrant with the SEC on February 1, 2021).
4.1++	Specimen Class A Common Stock certificate of Registrant (incorporated by reference to Exhibit 4.2 of Form S-1/A filed by the Registrant with the SEC on February 12, 2021).
4.2++	Specimen Warrant Certificate (included in Exhibit 4.3).
4.3++	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.4 of Form S-1/A filed by the Registrant with the SEC on February 12, 2021).
5.1++	Opinion of Nelson Mullins Riley & Scarborough LLP.
8.1++	Tax opinion of Greenberg Traurig, LLP.
10.1++^	Member Support Agreement, dated July 27, 2021, by Registrant and certain members of AdTheorent (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Registrant with the SEC on July 27, 2021).
10.2++	Sponsor Support Agreement, dated July 27, 2021, by Registrant, Sponsor and AdTheorent (incorporated by reference to Exhibit 10.2 of Form 8-K filed by the Registrant with the SEC on July 27, 2021).
10.3++	Form of Subscription Agreement, by and between Registrant and the undersigned subscriber parties thereto (incorporated by reference to Exhibit 10.3 of Form 8-K filed by the Registrant with the SEC on July 27, 2021).
10.4++	Form of Registration Rights Agreement (included Annex H to the proxy statement/prospectus which forms a part of this registration statement).
10.5++	Form of Stockholders Agreement (included Annex J to the proxy statement/prospectus which forms a part of this registration statement).
10.6++	Letter Agreement by and among the Registrant and its officers, directors and Sponsor, dated as of March 2, 2021 (incorporated by reference to Exhibit 10.1 of Form 8-K filed by the Registrant with the SEC on March 2, 2021).
10.7++	Investment Management Trust Agreement, dated as of March 2, 2021, between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 10.2 of Form 8-K filed by the Registrant with the SEC on March 2, 2021).

Exhibit Index
Exhibit No.	Description
10.8++	Registration Rights Agreement, dated as of March 2, 2021, among the Registrant, the Sponsor and certain securityholders (incorporated by reference to Exhibit 10.3 of Form 8-K filed by the Registrant with the SEC on March 2, 2021).
10.9#++	2021 Long-Term Incentive Plan (included as Annex D to the proxy statement/prospectus which forms a part of this registration statement).
10.10#++	Employee Stock Purchase Plan (included as Annex E to the proxy statement/prospectus which forms a part of this registration statement).
10.12#++	AdTheorent Holding Company, LLC 2017 Interest Option Plan
10.13#++	AdTheorent Holding Company, LLC Form(s) of Participant Interest Agreement
10.14#++	AdTheorent Holding Company, LLC Form of Notice of Restricted Interest Unit Award
10.15#++	AdTheorent Form of 2021 Performance Bonus Policy (Executive)
10.16#++	Participant Interest Agreement, dated as of October 1, 2017, by and between AdTheorent Holding Company LLC and James Lawson
10.17#++	Participant Interest Agreement, dated as of May 6, 2019, by and between AdTheorent Holding Company LLC and James Lawson
10.18#++	Employment Agreement, dated as of December 22, 2016, between AdTheorent, Inc. and James Lawson, as amended by the First Amendment, dated as of January 1, 2019, and as further amended by the Second Amendment, dated as of January 1, 2021
10.19#++	Notice of Restricted Interest Unit Award, dated as of July 28, 2021, by and between AdTheorent Holding Company, LLC and James Lawson
10.20#++	Participant Interest Agreement, dated as of May 6, 2019, by and between AdTheorent Holding Company LLC and Bill Todd
10.21#++	Participant Interest Agreement, dated as of October 1, 2017, by and between AdTheorent Holding Company LLC and Chuck Jordan
10.22#++	Participant Interest Agreement, dated as of February 15, 2018, by and between AdTheorent Holding Company LLC and Chuck Jordan
10.23#++	Participant Interest Agreement, dated as of May 6, 2019, by and between AdTheorent Holding Company LLC and Chuck Jordan
23.1	Consent of Marcum LLP, independent registered accounting firm for the Registrant.
23.2	Consent of BDO USA LLP, independent registered accounting firm for AdTheorent.
23.3++	Consent of Nelson Mullins Riley & Scarborough LLP (included as part of Exhibit 5.1).
24.1++	Power of Attorney (included on the signature page to this registration statement).
99.1++	Consent of James Lawson to be named as a director nominee.
99.2++	Consent of Eric Tencer to be named as a director nominee.
99.3++	Consent of Rich Boghosian to be named as a director nominee.
99.4++	Consent of Danielle Qi to be named as a director nominee.
99.5++	Consent of John Black to be named as a director nominee.
99.6++	Consent of Ben Tatta to be named as a director nominee.
99.7++	Consent of Vineet Mehra to be named as a director nominee.
99.8++	Consent of Kihara Kiarie to be named as a director nominee.
101.INS XBRL++	Instance Document
101.SCH XBRL++	Taxonomy Extension Schema Document
101.CAL XBRL++	Taxonomy Extension Calculation Linkbase Document
101.DEF XBRL++	Taxonomy Extension Definition Linkbase Document

Exhibit Index
Exhibit No.	Description
101.LAB XBRL++	Taxonomy Extension Label Linkbase Document
101.PRE XBRL++	Taxonomy Extension Presentation Linkbase Document

#
Indicates management contract or compensatory plan or arrangement.

+
To be filed by amendment.

++
Previously filed.

†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

^
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22.    Undertakings
The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(7)    That every prospectus (i) that is filed pursuant to paragraph (6) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(8)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(9)    To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(10)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 29, 2021.
MCAP ACQUISITION CORPORATION
By:
/s/ Theodore L. Koenig

Name:
Theodore L. Koenig

Title:
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Theodore L. Koenig Theodore L. Koenig	Chairman and Chief Executive Officer (Principal Executive Officer)	November 29, 2021
* Zia Uddin	Co-President	November 29, 2021
* Mark A. Solovy	Co-President	November 29, 2021
* Scott A. Marienau	Chief Financial Officer (Principal Financial and Accounting Officer)	November 29, 2021
* Peter Gruszka	Director	November 29, 2021
* Thomas J. Allison	Director	November 29, 2021
* John C. Chrystal	Director	November 29, 2021
* Roger Schoenfeld	Director	November 29, 2021

*
The undersigned, by signing his name hereto, does hereby sign this Amendment No. 6 to the Registration Statement on Form S-4 pursuant to powers of attorney executed on behalf of the above-indicated officers and directors of the Registrant and previously filed on behalf of the Registrant.

      By:
/s/ Theodore L. Koenig

      Name: Theodore L. Koenig